Form 10-K, Exhibit 13
period 1999-12-31
CORPORATE OFFICE PROPERTIES TRUST
filed 2000-03-16
CIK 860546

                                                                    EXHIBIT 13.1


SELECTED FINANCIAL DATA

     The following table contains selected financial data for each of the years ended December 31, 1995 through 1999. Our selected financial data for the years reported is not comparable due to our growth resulting from property acquisitions and other changes in our organization. Since this information is only a summary, you should refer to our consolidated financial statements and the section of this report entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information.


                        CORPORATE OFFICE PROPERTIES TRUST
  (DOLLAR AND SHARE INFORMATION IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)



                                                    1999          1998         1997         1996         1995
                                                  --------     --------     --------     --------    --------
Revenues
   Rental revenue ............................    $ 70,101     $ 35,676     $  6,122     $  2,477    $  2,436
   Tenant recoveries and other revenue .......      11,011        4,538          496           32          48
                                                  --------     --------     --------     --------    --------
       Total revenues ........................      81,112       40,214        6,618        2,509       2,484
                                                  --------     --------     --------     --------    --------
Expenses
   Property operating ........................      22,325        9,632          728           31          42
   General and administrative ................       3,204        1,890          533          372         336
   Interest ..................................      21,808       12,207        2,855        1,246       1,267
   Amortization of deferred financing costs ..         975          423           64           13          13
   Depreciation and other amortization .......      12,075        6,285        1,267          554         554
   Reformation costs (1) .....................          --          637           --           --          --
   Termination of advisory agreement (2) .....          --           --        1,353           --          --
                                                  --------     --------     --------     --------    --------
       Total expenses ........................      60,387       31,074        6,800        2,216       2,212
                                                  --------     --------     --------     --------    --------
Income (loss) before equity in income of
   Service Companies, gain on sales of
   rental properties, minority interests
   and extraordinary item ....................      20,725        9,140         (182)         293         272
Equity in income of Service Companies ........         198          139           --           --          --
                                                  --------     --------     --------     --------    --------
Income (loss) before gain on sales of
  rental properties, minority interests
  and extraordinary item .....................      20,923        9,279         (182)         293         272
Gain on sales of rental properties ...........       1,140           --           --           --          --
                                                  --------     --------     --------     --------    --------
Income (loss) before minority interests
  and extraordinary item .....................      22,063        9,279         (182)         293         272
Minority interests ...........................      (6,077)      (4,583)        (785)          --          --
                                                  --------     --------     --------     --------    --------
Income (loss) before extraordinary item ......      15,986        4,696         (967)         293         272
Extraordinary item - loss on early
     retirement of  debt .....................        (903)          --           --           --          --
                                                  --------     --------     --------     --------    --------
Net income (loss) ............................      15,083        4,696         (967)         293         272
Preferred Share dividends ....................      (2,854)        (327)          --           --          --
                                                  --------     --------     --------     --------    --------
Net income (loss) available to Common
   Shareholders ..............................    $ 12,229     $  4,369     $   (967)    $    293    $    272
                                                  ========     ========     ========     ========    ========
Basic earnings (loss) per Common Share
  Income (loss) before extraordinary item ....    $   0.77     $   0.48     $  (0.60)    $   0.21    $   0.19
                                                  ========     ========     ========     ========    ========
  Net income (loss) ..........................    $   0.72     $   0.48     $  (0.60)    $   0.21    $   0.19
                                                  ========     ========     ========     ========    ========
Diluted earnings (loss) per Common Share
  Income (loss) before extraordinary item ....    $   0.70     $   0.47     $  (0.60)    $   0.21    $   0.19
                                                  ========     ========     ========     ========    ========
  Net income (loss)............, .............    $   0.66     $   0.47     $  (0.60)    $   0.21    $   0.19
                                                  ========     ========     ========     ========    ========
Weighted average shares outstanding - basic ..      16,955        9,099        1,601        1,420       1,420
Weighted average shares outstanding - diluted       22,574       19,237        1,601        1,420       1,420




                                                    1999            1998          1997            1996           1995
                                                  --------        --------      --------        --------       --------
BALANCE SHEET DATA (AS OF PERIOD END):
Commercial real estate properties, net ........    $ 696,489      $ 546,887      $ 188,625      $  23,070      $  23,624
Total assets ..................................    $ 721,034      $ 563,677      $ 193,534      $  24,197      $  24,779
Mortgage and other loans payable ..............    $ 399,627      $ 306,824      $ 114,375      $  14,658      $  14,916
Total liabilities .............................    $ 416,298      $ 317,700      $ 117,008      $  15,026      $  15,191
Minority interests ............................    $ 112,635      $  77,196      $  64,862      $      --      $      --
Shareholders' equity ..........................    $ 192,101      $ 168,781      $  11,664      $   9,171      $   9,588
Debt to market capitalization .................         57.6%          58.7%          53.1%          66.3%          68.9%
Debt to undepreciated real estate assets ......         55.9%          55.1%          59.6%          58.6%          59.6%

OTHER FINANCIAL DATA (FOR THE YEAR ENDED):
Cash flows provided by (used in):
   Operating activities .......................    $  32,296      $  12,863      $   3,216      $     840      $     678
   Investing activities .......................    $(125,836)     $(183,650)     $     973      $     127      $    (551)
   Financing activities .......................    $  93,567      $ 169,741      $  (1,052)     $    (967)     $  (1,001)
Funds from operations - basic (3) .............    $  27,428      $  12,415      $   1,718      $     847      $     827
Funds from operations - diluted (3) ...........    $  31,401      $  16,154      $   2,438      $     847      $     827
Adjusted funds from operations - diluted (4) ..    $  26,056      $  13,831      $   2,143      $     780      $     760
Cash dividends declared per Common Share ......    $    0.74      $    0.66      $    0.50      $    0.50      $    0.50
Payout ratio (5) ..............................        64.31%         74.63%         74.20%         83.83%         85.85%
Interest coverage (6) .........................         2.56           2.36           1.88           1.69           1.66
Ratio of earnings to combined fixed charges and
   Preferred Share dividends ..................         1.48           1.33           0.75           1.23           1.21

PROPERTY DATA (AS OF PERIOD END):
Number of properties owned ....................           79             57             17              7              7
Total rentable square feet owned (in thousands)        6,076          4,977          1,852            370            370



(1) Reflects a non-recurring expense of $637 associated with our reformation as a Maryland REIT during the first quarter of 1998. We have eliminated this transaction in determining funds from operations since it is not expected to have a continuing impact.

(2) Reflects a non-recurring expense of $1,353 associated with the termination of an advisory agreement during the fourth quarter of 1997. We have eliminated this transaction in determining funds from operations since it is not expected to have a continuing impact.

(3) We consider Funds from Operations ("FFO") to be meaningful to investors as a measure of the financial performance of an equity REIT when considered with the financial data presented under generally accepted accounting principles ("GAAP"). Under the National Association of Real Estate Investment Trusts' ("NAREIT") definition, FFO means net income (loss) computed using generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Further, if the conversion of securities into Common Shares is dilutive, we exclude any GAAP income allocated to these securities in computing FFO. The FFO we present may not be comparable to the FFO of other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO. FFO is not the same as cash generated from operating activities or net income determined in accordance with GAAP. FFO is not necessarily an indication of our cash flow available to fund cash needs. Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing when evaluating our liquidity or ability to make cash distributions or pay debt service.

(4) We compute adjusted funds from operations-diluted by subtracting straight-line rent adjustments and recurring capital improvements from funds from operations-diluted.

(5) We compute payout ratio by dividing total Common and convertible Preferred Share dividends and total distributions reported for the year by funds from operations-diluted.


(6) We compute interest coverage by dividing earnings before interest, depreciation and amortization by interest expense. We compute earnings before interest, depreciation and amortization by subtracting property operating and general and administrative expenses from the sum of total revenues and equity in income of Service Companies

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Over the last three years, we completed a significant number of acquisitions. Our portfolio consisted of seven retail properties as of December 31, 1996. At that time, we relied on an external advisory agreement for all of our management and administrative needs. In October 1997, we acquired ten office properties and certain management and staffing functions in connection with a transaction which led to the termination of our external advisory agreement. During 1998, we acquired 38 office and two retail properties. Also during 1998, we added management and other staffing functions to support the growth of our portfolio and enhance our organizational infrastructure to more efficiently meet tenant needs and further grow the Company. During 1999, we acquired 29 office properties, completed construction of two new office properties and sold seven retail properties and two office properties. We financed these acquisitions and construction activities by using debt, proceeds from sales of properties and issuing Common Shares, Preferred Shares and ownership interests in Corporate Office Properties, L.P., our Operating Partnership. As of December 31, 1999, our portfolio included 77 office and two retail properties. Due to these significant changes in our real estate portfolio and operating structure, our results of operations changed dramatically.

     We conduct almost all of our operations through our Operating Partnership, for which we are the managing general partner. The Operating Partnership owns real estate both directly and through subsidiary partnerships and limited liability companies. The Operating Partnership also owns the principal economic interest and, collectively with our Chief Executive Officer and Chief Operating Officer, 49.5% of the voting stock of Corporate Office Management, Inc. ("COMI"). We refer to COMI and its subsidiaries as the "Service Companies". Interests in our Operating Partnership are in the form of Common and Preferred Units. As of December 31, 1999, we owned approximately 60% of the outstanding Common Units and approximately 70% of the outstanding Preferred Units. The remaining Common and Preferred Units in our Operating Partnership were owned by third parties, which included certain of our officers and Trustees.

     In this section, we discuss our financial condition and results of operations for 1999 and 1998. This section includes discussions on:

- why various components of our Consolidated Statements of Operations changed from 1998 to 1999 and from 1997 to 1998,
-    what our primary sources and uses of cash were in 1999,
- how we raised cash for acquisitions and other capital expenditures during 1999,
-    how we intend to generate cash for future capital expenditures, and
-    the computation of our funds from operations for 1999, 1998 and 1997.

     You should refer to our consolidated financial statements and selected financial data table as you read this section.

     This section contains "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, estimates and projections about future events and financial trends affecting the financial condition of the business. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, actual results may differ materially. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

     Important facts that may affect these expectations, estimates or projections include, but are not limited to: our ability to borrow on favorable terms; general economic and business conditions, which will, among other things affect office property demand and rents, tenant creditworthiness, interest rates and financing availability; adverse changes in the real estate markets including, among other things, competition with other companies; risks of real estate acquisition and development; governmental actions and initiatives and environmental requirements.

                        CORPORATE OFFICE PROPERTIES TRUST
                        OPERATING DATA VARIANCE ANALYSIS

        (DOLLARS FOR THIS TABLE ARE IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       For the Years Ended December 31,        For the Years Ended December 31,
                                                 ---------------------------------------  --------------------------------------
                                                   1999       1998     Variance  %Change    1998      1997    Variance   %Change
                                                 --------   --------   --------  -------  --------  --------  --------   -------
Revenues
   Rental revenue                                $ 70,101   $ 35,676   $ 34,425    96%    $ 35,676  $  6,122  $ 29,554     483%
   Tenant recoveries and other revenue             11,011      4,538      6,473   143%       4,538       496     4,042     815%
                                                 --------   --------   --------           --------  --------  --------
     Total revenues                                81,112     40,214     40,898   102%      40,214     6,618    33,596     508%
                                                 --------   --------   --------           --------  --------  --------
Expenses
   Property operating                              22,325      9,632     12,693   132%       9,632       728     8,904   1,223%
   General and administrative                       3,204      1,890      1,314    70%       1,890       533     1,357     255%
   Interest and amortization of deferred
     financing costs                               22,783     12,630     10,153    80%      12,630     2,919     9,711     333%
   Depreciation and other amortization             12,075      6,285      5,790    92%       6,285     1,267     5,018     396%
   Reformation costs                                   --        637       (637) (100%)        637        --       637     N/A
   Termination of advisory agreement                   --         --         --    --           --     1,353    (1,353)   (100%)
                                                 --------   --------   --------           --------  --------  --------
       Total expenses                              60,387     31,074     29,313    94%      31,074     6,800    24,274     357%
                                                 --------   --------   --------           --------  --------  --------
Income (loss) before equity in income of
     Service Companies, gain on sales of
     rental properties, minority interests
     and extraordinary item                        20,725      9,140     11,585   127%       9,140      (182)    9,322     N/A
Equity in income of Service Companies                 198        139         59    42%         139        --       139     N/A
Gain on sales of rental properties                  1,140         --      1,140   N/A           --        --        --     N/A
                                                 --------   --------   --------           --------  --------  --------
Income (loss) before minority interests and
     extraordinary item                            22,063      9,279     12,784   138%       9,279      (182)    9,461     N/A
Minority interests                                 (6,077)    (4,583)    (1,494)   33%      (4,583)     (785)   (3,798)    484%
Extraordinary item - loss on early
     retirement of debt                              (903)        --       (903)  N/A           --        --        --     N/A
                                                 --------   --------   --------           --------  --------  --------
Net income (loss)                                  15,083      4,696     10,387   221%       4,696      (967)    5,663     N/A
Preferred Share dividends                          (2,854)      (327)    (2,527)  773%        (327)       --      (327)    N/A
                                                 --------   --------   --------           --------  --------  --------
Net income (loss) available to
     Common Shareholders                         $ 12,229   $  4,369   $  7,860   180%    $  4,369  $   (967) $  5,336     N/A
                                                 ========   ========   ========           ========  ========  ========
Basic earnings (loss) per Common Share
   Income (loss) before extraordinary item       $   0.77   $   0.48   $   0.29    60%    $   0.48  $  (0.60) $   1.08     N/A
   Net income (loss)                             $   0.72   $   0.48   $   0.24    50%    $   0.48  $  (0.60) $   1.08     N/A
Diluted earnings (loss) per Common Share
   Income (loss) before extraordinary item       $   0.70   $   0.47   $   0.23    49%    $   0.47  $  (0.60) $   1.07     N/A
   Net income (loss)                             $   0.66   $   0.47   $   0.19    40%    $   0.47  $  (0.60) $   1.07     N/A


RESULTS OF OPERATIONS

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1999 AND 1998

     Our total revenues increased $40.9 million or 102%, of which $34.4 million was generated by rental revenue and $6.5 million by tenant recoveries and other revenue. Tenant recovery revenue includes payments from tenants as reimbursement for property taxes, insurance and other property operating expenses. Our growth in revenues was due primarily to our property acquisitions in 1998 and 1999, although revenues increased $700,000 or 4% on the operations of office properties owned since the beginning of 1998 and $2.0 million due to additional interest and real estate service revenue earned in 1999, offset by a $1.6 million decrease due to the absence of revenues from Midwest region retail properties sold during 1999.

     Our total expenses increased $29.3 million or 94% due mostly to the effects of the increases in property operating, interest expense and amortization of deferred financing costs, depreciation and other amortization and general and administrative expenses described below. However, our 1998 expenses also included $637,000 in nonrecurring costs associated with our reformation into a Maryland REIT in March 1998.

     Our property operating expenses increased $12.7 million or 132% due mostly to our property acquisitions, although property operating expenses increased $268,000 or 7% on the operations of office properties owned since the beginning of 1998. Our property operating expenses increased as a percentage of total revenue from 24% to 28% due to more of our leases being written on a gross basis (meaning we incur operating expenses) versus a net basis (meaning the tenant incurs operating expenses directly). Our interest expense and amortization of deferred financing costs increased $10.2 million or 80% due mostly to our borrowings and assumptions of debt needed to finance property acquisitions which amount includes a decrease of $724,000 attributable to our Midwest region retail property sales. Our depreciation and other amortization expense increased $5.8 million or 92% due mostly to our property acquisitions which amount includes a decrease of $359,000 attributable to our Midwest region retail property sales.

     Our general and administrative expenses increased $1.3 million or 70%. Much of this increase is due to the management and other staffing functions added during 1998 that were in place for all of 1999. Approximately $255,000 of this increase is due to additional professional fees for audit, legal and tax preparation required to support the increased complexity of our organization resulting from our growth and the creation of our Operating Partnership and the Service Companies. This increase was partially offset by a $235,000 decrease in costs expensed in exploring possible acquisitions that did not occur. Our general and administrative expenses decreased as a percentage of total revenue from 4.7% to 4.0%.

     Our income before minority interests and extraordinary item also includes the gain we realized on the sale of six of our retail properties in 1999 and a $59,000 increase in our equity in the income of the Service Companies. These Service Companies are not included as consolidated subsidiaries in our financial statements.

     As a result of the above factors, our income before minority interests and extraordinary item increased by $12.8 million or 138%. The amounts reported for minority interests on our Consolidated Statements of Operations represent primarily the portion of the Operating Partnership's net income not allocated to us. Our income allocation to minority interests increased $1.5 million or 33% due to the increase in the Operating Partnership's net income. However, the percentage of income allocated to minority interests decreased due to a higher weighted average ownership of the Operating Partnership by us during the year.

     Our net income available to Common Shareholders increased $7.9 million or 180% due to the factors discussed above, partially offset by a $903,000 loss on the early retirement of debt and a $2.5 million increase in Preferred Share dividends due to the Series A Cumulative Convertible Preferred Shares of beneficial interest ("Series A Preferred Shares") issued in 1998 that were in place for the entire year and the Series B Cumulative Redeemable Preferred Shares of beneficial interest ("Series B Preferred Shares") issued in 1999. Our diluted earnings per Common Share on net income increased $0.19 per share or 40% due to the effect of the increase in net income being proportionately greater than the dilutive effects of issuing additional Common Shares and securities that are convertible into our Common Shares.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1998 AND 1997:

     Our total revenues increased $33.6 million or 508%, of which $29.6 million was generated by rental revenue and $4.0 million by tenant recoveries and other revenue. Our growth in revenues was due primarily to our property acquisitions in 1998 and the impact of a full year of operations for the properties we acquired in October 1997.

     Our total expenses increased $24.3 million or 357% due mostly to the effects of the increases in property operating expenses and depreciation and amortization, interest expense and amortization of deferred financing costs and general and administrative expenses described below. In addition to these items, our 1998 expenses included $637,000 in costs associated with our reformation into a Maryland REIT in March 1998. Our 1997 expenses included $1.4 million in costs to terminate the external advisory agreement.

     Our property operating expenses increased $8.9 million or 1,223% and our depreciation and other amortization increased $5.0 million or 396% due primarily to our property acquisitions. Our interest expense and amortization of deferred financing costs increased $9.7 million or 333% because of our borrowings and assumptions of debt needed to finance property acquisitions.

     Our general and administrative expenses increased $1.4 million or 255%. Of this increase, $282,000 are costs we expensed in exploring possible property acquisitions that did not occur. The remaining increase is due mostly to the management and staffing functions added during 1997 being in place for the entire year and the addition of new management and staffing functions during 1998.

     Our 1998 income before minority interests also includes our equity in income from the Service Companies, which were established in 1998.

     As a result of the above factors, our income before minority interests increased by $9.5 million. Our income allocation to minority interests increased $3.8 million or 484%. Minority interests resulted from our creation of the Operating Partnership in October 1997. The percentage of income allocated to minority interests decreased during 1998 as our percentage ownership of the Operating Partnership increased. The increase in income allocated to minority interests is due to the effects of the minority interests that were outstanding for all of 1998, offset by the decreased percentage of income allocated to minority interests later in the year.

     Our net income available to Common Shareholders increased $5.3 million due to the factors discussed above partially offset by $327,000 in dividends declared on our Series A Preferred Shares issued in 1998. Our diluted earnings per Common Share increased $1.07 per share due to the effect of the increase in net income being proportionately greater than the dilutive effects of the issuance of our Common Shares and securities that are convertible into our Common Shares.

LIQUIDITY AND CAPITAL RESOURCES

CAPITALIZATION

     Cash provided from operations represented our primary source of liquidity to fund distributions, pay debt service and fund working capital requirements. We expect to continue to meet our short-term capital needs from property cash flow, including all property expenses, general and administrative expenses, interest expense, dividend and distribution requirements and recurring capital improvements and leasing commissions. We do not anticipate borrowing to meet these requirements.

We have financed our property acquisitions using a combination of borrowings secured by our properties, proceeds from sales of properties and the equity issuances of Common and Preferred Units in our Operating Partnership and Common and Preferred Shares. We use our secured revolving credit facility with Deutsche Banc Alex. Brown (the "Revolving Credit Facility") to finance much of our investing and financing activities. We pay down our Revolving Credit Facility using proceeds from long-term borrowings collateralized by our properties as attractive financing conditions arise and equity issuances as attractive equity market conditions arise. On December 28, 1999, we obtained a $50.0 million line of credit with Prudential Securities Credit Corporation (the "Prudential Line of Credit"). Amounts available under the Revolving Credit Facility and the Prudential Line of Credit are computed based on 65% of the appraised value of properties pledged as collateral. As of February 10, 2000, the maximum amount available under our Revolving Credit Facility was $99.4 million, of which $37.9 million was unused. As of February 10, 2000, none of our properties were pledged as collateral for the Prudential Line of Credit and therefore no borrowings were available.

     Our debt strategy favors long-term, fixed rate, secured debt over variable-rate debt to minimize the risk of short-term increases in interest rates. As of December 31, 1999, 70% of our mortgage and other loans payable balance carried fixed interest rates.

     As of December 31, 1999, we had $180.2 million in mortgage and other loans payable maturing in 2000. On February 8, 2000 we extended the maturity of $57.5 million of these 2000 loan maturities to May 2001. Also included in the 2000 loan maturities is a $100.0 million loan that may be extended for two one-year periods, subject to certain conditions; we expect to extend this loan for a one-year period during 2000 and as of December 31, 1999 are in compliance with the necessary conditions. We expect to repay the remaining balance of the 2000 loan maturities through a combination of borrowings from existing credit facilities and new loans and cash from operations.

     We are under contract to purchase two parcels of land contiguous to certain of our existing operating properties. The purchase price will be determined based upon the square footage of the area contained in the buildings to be constructed on the land parcels. We have no other contractual obligations as of December 31, 1999 for property acquisitions or material capital costs other than the completion of the five construction projects and one redevelopment project discussed below and tenant improvements and leasing costs in the ordinary course of business.

     We expect to meet our long-term capital needs through a combination of cash from operations, additional borrowings from existing credit facilities and new loans and additional equity issuances of Common Shares, Preferred Shares, Common Units and/or Preferred Units. We have an effective Form S-3 shelf registration statement on file with the Securities and Exchange Commission under which we may sell up to $218.8 million in debt or equity securities depending upon our needs and market conditions.

INVESTING AND FINANCING ACTIVITIES FOR THE YEAR ENDED DECEMBER 31, 1999

     During 1999, we acquired 29 operating properties, seven parcels of land and a warehouse facility to undergo redevelopment for an aggregate acquisition cost of $171.3 million. Of the 29 operating properties acquired, 16 are located in the Baltimore/Washington Corridor, 12 in Pennsylvania and one in New Jersey. Of the seven land parcels acquired, six are located in the Baltimore/Washington Corridor and one in Pennsylvania. The warehouse facility is located in New Jersey. The operating property acquisitions increased our rentable square footage by 1.5 million. These acquisitions were financed by:

-    using $103.7 million in borrowings under our Revolving Credit Facility,
-    assuming $26.6 million in mortgage and other loans,
-    using $6.8 million in borrowings from other loans,
-    issuing 377,251 Common Units in our Operating Partnership,
-    issuing 974,662 Series C Preferred Units in our Operating Partnership,
- applying a $1.6 million outstanding receivable balance towards a purchase, and

-    using cash reserves for the balance.

     During 1999, we completed construction on two office buildings totaling 202,000 square feet. These office buildings are located in Annapolis Junction, Maryland and Columbia, Maryland. Costs incurred on these buildings through December 31, 1999 totaled $23.2 million. We entered into $20.7 million in construction loan facilities for these projects of which $16.8 million was borrowed through December 31, 1999. We also completed an expansion project that increased the rentable square footage of one of our properties by 6,350 square feet.

     As of December 31, 1999, we had construction underway on five new buildings totaling approximately 407,000 square feet that were 49% pre-leased and redevelopment underway on a 57,000 square foot existing building that was 100% pre-leased. We entered into $19.8 million in construction loan facilities during 1999 to finance the construction of two of these projects. Borrowings under these facilities totaled $7.9 million at December 31, 1999.

     During 1999, we sold nine properties for $53.5 million, of which $20.9 million was used to pay off mortgage loans payable on the properties. We realized a gain of $1.1 million on the sales of these properties, including the value of the transaction involving Glacier (discussed below). Net proceeds from these sales after property level debt repayments, transaction costs and operating revenue and cost pro-rations totaled $31.2 million, $24.3 million of which was used to repay a portion of our Revolving Credit Facility and the remainder applied to working capital.

     During 1999, we received $165.2 million in proceeds from new borrowing arrangements. We pledged certain of our real estate assets as collateral to the financial institutions for all of these borrowings. Proceeds from these loans were used as follows:

-    $98.4 million to pay down our Revolving Credit Facility,
-    $33.5 million tofinance acquisitions,
-    $24.7 million to finance construction activities,
-    $3.6 million to repay other loans, and
-    the balance applied to cash reserves.

     On December 28, 1999, we obtained a $50.0 million line of credit with Prudential Securities Credit Corporation. No borrowings were made under this loan during 1999.

     On January 5, 1999, we entered into an interest rate swap agreement with Deutsche Banc Alex. Brown. This swap agreement fixed our one-month LIBOR base to 5.085% per annum on a notional amount of $30.0 million. On October 20, 1999, we received $492,000 from Deutsche Banc Alex. Brown in exchange for the termination of this agreement that was recognized as a gain.

     On December 21, 1999, our Operating Partnership issued 974,662 Series C Preferred Units in connection with a property acquisition. Owners of these units are entitled to a priority annual return equal to 9% of their liquidation preference for the first ten years following issuance, 10.5% for the five following years and 12% thereafter. These units are convertible, subject to certain restrictions, commencing December 21, 2000 into Common Units in the Operating Partnership on the basis of 2.381 Common Units for each Series C Preferred Unit, plus any accrued return. The Common Units would then be exchangeable for Common Shares, subject to certain conditions. The Series C Preferred Units also carry a liquidation preference of $25.00 per unit, plus any accrued return, and may be redeemed for cash by the Operating Partnership at any time after the tenth anniversary of their issuance.

     In connection with an October 1997 acquisition, our Operating Partnership issued 2.1 million preferred units (the "Initial Preferred Units"). These units were converted into Common Units on the basis of 3.5714 Common Units for each Initial Preferred Unit in October 1999. Prior to conversion, these units were entitled to a priority annual return equal to 6.5% of their liquidation preference.

     We had a management agreement with Glacier Realty LLC ("Glacier"), a company that was partially owned by one of our former Trustees. Under the management agreement, Glacier was responsible for the management of our retail properties for a base annual fee of $250,000 plus a percent of Average Invested Assets (as defined in the management agreement). Glacier was also entitled to fees upon our acquisition or sale of any net-leased retail real estate property, a fee that increased in the event that all or substantially all of the net-leased retail real estate properties were sold. The management agreement, entered into on October 14, 1997, had a term of five years. A fee was also due in the event that the management agreement was terminated or not renewed. On March 19, 1999, our Operating Partnership issued 200,000 Common Units in exchange for all of the ownership interests in Glacier. For accounting purposes, we recorded the value of this transaction against the gain on the sale of our retail properties in the Midwest region of the United States.

     In July 1999, we completed the sale of 1,250,000 Series B Preferred Shares to the public at a price of $25.00 per share. These shares are nonvoting (except in limited circumstances) and are redeemable for cash at $25.00 per share plus accrued and unpaid dividends at our option on or after July 15, 2004. Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees). Dividends accrue from the date of issue at the annual rate of $2.50 per share, which is equal to 10% of the $25.00 per share redemption price. We contributed the net proceeds to our Operating Partnership in exchange for 1,250,000 Series B Preferred Units. Our Operating Partnership used most of the proceeds to pay down our Revolving Credit Facility. The Series B Preferred Units carry terms that are substantially the same as the Series B Preferred Shares.

     On August 4, 1999, 372,295 Common Units in our Operating Partnership were converted into Common Shares.

     On December 16, 1999, we issued 471,875 Common Shares subject to forfeiture restrictions to certain officers. The forfeiture restrictions of specified percentages of these shares lapse annually through 2004 upon the Company's attainment of defined earnings or shareholder return growth targets. These shares may not be sold, transferred or encumbered while the forfeiture restrictions are in place. Forfeiture restrictions on 8,593 of these shares lapsed during 1999.

INVESTING AND FINANCING ACTIVITIES SUBSEQUENT TO THE YEAR ENDED DECEMBER 31,
1999

     On February 10, 2000, we entered into a $6.9 million construction loan facility with Summit Bank to finance the redevelopment of a 57,000 square foot warehouse facility into office space. This loan bears interest at LIBOR plus 1.75%. The loan matures on February 28, 2001 and may be extended for a two-year period, subject to certain conditions.

STATEMENT OF CASH FLOWS

     We generated net cash flow from operating activities of $32.3 million for the year ended December 31, 1999, an increase of $19.4 million from the year ended December 31, 1998. Our increase in cash flows from operating activities is due mostly to income generated from our newly acquired properties. Our net cash used in investing activities for the year ended December 31, 1999 decreased $57.8 million from the year ended December 31, 1998 due mostly to $31.2 million in proceeds generated from sales of rental properties and a $27.9 million decrease in cash outlays associated with purchases of and improvements to real estate properties. Our net cash provided by financing activities for the year ended December 31, 1999 decreased $76.2 million from the year ended December 31, 1998 due primarily to $151.2 million in additional repayments of mortgage and other loans payable, $72.2 million from the issuance of Common Shares in the prior year and $11.4 million in additional dividend and distribution payments, offset by $130.7 million in additional proceeds from mortgage and other loans payable and $29.4 million from the issuance of our Series B Preferred Shares.

 FUNDS FROM OPERATIONS

     We consider Funds from Operations ("FFO") to be meaningful to investors as a measure of the financial performance of an equity REIT when considered with the financial data presented under generally accepted accounting principles ("GAAP"). Under the National Association of Real Estate Investment Trusts' ("NAREIT") definition, FFO means net income (loss) computed using generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Further, if the conversion of securities into common shares is dilutive, we exclude any GAAP income allocated to these securities in computing FFO. The FFO we present may not be comparable to the FFO of other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO. FFO is not the same as cash generated from operating activities or net income determined in accordance with GAAP. FFO is not necessarily an indication of our cash flow available to fund cash needs. Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing when evaluating our liquidity or ability to make cash distributions or pay debt service. Our FFO for 1999, 1998 and 1997 are summarized in the following table.


                                                            For the years ended December 31,
                                                            --------------------------------
                                                           (Dollars and shares in thousands)
                                                           1999          1998         1997
                                                           ----          ----         ----

Income (loss) before minority interests and
  extraordinary item ................................    $ 22,063     $  9,279     $   (182)
Add:  Real estate related depreciation and
  amortization ......................................      11,987        6,238        1,267
Add:  Nonrecurring charges
  Reformation costs .................................          --          637           --
  Advisory Agreement termination cost ...............          --           --        1,353
Less: Preferred Unit distributions ..................      (2,620)      (3,412)        (720)
Less: Preferred Share dividends .....................      (2,854)        (327)          --
Less: Minority interest in other consolidated
  partnership .......................................          (8)          --           --
Less:  Gain on sales of rental properties ...........      (1,140)          --           --
                                                         --------     --------     --------
Funds from operations ...............................      27,428       12,415        1,718
Add:  Preferred Unit distributions ..................       2,620        3,412          720
Add:  Convertible Preferred Share dividends .........       1,353          327           --
                                                         --------     --------     --------
Funds from operations assuming conversion of share
  options, Preferred Units and Preferred Shares .....      31,401       16,154        2,438
Less:  Straight line rent adjustments ...............      (2,766)      (1,785)        (295)
Less:  Recurring capital improvements ...............      (2,579)        (538)          --
                                                         --------     --------     --------
Adjusted funds from operations assuming conversion of
  share options, Preferred Units and Preferred Shares    $ 26,056     $ 13,831     $  2,143
                                                         ========     ========     ========
Weighted average Common Shares ......................      16,955        9,099        1,601
Conversion of weighted average Common Units .........       4,883        2,614          552
                                                         --------     --------     --------
Weighted average Common Shares/Units ................      21,838       11,713        2,153
Assumed conversion of share options .................           9           24           --
Conversion of weighted average Preferred Shares .....       1,845          449           --
Conversion of weighted average Preferred Units ......       5,680        7,500        1,602
                                                         --------     --------     --------
Weighted average Common Shares/Units assuming
  conversion of share options, Preferred Units and
  Preferred Shares ..................................      29,372       19,686        3,755
                                                         --------     --------     --------



INFLATION

     We have not been significantly impacted by inflation during the periods presented in this report. This is mostly because of the relatively low inflation rates in our markets. Most of our tenants are contractually obligated to pay their share of operating expenses, thereby reducing exposure to increases in such costs resulting from inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to certain market risks, the most predominant of which is changes in interest rates. Increases in interest rates can result in increased interest expense under our Revolving Credit Facility and our other mortgage loans payable carrying variable interest rate terms. Increases in interest rates can also result in increased interest expense when our mortgage loans payable carrying fixed interest rate terms mature and need to be refinanced.

     The following table sets forth our long-term debt obligations, principal cash flows by scheduled maturity, weighted average interest rates and estimated fair market value ("FMV") at December 31, 1999 (dollars in thousands):


                                                    For the Years Ended December 31,
                         ----------------------------------------------------------------------------------------
                            2000(1)          2001(2)        2002           2003           2004         Thereafter         Total
                            -------          -------        ----           ----           ----         ----------         -----
Long term debt:
Fixed rate               $   102,905       $    3,127     $    3,365     $   3,621     $   29,449     $   138,785     $   281,252
Average interest rate           7.37%            7.37%          7.37%         7.37%          8.06%           7.73%           7.32%
Variable rate            $    77,340       $   25,053     $   11,769     $      44     $       47     $     4,122     $   118,375
Average interest rate           8.01%            8.21%          8.05%         7.97%          7.97%           7.97%           8.09%



(1) Includes $100.0 million maturity in October that may be extended for two one-year terms, subject to certain conditions. Also includes $57.5 million maturity in May that was extended for a one-year period on February 8, 2000.
(2) Includes $24.7 million for four construction loans maturing that may be extended for a one-year period, subject to certain conditions.

     The fair market value of our mortgage and other loans payable was $387,539 at December 31, 1999 and $309,451 at December 31, 1998.

     Based on our variable rate debt balances, our interest expense would have increased $727,000 in 1999 and $246,000 in 1998 if interest rates were 1% higher. Interest expense in 1999 would have been more sensitive to a change in interest rates than 1998 due to our Revolving Credit Facility, which originated in May 1998, being in place for all of 1999 and other variable rate debt obtained in the later portion of 1998 and 1999.

IMPACT OF THE YEAR 2000 ISSUE

     Many older computer software programs refer to years in terms of their final two digits only. Such programs may interpret the year 2000 to mean the year 1900 instead. If not corrected, this could result in a system failure or miscalculations causing disruption of operations, including a temporary inability to process transactions, prepare financial statements, send invoices or engage in similar normal business activity.

     We implemented a plan to identify and address possible implications of the Year 2000 Issue on our accounting and other network software, property operating systems, third party suppliers and revenue and cash flow. We also developed contingency plans to be implemented in the event that undetected problems from the Year 2000 Issue were to occur. Our plan was completed during the fourth quarter of 1999.

      Based on information currently available from our internal assessment, we experienced no system failures or computer errors from the Year 2000 Issue and do not expect such system failures or computer errors to occur in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative financial instruments and for hedging activities. It requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure those instruments at fair value unless certain conditions are met that allow the entity to designate certain derivatives as a hedge. We have not yet determined the impact of the adoption of this standard on our financial position or results of operations. The statement's effective date has been delayed and will become effective in 2001. Accordingly, we plan to adopt this standard beginning January 1, 2001.

                        CORPORATE OFFICE PROPERTIES TRUST
                           CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE DATA)


                                                                                       December 31,
                                                                             --------------------------------
                                                                                1999                  1998
                                                                             ----------            ----------
ASSETS
Commercial real estate properties:
   Operating properties, net                                                 $  662,664            $  536,228
   Projects under construction                                                   33,825                10,659
----------------------------------------------------------------------- --------------------- ---------------------
   Total commercial real estate properties, net                                 696,489               546,887
Cash and cash equivalents                                                         2,376                 2,349
Restricted cash                                                                   2,041                   293
Accounts receivable, net                                                          1,928                 2,986
Investment in and advances to Service Companies                                   3,661                 2,351
Deferred rent receivable                                                          4,634                 2,263
Deferred charges, net                                                             7,525                 3,542
Prepaid and other assets                                                          2,380                 3,006
----------------------------------------------------------------------- --------------------- ---------------------
TOTAL ASSETS                                                                 $  721,034            $  563,677
----------------------------------------------------------------------- --------------------- ---------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Mortgage and other loans payable                                          $  399,627            $  306,824
   Accounts payable and accrued expenses                                          6,597                 3,395
   Rents received in advance and security deposits                                3,776                 2,789
   Dividends/distributions payable                                                6,298                 4,692
----------------------------------------------------------------------- --------------------- ---------------------
Total liabilities                                                               416,298               317,700
----------------------------------------------------------------------- --------------------- ---------------------
Minority interests:

   Preferred Units in the Operating Partnership                                  24,367                52,500
   Common Units in the Operating Partnership                                     88,170                24,696
   Other consolidated partnership                                                    98                   --
----------------------------------------------------------------------- --------------------- ---------------------
Total minority interests                                                        112,635                77,196
----------------------------------------------------------------------- --------------------- ---------------------
Commitments and contingencies (Note 14)
Shareholders' equity:
   Preferred Shares ($0.01 par value; 5,000,000 authorized);
    1,025,000 designated as Series A Convertible Preferred Shares of beneficial interest (984,308 shares issued and outstanding
       with an aggregate liquidation preference of $24,608)                          10                    10
    1,725,000 designated as Series B Cumulative Redeemable
       Preferred Shares of beneficial interest (1,250,000 issued and outstanding at December 31, 1999 with an aggregate
       liquidation preference of $31,250)                                            12                   --
   Common Shares of beneficial interest ($0.01 par value;
     45,000,000 authorized, shares issued and outstanding of
     17,646,046 at December 31, 1999 and 16,801,876 at December
     31, 1998)                                                                      176                   168
   Additional paid-in capital                                                   202,867               175,802
   Accumulated deficit                                                           (7,547)               (7,199)
   Value of unearned restricted Common Share grants                              (3,417)                  --
----------------------------------------------------------------------- --------------------- ---------------------
Total shareholders' equity                                                      192,101               168,781
----------------------------------------------------------------------- --------------------- ---------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $  721,034            $  563,677
----------------------------------------------------------------------- --------------------- ---------------------


                 See accompanying notes to financial statements.

                        CORPORATE OFFICE PROPERTIES TRUST
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                           For the years ended December 31,
                                                                     ----------------------------------------------
                                                                          1999           1998            1997
                                                                     --------------- -------------- ---------------
REVENUES
   Rental revenue                                                     $ 70,101        $ 35,676       $  6,122
   Tenant recoveries and other revenue                                  11,011           4,538            496
-------------------------------------------------------------------- --------------- -------------- ---------------
     Total revenues                                                     81,112          40,214          6,618
-------------------------------------------------------------------- --------------- -------------- ---------------
EXPENSES
   Property operating                                                   22,325           9,632            728
   General and administrative                                            3,204           1,890            533
   Interest                                                             21,808          12,207          2,855
   Amortization of deferred financing costs                                975             423             64
   Depreciation and other amortization                                  12,075           6,285          1,267
   Reformation costs                                                       --              637            --
   Termination of advisory agreement                                       --              --           1,353
-------------------------------------------------------------------- --------------- -------------- ---------------
     Total expenses                                                     60,387          31,074          6,800
-------------------------------------------------------------------- --------------- -------------- ---------------
Income (loss) before equity in income of Service Companies,
   gain on sales of rental properties, minority interests and
   extraordinary item                                                   20,725           9,140           (182)
Equity in income of Service Companies                                      198             139            --
-------------------------------------------------------------------- --------------- -------------- ---------------
Income (loss) before gain on sales of rental properties, minority
    interests and extraordinary item                                    20,923           9,279           (182)
Gain on sales of rental properties                                       1,140             --             --
-------------------------------------------------------------------- --------------- -------------- ---------------
Income (loss) before minority interests and extraordinary item          22,063           9,279           (182)
Minority interests
   Common Units in the Operating Partnership                            (3,449)         (1,171)           (65)
   Preferred Units in the Operating Partnership                         (2,620)         (3,412)          (720)
   Other consolidated partnership                                           (8)            --             --
-------------------------------------------------------------------- --------------- -------------- ---------------
Income (loss) before extraordinary item                                 15,986           4,696           (967)
Extraordinary item - loss on early retirement of debt                     (903)            --             --
-------------------------------------------------------------------- --------------- -------------- ---------------
NET INCOME (LOSS)                                                       15,083           4,696           (967)
Preferred Share dividends                                               (2,854)           (327)           --
-------------------------------------------------------------------- --------------- -------------- ---------------
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS                     $12,229        $  4,369       $   (967)
-------------------------------------------------------------------- --------------- -------------- ---------------
BASIC EARNINGS (LOSS) PER COMMON SHARE
   Income (loss) before extraordinary item                           $    0.77       $    0.48       $  (0.60)
   Extraordinary item                                                    (0.05)            --             --
-------------------------------------------------------------------- --------------- -------------- ---------------
    Net income (loss)                                                $    0.72       $    0.48       $  (0.60)
-------------------------------------------------------------------- --------------- -------------- ---------------
DILUTED EARNINGS (LOSS) PER COMMON SHARE
   Income (loss) before extraordinary item                           $    0.70       $    0.47      $   (0.60)
   Extraordinary item                                                    (0.04)            --             --
-------------------------------------------------------------------- --------------- -------------- ---------------
   Net income (loss)                                                 $    0.66       $    0.47      $   (0.60)
-------------------------------------------------------------------- --------------- -------------- ---------------



                 See accompanying notes to financial statements.

                        CORPORATE OFFICE PROPERTIES TRUST
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)



                                                                                                   Value of
                                                                                                   Unearned
                                                                         Additional               Restricted
                                                  Preferred    Common     Paid-in    Accumulated     Common
                                                    Shares     Shares     Capital      Deficit     Share Grants      Total
                                                 ----------  ---------   ----------  -----------   ------------ -----------
Balance at December 31, 1996                     $      --   $      14   $  12,353    $  (3,196)   $      --    $   9,171

  Common Shares issued in connection with
     property acquisitions and advisory
     agreement termination
     (846,083 Shares)                                   --           9       4,267           --           --        4,276
  Net loss                                              --          --          --         (967)          --         (967)
  Dividends                                             --          --          --         (816)          --         (816)
----------------------------------------------   ---------   ---------   ---------    ---------    ---------    ---------
Balance at December 31, 1997                            --          23      16,620       (4,979)          --       11,664
  Common Shares issued to the public
     (7,500,000 Shares)                                 --          75      72,640           --           --       72,715
  Common Shares issued in connection with
     acquisitions (7,030,793 Shares)                    --          70      73,248           --           --       73,318
  Series A Convertible Preferred Shares
     issued in connection with acquisitions
     (984,308 Shares)                                   10          --      24,598           --           --       24,608
  Adjustments to minority interests
     resulting from changes in ownership of
     Operating Partnership by COPT                      --          --     (11,331)          --           --      (11,331)
  Exercise of share options (5,000
     Common Shares)                                     --          --          27           --           --           27
  Net income                                            --          --          --        4,696           --        4,696
  Dividends                                             --          --          --       (6,916)          --       (6,916)
----------------------------------------------   ---------   ---------   ---------    ---------    ---------    ---------
Balance at December 31, 1998                            10         168     175,802       (7,199)          --      168,781

  Conversion of Common Units to Common
     Shares (372,295 Shares)                            --           4       3,137           --           --        3,141
  Series B Cumulative Redeemable Preferred
     Shares issued to the public (1,250,000
     Shares)                                            12          --      29,422           --           --       29,434
  Restricted Common Share grants issued
     (471,875 Shares)                                   --           4       3,476           --       (3,480)          --
  Value of earned restricted share grants               --          --          --           --           63           63
  Adjustments to minority interests
     resulting from changes in ownership of
     Operating Partnership by COPT                      --          --      (8,970)          --           --       (8,970)
  Net income                                            --          --          --       15,083           --       15,083
  Dividends                                             --          --          --      (15,431)          --      (15,431)
----------------------------------------------   ---------   ---------   ---------    ---------    ---------    ---------
Balance at December 31, 1999                     $      22   $     176   $ 202,867    $  (7,547)   $  (3,417)   $ 192,101
----------------------------------------------   ---------   ---------   ---------    ---------    ---------    ---------


                 See accompanying notes to financial statements.

                        CORPORATE OFFICE PROPERTIES TRUST
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                            For the years ended December 31,
                                                                       ------------------------------------------
                                                                           1999           1998           1997
                                                                       -----------   -------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                     $  15,083      $  4,696       $   (967)
   Adjustments to reconcile net income (loss) to
     net cash provided by operating activities:
     Minority interests                                                      6,077         4,583            785
     Depreciation and other amortization                                    12,075         6,285          1,267
     Amortization of deferred financing costs                                  975           423             64
     Equity in income of Service Companies                                    (198)         (139)           --
     Gain on sales of rental properties                                     (1,140)          --             --
     Extraordinary item - loss on early retirement of debt                     903           --             --
     Termination of advisory agreement                                         --            --           1,353
     Increase in deferred rent receivable                                   (2,766)       (1,784)          (295)
     Increase in accounts receivable, restricted cash and prepaid
       and other assets                                                     (1,690)       (4,286)          (158)
     Increase in accounts payable, accrued expenses, rents received
       in advance and security deposits                                      2,977         3,085          1,167
---------------------------------------------------------------------- -------------- -------------- ------------
         Net cash provided by operating activities                          32,296        12,863          3,216
---------------------------------------------------------------------- -------------- -------------- ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of and additions to commercial real estate properties        (152,749)    (180,649)           (506)
   Proceeds from sales of rental properties                                 31,163           --             --
   Cash proceeds received from acquisition of properties                       --            --           1,000
   Purchase of marketable securities                                           --            --          (1,375)
   Proceeds from maturity of marketable securities                             --            --           1,854
   Investments in and advances (to) from Service Companies                  (1,112)          288            --
   Leasing commissions paid                                                 (3,275)       (1,468)           --
   Change in prepaid and other assets                                          137        (1,821)           --
---------------------------------------------------------------------- -------------- -------------- --------------
         Net cash (used in) provided by investing activities              (125,836)    (183,650)            973
---------------------------------------------------------------------- -------------- -------------- --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from mortgage and other loans payable                          248,639       117,962            --
   Repayments of mortgage and other loans payable                         (161,417)      (10,192)          (283)
   Deferred financing costs paid                                            (3,064)       (1,627)           --
   Net proceeds from issuance of Preferred Shares                           29,434           --             --
   Net proceeds (costs) from issuance of Common Shares                          63        72,237            (59)
   Dividends paid                                                          (14,528)       (3,848)          (710)
   Distributions paid                                                       (5,560)       (4,791)           --
---------------------------------------------------------------------- -------------- -------------- --------------
         Net cash provided by (used in) financing activities                93,567       169,741         (1,052)
---------------------------------------------------------------------- -------------- -------------- --------------

Net increase (decrease) in cash and cash equivalents                            27        (1,046)         3,137

CASH AND CASH EQUIVALENTS
   Beginning of year                                                         2,349         3,395            258
---------------------------------------------------------------------- -------------- -------------- --------------
   End of year                                                           $   2,376      $  2,349       $  3,395
---------------------------------------------------------------------- -------------- -------------- --------------



                 See accompanying notes to financial statements.

                        CORPORATE OFFICE PROPERTIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.       ORGANIZATION

     Corporate Office Properties Trust ("COPT") and subsidiaries (the "Company") is a fully integrated and self managed real estate investment trust ("REIT"). We focus principally on the ownership, management, leasing, acquisition and development of suburban office buildings located in select submarkets in the Mid-Atlantic region of the United States. COPT is qualified as a REIT as defined in the Internal Revenue Code and is the successor to a corporation organized in 1988. As of December 31, 1999, our portfolio included 77 office and two retail properties.

     We conduct almost all of our operations through our operating partnership, Corporate Office Properties, L.P. (the "Operating Partnership"), for which we are the managing general partner. The Operating Partnership owns real estate both directly and through subsidiary partnerships and limited liability companies ("LLCs"). The Operating Partnership also owns the principal economic interest and, collectively with our Chief Executive Officer and Chief Operating Officer, 49.5% of the voting stock of Corporate Office Management, Inc. ("COMI") (together with its subsidiaries defined as the "Service Companies"). See Note 5 for a description of the activities of the Service Companies. A summary of our Operating Partnership's forms of ownership and the percentage of those ownership forms owned by COPT follows:


                                                          December 31,
                                                      -------------------
                                                       1999          1998
                                                      --------     ------
Common Units (see Note 3)                               60%           85%
Series A Preferred Units (see Note 8)                  100%          100%
Series B Preferred Units (see Note 8)                  100%           N/A
Series C Preferred Units (see Note 3)                    0%           N/A
Initial Preferred Units (see Note 3)                    N/A            0%


2.       BASIS OF PRESENTATION

     We use two different accounting methods to report our investments in entities: the consolidation method and the equity method.

CONSOLIDATION METHOD

     We use the consolidation method when we own most of the outstanding voting interests in an entity and can control its operations. This means the accounts of the entity are combined with our accounts. We eliminate balances and transactions between companies when we consolidate these accounts. Our consolidated financial statements include the accounts of:

-        COPT,
-        the Operating Partnership and its subsidiary partnerships and LLCs, and
-        Corporate Office Properties Holdings, Inc. (we own 100%).

EQUITY METHOD

     We use the equity method of accounting to report our investment in the Service Companies. Under the equity method, we report:

- our ownership interest in the Service Companies' capital as an investment on our Consolidated Balance Sheets and
- our percentage share of the earnings or losses from the Service Companies in our Consolidated Statements of Operations.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     We make estimates and assumptions when preparing financial statements under generally accepted accounting principles. These estimates and assumptions affect various matters, including:

- our reported amounts of assets and liabilities in our Consolidated Balance Sheets at the dates of the financial statements,
- our disclosure of contingent assets and liabilities at the dates of the financial statements, and
- our reported amounts of revenues and expenses in our Consolidated Statements of Operations during the reporting periods.

     These estimates involve judgements with respect to, among other things, future economic factors that are difficult to predict and are often beyond management's control. As a result, actual amounts could differ from these estimates.

COMMERCIAL REAL ESTATE PROPERTIES

     We report commercial real estate properties at our depreciated cost. The amounts reported for our commercial real estate properties include our costs of:

-        acquisitions,
-        development and construction,
-        building and land improvements, and
-        tenant improvements paid by us.

     We capitalize interest expense, real estate taxes and other costs associated with real estate under construction to the cost of the real estate. We start depreciating newly constructed properties when we place them in service.

     We depreciate our assets evenly over their estimated useful lives as follows:

-        Building and building improvements..........40 years
-        Land improvements...........................20 years
-        Tenant improvements.........................Related lease terms
-        Equipment and personal property.............3-10 years

     We also apply the valuation requirements of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," to our real estate assets. Under these requirements, we recognize an impairment loss on a real estate asset if its undiscounted expected future cash flows are less than its depreciated cost. We have not recognized impairment losses on our real estate assets to date.

     We expense property maintenance and repair costs when incurred.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all cash and liquid investments that mature three months or less from when they are purchased. Cash equivalents are reported at cost, which almost equals their fair value. We maintain our cash in bank accounts which may exceed federally insured limits at times. We have not experienced any losses in these accounts in the past and believe we are not exposed to significant credit risk.

ACCOUNTS RECEIVABLE

     Our accounts receivable are reported net of an allowance for bad debts of $10 at December 31, 1999 and $50 at December 31, 1998.

REVENUE RECOGNITION

     We recognize rental revenue evenly over the term of tenant leases. Many of our leases include contractual rent increases. For these leases, we average the rents over the lease term to evenly recognize revenues. We report revenues recognized in advance of payments received as deferred rent receivable on our Consolidated Balance Sheets. We report prepaid tenant rents as rents received in advance on our Consolidated Balance Sheets.

     Some of our retail tenants' leases provide for additional rental payments if the tenants meet certain sales targets. We do not recognize additional rental revenue under these leases in interim periods until the tenants meet the sales targets.

     We recognize tenant recovery income as revenue in the same period we incur the related expenses. Tenant recovery income includes payments from tenants as reimbursement for property taxes, insurance and other property operating expenses.

MAJOR TENANTS

     During 1999, 39% of our total rental revenue was earned from four major tenants, including 30% from our two largest tenants, the United States Government and Unisys Corporation. During 1998, 50% of our total rental revenue was earned from four major tenants, including 28% from our single largest tenant, Unisys Corporation. During 1997, 64% of our total rental revenue was earned from four major tenants, each contributing 10% or more.

GEOGRAPHICAL CONCENTRATION

     Our operations are geographically concentrated in the Mid-Atlantic region of the United States. Our rental revenue derived from the Mid-Atlantic region of the United States increased as a percentage of total rental revenue from 59% in 1997 to 99% in 1999.

DEFERRED CHARGES

     We capitalize costs that we incur to obtain new tenant leases or extend existing tenant leases. We amortize these costs evenly over the lease terms. When tenant leases are terminated early, we expense any unamortized deferred leasing costs associated with those leases.

     We also capitalize costs for long-term financing arrangements and amortize these costs over the related loan terms. We expense any unamortized loan costs as an extraordinary item when loans are retired early.

MINORITY INTERESTS

     As discussed previously, we consolidate the accounts of our Operating Partnership into our financial statements. However, we do not own 100% of the Operating Partnership. Our Operating Partnership also does not own 11% of one of its subsidiary partnerships. The amounts reported for minority interests on our Consolidated Balance Sheets represent the portion of these consolidated entities' equity that we do not own.

The amounts reported for minority interests on our Consolidated Statements of Operations represent the portion of these consolidated entities' net income not allocated to us.

     Common Units of the Operating Partnership ("Common Units") are substantially similar economically to our Common Shares of beneficial interest ("Common Shares"). Common Units are also exchangeable into our Common Shares, subject to certain conditions. The Operating Partnership issued its Common Units to minority interests during each of the last three years as consideration for acquisitions. We have accrued distributions related to Common Units owned by minority interests of $1,983 at December 31, 1999 and $488 at December 31, 1998.

     Our Operating Partnership issued 974,662 Series C Preferred Units in connection with a December 1999 property acquisition. Owners of these units are entitled to a priority annual return equal to 9% of their liquidation preference for the first ten years following issuance, 10.5% for the five following years and 12% thereafter. These units are convertible, subject to certain restrictions, commencing December 21, 2000 into Common Units in the Operating Partnership on the basis of 2.381 Common Units for each Series C Preferred Unit, plus any accrued return. The Common Units would then be exchangeable for Common Shares, subject to certain conditions. The Series C Preferred Units also carry a liquidation preference of $25.00 per unit, plus any accrued return, and may be redeemed for cash by the Operating Partnership at any time after the tenth anniversary of their issuance. We have accrued distributions related to Series C Preferred Units owned by minority interests of $61 at December 31, 1999.

     Our Operating Partnership issued 2,100,000 preferred units in connection with an October 1997 property acquisition (the "Initial Preferred Units"). These units were converted into Common Units on the basis of 3.5714 Common Units for each Initial Preferred Unit in October 1999. Prior to converting these units, owners were entitled to a priority annual return equal to 6.5% of their liquidation preference. We accrued distributions related to Initial Preferred Units owned by minority interests of $853 at December 31, 1998.

INTEREST RATE SWAP AGREEMENTS

      We recognize the interest rate differential to be paid or received on interest rate swap agreements as an adjustment to interest expense. We amortize gains and losses on terminated interest rate swaps accounted for as hedges over the remaining lives of the related swaps; we recognize any unamortized gain or loss when the underlying debt is terminated.

INCOME TAXES

     We have elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code. As a REIT, we generally will not be subject to Federal income tax if we distribute at least 95% of our REIT taxable income to our shareholders and satisfy certain other requirements. As a result, we do not report income tax expense on our Consolidated Statements of Operations. If we fail to qualify as a REIT in any tax year, we will be subject to Federal income tax on our taxable income at regular corporate rates.

     For Federal income tax purposes, dividends to shareholders may be characterized as ordinary income, capital gains or return of capital (which is generally non-taxable). The characterization of dividends declared during each of the last three years was as follows (unaudited):


                                   1999           1998           1997
                                 -------         ------         ------
Ordinary income                    79.3%          77.4%          45.0%
Long term capital gain             20.7%             --             --
Return of capital                     --          22.6%          55.0%


     We are subject to certain state and local income and franchise taxes. The expense associated with these state and local taxes is included in general and administrative expense on our Consolidated Statements of Operations. We did not separately state these amounts on our Consolidated Statements of Operations because they are insignificant.

EARNINGS PER SHARE ("EPS")

     We present both basic and diluted EPS. We compute basic EPS by dividing income available to common shareholders by the weighted average number of Common Shares outstanding during the year. Our computation of diluted EPS is similar except that:

- the denominator is increased to include the weighted average number of potential additional Common Shares that would have been outstanding if securities that are convertible into our Common Shares were converted and
- the numerator is adjusted to add back any convertible preferred dividends and any other changes in income or loss that would result from the assumed conversion into Common Shares.

     Our computation of diluted EPS does not assume conversion of securities into our Common Shares if conversion of those securities would increase our diluted EPS in a given year. A summary of the numerator and denominator for purposes of basic and diluted EPS calculations is as follows (dollars and shares in thousands):


Numerator:                                                               1999            1998         1997
                                                                       --------       ---------     ---------
Net income (loss) available to Common Shareholders                     $12,229          $4,369       $ (967)
Add:  Extraordinary loss                                                   903             --            --
                                                                       --------       ---------     ---------
Numerator for basic earnings (loss) per share before
   Extraordinary item                                                   13,132           4,369         (967)
Add:  Minority interests - Initial Preferred Units                       2,559           3,412           --
Add:  Minority interests - Common Units                                     --           1,171           --
                                                                       --------       ---------     ---------
Numerator for diluted earnings (loss) per share before
   extraordinary item                                                  $15,691         $ 8,952       $ (967)
Less:  Extraordinary loss                                                 (903)             --           --
                                                                       --------       ---------     ---------
Numerator for diluted earnings (loss) per share                        $14,788         $ 8,952       $ (967)
                                                                       ========       =========     =========

Denominator:
Weighted average Common Shares - basic                                  16,955           9,099        1,601
Assumed conversion of share options                                          9              24           --
Conversion of weighted average Initial Preferred Units                   5,610           7,500           --
Conversion of weighted average Common Units                                 --           2,614           --
                                                                       --------       ---------     ---------
Weighted average Common Shares - diluted                                22,574          19,237        1,601
                                                                       ========       =========     =========


     Our diluted EPS computation for 1999 only assumes conversion of Initial Preferred Units because conversions of the Series A Preferred Shares, Series C Preferred Units and Common Units would increase diluted EPS for that year. Our diluted EPS computation for 1998 does not assume conversion of the Series A Preferred Shares since such conversions would increase diluted EPS for that year. Our diluted EPS computation for 1997 does not assume conversion of Initial Preferred Units or Common Units since these conversions would increase diluted EPS for that year.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Our financial instruments include primarily notes receivable and mortgage and other loans payable. The fair values of notes receivable were not materially different from their carrying or contract values at December 31, 1999 and 1998. See Note 7 for fair value of mortgage and other loans payable information.

RECLASSIFICATION

     We reclassified certain amounts from prior periods to conform to the current year presentation of our consolidated financial statements. These reclassifications did not affect consolidated net income or shareholders' equity.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative financial instruments and for hedging activities. It requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure those instruments at fair value unless certain conditions are met that allow the entity to designate certain derivatives as a hedge. We have not yet determined the impact of the adoption of this standard on our financial position or results of operations. The statement's effective date has been delayed and will now become effective in 2001. Accordingly, we plan to adopt this standard beginning January 1, 2001.

4.       COMMERCIAL REAL ESTATE PROPERTIES

     Operating properties consisted of the following:


                                                        December 31,
                                                  -------------------------
                                                      1999         1998
                                                  ----------     ----------
Land                                               $135,641       $108,433
Buildings and improvements                          544,967        436,932
Furniture, fixtures and equipment                       335            332
                                                  ----------     ----------
                                                    680,943        545,697
Less: accumulated depreciation                      (18,279)        (9,469)
                                                  ----------     ----------
                                                   $662,664       $536,228
                                                  ----------     ----------


     Projects we had under construction at December 31, 1999 consisted of the following:


                                                        December 31,
                                                  -------------------------
                                                      1999         1998
                                                  ----------     ----------
Land                                               $  13,158     $   8,941
Construction in progress                              20,667         1,718
                                                   ---------     ---------
                                                   $  33,825     $  10,659
                                                   =========     =========


1999 ACQUISITIONS

      We acquired the following office properties during the year ended December 31, 1999:


                                                                                  Number
                                                                    Date of         of       Total Rentable    Initial
           Project Name                 Location                  Acquisition    Buildings     Square Feet       Cost
-----------------------------         ----------------------      -----------   ----------   --------------   --------
Airport Square XXI                    Linthicum, MD                  2/23/99         1             67,913     $  6,751
Parkway Crossing Properties           Hanover, MD                    4/16/99         2             99,026        9,524
Commons Corporate Center (1)          Hanover, MD                    4/28/99         8            250,413       25,442
Princeton Executive Center            Monmouth Junction,  NJ         6/24/99         1             61,300        6,020
Gateway Central (2)                   Harrisburg, PA                 8/12/99         3             55,726        5,960
Gateway International (3)             Linthicum, MD                 11/18/99         2            198,438       24,316
Corporate Gateway Center (4)          Harrisburg, PA                 12/3/99         9            417,138       40,082
Timonium Business Park (5)            Timonium, MD                  12/21/99         2            233,623       30,001
Brown's Wharf (5)                     Baltimore, MD                 12/21/99         1            103,670       10,607


(1) Does not include $400 allocated to projects under construction and $50 relating to land under a ground lease.
(2)      Acquired 89% ownership interest from an officer and Trustee of ours.
(3)      Does not include $1,973 allocated to projects under construction.
(4) Acquired 49% interest on September 15, 1999. Acquired remaining 51% interest on December 3, 1999 (discussed below).
(5)      See discussion below.

         In June 1999, we sold Brown's Wharf and assigned our rights to purchase the Timonium Business Park to an unrelated third party. Simultaneously with these transactions, we entered into a contract with the third party under which the third party had the right to transfer these three office buildings to us on or before March 31, 2000. In December 1999, we acquired Brown's Wharf and the Timonium Business Park from the third party for $40,608 which is reflected in the table above. Due to the nature of this agreement, we did not recognize a gain or loss on the sale of Brown's Wharf. We also continued to depreciate Brown's Wharf throughout 1999.

     On September 15, 1999, we acquired a 49% interest in Corporate Gateway General Partnership ("Corporate Gateway"), a newly organized joint venture, for $2,952. On the same day, the joint venture acquired nine office buildings located in Greater Harrisburg, Pennsylvania from First Industrial Realty Trust, Inc., a publicly held real estate investment company where Jay Shidler, the Chairman of our Board of Trustees, serves as Chairman of the Board of Directors. Corporate Gateway acquired these buildings for $39,925 using cash and proceeds from a $34,247 loan payable to our Operating Partnership. The loan carried an interest rate of 10%. We accounted for our investment in Corporate Gateway at that time using the equity method of accounting. On December 3, 1999, we acquired the remaining 51% interest in Corporate Gateway. The recorded cost of the nine office buildings upon completion of these transactions totaled $40,082 which is reflected in the table above.

     We issued 974,662 Series C Preferred Units and 377,251 Common Units in our Operating Partnership in connection with 1999 office property acquisitions.

     We also acquired the following properties during the year ended December 31, 1999:

- a parcel of land located in Annapolis Junction, Maryland that is contiguous to certain of our existing operating properties for $2,908 on May 28, 1999 from Constellation (defined later in this note), owner of 40% of our Common Shares and 100% of our Series A Convertible Preferred Shares of beneficial interest ("Series A Preferred Shares") at December 31, 1999. Constellation also controlled two of our nine positions on our Board of Trustees at December 31, 1999.

- a 57,000 square foot warehouse facility for redevelopment into office space located on 8.5 acres of land that is contiguous to properties we own in South Brunswick, New Jersey for $2,172 on July 9, 1999,
- a parcel of land located in Linthicum, Maryland that is contiguous to certain of our existing operating properties for $1,970 on August 1, 1999 from CDS (see Note 5),
- a parcel of land located in Annapolis Junction, Maryland that is contiguous to certain of our existing operating properties for $2,945 on October 21, 1999 from Constellation, and
- a parcel of land located in Harrisburg, Pennsylvania that is contiguous to certain of our existing operating properties for $191 on November 4, 1999 from an officer and Trustee of ours.

1999 DISPOSITIONS

     We sold the following properties during the year ended December 31, 1999:


                                                Property     Date of       Total Rentable     Sales
     Project Name              Location          Type (1)      Sale          Square Feet        Price
---------------------     ------------------    ---------  ---------       --------------     ---------
Cranberry Square          Westminster, MD           R        1/22/99          139,988         $  18,900
Delafield Retail          Delafield, WI             R        2/26/99           52,800             3,303
Indianapolis Retail       Indianapolis, IN          R        3/09/99           67,541             5,735
Plymouth Retail           Plymouth, MN              R        3/09/99           67,510             5,465
Glendale Retail           Glendale, WI              R        5/04/99           36,248             1,900
Peru Retail               Peru, IL                  R        6/16/99           60,232             3,750
Browns Wharf (2)          Baltimore, MD             O        6/24/99          103,670            10,575
Oconomowoc Retail         Oconomowoc, WI            R        6/25/99           39,272             2,575
Brandon One               Riviera Beach, MD         O       12/30/99           38,513             1,260


(1)      "R" indicates retail property; "O" indicates office property.
(2)      See discussion in portion of this note entitled "1999 Acquisitions".

1999 CONSTRUCTION IN PROGRESS

     During 1999, we completed the construction of two office properties totaling 202,219 square feet. The office buildings are located in Annapolis Junction, Maryland and Columbia, Maryland. Costs incurred on these properties through December 31, 1999 totaled $23,227. We also completed an expansion project that increased the rentable square footage of one of our properties by 6,350 square feet. As of December 31, 1999 we had development underway on five new buildings and redevelopment underway on an existing building.

1998 ACQUISITIONS

We acquired the following properties during the year ended December 31, 1998:


                                                         Date of        Number of     Total Rentable       Initial
    Project Name                   Location            Acquisition      Buildings       Square Feet          Cost
------------------------------  --------------------  ---------------  -----------    --------------       ----------
Airport Square                  Linthicum, MD                4/30/98         12              812,616        $  72,618
Fairfield Properties            Fairfield, NJ                5/28/98          2              262,417           29,405
Constellation Properties(1)(2)  Various Maryland            9/28/98 -        14            1,466,722          177,039
                                Locations                   12/30/98
Riverwood                       Columbia, MD                10/13/98          1              160,000           20,333
Centerpoint                     Middlesex County, NJ        10/30/98          8              269,222           31,656
Gateway Properties(3)           Columbia, MD                12/31/98          3              148,804           17,837


(1)      Does not include $7,186 allocated to projects under construction.
(2)      Acquisition included 12 office and 2 retail buildings.
(3)      Does not include $1,263 allocated to projects under construction.

     The acquisition of the Constellation Properties was part of a series of transactions (the "Constellation Transaction") with affiliates of Constellation Real Estate Group, Inc. (collectively, "Constellation"). As part of this transaction, Constellation also granted us certain options and rights of first refusal to purchase undeveloped land in three locations adjacent to certain of the Constellation Properties. In addition, a significant number of persons previously employed by Constellation Real Estate, Inc. ("CRE") who were engaged in the operation of the Constellation Properties became employees of COMI and CDS (defined in Note 5).

     We issued 7,030,793 Common Shares, 984,308 Series A Preferred Shares and 148,381 Common Units in our Operating Partnership in connection with the Constellation Transaction and other 1998 property acquisitions.

5.       INVESTMENT IN AND ADVANCES TO SERVICE COMPANIES

     On September 28, 1998, we acquired a 75% interest in Corporate Realty Management, LLC ("CRM"), a real estate management services entity, and certain equipment, furniture and other assets related to CRE for $2,500. Upon completion of this transaction, we contributed these assets into COMI, an entity that provides us with asset management, managerial, financial and legal support. In exchange for this contribution of assets, we received 95% of the capital stock in COMI, including 1% of the voting common stock, and a $2,005 note receivable carrying an interest rate of 10% for one year and Prime plus 2% thereafter through its maturity on September 28, 2003. Also on September 28, 1998, our Chief Executive Officer and Chief Operating Officer collectively acquired 48.5% of the voting common stock in COMI.

     On September 28, 1998, COMI contributed certain equipment, furniture and other assets into Corporate Development Services, LLC ("CDS"), a limited liability company that provides construction and development services predominantly to us. In exchange for this contribution of assets, COMI received 100% of the membership interests in CDS. In November 1998, CDS acquired a parcel of land located near the Airport Square Properties. CDS acquired this property for $1,162, using cash and proceeds from a $1,200 loan payable to our Operating Partnership. After incurring costs to improve the land parcel, CDS sold the land to us on August 1, 1999 for $1,970 and the loan was repaid.

     On August 31, 1999, COMI acquired an 80% interest in Martin G. Knott and Associates, LLC ("MGK"), a limited liability company that provides heating and air conditioning maintenance and repair services. COMI acquired its interest in MGK for $160.

     We account for our investment in COMI and its subsidiaries, CRM, CDS and MGK, using the equity method of accounting. Our investment in and advances to
(from) the Service Companies included the following:


                                                             December 31,
                                                        ---------------------
                                                           1999       1998
                                                        ----------  ---------
       Notes receivable                                  $ 2,005      $3,205
       Equity investment in Service Companies                807         609
       Advances receivable (payable)                         849      (1,463)
                                                        ----------  ---------
          Total                                          $ 3,661      $2,351
                                                        ==========  =========


6.       DEFERRED CHARGES

     Deferred charges consisted of the following:


                                                             December 31,
                                                        ---------------------
                                                           1999       1998
                                                        ----------  ---------
Deferred financing costs                                 $  4,592    $ 2,611
Deferred leasing costs                                      4,658      1,468
Deferred other                                                 24         24
                                                        ----------  ---------
                                                            9,274      4,103
Accumulated amortization                                   (1,749)      (561)
                                                        ----------  ---------
Deferred charges, net                                    $  7,525    $ 3,542
                                                        ==========  =========


7.       MORTGAGE AND OTHER LOANS PAYABLE

     Mortgage and other loans payable consisted of the following:


                                                                                                            December 31,
                                                                                                       ---------------------
                                                                                                         1999         1998
                                                                                                       --------     --------
Deutsche Banc Alex. Brown, Term Credit Facility, 7.50%, maturing October 2000 (1)                      $100,000     $100,000
Teachers Insurance and Annuity Association of America, 6.89%, maturing November 2008                     83,470       84,808
Teachers Insurance and Annuity Association of America, 7.72%, maturing October 2006                      59,801          --
Deutsche Banc Alex. Brown, Revolving Credit Facility, LIBOR + 1.75%, maturing May 2000 (2)               57,500       76,800
Mutual of New York Life Insurance Company, 7.79%, maturing August 2004                                   27,750          --
Bank of America, LIBOR + 1.75%, maturing June 2000                                                       16,720          --
Allfirst Bank, LIBOR + 1.75%, maturing May 2002                                                          12,290          --
Provident Bank of Maryland, LIBOR + 1.75%, maturing February 2001 (3)                                     8,642          --
Allfirst Bank, LIBOR + 1.6%, maturing February 2001 (4)                                                   8,167          --
Aegon USA Realty Advisors, Inc., 8.29%, maturing  May 2007                                                6,214        6,369
Allfirst Bank, LIBOR + 1.75%, maturing October 2001(5)                                                    4,490          --
Mellon Bank, yield on 5-year Treasury Securities + 2%, maturing August 2005 (6)                           4,304          --
Bank of Maryland, LIBOR + 1.75%, maturing October 2001 (7)                                                3,437          --
Provident Bank of Maryland, LIBOR + 1.75%, maturing September 2000                                        2,825        2,907
Seller mortgage, 8%, maturing May 2007                                                                    1,542          --
Bank of America, LIBOR + 2%, repaid February 1999                                                            --        9,877
Security Life of Denver, 7.5%, repaid January 1999                                                           --        9,513
Howard Research and Development Corporation, 8%, repaid January 1999                                         --        1,996
Mercantile-Safe Deposit and Trust Co., Prime + 0.5%, repaid February 1999                                    --          500
Other Mortgages - Retail Properties, remaining loan carries 8% fixed rate, maturing February 2014         2,475       14,054
                                                                                                       --------     --------
                                                                                                       $399,627     $306,824
                                                                                                       ========     ========



(1) May be extended for two one-year periods, subject to certain conditions.
(2) On February 8, 2000, the maturity date of this loan was extended to May
    2001.
(3) Construction loan with a total commitment of $10,875. Loan may be extended for a one-year period, subject to certain conditions.
(4) Construction loan with a total commitment of $9,825. Loan may be extended for a one-year period, subject to certain conditions.
(5) Construction loan with a total commitment of $12,375. Loan may be extended for a one-year period, subject to certain conditions.
(6) Construction loan with a total commitment of $4,549.
(7) Construction loan with a total commitment of $7,400. Loan may be extended for a one-year period, subject to certain conditions.

               In the case of each of our mortgage loans, we have pledged certain of our real estate assets as collateral. We use the term collateralized to describe this arrangement. As of December 31, 1999, substantially all of our real estate properties were collateralized on loan obligations. Certain of our mortgage loans require that we comply with a number of restrictive financial covenants, including adjusted consolidated net worth, minimum property interest coverage, minimum property hedged interest coverage, minimum consolidated interest coverage, maximum consolidated unhedged floating rate debt and maximum consolidated total indebtedness.

     Our mortgage loans mature on the following schedule (excluding extension options):


    2000..............................................            $180,245
    2001..............................................              28,180
    2002..............................................              15,134
    2003..............................................               3,665
    2004..............................................              29,496
    Thereafter........................................             142,907
                                                                  --------
    Total.............................................            $399,627
                                                                  ========


     The fair value of our mortgage and other loans payable was $387,539 at December 31, 1999 and $309,451 at December 31, 1998.

     Weighted average borrowings under our secured revolving credit facility with Deutsche Banc Alex. Brown totaled $70,165 in 1999 and $30,972 in 1998. The weighted average interest rate on this credit facility totaled 7.2% in 1999 and 8.0% in 1998.

     We also have a $50.0 million line of credit with Prudential Securities Credit Corporation. This loan bears an interest rate of LIBOR plus 1.5%, matures December 28, 2000 and may be extended for a three month period, subject to certain conditions. No borrowings were made under this loan during 1999.

     Amounts available under our lines of credit with Deutsche Banc Alex. Brown and Prudential Securities Credit Corporation are computed based on 65% of the appraised value of properties pledged as collateral for these loans. As of December 31, 1999, the maximum amount available under our lines of credit totaled $99,353, of which $41,853 was unused.

     We capitalized interest costs of $1,510 during 1999 and $77 during 1998.

     We had mortgage loans payable that were retired early during 1999 using proceeds from sales of properties and refinancings. We recognized a loss on these early debt retirements of $903 during 1999.

8.       SHAREHOLDERS' EQUITY

      On January 1, 1998, COPT changed its name from Royale Investments, Inc. to Corporate Office Properties Trust, Inc. On March 16, 1998, COPT was reformed as a Maryland REIT and changed its name to Corporate Office Properties Trust (the "Reformation"). In connection with the Reformation, we authorized 45,000,000 Common Shares and 5,000,000 Preferred Shares. Each share of common stock in Corporate Office Properties Trust, Inc. was exchanged for one Common Share in COPT.

PREFERRED SHARES

     In connection with the Constellation Transaction in 1998, we issued 984,308 Series A Preferred Shares. These shares are nonvoting and are convertible after two years of issuance, subject to certain conditions, into Common Shares on the basis of 1.8748 Common Shares for each Series A Preferred Share. Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees). Dividends accrue from the date of issue at the annual rate of $1.375 per share, which is equal to 5.5% of the $25.00 per share liquidation preference of the shares. We contributed the assets we received in the transaction to our Operating Partnership in exchange for 984,308 Series A Preferred Units. The Series A Preferred Units carry terms that are substantially the same as the Series A Preferred Shares.

     In July 1999, we completed the sale of 1,250,000 Series B Cumulative Redeemable Preferred Shares of beneficial interest ("Series B Preferred Shares") to the public at a price of $25.00 per share. These shares are nonvoting and are redeemable for cash at $25.00 per share at our option on or after July 15, 2004. Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees). Dividends accrue from the date of issue at the annual rate of $2.50 per share, which is equal to 10% of the $25.00 per share redemption price. We contributed the net proceeds to our Operating Partnership in exchange for 1,250,000 Series B Preferred Units. The Series B Preferred Units carry terms that are substantially the same as the Series B Preferred Shares.

COMMON SHARES

     In April 1998, we completed the sale of 7,500,000 Common Shares to the public at a price of $10.50 per share and contributed the net proceeds to our Operating Partnership in exchange for 7,500,000 Common Units. Our Operating Partnership used the proceeds to fund acquisitions.

     In connection with the Constellation Transaction in 1998, we issued 7,030,793 Common Shares and contributed the assets we received to our Operating Partnership in exchange for 7,030,793 Common Units.

     On August 4, 1999, 372,295 Common Units in our Operating Partnership were converted to Common Shares.

     On December 16, 1999, we issued 471,875 Common Shares subject to forfeiture restrictions to certain officers. The forfeiture restrictions of specified percentages of these shares lapse annually through 2004 upon the Company's attainment of defined earnings or shareholder return growth targets. These shares may not be sold, transferred or encumbered while the forfeiture restrictions are in place. Forfeiture restrictions on 8,593 of these shares lapsed during 1999.

9.       SHARE OPTIONS

     In 1993, we adopted a share option plan for directors under which we have 75,000 Common Shares reserved for issuance. These options become exercisable beginning on the first anniversary of their grant and expire ten years after the date of grant.

     In March 1998, we adopted a share option plan for Trustees and employees of the Service Companies under which we have 3,129,877 Common Shares reserved for issuance. Trustee options under this plan become exercisable beginning on the first anniversary of their grant. Service Company employees' options under this plan become exercisable over a 3 to 5 year period. These options expire ten years after the date of grant.

     The following table summarizes share option transactions under the plans described above:


                                                                                                 Weighted
                                                                         Range of                Average
                                                                         Exercise                Exercise
                                                        Shares        Price per Share         Price per Share
                                                      -----------    -----------------       -----------------
Outstanding at December 31, 1996                         57,500        $5.38 - $10.38              $7.53
Granted - 1997                                           25,000        $5.25 - $7.59               $6.19
Forfeited - 1997                                         (7,500)           $5.25                   $5.25
                                                      ----------
Outstanding at December 31, 1997                         75,000        $5.25 - $10.38              $7.31
Granted - 1998                                          722,875        $9.25 - $12.25              $9.37
Forfeited - 1998                                         (6,050)           $9.25                   $9.25
Exercised - 1998                                         (5,000)       $5.38 - $5.63               $5.51
                                                      ----------
Outstanding at December 31, 1998                        786,825       $5.25 - $12.25               $9.20
Granted - 1999                                          700,200        $7.38 - $9.25               $8.21
Forfeited - 1999                                        (59,050)       $8.00 - $9.25               $8.48
1998 Options Repriced from                             (360,500)           $9.25                   $9.25
   $9.25 to $8.00 during 1999                           360,500            $8.00                   $8.00
                                                      ----------
Outstanding at December 31, 1999                      1,427,975       $5.25 - $12.25               $8.46
                                                      ==========
Available for future grant at December 31, 1999       1,771,902
                                                      ----------
Exercisable at December 31, 1997                         57,500       $5.38 - $10.38               $7.53
                                                      ----------
Exercisable at December 31, 1998                         70,000       $5.25 - $10.38               $7.77
                                                      ----------
Exercisable at December 31, 1999                        312,467       $5.25 - $12.25 (1)           $8.73
                                                      ==========


(1)32,500 of these options had an exercise price ranging from $5.25 to $5.63, 249,967 had an exercise price ranging from $7.59 to $10.38 and 30,000 had an exercise price of $12.25.

     The weighted average remaining contractual life of the options at December 31, 1999 was approximately nine years.

A summary of the weighted average grant-date fair value per option granted is as follows:


                                                                             1999      1998     1997
                                                                             ----      ----     ----
Weighted average grant-date fair value                                      $  0.75   $  0.98  $  1.25
Weighted average grant-date fair value - exercise price equals
    Market price on grant-date                                              $  0.90   $  2.03  $  1.25
Weighted average grant-date fair value - exercise price exceeds
    Market price on grant-date                                              $  0.46   $  0.95  $    --
Weighted average grant-date fair value - exercise price less than
    Market price on grant-date                                              $  0.98   $    --  $    --


     We estimated the fair values using the Black-Scholes option-pricing model using the following assumptions:


                                                      1999          1998          1997
                                                      ----          ----          ----
       Risk free interest rate                        5.57%         4.65%         6.32%
       Expected life - years                          3.85          5.75          8.00
       Expected volatility                           27.00%        30.00%        34.00%
       Expected dividend yield                        8.40%         6.80%         6.70%


     Our Service Companies do not record compensation expense for share option grants unless the exercise price of such grants is less than the market price on the option grant date. The following table summarizes results as if we elected to account for share options based on Statement of Financial Accounting Standards No. 123:


                                                                            1999         1998           1997
                                                                         ----------   ----------      --------
  Net income (loss) available to Common Shareholders, as reported        $ 12,229      $ 4,369        $  (967)
  Net income (loss) available to Common Shareholders, pro forma            11,947        3,660           (998)
  Earnings (loss) per Common Share, as reported                              0.72         0.48          (0.60)
  Earnings (loss) per Common Share, pro forma                                0.69         0.40          (0.61)
  Diluted earnings (loss) per Common Share, as reported                      0.66         0.47          (0.60)
  Diluted earnings (loss) per Common Share, pro forma                        0.63         0.40          (0.61)


10.      RELATED PARTY TRANSACTIONS

MANAGEMENT

     In September 1998, we entered into a contract with COMI under which COMI provides asset management, managerial, financial and legal support. Under the terms of this contract, we reimburse COMI for personnel and other overhead-related expenses. We incurred management fees and related costs under this contract of $3,072 in 1999 and $545 in 1998. We capitalized $430 of these fees in 1999 and $73 in 1998.

     In 1998, we entered into a management agreement with CRM under which CRM provides property management services to most of our properties. Under the terms of this arrangement, CRM is entitled to a fee equal to a percentage of revenue from tenant billings (3% in 1999 and 3.5% in 1998). CRM is also entitled to reimbursement for direct labor and out-of-pocket costs. We incurred property management fees and related costs with CRM of $3,743 in 1999 and $557 in 1998.

     We had a management agreement with Glacier Realty LLC ("Glacier"), a company that was partially owned by one of our former Trustees. Under the management agreement, Glacier was responsible for the management of our retail properties for a base annual fee of $250 plus a percent of Average Invested Assets (as defined in the management agreement). Glacier was also entitled to fees upon our acquisition or sale of any net-leased retail real estate property, a fee that increased in the event that all or substantially all of the net-leased retail real estate properties were sold. The management agreement, entered into on October 14, 1997, had a term of five years. A fee was also due in the event that the management agreement was terminated or not renewed. We incurred fees under this agreement of $63 in 1999, $250 in 1998 and $52 in 1997. On March 19, 1999, our Operating Partnership issued 200,000 Common Units in exchange for all of the ownership interests in Glacier. For accounting purposes, we recorded $1,487, the value of this transaction, against the gain on the sale of our retail properties in the Midwest region of the United States.

     We also had a management agreement with a company for which one of our Trustees serves on the Board of Directors. We incurred management fees and related costs under this contract of $62 in 1999, $87 in 1998 and $22 in 1997.

     Prior to 1998, we had an advisory agreement with Crown Advisors, Inc. ("Crown"), a company owned by one of our former Trustees. Under this agreement, Crown acted as investment advisor to the Company and assisted in the management of the day-to-day operations for a base annual fee of $250 plus incentives based upon performance. We incurred advisory fees under this agreement of $198 in 1997. No performance fees were incurred under this agreement. In 1997, we issued 246,083 Common Shares (net of 27,646 Common Shares owned by Crown that were retired) valued at $1,353 ($5.50 per share) in exchange for the assets of Crown, which resulted in the termination of the advisory agreement with Crown. We reported these costs of terminating the advisory agreement as an expense in our Consolidated Statements of Operations.

CONSTRUCTION COSTS

      In September 1998, we entered into a contract with CDS under which CDS provides construction and development services. Under the terms of this contract, we reimburse CDS for these services based on actual time incurred at market rates. We incurred $1,274 in 1999 and $214 in 1998 under this contract, a substantial portion of which was capitalized into the cost of the related activities.

RESTRICTED SHARE GRANTS

     During 1999, the Service Companies paid us $63 for the value of earned restricted Common Shares granted to its employees.

RENTAL INCOME

     We recognized revenue on office space leased to COMI and CRM of $420 in 1999 and $92 in 1998. We recognized revenue of $944 in 1999 and $256 in 1998 on office space leased to Constellation.

INTEREST INCOME

     We earned interest income on notes receivable from the Service Companies of $253 in 1999 and $66 in 1998. We also earned interest income of $723 on notes receivable from Corporate Gateway in 1999.

CONSTRUCTION FEES

     During 1999, the Service Companies earned construction management fees of $60 from an entity owned by an officer and Trustee of ours. During 1998, we earned construction management fees of $60 from an entity owned by an officer and Trustee of ours.

LEASING COMMISSION

      During 1999, the Service Companies earned a leasing commission of $117 from an entity owned by an officer and Trustee of ours.

FEES EARNED FROM CONSTELLATION AND BGE

     The Service Companies earned fees from a project consulting and management agreement with Constellation of $1,100 in 1999 and $750 in 1998. The Service Companies also earned fees and expense reimbursements of $500 in 1999 and $206 in 1998 under a property management agreement with Baltimore Gas and Electric Company ("BGE"), an affiliate of Constellation.

FEES EARNED FROM REAL ESTATE JOINT VENTURE

      During 1999, we earned an acquisition services fee of $213 from Corporate Gateway.

UTILITIES EXPENSE

     BGE provided utility services to most of our properties in the Baltimore/Washington Corridor during 1999 and 1998.

ACQUISITIONS

     See Note 4.

11.      OPERATING LEASES

     We lease our properties to tenants under operating leases with various expiration dates extending to the year 2017. Gross minimum future rentals on noncancelable leases at December 31, 1999 are as follows:


           2000...............................................     $  80,401
           2001...............................................        59,849
           2002...............................................        51,618
           2003...............................................        41,714
           2004...............................................        32,728
           Thereafter.........................................        94,782
                                                                   ---------
             Total............................................     $ 361,092
                                                                   =========


      The amounts above do not include the cancelable portion of future rentals on long term leases with the United States Government that are structured with consecutive automatic one-year renewable terms.

12.      SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS


                                                                                            For the Years Ended
                                                                                               December 31,
                                                                                     -------------------------------
                                                                                        1999       1998        1997
                                                                                     ---------   ---------  --------
Interest paid, net of capitalized interest                                             $21,258   $  12,876  $  2,220
                                                                                     =========   =========  ========
Supplemental schedule of non-cash investing and financing activities:
   Debt repaid in connection with sales of rental properties                         $  20,928   $      --  $    --
                                                                                     ---------   ---------  --------
   Debt assumed in connection with acquisitions                                      $  26,620   $  84,679  $100,000
                                                                                     ---------   ---------  --------
   Increase in minority interests resulting from issuance of Preferred and
     Common Units in connection with property acquisitions                           $  28,309   $   1,559  $ 65,070
                                                                                     ---------   ---------  --------
   Increase in minority interests resulting from issuance of Common Units in
     connection with Glacier transaction                                             $   1,487   $      --   $    --
                                                                                     ---------   ---------  --------
   Increase in shareholders' equity resulting from issuance of Common Shares and
     Preferred Shares in connection with acquisitions                                $      --   $  98,431   $ 2,981
                                                                                     ---------   ---------  --------
  Note receivable balance applied to cost of property acquisition                    $   1,575   $      --   $    --
                                                                                     ---------   ---------  --------
   Increase in accrued capital improvements                                          $   1,212   $   1,742   $    --
                                                                                     =========   =========  ========
   Adjustments to minority interests resulting from changes in ownership of
     Operating Partnership by COPT                                                   $   8,970   $  11,331  $     --
                                                                                     =========   =========  ========
   Dividends/distribution payable                                                    $   6,298   $   4,692  $  1,276
                                                                                     =========   =========  ========
   Decrease in minority interests and increase in shareholders' equity in
     connection with conversion of Common Units into Common Shares                   $   3,141   $      --  $     --
                                                                                     =========   =========  ========
   Changes in minority interests in connection with conversion of Preferred
     Units into Common Units                                                         $  52,500   $     --   $     --
                                                                                     =========   =========  ========
   Changes in shareholders' equity in connection with issuance of restricted
     Common Shares                                                                   $   3,480   $      --  $     --
                                                                                     =========   =========  ========


13.      INFORMATION BY BUSINESS SEGMENT

     We have five segments: Baltimore/Washington Corridor office, Greater Philadelphia office, Northern/Central New Jersey office, Greater Harrisburg office and retail. Our office properties represent our core-business. We manage our retail properties as a single segment since they are considered outside of our core business.

     The table below reports segment financial information. Our retail segment is not separately reported since it does not meet the reporting thresholds. We measure the performance of our segments based on total revenues less property operating expenses. Accordingly, we do not report other expenses by segment in the table below.


                                      Baltimore/                Northern/
                                      Washington    Greater    Central New    Greater
                                       Corridor   Philadelphia    Jersey    Harrisburg
                                        Office       Office       Office      Office       Other          Total
                                     -----------------------------------------------------------------------------
Year Ended December 31, 1999:
Revenues                              $  45,716   $  10,024   $  17,764     $   3,716     $   3,892     $  81,112
Property operating expenses              14,025          82       6,761         1,083           374        22,325
                                      ---------   ---------   ---------     ---------     ---------     ---------
Income from operations                $  31,691   $   9,942   $  11,003     $   2,633     $   3,518     $  58,787
                                      =========   =========   =========     =========     =========     =========
Commercial real estate property
    expenditures                      $ 148,577   $      17   $  14,364     $  47,176     $     331     $ 210,465
                                      =========   =========   =========     =========     =========     =========
Segment assets at December 31, 1999   $ 410,029   $ 107,516   $ 111,872     $  70,648     $  20,969     $ 721,034
                                      =========   =========   =========     =========     =========     =========
Year Ended December 31, 1998:
 Revenues                             $  13,548   $  10,024   $   9,997     $   2,835     $   3,810     $  40,214
 Property operating expenses              4,293          15       3,914           946           464         9,632
                                      ---------   ---------   ---------     ---------     ---------     ---------
 Income from operations               $   9,255   $  10,009   $   6,083     $   1,889     $   3,346     $  30,582
                                      =========   =========   =========     =========     =========     =========
 Commercial real estate property
    expenditures                      $ 275,502   $      --   $  64,571     $  18,019     $   6,415     $ 364,507
                                      =========   =========   =========     =========     =========     =========
Segment assets at December 31, 1998   $ 277,751   $ 108,894   $  97,035     $  23,888     $  56,109     $ 563,677
                                      =========   =========   =========     =========     =========     =========

Year Ended December 31, 1997:
Revenues                              $      --   $   2,100   $   1,359     $     589     $   2,570     $   6,618
Property operating expenses                  --           3         455           227            43           728
                                      ---------   ---------   ---------     ---------     ---------     ---------
Income from operations                $      --   $   2,097   $     904     $     362     $   2,527     $   5,890
                                      =========   =========   =========     =========     =========     =========
Commercial real estate property
    expenditures                      $      --   $ 110,401   $  32,144     $  24,137     $     140     $ 166,822
                                      =========   =========   =========     =========     =========     =========
Segment assets at December 31, 1997   $      --   $ 110,111   $  32,123     $  24,286     $  27,014     $ 193,534
                                      =========   =========   =========     =========     =========     =========


    The following table reconciles our income from operations for reportable segments to income (loss) before extraordinary item as reported in our Consolidated Statements of Operations.


                                                                         Years Ended December 31,
                                                                  ----------------------------------
                                                                     1999         1998         1997
                                                                  ----------   ----------   --------
Income from operations for reportable segments                     $ 58,787      $ 30,582    $ 5,890
Add:
   Equity in income of Service Companies                                198           139        --
   Gain on sales of rental properties                                 1,140           --         --
Less:
   General and administrative                                        (3,204)       (1,890)      (533)
   Interest                                                         (21,808)      (12,207)    (2,855)
   Amortization of deferred financing costs                            (975)         (423)       (64)
   Depreciation and other amortization                              (12,075)       (6,285)    (1,267)
   Reformation costs                                                    --           (637)       --
   Termination of advisory agreement                                    --            --      (1,353)
   Minority interests                                                (6,077)       (4,583)      (785)
                                                                    -------       -------    -------
Income (loss) before extraordinary item                             $15,986       $ 4,696    $  (967)
                                                                    =======       =======    =======


     We did not allocate gain on sales of rental properties, interest expense, amortization of deferred financing costs and depreciation and other amortization to segments since they are not included in the measure of segment profit reviewed by management. We also did not allocate equity in income of Service Companies, general and administrative, reformation costs, termination of advisory agreement costs and minority interests since these items represent general corporate expenses not attributable to segments.

14.      COMMITMENTS AND CONTINGENCIES

     In the normal course of business, we are involved in legal actions arising from our ownership and administration of properties. In management's opinion, any liabilities that may result are not expected to have a materially adverse effect on our financial position, operations or liquidity. We are subject to various federal, state and local environmental regulations related to our property ownership and operation. We have performed environmental assessments of our properties, the results of which have not revealed any environmental liability that we believe would have a materially adverse effect on our financial position, operations or liquidity.

OFFICE LEASE

     We have an office lease for our corporate headquarters in Bala Cynwyd, Pennsylvania. The monthly rent under this lease is subject to an annual increase based on the Consumer Price Index. Future minimum rental payments due under the term of this lease are as follows:


     2000..........................................         $    171
     2001..........................................              171
     2002..........................................              171
     2003..........................................              128
                                                            --------
     Total.........................................         $    641
                                                            ========


CONTRACT TO ACQUIRE PROPERTIES

      We are under contract to purchase from Constellation two parcels of land contiguous to certain of our existing operating properties. The purchase price will be determined based upon the square footage of the area contained in the buildings to be constructed on the land parcels.

WARRANTS

      In connection with a property acquisition in December 1999, we issued ten-year detachable warrants exercisable for an additional number of Common Units (up to 476,200 units) to be determined based upon the share price of our Common Shares over the first five years following the acquisition. However, if the price of the Common Shares used to determine the additional number of Common Units equals or exceeds $14.21, no warrants will be issuable.

15.      QUARTERLY DATA (UNAUDITED)


                                                   Year Ended December 31, 1999
                                         --------------------------------------------
                                          First       Second      Third       Fourth
                                         Quarter      Quarter    Quarter      Quarter
                                         --------    --------    --------    --------

Revenues                                 $ 18,523    $ 19,542    $ 20,460    $ 22,587
                                         ========    ========    ========    ========
Income before minority interests and
   extraordinary item                    $  5,588    $  5,225    $  5,490    $  5,760
Minority interests                         (1,349)     (1,523)     (1,444)     (1,761)
                                         --------    --------    --------    --------
Income before extraordinary item            4,239       3,702       4,046       3,999
Extraordinary item                           (694)       (144)         --         (65)
                                         --------    --------    --------    --------
Net income                                  3,545       3,558       4,046       3,934

Preferred Share dividends                    (338)       (338)     (1,060)     (1,118)
                                         --------    --------    --------    --------
Net income available to Common
   Shareholders                          $  3,207    $  3,220    $  2,986    $  2,816
                                         ========    ========    ========    ========
Basic earnings per share:
 Income before extraordinary item        $   0.23    $   0.20    $   0.18    $   0.17
                                         ========    ========    ========    ========
 Net income                              $   0.19    $   0.19    $   0.18    $   0.16
                                         ========    ========    ========    ========
Diluted earnings per share:
 Income before extraordinary item        $   0.19    $   0.17    $   0.16    $   0.17
                                         ========    ========    ========    ========
 Net income                              $   0.17    $   0.17    $   0.16    $   0.16
                                         ========    ========    ========    ========
Weighted average Common Shares-basic
   (in thousands)                          16,802      16,802      17,037      17,176
                                         ========    ========    ========    ========
Weighted average Common
   Shares-diluted (in thousands)           28,914      24,311      24,555      27,621
                                         ========    ========    ========    ========



                                                  Year Ended December 31, 1998
                                         -----------------------------------------------
                                           First       Second     Third         Fourth
                                          Quarter      Quarter    Quarter       Quarter
                                         ---------    ---------  ---------    ----------

Revenues                                 $  5,525     $  7,842     $ 9,812     $17,035
                                         ========     ========     =======     =======
Income before minority interests         $    490     $  2,058     $ 2,493     $ 4,238
Minority interests                           (989)      (1,129)     (1,154)     (1,311)
                                         --------     --------     -------     -------
Net (loss) income                            (499)         929       1,339       2,927
Preferred Share dividends                       --          --         (10)       (317)
                                         --------     --------     -------     -------
Net (loss) income available to
   Common Shareholders                   $   (499)    $    929     $ 1,329     $ 2,610
                                         ========     ========     =======     =======
Basic (loss) earnings per share          $  (0.22)    $   0.12     $  0.13     $  0.16
                                         ========     ========     =======     =======
Diluted (loss) earnings per share        $  (0.22)    $   0.12     $  0.12     $  0.15
                                         ========     ========     =======     =======
Weighted average Common Shares-basic
   (in thousands)                           2,268        7,628       9,973      16,361
                                         ========     ========     =======     =======
Weighted average Common
   Shares-diluted (in thousands)            2,294       17,731      20,065      23,868
                                         ========     ========     =======     =======


16.      PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     We accounted for our 1999 and 1998 acquisitions using the purchase method of accounting. We included the results of operations for the acquisitions in our Consolidated Statements of Operations from their respective purchase dates through December 31, 1999.

     We prepared our pro forma condensed consolidated financial information presented below as if all of our 1999 and 1998 acquisitions had occurred on January 1, 1998. Accordingly, we were required to make pro forma adjustments where deemed necessary. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if these acquisitions had occurred on January 1, 1998, nor does it intend to represent our results of operations for future periods.


                                                                      Year Ended December 31,
                                                                 -----------------------------
                                                                       1999             1998
                                                                 -------------     -----------
                                                                   (Unaudited)      (Unaudited)

Pro forma total revenues                                          $    95,658      $    82,227
                                                                  ===========      ===========
Pro forma net income available to Common Shareholders             $    12,103      $     8,242
                                                                  ===========      ===========
Pro forma earnings per Common Share
  Basic                                                           $      0.71      $      0.49
                                                                  ===========      ===========
  Diluted                                                         $      0.65      $      0.48
                                                                  ===========      ===========


17.      SUBSEQUENT EVENT

CONSTRUCTION LOAN

         On February 10, 2000, we entered into a $6,900 construction loan facility with Summit Bank to finance the redevelopment of a 57,000 square foot warehouse facility into office space. This loan bears interest at LIBOR plus 1.75%. The loan matures on February 28, 2001 and may be extended for a two-year period, subject to certain conditions.

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Trustees and Shareholders of Corporate Office Properties Trust

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Corporate Office Properties Trust (the "Company") at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, Maryland
January 26, 2000

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

     Our Common Shares began trading on the NYSE on April 27, 1998, under the symbol "OFC". During the first quarter of 1998 and through April 26, 1998, our Common Shares traded on the Nasdaq -Registered Trademark- under the symbols "COPT" and "COPTD". The table below shows the range of the high and low sale prices for our Common Shares as reported on the NYSE and the Nasdaq, as well as the quarterly Common Share dividends per share declared. The quotations shown for shares traded on Nasdaq represent interdealer prices without adjustment for retail markups, markdowns or commissions, and may not reflect actual transactions.


                                                                PRICE RANGE
                                                        -------------------------
                                                                                     DIVIDENDS
1999                                                        LOW            HIGH       PER SHARE
First Quarter....................................         $6.3750         $8.3125       $0.18
Second Quarter...................................          5.8750          8.6875        0.18
Third Quarter....................................          7.0000          9.0000        0.19
Fourth Quarter...................................          7.0625          8.2500        0.19

1998
First Quarter....................................          9.7500         14.1250        0.15
Second Quarter...................................          8.6250         14.0000        0.15
Third Quarter....................................          6.4375          9.9375        0.18
Fourth Quarter...................................          6.3750          8.0625        0.18


     The approximate number of holders of record of our shares was approximately 230 as of December 31, 1999. This number does not include shareholders whose shares are held of record by a brokerage house or clearing agency, but does include any such brokerage house or clearing agency as one record holder.

     We will pay future dividends at the discretion of our Board of Trustees. Our ability to pay cash dividends in the future will be dependent upon (i) the income and cash flow generated from our operations, (ii) cash generated or used by our financing and investing activities and (iii) the annual distribution requirements under the REIT provisions of the Code described above and such other factors as the Board of Trustees deems relevant. Our ability to make cash dividends will also be limited by the terms of our Operating Partnership Agreement and our financing arrangements as well as limitations imposed by state law and the agreements governing any future indebtedness.