Form 10-K, Exhibit 13
period 1999-12-31
CORPORATE OFFICE PROPERTIES TRUST
filed 2000-03-16
CIK 860546

                        CORPORATE OFFICE PROPERTIES TRUST
            SCHEDULE III - REAL ESTATE DEPRECIATION AND AMORTIZATION
                                DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)



                                                                                                Initial Cost
                                                                                         ---------------------------
                                                                                                   Building and Land
     Property                         Location               Building Type  Encumbrances   Land      Improvements
---------------------------------   ----------------------   -------------  ------------ --------  -----------------
751, 753 760, 785 Jolly Road        Blue Bell, PA                Office      $ 66,232    $ 22,080     $ 88,320
2730 Hercules Road                  Annapolis Junction, MD       Office        26,447       7,897       31,588
431 Ridge Road                      Dayton, NJ                   Office         8,351       2,782       11,128
7200 Riverwood Drive                Columbia, MD                 Office         7,524       4,075       16,300
695 Route 46                        Fairfield, NJ                Office         6,809       3,730       14,919
6950 Columbia Gateway Drive         Columbia, MD                 Office        12,007       3,586       14,343
6009 - 6011 Oxon Hill Road          Oxon Hill, MD                Office         6,658       3,432       13,728
9690 Deereco Road                   Timonium, MD                 Office         7,060       3,411       13,645
429 Ridge Road                      Dayton, NJ                   Office         8,794       2,930       11,719
1306 Concourse Drive                Linthicum, MD                Office         5,643       2,790       11,159
375 W. Padonia Road                 Timonium, MD                 Office         5,358       2,589       10,356
133 National Business Parkway       Annapolis Junction, MD       Office         8,422       2,515       10,060
135 National Business Parkway       Annapolis Junction, MD       Office         8,294       2,477        9,907
6940 Columbia Gateway Drive         Columbia, MD                 Office         8,638       3,536        8,572
141 National Business Parkway       Annapolis Junction, MD       Office         8,022       2,396        9,583
134 National Business Parkway(1)    Annapolis Junction, MD       Office         8,167       3,672        7,446
710 Route 46                        Fairfield, NJ                Office         6,214       2,151        8,605
1615 and 1629 Thames Street         Baltimore, MD                Office         4,302       2,079        8,315
2605 Interstate Drive               Harrisburg, PA               Office         6,242       2,089        8,355
1302 Concourse Drive                Linthicum, MD                Office         3,988       2,074        8,294
900 Elkridge Landing Road           Linthicum, MD                Office         7,499       1,991        7,963
132 National Business Parkway(1)    Annapolis Junction, MD       Office         4,490       2,907        7,155
131 National Business Parkway       Annapolis Junction, MD       Office         6,377       1,904        7,617
2601 Market Place                   Harrisburg, PA               Office         5,802       1,928        7,713
7467 Ridge Road                     Hanover, MD                  Office         3,085       1,623        6,492
1199 Winterson Road                 Linthicum, MD                Office         6,017       1,597        6,389
14502 Greenview Drive               Laurel, MD                   Office         4,782       1,428        5,712
6740 Alexander Bell Drive           Columbia, MD                 Office         4,921       1,419        5,678
14504 Greenview Drive               Laurel, MD                   Office         4,934       1,480        5,894
1190 Winterson Road                 Linthicum, MD                Office         5,024       1,334        5,334
1099 Winterson Road                 Linthicum, MD                Office         4,979       1,322        5,287
849 International Drive             Linthicum, MD                Office         5,087       1,350        5,401
911 Elkridge Landing Road           Linthicum, MD                Office         4,573       1,214        4,856
6345 Flank Drive                    Harrisburg, PA               Office         4,559       1,320        5,254
104 Interchange Plaza               Cranbury, NJ                 Office         2,257       1,323        5,293
8815 Centre Park Drive              Columbia, MD                 Office         4,188       1,251        5,003
1201 Winterson Road                 Linthicum, MD                Office         4,849       1,287        5,149
19 Commerce                         Cranbury, NJ                 Office         2,633       1,283        5,130
6340 Flank Drive                    Harrisburg, PA               Office         4,389       1,271        5,058
4301 Route 1                        Monmouth Junction, NJ        Office         2,671       1,204        4,816
6716 Alexander Bell Drive           Columbia, MD                 Office         4,293       1,238        4,953
101 Interchange Plaza               Cranbury, NJ                 Office         1,730       1,155        4,647
322 Marlboro Street                 Easton, MD                   Office         2,825       1,157        4,628
999 Corporate Boulevard(1)          Linthicum, MD                Office         3,437       1,186        4,464
5035 Ritter Road                    Harrisburg, PA               Office         3,845       1,113        4,432
6400 Flank Drive                    Harrisburg, PA               Office         3,765       1,090        4,339
881 Elkridge Landing Road           Linthicum, MD                Office         3,892       1,033        4,133
921 Elkridge Landing Road           Linthicum, MD                Office         3,929       1,043        4,172
930 International Drive             Linthicum, MD                Office         3,813         980        3,918


                                 Costs Capitalized      Gross Amounts
                                   Subsequent to     Carried at Close of  Accumulated   Year Built or     Date      Depreciation
     Property                       Acquisition             Period         Depreciation    Renovated     Acquired       Life
-----------------------------    -----------------   -------------------  ------------  -------------   --------    ------------
751, 753 760, 785 Jolly Road        $    19               $110,419          $ 4,889       1966/1996     10/14/97     40 Years
2730 Hercules Road                       --                 39,485              987         1990         9/28/98     40 Years
431 Ridge Road                        6,638                 20,548              734       1958/1998     10/14/97     40 Years
7200 Riverwood Drive                     --                 20,375              492         1986        10/13/98     40 Years
695 Route 46                          1,230                 19,879              625         1990         5/28/98     40 Years
6950 Columbia Gateway Drive              --                 17,929              418         1998        10/21/98     40 Years
6009 - 6011 Oxon Hill Road              482                 17,642              517         1990         9/28/98     40 Years
9690 Deereco Road                        --                 17,056               --         1988        12/21/99     40 Years
429 Ridge Road                          268                 14,917              671       1966/1996     10/14/97     40 Years
1306 Concourse Drive                     --                 13,949               35         1990        11/18/99     40 Years
375 W. Padonia Road                      --                 12,945               --         1986        12/21/99     40 Years
133 National Business Parkway           229                 12,804              361         1997         9/28/98     40 Years
135 National Business Parkway            31                 12,415              249         1998        12/30/98     40 Years
6940 Columbia Gateway Drive              --                 12,108               35         1999        11/13/98     40 Years
141 National Business Parkway            86                 12,065              325         1990         9/28/98     40 Years
134 National Business Parkway(1)         --                 11,118               51         (1)         11/13/98     40 Years
710 Route 46                             52                 10,808              343         1985         5/28/98     40 Years
1615 and 1629 Thames Street             402                 10,796              284         1989         9/28/98     40 Years
2605 Interstate Drive                    46                 10,490              471         1990        10/14/97     40 Years
1302 Concourse Drive                     --                 10,368               26         1996        11/18/99     40 Years
900 Elkridge Landing Road               177                 10,131              383         1982         4/30/98     40 Years
132 National Business Parkway(1)         --                 10,062               --         (1)          5/28/99     40 Years
131 National Business Parkway           281                  9,802              281         1990         9/28/98     40 Years
2601 Market Place                       143                  9,784              430         1989        10/14/97     40 Years
7467 Ridge Road                           8                  8,123              108         1990         4/28/99     40 Years
1199 Winterson Road                      41                  8,027              269         1988         4/30/98     40 Years
14502 Greenview Drive                   111                  7,251              194         1988         9/28/98     40 Years
6740 Alexander Bell Drive               234                  7,331              159         1992        12/31/98     40 Years
14504 Greenview Drive                   317                  7,691              209         1985         9/28/98     40 Years
1190 Winterson Road                     448                  7,116              237         1987         4/30/98     40 Years
1099 Winterson Road                     401                  7,010              238         1988         4/30/98     40 Years
849 International Drive                 196                  6,947              119         1988         2/23/99     40 Years
911 Elkridge Landing Road               648                  6,718              232         1985         4/30/98     40 Years
6345 Flank Drive                         69                  6,643               13         1989         12/3/99     40 Years
104 Interchange Plaza                    11                  6,627              154         1990        10/30/98     40 Years
8815 Centre Park Drive                  298                  6,552              169         1987         9/28/98     40 Years
1201 Winterson Road                      13                  6,449              216         1985         4/30/98     40 Years
19 Commerce                              34                  6,447              149         1989        10/30/98     40 Years
6340 Flank Drive                         --                  6,329               11         1988         12/3/99     40 Years
4301 Route 1                            302                  6,322               82         1986         6/24/99     40 Years
6716 Alexander Bell Drive                48                  6,239              121         1990        12/31/98     40 Years
101 Interchange Plaza                   272                  6,074              144         1985        10/30/98     40 Years
322 Marlboro Street                      57                  5,842              147      1977/1997       9/28/98     40 Years
999 Corporate Boulevard(1)               --                  5,650               --         (1)           8/1/99     40 Years
5035 Ritter Road                         --                  5,545                9         1988         12/3/99     40 Years
6400 Flank Drive                         --                  5,429                9         1992         12/3/99     40 Years
881 Elkridge Landing Road                73                  5,239              176         1986         4/30/98     40 Years
921 Elkridge Landing Road                20                  5,235              174         1983         4/30/98     40 Years
930 International Drive                  35                  4,933              163         1986         4/30/98     40 Years



                                                                                                Initial Cost
                                                                                         ---------------------------
                                                                                                   Building and Land
     Property                         Location               Building Type  Encumbrances   Land      Improvements
---------------------------------   ----------------------   -------------  ------------ --------  -----------------
7321 Parkway Drive                  Hanover, MD                  Office         1,617         936        3,746
900 International Drive             Linthicum, MD                Office         3,690       1,012        4,049
221 National Business Parkway(1)    Annapolis Junction, MD       Office            --       2,945        1,975
7318 Parkway Drive                  Hanover, MD                  Office         1,580         968        3,874
939 Elkridge Landing Road           Linthicum, MD                Office         3,533         938        3,752
6360 Flank Drive                    Harrisburg, PA               Office         3,137         909        3,615
1340 Ashton Road                    Hanover, MD                  Office         1,392         902        3,609
6760 Alexander Bell Drive           Columbia, MD                 Office         3,076         887        3,549
6385 Flank Drive                    Harrisburg, PA               Office         2,429         811        3,242
800 International Drive             Linthicum, MD                Office         2,916         774        3,096
47 Commerce                         Cranbury, NJ                 Office         1,279         753        3,013
1334 Ashton Road                    Hanover, MD                  Office         1,392         734        2,937
437 Ridge Road                      Dayton, NJ                   Office         2,151         717        2,866
2100 S. Broadway                    Minot, ND                    Retail         2,475         842        2,503
6405 Flank Drive                    Harrisburg, PA               Office         2,259         654        2,604
5070 Ritter Road- Bldg A            Harrisburg, PA               Office         2,009         581        2,314
6380 Flank Drive                    Harrisburg, PA               Office         2,030         588        2,339
1331 Ashton Road                    Hanover, MD                  Office         1,091         585        2,340
68 Culver Road(1)                   Dayton, NJ                   Office            --         857        1,972
5070 Ritter Road- Bldg B            Harrisburg, PA               Office         1,757         509        2,025
3 Centre Drive                      Cranbury, NJ                 Office         1,016         509        2,036
2 Centre Drive                      Cranbury, NJ                 Office           940         478        1,914
7 Centre Drive                      Cranbury, NJ                 Office           752         468        1,873
95 Shannon Road                     Harrisburg, PA               Office         1,696         470        1,879
75 Shannon Road                     Harrisburg, PA               Office         1,614         447        1,788
1304 Concourse Drive(2)             Linthicum, MD                Office            --       1,973           36
1350 Dorsey Road                    Hanover, MD                  Office           828         392        1,568
6750 Alexander Bell Drive(1)        Columbia, MD                 Office            --       1,263          680
8 Centre Drive                      Cranbury, NJ                 Office           828         387        1,547
1344 Ashton Road                    Hanover, MD                  Office           715         354        1,417
1341 Ashton Road                    Hanover, MD                  Office           470         305        1,220
85 Shannon Road                     Harrisburg, PA               Office           994         275        1,102
1343 Ashton Road                    Hanover, MD                  Office           470         193          772
6375 Flank Drive(1)                 Harrisburg, PA               Office            --         191          731
1337 Ashton Road(2)                 Hanover, MD                  Office            --         400           12
1338 Ashton Road                    Hanover, MD               Ground Lease        132          50           --
Furniture, Fixtures and Equipment   Various                       N/A              --          --           --
                                                                             --------    --------     --------
                                                                             $398,085    $148,779     $551,217
                                                                             --------    --------     --------
                                                                             --------    --------     --------


                                 Costs Capitalized      Gross Amounts
                                   Subsequent to     Carried at Close of  Accumulated   Year Built or     Date      Depreciation
     Property                       Acquisition             Period         Depreciation    Renovated     Acquired       Life
-----------------------------    -----------------   -------------------  ------------  -------------   --------    ------------
7321 Parkway Drive                      313                  4,995               78         1984         4/16/99     40 Years
900 International Drive                  55                  5,116              169         1986         4/30/98     40 Years
221 National Business Parkway(1)         --                  4,920                -         (1)         10/21/99     40 Years
7318 Parkway Drive                       76                  4,918               72         1984         4/16/99     40 Years
939 Elkridge Landing Road                80                  4,770              158         1983         4/30/98     40 Years
6360 Flank Drive                         --                  4,524                8         1988         12/3/99     40 Years
1340 Ashton Road                         --                  4,511               60         1989         4/28/99     40 Years
6760 Alexander Bell Drive                 5                  4,441               86         1991        12/31/98     40 Years
6385 Flank Drive                         --                  4,053              179         1995        10/14/97     40 Years
800 International Drive                  80                  3,950              129         1988         4/30/98     40 Years
47 Commerce                              --                  3,766               87      1992/1998      10/30/98     40 Years
1334 Ashton Road                         --                  3,671               49         1989         4/28/99     40 Years
437 Ridge Road                           25                  3,608              159      1962/1996      10/14/97     40 Years
2100 S. Broadway                         --                  3,345              401         1993          2/1/94     40 Years
6405 Flank Drive                         --                  3,258                5         1991         12/3/99     40 Years
5070 Ritter Road- Bldg A                 33                  2,928                5         1989         12/3/99     40 Years
6380 Flank Drive                         --                  2,927                5         1991         12/3/99     40 Years
1331 Ashton Road                         --                  2,925               39         1989         4/28/99     40 Years
68 Culver Road(1)                        --                  2,829               --         (1)           7/9/99     40 Years
5070 Ritter Road- Bldg B                 --                  2,534                4         1989         12/3/99     40 Years
3 Centre Drive                           --                  2,545               59         1987        10/30/98     40 Years
2 Centre Drive                           --                  2,392               56         1989        10/30/98     40 Years
7 Centre Drive                           42                  2,383               60         1989        10/30/98     40 Years
95 Shannon Road                          --                  2,349               20         1995         8/12/99     40 Years
75 Shannon Road                          --                  2,235               19         1995         8/12/99     40 Years
1304 Concourse Drive(2)                  --                  2,009               --         (2)         11/18/99     40 Years
1350 Dorsey Road                         --                  1,960               26         1989         4/28/99     40 Years
6750 Alexander Bell Drive(1)             --                  1,943               --         (1)         12/31/98     40 Years
8 Centre Drive                           --                  1,934               45         1986        10/30/98     40 Years
1344 Ashton Road                          1                  1,772               24         1989         4/28/99     40 Years
1341 Ashton Road                          7                  1,532               20         1989         4/28/99     40 Years
85 Shannon Road                          --                  1,377               11         1995         8/12/99     40 Years
1343 Ashton Road                         --                    965               13         1989         4/28/99     40 Years
6375 Flank Drive(1)                      --                    922               --         (1)          11/4/99     40 Years
1337 Ashton Road(2)                      --                    412               --         (2)          4/28/99     40 Years
1338 Ashton Road                         --                     50               --         N/A          4/28/99     40 Years
Furniture, Fixtures and Equipment       335                    335              124         N/A          Various    3-5 Years
                                    -------               --------          -------
                                    $14,772               $714,768          $18,279
                                    -------               --------          -------
                                    -------               --------          -------



(1) Under construction at December 31, 1999.
(2) Held for future development at December 31, 1999.

The following table summarizes our changes in cost of properties (in thousands):

                   Balance at December 31, 1998     $ 556,356
                   Property acquisitions              171,312
                   Building and land improvements      28,781
                   Other                                    3
                   Sales                              (41,684)
                                                    ---------
                   Balance at December 31, 1999     $ 714,768
                                                    ---------
                                                    ---------



The following table summarizes our changes in accumulated depreciation (in thousands):

                   Balance at December 31, 1998   $  9,469
                   Depreciation expense             11,811
                   Sales                            (3,001)
                                                  --------
                   Balance at December 31, 1999   $ 18,279
                                                  --------
                                                  --------


                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULES

  To the Board of Trustees and Shareholders of Corporate Office Properties Trust:

  Our audits of the consolidated financial statements referred to in our report dated January 26, 2000 appearing in the 1999 Annual Report to Shareholders of Corporate Office Properties Trust (which report and consolidated financial statements are incorporated by reference in the Corporate Office Properties Trust 1999 Annual Report on Form 10-K) also included an audit of the financial statement schedules listed in Item 14(a)(2) of the Corporate Office Properties Trust 1999 Annual Report on Form 10-K. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


  /s/ PricewaterhouseCoopers LLP


  PricewaterhouseCoopers LLP
  Baltimore, Maryland
  January 26, 2000