Form 10-K, Exhibit 13
period 2000-12-31
CORPORATE OFFICE PROPERTIES TRUST
filed 2001-03-22
CIK 860546

                                                                    EXHIBIT 13.1

SELECTED FINANCIAL DATA

     The following table contains selected financial data for each of the years ended December 31, 1996 through 2000. Our selected financial data for the years reported is not comparable due to our growth resulting from property acquisitions, completed construction and other changes in our organization. Since this information is only a summary, you should refer to our consolidated financial statements and the section of this report entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information.


                        CORPORATE OFFICE PROPERTIES TRUST
  (DOLLAR AND SHARE INFORMATION IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)


                                                  2000           1999           1998          1997            1996
                                                  ----           ----           ----          ----            ----
Revenues
   Rental revenue .........................     $  93,309      $  70,101      $  35,676      $   6,122      $   2,477
   Tenant recoveries and other revenue ....        15,684         11,011          4,538            496             32
                                                ---------      ---------      ---------      ---------      ---------
       Total revenues .....................       108,993         81,112         40,214          6,618          2,509
                                                ---------      ---------      ---------      ---------      ---------
Expenses
   Property operating .....................        31,235         22,325          9,632            728             31
   General and administrative .............         4,867          3,204          1,890            533            372
   Interest ...............................        30,454         21,808         12,207          2,855          1,246
   Amortization of deferred financing costs         1,382            975            423             64             13
   Depreciation and other amortization ....        16,977         12,075          6,285          1,267            554
   Reformation costs (1) ..................          --             --              637           --             --
   Termination of advisory agreement (2) ..          --             --             --            1,353           --
                                                ---------      ---------      ---------      ---------      ---------
       Total expenses .....................        84,915         60,387         31,074          6,800          2,216
                                                ---------      ---------      ---------      ---------      ---------
Income (loss) before equity in (loss)
   income of Service Companies, gain on
   sales of rental properties, minority
   interests and extraordinary item .......        24,078         20,725          9,140           (182)           293
Equity in (loss) income of Service
   Companies ..............................          (310)           198            139           --             --
                                                ---------      ---------      ---------      ---------      ---------
Income (loss) before gain on sales of
   rental properties, minority interests
   and extraordinary item .................        23,768         20,923          9,279           (182)           293
Gain on sales of rental properties ........           107          1,140           --             --             --
                                                ---------      ---------      ---------      ---------      ---------
Income (loss) before minority interests
   and extraordinary item .................        23,875         22,063          9,279           (182)           293
Minority interests ........................        (8,588)        (6,077)        (4,583)          (785)          --
                                                ---------      ---------      ---------      ---------      ---------
Income (loss) before extraordinary item ...        15,287         15,986          4,696           (967)           293
Extraordinary item - loss on early
     retirement of debt ...................          (153)          (903)          --             --             --
                                                ---------      ---------      ---------      ---------      ---------
Net income (loss) .........................        15,134         15,083          4,696           (967)           293
Preferred Share dividends .................        (3,802)        (2,854)          (327)          --             --
                                                ---------      ---------      ---------      ---------      ---------
Net income (loss) available to Common
   Shareholders ...........................     $  11,332      $  12,229      $   4,369      $    (967)     $     293
                                                =========      =========      =========      =========      =========
Basic earnings (loss) per Common Share
   Income (loss) before extraordinary
     item .................................     $    0.61      $    0.77      $    0.48      $   (0.60)     $    0.21
                                                =========      =========      =========      =========      =========
   Net income (loss) ......................     $    0.60      $    0.72      $    0.48      $   (0.60)     $    0.21
                                                =========      =========      =========      =========      =========
Diluted earnings (loss) per Common Share
   Income (loss) before extraordinary
     item .................................     $    0.60      $    0.70      $    0.47      $   (0.60)     $    0.21
                                                =========      =========      =========      =========      =========
   Net income (loss) ......................     $    0.59      $    0.66      $    0.47      $   (0.60)     $    0.21
                                                =========      =========      =========      =========      =========
Weighted average shares
   outstanding - basic ....................        18,818         16,955          9,099          1,601          1,420
Weighted average shares
   outstanding - diluted ..................        19,213         22,574         19,237          1,601          1,420


                                                   2000            1999           1998             1997             1996
                                                   ----            ----           ----             ----             ----
BALANCE SHEET DATA (AS OF PERIOD END):
Investment in real estate ..................     $ 751,734       $ 696,489       $ 546,887       $ 188,625       $  23,070
Total assets ...............................     $ 794,837       $ 721,034       $ 563,677       $ 193,534       $  24,197
Mortgage and other loans payable ...........     $ 474,349       $ 399,627       $ 306,824       $ 114,375       $  14,658
Total liabilities ..........................     $ 495,549       $ 416,298       $ 317,700       $ 117,008       $  15,026
Minority interests .........................     $ 105,560       $ 112,635       $  77,196       $  64,862       $    --
Shareholders' equity .......................     $ 193,728       $ 192,101       $ 168,781       $  11,664       $   9,171
Debt to market capitalization ..............          57.3%           57.6%           58.7%           53.1%           66.3%
Debt to undepreciated real estate assets ...          60.4%           55.9%           55.1%           59.6%           58.6%
OTHER FINANCIAL DATA (FOR THE YEAR ENDED):
Cash flows provided by (used in):
   Operating activities ....................     $  35,026       $  32,296       $  12,863       $   3,216       $     840
   Investing activities ....................     $ (73,256)      $(125,836)      $(183,650)      $     973       $     127
   Financing activities ....................     $  40,835       $  93,567       $ 169,741       $  (1,052)      $    (967)
Funds from operations - basic (3) (7) ......     $  34,587       $  27,428       $  11,778       $     365       $     847
Funds from operations - diluted (3) (7) ....     $  37,504       $  31,401       $  15,517       $   1,085       $     847
Adjusted funds from operations -
   diluted (4) (7) .........................     $  30,554       $  26,056       $  13,194       $     790       $     780
Cash dividends declared per Common Share ...     $    0.78       $    0.74       $    0.66       $    0.50       $    0.50
Payout ratio (5) (7) .......................         66.98%          64.31%          77.69%         166.74%          83.83%
Interest coverage (6) ......................          2.38            2.56            2.36            1.88            1.69
Ratio of earnings to combined fixed charges
   and Preferred Share dividends ...........          1.33            1.48            1.33            0.75            1.23
PROPERTY DATA (AS OF PERIOD END):
Number of properties owned .................            83              79              57              17               7
Total rentable square feet owned (in
   thousands) ..............................         6,473           6,076           4,977           1,852             370


(1) Reflects a non-recurring expense of $637 associated with our reformation as a Maryland REIT during the first quarter of 1998.
(2) Reflects a non-recurring expense of $1,353 associated with the termination of an advisory agreement during the fourth quarter of 1997.
(3) We consider Funds from Operations ("FFO") to be meaningful to investors as a measure of the financial performance of an equity REIT when considered with the financial data presented under generally accepted accounting principles ("GAAP"). Under the National Association of Real Estate Investment Trusts' ("NAREIT") definition, FFO means net income (loss) computed using generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Further, if the conversion of securities into Common Shares is dilutive, we exclude any GAAP income allocated to these securities in computing FFO. The FFO we present may not be comparable to the FFO of other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO. FFO is not the same as cash generated from operating activities or net income determined in accordance with GAAP. FFO is not necessarily an indication of our cash flow available to fund cash needs. Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing when evaluating our liquidity or ability to make cash distributions or pay debt service.
(4) We compute adjusted funds from operations-diluted by subtracting straight-line rent adjustments and recurring capital improvements from funds from operations-diluted.
(5) We compute payout ratio by dividing total Common and convertible Preferred Share dividends and total distributions reported for the year by funds from operations-diluted.
(6) We compute interest coverage by dividing earnings before interest, depreciation and amortization by interest expense. We compute earnings before interest, depreciation and amortization by subtracting property operating and general and administrative expenses from the sum of total revenues and equity in income of Service Companies.
(7) The amounts reported for 1998 and 1997 are restated from amounts previously reported due to a change in NAREIT's definition of FFO.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OVERVIEW

     Over the last three years, we:

     o    acquired 69 office properties;
     o    completed construction of seven new office properties;
     o    sold all of our nine retail properties and three office properties;
     o financed acquisitions and construction activities using debt, proceeds from sales of properties and issuing Common Shares of beneficial interest ("Common Shares"), Preferred Shares and ownership interests in Corporate Office Properties, L.P., our Operating Partnership; and
     o added management and other staffing functions in 1998 to support the growth of our portfolio and enhance our organizational infrastructure to more efficiently meet tenant needs.

     As a result of these activities during the last three years, we grew our portfolio of office properties from 10 properties totaling 1.5 million square feet to 83 properties totaling 6.5 million square feet. Due to these significant changes in our real estate portfolio and operating structure, our results of operations changed dramatically.

     We conduct almost all of our operations through our Operating Partnership, for which we are the managing general partner. The Operating Partnership owns real estate both directly and through subsidiary partnerships and limited liability companies. The Operating Partnership also owned the principal economic interest and, collectively with our Chief Executive Officer and Chief Operating Officer, 49.5% of the voting stock of Corporate Office Management, Inc. ("COMI") at December 31, 2000. On January 1, 2001, the Operating Partnership acquired all of the stock in COMI which it did not previously own. We refer to COMI and its subsidiaries as the "Service Companies". Interests in our Operating Partnership are in the form of Common and Preferred Units. As of December 31, 2000, we owned approximately 66% of the outstanding Common Units and approximately 55% of the outstanding Preferred Units. The remaining Common and Preferred Units in our Operating Partnership were owned by third parties, which included certain of our officers and Trustees.

     We are organized and have operated in a manner that permits us to satisfy the requirements for taxation as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986.

     In this section, we discuss our financial condition and results of operations for 2000 and 1999. This section includes discussions on:

     o why various components of our Consolidated Statements of Operations changed from 1999 to 2000 and from 1998 to 1999;
     o    what our primary sources and uses of cash were in 2000;
     o how we raised cash for acquisitions and other capital expenditures during 2000;
     o    how we intend to generate cash for future capital expenditures; and
     o    the computation of our funds from operations for 2000, 1999 and 1998.

     You should refer to our consolidated financial statements and selected financial data table as you read this section.

     This section contains "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections about future events and financial trends affecting the financial condition of our business. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, actual results may differ materially. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

     Important facts that may affect these expectations, estimates or projections include, but are not limited to: our ability to borrow on favorable terms; general economic and business conditions, which will, among other things affect office property demand and rents, tenant creditworthiness and financing availability; interest rates; adverse changes in the real estate markets including, among other things, competition with other companies; risks of real estate acquisition and development; governmental actions and initiatives and environmental requirements.

                        CORPORATE OFFICE PROPERTIES TRUST
                        OPERATING DATA VARIANCE ANALYSIS

        (DOLLARS FOR THIS TABLE ARE IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  For the Years Ended December 31,
                                                         --------------------------------------------------
                                                         2000           1999        Variance      % Change
                                                         ----           ----        --------      --------
Revenues
   Rental revenue                                     $  93,309      $  70,101      $  23,208         33%
   Tenant recoveries and other revenue                   15,684         11,011          4,673         42%
                                                      ---------      ---------      ---------
     Total revenues                                     108,993         81,112         27,881         34%
                                                      ---------      ---------      ---------
Expenses
   Property operating                                    31,235         22,325          8,910         40%
   General and administrative                             4,867          3,204          1,663         52%
   Interest and amortization of deferred
      financing costs                                    31,836         22,783          9,053         40%
   Depreciation and other amortization                   16,977         12,075          4,902         41%
   Reformation costs                                       --             --             --          N/A
                                                      ---------      ---------      ---------
     Total expenses                                      84,915         60,387         24,528         41%
                                                      ---------      ---------      ---------
Income before equity in (loss) income of Service
   Companies, gain on sales of rental properties,
   minority interests and extraordinary item             24,078         20,725          3,353         16%
Equity in (loss) income of Service Companies               (310)           198           (508)      (257%)
Gain on sales of rental properties                          107          1,140         (1,033)       (91%)
                                                      ---------      ---------      ---------
Income before minority interests and
   extraordinary item                                    23,875         22,063          1,812          8%
Minority interests                                       (8,588)        (6,077)        (2,511)        41%
Extraordinary item - loss on early
   retirement of debt                                      (153)          (903)           750        (83%)
                                                      ---------      ---------      ---------
Net income                                               15,134         15,083             51          0%
Preferred Share dividends                                (3,802)        (2,854)          (948)       (33%)
                                                      ---------      ---------      ---------
Net income available to Common Shareholders           $  11,332      $  12,229      $    (897)        (7%)
                                                      =========      =========      =========
Basic earnings per Common Share
   Income before extraordinary item                   $    0.61      $    0.77      $   (0.16)       (21%)
   Net income                                         $    0.60      $    0.72      $   (0.12)       (17%)
Diluted earnings per Common Share
   Income before extraordinary item                   $    0.60      $    0.70      $   (0.10)       (14%)
   Net income                                         $    0.59      $    0.66      $   (0.07)       (11%)

                                                                 For the Years Ended December 31,
                                                           ------------------------------------------------
                                                           1999           1998        Variance     % Change
                                                           ----           ----        --------     --------
Revenues
   Rental revenue                                       $  70,101      $  35,676      $  34,425        96%
   Tenant recoveries and other revenue                     11,011          4,538          6,473       143%
                                                        ---------      ---------      ---------
     Total revenues                                        81,112         40,214         40,898       102%
                                                        ---------      ---------      ---------
Expenses
   Property operating                                      22,325          9,632         12,693       132%
   General and administrative                               3,204          1,890          1,314        70%
   Interest and amortization of deferred
      financing costs                                      22,783         12,630         10,153        80%
   Depreciation and other amortization                     12,075          6,285          5,790        92%
   Reformation costs                                         --              637           (637)     (100%)
                                                        ---------      ---------      ---------
     Total expenses                                        60,387         31,074         29,313        94%
                                                        ---------      ---------      ---------
Income before equity in (loss) income of Service
   Companies, gain on sales of rental properties,
   minority interests and extraordinary item               20,725          9,140         11,585       127%
Equity in (loss) income of Service Companies                  198            139             59        42%
Gain on sales of rental properties                          1,140           --            1,140       N/A
                                                        ---------      ---------      ---------
Income before minority interests and
   extraordinary item                                      22,063          9,279         12,784       138%
Minority interests                                         (6,077)        (4,583)        (1,494)       33%
Extraordinary item - loss on early
   retirement of debt                                        (903)          --             (903)      N/A
                                                        ---------      ---------      ---------
Net income                                                 15,083          4,696         10,387       221%
Preferred Share dividends                                  (2,854)          (327)        (2,527)      773%
                                                        ---------      ---------      ---------
Net income available to Common Shareholders             $  12,229      $   4,369      $   7,860       180%
                                                        =========      =========      =========
Basic earnings per Common Share
   Income before extraordinary item                     $    0.77      $    0.48      $    0.29        60%
   Net income                                           $    0.72      $    0.48      $    0.24        50%
Diluted earnings per Common Share
   Income before extraordinary item                     $    0.70      $    0.47      $    0.23        49%
   Net income                                           $    0.66      $    0.47      $    0.19        40%

RESULTS OF OPERATIONS

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2000 AND 1999

     Our total revenues increased $27.9 million or 34%, of which $23.2 million was generated by rental revenue and $4.7 million by tenant recoveries and other revenue. Tenant recovery revenue includes payments from tenants as reimbursement for property taxes, insurance and other property operating expenses. Included in this change in total revenue is the following:

     o $24.3 million increase attributable to 30 properties acquired and seven newly-constructed properties placed in service since January 1, 1999.
     o $3.4 million increase attributable to 45 office properties owned throughout both reporting periods due mostly to increases in rental rates on renewed space, additional lease termination revenue and steady occupancy.
     o $1.0 million decrease attributable to properties sold since January 1, 1999.

     Our total expenses increased $24.5 million or 41% due to the effects of the increases in property operating, interest expense and amortization of deferred financing costs, depreciation and other amortization and general and administrative expenses described below.

     Our property operating expenses increased $8.9 million or 40%. Included in this change is the following:

     o $6.9 million increase attributable to 30 properties acquired and seven newly-constructed properties placed in service since January 1, 1999.
     o $1.9 increase attributable to 45 office properties owned throughout both reporting periods. $1.2 million of this increase is attributable to increased repairs and maintenance costs, $424,000 of which is increased snow removal and $221,000 of which is increased heating and air conditioning unit maintenance costs.

     Our interest expense and amortization of deferred financing costs increased $9.1 million or 40% due to a 38% increase in our average outstanding debt balance resulting from our 1999 and 2000 acquisitions and construction activity and an increase in interest rates on our variable rate and refinanced debt. Our depreciation and other amortization expense increased $4.9 million or 41%, $4.0 million of which is attributable to 30 properties acquired and seven newly-constructed properties placed in service since January 1, 1999. Our general and administrative expenses increased $1.7 million or 52% due mostly to our responsibility for an increased percentage of COMI's personnel and overhead related expenses in the current year and the expense associated with Common Shares subject to forfeiture restrictions issued to certain of our officers in December 1999 and January 2000.

     Our income before minority interests and extraordinary item also includes a $1.0 million decrease in our gain realized on the sales of rental properties and a $508,000 decrease in our equity in income of the Service Companies. These Service Companies were not included as consolidated subsidiaries in our financial statements. As a result of the above factors, income before minority interests and extraordinary item increased by $1.8 million or 8%. The amounts reported for minority interests on our Consolidated Statements of Operations represent primarily the portion of the Operating Partnership's net income not allocated to us. Our income allocation to minority interests increased $2.5 million or 41% due to the increase in the Operating Partnership's net income combined with a higher percentage ownership by minority interests during the current year.

     The factors discussed above combined with a $750,000 decrease in extraordinary losses on early retirement of debt collectively resulted in a $51,000 increase in net income. There was a $948,000 increase in Preferred Share dividends resulting mostly from the issuance of Series B Cumulative Redeemable Preferred

Shares of beneficial interest ("Series B Preferred Shares") in July 1999, offset somewhat by the absence of dividends on the Series A Cumulative Convertible Preferred Shares of beneficial interest ("Series A Preferred Shares") converted into Common Shares in September 2000. As a result of all of the above, net income available to Common Shareholders decreased $897,000 or 7%.

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

     Our net income available to Common Shareholders increased $7.9 million or 180% due to the factors discussed above, partially offset by a $903,000 loss on the early retirement of debt and a $2.5 million increase in Preferred Share dividends due to the Series A Preferred Shares issued in 1998 that were in place for the entire year and the Series B Preferred Shares issued in 1999. Our diluted earnings per Common Share on net income increased $0.19 per share or 40% due to the effect of the increase in net income being proportionately greater than the dilutive effects of issuing additional Common Shares and securities that are convertible into our Common Shares.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided from operations represented our primary source of liquidity to fund dividends and distributions, pay debt service and fund working capital requirements. We expect to continue to use cash provided by operations to meet our short-term capital needs, including all property expenses, general and administrative expenses, debt service, dividend and distribution requirements and recurring capital improvements and leasing commissions. We do not anticipate borrowing to meet these requirements.

      We historically have financed our property acquisitions using a combination of borrowings secured by our properties, proceeds from sales of properties and the equity issuances of Common and Preferred Units in our Operating Partnership and Common and Preferred Shares. We use our secured revolving credit facility with Deutsche Banc Alex. Brown (the "Revolving Credit Facility") to finance much of our investing and financing activities. We pay down our Revolving Credit Facility using proceeds from long-term borrowings collateralized by our properties as attractive financing conditions arise and equity issuances as attractive equity market conditions arise. We also have a $50.0 million line of credit with Prudential Securities Credit Corporation (the "Prudential Credit Facility"). Amounts available under the Revolving Credit Facility and the Prudential Credit Facility are generally computed based on 65% of the appraised value of properties pledged as collateral. As of February 12, 2001, the maximum amount available under our Revolving Credit Facility was $93.0 million, of which $19.0 million was unused. As of February 12, 2001, the maximum amount available under the Prudential Credit Facility was $29.1 million all of which was borrowed.

     As of December 31, 2000, we had $237.9 million in mortgage and other loans payable maturing in 2001. Included in these 2001 loan maturities are two loans totaling $109.0 million that may be extended for a one-year period and a $4.8 million loan that may be extended for a two-year period, all subject to certain conditions. As of December 31, 2000, we were in compliance with the necessary conditions for us to extend these loans. The 2001 maturities as of December 31, 2000 also include $82.2 million on the Revolving Credit Facility, which we are negotiating to extend by approximately three years. While we expect for the extension of this loan to occur, we would need to locate alternative financing in the event that it does not. We expect to repay the remaining balance of the 2001 loan maturities through a combination of borrowings from existing credit facilities and new loans and cash from operations.

     We expect to meet our long-term capital needs through a combination of cash from operations, additional borrowings from existing credit facilities and new loans and additional equity issuances of Common Shares, Preferred Shares, Common Units and/or Preferred Units.

     We have no other material contractual obligations as of December 31, 2000 for property acquisitions or material capital costs other than the completion of construction and development projects that were underway and tenant improvements and leasing costs in the ordinary course of business.

INVESTING AND FINANCING ACTIVITIES FOR THE YEAR ENDED DECEMBER 31, 2000

     During 2000, we acquired two operating properties and seven parcels of land for an aggregate acquisition cost of $30.0 million. These acquisitions were financed by:

     o    using $10.8 million in proceeds under our Revolving Credit Facility,
     o    assuming $10.7 million in mortgage and other loans, and
     o    using cash reserves for the balance.

     During 2000, we completed the construction of five office buildings totaling 380,760 square feet. Costs incurred on these buildings through December 31, 2000 totaled $46.5 million. We have $32.7 million in construction loan facilities for three of these buildings of which $23.8 million was borrowed at December 31, 2000. We also borrowed $6.5 million for one of these buildings under a construction loan facility that was subsequently refinanced. The balance of the costs was funded primarily using proceeds from the Revolving Credit Facility and cash from operations.

     As of December 31, 2000, we had construction activities underway on three new buildings totaling 301,000 square feet that were 23% pre-leased. Estimated costs upon completion for these projects total approximately $51.0 million. Costs incurred on these buildings through December 31, 2000 totaled $26.4 million. We have construction loan facilities in place totaling $36.9 million to finance the construction of these projects. Borrowings under these facilities totaled $8.0 million at December 31, 2000 all of which was drawn upon during 2000. We also borrowed under the Revolving Credit Facility to finance these activities. As of December 31, 2000, we also had a $358,000 net investment in joint ventures constructing two new buildings totaling 268,000 square feet.

     As of December 31, 2000, we also had development activities underway on two parcels of land.

     As of December 31, 2000, we had a $3.6 million investment in an unconsolidated real estate joint venture. This investment was acquired during 2000 using $3.5 million in proceeds under our Revolving Credit Facility.

     During 2000, we sold two retail properties and one office property for $11.6 million of which $6.9 million was used to pay off mortgage loans payable on the properties. Net proceeds from these sales after property level debt repayments and transaction costs totaled $4.3 million, $2.0 million of which was used to repay a portion of our Revolving Credit Facility and the remainder applied to working capital.

     During 2000, we received $106.5 million in borrowings from mortgages and other loans payable other than our Revolving Credit Facility, the proceeds of which were used as follows:

     o    $40.7 million to repay other loans,
     o    $34.1 million to finance construction activities,
     o    $10.7 million to finance acquisitions,
     o    $8.0 million to pay down our Revolving Credit Facility, and
     o    the balance applied to cash reserves.

INVESTING AND FINANCING ACTIVITY SUBSEQUENT TO THE YEAR ENDED DECEMBER 31, 2000

     In January 2001, we issued 544,000 Series D Cumulative Convertible Redeemable Preferred Shares of beneficial interest ("Series D Preferred Shares") to a foreign trust at a price of $22.00 per share for proceeds totaling $12.0 million. These shares are nonvoting and are redeemable for cash at $25.00 per share at our option on or after January 25, 2006. These shares are also convertible on or after January 1, 2004 into Common Shares on the basis of 2.2 Common Shares for each Series D Preferred Share. Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees). Dividends accrue from the date of issue at the annual rate of $1.00 per share, which is equal to 4% of the $25.00 per share redemption price. We contributed the net proceeds to our Operating Partnership in exchange for 544,000 Series D Preferred Units. The Series D Preferred Units carry terms that are substantially the same as the Series D Preferred Shares. The Operating Partnership used most of the proceeds to pay down the Revolving Credit Facility.

STATEMENT OF CASH FLOWS

     We generated net cash flow from operating activities of $35.0 million for the year ended December 31, 2000, an increase of $2.7 million from the year ended December 31, 1999. Our increase in cash flows from operating activities is due mostly to income generated from our newly acquired and newly constructed properties. Our net cash flow used in investing activities for the year ended December 31, 2000 decreased $52.6 million from the prior year due mostly to an $87.6 million decrease in cash outlays associated with purchases of and additions to commercial real estate properties offset by a $26.7 million decrease in proceeds from rental property sales. Our net cash flow provided by financing activities for the year ended December 31, 2000 decreased $52.7 million from the prior year due mostly to an $108.2 million decrease in proceeds from mortgage and other loans payable and a $29.4 million decrease in proceeds from the issuance of Preferred Shares offset by a $91.9 million decrease in repayments of mortgage and other loans payable.

 FUNDS FROM OPERATIONS

     We consider Funds from Operations ("FFO") to be meaningful to investors as a measure of the financial performance of an equity REIT when considered with the financial data presented under generally accepted accounting principles ("GAAP"). Under the National Association of Real Estate Investment Trusts' ("NAREIT") definition, FFO means net income (loss) computed using generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Further, if the conversion of securities into Common Shares is dilutive, we exclude any GAAP income allocated to these securities in computing FFO. The FFO we present may not be comparable to the FFO of other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO. FFO is not the same as cash generated from operating activities or net income determined in accordance with GAAP. FFO is not necessarily an indication of our cash flow available to fund cash needs. Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing when evaluating our liquidity or ability to make cash distributions or pay debt service. Our FFO for 2000, 1999 and 1998 are summarized in the following table.

                                                             For the Years Ended December 31,
                                                            ----------------------------------
                                                            (Dollars and shares in thousands)
                                                             2000          1999         1998(1)
                                                             ----          ----         -------
Income before minority interests and
  extraordinary item .................................     $ 23,875      $ 22,063      $  9,279
Add: Real estate related depreciation and
  amortization .......................................       16,887        11,987         6,238
Less: Preferred Unit distributions ...................       (2,240)       (2,620)       (3,412)
Less: Preferred Share dividends ......................       (3,802)       (2,854)         (327)
Less: Minority interest in other consolidated
  partnership ........................................          (26)           (8)         --
Less: Gain on sales of rental properties .............         (107)       (1,140)         --
                                                           --------      --------      --------
Funds from operations ................................       34,587        27,428        11,778
Add: Preferred Unit distributions ....................        2,240         2,620         3,412
Add: Convertible Preferred Share dividends ...........          677         1,353           327
                                                           --------      --------      --------
Funds from operations assuming conversion of share
  options, Common Unit warrants, Preferred Units and
  Preferred Shares ...................................       37,504        31,401        15,517
Less: Straight line rent adjustments .................       (4,107)       (2,766)       (1,785)
Less: Recurring capital improvements .................       (2,843)       (2,579)         (538)
                                                           --------      --------      --------
Adjusted funds from operations assuming conversion of
  share options, Common Unit warrants, Preferred Units
  and Preferred Shares ...............................     $ 30,554      $ 26,056      $ 13,194
                                                           ========      ========      ========
Weighted average Common Shares .......................       18,818        16,955         9,099
Conversion of weighted average Common Units ..........        9,652         4,883         2,614
                                                           --------      --------      --------
Weighted average Common Shares/Units .................       28,470        21,838        11,713
Assumed conversion of share options ..................          164             9            24
Assumed conversion of Common Unit Warrants ...........          231          --            --
Conversion of weighted average Preferred Shares ......          918         1,845           449
Conversion of weighted average Preferred Units .......        2,371         5,680         7,500
                                                           --------      --------      --------
Weighted average Common Shares/Units assuming
  conversion of share options, Common Unit warrants,
  Preferred Units and Preferred Shares ...............       32,154        29,372        19,686
                                                           ========      ========      ========

(1) The amounts reported for 1998 are restated from amounts previously reported due to a change in NAREIT's definition of FFO.

INFLATION

     We have not been significantly impacted by inflation during the periods presented in this report. This is mostly because of the relatively low inflation rates in our markets. Most of our tenants are obligated to pay their share of a building's operating expenses to the extent such expenses exceed amounts established in their leases that are based on historical expense levels. In addition, some of our tenants are obligated to pay their share of all of a building's operating expenses. These arrangements reduce our exposure to increases in such costs resulting from inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to certain market risks, the most predominant of which is changes in interest rates. Increases in interest rates can result in increased interest expense under our Revolving Credit Facility and our other mortgage loans payable carrying variable interest rate terms. Increases in interest rates can also result in increased interest expense when our loans payable carrying fixed interest rate terms mature and need to be refinanced. Our debt strategy favors long-term, fixed rate, secured debt over variable-rate debt to minimize the risk of short-term increases in interest rates. As of December 31, 2000, 43% of our mortgage and other loans payable balance carried fixed interest rates. We also use interest rate swap and interest rate cap agreements to reduce the impact of interest rate changes.

     The following table sets forth our long-term debt obligations, principal cash flows by scheduled maturity and weighted average interest rates at December 31, 2000 (dollars in thousands):

                                               For the Years Ended December 31,
                           -------------------------------------------------------------------------------------
                           2001(1)       2002(2)      2003        2004         2005      Thereafter        Total
                           -------       -------      ----        ----         ----      ----------        -----
Long term debt:
Fixed rate                $  3,349      $ 3,607      $3,885      $29,728      $20,214      $140,932      $   201,715
Average interest rate         7.44%        7.44%       7.45%        7.46%        7.46%         7.12%            7.33%
Variable rate             $234,551      $34,164      $   39      $    43      $ 3,837      $   --        $   272,634
Average interest rate         8.52%        8.30%       8.04%        8.04%        8.04%            0%            8.05%


(1) Includes $100.0 million maturity in October that may be extended for a one-year period, subject to certain conditions. Also includes an $8.9 million maturity in October that may be extended for a one-year term and a $4.8 million maturity in February that may be extended for a two-year period, subject to certain conditions.
(2) Includes $10.0 million maturity in March and $6.1 million in maturities in July that may be extended for one-year terms, subject to certain conditions.

     The fair market value of our mortgage and other loans payable was $481.1 million at December 31, 2000 and $387.5 million at December 31, 1999.

     The following table sets forth derivative contracts we had in place as of December 31, 2000 and their respective fair market values ("FMV"):

                          Notional
      Nature of            Amount       One-Month      Effective  Expiration     FMV at
     Derivative         (in millions)   LIBOR base       Date        Date      12/31/00
     ----------         -------------   ----------     ---------  ----------   --------
Interest rate cap         $  50.0           7.70%      5/25/00      5/31/02   $   4,000
Interest rate cap            50.0           7.00%      9/13/00     10/13/01       1,000
Interest rate cap            25.0           7.00%     10/17/00     10/13/01       1,000
Interest rate swap          100.0           5.76%       1/2/01      1/2/03     (246,000)
                                                                              ---------
Total                                                                         $(240,000)
                                                                              =========

     Based on our variable rate debt balances, our interest expense would have increased $1.4 million in 2000 and $727,000 in 1999 if interest rates were 1% higher. Interest expense in 2000 would have been more sensitive to a change in interest rates than 1999 due to a higher average variable debt balance in 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". The statement's effective date was delayed until 2001. Accordingly, we adopted this standard beginning January 1, 2001. SFAS 133 establishes accounting and reporting standards for derivative financial instruments and for hedging activities. It requires that an entity recognize all derivatives as assets or liabilities in the balance sheet at fair value with the offset to:

     o the other comprehensive income component of shareholders' equity ("OCI") for any derivatives designated as cash flow hedges to the extent such derivatives are deemed effective;
     o other income or expense on our Statement of Operations for any derivatives designated as cash flow hedges to the extent such derivatives are deemed ineffective; or

     o other income or expense on our Statement of Operations for any derivatives designated as fair value hedges.

At December 31, 2000, we had in place three interest rate cap contracts and one interest rate swap contract. We have designated each of these derivatives as cash flow hedges. We expect the interest rate swap contract to be substantially effective. We do not expect the interest rate cap contracts to be effective. At adoption on January 1, 2001, we reduced OCI by $246,000 as a cumulative effect adjustment to recognize the net fair value of our interest rate swap contract. We also recognized an unrealized loss of $258,000 on the book value associated with our derivatives at January 1, 2001.

     Effective July 1, 2000, the FASB issued FIN No. 44, "Accounting for Certain Transactions Involving Stock Compensation." FIN No. 44 clarifies the application of the Accounting Principle Board's Opinion No. 25, "Accounting for Stock Issued to Employees" for certain issues, including the definition of the term "employee", the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to previous issuances and the accounting for an exchange of stock compensation awards in a business combination. We adopted FIN No. 44 effective July 1, 2000. The primary impact of our adoption of this Interpretation is that we and the Service Companies recognize additional expenses from share options issued to employees for the following:

     o the share price appreciation and future vesting relating to share options that were repriced in 1999, and
     o the issuance of share options to employees of Corporate Realty Management, LLC and Martin G. Knott, LLC.

Our adoption of this Interpretation resulted in a $83,000 increase in general and administrative expenses and $67,000 decrease in our equity in income of the Service Companies in 2000.

REIT MODERNIZATION ACT

     In December 1999, legislation containing the REIT Modernization Act was signed into law. This law is effective January 1, 2001 and includes the following changes:

     o REITs are now allowed to own up to 100% investments in the stock of a taxable REIT subsidiary ("TRS"), subject to certain restrictions relating to the size of such investments. TRSs can provide services to REIT tenants and others without adversely impacting the income requirements to which REITs are subject;
     o REITs are no longer able to enter into new arrangements to own more than 10% of the vote or value of the securities in a non-REIT C corporation unless such C corporation elects to be treated as a TRS; and
     o the percentage of REIT taxable income that REITs are required to distribute to shareholders is reduced from 95% to 90%.

     On January 1, 2001, we acquired all of the stock in COMI which we did not previously own. We also elected to have COMI treated as a TRS effective January 1, 2001. Since we own all of the voting interests in COMI and control its operations effective January 1, 2001, we began combining the accounts of COMI and its subsidiaries with our accounts on that date.

               CORPORATE OFFICE PROPERTIES TRUST AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                            December 31,
                                                                                        -------------------
                                                                                        2000           1999
                                                                                        ----           ----
ASSETS
Investment in real estate:
  Operating properties, net                                                          $ 711,560      $ 662,664
  Projects under construction                                                           36,558         33,825
                                                                                     ---------      ---------
  Total commercial real estate properties, net                                         748,118        696,489
  Investment in unconsolidated real estate joint venture                                 3,616           --
                                                                                     ---------      ---------
  Investment in real estate                                                            751,734        696,489
Cash and cash equivalents                                                                4,981          2,376
Restricted cash                                                                          2,703          2,041
Accounts receivable, net                                                                 3,245          1,928
Investment in and advances to other unconsolidated entities                              6,124          3,661
Deferred rent receivable                                                                 8,644          4,634
Deferred charges, net                                                                   12,905          7,525
Prepaid and other assets                                                                 4,501          2,380
                                                                                     ---------      ---------
TOTAL ASSETS                                                                         $ 794,837      $ 721,034
                                                                                     =========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Mortgage and other loans payable                                                  $ 474,349      $ 399,627
   Accounts payable and accrued expenses                                                10,227          6,597
   Rents received in advance and security deposits                                       3,883          3,776
   Dividends and distributions payable                                                   7,090          6,298
                                                                                     ---------      ---------
Total liabilities                                                                      495,549        416,298
                                                                                     ---------      ---------
Minority interests:
   Preferred Units in the Operating Partnership                                         24,367         24,367
   Common Units in the Operating Partnership                                            81,069         88,170
   Other consolidated partnerships                                                         124             98
                                                                                     ---------      ---------
Total minority interests                                                               105,560        112,635
                                                                                     ---------      ---------
Commitments and contingencies (Note 15)
Shareholders' equity:
   Preferred Shares ($0.01 par value; 5,000,000 shares authorized);
      1,025,000 designated as Series A Convertible Preferred Shares of beneficial interest (shares issued of 1 at December 31, 2000 and
         984,308 with an aggregate liquidation preference of $24,608 at
         December 31, 1999)                                                               --               10
      1,725,000 designated as Series B Cumulative Redeemable Preferred Shares of
         beneficial interest (1,250,000 shares issued with an aggregate
         liquidation preference of $31,250)                                                 12             12
   Common Shares of beneficial interest ($0.01 par value; 45,000,000 shares authorized, shares issued of  20,575,936 at December 31, 2000 and
      17,646,046 at December 31, 1999)                                                     206            176
   Additional paid-in capital                                                          209,388        202,867
   Cumulative dividends in excess of net income                                        (11,064)        (7,547)
   Value of unearned restricted Common Share grants                                     (3,399)        (3,417)
   Treasury Shares, at cost (166,600 shares at December 31, 2000)                       (1,415)          --
                                                                                     ---------      ---------
Total shareholders' equity                                                             193,728        192,101
                                                                                     ---------      ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           $ 794,837      $ 721,034
                                                                                     =========      =========

                 See accompanying notes to financial statements.

                        CORPORATE OFFICE PROPERTIES TRUST
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             For the years ended December 31,
                                                                        --------------------------------------
                                                                          2000            1999          1998
                                                                        --------         -------      --------
REVENUES
   Rental revenue                                                       $ 93,309         $70,101      $ 35,676
   Tenant recoveries and other revenue                                    15,684          11,011         4,538
                                                                        --------         -------      --------
     Total revenues                                                      108,993          81,112        40,214
                                                                        --------         -------      --------
EXPENSES
   Property operating                                                     31,235          22,325         9,632
   General and administrative                                              4,867           3,204         1,890
   Interest                                                               30,454          21,808        12,207
   Amortization of deferred financing costs                                1,382             975           423
   Depreciation and other amortization                                    16,977          12,075         6,285
   Reformation costs                                                          --              --           637
                                                                        --------         -------      --------
     Total expenses                                                       84,915          60,387        31,074
                                                                        --------         -------      --------
Income before equity in (loss) income of Service Companies,
   gain on sales of rental properties, minority interests and
   extraordinary item                                                     24,078          20,725         9,140
Equity in (loss) income of Service Companies                                (310)            198           139
                                                                        --------         -------      --------
Income before gain on sales of rental properties, minority
   interests and extraordinary item                                       23,768          20,923         9,279
Gain on sales of rental properties                                           107           1,140            --
                                                                        --------         -------      --------
Income before minority interests and extraordinary item                   23,875          22,063         9,279
Minority interests
   Common Units in the Operating Partnership                              (6,322)         (3,449)       (1,171)
   Preferred Units in the Operating Partnership                           (2,240)         (2,620)       (3,412)
   Other consolidated partnership                                            (26)             (8)           --
                                                                        --------         -------      --------
Income before extraordinary item                                          15,287          15,986         4,696
Extraordinary item - loss on early retirement of debt                       (153)           (903)           --
                                                                        --------         -------      --------
NET INCOME                                                                15,134          15,083         4,696
Preferred Share dividends                                                 (3,802)         (2,854)         (327)
                                                                        --------         -------      --------
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS                             $ 11,332         $12,229      $  4,369
                                                                        ========         =======      ========

BASIC EARNINGS PER COMMON SHARE
   Income before extraordinary item                                     $   0.61         $  0.77      $   0.48
   Extraordinary item                                                      (0.01)          (0.05)          --
                                                                        --------         -------      --------
   Net income                                                           $   0.60         $  0.72      $   0.48
                                                                        ========         =======      ========
DILUTED EARNINGS PER COMMON SHARE
   Income before extraordinary item                                     $   0.60         $  0.70      $   0.47
   Extraordinary item                                                      (0.01)          (0.04)          --
                                                                        --------         -------      --------
   Net income                                                           $   0.59         $  0.66      $   0.47
                                                                        ========         =======      ========

                 See accompanying notes to financial statements.

                        CORPORATE OFFICE PROPERTIES TRUST
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                                                       Value of
                                                                                                       Cumulative      Unearned
                                                                                       Additional     Dividends in    Restricted
                                                        Preferred         Common        Paid-in       Excess of Net     Common
                                                         Shares           Shares        Capital          Income       Share Grants
                                                        ---------         ------       ----------     -------------   ------------
Balance at December 31, 1997                            $    --         $      23      $  16,620       $  (4,979)      $    --
  Common Shares issued to the public (7,500,000
     Shares)                                                 --                75         72,640            --              --
  Common Shares issued in connection with
     acquisitions (7,030,793 Shares)                         --                70         73,248            --              --
  Series A Convertible Preferred Shares issued in
     connection with acquisitions (984,308 Shares)             10            --           24,598            --              --
  Exercise of share options (5,000 Shares)                   --              --               27            --              --
  Adjustments to minority interests resulting
     from changes in ownership of Operating
     Partnership by COPT                                     --              --          (11,331)           --              --
   Net income                                                --              --             --             4,696            --
   Dividends                                                 --              --             --            (6,916)           --
                                                        ---------       ---------      ---------       ---------       ---------
Balance at December 31, 1998                                   10             168        175,802          (7,199)           --
  Conversion of Common Units to Common Shares
     (372,295 Shares)                                        --                 4          3,137            --              --
  Series B Cumulative Redeemable Preferred Shares
     issued to the public (1,250,000 Shares)                   12            --           29,422            --              --
  Restricted Common Share grants issued (471,875
     Shares)                                                 --                 4          3,476            --            (3,480)
  Value of earned restricted share grants                    --              --             --              --                63
  Adjustments to minority interests resulting from
     changes in ownership of Operating Partnership
     by COPT                                                 --              --           (8,970)           --              --
  Net income                                                 --              --             --            15,083            --
  Dividends                                                  --              --             --           (15,431)           --
                                                        ---------       ---------      ---------       ---------       ---------
Balance at December 31, 1999                                   22             176        202,867          (7,547)         (3,417)
  Conversion of Common Units to Common Shares
     (1,047,545 Shares)                                      --                11          8,514            --              --
  Conversion of Preferred Shares (984,307 Shares)             (10)             19             (9)           --              --
  Restricted Common Share grants
     issued (12,500 Shares)                                  --              --               97            --               (97)
  Value of earned restricted share grants                    --              --                4            --               115
  Exercise of share options (24,467 Shares)                  --              --              169            --              --
  Issuance of share options                                  --              --              206            --              --
  Acquisition of Treasury Shares (166,600 Shares)            --              --             --              --              --
  Adjustments to minority interests resulting from
     changes in ownership of Operating
     Partnership by COPT                                     --              --           (2,460)           --              --
  Net income                                                 --              --             --            15,134            --
  Dividends                                                  --              --             --           (18,651)           --
                                                        ---------       ---------      ---------       ---------       ---------
Balance at December 31, 2000                            $      12       $     206      $ 209,388       $ (11,064)      $  (3,399)
                                                        =========       =========      =========       =========       =========


                                                             Treasury
                                                              Shares           Total
                                                             --------          -----
Balance at December 31, 1997                                 $    --         $  11,664
  Common Shares issued to the public (7,500,000
     Shares)                                                      --            72,715
  Common Shares issued in connection with
     acquisitions (7,030,793 Shares)                              --            73,318
  Series A Convertible Preferred Shares issued in
     connection with acquisitions (984,308 Shares)                --            24,608
  Exercise of share options (5,000 Shares)                        --                27
  Adjustments to minority interests resulting
     from changes in ownership of Operating
     Partnership by COPT                                          --           (11,331)
   Net income                                                     --             4,696
   Dividends                                                      --            (6,916)
                                                             ---------       ---------
Balance at December 31, 1998                                      --           168,781
  Conversion of Common Units to Common Shares
     (372,295 Shares)                                             --             3,141
  Series B Cumulative Redeemable Preferred Shares
     issued to the public (1,250,000 Shares)                      --            29,434
  Restricted Common Share grants issued (471,875
     Shares)                                                      --              --
  Value of earned restricted share grants                         --                63
  Adjustments to minority interests resulting from
     changes in ownership of Operating Partnership
     by COPT                                                      --            (8,970)
  Net income                                                      --            15,083
  Dividends                                                       --           (15,431)
                                                             ---------       ---------
Balance at December 31, 1999                                      --           192,101
  Conversion of Common Units to Common Shares
     (1,047,545 Shares)                                           --             8,525
  Conversion of Preferred Shares (984,307 Shares)                 --              --
  Restricted Common Share grants
     issued (12,500 Shares)                                       --              --
  Value of earned restricted share grants                         --               119
  Exercise of share options (24,467 Shares)                       --               169
  Issuance of share options                                       --               206
  Acquisition of Treasury Shares (166,600 Shares)               (1,415)         (1,415)
  Adjustments to minority interests resulting from
     changes in ownership of Operating
     Partnership by COPT                                          --            (2,460)
  Net income                                                      --            15,134
  Dividends                                                       --           (18,651)
                                                             ---------       ---------
Balance at December 31, 2000                                 $  (1,415)      $ 193,728
                                                             =========       =========

                 See accompanying notes to financial statements.

                        CORPORATE OFFICE PROPERTIES TRUST
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                          For the years ended December 31,
                                                                          --------------------------------
                                                                          2000          1999          1998
                                                                          ----          ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                          $  15,134     $  15,083     $   4,696
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Minority interests                                                    8,588         6,077         4,583
     Depreciation and other amortization                                  16,977        12,075         6,285
     Amortization of deferred financing costs                              1,382           975           423
     Equity in loss (income) of Service Companies                            310          (198)         (139)
     Gain on sales of rental properties                                     (107)       (1,140)         --
     Extraordinary item - loss on early retirement of debt                   153           903          --
     Increase in deferred rent receivable                                 (4,113)       (2,766)       (1,784)
     Increase in accounts receivable, restricted cash and prepaid
       and other assets                                                   (4,225)       (1,690)       (4,286)
     Increase in accounts payable, accrued expenses, rents received
       in advance and security deposits                                      927         2,977         3,085
                                                                       ---------     ---------     ---------
         Net cash provided by operating activities                        35,026        32,296        12,863
                                                                       ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of and additions to commercial real estate properties       (65,130)     (152,749)     (180,649)
   Proceeds from sales of rental properties                                4,435        31,163          --
   Investment in unconsolidated real estate joint venture                 (3,616)         --            --
   Investments in and advances (to) from other unconsolidated
     entities                                                             (2,773)       (1,112)          288
   Leasing commissions paid                                               (6,176)       (3,275)       (1,468)
   Change in prepaid and other assets                                          4           137        (1,821)
                                                                       ---------     ---------     ---------
         Net cash used in investing activities                           (73,256)     (125,836)     (183,650)
                                                                       ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from mortgage and other loans payable                        140,479       248,639       117,962
   Repayments of mortgage and other loans payable                        (69,493)     (161,417)      (10,192)
   Deferred financing costs paid                                          (1,774)       (3,064)       (1,627)
   Net proceeds from issuance of Preferred Shares                           --          29,434          --
   Net proceeds from issuance of Common Shares                               286            63        72,237
   Net proceeds from issuance of share options                               206          --            --
   Purchase of Treasury Shares                                            (1,415)         --            --
   Dividends paid                                                        (18,265)      (14,528)       (3,848)
   Distributions paid                                                     (9,189)       (5,560)       (4,791)
                                                                       ---------     ---------     ---------
         Net cash provided by financing activities                        40,835        93,567       169,741
                                                                       ---------     ---------     ---------
Net increase (decrease) in cash and cash equivalents                       2,605            27        (1,046)

CASH AND CASH EQUIVALENTS
   Beginning of year                                                       2,376         2,349         3,395
                                                                       ---------     ---------     ---------
   End of year                                                         $   4,981     $   2,376     $   2,349
                                                                       =========     =========     =========

                 See accompanying notes to financial statements.

                        CORPORATE OFFICE PROPERTIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION

     Corporate Office Properties Trust ("COPT") and subsidiaries (the "Company") is a fully integrated and self managed real estate investment trust ("REIT"). We focus principally on the ownership, management, leasing, acquisition and development of suburban office properties located in select submarkets in the Mid-Atlantic region of the United States. COPT is qualified as a REIT as defined in the Internal Revenue Code and is the successor to a corporation organized in 1988. As of December 31, 2000, our portfolio included 83 office properties.

     We conduct almost all of our operations principally through our operating partnership, Corporate Office Properties, L.P. (the "Operating Partnership"), for which we are the managing general partner. The Operating Partnership owns real estate both directly and through subsidiary partnerships and limited liability companies ("LLCs"). The Operating Partnership also owned at December 31, 2000 the principal economic interest and, collectively with our Chief Executive Officer and Chief Operating Officer, 49.5% of the voting stock of Corporate Office Management, Inc. ("COMI") (together with its subsidiaries defined as the "Service Companies"). On January 1, 2001, the Operating Partnership acquired all of the stock in COMI which it did not previously own. See Note 6 for a description of the activities of the Service Companies. A summary of our Operating Partnership's forms of ownership and the percentage of those ownership forms owned by COPT follows:


                                             December 31,
                                         -----------------------
                                         2000               1999
                                         ----               ----
Common Units                              66%                60%
Series A Preferred Units                 100%               100%
Series B Preferred Units                 100%               100%
Series C Preferred Units                   0%                 0%


2. BASIS OF PRESENTATION

     We use three different accounting methods to report our investments in entities: the consolidation method, the equity method and the cost method.

CONSOLIDATION METHOD

     We use the consolidation method when we own most of the outstanding voting interests in an entity and can control its operations. This means the accounts of the entity are combined with our accounts. We eliminate balances and transactions between companies when we consolidate these accounts. Our consolidated financial statements include the accounts of:

     o    COPT,
     o the Operating Partnership and its subsidiary partnerships and LLCs, and
     o    Corporate Office Properties Holdings, Inc. (we own 100%).

EQUITY METHOD

     We use the equity method of accounting when we own an interest in an entity and can exert significant influence over the entity's operations but cannot control the entity's operations. Under the equity method, we report:

     o our ownership interest in the entity's capital as an investment on our Consolidated Balance Sheets and
     o our percentage share of the earnings or losses from the entity in our Consolidated Statements of Operations.

COST METHOD

     We use the cost method of accounting when we own an interest in an entity and cannot exert significant influence over the entity's operations. Under the cost method, we report:

     o the cost of our investment in the entity as an investment on our Consolidated Balance Sheets and
     o distributions to us of the entity's earnings in our Consolidated Statements of Operations.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     We make estimates and assumptions when preparing financial statements under generally accepted accounting principles. These estimates and assumptions affect various matters, including:

     o our reported amounts of assets and liabilities in our Consolidated Balance Sheets at the dates of the financial statements,
     o our disclosure of contingent assets and liabilities at the dates of the financial statements, and
     o our reported amounts of revenues and expenses in our Consolidated Statements of Operations during the reporting periods.

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

COMMERCIAL REAL ESTATE PROPERTIES

     We report commercial real estate properties at our depreciated cost. The amounts reported for our commercial real estate properties include our costs of:

     o    acquisitions,
     o    development and construction,
     o    building and land improvements, and
     o    tenant improvements paid by us.

     We capitalize interest expense, real estate taxes and other costs associated with real estate under construction to the cost of the real estate. We start depreciating newly constructed properties when we place them in service.

     We depreciate our assets evenly over their estimated useful lives as follows:

     o    Building and building improvements.............40 years
     o    Land improvements..............................20 years
     o    Tenant improvements............................Related lease terms
     o    Equipment and personal property................3-10 years

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

ACCOUNTS RECEIVABLE

     Our accounts receivable are reported net of an allowance for bad debts of $74 at December 31, 2000 and $10 at December 31, 1999.

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

     Some of our retail tenants' leases provide for additional rental payments if the tenants meet certain sales targets. We do not recognize additional rental revenue under these leases until the tenants meet the sales targets.

     We recognize tenant recovery income as revenue in the same period we incur the related expenses. Tenant recovery income includes payments from tenants as reimbursement for property taxes, insurance and other property operating expenses.

     We recognize fees for services provided by us once services are rendered, fees are determinable and collectibility assured.

MAJOR TENANTS

     During 2000, 31% of our total rental revenue was earned from five major tenants, including 21% percent from our two largest tenants. During 1999, 39% of our total rental revenue was earned from five major tenants, including 27% from our two largest tenants. During 1998, 50% of our total rental revenue was earned from five major tenants, including 31% from our two largest tenants. The United States Government and Unisys were our largest two tenants in each of these years.

GEOGRAPHICAL CONCENTRATION

     Our operations are geographically concentrated in the Mid-Atlantic region of the United States. Our rental revenue derived from this region as a percentage of total rental revenue totaled 100% in 2000, 99% in 1999 and 59% in 1998.

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

     Our Operating Partnership issued 974,662 Series C Preferred Units in connection with a property acquisition in December 1999. Our Operating Partnership issued 42,000 additional Series C Preferred Units on July 1, 2000 in connection with the cancellation of ten-year detachable warrants exercisable for an additional number of Common Units. Owners of these units are entitled to a priority annual return equal to 9% of their liquidation preference through December 20, 2009, 10.5% for the five following years and 12% thereafter. These units are convertible, subject to certain restrictions, into Common Units in the Operating Partnership on the basis of 2.381 Common Units for each Series C Preferred Unit, plus any accrued return. The Common Units would then be exchangeable for Common Shares, subject to certain conditions. The Series C Preferred Units also carry a liquidation preference of $25.00 per unit, plus any accrued return, and may be redeemed for cash by the Operating Partnership at any time after the tenth anniversary of their issuance.

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

INCOME TAXES

     We have elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code. As a REIT, we generally will not be subject to Federal income tax if we distribute at least 95% of our REIT taxable income to our shareholders and satisfy certain other requirements (see discussion below). As a result, we do not report income tax expense on our Consolidated Statements of Operations. If we fail to qualify as a REIT in any tax year, we will be subject to Federal income tax on our taxable income at regular corporate rates.

     In December 1999, legislation containing the REIT Modernization Act was signed into law. This law is effective January 1, 2001 and includes the following changes:

     o REITs are now allowed to own up to 100% investments in the stock of a taxable REIT subsidiary ("TRS"), subject to certain restrictions relating to the size of such investments. TRSs can provide services to REIT tenants and others without adversely impacting the income requirements to which REITs are subject;
     o REITs are no longer able to enter into new arrangements to own more than 10% of the vote or value of the securities in a non-REIT C corporation unless such C corporation elects to be treated as a TRS; and
     o the percentage of REIT taxable income that REITs are required to distribute to shareholders is reduced from 95% to 90%.

     On January 1, 2001, we acquired all of the stock in COMI which we did not previously own. We also elected to have COMI treated as a TRS effective January 1, 2001.

      For Federal income tax purposes, dividends to shareholders may be characterized as ordinary income, capital gains or return of capital (which is generally non-taxable). The characterization of dividends declared during each of the last three years was as follows (unaudited):

                                       2000           1999           1998
                                       ----           ----           ----
Ordinary income                        71.0%          79.3%          77.4%
Return of capital                      29.0%           --            22.6%
Long term capital gain                  --            20.7%           --

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

EARNINGS PER SHARE ("EPS")

     We present both basic and diluted EPS. We compute basic EPS by dividing income available to common shareholders by the weighted average number of Common Shares outstanding during the year. Our computation of diluted EPS is similar except that:

     o the denominator is increased to include the weighted average number of potential additional Common Shares that would have been outstanding if securities that are convertible into our Common Shares were converted and
     o the numerator is adjusted to add back any convertible preferred dividends and any other changes in income or loss that would result from the assumed conversion into Common Shares.

     Our computation of diluted EPS does not assume conversion of securities into our Common Shares if conversion of those securities would increase our diluted EPS in a given year. A summary of the numerator and denominator for purposes of basic and diluted EPS calculations is as follows (dollars and shares in thousands, except per share data):

                                                               2000           1999           1998
                                                             --------       --------       --------
Numerator:
Net income available to Common Shareholders                  $ 11,332       $ 12,229       $  4,369
Add:  Extraordinary loss                                          153            903           --
                                                             --------       --------       --------
Numerator for basic earnings per share before
   extraordinary item                                          11,485         13,132          4,369
Add:  Minority interests - Initial Preferred Units               --            2,559          3,412
Add:  Minority interests - Common Units                          --             --            1,171
                                                             --------       --------       --------
Numerator for diluted earnings per share before
   extraordinary item                                          11,485         15,691          8,952
Less:  Extraordinary loss                                        (153)          (903)          --
                                                             --------       --------       --------
Numerator for diluted earnings per share for net income      $ 11,332       $ 14,788       $  8,952
                                                             ========       ========       ========
Denominator (all weighted averages):
Common Shares - basic                                          18,818         16,955          9,099
Assumed conversion of share options                               164              9             24
Assumed conversion of Common Unit warrants                        231           --             --
Conversion of Initial Preferred Units                            --            5,610          7,500
Assumed conversion of Common Units                               --             --            2,614
                                                             --------       --------       --------
Denominator for diluted earnings per share                     19,213         22,574         19,237
                                                             ========       ========       ========
Basic earnings per Common Share:
Income before extraordinary item                             $   0.61       $   0.77       $   0.48
Extraordinary item                                              (0.01)         (0.05)          --
                                                             --------       --------       --------
Net income                                                   $   0.60       $   0.72       $   0.48
                                                             ========       ========       ========
Diluted earnings per Common Share:
Income before extraordinary item                             $   0.60       $   0.70       $   0.47
Extraordinary item                                              (0.01)         (0.04)          --
                                                             --------       --------       --------
Net income                                                   $   0.59       $   0.66       $   0.47
                                                             ========       ========       ========

     Our diluted EPS computation for 2000 assumes no conversions of Preferred Units or Common Units since such conversions would increase diluted EPS for that year. Our diluted EPS computation for 1999 only assumes conversion of Initial Preferred Units because conversions of the Series A Cumulative Convertible Preferred Shares of beneficial interest ("Series A Preferred Shares"), Series C Preferred Units and Common Units would increase diluted EPS for that year. Our diluted EPS computation for 1998 does not assume conversion of the Series A Preferred Shares since such conversions would increase diluted EPS for that year.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Our financial instruments include primarily notes receivable, mortgage and other loans payable and interest rate derivatives. The fair values of notes receivable were not materially different from their carrying or contract values at December 31, 2000 and 1999. See Note 8 for fair value of mortgage and other loans payable information.

     The following table sets forth derivative contracts we had in place as of December 31, 2000 and their respective fair market values ("FMV"):

                       Notional                                             FMV at
    Nature of           Amount     One Month    Effective   Expiration     12/31/00
   Derivative       (in millions)  LIBOR base      Date        Date      (in thousands)
   ----------       -------------  ----------   ---------   ----------   --------------
Interest rate cap     $  50.0         7.70%      5/25/00      5/31/02        $   4
Interest rate cap        50.0         7.00%      9/13/00     10/13/01            1
Interest rate cap        25.0         7.00%     10/17/00     10/13/01            1
Interest rate swap      100.0         5.76%       1/2/01       1/2/03         (246)
                                                                             -----
  Total                                                                      $(240)
                                                                             =====


RECENT ACCOUNTING PRONOUNCEMENTS


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". The statement's effective date was delayed until 2001. Accordingly, we adopted this standard beginning January 1, 2001. SFAS 133 establishes accounting and reporting standards for derivative financial instruments and for hedging activities. It requires that an entity recognize all derivatives as assets or liabilities in the balance sheet at fair value with the offset to:

     o the other comprehensive income component of shareholders' equity ("OCI") for any derivatives designated as cash flow hedges to the extent such derivatives are deemed effective;
     o other income or expense on our Statement of Operations for any derivatives designated as cash flow hedges to the extent such derivatives are deemed ineffective; or
     o other income or expense on our Statement of Operations for any derivatives designated as fair value hedges.

At December 31, 2000, we had in place three interest rate cap contracts and one interest rate swap contract. We have designated each of these derivatives as cash flow hedges. We expect the interest rate swap contract to be substantially effective. We do not expect the interest rate cap contracts to be effective. At adoption on January 1, 2001, we reduced OCI by $246 as a cumulative effect adjustment to recognize the net fair value of our interest rate swap contract. We also recognized an unrealized loss of $258 on the book value associated with our derivatives at January 1, 2001.

     Effective July 1, 2000, the FASB issued FIN No. 44, "Accounting for Certain Transactions Involving Stock Compensation." FIN No. 44 clarifies the application of the Accounting Principle Board's Opinion No. 25, "Accounting for Stock Issued to Employees" for certain issues, including the definition of the term "employee", the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to previous issuances and the accounting for an exchange of stock compensation awards in a business combination. We adopted FIN No. 44 effective July 1, 2000. The primary impact of our adoption of this Interpretation is that we and the Service Companies recognize additional expenses from share options issued to employees for the following:

     o the share price appreciation and future vesting relating to share options that were repriced in 1999, and
     o the issuance of share options to employees of CRM and MGK (all defined in Note 6).

4.   COMMERCIAL REAL ESTATE PROPERTIES

     Operating properties consisted of the following:


                                                    December 31,
                                              -------------------------
                                                 2000            1999
                                              ---------       ---------
       Land                                   $ 140,018       $ 135,641
       Buildings and improvements               604,666         544,967
       Furniture, fixtures and equipment            344             335
                                              ---------       ---------
                                                745,028         680,943
       Less: accumulated depreciation           (33,468)        (18,279)
                                              ---------       ---------
                                              $ 711,560       $ 662,664
                                              =========       =========


     Projects we had under construction or development at December 31, 2000 consisted of the following:

                                                    December 31,
                                                -------------------
                                                  2000        1999
                                                -------     -------
       Land                                     $19,069     $13,158
       Construction in progress                  17,489      20,667
                                                -------     -------
                                                $36,558     $33,825
                                                =======     =======

2000 ACQUISITIONS

     We acquired the following office properties during 2000:

                                                     Number
                                        Date of        of       Total Rentable   Initial
  Project Name         Location       Acquisition   Buildings     Square Feet      Cost
------------------   -------------    -----------   ---------   --------------  ----------
7240 Parkway Drive    Hanover, MD       4/18/00         1            73,500      $7,464
9140 Route 108        Columbia, MD     12/14/00         1           150,000       7,149


     We also acquired the following properties during 2000:

     o a parcel of land located in Cranbury, New Jersey for $633 on March 20, 2000,
     o a parcel of land located in Columbia, Maryland for $4,036 on March 29, 2000,
     o a parcel of land located in Annapolis Junction, Maryland for $3,022 on May 26, 2000 from Constellation (defined below),
     o a parcel of land located in Cranbury, New Jersey for $283 on June 5, 2000,
     o a parcel of land located in Annapolis Junction, Maryland for $364 on June 30, 2000 from Constellation,
     o a parcel of land located in Columbia, Maryland for $3,958 on September 28, 2000, and
     o a parcel of land located in Annapolis Junction, Maryland for $3,055 on November 13, 2000 from Constellation.

All of these land parcels are contiguous to certain of our existing operating properties. Constellation Real Estate and its affiliates (collectively "Constellation") owned 43% of our Common Shares outstanding at December 31, 2000. Constellation also controlled two of the nine positions on our Board of Trustees at December 31, 2000.

2000 CONSTRUCTION/DEVELOPMENT

     During 2000, we completed the construction of five office buildings totaling 380,760 square feet. Three of these buildings totaling 303,697 square feet are located in the Baltimore/Washington Corridor, one building with 57,280 square feet is located in Dayton, New Jersey and one building with 19,783 square feet is located in Harrisburg, Pennsylvania.

     As of December 31, 2000, we had construction underway on three new buildings and development underway on two parcels of land and also had a $358 net investment in joint ventures constructing two additional new buildings.

2000 DISPOSITIONS

      We sold the following properties during 2000:


                                    Property    Date of    Total Rentable    Sales
  Project Name         Location      Type(1)      Sale       Square Feet     Price
----------------     ------------   --------    --------   --------------   -------
Minot Retail         Minot, ND          R        6/19/00        46,134      $2,970
Tred Avon            Easton, MD         R       11/10/00       149,191       5,800
3 Centre Drive       Cranbury, NJ       O       12/28/00        20,436       2,790

(1) "R" indicates retail property; "O" indicates office property.

We recognized a $107 net gain on the sale of these properties in 2000.

1999 ACQUISITIONS

      We acquired the following office properties during 1999:

                                                                     Number
                                                        Date of        of       Total Rentable   Initial
  Project Name                      Location          Acquisition   Buildings     Square Feet      Cost
------------------             --------------------   -----------   ---------   --------------  ----------
Airport Square XXI             Linthicum, MD              2/23/99       1             67,913     $  6,751
Parkway Crossing Properties    Hanover, MD                4/16/99       2             99,026        9,524
Commons Corporate Center (1)   Hanover, MD                4/28/99       8            250,413       25,442
Princeton Executive Center     Monmouth Junction, NJ      6/24/99       1             61,300        6,020
Gateway Central (2)            Harrisburg, PA             8/12/99       3             55,726        5,960
Gateway International (3)      Linthicum, MD             11/18/99       2            198,438       24,316
Corporate Gateway Center (4)   Harrisburg, PA             12/3/99       9            417,138       40,082
Timonium Business Park (5)     Timonium, MD              12/21/99       2            233,623       30,001
Brown's Wharf (5)              Baltimore, MD             12/21/99       1            103,670       10,607


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

     We issued 974,662 Series C Preferred Units and 377,251 Common Units in our Operating Partnership in connection with 1999 office property acquisitions.

     We also acquired the following properties during 1999:


o a parcel of land located in Annapolis Junction, Maryland that is contiguous to certain of our existing operating properties for $2,908 on May 28, 1999 from Constellation,
o a 57,000 square foot warehouse facility for redevelopment into office space located on 8.5 acres of land that is contiguous to properties we own in South Brunswick, New Jersey for $2,172 on July 9, 1999,
o a parcel of land located in Linthicum, Maryland that is contiguous to certain of our existing operating properties for $1,970 on August 1, 1999 from CDS (see Note 6),
o a parcel of land located in Annapolis Junction, Maryland that is contiguous to certain of our existing operating properties for $2,945 on October 21, 1999 from Constellation, and
o a parcel of land located in Harrisburg, Pennsylvania that is contiguous to certain of our existing operating properties for $191 on November 4, 1999 from an officer and Trustee of ours.

1999 DISPOSITIONS

     We sold the following properties during 1999:


                                           Property    Date of    Total Rentable    Sales
   Project Name          Location           Type(1)      Sale       Square Feet     Price
-------------------    -----------------   ---------   --------   --------------   -------
Cranberry Square       Westminster, MD         R        1/22/99      139,988       $18,900
Delafield Retail       Delafield, WI           R        2/26/99       52,800         3,303
Indianapolis Retail    Indianapolis, IN        R        3/09/99       67,541         5,735
Plymouth Retail        Plymouth, MN            R        3/09/99       67,510         5,465
Glendale Retail        Glendale, WI            R        5/04/99       36,248         1,900
Peru Retail            Peru, IL                R        6/16/99       60,232         3,750
Browns Wharf (2)       Baltimore, MD           O        6/24/99      103,670        10,575
Oconomowoc Retail      Oconomowoc, WI          R        6/25/99       39,272         2,575
Brandon One            Riviera Beach, MD       O       12/30/99       38,513         1,260

(1) "R" indicates retail property; "O" indicates office property.
(2) See discussion in portion of this note entitled "1999 Acquisitions".

We recognized a $1,140 net gain on the sale of these properties in 1999.

1999 CONSTRUCTION

     During 1999, we completed the construction of two office properties totaling 202,219 square feet. The office buildings are located in Annapolis Junction, Maryland and Columbia, Maryland. We also completed an expansion project that increased the rentable square footage of one of our properties by 6,350 square feet.

5.   INVESTMENT IN UNCONSOLIDATED REAL ESTATE JOINT VENTURE

     In 2000, we acquired an 80% interest in Gateway 67, LLC, a newly organized joint venture developing a parcel of land located in Columbia, Maryland. We account for our investment in this joint venture using the equity method of accounting. Our investment in this joint venture at December 31, 2000 totaled $3,616.

6.   INVESTMENT IN AND ADVANCES TO OTHER UNCONSOLIDATED ENTITIES

     Since September 1998, the Operating Partnership has owned 95% of the capital stock in COMI, including 1% of the voting common stock. COMI provided us with asset management, managerial, financial and legal support from September 1998 through December 2000. On January 1, 2001, we acquired all of the stock in COMI which we did not previously own for $26 and all of COMI's employees became employees of the Operating Partnership. We also elected to have COMI treated as a TRS effective January 1, 2001.

     COMI owns interests in the following entities:

                                                                              Date of     Percentage
                Entity Name                    Type of Service Business     Acquisition    Ownership
-------------------------------------------  ----------------------------  ------------   -----------
Corporate Realty Management, LLC ("CRM")     Real Estate Management           9/28/98        100%(1)
Corporate Development Services, LLC ("CDS")  Construction and Development     9/28/98        100%
Martin G. Knott and Associates, LLC ("MGK")  Heating and Air Conditioning     8/31/99         80%


(1) COMI acquired 75% of CRM on September 28, 1998. COMI acquired the remaining 25% on July 18, 2000.

     We accounted for our investment in COMI and its subsidiaries, CRM, CDS and MGK, using the equity method of accounting through December 31, 2000. Since we own all of the voting interests in COMI and control its operations effective January 1, 2001, we began combining the accounts of COMI and its subsidiaries with our accounts on that date.

     In 2000, we acquired a 6% interest in MediTract, LLC ("MediTract"), an entity engaged in the development of an Internet based contract imaging and management system. We account for our investment in MediTract using the cost method of accounting.

     Our investment in and advances to other unconsolidated entities included the following:

                                                      December 31,
                                                   -----------------
                                                    2000       1999
                                                   ------     ------
     Notes receivable (1)                          $2,005     $2,005
     Equity investment in Service Companies           497        807
     Advances receivable                            2,001        849
                                                   ------     ------
     Total investment in Service Companies          4,503      3,661
     Investment in MediTract                        1,621         --
                                                   ------     ------
        Total                                      $6,124     $3,661
                                                   ======     ======

     (1) The note receivable carries an interest rate of Prime plus 2% through its maturity on September 28, 2003.

7.   DEFERRED CHARGES

     Deferred charges consisted of the following:

                                                      December 31,
                                                   -----------------
                                                    2000       1999
                                                   ------     ------
     Deferred financing costs                    $  6,108     $4,592
     Deferred leasing costs                        10,800      4,658
     Deferred other                                    --         24
                                                  -------     ------
                                                   16,908      9,274
     Accumulated amortization                      (4,003)    (1,749)
                                                  -------     ------
     Deferred charges, net                        $12,905     $7,525
                                                  =======     ======

8.    MORTGAGE AND OTHER LOANS PAYABLE

     Mortgage and other loans payable consisted of the following:

                                                                                                      December 31,
                                                                                                 ----------------------
                                                                                                   2000          1999
                                                                                                 --------      --------
Deutsche Banc Alex. Brown, Term Credit Facility, LIBOR + 1.75%, maturing October 2001 (1)        $100,000      $100,000
Deutsche Banc Alex. Brown, Revolving Credit Facility, LIBOR + 1.75%, maturing May 2001             82,245        57,500
Teachers Insurance and Annuity Association of America, 6.89%, maturing November 2008               82,160        83,470
Teachers Insurance and Annuity Association of America, 7.72%, maturing October 2006                59,036        59,801
Prudential Securities Credit Corp., LIBOR + 1.5%, maturing June 2001                               29,091            --
Mutual of New York Life Insurance Company, 7.79%, maturing August 2004                             27,374        27,750
Transamerica Life Insurance and Annuity Company, 8.3%, maturing October 2005                       17,597            --
Allfirst Bank, LIBOR + 1.75%, maturing May 2002                                                    11,993        12,290
Bank of America, LIBOR + 1.75%, maturing March 2002 (2)                                             9,978            --
Allfirst Bank, LIBOR + 1.75%, maturing October 2001 (3)                                             9,019         4,490
Teachers Insurance and Annuity Association of America, 8.35%, maturing October 2006                 7,974            --
Provident Bank of Maryland, LIBOR + 1.75%, maturing July 2001 (4)                                   7,000            --
Allfirst Bank, LIBOR + 1.75%, maturing May 2002 (5)                                                 6,350            --
Aegon USA Realty Advisors, Inc., 8.29%, maturing  May 2007                                          6,047         6,214
Summit Bank, LIBOR + 1.75%, maturing February 2001 (6)                                              4,843            --
Allfirst Bank, LIBOR + 1.75%, maturing July 2002 (7)                                                4,500            --
Mellon Bank, yield on 5-year Treasury Securities + 2%, maturing August 2005 (8)                     3,989         4,304
Bank of America, LIBOR + 1.75%, maturing September 2001                                             2,000            --
Provident Bank of Maryland, LIBOR + 1.75%, maturing July 2002 (9)                                   1,626            --
Seller loan, 8.0%, maturing May 2007                                                                1,527         1,542
Bank of America, LIBOR + 1.75%, repaid November 2000                                                   --        16,720
Provident Bank of Maryland, LIBOR + 1.75%, repaid September 2000                                       --         8,642
Allfirst Bank, LIBOR + 1.6%, repaid September 2000                                                     --         8,167
Bank of Maryland, LIBOR + 1.75%, repaid August 2000                                                    --         3,437
Provident Bank of Maryland, LIBOR + 1.75%, repaid November 2000                                        --         2,825
Northern Life Insurance Company, 8%, repaid June 2000                                                  --         2,475
                                                                                                 --------      --------
                                                                                                 $474,349      $399,627
                                                                                                 ========      ========

(1)  May be extended for a one-year period, subject to certain conditions.
(2) Construction loan with a total commitment of $13,440. Loan may be extended for a one-year period, subject to certain conditions.
(3) Construction loan with a total commitment of $12,375. Loan may be extended for a one-year period, subject to certain conditions.
(4) Loan may be extended for a three-month period, subject to certain conditions.
(5)  Construction loan with a total commitment of $9,325.
(6) Construction loan with a total commitment of $6,900. Loan may be extended for a two-year period, subject to certain conditions.
(7) Loan was increased to $6,500 in February 2001. It may be extended for a one year period, subject to certain conditions.
(8)  Construction loan with a total commitment of $4,549.
(9) Construction loan with a total commitment of $11,855. Loan may be extended for a one-year period subject to certain conditions.

          In the case of each of our mortgage and construction loans, we have pledged certain of our real estate assets as collateral. We use the term collateralized to describe this arrangement. As of December 31, 2000, substantially all of our real estate properties were collateralized on loan obligations. Certain of our mortgage loans require that we comply with a number of restrictive financial covenants, including adjusted consolidated net worth, minimum property interest coverage, minimum property hedged interest coverage, minimum consolidated interest coverage, maximum consolidated unhedged floating rate debt and maximum consolidated total indebtedness. As of December 31, 2000, we were in compliance with these financial covenants.

     Our mortgage loans mature on the following schedule (excluding extension options):


     2001...................................           $237,900
     2002...................................             37,771
     2003...................................              3,924
     2004...................................             29,771
     2005...................................             24,051
     Thereafter.............................            140,932
                                                       --------
     Total..................................           $474,349
                                                       ========

     The fair value of our mortgage and other loans payable was $481,083 at December 31, 2000 and $387,539 at December 31, 1999.

     Weighted average borrowings under our secured revolving credit facility with Deutsche Banc Alex. Brown totaled $80,286 in 2000 and $70,165 in 1999. The weighted average interest rate on this credit facility totaled 8.13% in 2000 and 7.2% in 1999.

     Weighted average borrowings under our revolving credit facility with Prudential Securities totaled $6,232 in 2000. The weighted average interest rate on this credit facility totaled 8.15% in 2000. No borrowings were made under this loan in 1999.

     Amounts available under our lines of credit with Deutsche Banc Alex. Brown and Prudential Securities Credit Corporation are generally computed based on 65% of the appraised value of properties pledged as collateral for these loans. As of December 31, 2000, the maximum amount available under these lines of credit totaled $122,139, of which $10,803 was unused.

     We capitalized interest costs of $3,889 in 2000, $1,510 in 1999 and $77 in 1998.

     We had mortgage loans payable that were retired early during 2000 and 1999 using proceeds from sales of properties and refinancings. We recognized a loss on these early debt retirements of $153 in 2000 and $903 in 1999.


9.   SHAREHOLDERS' EQUITY

PREFERRED SHARES

     In 1998, we issued 984,308 Series A Preferred Shares. These shares are nonvoting and are convertible after two years of issuance, subject to certain conditions, into Common Shares on the basis of 1.8748 Common Shares for each Series A Preferred Share. Holders of the Series A Preferred Shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees). Dividends accrue from the date of issue at the annual rate of $1.375 per share, which is equal to 5.5% of the $25.00 per share liquidation preference of the shares. On September 28, 2000, 984,307 of these shares were converted into 1,845,378 Common Shares.

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

     In 1998, we issued 7,030,793 Common Shares in connection with an acquisition.

     Over the three years ended December 31, 2000, we had the following transactions in which Common Units in our Operating Partnership were converted into Common Shares on the basis of one Common Share for each Common Unit:

o    372,295 Common Units converted on August 4, 1999;
o    877,545 Common Units converted on March 16, 2000; and
o    170,000 Common Units converted on June 30, 2000.

     On December 16, 1999, we issued 471,875 Common Shares subject to forfeiture restrictions to certain officers. We issued an additional 12,500 of these shares to an officer in 2000. The forfeiture restrictions of specified percentages of these shares lapse annually through 2004 upon the Company's attainment of defined earnings or shareholder return growth targets. These shares may not be sold, transferred or encumbered while the forfeiture restrictions are in place. Forfeiture restrictions lapsed on 8,593 of these shares during 1999 and 15,625 of these shares in 2000.

     On November 3, 1999, the Board of Trustees authorized a share repurchase program to buy up to 2,000,000 Common Shares in open market and privately negotiated purchases depending on market conditions and other factors. Shares repurchased under this program are summarized below.

               Repurchase       Number of           Cost of
                  Date           Shares            Repurchase
               ----------       ---------          ----------
                3/31/00            6,600             $   52
                 4/5/00           20,000                166
                 6/5/00          140,000              1,197

     We issued Common Shares in connection with the exercise of share options of 24,467 in 2000 and 5,000 in 1998.

10.  SHARE OPTIONS

     In 1993, we adopted a share option plan for directors under which we have 75,000 Common Shares reserved for issuance. These options become exercisable beginning on the first anniversary of their grant and expire ten years after the date of grant.

     In March 1998, we adopted a share option plan for Trustees, our employees and employees of the Service Companies under which we have 3,175,739 Common Shares reserved for issuance. Trustee options under this plan become exercisable beginning on the first anniversary of their grant. Employees' options under this plan generally become exercisable over a 3 to 5 year period. Options expire ten years after the date of grant.

     The following table summarizes share option transactions under the plans described above:

                                                                                             Weighted
                                                                         Range of            Average
                                                                         Exercise            Exercise
                                                        Shares       Price per Share      Price per Share
                                                      ---------     -----------------     ---------------
Outstanding at December 31, 1997                         75,000        $5.25 - $10.38         $7.31
Granted - 1998                                          722,875        $9.25 - $12.25         $9.37
Forfeited - 1998                                         (6,050)           $9.25              $9.25
Exercised - 1998                                         (5,000)       $5.38 - $5.63          $5.51
                                                      ---------
Outstanding at December 31, 1998                        786,825        $5.25 - $12.25         $9.20
Granted - 1999                                          700,200        $7.38 - $9.25          $8.21
Forfeited - 1999                                        (59,050)       $8.00 - $9.25          $8.48
1998 Options Repriced from                             (360,500)           $9.25              $9.25
  $9.25 to $8.00 during 1999                            360,500            $8.00              $8.00
                                                      ---------
Outstanding at December 31, 1999                      1,427,975        $5.25 - $12.25         $8.46
Granted - 2000                                          977,425        $7.63 - $9.75          $8.23
Forfeited - 2000                                        (50,915)       $7.63 - $8.00          $7.95
Exercised - 2000                                        (24,467)       $5.25 - $8.00          $6.89
                                                      ---------
Outstanding at December 31, 2000                      2,330,018        $5.25 - $12.25         $8.46
                                                      =========
Available for future grant at December 31, 2000         445,564
                                                      =========
Exercisable at December 31, 1998                         70,000        $5.25 - $10.38         $7.77
                                                      =========
Exercisable at December 31, 1999                        312,467        $5.25 - $12.25         $8.73
                                                      =========
Exercisable at December 31, 2000                      1,039,502             (1)               $8.46
                                                      =========

(1) 27,500 of these options had an exercise price ranging from $5.25 to $5.63, 982,002 had an exercise price ranging from $6.82 to $10.38 and 30,000 had an exercise price of $12.25.

     The weighted average remaining contractual life of the options at December 31, 2000 was approximately eight years.


A summary of the weighted average grant-date fair value per option granted is as follows:

                                                                        2000   1999    1998
                                                                        ----   ----    ----
Weighted average grant-date fair value                                 $1.03   $0.75  $0.98
Weighted average grant-date fair value - exercise price equals
  Market price on grant-date                                           $1.02   $0.90  $2.03
Weighted average grant-date fair value - exercise price exceeds
  Market price on grant-date                                           $0.99   $0.46  $0.95
Weighted average grant-date fair value - exercise price less than
  Market price on grant-date                                           $1.31   $0.98  $  --


     We estimated the fair values using the Black-Scholes option-pricing model using the following assumptions:

                                    2000        1999        1998
                                    ----        ----        ----
     Risk free interest rate        6.60%       5.57%       4.65%
     Expected life - years          4.58        3.85        5.75
     Expected volatility           26.04%      27.00%      30.00%
     Expected dividend yield        8.17%       8.40%       6.80%

     Effective July 1, 2000, we and the Service Companies recognize expenses from share options issued to employees for the following:

o the share price appreciation and future vesting relating to share options that were repriced in 1999, and
o    the issuance of share options to employees of CRM and MGK.

Expenses from such share options are reflected in our Consolidated Statements of Operations as an $83 increase in general and administrative expenses and a $67 decrease in our equity in income of the Service Companies in 2000.

     Otherwise, we and our Service Companies do not record compensation expense for share option grants unless the exercise price of such grants is less than the market price on the option grant date. The following table summarizes results as if we elected to account for share options based on Statement of Financial Accounting Standards No. 123:

                                                                         2000       1999      1998
                                                                         ----       ----      ----
  Net income (loss) available to Common Shareholders, as reported     $ 11,332    $12,229    $4,369
  Net income (loss) available to Common Shareholders, pro forma         10,948     12,009     4,312
  Earnings (loss) per Common Share, as reported                           0.60       0.72      0.48
  Earnings (loss) per Common Share, pro forma                             0.58       0.71      0.47
  Diluted earnings (loss) per Common Share, as reported                   0.59       0.66      0.47
  Diluted earnings (loss) per Common Share, pro forma                     0.57       0.65      0.46

11.  RELATED PARTY TRANSACTIONS

MANAGEMENT

     We have a contract with COMI under which COMI provides asset management, managerial, financial and legal support. Under the terms of this contract, we reimburse COMI for personnel and other overhead-related expenses. We incurred management fees and related costs under this contract of $4,420 in 2000, $3,072 in 1999 and $545 in 1998. We capitalized $402 of these fees in 2000, $430 in 1999 and $73 in 1998.

     We have a management agreement with CRM under which CRM provides property management services to most of our properties. Under the terms of this arrangement, CRM is entitled to a fee equal to a percentage of revenue from tenant billings (3% in 2000 and 1999 and 3.5% in 1998). CRM is also entitled to reimbursement for direct labor and out-of-pocket costs. We incurred property management fees and related costs with CRM of $5,208 in 2000, $3,743 in 1999 and $557 in 1998.

     We had a management agreement with Glacier Realty LLC ("Glacier"), a company that was partially owned by one of our former Trustees. Under the management agreement, Glacier was responsible for the management of our retail properties for a base annual fee of $250 plus a percentage of Average Invested Assets (as defined in the management agreement). Glacier was also entitled to fees upon our acquisition or sale of any net-leased retail real estate property, a fee that increased in the event that all or substantially all of the net-leased retail real estate properties were sold. The management agreement, entered into on October 14, 1997, had a term of five years. A fee was also due in the event that the management agreement was terminated or not renewed. We incurred fees under this agreement of $63 in 1999 and $250 in 1998. On March 19, 1999, our Operating Partnership issued 200,000 Common Units in exchange for all of the ownership interests in Glacier. For accounting purposes, we recorded $1,487, the value of this transaction, against the gain on the sale of our retail properties in the Midwest region of the United States.

     We also had a management agreement with a company for which one of our Trustees serves on the Board of Directors. We incurred management fees and related costs under this contract of $62 in 1999 and $87 in 1998.

CONSTRUCTION COSTS

     We have a contract with CDS under which CDS provides construction and development services. Under the terms of this contract, we reimburse CDS for these services based on actual time incurred at market rates. We incurred $1,544 in 2000, $1,274 in 1999 and $214 in 1998 under this contract, a substantial portion of which was capitalized into the cost of the related activities.

COMMON SHARE GRANTS

     The Service Companies paid us $119 in 2000 and $63 in 1999 for the value of Common Shares granted to certain of its employees.

RENTAL INCOME

     We recognized revenue on office space leased to COMI and CRM of $538 in 2000, $420 in 1999 and $92 in 1998. We recognized revenue on office space leased to Constellation of $712 in 2000, $944 in 1999 and $256 in 1998. We recognized revenue on office space leased to a company for which one of our Trustees serves on the Board of Directors in 2000 of $52.

INTEREST INCOME

     We earned interest income on notes receivable from the Service Companies of $325 in 2000, $253 in 1999 and $66 in 1998. We also earned interest income in 1999 of $723 on notes receivable from Corporate Gateway.

CONSTRUCTION FEES

     The Service Companies earned construction management fees in 2000 of $19 from a related party. The Service Companies also earned construction management fees in 1999 of $60 from an entity owned by an officer and Trustee of ours. We earned construction management fees in 1998 of $60 from an entity owned by an officer and Trustee of ours.

LEASING COMMISSION

     We recognized leasing commissions of $502 in 2000 from related parties. The Service Companies earned a leasing commission of $117 in 1999 from an entity owned by an officer and Trustee of ours.

FEES EARNED FROM CONSTELLATION AND BGE

     The Service Companies earned fees from a project consulting and management agreement with Constellation of $150 in 2000, $1,100 in 1999 and $750 in 1998. The Service Companies also earned fees and expense reimbursements of $101 in 2000, $500 in 1999 and $206 in 1998 under a property management agreement with Baltimore Gas and Electric Company ("BGE"), an affiliate of Constellation.

ACQUISITION FEES

     We earned an acquisition services fee in 1999 of $213 from Corporate
Gateway.

CONSULTING FEES

     We earned fees for consulting services in 2000 of $225 from MediTract.

UTILITIES EXPENSE

     BGE provided utility services to most of our properties in the Baltimore/Washington Corridor during 2000, 1999 and 1998.

12.  OPERATING LEASES

     We lease our properties to tenants under operating leases with various expiration dates extending to the year 2015. Gross minimum future rentals on noncancelable leases at December 31, 2000 are as follows:

           2001......................................     $ 96,055
           2002......................................       80,014
           2003......................................       69,096
           2004......................................       57,959
           2005......................................       50,710
           Thereafter................................      118,913
                                                          --------
             Total...................................     $472,747
                                                          ========

     The amounts above do not include the cancelable portion of future rentals on long term leases with the United States Government that are structured with consecutive automatic one-year renewable terms.

13.  SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS



                                                                                             For the Years Ended
                                                                                                December 31,
                                                                                      ---------------------------------
                                                                                        2000        1999         1998
                                                                                      -------      -------      -------
Interest paid, net of capitalized interest                                            $28,029      $21,258      $12,876
                                                                                      -------      -------      -------
Supplemental schedule of non-cash investing and financing activities:

   Debt repaid in connection with sales of rental properties                          $ 6,943      $20,928      $  --
                                                                                      -------      -------      -------
   Debt assumed in connection with acquisitions                                       $10,679      $26,620      $84,679
                                                                                      -------      -------      -------
   Increase in minority interests resulting from issuance of Preferred and
     Common Units in connection with property acquisitions                            $  --        $28,309      $ 1,559
                                                                                      -------      -------      -------
   Increase in minority interests resulting from issuance of Common Units in
     connection with Glacier transaction                                              $  --        $ 1,487      $  --
                                                                                      -------      -------      -------
   Increase in shareholders' equity resulting from issuance of Common Shares and
     Preferred Shares in connection with acquisitions                                 $  --        $  --        $98,431
                                                                                      -------      -------      -------
   Note receivable balance applied to cost of property acquisition                    $  --        $ 1,575      $  --
                                                                                      -------      -------      -------
   Increase in accrued capital improvements                                           $ 2,810      $ 1,212      $ 1,742
                                                                                      -------      -------      -------
   Adjustments to minority interests resulting from changes in ownership of
     Operating Partnership by COPT                                                    $ 2,460      $ 8,970      $11,331
                                                                                      -------      -------      -------
   Dividends/distribution payable                                                     $ 7,090      $ 6,298      $ 4,692
                                                                                      -------      -------      -------
   Decrease in minority interests and increase in shareholders' equity in
     connection with conversion of Common Units into Common Shares                    $ 8,527      $ 3,141      $  --
                                                                                      -------      -------      -------
   Changes in minority interests in connection with conversion of Preferred
     Units into Common Units                                                          $  --        $52,500      $  --
                                                                                      -------      -------      -------
   Changes in shareholders' equity in connection with issuance of restricted
     Common Shares                                                                    $    97      $ 3,480      $  --
                                                                                      -------      -------      -------

14.  INFORMATION BY BUSINESS SEGMENT

     We have five segments: Baltimore/Washington Corridor office, Greater Philadelphia office, Northern/Central New Jersey office, Greater Harrisburg office and retail. Our office properties represent our core-business. We manage our retail properties as a single segment since they are considered outside of our core business.

     The table below reports segment financial information. Our retail segment is not separately reported since it does not meet the reporting thresholds. Our segment entitled "Other" includes our retail segment and other assets and operations not specifically associated with the other defined segments. We measure the performance of our segments based on total revenues less property operating expenses. Accordingly, we do not report other expenses by segment in the table below.

                                          Baltimore/                 Northern/
                                          Washington    Greater     Central New   Greater
                                           Corridor   Philadelphia    Jersey     Harrisburg
                                            Office       Office       Office       Office          Other        Total
                                         -----------------------------------------------------------------------------
Year Ended December 31, 2000:
Revenues                                 $ 66,548      $ 10,025      $ 20,311      $  9,169      $  2,940      $108,993
Property operating expenses                21,104           103         7,501         2,310           217        31,235
                                         --------      --------      --------      --------      --------      --------
Income from operations                   $ 45,444      $  9,922      $ 12,810      $  6,859      $  2,723      $ 77,758
                                         ========      ========      ========      ========      ========      ========
Commercial real estate property
   expenditures                          $ 66,455      $    421      $ 10,069      $  1,577      $     97      $ 78,619
                                         ========      ========      ========      ========      ========      ========
Segment assets at December 31, 2000      $475,330      $106,349      $118,656      $ 71,210      $ 23,292      $794,837
                                         ========      ========      ========      ========      ========      ========

Year Ended December 31, 1999:
Revenues                                 $ 45,716      $ 10,024      $ 17,764      $  3,716      $  3,892      $ 81,112
Property operating expenses                14,025            82         6,761         1,083           374        22,325
                                         --------      --------      --------      --------      --------      --------
Income from operations                   $ 31,691      $  9,942      $ 11,003      $  2,633      $  3,518      $ 58,787
                                         ========      ========      ========      ========      ========      ========
Commercial real estate property
    expenditures                         $148,577      $     17      $ 14,364      $ 47,176      $    331      $210,465
                                         ========      ========      ========      ========      ========      ========
Segment assets at December 31, 1999      $410,029      $107,516      $111,872      $ 70,648      $ 20,969      $721,034
                                         ========      ========      ========      ========      ========      ========

Year Ended December 31, 1998:
 Revenues                                $ 13,548      $ 10,024      $  9,997      $  2,835      $  3,810      $ 40,214
 Property operating expenses                4,293            15         3,914           946           464         9,632
                                         --------      --------      --------      --------      --------      --------
 Income from operations                  $  9,255      $ 10,009      $  6,083      $  1,889      $  3,346      $ 30,582
                                         ========      ========      ========      ========      ========      ========
 Commercial real estate property
    expenditures                         $275,502      $   --        $ 64,571      $ 18,019      $  6,415      $364,507
                                         ========      ========      ========      ========      ========      ========
Segment assets at December 31, 1998      $277,751      $108,894      $ 97,035      $ 23,888      $ 56,109      $563,677
                                         ========      ========      ========      ========      ========      ========

    The following table reconciles our income from operations for reportable segments to income before extraordinary item as reported in our Consolidated Statements of Operations.

                                                           Years Ended December 31,
                                                    --------------------------------------
                                                      2000           1999           1998
                                                    --------       --------       --------
Income from operations for reportable segments      $ 77,758       $ 58,787       $ 30,582
Add:
  Equity in (loss) income of Service Companies          (310)           198            139
  Gain on sales of rental properties                     107          1,140           --
Less:
  General and administrative                          (4,867)        (3,204)        (1,890)
  Interest                                           (30,454)       (21,808)       (12,207)
  Amortization of deferred financing costs            (1,382)          (975)          (423)
  Depreciation and other amortization                (16,977)       (12,075)        (6,285)
  Reformation costs                                     --             --             (637)
  Minority interests                                  (8,588)        (6,077)        (4,583)
                                                    --------       --------       --------
Income before extraordinary item                    $ 15,287       $ 15,986       $  4,696
                                                    ========       ========       ========

     We did not allocate gain on sales of rental properties, interest expense, amortization of deferred financing costs and depreciation and other amortization to segments since they are not included in the measure of segment profit reviewed by management. We also did not allocate equity in (loss) income of Service Companies, general and administrative, reformation costs and minority interests since these items represent general corporate expenses not attributable to segments.

15.  COMMITMENTS AND CONTINGENCIES

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

OFFICE LEASE

     We have a lease for our office in Bala Cynwyd, Pennsylvania. The monthly rent under this lease is subject to an annual increase based on the Consumer Price Index. Future minimum rental payments due under the term of this lease are as follows:

     2001.................................        $171
     2002.................................         171
     2003.................................         128
                                                  ----
     Total................................        $470
                                                  ====

16.  QUARTERLY DATA (UNAUDITED)

                                                   Year Ended December 31, 2000
                                          -------------------------------------------------
                                           First        Second         Third         Fourth
                                          Quarter       Quarter       Quarter       Quarter
                                          -------       -------       --------      -------
Revenues                                  $25,861       $26,417       $28,039       $28,676
                                          =======       =======       =======       =======
Income before minority interests and
   extraordinary item                     $ 5,839       $ 5,807       $ 6,065       $ 6,164
Minority interests                         (2,189)       (2,053)       (2,271)       (2,075)
                                          -------       -------       -------       -------
Income before extraordinary item            3,650         3,754         3,794         4,089
Extraordinary item                           --             (42)         (109)           (2)
                                          -------       -------       -------       -------
Net income                                  3,650         3,712         3,685         4,087
Preferred Share dividends                  (1,120)       (1,119)         (781)         (782)
                                          -------       -------       -------       -------
Net income available to Common
   Shareholders                           $ 2,530       $ 2,593       $ 2,904       $ 3,305
                                          =======       =======       =======       =======
Basic earnings per share:
 Income before extraordinary item         $  0.15       $  0.15       $  0.15       $  0.17
                                          =======       =======       =======       =======
 Net income                               $  0.15       $  0.14       $  0.15       $  0.17
                                          =======       =======       =======       =======
Diluted earnings per share:
 Income before extraordinary item         $  0.14       $  0.14       $  0.15       $  0.16
                                          =======       =======       =======       =======
 Net income                               $  0.14       $  0.14       $  0.14       $  0.16
                                          =======       =======       =======       =======
Weighted average Common Shares-basic       17,352        18,014        19,934        19,947
                                          =======       =======       =======       =======
Weighted average Common Shares-diluted     17,878        18,671        20,173        29,611
                                          =======       =======       =======       =======

                                                   Year Ended December 31, 1999
                                          -------------------------------------------------
                                           First        Second         Third         Fourth
                                          Quarter       Quarter       Quarter       Quarter
                                          -------       -------       --------      -------
Revenues                                  $18,523       $19,542       $20,460       $22,587
                                          =======       =======       =======       =======
Income before minority interests and
   extraordinary item                     $ 5,588       $ 5,225       $ 5,490       $ 5,760
Minority interests                         (1,349)       (1,523)       (1,444)       (1,761)
                                          -------       -------       -------       -------
Income before extraordinary item            4,239         3,702         4,046         3,999
Extraordinary item                           (694)         (144)         --             (65)
                                          -------       -------       -------       -------
Net income                                  3,545         3,558         4,046         3,934
Preferred Share dividends                    (338)         (338)       (1,060)       (1,118)
                                          -------       -------       -------       -------
Net income available to Common
   Shareholders                           $ 3,207       $ 3,220       $ 2,986       $ 2,816
                                          =======       =======       =======       =======
Basic earnings per share:
 Income before extraordinary item         $  0.23       $  0.20       $  0.18       $  0.17
                                          =======       =======       =======       =======
 Net income                               $  0.19       $  0.19       $  0.18       $  0.16
                                          =======       =======       =======       =======
Diluted earnings per share:
 Income before extraordinary item         $  0.19       $  0.17       $  0.16       $  0.17
                                          =======       =======       =======       =======
 Net income                               $  0.17       $  0.17       $  0.16       $  0.16
                                          =======       =======       =======       =======
Weighted average Common Shares-basic       16,802        16,802        17,037        17,176
                                          =======       =======       =======       =======
Weighted average Common
   Shares-diluted on income before
   extraordinary item                      28,914        24,311        24,555        27,621
                                          =======       =======       =======       =======
Weighted average Common
   Shares-diluted on net income            24,310        24,311        24,555        27,621
                                          =======       =======       =======       =======

17.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     We accounted for our 1999 and 2000 acquisitions using the purchase method of accounting. We included the results of operations for the acquisitions in our Consolidated Statements of Operations from their respective purchase dates through December 31, 2000.

     We prepared our pro forma condensed consolidated financial information presented below as if all of our 1999 and 2000 acquisitions had occurred on January 1, 1999. Accordingly, we were required to make pro forma adjustments where deemed necessary. The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if these acquisitions had occurred on January 1, 1999, nor does it intend to represent our results of operations for future periods.

                                                           Year Ended December 31,
                                                          -------------------------
                                                              2000         1999
                                                          -----------   -----------
                                                          (Unaudited)   (Unaudited)
Pro forma total revenues                                    $108,123      $95,237
                                                            ========      =======
Pro forma net income available to Common Shareholders       $ 11,182      $11,781
                                                            ========      =======
Pro forma earnings per Common Share
  Basic                                                     $   0.59      $  0.69
                                                            ========      =======
  Diluted                                                   $   0.59      $  0.64
                                                            ========      =======

18.  SUBSEQUENT EVENT

     In January 2001, we issued 544,000 Series D Cumulative Convertible Redeemable Preferred Shares of beneficial interest ("Series D Preferred Shares") to a foreign trust at a price of $22.00 per share for proceeds totaling $11,968. These shares are nonvoting and are redeemable for cash at $25.00 per share at our option on or after January 25, 2006. These shares are also convertible on or after January 1, 2004 into Common Shares on the basis of 2.2 Common Shares for each Series D Preferred Share. Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees). Dividends accrue from the date of issue at the annual rate of $1.00 per share, which is equal to 4% of the $25.00 per share redemption price. We contributed the net proceeds to our Operating Partnership in exchange for 544,000 Series D Preferred Units. The Series D Preferred Units carry terms that are substantially the same as the Series D Preferred Shares.

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees and Shareholders of Corporate Office Properties Trust

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Corporate Office Properties Trust and its subsidiaries (the "Company") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Baltimore, Maryland
January 24, 2001

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

     Our Common Shares trade on the NYSE under the symbol "OFC". The table below shows the range of the high and low sale prices for our Common Shares as reported on the NYSE, as well as the quarterly Common Share dividends per share declared.

                                                   PRICE RANGE
                                              --------------------    DIVIDENDS
                                                LOW         HIGH      PER SHARE
                                              -------      -------    ----------
2000
First Quarter..........................       $7.5000      $8.3750      $0.19
Second Quarter.........................        8.0000       9.2500       0.19
Third Quarter..........................        8.7500      10.1250       0.20
Fourth Quarter.........................        8.9375      10.0000       0.20

1999
First Quarter..........................       $6.3750      $8.3125      $0.18
Second Quarter.........................        5.8750       8.6875       0.18
Third Quarter..........................        7.0000       9.0000       0.19
Fourth Quarter.........................        7.0625       8.2500       0.19

     The approximate number of holders of record of our shares was approximately 231 as of December 31, 2000. This number does not include shareholders whose shares are held of record by a brokerage house or clearing agency, but does include any such brokerage house or clearing agency as one record holder.

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