Form 10-K, Exhibit 13
period 2000-12-31
CORPORATE OFFICE PROPERTIES TRUST
filed 2001-03-22
CIK 860546

                                                                    EXHIBIT 13.2



                                             CORPORATE OFFICE PROPERTIES TRUST
                                                SCHEDULE III - REAL ESTATE
                                              DEPRECIATION AND AMORTIZATION
                                                    DECEMBER 31, 2000
                                                 (DOLLARS IN THOUSANDS)

                                                                                                Initial Cost
                                                                                           ------------------------      Costs
                                                                                                        Building       Capitalized
                                                                                                        and Land      Subsequent to
           Property                       Location           Building Type  Encumbrances     Land     Improvements     Acquisition
-------------------------------    ----------------------    -------------  ------------   --------  --------------   -------------
751, 753 760, 785 Jolly Road       Blue Bell, PA                 Office       66,232        22,360        88,385              94
2730 Hercules Road                 Annapolis Junction, MD        Office       26,108         7,897        31,588               -
695 Route 46                       Fairfield, NJ                 Office       10,399         3,730        14,919           2,583
431 Ridge Road                     Dayton, NJ                    Office        8,351         2,782        11,128           6,799
7200 Riverwood Drive               Columbia, MD                  Office       11,491         4,075        16,300               -
6009 - 6011 Oxon Hill Road         Oxon Hill, MD                 Office       10,170         3,432        13,728             901
6950 Columbia Gateway Drive        Columbia, MD                  Office       11,760         3,586        14,228              19
9690 Deereco Road                  Timonium, MD                  Office       10,373         3,416        13,664             554
132 National Business Parkway      Annapolis Junction, MD        Office        9,019         2,917        12,171               2
221 National Business Parkway      Annapolis Junction, MD        Office        9,978         2,953        12,113               -
429 Ridge Road                     Dayton, NJ                    Office        8,794         2,930        11,719             331
1306 Concourse Drive               Linthicum, MD                 Office        8,618         2,790        11,160              85
6940 Columbia Gateway Drive        Columbia, MD                  Office       10,010         3,543         9,926              49
375 W. Padonia Road                Timonium, MD                  Office        7,873         2,593        10,370              13
133 National Business Parkway      Annapolis Junction, MD        Office        8,315         2,515        10,060             230
6750 Alexander Bell Drive          Columbia, MD                  Office        6,350         1,263        11,342               -
135 National Business Parkway      Annapolis Junction, MD        Office        8,034         2,477         9,720              61
141 National Business Parkway      Annapolis Junction, MD        Office        7,920         2,396         9,583             112
134 National Business Parkway      Annapolis Junction, MD        Office        7,587         3,683         7,523               8
1615 and 1629 Thames Street        Baltimore, MD                 Office        6,313         2,079         8,315             701
710 Route 46                       Fairfield, NJ                 Office        6,047         2,151         8,605             275
1302 Concourse Drive               Linthicum, MD                 Office        6,090         2,074         8,294             261
2605 Interstate Drive              Harrisburg, PA                Office        6,241         2,089         8,355              91
900 Elkridge Landing Road          Linthicum, MD                 Office        7,146         1,991         7,963             241
2601 Market Place                  Harrisburg, PA                Office        5,802         1,928         7,713             201
131 National Business Parkway      Annapolis Junction, MD        Office        6,296         1,904         7,617             279
999 Corporate Boulevard            Linthicum, MD                 Office        7,974         1,186         7,689               -
68 Culver Road                     Dayton, NJ                    Office        4,843           860         7,606               1
7467 Ridge Road                    Hanover, MD                   Office        4,711         1,624         6,498             296
1199 Winterson Road                Linthicum, MD                 Office        4,745         1,597         6,389             144
19 Commerce                        Cranbury, NJ                  Office        7,000         1,565         5,172           1,094
14502 Greenview Drive              Laurel, MD                    Office        4,872         1,480         5,894             445
6740 Alexander Bell Drive          Columbia, MD                  Office        4,802         1,419         5,678             487
7240 Parkway Dr                    Hanover, MD                   Office        4,533         1,493         5,971             118
14504 Greenview Drive              Laurel, MD                    Office        4,721         1,428         5,712             244
1190 Winterson Road                Linthicum, MD                 Office        4,788         1,334         5,334             554
1099 Winterson Road                Linthicum, MD                 Office        6,900         1,322         5,287             597
849 International Drive            Linthicum, MD                 Office        5,732         1,352         5,412             401
9140 Route 108                     Columbia, MD                  Office        4,500         1,640         5,509               -
1304 Concourse Drive(1)            Linthicum, MD                 Office        1,626         1,998         4,998               -
6716 Alexander Bell Drive          Columbia, MD                  Office        4,189         1,238         4,953             618
6731 Columbia Gateway(1)           Columbia, MD                  Office            -         3,948         2,839               -
6345 Flank Drive                   Harrisburg, PA                Office        4,498         1,320         5,254             133
104 Interchange Plaza              Cranbury, NJ                  Office        3,447         1,323         5,293              41
911 Elkridge Landing Road          Linthicum, MD                 Office        4,358         1,214         4,856             574
8815 Centre Park Drive             Columbia, MD                  Office        4,135         1,251         5,003             278
1201 Winterson Road                Linthicum, MD                 Office        4,620         1,287         5,149              20
6340 Flank Drive                   Harrisburg, PA                Office        4,330         1,271         5,058              48





  Gross Amounts
 Carried at Close     Accumulated      Year Built or       Date      Depreciation
    of Period         Depreciation       Renovated       Acquired        Life
 ----------------    -------------     -------------    ----------   ------------
      110,839             7,103           1966/1996      10/14/97      40 Years
       39,485             1,776             1990          9/28/98      40 Years
       21,232             1,303             1990          5/28/98      40 Years
       20,709             1,306           1958/1998      10/14/97      40 Years
       20,375               900             1986         10/13/98      40 Years
       18,061               975             1990          9/28/98      40 Years
       17,833               776             1998         10/21/98      40 Years
       17,634               390             1988         12/21/99      40 Years
       15,090               143             2000          5/28/99      40 Years
       15,066                12             2000         10/21/99      40 Years
       14,979               977           1966/1996      10/14/97      40 Years
       14,035               323             1990         11/18/99      40 Years
       13,518               302             1999         11/13/98      40 Years
       12,976               260             1986         12/21/99      40 Years
       12,805               651             1997          9/28/98      40 Years
       12,605                 -              (1)         12/31/98      40 Years
       12,258               505             1998         12/30/98      40 Years
       12,091               574             1990          9/28/98      40 Years
       11,214               279             1999         11/13/98      40 Years
       11,095               535             1989          9/28/98      40 Years
       11,031               579             1985          5/28/98      40 Years
       10,629               300             1996         11/18/99      40 Years
       10,535               694             1990         10/14/97      40 Years
       10,195               630             1982          4/30/98      40 Years
        9,842               634             1989         10/14/97      40 Years
        9,800               509             1990          9/28/98      40 Years
        8,875               102              (1)           8/1/99      40 Years
        8,467                96              (1)           7/9/99      40 Years
        8,418               347             1990          4/28/99      40 Years
        8,130               434             1988          4/30/98      40 Years
        7,831               307             1989         10/30/98      40 Years
        7,820               409             1988          9/28/98      40 Years
        7,584               409             1992         12/31/98      40 Years
        7,582               104             1985          4/18/00      40 Years
        7,384               365             1985          9/28/98      40 Years
        7,222               402             1987          4/30/98      40 Years
        7,206               429             1988          4/30/98      40 Years
        7,165               300             1988          2/23/99      40 Years
        7,149                 -           1974/1985      12/14/00      40 Years
        6,996                 -              (1)         11/18/99      40 Years
        6,810               287             1990         12/31/98      40 Years
        6,787                 -              (1)          3/29/00      40 Years
        6,708               174             1989          12/3/99      40 Years
        6,657               288             1990         10/30/98      40 Years
        6,644               448             1985          4/30/98      40 Years
        6,531               310             1987          9/28/98      40 Years
        6,456               345             1985          4/30/98      40 Years
        6,377               138             1988          12/3/99      40 Years

                                                                                                Initial Cost
                                                                                           ------------------------      Costs
                                                                                                        Building       Capitalized
                                                                                                        and Land      Subsequent to
           Property                       Location           Building Type  Encumbrances     Land     Improvements     Acquisition
-------------------------------    ----------------------    -------------  ------------   --------  --------------   -------------
4301 Route 1                       Monmouth Junction, NJ         Office        4,079         1,208         4,832             330
101 Interchange Plaza              Cranbury, NJ                  Office        2,643         1,155         4,647             487
5035 Ritter Road                   Harrisburg, PA                Office        3,793         1,113         4,430              16
6400 Flank Drive                   Harrisburg, PA                Office        3,714         1,090         4,339              25
881 Elkridge Landing Road          Linthicum, MD                 Office        3,709         1,033         4,133             132
900 International Drive            Linthicum, MD                 Office        3,633         1,012         4,049             185
921 Elkridge Landing Road          Linthicum, MD                 Office        3,744         1,043         4,172              20
7321 Parkway Drive                 Hanover, MD                   Office        2,470           937         3,748             376
7318 Parkway Drive                 Hanover, MD                   Office        2,413           969         3,876              91
930 International Drive            Linthicum, MD                 Office        3,516           980         3,918              37
939 Elkridge Landing Road          Linthicum, MD                 Office        3,367           938         3,752             207
6360 Flank Drive                   Harrisburg, PA                Office        3,095           909         3,615             125
6760 Alexander Bell Drive          Columbia, MD                  Office        3,002           887         3,549             103
1340 Ashton Road                   Hanover, MD                   Office        2,126           902         3,609               1
6711 Columbia Gateway(1)           Columbia, MD                  Office        2,000         3,970           288               -
6385 Flank Drive                   Harrisburg, PA                Office        2,429           811         3,242               9
800 International Drive            Linthicum, MD                 Office        2,778           774         3,096              78
47 Commerce                        Cranbury, NJ                  Office        1,954           753         3,013               1
1334 Ashton Road                   Hanover, MD                   Office        2,126           734         2,937              10
437 Ridge Road                     Dayton, NJ                    Office        2,151           717         2,866              28
6405 Flank Drive                   Harrisburg, PA                Office        2,228           654         2,603               6
5070 Ritter Road-Bldg A            Harrisburg, PA                Office        1,981           582         2,314             210
1331 Ashton Road                   Hanover, MD                   Office        1,666           585         2,340               -
6380 Flank Drive                   Harrisburg, PA                Office        2,003           588         2,340             (5)
5070 Ritter Road-Bldg B            Harrisburg, PA                Office        1,733           509         2,025              36
7 Centre Drive                     Cranbury, NJ                  Office        1,149           468         1,873              87
2 Centre Drive                     Cranbury, NJ                  Office        1,436           478         1,914               -
95 Shannon Road                    Harrisburg, PA                Office        1,572           472         1,891               3
75 Shannon Road                    Harrisburg, PA                Office        1,496           450         1,799              87
8 Centre Drive                     Cranbury, NJ                  Office        1,264           387         1,547              85
1350 Dorsey Road                   Hanover, MD                   Office        1,264           392         1,568              56
1344 Ashton Road                   Hanover, MD                   Office        1,092           354         1,417               1
6375 Flank Drive                   Harrisburg, PA                Office            -           191         1,571               -
1341 Ashton Road                   Hanover, MD                   Office          718           305         1,220              78
85 Shannon Road                    Harrisburg, PA                Office          920           277         1,109               3
1343 Ashton Road                   Hanover, MD                   Office          718           193           772               -
102 Interchange Plaza(1)           Cranbury, NJ                  Office            -           641           178               -
1337 Ashton Road(2)                Hanover, MD                   Office            -           400           206               -
114 National Business Parkway(1)   Annapolis Junction, MD        Retail            -           364           164               -
Investment in Joint Ventures       Annapolis Junction, MD        Office            -             -           358               -
Furniture, Fixtures and Equipment  Various                        N/A              -             -             -             345
1338 Ashton Road                   Hanover, MD                Ground Lease       201            50             -               -
136 National Business Parkway(2)   Annapolis Junction, MD        Office            -             -             9               -
                                                                            --------      --------      --------         -------
                                                                            $472,824      $158,978      $599,368         $23,240
                                                                            ========      ========      ========         =======



  Gross Amounts
 Carried at Close     Accumulated      Year Built or       Date      Depreciation
    of Period         Depreciation       Renovated       Acquired        Life
 ----------------    -------------     -------------    ----------   ------------
        6,370               300             1986          6/24/99      40 Years
        6,289               310             1985         10/30/98      40 Years
        5,560               121             1988          12/3/99      40 Years
        5,454               118             1992          12/3/99      40 Years
        5,298               284             1986          4/30/98      40 Years
        5,246               275             1986          4/30/98      40 Years
        5,235               279             1983          4/30/98      40 Years
        5,061               208             1984          4/16/99      40 Years
        4,936               171             1984          4/16/99      40 Years
        4,935               263             1986          4/30/98      40 Years
        4,897               269             1983          4/30/98      40 Years
        4,649               109             1988          12/3/99      40 Years
        4,540               179             1991         12/31/98      40 Years
        4,512               150             1989          4/28/99      40 Years
        4,257                 -              (1)          9/28/00      40 Years
        4,062               260             1995         10/14/97      40 Years
        3,948               228             1988          4/30/98      40 Years
        3,767               163           1992/1998      10/30/98      40 Years
        3,681               128             1989          4/28/99      40 Years
        3,611               233           1962/1996      10/14/97      40 Years
        3,263                71             1991          12/3/99      40 Years
        3,106                96             1989          12/3/99      40 Years
        2,925                98             1989          4/28/99      40 Years
        2,922                64             1991          12/3/99      40 Years
        2,570                56             1989          12/3/99      40 Years
        2,428               128             1989         10/30/98      40 Years
        2,392               103             1989         10/30/98      40 Years
        2,367                67             1995          8/12/99      40 Years
        2,336                66             1995          8/12/99      40 Years
        2,019                84             1986         10/30/98      40 Years
        2,016                65             1989          4/28/99      40 Years
        1,772                59             1989          4/28/99      40 Years
        1,762                 5              (1)          11/4/99      40 Years
        1,603                61             1989          4/28/99      40 Years
        1,389                39             1995          8/12/99      40 Years
          964                32             1989          4/28/99      40 Years
          818                 -              (1)            N/A        40 Years
          606                 -              (2)          4/28/99      40 Years
          527                 -              (1)          6/30/00      40 Years
          358                                N/A          Various      40 Years
          345               196              N/A          Various      3-5 Years
           50                 -              N/A          4/28/99       40 Years
            9                 -              (1)            N/A         40 Years
     --------           -------
     $781,586           $33,468
     ========           =======


(1) Under construction at December 31, 2000.
(2) Held for future development December 31, 2000.





The following table summarizes our changes in cost of properties (in thousands):

       Balance at December 31, 1999                     $714,768
       Property acquisitions                              24,245
       Building and land improvements                     54,373
       Sales                                             (11,800)
                                                        --------
       Balance at December 31, 2000                     $781,586
                                                        ========

The following table summarizes our changes in accumulated depreciation (in thousands):

       Balance at December 31, 1999                     $ 18,279
       Depreciation expense                               15,984
       Sales                                                (795)
                                                        --------
       Balance at December 31, 2000                     $ 33,468
                                                        ========