Form 10-K, Exhibit 13
period 2001-12-31
CORPORATE OFFICE PROPERTIES TRUST
filed 2002-03-22
CIK 860546

Selected Financial Data

The following table contains summary financial data as of and for each of the years ended December 31, 1997 through 2001.  Our selected financial data for the years reported is not comparable due to our growth resulting from property acquisitions, completed construction and other changes in our organization.  Since this information is only a summary, you should refer to our consolidated financial statements and notes thereto and the section of this report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Corporate Office Properties Trust

	(Dollar and share information in thousands, except ratios and per share data)
	2001	2000	1999	1998	1997
Revenues
Rental revenue	$110,547	$93,309	$70,101	$35,676	$6,122
Tenant recoveries and other revenue	14,999	15,684	11,011	4,538	496
Revenue from real estate operations	125,546	108,993	81,112	40,214	6,618
Expenses
Property operating	36,782	31,235	22,325	9,632	728
Interest	32,773	30,454	21,808	12,207	2,855
Amortization of deferred financing costs	1,818	1,382	975	423	64
Depreciation and other amortization	20,976	16,977	12,075	6,285	1,267
Reformation costs(1)	—	—	—	637	—
Termination of advisory agreement(2)	—	—	—	—	1,353
Expenses from real estate operations	92,349	80,048	57,183	29,184	6,267
Earnings from real estate operations before equity in income of unconsolidated real estate joint ventures	33,197	28,945	23,929	11,030	351
Equity in income of unconsolidated real estate joint ventures	208	—	—	—	—
Earnings from real estate operations	33,405	28,945	23,929	11,030	351
(Losses) earnings from service operations	(782)	(310)	198	139	—
General and administrative expenses	(5,289)	(4,867)	(3,204)	(1,890)	(533)
Income (loss) before gain on sales of properties, minority interests, income taxes, extraordinary item and cumulative effect of accounting change	27,334	23,768	20,923	9,279	(182)
Gain on sales of properties	1,618	107	1,140	—	—
Income (loss) before minority interests, income taxes, extraordinary item and cumulative effect of accounting change	28,952	23,875	22,063	9,279	(182)
Minority interests	(8,984)	(8,628)	(6,118)	(4,583)	(785)
Income (loss) before income taxes, extraordinary item and cumulative effect of accounting change	19,968	15,247	15,945	4,696	(967)
Income tax benefit, net of minority interests	269	—	—	—	—
Extraordinary item — loss on early retirement of debt, net of minority interests	(141)	(113)	(862)	—	—
Cumulative effect of accounting change, net of minority interests	(174)	—	—	—	—
Net income (loss)	19,922	15,134	15,083	4,696	(967)
Preferred Share dividends	(6,857)	(3,802)	(2,854)	(327)	—
Net income (loss) available to Common Shareholders	$13,065	$11,332	$12,229	$4,369	$(967)
Basic earnings (loss) per Common Share
Income (loss) before extraordinary item and cumulative effect of accounting	$0.67	$0.61	$0.77	$0.48	$(0.60)
Net income (loss)	$0.65	$0.60	$0.72	$0.48	$(0.60)
Diluted earnings (loss) per Common Share
Income (loss) before extraordinary item and cumulative effect of accounting change	$0.64	$0.60	$0.69	$0.47	$(0.60)
Net income (loss)	$0.63	$0.59	$0.66	$0.47	$(0.60)
Weighted average shares outstanding — basic	20,099	18,818	16,955	9,099	1,601
Weighted average shares outstanding — diluted	21,623	19,213	22,574	19,237	1,601

	2001	2000	1999	1998	1997
Balance Sheet Data (as of period end):
Investment in real estate (3)	$927,053	$751,587	$696,489	$546,887	$188,625
Total assets	$984,210	$794,837	$721,034	$563,677	$193,534
Mortgage and other loans payable	$573,327	$474,349	$399,627	$306,824	$114,375
Total liabilities	$615,507	$495,549	$416,298	$317,700	$117,008
Minority interests	$104,782	$105,560	$112,635	$77,196	$64,862
Shareholders’ equity	$263,921	$193,728	$192,101	$168,781	$11,664
Debt to market capitalization	53.7%	57.3%	57.6%	58.7%	53.1%
Debt to undepreciated real estate assets	58.6%	60.4%	55.9%	55.1%	59.6%
Other Financial Data (for the year ended):
Cash flows provided by (used in):
Operating activities	$50,875	$35,026	$32,296	$12,863	$3,216
Investing activities	$(155,741)	$(73,256)	$(125,836)	$(183,650)	$973
Financing activities	$106,525	$40,835	$93,567	$169,741	$(1,052)
Funds from operations — basic (4) (5)	$40,419	$34,587	$27,428	$11,778	$365
Funds from operations — diluted (4) (5)	$43,214	$37,504	$31,401	$15,517	$1,085
Adjusted funds from operations — diluted (5) (6)	$34,609	$30,554	$26,056	$13,194	$790
Cash dividends declared per Common Share	$0.82	$0.78	$0.74	$0.66	$0.50
Payout ratio (5)(7)	62.6%	67.0%	64.3%	77.7%	166.7%
Interest coverage (8)	2.57	2.38	2.56	2.36	1.88
Ratio of earnings to combined fixed charges and preferred share dividends	1.29	1.33	1.48	1.33	0.75
Property Data (as of period end):
Number of properties owned (9)	98	83	79	57	17
Total rentable square feet owned (in thousands) (9)	7,801	6,473	6,076	4,977	1,852

(1)                                  Reflects a non-recurring expense of $637 associated with our reformation as a Maryland Real Estate Investment Trust (“REIT”) during the first quarter of 1998.

(2)                                  Reflects a non-recurring expense of $1,353 associated with the termination of an advisory agreement during the fourth quarter of 1997.

(3)                                  Certain prior period amounts have been reclassified to conform with the current presentation.

(4)                                  We consider Funds from Operations (“FFO”) to be meaningful to investors as a measure of the financial performance of an equity REIT when considered with the financial data presented under generally accepted accounting principles (“GAAP”).  Under the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income (loss) computed using GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, although we have included gains from the sales of properties to the extent such gains related to redevelopment services provided.  FFO-diluted adjusts FFO assuming conversion of securities that are convertible into our Common Shares when such conversion does not increase our diluted FFO per share in a given year.  The FFO we present may not be comparable to the FFO of other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO.  FFO is not the same as cash generated from operating activities or net income determined in accordance with GAAP.  FFO is not necessarily an indication of our cash flow available to fund cash needs.  Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing activities when evaluating our liquidity or ability to make cash distributions or pay debt service.

(5)                                  The amounts reported for 1998 and 1997 are restated from amounts previously reported due to a change in NAREIT’s definition of FFO.

(6)                                  We compute adjusted funds from operations-diluted by subtracting straight-line rent adjustments and recurring capital improvements from FFO-diluted.

(7)                                  We compute payout ratio by dividing total Common and convertible preferred share dividends and total distributions reported for the year by FFO-diluted.

(8)                                  We compute interest coverage by dividing earnings before interest, depreciation and amortization by interest expense.  We compute earnings before interest, depreciation and amortization by subtracting property operating and general and administrative expenses from the sum of revenue from real estate operations, equity in income of unconsolidated real estate joint ventures and earnings (losses) from service operations.

(9)                                  Amounts reported for December 31, 2001 include two properties totaling 135,428 rentable square feet held through two joint ventures.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We conduct almost all of our operations through our operating partnership, Corporate Office Properties, L.P. (the  “Operating Partnership”), for which we are the managing general partner. The Operating Partnership owns real estate both directly and through subsidiary partnerships and limited liability companies.  The Operating Partnership also owns Corporate Office Management, Inc.  (“COMI”).  Prior to January 1, 2001, the Operating Partnership owned the principal economic interest in COMI but owned only 1% of COMI’s voting stock.  We refer to COMI and its subsidiaries as the “Service Companies.”  Interests in our Operating Partnership are in the form of Common and Preferred Units.  As of December 31, 2001, we owned approximately 66% of the outstanding Common Units and approximately 81% of the outstanding Preferred Units.  The remaining Common and Preferred Units in our Operating Partnership were owned by third parties, which included certain of our officers and Trustees.

We are organized and have operated in a manner that permits us to satisfy the requirements for taxation as a Real Estate Investment Trust (“REIT”) under the Internal Revenue Code of 1986.

In this section, we discuss our financial condition and results of operations for 2001 and 2000.  This section includes discussions on, among other things:

•           why various components of our Consolidated Statements of Operations changed from 2000 to 2001 and from 1999 to 2000;

•           what our primary sources and uses of cash were in 2001;

•           how we raised cash for acquisitions and other capital expenditures during 2001;

•           our accounting policies that both require our most difficult, subjective or complex judgments and are most important to the portrayal of our financial condition and results of operations.

•           how we intend to generate cash for short and long-term capital needs; and

•           the computation of our funds from operations for 2001, 2000 and 1999.

You should refer to our consolidated financial statements and selected financial data table as you read this section.

This section contains “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections about future events and financial trends affecting the financial condition of our business.  Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements.  These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties.  Accordingly, actual results may differ materially from those addressed in the forward-looking statements.  We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that may affect these expectations, estimates or projections include, but are not limited to: our ability to borrow on favorable terms; general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability; adverse changes in the real estate markets including, among other things, increased competition with other companies; risks of real estate acquisition and development; governmental actions and initiatives and environmental requirements.

Corporate Office Properties Trust

Operating Data Variance Analysis

(Dollars for this table are in thousands, except per share data)

	For the Years Ended December 31,				For the Years Ended December 31,
	2001	2000	Variance	% Change	2000	1999	Variance	%Change

Revenues
Rental revenue	$110,547	$93,309	$17,238	18%	$93,309	$70,101	$23,208	33%
Tenant recoveries and other revenue	14,999	15,684	(685)	(4)%	15,684	11,011	4,673	42%
Revenues from real estate operations	125,546	108,993	16,553	15%	108,993	81,112	27,881	34%
Expenses
Property operating	36,782	31,235	5,547	18%	31,235	22,325	8,910	40%
Interest and amortization of deferred financing costs	34,591	31,836	2,755	9%	31,836	22,783	9,053	40%
Depreciation and other amortization	20,976	16,977	3,999	24%	16,977	12,075	4,902	41%
Expenses from real estate operations	92,349	80,048	12,301	15%	80,048	57,183	22,865	40%
Earnings from real estate operations before equity in income of unconsolidated real estate joint ventures	33,197	28,945	4,252	15%	28,945	23,929	5,016	21%
Equity in income of unconsolidated real estate joint ventures	208	—	208	N/A	—	—	—	N/A
Earnings from real estate operations	33,405	28,945	4,460	15%	28,945	23,929	5,016	21%
(Losses) earnings from service operations	(782)	(310)	(472)	152%	(310)	198	(508)	(257)%
General and administrative expense	(5,289)	(4,867)	(422)	9%	(4,867)	(3,204)	(1,663)	52%
Gain on sales of properties	1,618	107	1,511	1,412%	107	1,140	(1,033)	(91)%
Income before minority interests, income taxes, extraordinary item and cumulative effect of accounting change	28,952	23,875	5,077	21%	23,875	22,063	1,812	8%
Minority interests	(8,984)	(8,628)	(356)	4%	(8,628)	(6,118)	(2,510)	41%
Income tax benefit, net	269	—	269	N/A	—	—	—	N/A
Extraordinary item — loss on early retirement of debt, net	(141)	(113)	(28)	25%	(113)	(862)	749	(87)%
Cumulative effect of accounting change, net	(174)	—	(174)	N/A	—	—	—	N/A
Net income	19,922	15,134	4,788	32%	15,134	15,083	51	0%
Preferred Share dividends	(6,857)	(3,802)	(3,055)	80%	(3,802)	(2,854)	(948)	33%
Net income available to Common Shareholders	$13,065	$11,332	$1,733	15%	$11,332	$12,229	$(897)	(7)%
Basic earnings per Common Share
Income before extraordinary item and cumulative effect of accounting change	$0.67	$0.61	$0.06	10%	$0.61	$0.77	$(0.16)	(21)%
Net income	$0.65	$0.60	$0.05	8%	$0.60	$0.72	$(0.12)	(17)%
Diluted earnings per Common Share
Income before extraordinary item and cumulative effect of accounting change	$0.64	$0.60	$0.04	7%	$0.60	$0.69	$(0.09)	(13)%
Net income	$0.63	$0.59	$0.04	7%	$0.59	$0.66	$(0.07)	(11)%

Results of Operations

Comparison of the Years Ended December 31, 2001 and 2000

Our revenues from real estate operations increased $16.6 million or 15%, of which $17.2 million was generated by rental revenue, offset by a decrease in tenant recoveries and other revenue of $685,000.  Included in this change are the following:

•     $18.9 million increase attributable to 15 properties acquired and eight newly-constructed properties placed in service during 2000 and 2001;

•     $1.9 million decrease attributable to properties sold during 2000 and 2001;

•     $1.2 million decrease attributable to 75 office properties owned throughout both reporting periods that includes the following:

•   $2.5 million decrease in tenant recoveries and other revenue resulting mostly from a decrease in anticipated operating cost levels in 2001 compared to 2000 and a change in our tenant composition; and

•   $1.3 million increase in rental revenue due primarily to increases in rental rates on renewed and re-tenanted space; and

•     $778,000 increase attributable to fees earned for other real estate services.

Our expenses from real estate operations increased $12.3 million or 15% due to the effects of the increases in property operating expenses, interest expense and amortization of deferred financing costs and depreciation and other amortization described below.

Our property operating expenses increased $5.5 million or 18%.  Included in this change are the following:

•     $4.3 million increase attributable to 15 properties acquired and eight newly-constructed properties placed in service during 2000 and 2001;

•     $1.8 million increase attributable to 75 office properties owned throughout both reporting periods that includes the following:

•   $762,000 due to increased expense associated with doubtful or uncollectible receivables, of which $614,000 is attributable to a tenant that declared bankruptcy;

•   $430,000 due to increases in real estate taxes resulting from increased assessments of property value; and

•   $341,000 due to increased repair and maintenance costs related primarily to building exterior and ground improvement projects and heating and ventilation units; and

•      $512,000 decrease attributable to properties sold during 2000 and 2001.

Our interest expense and amortization of deferred financing costs increased $2.8 million or 9% due primarily to a 14% increase in our average outstanding debt balance resulting from our 2000 and 2001 acquisitions and construction activity, offset somewhat by a decrease in our weighted average interest rates from 7.83% to 7.62%.  Our depreciation and other amortization expense increased $4.0 million or 24%, $2.8 million of which is attributable to 15 properties acquired and eight newly-constructed properties placed in service during 2000 and 2001.

Our losses from service operations increased $472,000 and our general and administrative expenses increased $422,000 or 9%.  We also had a $1.5 million increase in our gain from sales of properties.

As a result of the above factors, income before minority interests, income taxes, extraordinary item and cumulative effect of accounting change increased $5.1 million or 21%.  The amounts reported for minority interests on our Consolidated Statements of Operations represent primarily the portion of the Operating Partnership’s net income not allocated to us.  Our income allocation to minority interests before giving effect to income tax benefit, extraordinary item and cumulative effect of accounting change increased $356,000 or 4%.

Our income tax benefit of $269,000 in 2001 was due to losses of our Service Companies; income taxes associated with the Service Companies were reflected in (losses) earnings from service operations in prior years.

Our net income available to Common Shareholders increased $1.7 million or 15% due to the factors discussed above, offset by the following:

•     $3.1 million increase in Preferred Share dividends resulting from our 2001 issuance of Series D Cumulative Convertible Redeemable Preferred Shares of beneficial interest (“Series D Preferred Shares”), Series E Cumulative Redeemable Preferred Shares of beneficial interest (“Series E Preferred Shares”), and Series F Cumulative Redeemable Preferred Shares of beneficial interest (“Series F Preferred Shares”);

•      $28,000 increase in extraordinary loss on early retirement of debt; and

•      $174,000 loss due to the cumulative effect of an accounting change resulting from our adoption of Statement of Financial Accounting Standards No. 133 (discussed in Note 3 to our Consolidated Financial Statements).

Our diluted earnings per Common Share on net income of $0.63 increased by $0.04 or 7%.

Comparison of the Years Ended December 31, 2000 and 1999

Our revenues from real estate operations increased $27.9 million or 34%, of which $23.2 million was generated by rental revenue and $4.7 million by tenant recoveries and other revenue.  Included in this change are the following:

•      $24.3 million increase attributable to 30 properties acquired and seven newly-constructed properties placed in service during 1999 and 2000;

•      $3.4 million increase attributable to 45 office properties owned throughout both reporting periods due mostly to increases in rental rates on renewed space, additional lease termination revenue and steady occupancy; and

•      $1.0 million decrease attributable to properties sold during 1999 and 2000.

Our expenses from real estate operations increased $22.9 million or 40% due to the effects of the increases in property operating expenses, interest expense and amortization of deferred financing costs and depreciation and other amortization described below.

Our property operating expenses increased $8.9 million or 40%.  Included in this change are the following:

•     $6.9 million increase attributable to 30 properties acquired and seven newly-constructed properties placed in service during 1999 and 2000; and

•      $1.9 million increase attributable to 45 office properties owned throughout both reporting periods. $1.2 million of this increase was attributable to increased repairs and maintenance costs, $424,000 of which was increased snow removal and $221,000 of which was increased heating and air conditioning unit maintenance costs.

Our interest expense and amortization of deferred financing costs increased $9.1 million or 40% due to a 38% increase in our average outstanding debt balance resulting from our 1999 and 2000 acquisitions and construction activity and an increase in interest rates on our variable rate and refinanced debt.  Our depreciation and other amortization expense increased $4.9 million or 41%, $4.0 million of which is attributable to 30 properties acquired and seven newly-constructed properties placed in service during 1999 and 2000.

Our losses from service operations increased $508,000.  Our general and administrative expenses increased $1.7 million or 52% due mostly to our responsibility for an increased percentage of the Service Companies’ personnel and overhead related expenses in 2000 and the expense associated with Common Shares subject to forfeiture restrictions issued to certain of our officers in December 1999 and January 2000.  We also had a $1.0 million decrease in our gain from sales of properties.

As a result of the above factors, income before minority interests, income taxes, extraordinary item and cumulative effect of accounting change increased by $1.8 million or 8%.  Our income allocation to minority interests before giving effect to the extraordinary item increased $2.5 million or 41% due to the increase in the Operating Partnership’s net income combined with a higher percentage ownership by minority interests during 2000.

Our net income available to Common Shareholders decreased $897,000 or 7% due to the factors discussed above, combined with the following:

•     $749,000 decrease in extraordinary loss on early retirement of debt; and

•     $948,000 increase in Preferred Share dividends resulting mostly from the issuance of Series B Cumulative Redeemable Preferred Shares of beneficial interest in July 1999, offset somewhat by the absence of dividends on the Series A Cumulative Convertible Preferred Shares of beneficial interest converted into Common Shares in September 2000.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”), which require us to make certain estimates and assumptions.  A summary of our significant accounting policies is provided in Note 3 to our consolidated financial statements.  The following section is a summary of certain aspects of those accounting policies that both require our most difficult, subjective or complex judgments and are most important to the portrayal of our financial condition and results of operations.  We believe it is unlikely that the use of different reasonable estimates or assumptions in making these judgments would result in materially different amounts being reported in our consolidated financial statements.

•     When we acquire real estate properties, we allocate the components of these acquisitions using relative fair values computed using our estimates and assumptions.  These estimates and assumptions impact the amount of costs allocated between land and different categories of building improvements as well as the amount of costs assigned to individual properties in multiple property acquisitions.  These allocations also impact depreciation expense and gains or losses recorded on sales of properties.

•      When our employees are engaged in activities associated with construction and development and acquiring real estate under construction or development, we capitalize direct labor and allocable overhead costs to these activities.  Our capitalization process is designed to reflect the actual direct labor and allocable overhead costs by using estimates of these costs to derive hourly rates for employees directly engaged in these activities.  We then multiply the actual hours that those employees were engaged in the activities by the hourly rates to compute the amounts to be capitalized.

•      We recognize an impairment loss on a real estate asset if the asset’s undiscounted expected future cash flows are less than its depreciated cost.  We compute a real estate asset’s undiscounted expected future cash flows using certain estimates and assumptions.

•      We use three different accounting methods to report our investments in entities: the consolidation method, the equity method and the cost method (see Note 2 to our Consolidated Financial Statements).  We use the consolidation method when we own most of the outstanding voting interests in an entity and can control its operations.  We use the equity method when we own an interest in an entity and can exert significant influence over the entity’s operations but cannot control the entity’s operations.  We use the cost method when we own an interest in an entity and cannot exert significant influence over the entity’s operations.  We review these investments regularly for possible impairment using certain estimates and assumptions regarding undiscounted expected future cash flow.  We also review these investments regularly for proper accounting treatment, although a key factor in this review, the determination of whether or not we can control or exert significant influence over an entity’s operations, can be subjective in nature.

•      We review our receivables regularly for potential collection problems in computing the allowance recorded against our receivables; this review process requires that we make certain judgments regarding collections that are inherently difficult to predict.

Liquidity and Capital Resources

In our discussion of liquidity and capital resources set forth below, we describe certain risks and uncertainties; however, they are not the only ones that we face.

Cash provided from operations is our primary source of liquidity to fund dividends and distributions, pay debt service and fund working capital requirements.  We expect to continue to use cash provided by operations to meet our short-term capital needs, including all property expenses, general and administrative expenses, debt service, dividend and distribution requirements and recurring capital improvements and leasing commissions.  We do not anticipate borrowing to meet these requirements.  Factors that could negatively impact our ability to generate cash from operations in the future include the following:

•      We earn revenue from renting our properties.  Our operating costs do not necessarily fluctuate in relation to changes in revenue.  This means our costs will not necessarily decline even if our revenues do.  Also, our operating costs may increase while our revenues do not.

•      When leases expire for our properties, our tenants may not renew or may renew on terms less favorable to us than the terms of the original lease.  For new tenants, or upon lease expiration for existing tenants, we generally must make improvements and pay other tenant-related costs for which we may not receive increased rents.  We also may incur building-related capital improvements for which tenants may not reimburse us.  If a tenant leaves, we can expect to incur a vacancy for some period of time as well as higher capital costs than if a tenant renews.

•      As of December 31, 2001, three tenants accounted for approximately 24.2% of our total annualized rental revenue.   The leases of one of these tenants, the United States Federal government, provide for one-year terms or provide for early termination rights.  The government may terminate its leases if, among other reasons, the Congress of the United States fails to provide funding. Our cash flow from operations could be negatively impacted if any of our three largest tenants fail to make rental payments to us, or if the Federal government elects to terminate several of its leases and the space cannot be re-leased on satisfactory terms.

•      One of our larger tenants or a number of our smaller tenants could experience financial difficulties, including bankruptcy, insolvency or general downturn of business, and be unable to fulfill their lease obligations by paying their rental payments in a timely manner.

•      A decline in the real estate market or economic conditions could occur in the Mid-Atlantic region of the United States, where all of our properties were located as of December 31, 2001, or in the Baltimore/Washington Corridor, where 65.1% of our annualized office rents were generated as of December 31, 2001.

•      Numerous commercial properties compete for tenants with our properties and our competitors are building additional properties in the markets in which our properties are located.  Some of these competing properties may be newer or have more desirable locations than our properties.  If the market does not absorb newly-constructed space, market vacancies will increase and market rents may decline.  As a result, we may have difficulty leasing space at our properties and we may be forced to lower the rents we charge on new leases to compete effectively.

•      If short-term interest rates were to increase, the interest payments on our variable rate debt would increase, although this increase may be reduced to the extent we had interest rate swap and cap agreements outstanding.

•      If short-term interest rates were to decrease, the interest payments on our interest rate swap agreement would increase.

•      We may not be able to refinance our existing indebtedness on terms as favorable as the terms of our existing indebtedness, which would result in higher interest expense.

•      Although we believe that we adequately insure our properties, we are subject to the risk that our insurance may not cover all of the costs to restore a property that is damaged by a fire or other catastrophic event.

We historically have financed our long-term capital needs, including property acquisitions and construction activity, through a combination of the following:

•      cash from operations;

•     borrowings from our secured revolving credit facility with Bankers Trust Company (the “Revolving Credit Facility”);

•      borrowings from new loans;

•      additional equity issuances of Common Shares, Preferred Shares, Common Units and/or Preferred Units; and

•      proceeds from sales of properties.

We often use our Revolving Credit Facility to initially finance much of our investing and financing activities.  We then pay down our Revolving Credit Facility using proceeds from long-term borrowings collateralized by our properties as attractive financing conditions arise and equity issuances as attractive equity market conditions arise.  Amounts available under the Revolving Credit Facility are generally computed based on 65% of the appraised value of properties pledged as collateral.  As of February 19, 2002, the maximum amount available under our Revolving Credit Facility is $125.0 million, of which $8.0 million is unused; our collateral on this loan exceeds the maximum amount available as of February 19, 2002 by $28.7 million.  We expect to increase the borrowing limit of the Revolving Credit Facility from $125.0 million to $150.0 million during 2002.  Factors that could negatively impact our ability to finance our long-term capital needs in the future include the following:

•      As a REIT, we must distribute 90% of our annual taxable income, which limits the amount of cash we have available for other business purposes, including amounts to fund our long-term capital needs.

•      Our strategy is to operate with higher debt levels than most other REITs.  However, these high debt levels could make it difficult to obtain additional financing when required and could also make us more vulnerable to an economic downturn.

•      We may not be able to refinance our existing indebtedness, or refinance on terms as favorable as the terms of our existing indebtedness.

•      Much of our ability to raise capital through the issuance of preferred shares, Common Shares or securities that are convertible into our Common Shares, including Common Units in our Operating Partnership and convertible preferred units, is dependent on the value of our Common and preferred shares.  As is the case with any publicly traded securities, certain factors outside of our control could influence the value of these shares.

•      When we develop and construct properties, we run the risk that actual costs will exceed our budgets, that we will experience construction or development delays and that projected leasing will not occur.

•      Equity real estate investments like our properties are relatively difficult to sell and convert to cash quickly, especially if market conditions are poor.  The Internal Revenue Code imposes certain penalties on a REIT that sells property held for less than four years.  In addition, for certain of our properties that we acquired from the sellers using units in our Operating Partnership, we are restricted from entering into transactions (such as the sale or refinancing of the acquired property) that will result in a taxable gain to the sellers without the consent of the sellers.  Due to all of these factors, we may be unable to sell a property at an advantageous time to fund our long-term capital needs.

The following table summarizes our material contractual cash obligations at December 31, 2001 (in thousands):

	For the Years Ended December 31,
	2002	2003 to 2004	2005 to 2006	Thereafter	Total
Contractual cash obligations
Mortgage loans payable(1)	$79,486	$210,683	$88,779	$194,379	$573,327
Construction costs on construction projects underway(2)	17,767	—	—	—	17,767
Capital lease obligations(3)	37	67	18	—	122
Operating leases(3)	305	343	67	—	715
Total contractual cash obligations	$97,595	$211,093	$88,864	$194,379	$591,931

Other commitments
Guarantees of joint venture loans(4)	$16	$27,091	$—	$—	$27,107

(1)   Our loan maturities in 2002 include two construction loans totaling $17.3 million and one loan of $6.5 million that may each be extended for a one-year period, subject to certain conditions; as of December 31, 2001, we were in compliance with the necessary conditions for us to extend these loans.  We expect to make payments on our amortizing loans using cash generated from operations.  We expect to pay other loan maturities due primarily by obtaining new loans.

(2)   We expect to pay costs on construction projects underway using primarily existing construction loan facilities in place (see discussion below).

(3)   We expect to pay these items using cash generated from operations.

(4)   We do not expect to have to fulfill our obligation as guarantor of joint venture loans.

In addition to the contractual obligations set forth above, we also had the following commitments at December 31, 2001:

•      In the event that the costs to complete construction of two buildings owned by joint ventures exceed amounts funded by member investments previously made and existing construction loan facilities, we will be responsible for making additional investments in these joint ventures of up to $8.6 million.

•      We may need to make our share of additional investments in our real estate joint ventures (generally based on our percentage ownership) in the event that additional funds are needed.  In the event that the other members of these joint ventures do not pay their share of investments when additional funds are needed, we may then need to make even larger investments in these joint ventures.

•      In four of our joint ventures, we would be obligated to acquire the 20% membership interests of those joint ventures not owned by us in the event that all of the following were to occur:

(1)          an 18-month period passes from the date that 85% of the square feet in the joint ventures’ respective buildings become occupied (the “18-month period”);

(2)          at the end of the 18-month period, the joint ventures’ respective buildings are 90% leased and occupied by tenants who are not in default under their leases; and

(3)          six months passes from the end of the 18-month period and either the buildings are not sold or we have not acquired the other members’ interests.

The amount we would need to pay for those membership interests is computed based on the amount that the owners of those interests would receive under the joint venture agreements in the event that the buildings were sold for a capitalized fair value (as defined in the agreements) on a defined date.  At December 31, 2001, one of the buildings in these joint ventures had exceeded 85% occupancy for eight months; however, this building was sold subsequent to December 31, 2001.

•      As of December 31, 2001, we are under contract to sell our property located at 8815 Centre Park Drive in Columbia, Maryland for $7.3 million.

Other than tenant improvements and leasing costs in the ordinary course of business, we had no other material contractual obligations as of December 31, 2001.

Investing and financing activities for the Year Ended December 31, 2001

During 2001, we acquired for $143.7 million 13 office buildings totaling 1,180,000 square feet and a 30,900 square foot office building undergoing redevelopment.  These acquisitions were financed by:

• using $65.2 million in borrowings from our Revolving Credit Facility;

• using $49.1 million from new mortgage loans payable;

• assuming $15.8 million in mortgage loans payable;

• issuing 310,342 Common Units in our Operating Partnership valued at $3.3 million; and

• using cash reserves for the balance.

During 2001, we completed the construction of one office building totaling 78,460 square feet.  Costs incurred on this building through December 31, 2001 totaled $13.5 million.  We borrowed $6.5 million under a construction loan facility, which was repaid on April 6, 2001.  The balance of the costs was funded primarily using proceeds from our Revolving Credit Facility and cash from operations.

As of December 31, 2001, we had construction activities underway on six buildings totaling 532,000 square feet that were 54.9% pre-leased (excluding the construction activities of two joint ventures), including one building nearing completion that commenced operations in September 2001 on 78% of the building’s rentable square feet.  Estimated costs upon completion for these projects total approximately $91.3 million.  Costs incurred on these buildings through December 31, 2001 totaled $73.5 million.  We have construction loan facilities in place totaling $61.9 million to finance the construction of four of these projects.  Borrowings under these facilities totaled $38.0 million at December 31, 2001.  We also used borrowings from our Revolving Credit Facility and proceeds from debt refinancings to fund these activities.  In addition, we used $9.6 million in contributions from joint venture partners to finance the construction of two of these buildings.  We have experienced a slower rate of leasing in our construction projects than in recent years due in part to additional competing space being available in the markets where these projects are located and slower economic growth in these markets than in previous years.

During 2001, our investments in unconsolidated real estate joint ventures increased by $7.4 million primarily due to our investment in four new joint ventures: MOR Montpelier LLC, Gateway 70 LLC, MOR Forbes LLC and NBP 140, LLC.

During 2001, we sold an office building for $11.5 million.  The net proceeds from this sale after property level debt repayment and transaction costs totaled $3.8 million, all of which was applied to our cash reserves.

During 2001, we borrowed $262.4 million under mortgages and other loans payable other than our Revolving Credit Facility, the proceeds of which were used as follows:

• $110.2 million to repay other loans;

• $64.8 million to finance acquisitions;

• $54.5 million to pay down our Revolving Credit Facility;

• $18.3 million to finance construction activities; and

• the balance to fund cash reserves.

In January 2001, we issued 544,000 Series D Preferred Shares to a foreign trust at a price of $22.00 per share for proceeds totaling approximately $12.0 million.  These shares are nonvoting and are redeemable for cash at $25.00 per share at our option on or after January 25, 2006.  These shares are also convertible by the holder on or after January 1, 2004 into Common Shares on the basis of 2.2 Common Shares for each Series D Preferred Share.  Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees).  Dividends accrue from the date of issue at the annual rate of $1.00 per share, which is equal to 4% of the $25.00 per share redemption price.  We contributed the net proceeds to our Operating Partnership in exchange for 544,000 Series D Preferred Units.  The Series D Preferred Units carry terms that are substantially the same as the Series D Preferred Shares.  The Operating Partnership used most of the proceeds to pay down our Revolving Credit Facility.

In April 2001, we completed the sale of 1,150,000 Series E Preferred Shares to the public at a price of $25.00 per share.  These shares are nonvoting and are redeemable for cash at $25.00 per share at our option on or after July 15, 2006.  Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees).  Dividends accrue from the date of issue at the annual rate of $2.5625 per share, which is equal to 10.25% of the $25.00 per share redemption price.  We contributed the net proceeds to our Operating Partnership in exchange for 1,150,000 Series E Preferred Units.  The Series E Preferred Units carry terms that are substantially the same as the Series E Preferred Shares.  The Operating Partnership used most of the proceeds to pay down our Revolving Credit Facility.

In September 2001, we completed the sale of 1,425,000 Series F Preferred Shares to the public at a price of $25.00 per share.  These shares are nonvoting and are redeemable for cash at $25.00 per share at our option on or after October 15, 2006.  Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees).  Dividends accrue from the date of issue at the annual rate of $2.46875 per share, which is equal to 9.875% of the $25.00 per share redemption price.  We contributed the net proceeds to our Operating Partnership in exchange for 1,425,000 Series F Preferred Units.  The Series F Preferred Units carry terms that are substantially the same as the Series F Preferred Shares.  The Operating Partnership used most of the proceeds to pay down our Revolving Credit Facility.

Investing and financing activities subsequent to the Year Ended December 31, 2001

In March 2002, we completed the sale of 10,961,000 of our Common Shares to the public at a price of $12.04 per share; Constellation was the owner of 8,876,172 of these shares and 2,084,828 of these shares were new issues.  With the completion of this transaction, Constellation is no longer a shareholder.  We contributed the net proceeds from the newly-issued shares to our Operating Partnership in exchange for 2,084,828 Common Units.  The Operating Partnership used most of the proceeds to pay down the Revolving Credit Facility.

Statement of Cash Flows

We generated net cash flow from operating activities of $50.9 million for the year ended December 31, 2001, an increase of $15.8 million from the year ended December 31, 2000.  Our increase in cash flow from operating activities is due primarily to income generated from our newly-acquired and newly-constructed properties.  Our net cash flow used in investing activities for the year ended December 31, 2001 increased $82.5 million from the year ended December 31, 2000 due primarily to additional cash outlays of $68.9 million in connection with purchases of and additions to commercial real estate properties and $15.1 million in connection with investments and advances to unconsolidated real estate joint ventures.  Our net cash flow provided by financing activities for the year ended December 31, 2001 increased $65.7 million from the year ended December 31, 2000 due primarily to $72.4 million in proceeds from the issuance of our Series D, Series E and Series F Preferred Shares in 2001 and a $289.6 million increase in proceeds from mortgage and other loans payable, offset by a $294.5 million increase in repayments of mortgage and other loans payable.

Funds From Operations

We consider Funds from Operations (“FFO”) to be meaningful to investors as a measure of the financial performance of an equity REIT when considered with the financial data presented under GAAP.  Under the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income (loss) computed using GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, although we have included gains from the sales of properties to the extent such gains related to redevelopment services provided.  FFO assuming conversion of share options, Common Unit warrants, Preferred Units and Preferred Shares adjusts FFO assuming conversion of securities that are convertible into our Common Shares when such conversion does not increase our diluted FFO per share in a given year.  The FFO we present may not be comparable to the FFO of other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO.  FFO is not the same as cash generated from operating activities or net income determined in accordance with GAAP.  FFO is not necessarily an indication of our cash flow available to fund cash needs.  Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing activities when evaluating our liquidity or ability to make cash distributions or pay debt service.  Our FFO for the years ended December 31, 2001, 2000 and 1999 are summarized in the following table:

	For the Years ended December 31,
	(Dollars and shares in thousands)
	2001	2000	1999
Income before minority interests, income taxes, extraordinary item and cumulative effect of accounting change	$28,952	$23,875	$22,063
Add: Real estate-related depreciation and amortization	20,702	16,887	11,987
Less: Preferred Unit distributions	(2,287)	(2,240)	(2,620)
Less: Preferred Share dividends	(6,857)	(3,802)	(2,854)
Less: Minority interest in other consolidated entities	(84)	(26)	(8)
Less: Gain on sales of rental properties, excluding redevelopment portion (1)	(416)	(107)	(1,140)
Add: Income tax benefit, gross	409	—	—
Funds from operations	40,419	34,587	27,428
Add: Preferred Unit distributions	2,287	2,240	2,620
Add: Convertible Preferred Share dividends	508	677	1,353
Funds from operations assuming conversion of share options, Common Unit warrants, Preferred Units and Preferred Shares.	43,214	37,504	31,401
Less: Straight line rent adjustments	(3,175)	(4,107)	(2,766)
Less: Recurring capital improvements	(5,430)	(2,843)	(2,579)
Adjusted funds from operations assuming conversion of share options, Common Unit warrants, Preferred Units and Preferred Shares	$34,609	$30,554	$26,056

Weighted average Common Shares	20,099	18,818	16,955
Conversion of weighted average Common Units	9,437	9,652	4,883
Weighted average Common Shares/Units	29,536	28,470	21,838
Conversion of share options	406	164	9
Conversion of Common Unit Warrants	—	231	—
Conversion of weighted average Preferred Shares.	1,118	918	1,845
Conversion of weighted average Preferred Units.	2,421	2,371	5,680
Weighted average Common Shares/Units assuming conversion of share options, Common Unit warrants, Preferred Units and Preferred Shares	33,481	32,154	29,372

(1)	A portion of the gain from the sale of an office building in June 2001 is included in FFO since it related to redevelopment services performed on the property.

Inflation

We have not been significantly impacted by inflation during the periods presented in this report due mostly to the relatively low inflation rates in our markets.  Most of our tenants are obligated to pay their share of a building’s operating expenses to the extent such expenses exceed amounts established in their leases, based on historical expense levels.  In addition, some of our tenants are obligated to pay their share of all of a building’s operating expenses.  These arrangements reduce our exposure to increases in such costs resulting from inflation.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks, the most predominant of which is changes in interest rates.  Increases in interest rates can result in increased interest expense under our Revolving Credit Facility and our other mortgage loans payable carrying variable interest rate terms.  Increases in interest rates can also result in increased interest expense when our loans payable carrying fixed interest rate terms mature and need to be refinanced.  Our debt strategy favors long-term, fixed-rate, secured debt over variable-rate debt to minimize the risk of short-term increases in interest rates.  As of December 31, 2001, 57.0% of our mortgage and other loans payable balance carried fixed interest rates.  We also use interest rate swap and interest rate cap agreements to reduce the impact of interest rate changes.

The following table sets forth our long-term debt obligations, principal cash flows by scheduled maturity and weighted average interest rates at December 31, 2001 (dollars in thousands):

	For the Years Ended December 31,
	2002 (1)	2003 (2)	2004	2005	2006	Thereafter	Total
Long term debt:
Fixed rate	$5,562	$5,989	$31,992	$22,650	$66,129	$194,379	$326,701
Average interest rate	7.41%	7.41%	7.44%	7.45%	7.36%	7.23%	7.35%
Variable rate	$73,924	$62,702	$110,000	$—	$—	$—	$246,626
Average interest rate	3.85%	4.03%	4.14%	—	—	—	3.92%

(1)          Includes $13.5 million in maturities in July that may be extended for one-year terms, subject to certain conditions.  Also includes a $10.4 million maturity in December that may be extended for a one year term, subject to certain conditions.

(2)          Includes a $10.9 million maturity in April that may be extended for a one-year term, subject to certain conditions.  Also includes a $36.0 million maturity in November that may be extended for a one-year term, subject to certain conditions.

The fair market value of our mortgage and other loans payable was $584.7 million at December 31, 2001 and $481.1 million at December 31, 2000.

The following table sets forth derivative contracts we had in place as of December 31, 2001 and their respective fair values (“FV”):

Nature of Derivative	Notional Amount (in millions)	One-Month LIBOR base	Effective Date	Expiration Date	FV at 12/31/01 (in thousands)
Interest rate cap	$50.0	7.70%	5/25/00	5/31/02	$—
Interest rate swap	100.0	5.76%	1/2/01	1/2/03	(3,781)
Total					$(3,781)

Based on our variable-rate debt balances, our interest expense would have increased by $1.1 million in 2001 and $1.4 million in 2000 if interest rates were 1% higher.  Interest expense in 2001 was less sensitive to a change in interest rates than 2000 due to a lower average variable rate debt balance in 2001 and our $100.0 million interest rate swap being in place throughout 2001.

Recent Accounting Pronouncements

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS 141”) and No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) which are effective July 1, 2001 and January 1, 2002, respectively.  SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001.  The provisions of SFAS 142 require that (1) amortization of goodwill, including goodwill recorded in past business combinations, be discontinued upon adoption of this standard and (2) goodwill be tested annually for impairment and in interim periods if certain events occur indicating that the carrying value of goodwill may be impaired.  Our unamortized goodwill at December 31, 2001 totaled $1.3 million.  We are currently evaluating our unamortized goodwill under the provisions of SFAS 142 to determine whether an impairment loss exists.  If we determine that an impairment loss exists at January 1, 2002, we would recognize that loss as a cumulative effect of a change in accounting principle in the first quarter of 2002; we do not expect that such an impairment loss exists.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).  SFAS 144 provides new guidance on recognition of impairment losses on long-lived assets to be held and used and broadens the definition of what constitutes a discontinued operation and how the results of discontinued operations are to be measured.  SFAS No. 144 is effective January 1, 2002.  We are currently reviewing the provisions of this standard and assessing the impact of adoption.

Corporate Office Properties Trust and Subsidiaries
Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2001	2000
Assets
Investment in real estate:
Operating properties, net	$851,762	$711,413
Projects under construction or development	64,244	36,558
Total commercial real estate properties, net	916,006	747,971
Investments in and advances to unconsolidated real estate joint ventures	11,047	3,616
Investment in real estate, net	927,053	751,587
Cash and cash equivalents	6,640	4,981
Restricted cash	4,947	2,703
Accounts receivable, net	3,805	3,245
Investments in and advances to other unconsolidated entities	2,112	6,124
Deferred rent receivable	11,447	8,644
Deferred charges, net	16,884	12,905
Prepaid and other assets	9,551	4,501
Furniture, fixtures and equipment, net	1,771	147
Total assets	$984,210	$794,837
Liabilities and shareholders’ equity
Liabilities:
Mortgage and other loans payable	$573,327	$474,349
Accounts payable and accrued expenses	10,674	10,227
Rents received in advance and security deposits	6,567	3,883
Dividends and distributions payable	8,965	7,090
Fair value of derivatives	3,781	—
Other liabilities	12,193	—
Total liabilities	615,507	495,549
Minority interests:
Preferred Units in the Operating Partnership	24,367	24,367
Common Units in the Operating Partnership	80,158	81,069
Other consolidated partnerships	257	124
Total minority interests	104,782	105,560
Commitments and contingencies (Note 16)
Shareholders’ equity:
Preferred Shares ($0.01 par value; shares authorized of 10,000,000 at December 31, 2001 and 5,000,000 at December 31, 2000);
40,693 designated as Series A Convertible Preferred Shares of beneficial interest (1 share issued)	—	—
1,725,000 designated as Series B Cumulative Redeemable Preferred Shares of beneficial interest (1,250,000 shares issued with an aggregate liquidation preference of $31,250)	13	12
544,000 designated as Series D Cumulative Convertible Redeemable Preferred Shares of beneficial interest (544,000 shares issued with an aggregate liquidation preference of $13,600 at December 31, 2001)	5	—
1,265,000 designated as Series E Cumulative Redeemable Preferred Shares of beneficial interest (1,150,000 shares issued with an aggregate liquidation preference of $28,750 at December 31, 2001)	11	—
1,425,000 designated as Series F Cumulative Redeemable Preferred Shares of beneficial interest (1,425,000 shares issued with an aggregate liquidation preference of $35,625 at December 31, 2001)	14	—
Common Shares of beneficial interest ($0.01 par value; 45,000,000 shares authorized, shares issued of 20,814,701 at December 31, 2001 and 20,575,936 at December 31, 2000)	208	206
Additional paid-in capital	285,362	209,388
Cumulative distributions in excess of net income	(14,502)	(11,064)
Value of unearned restricted Common Share grants	(3,275)	(3,399)
Treasury Shares, at cost (166,600 shares)	(1,415)	(1,415)
Accumulated other comprehensive loss	(2,500)	—
Total shareholders’ equity	263,921	193,728
Total liabilities and shareholders’ equity	$984,210	794,837

See accompanying notes to financial statements.

Corporate Office Properties Trust

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	For the Years Ended December 31,
	2001	2000	1999
Real Estate Operations:
Revenues
Rental revenue	$110,547	$93,309	$70,101
Tenant recoveries and other revenue	14,999	15,684	11,011
Revenue from real estate operations	125,546	108,993	81,112
Expenses
Property operating	36,782	31,235	22,325
Interest	32,773	30,454	21,808
Amortization of deferred financing costs	1,818	1,382	975
Depreciation and other amortization	20,976	16,977	12,075
Expenses from real estate operations	92,349	80,048	57,183
Earnings from real estate operations before equity in income of unconsolidated real estate joint ventures	33,197	28,945	23,929
Equity in income of unconsolidated real estate joint ventures	208	—	—
Earnings from real estate operations	33,405	28,945	23,929
Service operations:
Revenues	3,864	—	—
Expenses	(4,354)	—	—
Equity in (loss) income of unconsolidated Service Companies	(292)	(310)	198
(Losses) earnings from service operations	(782)	(310)	198
General and administrative expenses	(5,289)	(4,867)	(3,204)
Income before gain on sales of properties, minority interests, income taxes, extraordinary item and cumulative effect of accounting change	27,334	23,768	20,923
Gain on sales of properties	1,618	107	1,140
Income before minority interests, income taxes, extraordinary item and cumulative effect of accounting change	28,952	23,875	22,063
Minority interests
Common Units in the Operating Partnership	(6,613)	(6,362)	(3,490)
Preferred Units in the Operating Partnership	(2,287)	(2,240)	(2,620)
Other consolidated entities	(84)	(26)	(8)
Income before income taxes, extraordinary item and cumulative effect of accounting change	19,968	15,247	15,945
Income tax benefit, net of minority interests	269	—	—
Income before extraordinary item and cumulative effect of accounting change	20,237	15,247	15,945
Extraordinary item-loss on early retirement of debt, net of minority interests	(141)	(113)	(862)
Income before cumulative effect of accounting change	20,096	15,134	15,083
Cumulative effect of accounting change, net of minority interests	(174)	—	—
Net income	19,922	15,134	15,083
Preferred Share dividends	(6,857)	(3,802)	(2,854)
Net income available to Common Shareholders	$13,065	$11,332	$12,229
Basic earnings per Common Share
Income before extraordinary item and cumulative effect of accounting change	$0.67	$0.61	$0.77
Extraordinary item	(0.01)	(0.01)	(0.05)
Cumulative effect of accounting change	(0.01)	—	—
Net income	$0.65	$0.60	$0.72
Diluted earnings per Common Share
Income before extraordinary item and cumulative effect of accounting change	$0.64	$0.60	$0.69
Extraordinary item	—	(0.01)	(0.03)
Cumulative effect of accounting change	(0.01)	—	—
Net income	$0.63	$0.59	$0.66

See accompanying notes to financial statements.

Corporate Office Properties Trust
Consolidated Statements of Shareholders’ Equity
(Dollars in thousands)

	Preferred Shares	Common Shares	Additional Paid-in Capital	Cumulative Distributions in Excess of Net Income	Value of Unearned Restricted Common Share Grants	Treasury Shares	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 1998	$10	$168	$175,802	$(7,199)	$—	$—	$—	$168,781
Conversion of Common Units to Common Shares (372,295 Shares)	—	4	3,137	—	—	—	—	3,141
Series B Cumulative Redeemable Preferred Shares issued to the public (1,250,000 Shares)	12	—	29,422	—	—	—	—	29,434
Restricted Common Share grants issued (471,875 Shares)	—	4	3,476	—	(3,480)	—	—	—
Value of earned restricted share grants	—	—	—	—	63	—	—	63
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	—	—	(8,970)	—	—	—	—	(8,970)
Net income	—	—	—	15,083	—	—	—	15,083
Dividends	—	—	—	(15,431)	—	—	—	(15,431)
Balance at December 31, 1999	22	176	202,867	(7,547)	(3,417)	—	—	192,101
Conversion of Common Units to Common Shares (1,047,545 Shares)	—	11	8,514	—	—	—	—	8,525
Conversion of Preferred Shares (984,307 Shares)	(10)	19	(9)	—	—	—	—	—
Restricted Common Share grants issued (12,500 Shares)	—	—	97	—	(97)	—	—	—
Value of earned restricted share grants	—	—	4	—	115	—	—	119
Exercise of share options (24,467 Shares)	—	—	169	—	—	—	—	169
Issuance of share options	—	—	206	—	—	—	—	206
Acquisition of Treasury Shares (166,600 Shares)	—	—	—	—	—	(1,415)	—	(1,415)
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	—	—	(2,460)	—	—	—	—	(2,460)
Net income	—	—	—	15,134	—	—	—	15,134
Dividends	—	—	—	(18,651)	—	—	—	(18,651)
Balance at December 31, 2000	12	206	209,388	(11,064)	(3,399)	(1,415)	—	193,728
Conversion of Common Units to Common Shares (90,519 Shares)	—	1	918	—	—	—	—	919
Series D Cumulative Convertible Redeemable Preferred Shares issued privately (544,000 Shares)	5	—	11,887	—	—	—	—	11,892
Series E Cumulative Redeemable Preferred Shares issued to the public (1,150,000 Shares)	12	—	26,894	—	—	—	—	26,906
Series F Cumulative Redeemable Preferred Shares issued to the public (1,425,000 Shares)	14	—	33,549	—	—	—	—	33,563
Decrease in fair value of derivatives	—	—	—	—	—	—	(2,500)	(2,500)
Restricted Common Share grants issued (23,000 Shares)	—	—	234	—	(234)	—	—	—
Value of earned restricted share grants	—	—	103	—	358	—	—	461
Exercise of share options (125,246 Shares)	—	1	997	—	—	—	—	998
Expense associated with share options	—	—	574	—	—	—	—	574
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	—	—	818	—	—	—	—	818
Net income	—	—	—	19,922	—	—	—	19,922
Dividends	—	—	—	(23,360)	—	—	—	(23,360)
Balance at December 31, 2001	$43	$208	$285,362	$(14,502)	$(3,275)	$(1,415)	($2,500)	$263,921

See accompanying notes to financial statements.

Corporate Office Properties Trust

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the Years Ended December 31,
	2001	2000	1999
Cash flows from operating activities
Net income	$19,922	$15,134	$15,083
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interests	8,963	8,588	6,077
Depreciation and other amortization	20,976	16,977	12,075
Amortization of deferred financing costs	1,818	1,382	975
Equity in loss (income) of unconsolidated entities	84	310	(198)
Gain on sales of properties	(1,618)	(107)	(1,140)
Extraordinary item — loss on early retirement of debt	213	153	903
Cumulative effect of accounting change	263	—	—
Increase in deferred rent receivable	(3,125)	(4,113)	(2,766)
Increase in accounts receivable, restricted cash and prepaid and other assets	(1,758)	(4,225)	(1,690)
Increase in accounts payable, accrued expenses, rents received in advance and security deposits	2,660	927	2,977
Other	2,477	—	—
Net cash provided by operating activities	50,875	35,026	32,296
Cash flows from investing activities
Purchases of and additions to commercial real estate properties	(134,015)	(65,130)	(152,749)
Proceeds from sales of properties	3,818	4,435	31,163
Cash from acquisition of real estate joint venture	688	—	—
Cash from acquisition of Service Companies	568	—	—
Investments in and advances to unconsolidated real estate joint ventures	(18,739)	(3,616)	—
Investments in and advances to other unconsolidated entities	(808)	(2,773)	(1,112)
Leasing commissions paid	(3,540)	(6,176)	(3,275)
Advances to certain real estate joint ventures	(2,583)	—	—
Other	(1,130)	4	137
Net cash used in investing activities	(155,741)	(73,256)	(125,836)
Cash flows from financing activities
Proceeds from mortgage and other loans payable	430,120	140,479	248,639
Repayments of mortgage and other loans payable	(364,000)	(69,493)	(161,417)
Deferred financing costs paid	(4,071)	(1,774)	(3,064)
Increase in other liabilities	2,623	—	—
Net proceeds from issuance of Preferred Shares	72,361	—	29,434
Net proceeds from issuance of Common Shares	998	286	63
Net proceeds from issuance of share options	—	206	—
Purchase of Treasury Shares	—	(1,415)	—
Dividends paid	(21,626)	(18,265)	(14,528)
Distributions paid	(9,880)	(9,189)	(5,560)
Net cash provided by financing activities	106,525	40,835	93,567

Net increase in cash and cash equivalents	1,659	2,605	27
Cash and cash equivalents
Beginning of year	4,981	2,376	2,349
End of year	$6,640	$4,981	$2,376

See accompanying notes to financial statements.

Corporate Office Properties Trust

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)

1. Organization

Corporate Office Properties Trust (“COPT”) and subsidiaries (collectively, the “Company”) is a fully- integrated and self-managed real estate investment trust (“REIT”).  We focus principally on the ownership, management, leasing, acquisition and development of suburban office properties located in select submarkets in the Mid-Atlantic region of the United States.   COPT is qualified as a REIT as defined in the Internal Revenue Code and is the successor to a corporation organized in 1988.  As of December 31, 2001, our portfolio included 98 office properties, including two owned through joint ventures.

We conduct almost all of our operations principally through our operating partnership, Corporate Office Properties, L.P. (the “Operating Partnership”), for which we are the managing general partner.  The Operating Partnership owns real estate both directly and through subsidiary partnerships and limited liability companies (“LLCs”).  The Operating Partnership also owns Corporate Office Management, Inc. (“COMI”) (together with its subsidiaries defined as the “Service Companies”).  Prior to January 1, 2001, the Operating Partnership owned the principal economic interest in COMI but owned only 1% of COMI’s voting stock (see Note 6).  A summary of our Operating Partnership’s forms of ownership and the percentage of those ownership forms owned by COPT follows:

	December 31,
	2001	2000
Common Units	66%	66%
Series A Preferred Units	100%	100%
Series B Preferred Units	100%	100%
Series C Preferred Units	0%	0%
Series D Preferred Units	100%	N/A
Series E Preferred Units	100%	N/A
Series F Preferred Units	100%	N/A

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

Consolidation Method

We use the consolidation method when we own most of the outstanding voting interests in an entity and can control its operations.  This means the accounts of the entity are combined with our accounts.  We eliminate balances and transactions between companies when we consolidate these accounts.  Our consolidated financial statements include the accounts of:

•           COPT,

•              the Operating Partnership and its subsidiary partnerships and LLCs, and

•              Corporate Office Properties Holdings, Inc. (of which we own 100%).

The Service Companies became consolidated subsidiaries of the Operating Partnership effective January 1, 2001 (see Note 6).  Prior to that date, we accounted for our investment in the Service Companies using the equity method of accounting (discussed below).

Equity Method

We use the equity method of accounting when we own an interest in an entity and can exert significant influence over the entity’s operations but cannot control the entity’s operations.  Under the equity method, we report:

•              our ownership interest in the entity’s capital as an investment on our Consolidated Balance Sheets and

•              our percentage share of the earnings or losses from the entity in our Consolidated Statements of Operations.

Cost Method

We use the cost method of accounting when we own an interest in an entity and cannot exert significant influence over the entity’s operations.  Under the cost method, we report:

•           the cost of our investment in the entity as an investment on our Consolidated Balance Sheets and

•              distributions to us of the entity’s earnings in our Consolidated Statements of Operations.

3. Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

We make estimates and assumptions when preparing financial statements under generally accepted accounting principles.  These estimates and assumptions affect various matters, including:

•	our reported amounts of assets and liabilities in our Consolidated Balance Sheets at the dates of the financial statements,

•	our disclosure of contingent assets and liabilities at the dates of the financial statements, and

•	our reported amounts of revenues and expenses in our Consolidated Statements of Operations during the reporting periods.

These estimates involve judgments with respect to, among other things, future economic factors that are difficult to predict and are often beyond management’s control.  As a result, actual amounts could differ from these estimates.

Commercial Real Estate Properties

We report commercial real estate properties at our depreciated cost.  The amounts reported for our commercial real estate properties include our costs of:

•              acquisitions,

•              development and construction,

•              building and land improvements, and

•              tenant improvements paid by us.

We capitalize interest expense, real estate taxes, direct internal labor, including allocable overhead costs, and other costs associated with real estate under construction to the cost of the real estate.  We start depreciating newly-constructed properties when we place them in service.

We depreciate our assets evenly over their estimated useful lives as follows:

•	Building and building improvements	10-40 years
•	Land improvements	20 years
•	Tenant improvements	Related lease terms
•	Equipment and personal property	3-10 years

We recognize an impairment loss on a real estate asset if its undiscounted expected future cash flows are less than its depreciated cost. We have not recognized impairment losses on our real estate assets to date.

We expense property maintenance and repair costs when incurred.

Accounting for Certain Real Estate Joint Ventures

We contributed parcels of land into two real estate joint ventures.  Each of these joint ventures is engaged in the construction of an office building.  In exchange for the contributions of land, we received joint venture interests and $9.6 million in cash.  In each case, we have an option to acquire the joint venture partners’ interests for a pre-determined purchase price over a limited period of time.  We account for our interests in these joint ventures as follows:

•	the costs associated with these land parcels at the time of their respective contributions are reported as projects under construction or development on our Consolidated Balance Sheets;
•

the cash received from these joint ventures in connection with the land contributions is reported as other liabilities on our Consolidated Balance Sheets.  These liabilities are being accreted towards the pre-determined purchase price over the period in which we have an option to acquire the joint venture partners’ interests.  We also report interest expense in connection with the accretion of these liabilities; and

•

as construction of the buildings on these land parcels is completed and operations commence, we report 100% of the revenues and expenses associated with these properties on our Consolidated Statements of Operations.

We do not report ongoing construction costs and debt activity for these projects relating to periods after the respective land contributions.

Cash and Cash Equivalents

Cash and cash equivalents include all cash and liquid investments that mature three months or less from when they are purchased.  Cash equivalents are reported at cost, which approximates fair value.  We maintain our cash in bank accounts which may exceed federally insured limits at times.  We have not experienced any losses in these accounts in the past and believe we are not exposed to significant credit risk.

Accounts Receivable

Our accounts receivable are reported net of an allowance for bad debts of $723 at December 31, 2001 and $74 at December 31, 2000.

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

Some of our retail tenants’ leases provide for additional rental payments if the tenants meet certain sales targets.  We do not recognize additional rental revenue under these leases until the tenants meet the sales targets.

We recognize tenant recovery income as revenue in the same period we incur the related expenses.  Tenant recovery income includes payments from tenants as reimbursement for property taxes, insurance and other property operating expenses.

We recognize fees for services provided by us once services are rendered, fees are determinable and collectibility assured.

Major Tenants

The following table summarizes the respective percentages of our rental revenue earned from our largest tenants (individually) and our five largest tenants (in aggregate):

	For the Years Ended December 31,
	2001	2000	1999
United States Government	11%	13%	16%
AT&T Local Services (1)	7%	4%	5%
Unisys	7%	8%	11%

Five largest tenants	31%	31%	39%

(1) Includes affiliated organizations and agencies.

Geographical Concentration

All of our operations are geographically concentrated in the Mid-Atlantic region of the United States.  Our properties in the Baltimore/Washington Corridor accounted for 65.9% of our total revenue from real estate operations in 2001, 61.1% in 2000 and 56.4% in 1999.

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

Derivatives

We are exposed to the effect of interest rate changes in the normal course of business.  We use interest rate swap and interest rate cap agreements to reduce the impact of such interest rate changes.  Interest rate differentials that arise under these contracts are recognized in interest expense over the life of the respective contracts.  We do not use such derivatives for trading or speculative purposes.  We also only enter into contracts with major financial institutions based upon their credit ratings and other risk factors.

In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities.”  We adopted this standard beginning January 1, 2001.  SFAS 133 establishes accounting and reporting standards for derivative financial instruments and for hedging activities.  It requires that an entity recognize all derivatives as assets or liabilities in the balance sheet at fair value with the offset to:

•

the accumulated other comprehensive loss component of shareholders’ equity (“AOCL”), net of the share attributable to minority interests, for any derivatives designated as cash flow hedges to the extent such derivatives are deemed effective;

•	other revenue or expense on our Statement of Operations for any derivatives designated as cash flow hedges to the extent such derivatives are deemed ineffective; or

•	other revenue or expense on our Statement of Operations for any derivatives designated as fair value hedges.

We use standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost and termination cost in computing the fair value of derivatives at each balance sheet date.

The following table sets forth our derivative contracts and their respective fair values (“FV”):

		,			FV at December 31,
Nature of Derivative	Notional Amount (in millions)	One-Month LIBOR base	Effective Date	Expiration Date	2001	2000
Interest rate cap	$50.0	7.70%	5/25/00	5/31/02	$—	$4
Interest rate cap	50.0	7.00%	9/13/00	10/13/01	—	1
Interest rate cap	25.0	7.00%	10/17/00	10/13/01	—	1
Interest rate swap	100.0	5.76%	1/2/01	1/2/03	(3,781)	(246)
Total					$(3,781)	$(240)

We have designated each of these derivatives as cash flow hedges.  At December 31, 2001, the interest rate swap is effective while the remaining interest rate cap is not effective.  At adoption on January 1, 2001, we reduced AOCL and minority interests in total by $246 as a cumulative effect adjustment to recognize the net fair value of our interest rate swap contract on that date.  We also recognized an unrealized loss of $263 ($174 net of minority interests’ portion) on the book value associated with these derivatives at January 1, 2001; this loss is reported as a cumulative effect of an accounting change on our Consolidated Statements of Operations.

During 2001, we reduced AOCL and minority interests in total by an additional $3,533 to recognize the decrease in the fair value of the interest rate swap during that period.  We also recognized an unrealized loss of $8 to recognize the change in the fair value of the interest rate caps; this loss is included in tenant recoveries and other revenue on the Consolidated Statements of Operations.

Over time, the unrealized loss held in AOCL and minority interests associated with our interest rate swap will be reclassified to earnings.  Within the next twelve months, we expect to reclassify to earnings an estimated $3.8 million of the balances held in AOCL and minority interests.

Prior to January 1, 2001, we amortized gains and losses on terminated interest rate swaps accounted for as hedges over the remaining lives of the related swaps and recognized any unamortized gain or loss when the underlying debt was terminated.

Minority Interests

As discussed previously, we consolidate the accounts of our Operating Partnership and its subsidiaries into our financial statements.  However, we do not own 100% of the Operating Partnership.  Our Operating Partnership also does not own 11% of one of its subsidiary partnerships.  In addition, COMI does not own 20% of one of its subsidiaries.  The amounts reported for minority interests on our Consolidated Balance Sheets represent the portion of these consolidated entities’ equity that we do not own.  The amounts reported for minority interests on our Consolidated Statements of Operations represent the portion of these consolidated entities’ net income not allocated to us.

Common Units of the Operating Partnership (“Common Units”) are substantially similar economically to our Common Shares of beneficial interest (“Common Shares”).  Common Units are also exchangeable into our Common Shares, subject to certain conditions.

Our Operating Partnership issued 974,662 Series C Preferred Units in connection with a property acquisition in December 1999.  Our Operating Partnership issued 42,000 additional Series C Preferred Units on July 1, 2000 in connection with the cancellation of ten-year detachable warrants exercisable for an additional number of Common Units.  Owners of these units are entitled to a priority annual return equal to 9% of their liquidation preference through December 20, 2009, 10.5% for the five following years and 12% thereafter.  These units are convertible, subject to certain restrictions, into Common Units on the basis of 2.381 Common Units for each Series C Preferred Unit, plus any accrued and unpaid return.  The Common Units would then be exchangeable for Common Shares, subject to certain conditions.  The Series C Preferred Units carry a liquidation preference of $25.00 per unit, plus any accrued and unpaid return, and may be redeemed for cash by the Operating Partnership at any time after the tenth anniversary of their issuance.

Our Operating Partnership issued 2,100,000 preferred units in connection with an October 1997 property acquisition (the “Initial Preferred Units”).  These units were converted into Common Units on the basis of 3.5714 Common Units for each Initial Preferred Unit in October 1999.  Prior to converting these units, owners were entitled to a priority annual return equal to 6.5% of their liquidation preference.

Earnings Per Share (“EPS”)

We present both basic and diluted EPS.  We compute basic EPS by dividing income available to common shareholders by the weighted average number of Common Shares outstanding during the year.  Our computation of diluted EPS is similar except that:

•

the denominator is increased to include the weighted average number of potential additional Common Shares that would have been outstanding if securities that are convertible into our Common Shares were converted and

•	the numerator is adjusted to add back any convertible preferred dividends and any other changes in income or loss that would result from the assumed conversion into Common Shares.

Our computation of diluted EPS does not assume conversion of securities into our Common Shares if conversion of those securities would increase our diluted EPS in a given year.  A summary of the numerator and denominator for purposes of basic and diluted EPS calculations is as follows (dollars and shares in thousands, except per share data):

Numerator:	2001	2000	1999
Net income available to Common Shareholders	$13,065	$11,332	$12,229
Add: Cumulative effect of accounting change, net	174	—	—
Add: Extraordinary item, net	141	113	862
Numerator for basic earnings per share before extraordinary item and cumulative effect of accounting change	13,380	11,445	13,091
Add: Series D Preferred Share dividends	508	—	—
Add: Minority interests — Initial Preferred Units	—	—	2,559
Numerator for diluted earnings per share before extraordinary item and cumulative effect of accounting change	13,888	11,445	15,650
Less: Extraordinary item, net	(141)	(113)	(862)
Numerator for diluted earnings per share before cumulative effect of accounting change	13,747	11,332	14,788
Less: Cumulative effect of accounting change, net	(174)	—	—
Numerator for diluted earnings per share for net income	$13,573	$11,332	$14,788
Denominator (all weighted averages):
Common Shares — basic	20,099	18,818	16,955
Assumed conversion of share options	406	164	9
Assumed conversion of Series D Preferred Shares	1,118	—	—
Assumed conversion of Common Unit warrants	—	231	—
Conversion of Initial Preferred Units	—	—	5,610
Denominator for diluted earnings per share	21,623	19,213	22,574
Basic earnings per Common Share:
Income before extraordinary item and cumulative effect of accounting change	$0.67	$0.61	$0.77
Extraordinary item	(0.01)	(0.01)	(0.05)
Cumulative effect of accounting change	(0.01)	—	—
Net income	$0.65	$0.60	$0.72
Diluted earnings per Common Share:
Income before extraordinary item and cumulative effect of accounting change	$0.64	$0.60	$0.69
Extraordinary item	—	(0.01)	(0.03)
Cumulative effect of accounting change	(0.01)	—	—
Net income	$0.63	$0.59	$0.66

Our diluted EPS computation for 2001 only assumes conversion of share options and Series D Cumulative Convertible Redeemable Preferred Shares of beneficial interest (the “Series D Preferred Shares”) because conversions of Preferred Units, Series A Convertible Preferred Shares of beneficial interest (the “Series A Preferred Shares”) and Common Units would increase diluted EPS in that year.  Our diluted EPS computation for 2000 assumes no conversions of Preferred Units or Common Units since such conversions would increase diluted EPS for that year.  Our diluted EPS computation for 1999 only assumes conversion of Initial Preferred Units because conversions of the Series A Preferred Shares, Series C Preferred Units and Common Units would increase diluted EPS for that year.

Fair Value of Financial Instruments

Our financial instruments include primarily notes receivable, mortgage and other loans payable and interest rate derivatives.  The fair values of notes receivable were not materially different from their carrying or contract values at December 31, 2001 and 2000.  See Note 8 for fair value of mortgage and other loans payable information.

Reclassification

We reclassified certain amounts from prior periods to conform to the current year presentation of our consolidated financial statements.  These reclassifications did not affect consolidated net income or shareholders’ equity.

Recent Accounting Pronouncements

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS 141”) and No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) which are effective July 1, 2001 and January 1, 2002, respectively.  SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001.  The provisions of SFAS 142 require that (1) amortization of goodwill, including goodwill recorded in past business combinations, be discontinued upon adoption of this standard and (2) goodwill be tested annually for impairment and in interim periods if certain events occur indicating that the carrying value of goodwill may be impaired.  Our unamortized goodwill at December 31, 2001 totaled $1,320.  We are currently evaluating our unamortized goodwill under the provisions of SFAS 142 to determine whether an impairment loss exists.  If we determine that an impairment loss exists at January 1, 2002, we would recognize that loss as a cumulative effect of a change in accounting principle in the first quarter of 2002; we do not expect that such an impairment loss exists.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).  SFAS 144 provides new guidance on recognition of impairment losses on long-lived assets to be held and used and broadens the definition of what constitutes a discontinued operation and how the results of discontinued operations are to be measured.  SFAS No. 144 is effective January 1, 2002.  We are currently reviewing the provisions of this standard and assessing the impact of adoption.

4. Commercial Real Estate Properties

Operating properties consist of the following:

	December 31,
	2001	2000
Land	$164,994	$140,018
Buildings and improvements	738,320	604,666
	903,314	744,684
Less: accumulated depreciation	(51,552)	(33,271)
	$851,762	$711,413

Projects we had under construction or development consist of the following:

	December 31,
	2001	2000
Land	$26,751	$19,069
Construction in progress	37,493	17,489
	$64,244	$36,558

2001 Acquisitions

We acquired the following properties during 2001:

Project Name	Location	Date of Acquisition	Number of Buildings	Total Rentable Square Feet	Initial Cost
State Farm Properties (1)	Columbia, MD	5/14/01	3	141,530	$15,502
Airport Square Partners Properties (2)	Linthicum, MD	7/2/01	5	314,594	33,858
Airport Square I	Linthicum, MD	8/3/01	1	97,161	11,479
Gateway 63 Properties	Columbia, MD	8/30/01	4	187,132	23,866
Washington Technology Park (3)	Chantilly, VA	11/30/01	1	470,406	58,968

(1)          Includes a 30,855 square foot office building undergoing redevelopment.

(2)          On March 7, 2001, we acquired a 40% interest in Airport Square Partners, LLC.  On March 21, 2001, this joint venture acquired five office buildings for $33,617.  We accounted for this investment using the equity method of accounting until July 2, 2001, when we acquired the remaining 60% interest in Airport Square Partners, LLC.  The amount reported on the table above is the recorded cost of the five office buildings upon completion of these transactions.

(3)          Includes a contiguous 17 acre land parcel for future development.

We also acquired the following properties during 2001:

•                  two parcels of land located in Oxon Hill, Maryland that are contiguous to one of our existing operating properties for $469 on July 30, 2001 from an affiliate of Constellation Real Estate, Inc. (“Constellation”).  Constellation owned 43% of our Common Shares and controlled two of the eight positions on our Board of Trustees at December 31, 2001.

•                  a parcel of land located in Linthicum, Maryland for $638 on December 19, 2001.

2001 Construction/Development

During 2001, we completed the construction of one office building totaling 78,460 square feet located in Columbia, Maryland.

As of December 31, 2001, we had construction underway on six buildings in the Baltimore/Washington Corridor, including one office building nearing completion that commenced operations in September 2001 on 78% of the building’s rentable square feet.

2001 Disposition

We sold a 65,277 square foot office building located in Cranbury, New Jersey for $11,525 on June 18, 2001.  We realized a gain of $1,618 on the sale of this property.

2000 Acquisitions

We acquired the following office properties during 2000:

Project Name	Location	Date of Acquisition	Number of Buildings	Total Rentable Square Feet	Initial Cost
7240 Parkway Drive	Hanover, MD	4/18/00	1	73,500	$7,464
9140 Route 108	Columbia, MD	12/14/00	1	150,000	7,149

We also acquired the following properties during 2000:

•                  a parcel of land located in Cranbury, New Jersey for $633 on March 20, 2000;

•                  a parcel of land located in Columbia, Maryland for $4,036 on March 29, 2000;

•                  a parcel of land located in Annapolis Junction, Maryland for $3,022 on May 26, 2000 from Constellation;

•                  a parcel of land located in Cranbury, New Jersey for $283 on June 5, 2000;

•                  a parcel of land located in Annapolis Junction, Maryland for $364 on June 30, 2000 from Constellation;

•                  a parcel of land located in Columbia, Maryland for $3,958 on September 28, 2000; and

•                  a parcel of land located in Annapolis Junction, Maryland for $3,055 on November 13, 2000 from Constellation.

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

2000 Dispositions

We sold the following properties during 2000:

Project Name	Location	Property Type (1)	Date of Sale	Total Rentable Square Feet	Sales Price
Minot Retail	Minot, ND	R	6/19/00	46,134	$2,970
Tred Avon	Easton, MD	R	11/10/00	149,191	5,800
3 Centre Drive	Cranbury, NJ	O	12/28/00	20,436	2,790

(1)          “R” indicates retail property; “O” indicates office property.

We recognized a $107 net gain on the sale of these properties in 2000.

5 Investments in and Advances to Unconsolidated Real Estate Joint Ventures

During 2000 and 2001, we acquired interests in the following newly organized joint ventures:

•                                          80% interest in Gateway 67, LLC, which is developing a parcel of land located in Columbia, Maryland, on September 28, 2000;

•                                          80% interest in MOR Montpelier LLC, which completed the construction of a 43,785 square foot office building in Columbia, Maryland, on February 1, 2001;

•                                          40% interest in Airport Square Partners, LLC, which owns five office buildings in Linthicum, Maryland, on March 7, 2001.  We acquired the remaining 60% interest in this joint venture on July 2, 2001, at which time the entity became a consolidated subsidiary (see Note 4);

•                                          80% interest in Gateway 70 LLC, which is developing a parcel of land located in Columbia, Maryland, on April 5, 2001;

•                                          40% interest in Airport Square XXII, LLC, which is developing a parcel of land located in Linthicum, Maryland, on May 3, 2001.  We acquired the remaining 60% interest in this joint venture on December 19, 2001, at which time the entity became a consolidated subsidiary;

•                                          80% interest in MOR Forbes LLC, which is constructing a 55,000 square foot office property in Lanham, Maryland, on May 18, 2001; and

•                                          20% interest in NBP 140, LLC, which is developing a parcel of land located in Annapolis Junction, Maryland, on December 27, 2001.  NBP 140, LLC acquired its land on that same day from Constellation.

Our investments in and advances to unconsolidated real estate joint ventures are accounted for using the equity method of accounting and include the following:

	December 31,
	2001		2000
Gateway 67, LLC	$3,904		$3,616
Gateway 70 LLC	2,326		—
MOR Montpelier LLC	1,008		—
MOR Forbes LLC	924		—
NBP 140, LLC	2,885	(1)	—
	$11,047		$3,616

(1)          Includes a $2,640 mortgage loan receivable carrying an interest rate of Prime through its maturity on December 27, 2002.

A two-member management committee is responsible for making major decisions (as defined) for each of these joint ventures and we control one of the management committee positions in each case.  We have additional commitments pertaining to our real estate joint ventures that are disclosed in Note 16.

6. Investments in and Advances to Other Unconsolidated Entities

From September 1998 through December 2000, the Operating Partnership owned 95% of the capital stock in COMI, including 1% of the voting common stock.  COMI provided us with asset management, managerial, financial and legal support during that time period.  On January 1, 2001, we acquired all of the stock in COMI which we did not previously own for $26 and all of COMI’s employees became our employees.  We accounted for the acquisition of COMI using the purchase method of accounting.  We also elected to have COMI treated as a taxable REIT subsidiary (“TRS”) under the REIT Modernization Act effective January 1, 2001.

COMI owns interests in the following entities:

Entity Name	Type of Service Business	Date of Acquisition	Percentage Ownership
Corporate Realty Management, LLC (“CRM”)	Real Estate Management	9/28/98	100% (1)
Corporate Development Services, LLC (“CDS”)	Construction and Development	9/28/98	100%
Martin G. Knott and Associates, LLC (“MGK”)	Heating and Air Conditioning	8/31/99	80%

(1) COMI acquired 75% of CRM on September 28, 1998.  COMI acquired the remaining 25% on July 18, 2000.

We accounted for our investment in COMI and its subsidiaries using the equity method of accounting through December 31, 2000.  Since we owned all of the voting interests in COMI and control its operations effective January 1, 2001, we began consolidating the accounts of COMI and its subsidiaries with our accounts on that date.

In 2000, we acquired a 6% interest in MediTract, LLC (“MediTract”), an entity engaged in the development of an Internet based contract imaging and management system.  We account for our investment in MediTract using the cost method of accounting.

On February 28, 2001, we acquired a 7.7% interest in Paragon Smart Technologies, LLC (“Paragon”), an entity that provides a wide range of computer consulting services to businesses.  Paragon also provides broadband Internet access and companion services to commercial real estate owners in the Baltimore/Washington Corridor.  We account for our investment in Paragon using the equity method of accounting.

Our investments in and advances to other unconsolidated entities include the following:

	December 31,
	2001	2000
MediTract	$1,621	$1,621
Paragon (1)	491	—
Service Companies (2)	—	4,503
	$2,112	$6,124

(1)          Investment includes $245 in notes receivable carrying an interest rate of 12% through their maturity on March 31, 2002.

(2)          Investment includes a $2,005 note receivable, which carried an interest rate of Prime plus 2%, and $2,001 in advances receivable.

7. Deferred Charges

Deferred charges consist of the following:

	December 31,
	2001	2000
Deferred leasing costs	$13,298	$10,800
Deferred financing costs	9,599	6,108
Deferred other	1,974	—
	24,871	16,908
Accumulated amortization	(7,987)	(4,003)
Deferred charges, net	$16,884	$12,905

8. Mortgage and Other Loans Payable

Mortgage and other loans payable consist of the following:

	December 31,
	2001	2000
Bankers Trust Company, Revolving Credit Facility, LIBOR + 1.75%, maturing March 2004	$110,000	$82,245
Teachers Insurance and Annuity Association of America, 6.89%, maturing November 2008	80,634	82,160
Teachers Insurance and Annuity Association of America, 7.72%, maturing October 2006	58,138	59,036
KeyBank National Association, LIBOR + 1.75%, maturing November 2003 (1)	36,000	—
Mutual of New York Life Insurance Company, 7.79%, maturing August 2004	26,969	27,374
Transamerica Life Insurance and Annuity Company, 7.18%, maturing August 2009	26,406	—
State Farm Life Insurance Company, 7.9%, maturing April 2008	25,743	—
KeyBank National Association, LIBOR + 1.75%, maturing September 2002	25,000	—
KeyBank National Association, LIBOR + 1.75%, maturing November 2002	25,000	—
Transamerica Occidental Life Insurance Company, 7.3%, maturing May 2008	20,996	—
Allstate Life Insurance Company, 6.93% maturing July 2008	20,840	—
Transamerica Life Insurance and Annuity Company, 8.3%, maturing October 2005	17,372	17,597
Allstate Life Insurance Company, 7.14% maturing September 2007	15,922	—
Mercantile-Safe Deposit and Trust Company, Prime rate, maturing February 2003	15,750	—
IDS Life Insurance Company, 7.9%, maturing March 2008	13,466	—
Allfirst Bank, LIBOR + 1.75%, maturing April 1, 2003 (2)	11,000	—
Bank of America, LIBOR + 1.75%, maturing December 2002.(3)	10,396	—
Teachers Insurance and Annuity Association of America, 8.35%, maturing October 2006	7,862	7,974
Provident Bank of Maryland, LIBOR + 1.75%, maturing July 2002 (4)	6,980	1,626
Allfirst Bank, LIBOR + 1.75%, maturing July 2002.(1)	6,500	4,500
Aegon USA Realty Advisors, Inc., 8.29%, maturing May 2007	5,864	6,047
Citibank Federal Savings Bank, 6.93%. maturing July 2008	4,962	—
Seller loan, 8.0%, maturing May 2007	1,527	1,527
Bankers Trust Company, Term Credit Facility, LIBOR + 1.75%, repaid October 2001	—	100,000
Prudential Securities Credit Corp., LIBOR + 1.75%, repaid June 2001	—	29,091
Allfirst Bank, LIBOR + 1.75%, repaid April 2001	—	11,993
Bank of America, LIBOR + 1.75%, repaid March 2001	—	9,978
Allfirst Bank, LIBOR + 1.75%, repaid March 2001	—	9,019
Provident Bank of Maryland, LIBOR + 1.75%, repaid June 2001	—	7,000
Allfirst Bank, LIBOR + 1.75%, repaid April 2001	—	6,350
Fleet Bank, LIBOR + 1.75%, repaid November 2001	—	4,843
Mellon Bank, yield on 5-year Treasury Securities + 2%, repaid March 2001	—	3,989
Bank of America, LIBOR + 1.75%, repaid September 2001	—	2,000
	$573,327	$474,349

(1)	May be extended for a one-year period, subject to certain conditions.
(2)	Loan with a total commitment of $12,000. Loan may be extended for a one-year period subject to certain conditions.
(3)	Construction loan with a total commitment of $15,750. Loan may be extended for a one-year period, subject to certain conditions.
(4)	Construction loan with a total commitment of $11,855. Loan may be extended for a one-year period, subject to certain conditions.

In the case of each of our mortgage and construction loans, we have pledged certain of our real estate assets as collateral.  We use the term collateralized to describe this arrangement.  As of December 31, 2001, substantially all of our real estate properties were collateralized on loan obligations.  Certain of our mortgage loans require that we comply with a number of restrictive financial covenants, including adjusted consolidated net worth, minimum property interest coverage, minimum property hedged interest coverage, minimum consolidated interest coverage, maximum consolidated unhedged floating rate debt and maximum consolidated total indebtedness.  As of December 31, 2001, we were in compliance with these financial covenants.

Our mortgage loans mature on the following schedule (excluding extension options):

2002	$79,486
2003	68,691
2004	141,992
2005	22,650
2006	66,129
Thereafter	194,379
Total	$573,327

The fair value of our mortgage and other loans payable is $584,733 at December 31, 2001 and $481,083 at December 31, 2000.

Weighted average borrowings under our secured revolving credit facility with Bankers Trust Company totaled $69,143 in 2001 and $80,344 in 2000.  The weighted average interest rate on this credit facility totaled 5.93% in 2001 and 8.33% in 2000.

Weighted average borrowings under our revolving credit facility with Prudential Securities totaled $14,118 in 2001 and $6,652 in 2000.  The weighted average interest rate on this credit facility totaled 6.84% in 2001 and 8.32% in 2000.  This credit facility expired in June 2001.

The amount available under our secured revolving credit facility with Bankers Trust Company is generally computed based on 65% of the appraised value of properties pledged as collateral for this loan.  As of December 31, 2001, the maximum amount available under this line of credit totaled $125,000, of which $15,000 was unused.

We capitalized interest costs of $5,295 in 2001, $3,889 in 2000 and $1,510 in 1999.

We had mortgage loans payable that were retired early during 2001, 2000 and 1999 using proceeds from sales of properties and refinancings.  We recognized a loss on these early debt retirements, net of minority interests, of $141 in 2001, $113 in 2000 and $862 in 1999.

9. Shareholders’ Equity

Preferred Shares

The Series A Preferred Shares are nonvoting and are convertible after two years of issuance, subject to certain conditions, into Common Shares on the basis of 1.8748 Common Shares for each Series A Preferred Share.  Holders of the Series A Preferred Shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees).  Dividends accrue from the date of issue at the annual rate of $1.375 per share, which is equal to 5.5% of the $25.00 per share liquidation preference of the shares.  On September 28, 2000, 984,307 of these shares were converted into 1,845,378 Common Shares, leaving only one remaining Series A Preferred Share.

In July 1999, we completed the sale of 1,250,000 Series B Preferred Shares of beneficial interest (the “Series B Preferred Shares”) to the public at a price of $25.00 per share.  These shares are nonvoting and are redeemable for cash at $25.00 per share at our option on or after July 15, 2004.  Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees).  Dividends accrue from the date of issue at the annual rate of $2.50 per share, which is equal to 10% of the $25.00 per share redemption price.  We contributed the net proceeds to our Operating Partnership in exchange for 1,250,000 Series B Preferred Units.  The Series B Preferred Units carry terms that are substantially the same as the Series B Preferred Shares.

In January 2001, we issued 544,000 Series D Preferred Shares to a foreign trust at a price of $22.00 per share for proceeds totaling $11,968.  These shares are nonvoting and are redeemable for cash at $25.00 per share at our option on or after January 25, 2006.  These shares are also convertible by the holder on or after January 1, 2004 into Common Shares on the basis of 2.2 Common Shares for each Series D Preferred Share.  Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees).  Dividends accrue from the date of issue at the annual rate of $1.00 per share, which is equal to 4% of the $25.00 per share redemption price.  We contributed the net proceeds to our Operating Partnership in exchange for 544,000 Series D Preferred Units.  The Series D Preferred Units carry terms that are substantially the same as the Series D Preferred Shares.

In April 2001, we completed the sale of 1,150,000 Series E Cumulative Redeemable Preferred Shares of beneficial interest (the “Series E Preferred Shares”) to the public at a price of $25.00 per share.  These shares are nonvoting and are redeemable for cash at $25 per share at our option on or after July 15, 2006.  Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees).  Dividends accrue from the date of issue at the annual rate of $2.5625 per share, which is equal to 10.25% of the $25.00 per share redemption price.  We contributed the net proceeds to our Operating Partnership in exchange for 1,150,000 Series E Preferred Units.  The Series E Preferred Units carry terms that are substantially the same as the Series E Preferred Shares.

In September 2001, we completed the sale of 1,425,000 Series F Cumulative Redeemable Preferred Shares of beneficial interest (the “Series F Preferred Shares”) to the public at a price of $25.00 per share.  These shares are nonvoting and are redeemable for cash at $25 per share at our option on or after October 15, 2006.  Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees).  Dividends accrue from the date of issue at the annual rate of $2.46875 per share, which is equal to 9.875% of the $25.00 per share redemption price.  We contributed the net proceeds to our Operating Partnership in exchange for 1,425,000 Series F Preferred Units.  The Series F Preferred Units carry terms that are substantially the same as the Series F Preferred Shares.

Common Shares

Over the three years ended December 31, 2001, Common Units in our Operating Partnership were converted into Common Shares on the basis of one Common Share for each Common Unit in the amount of 90,519 in 2001, 1,047,545 in 2000 and 372,295 in 1999.

On December 16, 1999, we issued 471,875 Common Shares subject to forfeiture restrictions to certain officers.  We issued an additional 12,500 of these shares to an officer in 2000.  The forfeiture restrictions of specified percentages of these shares lapse annually through 2004 upon the Company’s attainment of defined earnings or shareholder return growth targets.  These shares may not be sold, transferred or encumbered while the forfeiture restrictions are in place.  Forfeiture restrictions lapsed on these shares in the amount of 48,428 shares in 2001, 15,625 shares in 2000 and 8,593 shares in 1999.

In July 2001, we issued 23,000 Common Shares subject to forfeiture restrictions to an officer.  The forfeiture restrictions lapse annually through 2005 as the officer remains employed by us.  These shares may not be sold, transferred or encumbered while the forfeiture restrictions are in place.

On November 3, 1999, the Board of Trustees authorized a share repurchase program to buy up to 2,000,000 Common Shares in open market and privately negotiated purchases depending on market conditions and other factors.  We repurchased 166,600 shares under this program for $1,415 in 2000.

Over the three years ended December 31, 2001, we issued Common Shares in connection with the exercise of share options of 125,246 in 2001 and 24,467 in 2000.

A summary of the activity in the accumulated other comprehensive loss component of shareholders’ equity for 2001 follows:

Balance, December 31, 2000	$—
Cumulative effect adjustment on January 1, 2001 for unrealized loss on interest rate swap, net of minority interests	(163)
Unrealized loss on interest rate swap for year ended December 31, 2001, net of minority interests	(2,337)
Balance, December 31, 2001	$(2,500)

10. Share Options

In 1993, we adopted a share option plan for directors under which we have 75,000 Common Shares reserved for issuance.  These options become exercisable beginning on the first anniversary of their grant and expire ten years after the date of grant.

In March 1998, we adopted a share option plan for Trustees, our employees and employees of the Service Companies under which we have 4,368,625 Common Shares reserved for issuance.  Trustee options under this plan become exercisable beginning on the first anniversary of their grant.  Employees’ options under this plan generally become exercisable over a 3 to 5 year period.  Options expire ten years after the date of grant.

The following table summarizes share option transactions under the plans described above:

	Shares	Range of Exercise Price per Share	Weighted Average Exercise Price per Share
Outstanding at December 31, 1998	786,825	$ 5.25 – $12.25	$9.20
Granted – 1999	700,200	$ 7.38 – $9.25	$8.21
Forfeited – 1999	(59,050)	$ 8.00 – $9.25	$8.48
1998 Options Repriced from	(360,500)	$ 9.25	$9.25
$ 9.25 to $8.00 during 1999	360,500	$ 8.00	$8.00
Outstanding at December 31, 1999	1,427,975	$ 5.25 – $12.25	$8.46
Granted – 2000	977,425	$ 7.63 – $9.75	$8.23
Forfeited – 2000	(50,915)	$ 7.63 – $8.00	$7.95
Exercised – 2000	(24,467)	$ 5.25 – $8.00	$6.89
Outstanding at December 31, 2000	2,330,018	$ 5.25 – $12.25	$8.34
Granted – 2001	799,685	$ 9.54 – $10.58	$9.87
Forfeited – 2001	(104,874)	$ 7.63 – $10.00	$8.94
Exercised – 2001	(125,246)	$ 5.38 – $9.94	$8.00
Outstanding at December 31, 2001	2,899,583	$ 5.25 – $12.25	$8.79
Available for future grant at December 31, 2001	881,954
Exercisable at December 31, 1999	312,467	$ 5.25 – $12.25	$8.73
Exercisable at December 31, 2000	1,039,502	$ 5.25 – $12.25	$8.46
Exercisable at December 31, 2001	1,465,030	(1)	$8.64

(1) 17,500 of these options had an exercise price ranging from $5.25 to $5.63, 1,417,530 had an exercise price ranging from $6.82 to $10.58 and 30,000 had an exercise price of $12.25.

The weighted average remaining contractual life of the options at December 31, 2001 was approximately eight years.

A summary of the weighted average grant-date fair value per option granted is as follows:

	2001	2000	1999

Weighted average grant–date fair value	$1.00	$1.03	$0.75
Weighted average grant–date fair value – exercise price equals Market price on grant-date	$1.02	$1.02	$0.90
Weighted average grant–date fair value – exercise price exceeds Market price on grant-date	$0.94	$0.99	$0.46
Weighted average grant–date fair value – exercise price less than Market price on grant-date	$1.09	$1.31	$0.98

We estimated the fair values using the Black-Scholes option-pricing model using the following assumptions:

	2001	2000	1999
Risk free interest rate	4.81%	6.60%	5.57%
Expected life – years	3.6	4.58	3.85
Expected volatility	25.85%	26.04%	27.00%
Expected dividend yield	8.06%	8.17%	8.40%

We and the Service Companies recognize expenses from share options issued to employees for the following:

•                                          the amount by which the exercise price of share option grants is less than the market price of our Common Shares on the option grant date;

•                                          the share price appreciation and future vesting relating to share options that were repriced in 1999 (effective July 1, 2000);

•                                          the amount by which the exercise price of share options granted to employees of CRM and MGK were less than the market price of our Common Shares on January 1, 2001 to the extent such amount relates to remaining service periods after January 1, 2001 (effective January 1, 2001); and

•                                          the fair value of options granted from July 1, 2000 through December 31, 2000 to employees of CRM and MGK (applicable from July 1, 2000 through December 31, 2000).

Expenses from such share options are reflected in our Consolidated Statements of Operations as follows:

•                                          an increase in general and administrative expenses of $296 in 2001 and $83 in 2000; and

•                                          a decrease in our earnings from service operations of $278 in 2001 and $67 in 2000.

Except as described above, we and our Service Companies do not record compensation expense for share option grants.  The following table summarizes our operating results as if we elected to account for share options based on Statement of Financial Accounting Standards No. 123:

	2001	2000	1999
Net income (loss) available to Common Shareholders, as reported	$13,065	$11,332	$12,229
Net income (loss) available to Common Shareholders, pro forma	12,521	10,948	12,009
Earnings (loss) per Common Share, as reported	0.65	0.60	0.72
Earnings (loss) per Common Share, pro forma	0.62	0.58	0.71
Diluted earnings (loss) per Common Share, as reported	0.63	0.59	0.66
Diluted earnings (loss) per Common Share, pro forma	0.60	0.57	0.65

11. Related Party Transactions

This section includes references to our transactions with the Service Companies in 2000 and 1999.  The Service Companies became consolidated subsidiaries effective January 1, 2001.  As a result, our transactions with the Service Companies in 2001 were eliminated when we consolidated their accounts with our accounts.

Rental Income

We earned revenue on office space leased to COMI and CRM of $538 in 2000 and $420 in 1999.  We earned revenue on office space leased to Constellation of $103 in 2001, $712 in 2000 and $944 in 1999.  We earned revenue of $52 in 2000 on office space leased to a company for which one of our Trustees serves on the Board of Directors.

Interest Income

We earned interest income on notes receivable from the Service Companies of $325 in 2000 and $253 in 1999.  We also earned interest income in 1999 of $723 on notes receivable from an unconsolidated real estate joint venture.

Property Management Fees

We earned fees for property management services provided to an unconsolidated real estate joint venture of $86 in 2001.

Construction Fees

We earned construction management fees from unconsolidated real estate joint ventures of $366 in 2001.

The Service Companies earned construction management fees in 2000 of $19 from an unconsolidated real estate joint venture.  The Service Companies also earned construction management fees in 1999 of $60 from an entity owned by an officer and Trustee of ours.

Leasing Commission

We earned leasing commissions of $502 in 2000 from unconsolidated real estate joint ventures.

The Service Companies earned a leasing commission of $117 in 1999 from an entity owned by an officer and Trustee of ours.

Fees Earned from Constellation and BGE

The Service Companies earned fees from a project consulting and management agreement with Constellation of $150 in 2000 and $1,100 in 1999.  The Service Companies also earned fees and expense reimbursements of $101 in 2000 and $500 in 1999 under a property management agreement with Baltimore Gas and Electric Company (“BGE”), an affiliate of Constellation.

Acquisition Fees

We earned fees for acquisition services provided to unconsolidated real estate joint ventures of $260 in 2001 and $213 in 1999.

Consulting Fees

We earned fees for consulting services from MediTract of $75 in 2001 and $225 in 2000.

Management Costs

We had a contract with COMI under which COMI provided asset management, managerial, financial and legal support.  Under the terms of this contract, we reimbursed COMI for personnel and other overhead-related expenses.  We incurred management fees and related costs under this contract of $4,420 in 2000 and $3,072 in 1999.  We capitalized costs in connection with obtaining new tenants, extending existing tenants, obtaining new loans and acquiring real estate under construction or development of $402 in 2000 and $430 in 1999.

We had a management agreement with CRM under which CRM provided property management services to most of our properties.  Under the terms of this arrangement, CRM was entitled to a fee equal to 3% of revenue from tenant billings.  CRM was also entitled to reimbursement for direct labor and out-of-pocket costs. We incurred property management fees and related costs with CRM of $5,208 in 2000 and $3,743 in 1999.

We had a management agreement with Glacier Realty LLC (“Glacier”), a company that was partially owned by one of our former Trustees.  Under the management agreement, Glacier was responsible for the management of our retail properties for a base annual fee of $250 plus a percentage of Average Invested Assets (as defined in the management agreement).  Glacier was also entitled to fees upon our acquisition or sale of any net-leased retail real estate property, a fee that increased in the event that all or substantially all of the net-

leased retail real estate properties were sold.  The management agreement, entered into on October 14, 1997, had a term of five years.  A fee was also due in the event that the management agreement was terminated or not renewed.  We incurred fees under this agreement of $63 in 1999.  On March 19, 1999, our Operating Partnership issued 200,000 Common Units in exchange for all of the ownership interests in Glacier.  For accounting purposes, we recorded $1,487, the value of this transaction, against the gain on the sale of our retail properties in the Midwest region of the United States.

We also had a management agreement with a company for which one of our Trustees serves on the Board of Directors.  We incurred management fees and related costs under this contract of $62 in 1999.

Construction Costs

We had a contract with CDS under which CDS provided construction and development services.  Under the terms of this contract, we reimbursed CDS for these services based on actual time incurred at market rates, which approximate cost.  We incurred $1,544 in 2000 and $1,274 in 1999 under this contract, a substantial portion of which was capitalized into the cost of the related activities.

Utilities Expense

BGE provided utility services to most of our properties in the Baltimore/Washington Corridor during each of the last three years.

Common Share Grants

The Service Companies paid us $119 in 2000 and $63 in 1999 for the value of Common Shares granted to certain of its employees.

12. Operating Leases

We lease our properties to tenants under operating leases with various expiration dates extending to the year 2012. Gross minimum future rentals on noncancelable leases at December 31, 2001 are as follows:

2002	$117,613
2003	105,212
2004	91,548
2005	77,111
2006	64,179
Thereafter	150,286
Total	$605,949

13. Supplemental Information to Statements of Cash Flows

	For the Years Ended December 31,
	2001	2000	1999
Interest paid, net of capitalized interest	$34,198	$28,029	$21,258
Supplemental schedule of non-cash investing and financing activities:
Purchase of commercial real estate properties by acquiring joint venture partner interests:
Operating properties	$34,607	$—	$—
Investments in and advances to unconsolidated real estate joint ventures	(11,516)	—	—
Restricted cash	86	—	—
Deferred costs	197	—	—
Prepaid and other assets	182	—	—
Mortgage and other loans payable	(24,068)	—	—
Rents received in advance and security deposits	(176)	—	—
Cash from purchase	(688)	—	—
Acquisition of Service Companies:
Investments in and advances to other unconsolidated entities	$(4,529)	$—	$—
Restricted cash	5	—	—
Accounts receivable, net	2,005	—	—
Deferred costs, net	1,537	—	—
Prepaid and other assets	1,033	—	—
Furniture, fixtures and equipment, net	1,603	—	—
Mortgage and other loans payable	(40)	—	—
Accounts payable and accrued expenses	(2,106)	—	—
Rents received in advance and security deposits	(20)	—	—
Other liabilities	(10)	—	—
Minority interest	(46)	—	—
Cash from acquisition of Service Companies	$(568)	$—	$—
Debt repaid in connection with sales of properties	$7,000	$6,943	$20,928
Debt assumed in connection with acquisitions	$15,750	$10,679	$26,620
Increase in minority interests resulting from issuance of Preferred and Common Units in connection with property acquisitions	$3,249	$—	$28,309
Increase in minority interests resulting from issuance of Common Units in connection with Glacier transaction	$—	$—	$1,487
Note receivable balance applied to cost of property acquisition	$—	$—	$1,575
(Decrease) increase in accrued capital improvements	$(2,632)	$2,810	$1,212
Reclassification of other liabilities from projects under construction or development	$9,600	$—	$—
Decrease in fair value of derivatives applied to accumulated other comprehensive loss and minority interests	$3,778	$—	$—
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	$818	$2,460	$8,970
Dividends/distribution payable	$8,965	$7,090	$6,298
Decrease in minority interests and increase in shareholders’ equity in connection with conversion of Common Units into Common Shares	$919	$8,527	$3,141
Changes in minority interests in connection with conversion of Preferred Units into Common Units	$—	$—	$52,500
Changes in shareholders’ equity in connection with issuance of restricted Common Shares	$234	$97	$3,480

14. Information by Business Segment

We have five office property segments: Baltimore/Washington Corridor, Greater Philadelphia, Northern/Central New Jersey, Greater Harrisburg and Northern Virginia.

The table below reports segment financial information.  Our segment entitled “Other” includes nine retail properties owned during 1999 and 2000 and other assets and operations not specifically associated with the other defined segments.  We measure the performance of our segments based on total revenues less property operating expenses.  Accordingly, we do not report other expenses by segment in the table below.

	Baltimore/ Washington Corridor	Greater Philadelphia	Northern/ Central New Jersey	Greater Harrisburg	Northern Virginia	Other	Total

Year Ended December 31, 2001:
Revenues	$82,696	$10,025	$19,464	$9,677	$947	$2,737	$125,546
Property operating expenses	26,094	117	7,552	2,600	419	—	36,782
Income from operations	$56,602	$9,908	$11,912	$7,077	$528	$2,737	$88,764
Commercial real estate property expenditures	$130,106	$517	$3,825	$1,173	$58,968	$—	$194,589
Segment assets at December 31, 2001	$596,618	$105,091	$110,681	$71,106	$59,045	$41,669	$984,210

Year Ended December 31, 2000:
Revenues	$66,548	$10,025	$20,311	$9,169	$—	$2,940	$108,993
Property operating expenses	21,104	103	7,501	2,310	—	217	31,235
Income from operations	$45,444	$9,922	$12,810	$6,859	$—	$2,723	$77,758
Commercial real estate property expenditures	$66,455	$421	$10,069	$1,577	$—	$97	$78,619
Segment assets at December 31, 2000	$475,330	$106,349	$118,656	$71,210	$—	$23,292	$794,837

Year Ended December 31, 1999:
Revenues	$45,716	$10,024	$17,764	$3,716	$—	$3,892	$81,112
Property operating expenses	14,025	82	6,761	1,083	—	374	22,325
Income from operations	$31,691	$9,942	$11,003	$2,633	$—	$3,518	$58,787
Commercial real estate property expenditures	$148,577	$17	$14,364	$47,176	$—	$331	$210,465
Segment assets at December 31, 1999	$410,029	$107,516	$111,872	$70,648	$—	$20,969	$721,034

The following table reconciles our income from operations for reportable segments to income before income taxes, extraordinary item and cumulative effect of accounting change as reported in our Consolidated Statements of Operations:

	Years Ended December 31,
	2001	2000	1999

Income from operations for reportable segments	$88,764	$77,758	$58,787
Equity in income of unconsolidated real estate joint ventures	208	—	—
(Losses) earnings from service operations	(782)	(310)	198
Add: Gain on sales of properties	1,618	107	1,140
Less:
Interest	(32,773)	(30,454)	(21,808)
Depreciation and other amortization	(20,976)	(16,977)	(12,075)
General and administrative	(5,289)	(4,867)	(3,204)
Amortization of deferred financing costs	(1,818)	(1,382)	(975)
Minority interests	(8,984)	(8,628)	(6,118)
Income before income taxes extraordinary item and cumulative effect of accounting change	$19,968	$15,247	$15,945

We did not allocate gain on sales of rental properties, interest expense, amortization of deferred financing costs and depreciation and other amortization to segments since they are not included in the measure of segment profit reviewed by management.  We also did not allocate equity in income of unconsolidated real estate joint ventures, earnings (losses) from service operations, general and administrative and minority interests since these items represent general corporate expenses not attributable to segments.

15. Income Taxes

Corporate Office Properties Trust elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code.  To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our adjusted taxable income to our shareholders.  As a REIT, we generally will not be subject to Federal income tax if we distribute at least 100% of our REIT taxable income to our shareholders and satisfy certain other requirements (see discussion below).  If we fail to qualify as a REIT in any tax year, we will be subject to Federal income tax on our taxable income at regular corporate rates and may not be able to qualify as a REIT for four subsequent tax years.

For Federal income tax purposes, dividends to shareholders may be characterized as ordinary income, capital gains or return of capital (which is generally non-taxable).  The characterization of dividends declared during each of the last three years was as follows (unaudited):

	2001	2000	1999
Ordinary income	83.9%	71.0%	79.3%
Return of capital	16.1%	29.0%	—
Long term capital gain	—	—	20.7%

We distributed all of our REIT taxable income in 1999, 2000 and 2001 and, as a result, did not incur Federal income tax in those years on such income.

In December 1999, legislation containing the REIT Modernization Act was signed into law.  This law was effective January 1, 2001 and included the following changes:

•                                          REITs are now allowed to own up to 100% investments in the stock of a TRS, subject to certain restrictions relating to the size of such investments.  TRSs can provide services to REIT tenants and others without adversely impacting the income requirements to which REITs are subject;

•                                          REITs are no longer able to enter into new arrangements to own more than 10% of the vote or value of the securities in a non-REIT C corporation unless such C corporation elects to be treated as a TRS; and

• the percentage of REIT taxable income that REITs are required to distribute to shareholders was reduced from 95% to 90%.

On January 1, 2001, we acquired all of the stock in COMI which we did not previously own.  We also elected to have COMI treated as a TRS effective January 1, 2001.  COMI is subject to Federal and state income taxes.  COMI had losses before income taxes under generally accepted accounting principles of $1,106 in 2001; COMI earned an income tax benefit of $409 on these losses in 2001.  COMI’s income tax benefit for 2001 consisted of the following:

Current
Federal	$202
State	37
239
Deferred
Federal	140
State	30
170
Total	$409

A reconciliation of COMI’s Federal statutory rate of 35% to the effective tax rate for income tax reported on our Statements of Operations for 2001 is set forth below:

Income taxes at U.S. statutory rate	35.0%
State and local, net of U.S. Federal tax benefit	4.4%
Other	(2.4)%
Effective tax rate	37.0%

Items contributing to temporary differences that lead to deferred taxes include depreciation and amortization, certain accrued compensation, compensation made in the form of contributions to a deferred nonqualified compensation plan and expenses associated with share options.

We are subject to certain state and local income and franchise taxes.  The expense associated with these state and local taxes is included in general and administrative expense on our Consolidated Statements of Operations.  We did not separately state these amounts on our Consolidated Statements of Operations because they are insignificant.

16. Commitments and Contingencies

In the normal course of business, we are involved in legal actions arising from our ownership and administration of properties.  In management’s opinion, any liabilities that may result are not expected to have a materially adverse effect on our financial position, operations or liquidity. We are subject to various Federal, state and local environmental regulations related to our property ownership and operation.  We have performed environmental assessments of our properties, the results of which have not revealed any environmental liability that we believe would have a materially adverse effect on our financial position, operations or liquidity.

In the event that the costs to complete construction of two buildings owned by joint ventures exceed amounts funded by member investments previously made and existing constructions loans, we will be responsible for making additional investments in these joint ventures of up to $8,600.

We may need to make our share of additional investments in our real estate joint ventures (generally based on our percentage ownership) in the event that additional funds are needed.  In the event that the other members of these joint ventures do not pay their share of investments when additional funds are needed, we may then need to make even larger investments in these joint ventures.

As of December 31, 2001, we served as guarantor for the repayment of mortgage loans totaling $27,107 for certain of our unconsolidated real estate joint ventures.

In four of our joint ventures, we would be obligated to acquire the 20% membership interests of those joint ventures not owned by us in the event that all of the following were to occur:

(1)                                  an 18-month period passes from the date that 85% of the square feet in the joint ventures’ respective buildings become occupied (the “18-month period”);

(2)                                  at the end of the 18-month period, the joint ventures’ respective buildings are 90% leased and occupied by tenants who are not in default under their leases; and

(3)                                  six months passes from the end of the 18-month period and either the buildings are not sold or we have not acquired the other members’ interests.

The amount we would need to pay for those membership interests is computed based on the amount that the owners of those interests would receive under the joint venture agreements in the event that the buildings were sold for a capitalized fair value (as defined in the agreements) on a defined date.  At December 31, 2001, one of the buildings in these joint ventures had exceeded 85% occupancy for eight months.

As of December 31, 2001, we are under contract to sell our property located at 8815 Centre Park Drive in Columbia, Maryland for $7,300.

Office Leases

We are obligated under four operating leases for office space.  The monthly rent under one of these leases is subject to an annual increase based on the Consumer Price Index.  Future minimum rental payments due under the terms of these leases are as follows:

2002	$305
2003	246
2004	97
2005	67
$715

17. Quarterly data (Unaudited)

	Year Ended December 31, 2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenues	$30,741	$30,047	$33,627	$34,995
Income before minority interests, income taxes, extraordinary item and cumulative effect of accounting change	$6,013	$7,622	$7,420	$7,897
Minority interests	(2,124)	(2,446)	(2,279)	(2,135)
Income tax benefit (expense), net	81	(29)	81	136
Income before extraordinary item and cumulative effect of accounting change	3,970	5,147	5,222	5,898
Extraordinary item, net	(70)	(66)	—	(5)
Cumulative effect of accounting change, net	(174)	—	—	—
Net income	3,726	5,081	5,222	5,893
Preferred Share dividends	(881)	(1,613)	(1,830)	(2,533)
Net income available to Common Shareholders	$2,845	$3,468	$3,392	$3,360
Basic earnings per share:
Income before extraordinary item and cumulative effect of accounting change	$0.15	$0.18	$0.17	$0.17
Net income	$0.14	$0.17	$0.17	$0.17
Diluted earnings per share:
Income before extraordinary item and cumulative effect of accounting change	$0.15	$0.17	$0.16	$0.16
Net income	$0.14	$0.17	$0.16	$0.16
Weighted average Common Shares-basic	19,982	20,077	20,141	20,186
Weighted average Common Shares-diluted	21,133	21,608	21,819	21,973

	Year Ended December 31, 2000
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$25,861	$26,417	$28,039	$28,676
Income before minority interests and extraordinary item	$5,839	$5,807	$6,065	$6,164
Minority interests	(2,189)	(2,069)	(2,310)	(2,076)
Income before extraordinary item	3,650	3,738	3,755	4,088
Extraordinary item	—	(26)	(70)	(1)
Net income	3,650	3,712	3,685	4,087
Preferred Share dividends	(1,120)	(1,119)	(781)	(782)
Net income available to Common Shareholders	$2,530	$2,593	$2,904	$3,305
Basic earnings per share:
Income before extraordinary item	$0.15	$0.15	$0.15	$0.17
Net income	$0.15	$0.14	$0.15	$0.17
Diluted earnings per share:
Income before extraordinary item	$0.14	$0.14	$0.15	$0.16
Net income	$0.14	$0.14	$0.14	$0.16
Weighted average Common Shares-basic	17,352	18,014	19,934	19,947
Weighted average Common Shares-diluted	17,878	18,671	20,173	29,611

18. Pro Forma Financial Information (Unaudited)

We accounted for our 2000 and 2001 acquisitions using the purchase method of accounting.  We included the results of operations for the acquisitions in our Consolidated Statements of Operations from their respective purchase dates through December 31, 2001.

We prepared our pro forma condensed consolidated financial information presented below as if all of our 2000 and 2001 acquisitions and dispositions had occurred on January 1, 2000.  The pro forma financial information is unaudited and is not necessarily indicative of the results which actually would have occurred if these acquisitions and dispositions had occurred on January 1, 2000, nor does it intend to indicate our results of operations for future periods.

	Years Ended December 31,
	2001	2000
	(Unaudited)	(Unaudited)
Pro forma total revenues	$144,419	$129,512
Pro forma net income available to Common Shareholders	$13,228	$10,491
Pro forma earnings per Common Share
Basic	$0.66	$0.56
Diluted	$0.64	$0.55

19. Subsequent Event

In March 2002, we completed the sale of 10,961,000 of our Common Shares to the public at a price of $12.04 per share; Constellation was the owner of 8,876,172 of these shares and 2,084,828 of these shares were new issues.  With the completion of this transaction, Constellation is no longer a shareholder.  We contributed the net proceeds from the newly-issued shares to our Operating Partnership in exchange for 2,084,828 Common Units.

Report of Independent Accountants

To the Board of Trustees and Shareholders of

Corporate Office Properties Trust

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Corporate Office Properties Trust and its subsidiaries (the “Company”) at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Baltimore, Maryland

January 25, 2002 (except with respect to the matters discussed in Note 19, as to which the date is March 5, 2002)

Market for Registrant’s Common Equity and Related Shareholder Matters

Our Common Shares trade on the NYSE under the symbol “OFC.”  The table below shows the range of the high and low sale prices for our Common Shares as reported on the NYSE, as well as the quarterly Common Share dividends per share declared.

	Price Range
2001	Low	High	Dividends Per Share
First Quarter	$9.03	$9.98	$0.20
Second Quarter	9.36	10.60	0.20
Third Quarter	9.86	11.50	0.21
Fourth Quarter	10.75	12.71	0.21
2000	Low	High	Dividends Per Share
First Quarter	$7.5000	$8.3750	$0.19
Second Quarter	8.0000	9.2500	0.19
Third Quarter	8.7500	10.1250	0.20
Fourth Quarter	8.9375	10.0000	0.20

The number of holders of record of our shares was 236 as of December 31, 2001.  This number does not include shareholders whose shares are held of record by a brokerage house or clearing agency, but does include any such brokerage house or clearing agency as one record holder.

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