Form 10-K, Exhibit 13
period 2001-12-31
CORPORATE OFFICE PROPERTIES TRUST
filed 2002-03-22
CIK 860546

                        CORPORATE OFFICE PROPERTIES TRUST
            SCHEDULE III - REAL ESTATE DEPRECIATION AND AMORTIZATION
                                DECEMBER 31, 2001
                             (DOLLARS IN THOUSANDS)

                                                                                                             INITIAL COST
                                                                                                   --------------------------------
                                                                                                                  BUILDING AND LAND
         PROPERTY                    LOCATION             BUILDING TYPE        ENCUMBRANCES           LAND           IMPROVEMENTS
-------------------------------   ----------------------- -------------------- ------------------- -------------  -----------------
751, 753 760, 785 Jolly Road      Blue Bell, PA               Office              56,047              22,872             88,387
15000 Conference Center Drive     Chantilly, VA               Office              25,000               9,451             49,517
2730 Hercules Road                Annapolis Junction, MD      Office              25,593               7,897             31,589
695 Route 46                      Fairfield, NJ               Office               9,070               3,732             14,927
431 Ridge Road                    Dayton, NJ                  Office              11,982               2,782             11,128
7200 Riverwood Drive              Columbia, MD                Office               8,605               4,085             16,342
6009 - 6011 Oxon Hill Road        Oxon Hill, MD               Office               9,302               3,432             13,728
6731 Columbia Gtwy Drive          Columbia, MD                Office              10,396               3,948             14,286
9690 Deereco Road                 Timonium, MD                Office               8,186               3,426             13,705
6950 Columbia Gateway Drive       Columbia, MD                Office              11,570               3,593             14,258
2721 Technology Drive             Annapolis Junction, MD      Office              13,740               2,947             14,615
132 National Business Parkway     Annapolis Junction, MD      Office              12,004               2,917             12,426
429 Ridge Road                    Dayton, NJ                  Office              12,617               2,930             11,719
1306 Concourse Drive              Linthicum, MD               Office              10,181               2,794             11,177
6940 Columbia Gateway Drive       Columbia, MD                Office               9,476               3,544              9,912
6750 Alexander Bell Drive         Columbia, MD                Office               9,084               1,263             12,287
375 W. Padonia Road               Timonium, MD                Office               5,628               2,600             10,401
133 National Business Parkway     Annapolis Junction, MD      Office               8,151               2,515             10,060
1304 Concourse Drive              Linthicum, MD               Office               6,980               1,999             10,393
135 National Business Parkway     Annapolis Junction, MD      Office               7,923               2,482              9,742
141 National Business Parkway     Annapolis Junction, MD      Office               7,764               2,396              9,583
710 Route 46                      Fairfield, NJ               Office               5,864               2,152              8,610
870 - 880 Elkridge Landing Road   Linthicum, MD               Office               8,613               2,298              9,191
1615 and 1629 Thames Street       Baltimore, MD               Office               5,767               2,079              8,316
134 National Business Parkway     Annapolis Junction, MD      Office               7,896               3,684              7,528
920 Elkridge Landing Road         Linthicum, MD               Office               8,230               2,200              8,778
1302 Concourse Drive              Linthicum, MD               Office               7,567               2,077              8,307
2605 Interstate Drive             Harrisburg, PA              Office               4,419               2,089              8,355
900 Elkridge Landing Road         Linthicum, MD               Office               7,289               1,992              7,967
131 National Business Parkway     Annapolis Junction, MD      Office               6,172               1,904              7,617
2601 Market Place                 Harrisburg, PA              Office               4,079               1,928              7,713
68 Culver Road                    Dayton, NJ                  Office               8,315                 861              8,793
999 Corporate Boulevard           Linthicum, MD               Office               7,862               1,187              8,333
7067 Columbia Gateway Drive       Columbia, MD                Office               6,054               1,829              7,364
6700 Alexander Bell Drive         Columbia, MD                Office               5,748               1,755              7,019
7467 Ridge Road                   Hanover, MD                 Office               5,982               1,628              6,511
1199 Winterson Road               Linthicum, MD               Office               5,848               1,598              6,392
6740 Alexander Bell Drive         Columbia, MD                Office               4,769               1,423              5,691
14502 Greenview Drive             Laurel, MD                  Office               4,780               1,481              5,894
7240 Parkway Drive                Hanover, MD                 Office               3,721               1,495              5,980
849 International Drive           Linthicum, MD               Office               4,959               1,355              5,422
14504 Greenview Drive             Laurel, MD                  Office               4,628               1,428              5,712
1099 Winterson Road               Linthicum, MD               Office               4,840               1,322              5,290
1190 Winterson Road               Linthicum, MD               Office               4,884               1,334              5,337
6716 Alexander Bell Drive         Columbia, MD                Office               4,161               1,241              4,965
9140 Route 108                    Columbia, MD                Office               6,500               1,637              5,520
911 Elkridge Landing Road         Linthicum, MD               Office               4,445               1,215              4,858
6345 Flank Drive                  Harrisburg, PA              Office               4,431               1,323              5,264
104 Interchange Plaza             Cranbury, NJ                Office               4,610               1,327              5,309
8815 Centre Park Drive            Columbia, MD                Office               4,053               1,251              5,003
1201 Winterson Road               Linthicum, MD               Office               4,713               1,288              5,151
2711 Technology Drive             Annapolis Junction, MD      Office                 (4)               3,055              3,362
4301 Route 1                      Monmouth Junction, NJ       Office               3,674               1,210              4,839
6340 Flank Drive                  Harrisburg, PA              Office               4,266               1,273              5,067
101 Interchange Plaza             Cranbury, NJ                Office               4,043               1,158              4,661
891 Elkridge Landing Road         Linthicum, MD               Office               4,488               1,233              4,926
2701 Technology Drive             Annapolis Junction, MD      Office                 (4)               3,084              3,070
938 Elkridge Landing Road         Linthicum, MD               Office               4,476               1,195              4,775
901 Elkridge Landing Road         Linthicum, MD               Office               4,169               1,148              4,574


                                     COSTS CAPITALIZED    GROSS AMOUNTS
                                       SUBSEQUENT TO     CARRIED AT CLOSE     ACCUMULATED   YEAR BUILT                DEPRECIATION
              PROPERTY                  ACQUISITION         OF PERIOD        DEPRECIATION  OR RENOVATED DATE ACQUIRED     LIFE
------------------------------------ ------------------ -------------------  ------------ ------------- ------------- --------------
751, 753 760, 785 Jolly Road                    99            111,358           (9,321)     1966/1996     10/14/1997     40 Years
15000 Conference Center Drive                    -             58,968             (111)       1989        11/30/2001     40 Years
2730 Hercules Road                               1             39,487           (2,566)       1990        9/28/1998      40 Years
695 Route 46                                 3,234             21,893           (1,969)       1990        5/28/1998      40 Years
431 Ridge Road                               6,936             20,846           (1,893)     1958/1998     10/14/1997     40 Years
7200 Riverwood Drive                            35             20,462           (1,308)       1986        10/13/1998     40 Years
6009 - 6011 Oxon Hill Road                   1,094             18,254           (1,487)       1990        9/28/1998      40 Years
6731 Columbia Gtwy Drive                         -             18,234                 -        (1)        3/29/2000         N/A
9690 Deereco Road                              901             18,032             (850)       1988        12/21/1999     40 Years
6950 Columbia Gateway Drive                     29             17,880           (1,133)       1998        10/21/1998     40 Years
2721 Technology Drive                            1             17,563             (397)       2000        10/21/1999     40 Years
132 National Business Parkway                   19             15,362             (514)       2000        5/28/1999      40 Years
429 Ridge Road                                 356             15,005           (1,283)     1966/1996     10/14/1997     40 Years
1306 Concourse Drive                           402             14,373             (643)       1990        11/18/1999     40 Years
6940 Columbia Gateway Drive                    107             13,563             (570)       1999        11/13/1998     40 Years
6750 Alexander Bell Drive                        5             13,555             (289)       2000        12/31/1998     40 Years
375 W. Padonia Road                             48             13,049             (521)       1986        12/21/1999     40 Years
133 National Business Parkway                  234             12,809             (941)       1997        9/28/1998      40 Years
1304 Concourse Drive                             -             12,392                 -        (1)        11/18/1999        N/A
135 National Business Parkway                   66             12,290             (760)       1998        12/30/1998     40 Years
141 National Business Parkway                  236             12,215             (830)       1990        9/28/1998      40 Years
710 Route 46                                 1,021             11,783             (904)       1985        5/28/1998      40 Years
870 - 880 Elkridge Landing Road                 42             11,531              (96)       1981         8/3/2001      40 Years
1615 and 1629 Thames Street                  1,041             11,436             (850)       1989        9/28/1998      40 Years
134 National Business Parkway                   11             11,223             (490)       1999        11/13/1998     40 Years
920 Elkridge Landing Road                       74             11,052             (109)       1982         7/2/2001      40 Years
1302 Concourse Drive                           471             10,855             (572)       1996        11/18/1999     40 Years
2605 Interstate Drive                          222             10,666             (939)       1990        10/14/1997     40 Years
900 Elkridge Landing Road                      402             10,361             (844)       1982        4/30/1998      40 Years
131 National Business Parkway                  525             10,046             (756)       1990        9/28/1998      40 Years
2601 Market Place                              282              9,923             (845)       1989        10/14/1997     40 Years
68 Culver Road                                   4              9,658             (289)       2000         7/9/1999      40 Years
999 Corporate Boulevard                          4              9,524             (325)       2000         8/1/1999      40 Years
7067 Columbia Gateway Drive                      -              9,193              (61)       2001        8/30/2001      40 Years
6700 Alexander Bell Drive                      211              8,985             (114)       1988        5/14/2001      40 Years
7467 Ridge Road                                384              8,523             (600)       1990        4/28/1999      40 Years
1199 Winterson Road                            154              8,144             (601)       1988        4/30/1998      40 Years
6740 Alexander Bell Drive                      830              7,944             (646)       1992        12/31/1998     40 Years
14502 Greenview Drive                          465              7,840             (624)       1988        9/28/1998      40 Years
7240 Parkway Drive                             345              7,820             (271)       1985        4/18/2000      40 Years
849 International Drive                        668              7,445             (496)       1988        2/23/1999      40 Years
14504 Greenview Drive                          264              7,404             (550)       1985        9/28/1998      40 Years
1099 Winterson Road                            712              7,324             (615)       1988        4/30/1998      40 Years
1190 Winterson Road                            642              7,313             (573)       1987        4/30/1998      40 Years
6716 Alexander Bell Drive                      988              7,194             (554)       1990        12/31/1998     40 Years
9140 Route 108                                  34              7,191             (139)     1974/1985     12/14/2000     40 Years
911 Elkridge Landing Road                      817              6,890             (628)       1985         4/30/98       40 Years
6345 Flank Drive                               134              6,721             (330)       1989        12/3/1999      40 Years
104 Interchange Plaza                           41              6,677             (423)       1990        10/30/1998     40 Years
8815 Centre Park Drive                         252              6,506             (506)       1987        9/28/1998      40 Years
1201 Winterson Road                             21              6,460             (475)       1985        4/30/1998      40 Years
2711 Technology Drive                            -              6,417                 -        (1)        11/13/2000        N/A
4301 Route 1                                   363              6,412             (516)       1986        6/24/1999      40 Years
6340 Flank Drive                                50              6,390             (266)       1988        12/3/1999      40 Years
101 Interchange Plaza                          533              6,352             (498)       1985        10/30/1998     40 Years
891 Elkridge Landing Road                       90              6,249              (62)       1984         7/2/2001      40 Years
2701 Technology Drive                            -              6,154              (83)       2001        5/26/2000      40 Years
938 Elkridge Landing Road                       31              6,001              (60)       1984         7/2/2001      40 Years
901 Elkridge Landing Road                      252              5,974              (65)       1984         7/2/2001      40 Years


                                                                                                             INITIAL COST
                                                                                                   --------------------------------
                                                                                                                  BUILDING AND LAND
         PROPERTY                    LOCATION             BUILDING TYPE        ENCUMBRANCES           LAND           IMPROVEMENTS
-------------------------------   ----------------------- -------------------- ------------------- -------------  -----------------
6711 Columbia Gateway Drive       Columbia, MD                Office                   -               3,970              1,729
5035 Ritter Road                  Harrisburg, PA              Office               3,736               1,115              4,438
6400 Flank Drive                  Harrisburg, PA              Office               3,659               1,092              4,347
881 Elkridge Landing Road         Linthicum, MD               Office               3,783               1,034              4,135
7065 Columbia Gateway Drive       Columbia, MD                Office               3,561               1,081              4,326
939 Elkridge Landing Road         Linthicum, MD               Office               3,434                 938              3,754
921 Elkridge Landing Road         Linthicum, MD               Office               3,818               1,043              4,174
900 International Drive           Linthicum, MD               Office               3,705               1,013              4,051
7063 Columbia Gateway Drive       Columbia, MD                Office               3,411               1,036              4,144
930 International Drive           Linthicum, MD               Office               3,586                 980              3,920
7321 Parkway Drive                Hanover, MD                 Office               3,452                 939              3,757
7318 Parkway Drive                Hanover, MD                 Office               3,569                 971              3,885
940 Elkridge Landing Road         Linthicum, MD               Office               3,681                 986              3,924
6360 Flank Drive                  Harrisburg, PA              Office               3,049                 910              3,622
6760 Alexander Bell Drive         Columbia, MD                Office               2,982                 889              3,558
1340 Ashton Road                  Hanover, MD                 Office               3,323                 904              3,617
6708 Alexander Bell Drive         Columbia, MD                Office               2,938                 897              3,588
7061 Columbia Gateway Drive       Columbia, MD                Office               2,725                 827              3,310
6385 Flank Drive                  Harrisburg, PA              Office               1,715                 811              3,242
800 International Drive           Linthicum, MD               Office               2,834                 774              3,097
1334 Ashton Road                  Hanover, MD                 Office               2,704                 736              2,943
47 Commerce                       Cranbury, NJ                Office               2,624                 756              3,022
437 Ridge Road                    Dayton, NJ                  Office               3,086                 717              2,866
6724 Alexander Bell Drive         Columbia, MD                Office               2,313                 449              3,082
6405 Flank Drive                  Harrisburg, PA              Office               2,195                 655              2,608
5070 Ritter Road- Bldg A          Harrisburg, PA              Office               1,952                 583              2,318
6380 Flank Drive                  Harrisburg, PA              Office               1,973                 589              2,344
1331 Ashton Road                  Hanover, MD                 Office               2,154                 586              2,345
5070 Ritter Road- Bldg B          Harrisburg, PA              Office               1,708                 510              2,028
7 Centre Drive                    Cranbury, NJ                Office               1,631                 470              1,879
2 Centre Drive                    Cranbury, NJ                Office               1,667                 480              1,919
114 National Business Parkway     Annapolis Junction, MD      Retail                   -                 364              2,030
95 Shannon Road                   Harrisburg, PA              Office               1,000                 472              1,891
75 Shannon Road                   Harrisburg, PA              Office                 951                 450              1,799
8 Centre Drive                    Cranbury, NJ                Office               1,348                 388              1,552
1350 Dorsey Road                  Hanover, MD                 Office               1,444                 393              1,571
1344 Ashton Road                  Hanover, MD                 Office               1,304                 355              1,420
6375 Flank Drive                  Harrisburg, PA              Office                 715                 191              1,499
1341 Ashton Road                  Hanover, MD                 Office               1,123                 306              1,222
85 Shannon Road                   Harrisburg, PA              Office                 586                 277              1,109
102 Interchange                   Cranbury, NJ                Office                   -                 641                467
1343 Ashton Road                  Hanover, MD                 Office                 710                 193                773
Commerce 2 Building               Harrisburg, PA              Office                   -                   -                768
1337 Ashton Road                  Hanover, MD                 Office                   -                 400                283
Airport Square XXII               Linthicum, MD               Office                   -                 630                  7
6013&6007 Oxon Hill Road          Laurel, MD                  Office                   -                 457                 12
1338 Ashton Road                  Hanover, MD                 Office                  37                  50                  -
220 National Business Parkway     Annapolis Junction, MD      Office                   -                   -                 23

                                                                               ----------           ----------         ---------
                                                                                $571,800            $191,650           $746,043
                                                                               ==========           ==========         =========


                                     COSTS CAPITALIZED    GROSS AMOUNTS
                                       SUBSEQUENT TO     CARRIED AT CLOSE     ACCUMULATED   YEAR BUILT                DEPRECIATION
              PROPERTY                  ACQUISITION         OF PERIOD        DEPRECIATION  OR RENOVATED DATE ACQUIRED     LIFE
------------------------------------ ------------------ -------------------  ------------ ------------- ------------- --------------
6711 Columbia Gateway Drive                      -              5,699                 -        (1)        9/28/2000         N/A
5035 Ritter Road                                16              5,569             (233)       1988        12/3/1999      40 Years
6400 Flank Drive                                25              5,464             (228)       1992        12/3/1999      40 Years
881 Elkridge Landing Road                      249              5,418             (394)       1986        4/30/1998      40 Years
7065 Columbia Gateway Drive                      -              5,407              (36)       2000        8/30/2001      40 Years
939 Elkridge Landing Road                      623              5,315             (405)       1983        4/30/1998      40 Years
921 Elkridge Landing Road                       60              5,277             (385)       1983        4/30/1998      40 Years
900 International Drive                        185              5,249             (382)       1986        4/30/1998      40 Years
7063 Columbia Gateway Drive                      -              5,180              (34)       2000        8/30/2001      40 Years
930 International Drive                        211              5,111             (366)       1986        4/30/1998      40 Years
7321 Parkway Drive                             355              5,051             (335)       1984        4/16/1999      40 Years
7318 Parkway Drive                              91              4,947             (273)       1984        4/16/1999      40 Years
940 Elkridge Landing Road                       29              4,939              (49)       1984         7/2/2001      40 Years
6360 Flank Drive                               199              4,731             (223)       1988        12/3/1999      40 Years
6760 Alexander Bell Drive                      228              4,675             (277)       1991        12/31/1998     40 Years
1340 Ashton Road                                 1              4,522             (241)       1989        4/28/1999      40 Years
6708 Alexander Bell Drive                        2              4,487              (52)       1988        5/14/2001      40 Years
7061 Columbia Gateway Drive                      -              4,137              (28)       2000        8/30/2001      40 Years
6385 Flank Drive                                10              4,063             (347)       1995        10/14/1997     40 Years
800 International Drive                         74              3,945             (302)       1988        4/30/1998      40 Years
1334 Ashton Road                               101              3,780             (228)       1989        4/28/1999      40 Years
47 Commerce                                      1              3,779             (239)     1992/1998     10/30/1998     40 Years
437 Ridge Road                                  28              3,611             (307)     1962/1996     10/14/1997     40 Years
6724 Alexander Bell Drive                        -              3,531                 -        (1)        5/14/2001         N/A
6405 Flank Drive                                 6              3,269             (136)       1991        12/3/1999      40 Years
5070 Ritter Road- Bldg A                       211              3,112             (187)       1989        12/3/1999      40 Years
6380 Flank Drive                                58              2,991             (127)       1991        12/3/1999      40 Years
1331 Ashton Road                                 -              2,931             (156)       1989        4/28/1999      40 Years
5070 Ritter Road- Bldg B                        43              2,581             (115)       1989        12/3/1999      40 Years
7 Centre Drive                                  87              2,436             (200)       1989        10/30/1998     40 Years
2 Centre Drive                                   -              2,399             (151)       1989        10/30/1998     40 Years
114 National Business Parkway                    -              2,394                 -        (1)        6/30/2000         N/A
95 Shannon Road                                  3              2,366             (114)       1995        8/12/1999      40 Years
75 Shannon Road                                107              2,356             (124)       1995        8/12/1999      40 Years
8 Centre Drive                                 256              2,196             (229)       1986        10/30/1998     40 Years
1350 Dorsey Road                               200              2,164             (123)       1989        4/28/1999      40 Years
1344 Ashton Road                                90              1,865              (98)       1989        4/28/1999      40 Years
6375 Flank Drive                                37              1,727              (41)       2000        11/4/1999      40 Years
1341 Ashton Road                                79              1,607             (107)       1989        4/28/1999      40 Years
85 Shannon Road                                  3              1,389              (67)       1995        8/12/1999      40 Years
102 Interchange                                  -              1,108                 -        (1)           (3)            N/A
1343 Ashton Road                                 1                967              (52)       1989        4/28/1999      40 Years
Commerce 2 Building                              -                768                 -        (1)           (3)            N/A
1337 Ashton Road                                 -                683                 -        (2)        4/28/1999         N/A
Airport Square XXII                              -                637                 -        (2)        12/19/2001        N/A
6013&6007 Oxon Hill Road                         -                469                 -        (2)        7/30/2001         N/A
1338 Ashton Road                                12                 62                 -        (2)        4/28/1999         N/A
220 National Business Parkway                    -                 23                 -        (1)           (3)            N/A

                                          ---------         ----------       -----------
                                           $29,863           $967,558         $(51,552)
                                          =========         ==========       ===========



(1) Under construction or development at December 31, 2001.
(2) Held for future development at December 31, 2001.
(3) Development in progress in anticipation of acquisition
(4) Encumbrances for property resides in joint venture.

The following table summarizes our changes in cost of properties (in thousands):

             Balance at December 31, 2000                                  $ 781,242
             Property acquisitions                                           144,780
             Building and land improvements                                   49,809
             Sales                                                            (8,273)
                                                                      ---------------
             Balance at December 31, 2001                                  $ 967,558
                                                                      ===============

The following table summarizes our changes in accumulated depreciation (in thousands):

             Balance at December 31, 2000                                   $ 33,271
             Depreciation expense                                             18,697
             Sales                                                              (416)
                                                                      ---------------
             Balance at December 31, 2001                                   $ 51,552
                                                                      ===============