Form 10-K, Exhibit 13
period 2002-12-31
CORPORATE OFFICE PROPERTIES TRUST
filed 2003-03-27
CIK 860546

Exhibit 13.1

Selected Financial Data

The following table contains summary financial data as of and for each of the years ended December 31, 1998 through 2002.  Since this information is only a summary, you should refer to our Consolidated Financial Statements and notes thereto and the section of this report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Corporate Office Properties Trust
(Dollar and share information in thousands, except ratios and per share data)

	2002	2001	2000	1999	1998
Real Estate Operations:
Revenues
Rental revenue	$132,079	$107,166	$89,946	$66,747	$34,764
Tenant recoveries and other revenue	15,916	14,489	15,196	10,733	4,508
Revenue from real estate operations	147,995	121,655	105,142	77,480	39,272
Expenses
Property operating	43,929	35,413	30,162	21,187	9,377
Interest	39,067	32,289	29,786	21,190	11,994
Amortization of deferred financing costs	2,189	1,818	1,382	975	423
Depreciation and other amortization	28,517	20,405	16,513	11,646	6,194
Reformation costs(1)	—	—	—	—	637
Expenses from real estate operations	113,702	89,925	77,843	54,998	28,625
Earnings from real estate operations before equity in income of unconsolidated real estate joint ventures	34,293	31,730	27,299	22,482	10,647
Equity in income of unconsolidated real estate joint ventures	169	208	—	—	—
Earnings from real estate operations	34,462	31,938	27,299	22,482	10,647
(Losses) earnings from service operations	(875)	(782)	(310)	198	139
General and administrative expenses	(6,697)	(5,289)	(4,867)	(3,204)	(1,890)
Income before gain on sales of real estate, minority interests, income taxes, discontinued operations, extraordinary item and cumulative effect of accounting change	26,890	25,867	22,122	19,476	8,896
Gain on sales of real estate(2)	2,564	1,618	107	1,140	—
Income before minority interests, income taxes, discontinued operations, extraordinary item and cumulative effect of accounting change	29,454	27,485	22,229	20,616	8,896
Minority interests	(7,451)	(8,487)	(8,016)	(5,788)	(4,524)
Income before income taxes, discontinued operations, extraordinary item and cumulative effect of accounting change	22,003	18,998	14,213	14,828	4,372
Income tax benefit, net of minority interests	242	269	—	—	—
Income from discontinued operations, net of minority interests(3)	1,273	970	1,034	1,117	324
Extraordinary item – loss on early retirement of debt, net of minority interests	(217)	(141)	(113)	(862)	—
Cumulative effect of accounting change, net of minority interests(4)	—	(174)	—	—	—
Net income	23,301	19,922	15,134	15,083	4,696
Preferred share dividends	(10,134)	(6,857)	(3,802)	(2,854)	(327)
Net income available to common shareholders	$13,167	$13,065	$11,332	$12,229	$4,369
Basic earnings per common share
Income before discontinued operations, extraordinary item and cumulative effect of accounting change	$0.54	$0.62	$0.55	$0.71	$0.44
Net income available to common shareholders	$0.59	$0.65	$0.60	$0.72	$0.48
Diluted earnings per common share
Income before discontinued operations, extraordinary item and cumulative effect of accounting change	$0.52	$0.60	$0.54	$0.64	$0.44
Net income available to common shareholders	$0.56	$0.63	$0.59	$0.66	$0.47
Weighted average common shares outstanding – basic	22,472	20,099	18,818	16,955	9,099
Weighted average common shares outstanding – diluted	24,547	21,623	19,213	22,574	19,237

	2002	2001	2000	1999	1998
Balance Sheet Data (as of period end):
Investment in real estate(5)	$1,059,129	$927,053	$751,587	$696,489	$546,887
Total assets	$1,126,471	$984,210	$794,837	$721,034	$563,677
Mortgage and other loans payable	$705,056	$573,327	$474,349	$399,627	$306,824
Total liabilities	$737,088	$615,507	$495,549	$416,298	$317,700
Minority interests	$100,886	$104,782	$105,560	$112,635	$77,196
Shareholders' equity	$288,497	$263,921	$193,728	$192,101	$168,781
Debt to market capitalization	54.4%	53.7%	57.3%	57.6%	58.7%
Debt to undepreciated real estate assets	62.1%	58.6%	60.4%	55.9%	55.1%
Other Financial Data (for the year ended):
Cash flows provided by (used in):
Operating activities	$62,242	$50,875	$35,026	$32,296	$12,863
Investing activities	$(128,571)	$(155,741)	$(73,256)	$(125,836)	$(183,650)
Financing activities	$65,680	$106,525	$40,835	$93,567	$169,741
Funds from operations(6)(7)	$47,666	$40,419	$34,587	$27,428	$11,778
Funds from operations assuming conversion of share options, common unit warrants, preferred units and preferred shares(6)(7)	$50,824	$43,214	$37,504	$31,401	$15,517
Adjusted funds from operations assuming conversion of share options, common unit warrants, preferred units and preferred shares(7)(8)	$41,795	$34,609	$30,554	$26,056	$13,194
Cash dividends declared per common share	$0.86	$0.82	$0.78	$0.74	$0.66
Payout ratio(7)(9)	60.5%	62.6%	67.0%	64.3%	77.7%
Ratio of earnings to combined fixed charges and preferred share dividends	1.28	1.29	1.33	1.48	1.33
Property Data (as of period end):
Number of properties owned(8)	110	98	83	79	57
Total rentable square feet owned (in thousands)(10)	8,942	7,801	6,473	6,076	4,977

(1)                                  Reflects a non-recurring expense of $637 associated with our reformation as a Maryland Real Estate Investment Trust (“REIT”) during the first quarter of 1998.

(2)                                  Reflects gain from sales of properties and unconsolidated real estate joint ventures.

(3)                                  Reflects income derived from real estate properties held for sale at December 31, 2002.

(4)                                  Reflects loss recognized upon our adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (discussed in Note 3 to our Consolidated Financial Statements).

(5)                                  Certain prior period amounts have been reclassified to conform with the current presentation.

(6)                                  We consider Funds from Operations (“FFO”) to be meaningful to investors as a measure of the financial performance of an equity REIT when considered with the financial data presented under generally accepted accounting principles (“GAAP”).  Under the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income (loss) computed using GAAP, excluding gains (or losses) from debt restructuring and sales of real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, although we have included gains from the sales of properties to the extent such gains related to sales of non-operating properties and development services provided on operating properties.  FFO adjusted for the conversion of dilutive securities adjusts FFO assuming conversion of securities that are convertible into our common shares when such conversion does not increase our diluted FFO per share in a given period.  The FFO we present may not be comparable to the FFO of other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO.  FFO is not the same as cash generated from operating activities or net income determined in accordance with GAAP.  FFO is not necessarily an indication of our cash flow available to fund cash needs.  Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing activities when evaluating our liquidity or ability to make cash distributions or pay debt service.  See the section entitled “Funds from Operations” within the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a reconciliation of income before minority interests, income taxes, discontinued operations, extraordinary item and cumulative effect of accounting change to FFO.

(7)                                  The amounts reported for 1998 are restated from amounts previously reported due to a change in NAREIT’s definition of FFO.

(8)                                  We compute adjusted funds from operations assuming conversion of share options, common unit warrants, preferred units and preferred shares by subtracting straight-line rent adjustments and recurring capital improvements from FFO assuming conversion of share options, common unit warrants, preferred units and preferred shares.

(9)                                  We compute payout ratio by dividing total common and convertible preferred share dividends and total distributions reported for the year by FFO assuming conversion of share options, common unit warrants, preferred units and preferred shares.

(10)                            Amounts reported for December 31, 2001 include two properties totaling 135,428 rentable square feet held through two joint ventures.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Corporate Office Properties Trust (“COPT”) and subsidiaries (collectively, the “Company”) is a fully- integrated and self-managed real estate investment trust (“REIT”).  We focus principally on the ownership, management, leasing, acquisition and development of suburban office properties located in select submarkets in the Mid-Atlantic region of the United States.  COPT is qualified as a REIT as defined in the Internal Revenue Code of 1986 and is the successor to a corporation organized in 1988.  We conduct our real estate ownership activity through our operating partnership, Corporate Office Properties, L.P. (the  “Operating Partnership”), for which we are the managing general partner.  The Operating Partnership owns real estate both directly and through subsidiary partnerships and limited liability companies.  The Operating Partnership also owns Corporate Office Management, Inc. (“COMI”), which owns interests in entities that provide real estate-related services primarily to us but also to third parties (see Note 1 to the Consolidated Financial Statements).  We refer to COMI and its subsidiaries as the “Service Companies” and their operating activity as the “Service Operations.”

Interests in our Operating Partnership are in the form of common and preferred units.  As of December 31, 2002, we owned approximately 71% of the outstanding common units and approximately 81% of the outstanding preferred units.  The remaining common and preferred units in our Operating Partnership were owned by third parties, which included certain of our officers and Trustees.

The table entitled “Selected Financial Data” that precedes this section illustrates the significant growth our Company underwent over the periods reported.  Most of this growth, particularly pertaining to revenues and earnings from real estate operations and total assets, was attributable to our addition of properties through acquisition and construction activities.  We financed most of the acquisition and construction activities using debt and preferred and common equity, as indicated by the growth in our interest expense, preferred share dividends and weighted average common shares outstanding.  The growth in our general and administrative expenses reflects the growth in management resources required to support the increased size of our portfolio.

In this section, we discuss our financial condition and results of operations for 2002 and 2001.  This section includes discussions on, among other things:

•                                          why various components of our Consolidated Statements of Operations changed from 2001 to 2002 and from 2000 to 2001;

•                                          our accounting policies that require our most difficult, subjective or complex judgments and are most important to the portrayal of our financial condition and results of operations;

•                                          our primary sources and uses of cash in 2002;

•                                          how we raised cash for acquisitions and other capital expenditures during 2002;

•                                          our off-balance sheet arrangements in place that are reasonably likely to affect our financial condition, results of operations and liquidity;

•                                          how we intend to generate cash for short and long-term capital needs; and

•                                          the computation of our Funds from Operations for 2002, 2001 and 2000.

You should refer to our Consolidated Financial Statements and Selected Financial Data table as you read this section.

This section contains “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of our business.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations, estimates and projections reflected in such forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.  Important factors that may affect these expectations, estimates and projections include, but are not limited to: our ability to borrow on favorable terms; general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability; adverse changes in the real estate markets including, among other things, increased competition with other companies; risks of real estate acquisition and development, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated; risks of investing through joint venture structures, including risks that our joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with our objectives; governmental actions and initiatives; and environmental requirements.  We undertake no obligation to update or supplement forward-looking statements.

Corporate Office Properties Trust

Operating Data Variance Analysis

(Dollars for this table are in thousands, except per share data)

	For the Years Ended December 31,				For the Years Ended December 31,
	2002	2001	Variance	% Change	2001	2000	Variance	% Change
Real Estate Operations:
Revenues
Rental revenue	$132,079	$107,166	24,913	23%	$107,166	$89,946	17,220	19%
Tenant recoveries and other revenue	15,916	14,489	1,427	10%	14,489	15,196	(707)	(4%)
Revenues from real estate operations	147,995	121,655	26,340	22%	121,655	105,142	16,513	16%
Expenses
Property operating	43,929	35,413	8,516	24%	35,413	30,162	5,251	17%
Interest and amortization of deferred financing costs	41,256	34,107	7,149	21%	34,107	31,168	2,939	9%
Depreciation and other amortization	28,517	20,405	8,112	40%	20,405	16,513	3,892	24%
Expenses from real estate operations	113,702	89,925	23,777	26%	89,925	77,843	12,082	16%
Earnings from real estate operations before equity in income of unconsolidated real estate joint ventures	34,293	31,730	2,563	8%	31,730	27,299	4,431	16%
Equity in income of unconsolidated real estate joint ventures	169	208	(39)	(19%)	208	—	208	N/A
Earnings from real estate operations	34,462	31,938	2,524	8%	31,938	27,299	4,639	17%
Losses from service operations	(875)	(782)	(93)	12%	(782)	(310)	(472)	152%
General and administrative expense	(6,697)	(5,289)	(1,408)	27%	(5,289)	(4,867)	(422)	9%
Gain on sales of real estate	2,564	1,618	946	58%	1,618	107	1,511	1412%
Income before minority interests, income taxes, discontinued operations, extraordinary item and cumulative effect of accounting change	29,454	27,485	1,969	7%	27,485	22,229	5,256	24%
Minority interests	(7,451)	(8,487)	1,036	(12%)	(8,487)	(8,016)	(471)	6%
Income tax benefit, net	242	269	(27)	(10%)	269	—	269	N/A
Income from discontinued operations, net	1,273	970	303	31%	970	1,034	(64)	(6%)
Extraordinary item — loss on early retirement of debt, net	(217)	(141)	(76)	54%	(141)	(113)	(28)	25%
Cumulative effect of accounting change, net	—	(174)	174	(100%)	(174)	—	(174)	N/A
Net income	23,301	19,922	3,379	17%	19,922	15,134	4,788	32%
Preferred share dividends	(10,134)	(6,857)	(3,277)	48%	(6,857)	(3,802)	(3,055)	80%
Net income available to common shareholders	$13,167	$13,065	$102	1%	$13,065	$11,332	$1,733	15%
Basic earnings per common share
Income before discontinued operations, extraordinary item and cumulative effect of accounting change	$0.54	$0.62	$(0.08)	(13%)	$0.62	$0.55	$0.07	13%
Net income available to common shareholders	$0.59	$0.65	$(0.06)	(9%)	$0.65	$0.60	$0.05	8%
Diluted earnings per common share
Income before discontinued operations, extraordinary item and cumulative effect of accounting change	$0.52	$0.60	$(0.08)	(13%)	$0.60	$0.54	$0.06	11%
Net income available to common shareholders	$0.56	$0.63	$(0.07)	(11%)	$0.63	$0.59	$0.04	7%

Results of Operations

While reviewing this section, you should refer to the “Operating Data Variance Analysis” table set forth on the preceding page, as it reflects the computation of the variances described in this section.

Comparison of the Years Ended December 31, 2002 and 2001

Overall, we believe that the economic slowdown in the United States affected our 2002 operations by decreasing occupancy in certain of our properties, which in turn led to decreased revenues in those properties.  Occupancy in our portfolio decreased from 96.1% at December 31, 2001 to 93.0% at December 31, 2002; this decrease was felt most in our Baltimore/Washington Corridor properties, where occupancy decreased from 95.7% at December 31, 2001 to 91.0% at December 31, 2002.  Lower occupancy rates and the resulting increased competition for tenants in our operating regions placed downward pressure on rental rates in most of these regions, a trend that will affect us further as we lease vacant space and renew leases scheduled to expire on occupied space.  Our exposure to continued pressure on occupancy and rental rates in the short term is reduced somewhat by the fact that as of December 31, 2002, leases on only 9% of our occupied square feet were scheduled to expire in 2003.

The United States defense industry (comprised of the United States Government and defense contractors) expanded significantly in the Baltimore/Washington Corridor and Northern Virginia; the industry’s expansion helped minimize the decrease in our occupancy levels in those regions, despite the otherwise softening leasing environment.  Due to our increased leasing to tenants in the defense industry, the percentage of our total “annualized rental revenue” (defined as monthly contractual rental revenue plus expense reimbursements as of a specified date, annualized) derived from that industry increased as set forth below:

	% of Total Annualized Rental Revenue as of December 31,
	2002	2001
Total Portfolio	37.6%	25.7%
Baltimore/Washington Corridor	45.4%	32.3%
Northern Virginia	81.8%	66.4%

We expect the percentage of our total annualized rental revenue derived from the defense industry to continue to increase.

We believe that the economic slowdown adversely affected a number of our tenants during the year.  Although this trend did not result in significant increases in tenant receivables or bad debt expense, it did lead to an increased amount of tenant lease terminations, space downsizings and sub-leasing, as well as a slightly reduced tenant retention rate.  We also had several tenants who were current in fulfilling their lease obligations as of December 31, 2002 that we believe could encounter financial difficulties in the foreseeable future.

We acquired two buildings in Northern Virginia, six in the Baltimore/Washington Corridor and one in Suburban Washington, D.C.; we also completed construction of five buildings in the Baltimore/Washington Corridor.  The table below sets forth the changes in our regional allocation of annualized rental revenue resulting from these acquisition and construction activities and changes in leasing activity:

	% of Total Annualized Rental Revenue as of December 31,
Region	2002	2001
Baltimore/Washington Corridor	62.2%	65.1%
Northern/Central New Jersey	11.5%	13.5%
Northern Virginia	11.2%	7.2%
Greater Philadelphia	6.5%	7.3%
Harrisburg, Pennsylvania	6.2%	6.9%
Suburban Washington, D.C.	2.4%	0.0%
	100.0%	100.0%

We typically view our changes in revenues from real estate operations and property operating expenses as being comprised of three main components:

•                                          Changes attributable to the operations of properties owned and 100% operational throughout the two years being compared.  We define these as changes from “Same-Store Properties.”  For example, when comparing 2001 and 2002, Same-Store Properties would be properties owned and 100% operational from January 1, 2001 through December 31, 2002.  For further discussion of the concept of “operational,” you should refer to the section entitled “Critical Accounting Policies and Estimates.”

•                                          Changes attributable to operating properties acquired during the two years being compared and newly-constructed properties that were placed into service and not 100% operational throughout the two years being compared.  We define these as changes from “Property Additions.”

•                                          Changes attributable to properties sold.  We define these as changes from “Sold Properties.”

The table below sets forth the components of our changes in revenues from real estate operations and property operating expenses (dollars in thousands):

	Property Additions Dollar Change(1)	Same-Store Properties		Sold Properties Dollar Change	Other Dollar Change	Total Dollar Change
		Dollar Change	Percentage Change
Revenues from real estate operations
Rental revenue	$24,894	$1,267	1%	$(1,248)	$—	$24,913
Tenant recoveries and other revenue	4,746	(884)	(8%)	(86)	(2,349)	1,427
Total	29,640	383	0%	(1,334)	(2,349)	26,340

Property operating expenses	10,203	(1,457)	(5%)	(402)	172	8,516

Revenues from real estate operations
less property operating expenses	$19,437	$1,840	3%	$(932)	$(2,521)	$17,824

Number of operating properties	31	78	N/A	2	N/A	111

(1) Includes 23 acquired properties and 8 newly-constructed properties.

As the table above indicates, our total increase in revenues from real estate operations and property operating expenses was attributable primarily to the Property Additions.  However, the total revenues from these properties were adversely affected by property vacancies and the slow lease-up of newly-constructed buildings, conditions that we believe were attributable to the economic slowdown.

The increase in rental revenue from the Same-Store Properties includes a $2.4 million increase in net revenue from the early termination of leases.  To explain further, when tenants terminate their lease obligations early, they typically pay a fee to break these obligations.  We recognize such fees as revenue at the time of the lease terminations and write-off any deferred rents receivable (as described in the section of Note 3 to the Consolidated Financial Statements entitled “Revenue Recognition”) associated with the leases against that revenue, the resulting remainder being the net revenue from the early termination of the leases.  The $2.4 million increase includes $2.4 million in net revenue earned from one lease termination in December 2002.

The fact that our rental revenue from the Same-Store Properties would have decreased had it not been for the net revenue from early termination of leases described above was due mostly to decreased occupancy in these properties; the average month-end occupancy levels in these properties decreased from 96.6% in 2001 to 93.6% in 2002.  We attribute the decrease in occupancy to the economic slowdown in the United States, which we believe adversely affected business conditions and office occupancy rates in most of our regions.  This trend increased competition for tenants and placed downward pressure on rental rates.  The decrease in tenant recoveries and other revenue from the Same-Store Properties was due primarily to the decrease in occupancy and decreased property operating expenses.

The decrease in the Same-Store Properties’ property operating expenses included the following:

•                                          $601,000, or 74%, decrease in expense associated with doubtful or uncollectible receivables, $518,000 of which was attributable to one tenant that declared bankruptcy in 2001;

•                                          $582,000, or 30%, decrease in exterior repair and grounds maintenance due primarily to fewer special projects undertaken and the discontinuance of certain services in the spring and summer months due to drought conditions;

•                                          $477,000, or 7%, decrease in utilities, most of which was attributable to certain tenants assuming responsibility for property utility payments;

•                                          $270,000, or 38%, increase in property administrative costs due to increased general and administrative costs associated with employees engaged in property operating activities;

•                                          $261,000, or 5%, increase in real estate taxes resulting primarily from increased assessments of property value; and

•                                          $260,000, or 6%, decrease in cleaning due in large part to service no longer needed in certain vacated space.

The $2.3 million decrease in tenant recoveries and other revenue from other sources is attributable primarily to a $2.5 million decrease in fees earned for certain nonrecurring real estate services.

Our interest expense and amortization of deferred financing costs increased 21% due primarily to a 29% increase in our average outstanding debt balance resulting from our 2001 and 2002 acquisition and construction activities, offset by a decrease in our weighted average interest rates from 7.6% to 6.5%.  Of the $8.1 million increase in our depreciation and other amortization expense, $6.5 million was attributable to the Property Additions.

General and administrative expenses increased $1.4 million or 27%, of which $1.0 million was attributable to additional employee bonus expense, including additional discretionary bonuses awarded to officers in the current year that were associated with performance in the prior year.

We had more real estate sale transactions in 2002, the combined gain for which exceeded the gain from our one sale in 2001; Notes 4 and 5 to the Consolidated Financial Statements contain further information regarding these real estate sales.

The amounts reported for minority interests on our Consolidated Statements of Operations represent primarily the portion of the Operating Partnership’s net income not allocated to us.  The 12% decrease in our income allocation to minority interests before giving effect to income tax benefit, discontinued operations, extraordinary item and cumulative effect of accounting change was due primarily to the increase in our ownership of the Operating Partnership resulting from common and preferred units acquired by us in 2001 and 2002 using proceeds from our sale of common shares of beneficial interest (“common shares”) and classes of preferred shares during those periods.

The 48% increase in preferred share dividends was attributable to our issuance of three new series of preferred shares in 2001 (discussed in Note 10 to our Consolidated Financial Statements).

Basic and diluted earnings per common share decreased due to the effect of the additional common shares and common share equivalents outstanding in 2002 exceeding our growth in net income available to common shareholders.

Comparison of the Years Ended December 31, 2001 and 2000

The table below sets forth the components of our changes in revenues from real estate operations and property operating expenses (dollars in thousands):

	Property Additions Dollar Change(1)	Same-Store Properties		Sold Properties Dollar Change	Other Dollar Change	Total Dollar Change
		Dollar Change	Percentage Change
Revenues from real estate operations
Rental revenue	$17,474	$1,367	2%	$(1,621)	$—	$17,220
Tenant recoveries and other revenue	1,436	(2,567)	(20%)	(267)	691	(707)
Total	18,910	(1,200)	(1%)	(1,888)	691	16,513

Property operating expenses	4,279	1,482	5%	(512)	2	5,251

Revenues from real estate operations
less property operating expenses	$14,631	$(2,682)	(4%)	$(1,376)	$689	$11,262

Number of operating properties	23	75	N/A	4	N/A	102

(1) Includes 15 acquired properties and 8 newly-constructed properties.

As the table above indicates, our total increase in revenues from real estate operations and property operating expenses was attributable primarily to the Property Additions component.

The increase in rental revenue from the Same-Store Properties was attributable primarily to increases in rental rates on renewed and re-tenanted space.  The decrease in tenant recoveries and other revenue from the Same-Store Properties was attributable primarily to a decrease in anticipated operating cost levels in 2001 compared to 2000 and a change in our tenant composition.

The increase in the Same Store Properties’ property operating expenses included the following:

•                                          $737,000 due to increased expense associated with doubtful or uncollectible receivables, of which $614,000 was attributable to a tenant that declared bankruptcy;

•                                          $425,000 due to increases in real estate taxes resulting primarily from increased assessments of property value; and

•                                          $330,000 due to increased repair and maintenance costs related primarily to building exterior and ground improvement projects and heating and ventilation units.

The $691,000 increase in tenant recoveries and other revenue from other sources was attributable primarily to a $778,000 increase in fees earned for certain nonrecurring real estate services.

The 9% increase in our interest expense and amortization of deferred financing costs was due primarily to a 14% increase in our average outstanding debt balance resulting from our 2000 and 2001 acquisition and construction activities, offset somewhat by a decrease in our weighted average interest rates from 7.8% to 7.6%.  Of the $3.9 million increase in our depreciation and other amortization expense, $2.8 million was attributable to the Property Additions.

Our gain on sales of real estate increased substantially because the gain on the one 2001 real estate sale exceeded the combined gains from three real estate sales in 2000; Note 4 to the Consolidated Financial Statements contains further information regarding the 2001 real estate sale.

The 80% increase in preferred share dividends was attributable to our issuance of three new series of preferred shares in 2001.

The $174,000 loss due to the cumulative effect of an accounting change resulted from our adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (discussed in Note 3 to our Consolidated Financial Statements).

Critical Accounting Policies and Estimates

Our Consolidated Financial Statements are prepared in accordance with generally accepted accounting principles (“GAAP”), which require us to make certain estimates and assumptions.  A summary of our significant accounting policies is provided in Note 3 to our Consolidated Financial Statements.  The following section is a summary of certain aspects of those accounting policies that both require our most difficult, subjective or complex judgments and are most important to the portrayal of our financial condition and results of operations.  It is possible that the use of different reasonable estimates or assumptions in making these judgments could result in materially different amounts being reported in our Consolidated Financial Statements.

•                                          When we acquire real estate properties, we allocate the components of these acquisitions using relative fair values computed using our estimates and assumptions.  These estimates and assumptions affect the amount of costs allocated between land and different categories of building improvements as well as the amount of costs assigned to individual properties in multiple property acquisitions.  These allocations also impact depreciation expense and gains or losses recorded on sales of real estate.

•                                          When we construct or develop a property, we capitalize all costs associated with that property.  Such costs include not only direct construction costs but also interest, real estate taxes and other costs associated with owning the property.  We continue to capitalize these costs while construction and development activities are underway until a building becomes “operational.”  A building becomes operational the earlier of when leases commence on its space or one year from the completion of major construction activities on the building (the “construction completion date”).  Our determination of the date construction and development activities are underway and the construction completion date occasionally requires judgments and estimates.  These judgments and estimates affect how much in costs associated with these properties are capitalized or expensed.  Since depreciation expense begins to be recorded when a building is operational, these judgments and estimates also affect depreciation expense.

•                                          When leases commence on portions of a newly-constructed building’s space at different times in the period prior to one year from the construction completion date, we consider that building “partially operational.”  When a building is partially operational, we allocate the costs referred to in the previous paragraph that are associated with the building between the portion that is operational and the portion under construction.  The allocation of such costs requires estimates and assumptions that affect how much of these costs are capitalized or expensed.

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

•                                          When we acquire an operating property, we value in-place operating leases carrying rents above or below market as of the date of the acquisition; we then amortize such values over the lives of the related leases.  Our determination of these values requires us to estimate market rents for each of the leases and make certain other assumptions; these estimates and assumptions affect how much rental revenue we recognize for these leases.

•                                          We recognize an impairment loss on a real estate asset if the asset’s undiscounted expected future cash flows are less than its depreciated cost.  We compute a real estate asset’s undiscounted expected future cash flows using certain estimates and assumptions.  As a result, these estimates and assumptions impact the amount of impairment loss that we recognize.

•                                          We use four different accounting methods to report our investments in entities: the consolidation method, the equity method, the cost method and the financing method (see Note 2 to the Consolidated Financial Statements).  We use the consolidation method when we own most of the outstanding voting interests in an entity and can control its operations.  We use the equity method when we own an interest in an entity and can exert significant influence over the entity’s operations but cannot control the entity’s operations.  We use the cost method when we own an interest in an entity and cannot exert significant influence over the entity’s operations.  We use the financing method when we contribute real estate into a joint venture in exchange for cash and an ownership interest when there are provisions that give us the option in the future to acquire the ownership interests in the joint venture not owned by us.  We review investments regularly for possible impairment using certain estimates and assumptions regarding undiscounted expected future cash flows.  We also review these investments regularly for proper accounting treatment, although a key factor in this review, the determination of whether or not we can control or exert significant influence over an entity’s operations, can be subjective in nature.  Beginning in 2003, our determination of the accounting method to use for our investments in entities will be affected by Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which was issued in January 2003.  You should refer to Note 3 to our Consolidated Financial Statements for further information regarding FIN 46.

•                                          We review our receivables regularly for potential collection problems in computing the allowance recorded against our receivables; this review process requires that we make certain judgments regarding collections that are inherently difficult to predict.

Liquidity and Capital Resources

In our discussion of liquidity and capital resources set forth below, we describe certain of our risks and uncertainties; however, they are not the only ones that we face.

Cash provided from operations is our primary source of liquidity to fund dividends and distributions, pay debt service and fund working capital requirements.  We expect to continue to use cash provided by operations to meet our short-term capital needs, including all property operating expenses, general and administrative expenses, debt service, dividend and distribution requirements and recurring capital improvements and leasing commissions.  We do not anticipate borrowing to meet these requirements.  Factors that could negatively affect our ability to generate cash from operations in the future include the following:

•                                          We earn revenue from renting our properties.  Our operating costs do not necessarily fluctuate in relation to changes in our rental revenue.  This means that our costs will not necessarily decline and may increase even if our revenues decline.

•                                          When leases expire for our properties, our tenants may not renew or may renew on terms less favorable to us than the terms of their original leases.  For new tenants, or upon lease expiration of existing tenants, we generally must make improvements and pay other tenant-related costs for which we may not receive increased rents.  We also may incur building-related capital improvements for which tenants may not reimburse us.  If a tenant leaves, we can expect to experience a vacancy for some period of time, as well as higher capital costs than if a tenant renews.

•                                          As of December 31, 2002, three tenants accounted for approximately 25.2% of our total annualized rental revenue.  Most of the leases of one of these tenants, the United States Government, provide for one-year terms or provide for early termination rights.  The government may terminate most of its leases if, among other reasons, the Congress of the United States fails to provide funding. Our cash flow from operations would be negatively affected if any of our three largest tenants fail to make rental payments to us, or if the United States Government elects to terminate several of its leases and the space cannot be re-leased on satisfactory terms.

•                                          One of our larger tenants or a number of our smaller tenants could experience financial difficulties, including bankruptcy, insolvency or general downturn of business, and be unable to fulfill their lease obligations by paying their rental payments in a timely manner or be less likely to renew their leases upon expiration.

•                                          As mentioned in the section entitled “Results of Operations,” the United States defense industry (comprised of the United States Government and defense contractors) accounted for a significant percentage of our annualized rental revenue at December 31, 2002; we expect that this percentage will continue to increase.  A reduction in government spending for defense could result in the reduced ability to fulfill lease obligations or decreased likelihood of lease renewal in the case of defense contractors or the early termination of leases or decreased likelihood of lease renewal in the case of the United States Government.

•                                          A decline in the real estate market or economic conditions could occur in the Mid-Atlantic region of the United States, where all of our properties were located as of December 31, 2002, or in the Baltimore/Washington Corridor, where 62.2% of our annualized office rents were generated as of December 31, 2002.

•                                          Numerous commercial properties compete for tenants with our properties.  We believe that the recent economic slowdown in the United States adversely affected occupancy rates in our regions and our properties and, in turn, placed downward pressure on rental rates.  Some of the properties competing with ours may be newer or have more desirable locations or the competing properties’ owners may be willing to accept lower rents than are acceptable to us.  If occupancy rates in our regions do not improve or further decline, we may have difficulty leasing both existing vacant space and space associated with future lease expirations at rental rates that are sufficient to meeting our short-term capital needs.

•                                          Much of our growth in recent years is attributable to our acquisition of properties.  As we continue to acquire properties in the future, the operating performance of those properties may fall short of our expectations and adversely affect our financial performance.

•                                          If short-term interest rates were to increase, the interest payments on our variable-rate debt would increase, although this increase may be reduced to the extent that we had interest rate swap and cap agreements outstanding.

•                                          We may not be able to refinance our existing indebtedness on terms as favorable as the terms of our existing indebtedness, which would result in higher interest expense.

•                                          Although we believe that we adequately insure our properties, we are subject to the risk that our insurance may not cover all of the costs to restore properties damaged by a fire or other catastrophic event.

We historically have financed our long-term capital needs, including property acquisition and construction activities, through a combination of the following:

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

•                                          contributions from outside investors into real estate joint ventures; and

•                                          proceeds from sales of real estate.

We often use our Revolving Credit Facility to initially finance much of our investing and financing activities.  We then pay down our Revolving Credit Facility using proceeds from long-term borrowings collateralized by our properties as attractive financing conditions arise and equity issuances as attractive equity market conditions arise.  Amounts available under the Revolving Credit Facility are generally computed based on 65% of the appraised value of properties pledged as collateral.  As of March 6, 2003, the maximum amount available under our Revolving Credit Facility was $148.5 million, of which $17.0 million was unused.

Factors that could negatively affect our ability to finance our long-term capital needs in the future include the following:

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

•                                          We may not be able to refinance our existing indebtedness.

•                                          Much of our ability to raise capital through the issuance of preferred shares, common shares or securities that are convertible into our common shares, including common units and convertible preferred units in our Operating Partnership, is dependent on the value of our common and preferred shares.  As is the case with any publicly traded securities, certain factors outside of our control could influence the value of these shares.  Moreover, if our financial position or results of operations decline, the value of the shares could be adversely affected.

•                                          When we develop and construct properties, we run the risks that actual costs will exceed our budgets, that we will experience construction or development delays and that projected leasing will not occur.

•                                          We finance certain real estate investments through joint ventures.  Such investments run the risk that our joint venture partners may not fulfill their financial obligations as investors, in which case we may need to fund such partners’ share of additional capital requirements.

•                                          Equity real estate investments like our properties are relatively difficult to sell and convert to cash quickly, especially if market conditions are poor.  The Internal Revenue Code imposes certain penalties on a REIT that sells property held for less than four years.  In addition, for certain of our properties that we acquired from the sellers using units in our Operating Partnership, we are restricted from entering into transactions (such as the sale or refinancing of the acquired property) that will result in a taxable gain to the sellers without the sellers’ consent.  Due to all of these factors, we may be unable to sell a property at an advantageous time to fund our long-term capital needs.

Off-Balance Sheet Arrangements

We own real estate through joint ventures when suitable equity partners are available at attractive terms.  Each of our real estate joint ventures has a two-member management committee that is responsible for making major decisions (as defined in the joint venture agreement), and we control one of the management committee positions in each case.  All of our real estate joint venture investments owned during 2002 can be classified into one of the following two categories described below:

•                                          Externally-managed construction joint ventures (the “Externally-Managed JVs”).  These joint ventures construct buildings to be sold to third-parties or purchased by us.  Our partners in all of these joint ventures are controlled by a company that owns, manages, leases and develops property in the Baltimore/Washington Corridor; that company also serves as the project manager for all of these joint ventures.  During 2002, we were invested in six of these joint ventures, four of which were remaining at December 31, 2002; all of these were accounted for using the equity method of accounting (see Note 3 to the Consolidated Financial Statements).  These joint ventures enable us to make use of the expertise of our partner and, in the case of certain projects, provide us with exposure to build for sale real estate opportunities not within our normal focus; the use of the joint venture structures provides further leverage to us both from a financing and risk perspective.  We generally guarantee the repayment of construction loans for these projects in amounts proportional to our ownership percentage.  In addition, we are obligated to acquire our partners’ membership interest in each of the joint ventures in the event that all of the following occur:

(1)                                  an 18-month period passes from the date of completion of the shell of the final building to be constructed by the joint venture;

(2)                                  at the end of the 18-month period, the aggregate leasable square footage of the joint venture’s buildings is 90% leased and occupied by tenants who are not in default under their leases; and

(3)                                  six months pass from the end of the 18-month period and either the buildings have not been sold or we have not acquired our partners’ interests.

The amount we would need to pay for our partners’ membership interest is computed based on the amount that the partners would receive under the respective joint venture agreements in the event that the buildings were sold for a capitalized fair value (as defined in the agreements) on a defined date.  As of December 31, 2002, none of the four remaining Externally-Managed JVs had completed the shell construction on their final buildings.  We estimate the aggregate amount we would need to pay for our partners’ membership interests in these joint ventures to be $2.1 million; however, since the determination of this amount is dependent on the operations of the properties and none of these properties are both completed and occupied, this estimate is preliminary and could be materially different from the actual obligation.

•                                          Construction joint ventures managed by us (the “Internally-Managed JVs”).  During 2002, we invested in three of these joint ventures, one of which was remaining at December 31, 2002; two of these were accounted for using the financing method of accounting and one using the equity method of accounting (see Note 3 to the Consolidated Financial Statements).  Our partners in these projects typically own a majority of the joint ventures and we serve as the project manager.  The primary purpose behind the use of joint venture structures for these projects is to enable us to leverage most of the equity requirements and reduce our risk in construction and development projects.  We serve as the sole guarantor for repayment of construction loans for these projects.  The Internally-Managed JVs in which we were invested during 2002 all carried provisions making us solely responsible for funding defined additional investments in the joint venture to the extent that costs to complete construction exceed amounts funded by member investments previously made and existing construction loans.  These projects also each carried provisions giving us the option to purchase our partner’s joint venture interest for a pre-determined purchase price over a limited period of time; if we do not elect to exercise this purchase option in a project, our partner can appoint an additional representative to the joint venture’s management committee, giving it control of such committee.  Our partners can also typically gain control of the management committees of these joint ventures if the respective projects fail to attain certain defined performance criteria, such as construction completion and tenant occupancy target dates, although if this were to occur in a project, we would have the option to acquire the partner’s interest for a pre-determined purchase price.  The earliest date that we can exercise our option to acquire our partner’s joint venture interest in the one Internally-Managed JV remaining as of December 31, 2002 is February 1, 2004, on which date the purchase price would be $5.4 million.  Our partner in the one Internally-Managed JV remaining at December 31, 2002 can gain control of the project’s management committee if construction of the building is not completed by November 2003, although if that were to occur, we would have the option of acquiring our partner’s interest for $5.4 million.

The table below sets forth certain additional information regarding these categories of real estate joint ventures (in thousands):

Category of Real Estate Joint Venture	Investment Balances at 12/31/02	Net Cash Flow from (to) Category in 2002	Income from Category in 2002	Fees Earned from Category in 2002(1)	Balance of Debt Guaranteed by Us at 12/31/02	Obligation to Unilaterally Fund Additional Project Costs (if necessary)(2)
Externally-Managed JVs	$7,769	$1,717	$1,324	$—	$5,908	$—
Internally-Managed JVs	230	(6,570)	63	158	2,849	4,000
	$7,999	$(4,853)	$1,387	$158	$8,757	$4,000

(1)                                  Fees earned by us for construction, asset management and property management services provided to projects.

(2)                                  Amounts reported in this column represent additional investments we could be required to fund on a unilateral basis.  We and our partners are also required to fund proportionally (based on our ownership percentage) additional amounts when needed by the Externally-Managed JVs.  In addition, we are required to fund 50% of additional amounts needed by the Internally-Managed JVs.  We do not expect that any of these additional fundings will be necessary.

The net cash flow from Externally-Managed JVs during the year included $2.3 million generated from the sale of two projects during 2002; the income from Externally-Managed JVs included $1.2 million in gains earned from project sales.  The net cash flow to Internally-Managed JVs included $11.8 million paid to acquire our partners’ interests in two projects.

You should refer to Notes 5 and 18 for additional information pertaining to our investments in unconsolidated real estate joint ventures.

At December 31, 2002, we had $6.7 million in secured letters of credit with Bankers Trust Company for the purpose of further securing one of our mortgage loans payable with Teachers Insurance and Annuity Association of America (“TIAA”).  These letters of credit were canceled in February 2003 when we added an additional building as security for the TIAA mortgage loan.

We had no other material off-balance sheet arrangements during 2002.

Tabular Disclosure of Contractual Obligations

The following table summarizes certain of our material contractual cash obligations associated with investing and financing activities as of December 31, 2002 (in thousands):

	For the Years Ended December 31,
	2003	2004 to 2005	2006 to 2007	Thereafter	Total

Contractual obligations
Mortgage loans payable(1)	$104,718	$188,965	$129,346	$282,027	$705,056
Acquisitions of properties(2)	29,809	—	—	—	29,809
Capital lease obligations(3)	38	44	3	—	85
Operating leases(3)	1,362	2,205	1,061	32,064	36,692
Total contractual cash obligations	$135,927	$191,214	$130,410	$314,091	$771,642

Other commitments(4)
Guarantees of joint venture loans(5)	$5,908	$2,849	$—	$—	$8,757

(1)          Our loan maturities in 2003 include $10.9 million in April, $16.0 million in August and $36.0 million in November, each of which may be extended for a one-year period, subject to certain conditions; they also include a $12.0 million maturity in July that may be extended for two six-month terms, subject to certain conditions.  We expect to repay our other 2003 loan maturities primarily by obtaining new loans.

(2)          Represents a 108-acre land parcel we were under contract to acquire for $29,809 from Constellation Real Estate, Inc., a related party.  We acquired the first phase of this project on January 24, 2003 for $20,993, of which $18,433 was financed by a seller-provided mortgage loan.  We expect to acquire the second phase by mid-2003 using proceeds from an additional seller-provided mortgage loan.

(3)          We expect to pay these items using cash generated from operations.

(4)          Not included in this section are amounts contingently payable by us to acquire the membership interests of certain real estate joint venture partners.  See the section entitled “Off-Balance Sheet Arrangements” for further discussion of such amounts.

(5)          We do not expect to have to fulfill our obligation as guarantor of joint venture loans.

In addition to the commitments set forth above, we had tenant improvement costs to incur on leases in place at December 31, 2002 that we expect to fund using cash flow from operations.  We also had preliminary construction costs to incur on two projects that we expect to finance initially using cash reserves and long-term using construction loan facilities expected to be obtained.  We had no other material contractual obligations as of December 31, 2002.

Investing and financing activities for the year ended December 31, 2002

During 2002, we acquired nine office buildings totaling 839,364 square feet for $107.3 million, three parcels of land for $8.2 million and a leasehold interest carrying a right to purchase an additional parcel of land for $466,000.  These acquisitions were financed using the following:

•                                          $62.6 million in borrowings from our Revolving Credit Facility;

•                                          $46.7 million from new and assumed mortgage loans; and

•                                          cash reserves for the balance.

During 2002, we completed the construction of five office buildings in the Baltimore/Washington Corridor totaling 410,551 square feet (excluding the construction activities of unconsolidated real estate joint ventures).  Costs incurred on these buildings through December 31, 2002 totaled $66.0 million.  These costs were funded in part using $36.3 million in proceeds from three construction loan facilities, all of which were repaid using borrowings from new loans.  We also used $9.6 million in contributions from joint venture partners prior to our acquisition of the joint venture partners’ interests in 2002 for $11.8 million; the acquisition of the joint venture partners’ interests was funded using proceeds from a new loan and borrowings on our Revolving Credit Facility.  The balance of the construction costs was funded primarily using proceeds from our Revolving Credit Facility and cash reserves.

As of December 31, 2002, we had construction activities underway on one new building totaling 123,743 square feet that was 60% operational and 63% leased (excluding the construction activities of unconsolidated real estate joint ventures).  We estimate that land and construction costs will total approximately $23.1 million upon completion of this project.  Land and construction costs incurred on this project through December 31, 2002 totaled $21.1 million.  We have a construction loan facility in place totaling $14.0 million to finance the construction of this project; borrowings under this facility totaled $11.6 million at December 31, 2002.  We also used borrowings from our Revolving Credit Facility and cash reserves funded by a portion of our debt refinancing proceeds.

The table below sets forth the major components of our 2002 property additions (in thousands):

	For the Year Ended December 31, 2002
Acquisitions	$116,087
Property additions upon acquisition of joint venture partner interests	29,067	(1)
Construction and development	15,555
Tenant improvements on operating properties	4,213	(2)
Capital improvements on operating properties	3,264
	$168,186

(1)                                  During 2002, we acquired the ownership interests of partners in two real estate joint ventures for $11,809.  Prior to these acquisitions, we were accounting for our investments in these joint ventures using the financing method of accounting (see Note 3 to our Consolidated Financial Statements).  We recorded $29,067 in property additions upon completion of these acquisitions.

(2)                                  Tenant improvement costs incurred on newly-constructed properties are classified in this table as construction and development.

Significant activity during 2002 pertaining to our investments in unconsolidated real estate joint ventures included the following:

•                                          sale of our investment in MOR Montpelier LLC for net proceeds of $1.1 million;

•                                          acquisition of a 50% interest in MOR Montpelier 3 LLC, an entity developing a parcel of land located in Columbia, Maryland;

•                                          sale of our investment in MOR Forbes LLC for net proceeds of $1.2 million; and

•                                          acquisition of an 80% interest in MOR Forbes 2 LLC, an entity developing a parcel of land located in Lanham, Maryland.

Our investments in unconsolidated real estate joint ventures decreased $3.0 million during 2002 due primarily to a reimbursement to us of advances we had previously made to NBP 140, LLC combined with the net effect of the transactions described above.

During 2002, we sold an office building and three land parcels for $10.6 million, providing $2.3 million in mortgage loans to the purchasers.  The net proceeds from these sales after transaction costs and the loans provided by us to the purchasers totaled $7.5 million; these proceeds were used as follows:

•                                          $3.5 million to pay down our Revolving Credit Facility; and

•                                          the balance to fund cash reserves.

During 2002, we borrowed $217.1 million under mortgages and other loans, excluding our Revolving Credit Facility; the proceeds from these borrowings were used as follows:

•                                          $116.8 million to repay other loans;

•                                          $51.3 million to finance acquisitions;

•                                          $40.8 million to pay down our Revolving Credit Facility;

•                                          $3.4 million to finance construction activities; and

•                                          the balance to fund cash reserves.

On March 5, 2002, we participated in an offering of 10,961,000 common shares to the public at a price of $12.04 per share; Constellation Real Estate, Inc. (“Constellation”) sold 8,876,172 of these shares and we sold 2,084,828 of these shares.  With the completion of this transaction, Constellation, which had been our largest common shareholder, no longer owned any of our shares.  We contributed the net proceeds from the sale of the newly issued shares to our Operating Partnership in exchange for 2,084,828 common units.  The Operating Partnership used most of the proceeds to pay down our Revolving Credit Facility.

Investing and financing activities subsequent to December 31, 2002

On January 23, 2003, we entered into a secured revolving credit agreement with Wachovia Bank, National Association, for a maximum principal amount of $25.0 million.  This credit facility carries an interest rate of LIBOR plus 1.65% to 2.15%, depending on the amount of debt we carry relative to our total assets; we expect, based on our financing strategy, that the interest rate on this loan will be LIBOR plus 1.9%.  The credit facility matures in two years, although individual borrowings under the loan mature one year from the borrowing date.  We expect to use borrowings under this facility to finance acquisitions or pay down our Revolving Credit Facility.  We borrowed $8.4 million on January 23, 2003, the proceeds of which were used primarily to pay down our Revolving Credit Facility.

On January 24, 2003, we completed the first phase of a $29.8 million, 108-acre land parcel acquisition from Constellation.  The first phase was acquired for $21.0 million.  This acquisition was financed primarily using an $18.4 million seller-provided mortgage loan that carries a stated fixed interest rate of 3% and provides for repayment with five equal annual installments.  The purchase price and the mortgage loan were recorded at a discount to reflect the below market interest rate.

On January 31, 2003, we contributed a developed land parcel into a real estate joint venture called NBP 220, LLC (“NBP 220”) and subsequently received a $4.0 million distribution.  Upon completion of this transaction, we owned a 20% interest in NBP 220.  This real estate joint venture is an Internally-Managed JV, as defined in the section entitled “Off-Balance Sheet Arrangements.”

On March 4, 2003, we acquired an office building in Annapolis, Maryland totaling approximately 155,000 square feet for $18.0 million.  This acquisition was financed primarily using proceeds from our Revolving Credit Facility.

Cash Flows

We generated net cash flow from operating activities of $62.2 million for the year ended December 31, 2002, an increase of $11.4 million from the prior year; this increase was due primarily to operating cash flow generated from our newly-acquired and newly-constructed properties.  Our net cash flow used in investing activities for the year ended December 31, 2002 decreased $27.2 million from the prior year due primarily to a $20.8 million decrease in cash invested in and advanced to unconsolidated real estate joint ventures.  Our net cash flow provided by financing activities for the year ended December 31, 2002 decreased $40.8 million from the prior year; this decrease included the following: a $123.8 million decrease in proceeds from mortgage and other loans; a $47.8 million decrease in proceeds from the issuance of equity instruments; a $14.0 million decrease in cash flow associated with other liabilities (due mostly to the acquisition of our partners’ interests in two real estate joint ventures accounted for using the financing method of accounting, as discussed in Note 3 to the Consolidated Financial Statements); and a $153.4 million decrease in repayments of mortgage and other loans.

Funds From Operations

We consider Funds from Operations (“FFO”) to be meaningful to investors as a measure of the financial performance of an equity REIT when considered with the financial data presented under GAAP.  Under the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income (loss) computed using GAAP, excluding gains (or losses) from debt restructuring and sales of real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, although we have included gains from the sales of real estate to the extent such gains related to sales of non-operating properties and development services provided on operating properties.  FFO adjusted for the conversion of dilutive securities adjusts FFO assuming conversion of securities that are convertible into our common shares when such conversion does not increase our diluted FFO per share in a given period.  The FFO we present may not be comparable to the FFO of other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO.  FFO is not the same as cash generated from operating activities or net income determined in accordance with GAAP.  FFO is not necessarily an indication of our cash flow available to fund cash needs.  Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing activities when evaluating our liquidity or ability to make cash distributions or pay debt service.  Our FFO for the years ended December 31, 2002, 2001 and 2000 are summarized in the following table:

	For the Years Ended December 31,
	(Dollars and shares in thousands)
	2002	2001	2000

Income before minority interests, income taxes, discontinued operations, extraordinary item and cumulative effect of accounting change	$29,454	$27,485	$22,229
Add: Real estate-related depreciation and amortization	28,656	20,702	16,887
Add: Discontinued operations, gross	1,839	1,467	1,646
Less: Preferred unit distributions	(2,287)	(2,287)	(2,240)
Less: Preferred share dividends	(10,134)	(6,857)	(3,802)
Minority interest in other consolidated entities	59	(84)	(26)
Less: Gain on sales of real estate properties, excluding redevelopment portion (1)	(268)	(416)	(107)
Add: Income tax benefit, gross	347	409	—
Funds from operations	47,666	40,419	34,587
Add: Preferred unit distributions	2,287	2,287	2,240
Add: Convertible preferred share dividends	544	508	677
Add: Restricted common share dividends	283	—	—
Expense associated with dilutive options	44	—	—
Funds from operations assuming conversion of share options, common units warrants, preferred units and preferred shares	50,824	43,214	37,504
Less: Straight-line rent adjustments	(2,389)	(3,175)	(4,107)
Less: Recurring capital improvements	(6,640)	(5,430)	(2,843)
Adjusted funds from operations assuming conversion of share options, common unit warrants, preferred units and preferred shares	$41,795	$34,609	$30,554

Weighted average common shares	22,472	20,099	18,818
Conversion of weighted average common units	9,282	9,437	9,652
Weighted average common shares/units	31,754	29,536	28,470
Conversion of share options	936	406	164
Conversion of common unit warrants	—	—	231
Conversion of weighted average preferred shares	1,197	1,118	918
Conversion of weighted average preferred units	2,421	2,421	2,371
Restricted common shares	326	—	—
Weighted average common shares/units assuming conversion of share options, common unit warrants, preferred units and preferred shares	36,634	33,481	32,154

(1)                                  A portion of the gain from the sales of real estate that is attributable to sales of non-operating properties and development services performed on operating properties is included in FFO.

Inflation

We were not significantly affected by inflation during the periods presented in this report due primarily to the relatively low inflation rates in our markets.  Most of our tenants are obligated to pay their share of a building’s operating expenses to the extent such expenses exceed amounts established in their leases, based on historical expense levels.  In addition, some of our tenants are obligated to pay their full share of a building’s operating expenses.  These arrangements somewhat reduce our exposure to increases in such costs resulting from inflation.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks, the most predominant of which is change in interest rates.  Increases in interest rates can result in increased interest expense under our Revolving Credit Facility and our other mortgage loans payable carrying variable interest rate terms.  Increases in interest rates can also result in increased interest expense when our loans payable carrying fixed interest rate terms mature and need to be refinanced.  Our debt strategy favors long-term, fixed-rate, secured debt over variable-rate debt to minimize the risk of short-term increases in interest rates.  As of December 31, 2002, 68.2% of our mortgage and other loans payable balance carried fixed interest rates.  We also use interest rate swap and interest rate cap agreements to reduce the impact of interest rate changes.

The following table sets forth our long-term debt obligations, principal cash flows by scheduled maturity and weighted average interest rates at December 31, 2002 (dollars in thousands):

	For the Years Ended December 31,
	2003(1)	2004(2)	2005	2006	2007	Thereafter	Total
Long term debt:
Fixed rate	$8,783	$35,052	$25,913	$69,610	$59,736	$282,027	$481,121
Average interest rate	7.12%	7.15%	7.16%	7.08%	7.07%	6.24%	6.67%
Variable rate	$95,935	$128,000	$—	$—	$—	$—	$223,935
Average interest rate	3.25%	3.15%	—	—	—	—	3.24%

(1)                                  Includes maturities of $10.9 million in April, $16.0 million in August and $36.0 million in November, each of which may be extended for a one-year period, subject to certain conditions; also includes a $12.0 million maturity in July that may be extended for two six-month terms, subject to certain conditions.

(2)                                  Includes maturities of $128.0 million in March and $25.8 million in August, each of which may be extended for a one-year period, subject to certain conditions.

The fair market value of our mortgage and other loans payable was $741.6 million at December 31, 2002 and $584.7 million at December 31, 2001.

The following table sets forth information pertaining to our derivative contracts in place as of December 31, 2002 and their respective fair values:

Nature of Derivative	Notional Amount (in millions)	One-Month LIBOR base	Effective Date	Expiration Date	Fair value on December 31, 2002 (in thousands)
Interest rate swap	$100.0	5.760%	1/2/01	1/2/03	$(12)
Interest rate swap	50.0	2.308%	1/2/03	1/3/05	(482)
Total					$(494)

On January 3, 2003, we entered into an interest rate swap agreement with Deutsche Bank AG that fixes the one-month LIBOR base rate at 1.52% on a notional amount of $50.0 million.  This swap agreement became effective on January 7, 2003 and carries a one-year term.

Based on our variable-rate debt balances, our interest expense would have increased by $1.5 million in 2002 and $1.1 million in 2001 if interest rates were 1% higher.  Interest expense in 2002 was more sensitive to a change in interest rates than 2001 due to a higher average variable rate debt balance in 2002.

Recent Accounting Pronouncements

For disclosure regarding recent accounting pronouncements and the anticipated impact they will have on our operations, you should refer to Note 3 to our Consolidated Financial Statements.

Corporate Office Properties Trust and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2002	2001
Assets
Investment in real estate:
Operating properties, net	$999,771	$851,762
Property held for sale, net	16,792	—
Projects under construction or development	34,567	64,244
Total commercial real estate properties, net	1,051,130	916,006
Investments in and advances to unconsolidated real estate joint ventures	7,999	11,047
Investment in real estate, net	1,059,129	927,053
Cash and cash equivalents	5,991	6,640
Restricted cash	9,739	4,947
Accounts receivable, net	3,509	3,805
Investments in and advances to other unconsolidated entities	1,621	2,112
Deferred rent receivable	13,698	11,447
Deferred charges, net	19,848	16,884
Prepaid and other assets	11,260	9,551
Furniture, fixtures and equipment, net	1,676	1,771
Total assets	$1,126,471	$984,210
Liabilities and shareholders’ equity
Liabilities:
Mortgage and other loans payable	$705,056	$573,327
Accounts payable and accrued expenses	11,670	10,674
Rents received in advance and security deposits	8,253	6,567
Dividends and distributions payable	9,794	8,965
Fair value of derivatives	494	3,781
Other liabilities	1,821	12,193
Total liabilities	737,088	615,507
Minority interests:
Preferred units in the Operating Partnership	24,367	24,367
Common units in the Operating Partnership	76,519	80,158
Other consolidated partnerships	—	257
Total minority interests	100,886	104,782
Commitments and contingencies (Note 18)
Shareholders’ equity:
Preferred Shares of beneficial interest ($0.01 par value; 10,000,000 shares authorized) 40,693 designated as Series A Convertible Preferred Shares of beneficial interest (shares issued of 0 at December 31, 2002 and 1 at December 31, 2001)	—	—
1,725,000 designated as Series B Cumulative Redeemable Preferred Shares of beneficial interest (1,250,000 shares issued with an aggregate liquidation preference of $31,250 at December 31, 2002 and 2001)	13	13
544,000 designated as Series D Cumulative Convertible Redeemable Preferred Shares of beneficial interest (544,000 shares issued with an aggregate liquidation preference of $13,600 at December 31, 2002 and 2001)	5	5
1,265,000 designated as Series E Cumulative Redeemable Preferred Shares of beneficial interest (1,150,000 shares issued with an aggregate liquidation preference of $28,750 at December 31, 2002 and 2001)	11	11
1,425,000 designated as Series F Cumulative Redeemable Preferred Shares of beneficial interest (1,425,000 shares issued with an aggregate liquidation preference of $35,625 at December 31, 2002 and 2001)	14	14
Common Shares of beneficial interest ($0.01 par value; 45,000,000 shares authorized, shares issued of 23,772,732 at December 31, 2002 and 20,814,701 at December 31, 2001)	238	208
Additional paid-in capital	313,786	285,362
Cumulative distributions in excess of net income	(21,067)	(14,502)
Value of unearned restricted common share grants	(2,739)	(3,275)
Treasury shares, at cost (166,600 shares)	(1,415)	(1,415)
Accumulated other comprehensive loss	(349)	(2,500)
Total shareholders’ equity	288,497	263,921
Total liabilities and shareholders’ equity	$1,126,471	$984,210

See accompanying notes to consolidated financial statements.

Corporate Office Properties Trust and Subsidiaries
Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	For the Years Ended December 31,
	2002	2001	2000
Real Estate Operations:
Revenues
Rental revenue	$132,079	$107,166	$89,946
Tenant recoveries and other revenue	15,916	14,489	15,196
Revenue from real estate operations	147,995	121,655	105,142
Expenses
Property operating	43,929	35,413	30,162
Interest	39,067	32,289	29,786
Amortization of deferred financing costs	2,189	1,818	1,382
Depreciation and other amortization	28,517	20,405	16,513
Expenses from real estate operations	113,702	89,925	77,843
Earnings from real estate operations before equity in income of unconsolidated real estate joint ventures	34,293	31,730	27,299
Equity in income of unconsolidated real estate joint ventures	169	208	—
Earnings from real estate operations	34,462	31,938	27,299
Service operations:
Revenues	3,888	3,864	—
Expenses	(4,192)	(4,354)	—
Equity in loss of unconsolidated Service Companies	(571)	(292)	(310)
Losses from service operations	(875)	(782)	(310)
General and administrative expenses	(6,697)	(5,289)	(4,867)
Income before gain on sales of properties, minority interests, income taxes, discontinued operations, extraordinary item and cumulative effect of accounting change	26,890	25,867	22,122
Gain on sales of real estate	2,564	1,618	107
Income before minority interests, income taxes, discontinued operations, extraordinary item and cumulative effect of accounting change	29,454	27,485	22,229
Minority interests
Common units in the Operating Partnership	(5,223)	(6,116)	(5,750)
Preferred units in the Operating Partnership	(2,287)	(2,287)	(2,240)
Other consolidated entities	59	(84)	(26)
Income before income taxes, discontinued operations, extraordinary item and cumulative effect of accounting change	22,003	18,998	14,213
Income tax benefit, net of minority interests	242	269	—
Income before discontinued operations, extraordinary item and cumulative effect of accounting change	22,245	19,267	14,213
Income from discontinued operations, net of minority interests	1,273	970	1,034
Income before extraordinary item and cumulative effect of accounting change	23,518	20,237	15,247
Extraordinary item-loss on early retirement of debt, net of minority interests	(217)	(141)	(113)
Income before cumulative effect of accounting change	23,301	20,096	15,134
Cumulative effect of accounting change, net of minority interests	—	(174)	—
Net income	23,301	19,922	15,134
Preferred share dividends	(10,134)	(6,857)	(3,802)
Net income available to common shareholders	$13,167	$13,065	$11,332
Basic earnings per common share
Income before discontinued operations, extraordinary item and cumulative effect of accounting change	$0.54	$0.62	$0.55
Discontinued operations	0.06	0.05	0.06
Extraordinary item	(0.01)	(0.01)	(0.01)
Cumulative effect of accounting change	—	(0.01)	—
Net income available to common shareholders	$0.59	$0.65	$0.60
Diluted earnings per common share
Income before discontinued operations, extraordinary item and cumulative effect of accounting change	$0.52	$0.60	$0.54
Discontinued operations	0.05	0.04	0.06
Extraordinary item	(0.01)	—	(0.01)
Cumulative effect of accounting change	—	(0.01)	—
Net income available to common shareholders	$0.56	$0.63	$0.59

See accompanying notes to consolidated financial statements.

Corporate Office Properties Trust and Subsidiaries

Consolidated Statements of Shareholders’ Equity

(Dollars in thousands)

(Dollars in thousands)	Preferred Shares	Common Shares	Additional Paid-in Capital	Cumulative Distributions in Excess of Net Income	Value of Unearned Restricted Common Share Grants	Treasury Shares	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 1999	$22	$176	$202,867	$(7,547)	$(3,417)	$—	$—	$192,101
Conversion of common units to common shares (1,047,545 shares)	—	11	8,514	—	—	—	—	8,525
Conversion of Preferred shares (984,307 shares)	(10)	19	(9)	—	—	—	—	—
Restricted common share grants issued (12,500 Shares)	—	—	97	—	(97)	—	—	—
Value of earned restricted share grants	—	—	4	—	115	—	—	119
Exercise of share options (24,467 shares)	—	—	169	—	—	—	—	169
Issuance of share options	—	—	206	—	—	—	—	206
Acquisition of treasury shares (166,600 shares)	—	—	—	—	—	(1,415)	—	(1,415)
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	—	—	(2,460)	—	—	—	—	(2,460)
Net income	—	—	—	15,134	—	—	—	15,134
Dividends	—	—	—	(18,651)	—	—	—	(18,651)
Balance at December 31, 2000	12	206	209,388	(11,064)	(3,399)	(1,415)	—	193,728
Conversion of common units to common shares (90,519 shares)	—	1	918	—	—	—	—	919
Series D Cumulative Convertible Redeemable Preferred Shares issued privately (544,000 shares)	5	—	11,887	—	—	—	—	11,892
Series E Cumulative Redeemable Preferred Shares issued to the public (1,150,000 shares)	12	—	26,894	—	—	—	—	26,906
Series F Cumulative Redeemable Preferred Shares issued to the public (1,425,000 shares)	14	—	33,549	—	—	—	—	33,563
Decrease in fair value of derivatives	—	—	—	—	—	—	(2,500)	(2,500)
Restricted common share grants issued (23,000 shares)	—	—	234	—	(234)	—	—	—
Value of earned restricted share grants	—	—	103	—	358	—	—	461
Exercise of share options (125,246 shares)	—	1	997	—	—	—	—	998
Expense associated with share options	—	—	574	—	—	—	—	574
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	—	—	818	—	—	—	—	818
Net income	—	—	—	19,922	—	—	—	19,922
Dividends	—	—	—	(23,360)	—	—	—	(23,360)
Balance at December 31, 2001	43	208	285,362	(14,502)	(3,275)	(1,415)	(2,500)	263,921
Conversion of common units to common shares (617,510 shares)	—	6	8,617	—	—	—	—	8,623
Common shares issued to the public (2,084,828 shares)	—	21	23,391	—	—	—	—	23,412
Increase in fair value of derivatives	—	—	—	—	—	—	2,151	2,151
Value of earned restricted share grants	—	—	325	—	536	—	—	861
Exercise of share options (255,692 shares)	—	3	2,125	—	—	—	—	2,128
Net expense reversal associated with share options	—	—	(64)	—	—	—	—	(64)
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	—	—	(5,970)	—	—	—	—	(5,970)
Net income	—	—	—	23,301	—	—	—	23,301
Dividends	—	—	—	(29,866)	—	—	—	(29,866)
Balance at December 31, 2002	$43	$238	$313,786	$(21,067)	$(2,739)	$(1,415)	$(349)	$288,497

See accompanying notes to consolidated financial statements.

Corporate Office Properties Trust and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the Years Ended December 31,
	2002	2001	2000
Cash flows from operating activities
Net income	$23,301	$19,922	$15,134
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interests	8,028	8,963	8,588
Depreciation and other amortization	25,557	19,128	15,983
Other amortization	3,439	1,848	994
Amortization of deferred financing costs	2,189	1,818	1,382
Equity in loss of unconsolidated entities	402	84	310
Gain on sales of real estate	(2,564)	(1,618)	(107)
Extraordinary item-loss on early retirement of debt	312	213	153
Cumulative effect of accounting change	—	263	—
Changes in operating assets and liabilities:
Increase in deferred rent receivable	(2,327)	(3,125)	(4,113)
Increase in accounts receivable, restricted cash and prepaid and other assets	(1,904)	(1,758)	(4,225)
Increase in accounts payable, accrued expenses, rents received in advance and security deposits	4,721	2,660	927
Other	1,088	2,477	—
Net cash provided by operating activities	62,242	50,875	35,026
Cash flows from investing activities
Purchases of and additions to commercial real estate properties	(133,553)	(134,015)	(65,130)
Proceeds from sales of properties	7,509	3,818	4,435
Cash from acquisition of real estate joint venture	—	688	—
Cash from acquisition of Service Companies	—	568	—
Investments in and advances to unconsolidated real estate joint ventures	2,089	(18,739)	(3,616)
Proceeds from sales of unconsolidated real estate joint ventures	2,283	—	—
Investments in and advances to other unconsolidated entities	—	(808)	(2,773)
Leasing commissions paid	(5,974)	(3,540)	(6,176)
Decrease (increase) in advances to certain real estate joint ventures	2,583	(2,583)	—
Other	(3,508)	(1,130)	4
Net cash used in investing activities	(128,571)	(155,741)	(73,256)
Cash flows from financing activities
Proceeds from mortgage and other loans payable	306,317	430,120	140,479
Repayments of mortgage and other loans payable	(210,628)	(364,000)	(69,493)
Deferred financing costs paid	(2,397)	(4,071)	(1,774)
(Decrease) increase in other liabilities	(11,336)	2,623	—
Net proceeds from issuance of preferred shares	—	72,361	—
Net proceeds from issuance of common shares	25,541	998	286
Net proceeds from issuance of share options	—	—	206
Purchase of treasury shares	—	—	(1,415)
Dividends paid	(28,997)	(21,626)	(18,265)
Distributions paid	(10,265)	(9,880)	(9,189)
Other	(2,555)	—	—
Net cash provided by financing activities	65,680	106,525	40,835

Net (decrease) increase in cash and cash equivalents	(649)	1,659	2,605

Cash and cash equivalents
Beginning of year	6,640	4,981	2,376
End of year	$5,991	$6,640	$4,981

See accompanying notes to consolidated financial statements.

Corporate Office Properties Trust and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)

1.                                      Organization

Corporate Office Properties Trust (“COPT”) and subsidiaries (collectively, the “Company”) is a fully- integrated and self-managed real estate investment trust (“REIT”).  We focus principally on the ownership, management, leasing, acquisition and development of suburban office properties located in select submarkets in the Mid-Atlantic region of the United States.  COPT is qualified as a REIT as defined in the Internal Revenue Code and is the successor to a corporation organized in 1988.  As of December 31, 2002, our portfolio included 110 office properties.

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

	December 31,
	2002	2001
Common Units	71%	66%
Series A Preferred Units	100%	100%
Series B Preferred Units	100%	100%
Series C Preferred Units	0%	0%
Series D Preferred Units	100%	100%
Series E Preferred Units	100%	100%
Series F Preferred Units	100%	100%

The Operating Partnership also owns 100% of Corporate Office Management, Inc. (“COMI”) (together with its subsidiaries defined as the “Service Companies”) (see Note 6).  COMI’s consolidated subsidiaries are set forth below:

Entity Name	Type of Service Business
Corporate Realty Management, LLC (“CRM”)	Real Estate Management
Corporate Development Services, LLC (“CDS”)	Construction and Development
Corporate Cooling and Controls, LLC (“CCC”)	Heating and Air Conditioning

COMI owns 100% of these entities, although COMI only owned 75% of CRM prior to July 2000 and 80% of CCC prior to May 2002.  Most of the services that CRM and CDS provide are for us.

2.                                      Basis of Presentation

We use four different accounting methods to report our investments in entities: the consolidation method, the equity method, the cost method and the financing method.

Consolidation Method

We use the consolidation method when we own most of the outstanding voting interests in an entity and can control its operations.  This means the accounts of the entity are combined with our accounts.  We eliminate balances and transactions between companies when we consolidate these accounts.  Our Consolidated Financial Statements include the accounts of:

•                                          COPT;

•                                          the Operating Partnership and its subsidiary partnerships and LLCs;

•                                          the Service Companies; and

•                                          Corporate Office Properties Holdings, Inc. (of which we own 100%).

The Service Companies became consolidated subsidiaries effective January 1, 2001 (see Note 6).  Prior to that date, we accounted for our investment in the Service Companies using the equity method of accounting (discussed below).

Equity Method

We use the equity method of accounting when we own an interest in an entity and can exert significant influence over the entity’s operations but cannot control the entity’s operations.  Under the equity method, we report:

•                                          our ownership interest in the entity’s capital as an investment on our Consolidated Balance Sheets; and

•                                          our percentage share of the earnings or losses from the entity in our Consolidated Statements of Operations.

Cost Method

We use the cost method of accounting when we own an interest in an entity and cannot exert significant influence over the entity’s operations.  Under the cost method, we report:

•                                          the cost of our investment in the entity as an investment on our Consolidated Balance Sheets; and

•                                          distributions to us of the entity’s earnings in our Consolidated Statements of Operations.

Financing Method

See Note 3

3.                                      Summary of Significant Accounting Policies

Use of Estimates in the Preparation of Financial Statements

We make estimates and assumptions when preparing financial statements under generally accepted accounting principles (“GAAP”).  These estimates and assumptions affect various matters, including:

•                                          the reported amounts of assets and liabilities in our Consolidated Balance Sheets at the dates of the financial statements;

•                                          the disclosure of contingent assets and liabilities at the dates of the financial statements; and

•                                          the reported amounts of revenues and expenses in our Consolidated Statements of Operations during the reporting periods.

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

Commercial Real Estate Properties

We report commercial real estate properties at our depreciated cost.  The amounts reported for our commercial real estate properties include our costs of:

•                                          acquisitions;

•                                          development and construction;

•                                          building and land improvements; and

•                                          tenant improvements paid by us.

We capitalize interest expense, real estate taxes, direct internal labor (including allocable overhead costs) and other costs associated with real estate undergoing construction and development activities to the cost of such activities.  We continue to capitalize these costs while construction and development activities are underway until a building becomes “operational,” which is the earlier of when leases commence on space or one year from the cessation of major construction activities.  When leases commence on portions of a newly-constructed building’s space in the period prior to one year from the construction completion date, we consider that building “partially operational.”  When a building is partially operational, we allocate the costs associated with the building between the portion that is operational and the portion under construction.  We start depreciating newly-constructed properties when they become operational.

We depreciate our assets evenly over their estimated useful lives as follows:

•	Building and building improvements	10-40 years
•	Land improvements	10-20 years
•	Tenant improvements	Related lease terms
•	Equipment and personal property	3-10 years

We recognize an impairment loss on a real estate asset if its undiscounted expected future cash flows are less than its depreciated cost. We have not recognized impairment losses on our real estate assets to date.

We expense property maintenance and repair costs when incurred.

Financing Method of Accounting for Certain Real Estate Joint Ventures

Prior to 2002, we contributed parcels of land into two real estate joint ventures.  In exchange for the contributions of land, we received joint venture interests and $9,600 in cash.  Each of these joint ventures constructed office buildings on the land parcels.  Each of the joint ventures’ operating agreements provided us with the option to acquire the joint venture partners’ interests for a pre-determined purchase price over a limited period of time.  In February 2002, we acquired the joint venture partner’s interest in one of these joint ventures for the pre-determined purchase price of $5,448.  In June 2002, we acquired the joint venture partner’s interest in the other joint venture for the pre-determined purchase price of $6,361.  For periods prior to acquiring the joint venture partners’ interests, we accounted for our interests in these joint ventures using the financing method of accounting, details of which are described below:

•                                          the costs associated with these land parcels at the time of their respective contributions were reported as commercial real estate properties on our Consolidated Balance Sheets;

•                                          the cash received from these joint ventures in connection with the land contributions was reported as other liabilities on our Consolidated Balance Sheets.  These liabilities were accreted towards the pre-determined purchase price over the life of our option to acquire the joint venture partners’ interests.  We also reported interest expense in connection with the accretion of these liabilities;

•                                          as construction of the buildings on these land parcels was completed and operations commenced, we reported 100% of the revenues and expenses associated with these properties on our Consolidated Statements of Operations; and

•                                          construction costs and debt activity for these projects relating to periods after the respective land contributions were not reported by us.

Upon completion of these acquisitions, we began consolidating the accounts of the entities with our accounts.

Cash and Cash Equivalents

Cash and cash equivalents include all cash and liquid investments that mature three months or less from when they are purchased.  Cash equivalents are reported at cost, which approximates fair value.  We maintain our cash in bank accounts in amounts that may exceed federally insured limits at times.  We have not experienced any losses in these accounts in the past and believe we are not exposed to significant credit risk.

Accounts Receivable

Our accounts receivable are reported net of an allowance for bad debts of $767 at December 31, 2002 and $723 at December 31, 2001.

Revenue Recognition

We recognize rental revenue evenly over the term of tenant leases.  Many of our leases provide for contractual rent increases; for these leases, we average the noncancelable rental revenues over the lease term to evenly recognize such revenues.  We consider rental revenue under a lease to be noncancelable when a tenant (1) may not terminate its lease obligation early or (2) may terminate its lease obligation early in exchange for a fee or penalty that we consider material enough such that termination would be highly unlikely.  We report revenues recognized in advance of payments received as deferred rent receivable on our Consolidated Balance Sheets.  We report prepaid tenant rents as rents received in advance on our Consolidated Balance Sheets.

Some of our retail tenants’ leases provide for additional rental payments if the tenants meet certain sales targets.  We do not recognize additional rental revenue under these leases until the tenants meet the sales targets.

We recognize tenant recovery revenue in the same periods we incur the related expenses.  Tenant recovery revenue includes payments from tenants as reimbursement for property taxes, insurance and other property operating expenses.

We recognize fees for services provided by us once services are rendered, fees are determinable and collectibility assured.

Major Tenants

The following table summarizes the respective percentages of our rental revenue earned from our largest tenants (individually) and our five largest tenants (in aggregate):

	For the Years Ended December 31,
	2002	2001	2000
United States Government	10%	11%	13%
AT&T Local Services(1)	6%	7%	4%
Unisys	6%	7%	8%

Five largest tenants	29%	31%	31%

(1)  Includes affiliated organizations and agencies.

Geographical Concentration

All of our operations are geographically concentrated in the Mid-Atlantic region of the United States.  Our properties in the Baltimore/Washington Corridor accounted for 64% of our total revenue from real estate operations in 2002, 66% in 2001 and 61% in 2000.

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

We capitalize goodwill in connection with the acquisition of interests in entities.  We test goodwill annually for impairment and in interim periods if certain events occur indicating that the carrying value of goodwill may be impaired.  We recognize an impairment loss when the discounted expected future cash flows associated with the related reporting unit are less than its unamortized cost.  Prior to 2002, we amortized goodwill over useful lives ranging from 5 to 20 years.

Derivatives

We are exposed to the effect of interest rate changes in the normal course of business.  We use interest rate swap and interest rate cap agreements to reduce the impact of such interest rate changes.  Interest rate differentials that arise under these contracts are recognized in interest expense over the life of the respective contracts.  We do not use such derivatives for trading or speculative purposes.  We manage counter-party risk by only entering into contracts with major financial institutions based upon their credit ratings and other risk factors.

In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities.”  We adopted this standard beginning January 1, 2001.  SFAS 133 establishes accounting and reporting standards for derivative financial instruments and for hedging activities.  It requires that an entity recognize all derivatives as assets or liabilities in the balance sheet at fair value with the offset to:

•                                          the accumulated other comprehensive loss component of shareholders’ equity (“AOCL”), net of the share attributable to minority interests, for any derivatives designated as cash flow hedges to the extent such derivatives are deemed effective in hedging risks (risk in the case of our existing derivatives being defined as changes in interest rates);

•                                          other revenue on our Statements of Operations for any derivatives designated as cash flow hedges to the extent such derivatives are deemed ineffective in hedging risks; or

•                                          other revenue on our Statements of Operations for any derivatives designated as fair value hedges.

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

Minority Interests

As discussed previously, we consolidate the accounts of our Operating Partnership and its subsidiaries into our financial statements.  However, we do not own 100% of the Operating Partnership.  Our Operating Partnership also did not own 11% of one of its subsidiary partnerships until September 11, 2002, when it acquired that remaining interest for $124 from Clay W. Hamlin, III, our Chief Executive Officer.  In addition, COMI did not own 20% of one of its subsidiaries, CCC, until May 31, 2002, when it acquired that remaining interest.  The amounts reported for minority interests on our Consolidated Balance Sheets represent the portion of these consolidated entities’ equity that we do not own.  The amounts reported for minority interests on our Consolidated Statements of Operations represent the portion of these consolidated entities’ net income not allocated to us.

Common units of the Operating Partnership (“common units”) are substantially similar economically to our common shares of beneficial interest (“common shares”).  Common units are also exchangeable into our common shares, subject to certain conditions.

The only preferred units in the Operating Partnership not owned by us during the reporting periods were 1,016,662 Series C Preferred Units.  The Series C Preferred Units carry a liquidation preference of $25.00 per unit, plus any accrued and unpaid return, and may be redeemed for cash by the Operating Partnership at any time after December 20, 2009.  The owner of these units is entitled to a priority annual return equal to 9% of their liquidation preference through December 20, 2009, 10.5% for the five following years and 12% thereafter.  These units are convertible, subject to certain restrictions, into common units on the basis of 2.381 common units for each Series C Preferred Unit, plus any accrued and unpaid return.  The common units would then be exchangeable for common shares, subject to certain conditions.

Stock-Based Compensation

We and the Service Companies recognize expense from share options issued to employees using the intrinsic value method.  As a result, we do not record compensation expense for share option grants except as set forth below:

•                                          When the exercise price of a share option grant is less than the market price of our common shares on the option grant date, we recognize compensation expense equal to the difference between the exercise price and the grant-date market price; this compensation expense is recognized over the service period to which the options relate.

•                                          In 1999, we reduced the exercise price of 360,500 share options from $9.25 to $8.00.  We recognize compensation expense on the share price appreciation and future vesting associated with the re-priced share options.  As of December 31, 2002, 7,700 of these shares options were outstanding.  In July 2002, we paid $694 to employees to redeem 105,300 of the re-priced share options.  The expense we recognized in 2002 relating to the cash redemption was substantially offset by the reversal of previously recorded compensation expense on the share options resulting from share price appreciation.

•                                          We recognize compensation expense on share options granted to employees of CRM and CCC prior to January 1, 2001 equal to the difference between the exercise price of such share options and the market price of our common shares on January 1, 2001, to the extent such amount relates to service periods remaining after January 1, 2001.

•                                          In 2000, we recognized compensation expense equal to the fair value of options granted to employees of CRM and CCC from July 1, 2000 through December 31, 2000, to the extent such amount related to service periods within those dates.

We grant common shares subject to forfeiture restrictions to certain employees (see Note 10).  We recognize compensation expense for such grants over the service periods to which the grants relate.  We compute compensation expense for common share grants based on the value of such grants, as determined by the value of our common shares on the applicable measurement date, as defined below:

•                                          When forfeiture restrictions on grants only require the recipient to remain employed by us over defined periods of time for such restrictions to lapse, the measurement date is the date the shares are granted.

•                                          When forfeiture restrictions on grants require (1) that the recipient remain employed by us over defined periods of time and (2) that the Company meet certain performance criteria for such restrictions to lapse, the measurement date is the date that the performance criteria are deemed to be met.

Expenses from stock-based compensation are reflected in our Consolidated Statements of Operations as follows:

•                                          an increase in general and administrative expenses of $411 in 2002, $977 in 2001 and $502 in 2000; and

•                                          a decrease in our earnings from service operations of $136 in 2002, $435 in 2001 and $148 in 2000.

The following table summarizes our operating results as if we elected to account for our stock-based compensation under the fair value provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation:”

	For the Years Ended December 31,
	2002	2001	2000
Net income available to common shareholders, as reported	$13,167	$13,065	$11,332
Add: Stock-based compensation expense, net of related tax effects and minority interests, included in the determination of net income available to common shareholders	341	820	412
Less: Stock-based compensation expense determined under the fair value based method, net of related tax effects and minority interests	(847)	(818)	(796)
Net income available to common shareholders, pro forma	$12,661	$13,067	$10,948
Basic earnings per share on net income available to common shareholders, as reported	$0.59	$0.65	$0.60
Basic earnings per share on net income available to common shareholders, pro forma	$0.56	$0.65	$0.58
Diluted earnings per share on net income available to common shareholders, as reported	$0.56	$0.63	$0.59
Diluted earnings per share on net income available to common shareholders, pro forma	$0.54	$0.63	$0.57

The stock-based compensation expense under the fair value method, as reported in the above table, was computed using the Black-Scholes option-pricing model; the assumptions we used in that model are set forth below:

	For the Years Ended December 31,
	2002	2001	2000

Risk-free interest rate	4.09%	4.81%	6.60%
Expected life-years	3.68	3.60	4.58
Expected volatility	24.46%	25.85%	26.04%
Expected dividend yield	7.90%	8.06%	8.17%

Earnings Per Share (“EPS”)

We present both basic and diluted EPS.  We compute basic EPS by dividing income available to common shareholders by the weighted average number of common shares outstanding during the year.  Our computation of diluted EPS is similar except that:

•                                          the denominator is increased to include the weighted average number of potential additional common shares that would have been outstanding if securities that are convertible into our common shares were converted; and

•                                          the numerator is adjusted to add back any convertible preferred dividends and any other changes in income or loss that would result from the assumed conversion into common shares.

Our computation of diluted EPS does not assume conversion of securities into our common shares if conversion of those securities would increase our diluted EPS in a given year.  A summary of the numerator and denominator for purposes of basic and diluted EPS calculations is set forth below (dollars and shares in thousands, except per share data):

	For the Years Ended December 31,
	2002	2001	2000
Numerator:
Net income available to common shareholders	$13,167	$13,065	$11,332
Add: Cumulative effect of accounting change, net	—	174	—
Add: Extraordinary item, net	217	141	113
Less: Income from discontinued operations, net	(1,273)	(970)	(1,034)
Numerator for basic EPS before discontinued operations, extraordinary item and cumulative effect of accounting change	12,111	12,410	10,411
Add: Series D Preferred Share dividends	544	508	—
Numerator for diluted EPS before discontinued operations, extraordinary item and cumulative effect of accounting change	12,655	12,918	10,411
Add: Income from discontinued operations, net	1,273	970	1,034
Numerator for diluted EPS before extraordinary item and cumulative effect of accounting change	13,928	13,888	11,445
Less: Extraordinary item, net	(217)	(141)	(113)
Numerator for diluted EPS before cumulative effect of accounting change	13,711	13,747	11,332
Less: Cumulative effect of accounting change, net	—	(174)	—
Numerator for diluted EPS on net income available to common shareholders	$13,711	$13,573	$11,332

Denominator (all weighted averages):
Common shares – basic	22,472	20,099	18,818
Assumed conversion of share options	878	406	164
Assumed conversion of Series D Preferred Shares	1,197	1,118	—
Assumed conversion of common unit warrants	—	—	231
Denominator for diluted EPS	24,547	21,623	19,213

Basic EPS:
Income before discontinued operations, extraordinary item and cumulative effect of accounting change	$0.54	$0.62	$0.55
Income from discontinued operations	0.06	0.05	0.06
Extraordinary item	(0.01)	(0.01)	(0.01)
Cumulative effect of accounting change	—	(0.01)	—
Net income available to common shareholders	$0.59	$0.65	$0.60
Diluted EPS:
Income before discontinued operations, extraordinary item and cumulative effect of accounting change	$0.52	$0.60	$0.54
Income from discontinued operations	0.05	0.04	0.06
Extraordinary item	(0.01)	—	(0.01)
Cumulative effect of accounting change	—	(0.01)	—
Net income available to common shareholders	$0.56	$0.63	$0.59

Our diluted EPS computation for 2002 and 2001 only assumes conversion of share options and Series D Cumulative Convertible Redeemable Preferred Shares of beneficial interest (the “Series D Preferred Shares”) because conversions of preferred units, Series A Convertible Preferred Shares of beneficial interest (the “Series A Preferred Shares”) and common units and vesting of restricted common shares would increase diluted EPS in those years.  Our diluted EPS computation for 2000 assumes no conversions of preferred units or common units since such conversions would increase diluted EPS in that year.

Fair Value of Financial Instruments

Our financial instruments include primarily notes receivable, mortgage and other loans payable and interest rate derivatives.  The fair values of notes receivable were not materially different from their carrying or contract values at December 31, 2002 and 2001.  You should refer to Notes 8 and 9 for fair value of mortgage and other loans payable and derivative information.

Reclassification

We reclassified certain amounts from prior periods to conform to the current year presentation of our Consolidated Financial Statements.  These reclassifications did not affect consolidated net income or shareholders’ equity.

Recent Accounting Pronouncements

On July 1, 2001, we adopted Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”).  SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001.  SFAS 141 also requires upon the acquisition of operating real estate that value be assigned to in-place operating leases carrying rents above or below market; such value is then amortized over the lives of the related leases.  Since SFAS 141 required prospective application, we were not affected upon adoption, although we were required to change our methodology for recording property acquisitions subsequent to our adoption.

On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”).  The provisions of SFAS 142 require that (1) amortization of goodwill, including goodwill recorded in past business combinations, be discontinued upon adoption of this standard and (2) goodwill be tested annually for impairment and in interim periods if certain events occur indicating that the carrying value of goodwill may be impaired.  After completing an evaluation of our unamortized goodwill under the provisions of SFAS 142, we concluded that our carrying value of goodwill was not impaired as of January 1, 2002 and December 31, 2002.  The following table summarizes our goodwill amortization in total and net of minority interests in 2001 and 2000:

	For the Years Ended December 31,
	2001	2000(1)

Amortization of goodwill	$165	$132
Amortization of goodwill, net of minority interests and income taxes	66	46

(1)                                  Amortization of goodwill in 2000 took place in the Service Companies,  which at that time were unconsolidated entities.

Basic and diluted EPS on net income available to common shareholders reported on our Consolidated Statements of Operations would not have changed if goodwill amortization did not occur in 2001 and 2000.

On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).  SFAS 144 provides new guidance on recognition of impairment losses on long-lived assets to be held and used and broadens the definition of what constitutes a discontinued operation and how the results of discontinued operations are to be measured.  The primary impact of our adoption of this standard is that revenues and expenses associated with our property held for sale at December 31, 2002 are classified as discontinued operations on our Consolidated Statements of Operations for all periods reported.

In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”).  SFAS 145 generally eliminates the requirement that gains and losses from the retirement of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect.  SFAS 145 also eliminates previously existing inconsistencies between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects similar to that of sale-leaseback transactions.  SFAS 145 is effective for us on January 1, 2003, although certain aspects of the standard are effective for transactions occurring after May 15, 2002.  Upon adoption, SFAS 145 requires that gains or losses from retirement of debt reported as an extraordinary item in prior periods presented be reclassified.  We expect the only impact of our adoption on January 1, 2003 will be the reclassification of all prior period losses on early retirement of debt from the line on the Consolidated Statements of Operations entitled “extraordinary item” to the line entitled “amortization of deferred financing costs.”  These reclassifications will not result in changes to net income available to common shareholders or basic and diluted EPS on net income available to common shareholders.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”).  FIN 45 clarifies the requirements of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees.  It requires that a guarantor recognize a liability for the fair value of the obligation it assumes under that guarantee.  We adopted FIN 45 on a prospective basis for guarantees issued or modified after December 31, 2002, although we were required to adopt certain disclosure requirements for purposes of these Consolidated Financial Statements.  Since our adoption of the provisions is prospective, we will not be affected for our guarantees previously in place.  However, since we expect to enter into guarantee arrangements covered within the scope of FIN 45 as we have in the past, we expect that we will be affected in the future primarily by having to record liabilities associated with such arrangements.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”).  FIN 46 provides guidance in identifying situations in which an entity is controlled by its owners without such owners owning most of the outstanding voting rights in the entity; it defines the entity in such situations as a variable interest entity (“VIE”).  Situations identified by FIN 46 include when the equity owners do not have the characteristics of controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  FIN 46 then provides guidance in determining when an owner of a VIE should use the consolidation method in accounting for its investment in the VIE.  It also provides for additional disclosure requirements for certain owners of VIEs.  We will adopt FIN 44 on July 1, 2003 for VIEs created before February 1, 2003 and immediately for all subsequently created VIEs, although we were required to adopt certain disclosure requirements for purposes of these Consolidated Financial Statements.  While we are currently reviewing the provisions of FIN 46 and assessing the impact upon adoption, it is reasonably possible that we will need to begin using the consolidation method of accounting for certain of our unconsolidated real estate joint venture investments.  See Note 5 for disclosures pertaining to our unconsolidated real estate joint ventures.

4.                                      Commercial Real Estate Properties

Operating properties consisted of the following:

	December 31,
	2002	2001
Land	$191,587	$164,994
Buildings and improvements	882,388	738,320
	1,073,975	903,314
Less: accumulated depreciation	(74,204)	(51,552)
	$999,771	$851,762

As of December 31, 2002, we were negotiating the sale of our office property and adjacent undeveloped land parcel located in Oxon Hill, Maryland.  As a result, these properties were classified as held for sale.  The components associated with these properties at December 31, 2002 included the following:

December 31, 2002
Land - operational	$3,434
Land - development	357
Buildings and improvements	14,892
18,683
Less: accumulated depreciation	(1,891)
$16,792

We entered into a contract in January 2003 to sell these properties for $21,288.  We expect that this sale will be completed in March 2003.

Projects we had under construction or development consisted of the following:

	December 31,
	2002	2001
Land	$24,641	$26,751
Construction in progress	9,926	37,493
	$34,567	$64,244

2002 Acquisitions

We acquired the following properties during 2002:

Project Name	Location	Date of Acquisition	Number of Buildings	Total Rentable Square Feet	Initial Cost

7320 Parkway Drive	Hanover, MD	4/4/2002	1	57,176	$4,957
Rivers 95	Columbia, MD	4/4/2002	4	109,696	11,564
7000 Columbia Gateway Drive	Columbia, MD	5/31/2002	1	145,806	16,196
11800 Tech Road	Silver Spring, MD	8/1/2002	1	236,441	27,184
Greens I and II	Chantilly, VA	8/14/2002	2	290,245	47,416

We also acquired the following during 2002:

•                  a parcel of land located in Annapolis Junction, Maryland that is contiguous to certain of our existing operating properties for $3,757 on January 31, 2002 from an affiliate of Constellation Real Estate, Inc. (“Constellation”), who at the time owned 43% of our common shares and had the right to designate nominees for two of the eight positions on our Board of Trustees (see Note 10);

•                  a parcel of land located in Chantilly, Virginia for $3,620 on July 18, 2002;

•                  a leasehold interest carrying a right to purchase a parcel of land located in Chantilly, Virginia that is contiguous to two of our existing operating properties for $466 on August 14, 2002; and

•                  a parcel of land located in Annapolis Junction, Maryland that is adjacent to one of our existing operating properties for $834 from an affiliate of Constellation on October 3, 2002.

2002 Construction/Development

During 2002, we completed the construction of five buildings totaling 410,551 square feet.  The buildings are located in the Baltimore/Washington Corridor.

As of December 31, 2002, we also were nearing completion on the construction of one new building totaling 123,743 square feet.

2002 Dispositions

We sold the following properties during 2002:

•                  a parcel of land located in Hanover, Maryland for $1,300 on March 29, 2002 to a first cousin of Clay W. Hamlin, III, our Chief Executive Officer; we realized a gain of $596 on this sale;

•                  a 53,782 square foot office building located in Columbia, Maryland for $7,175 on July 17, 2002, realizing a gain of $374.  We occupy a portion of this building under leases carrying four-year terms.  Because we continue to lease the property, the gain on the sale was deferred for recognition over the lease terms.  Additionally, because we continue to manage the property, the results of operations and the portion of the gain on sale recognized are reflected in continuing operations on our Consolidated Statements of Operations;

•                  a parcel of land located in Cranbury, New Jersey for $1,500 on August 9, 2002 to a first cousin of Clay W. Hamlin, III; we realized a gain of $291 on this sale; and

•                  a parcel of land located in Oxon Hill, Maryland for $600 on September 30, 2002, realizing a gain of $481.

The terms of the land parcel sales to Mr. Hamlin’s cousins described above were determined as a result of arms-length negotiations.  In management’s opinion, the resulting sales prices reflected fair value for the properties based on management’s knowledge of and experience in the respective real estate markets.

2001 Acquisitions

We acquired the following properties during 2001:

Project Name	Location	Date of Acquisition	Number of Buildings	Total Rentable Square Feet	Initial Cost

State Farm Properties(1)	Columbia, MD	5/14/2001	3	141,530	$15,502
Airport Square Partners Properties(2)	Linthicum, MD	7/2/2001	5	314,594	33,858
Airport Square I	Linthicum, MD	8/3/2001	1	97,161	11,479
Gateway 63 Properties	Columbia, MD	8/30/2001	4	187,132	23,866
Washington Technology Park(3)	Chantilly, VA	11/30/2001	1	470,406	58,968

(1)          Includes a 30,855 square foot office building requiring redevelopment that was completed in 2002.

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

(3)          Includes a contiguous 17-acre land parcel for future development.

We also acquired the following properties during 2001:

•                  two parcels of land located in Oxon Hill, Maryland that are contiguous to one of our existing operating properties for $469 on July 30, 2001 from an affiliate of Constellation (see Note 10); and

•                  a parcel of land located in Linthicum, Maryland for $638 on December 19, 2001.

2001 Construction/Development

During 2001, we completed the construction of one office building totaling 78,460 square feet located in Columbia, Maryland.

2001 Disposition

We sold a 65,277 square foot office building located in Cranbury, New Jersey for $11,525 on June 18, 2001.  We realized a gain of $1,618 on the sale of this property.

5.                                      Investments in and Advances to Unconsolidated Real Estate Joint Ventures

Our investments in and advances to unconsolidated real estate joint ventures accounted for using the equity method of accounting included the following:

	Balance at December 31,			Date Acquired	Ownership % at 12/31/02	Nature of Activity	Total Assets at 12/31/02	Maximum Exposure to Loss(1)
	2002	2001
Gateway 67, LLC	$4,130	$3,904		9/28/00	80%	Owns newly-constructed buildings	$10,653	$15,330
Gateway 70 LLC	2,472	2,326		4/5/01	80%	Developing land parcel	3,484	2,472
MOR Forbes 2 LLC	712	—		12/24/02	80%	Constructing building	2,231	5,224
MOR Montpelier 3 LLC	455	—		2/21/02	50%	Developing land parcel	888	455
NBP 140, LLC	230	2,885	(2)	12/27/01	10%	Constructing building	8,700	18,330
MOR Montpelier LLC	—	1,008		2/1/01	N/A	Constructed and sold building	—	—
MOR Forbes LLC	—	924		5/18/01	N/A	Constructed and sold building	—	—
	$7,999	$11,047					$25,956	$41,811

(1)          Derived from the sum of our investment balance, loan guarantees (based on maximum loan balance) and maximum additional unilateral capital contributions required from us.  Not reported above are additional amounts that we and our partners are required to fund when needed by these joint ventures; these funding requirements are proportional to our ownership percentage, except in the case of NBP 140, LLC, in which we are required to fund 50% of additional fundings.

(2)          Investment at December 31, 2001 included a $2,640 loan receivable.

The properties owned by each of the joint ventures set forth above are located in the Baltimore/Washington Corridor.  A two-member management committee is responsible for making major decisions (as defined in the joint venture agreement) for each of these joint ventures and  we control one of the management committee positions in each case.  We have additional commitments pertaining to our real estate joint ventures that are disclosed in Note 18.

During 2002, the buildings owned by MOR Montpelier LLC and MOR Forbes LLC were sold and the joint ventures dissolved.  We recognized $1,155 in gains on the disposition of these investments.  These gains are reflected in gain on sales of real estate on our Consolidated Statements of Operations.

The following table sets forth condensed combined balance sheets for these unconsolidated real estate joint ventures:

	December 31,
	2002	2001
Commercial real estate property	$25,463	$28,306
Other assets	493	1,321
Total assets	$25,956	$29,627

Liabilities	$12,636	$18,935
Owners’ equity	13,320	10,692
Total liabilities and owners’ equity	$25,956	$29,627

As discussed in Note 3, we are currently reviewing the provisions of FIN 46 and assessing the impact upon our adoption, but it is reasonably possible that we will need to begin using the consolidation method of accounting for certain of our unconsolidated real estate joint venture investments.

6.                                      Investments in and Advances to Other Unconsolidated Entities

Our investments in and advances to other unconsolidated entities included the following:

	Balance at December 31,			Date Acquired	Ownership % at 12/31/02	Investment Accounting Method
	2002	2001
MediTract, LLC(1)	$1,621	$1,621		Various 2000	5%	Cost
Paragon Smart Technologies, LLC(2)	—	491	(3)	2/28/01	22%	Equity
	$1,621	$2,112

(1)          MediTract, LLC (“MediTract”) has developed an Internet-based contract imaging and management system for sale to real estate owners and healthcare providers.

(2)          Paragon Smart Technologies, LLC (“Paragon”) provides computer consulting services to businesses and broadband Internet access and companion services to real estate owners in the Baltimore/Washington Corridor.

(3)          The investment balance at December 31, 2001 included $245 in notes receivable.

In December 2002, Paragon’s board of directors approved a plan to dissolve that entity.  Since we do not expect to recover our investment, we expensed $534, representing the balance of our investment in Paragon, in 2002; this expense is reflected in the line entitled “equity in loss of unconsolidated service companies” on our Consolidated Statements of Operations.

Prior to 2001, the Operating Partnership owned 95% of the capital stock in COMI, including 1% of the voting stock.  During that period, in addition to owning investments in service entities, COMI also provided us with asset management, managerial, financial and legal support.  On January 1, 2001, we acquired all of the stock in COMI that we did not previously own for $26 and all of COMI’s employees became our employees.  We accounted for the acquisition of COMI using the purchase method of accounting.  We also elected to have COMI treated as a taxable REIT subsidiary  (“TRS”) under the REIT Modernization Act effective January 1, 2001.

7.                                      Deferred Charges

Deferred charges consisted of the following:

	December 31,
	2002	2001
Deferred leasing costs	$19,267	$13,298
Deferred financing costs	11,458	9,599
Goodwill	1,880	1,320
Deferred other	155	154
	32,760	24,371
Accumulated amortization(1)	(12,912)	(7,487)
Deferred charges, net	$19,848	$16,884

(1)          Included accumulated amortization associated with other intangibles of $151 at December 31, 2002 and $132 at December 31, 2001.

8.                                      Mortgage and Other Loans Payable

Mortgage and other loans payable consisted of the following:

	December 31,
	2002	2001
Bankers Trust Company, Revolving Credit Facility, LIBOR + 1.75%, maturing March 2004(1)	$128,000	$110,000
Teachers Insurance and Annuity Association of America, 6.89%, maturing November 2008	78,999	80,634
Teachers Insurance and Annuity Association of America, 7.72%, maturing October 2006	57,168	58,138
KeyBank National Association, LIBOR + 1.75%, maturing November 2003(1)	36,000	36,000
Metropolitan Life Insurance Company, 6.91%, maturing June 2007	33,741	—
Teachers Insurance and Annuity Association of America, 7.0%, maturing March 2009	33,727	—
Allstate Life Insurance Company, 5.6%, maturing January 2013	29,400	—
State Farm Life Insurance Company, 6.51%, maturing August 2012	27,601	—
Mutual of New York Life Insurance Company, 7.79%, maturing August 2004(1)	26,530	26,969
Transamerica Life Insurance and Annuity Company, 7.18%, maturing August 2009	25,995	26,406
State Farm Life Insurance Company, 7.9%, maturing April 2008	25,408	25,743
Transamerica Occidental Life Insurance Company, 7.3%, maturing May 2008	20,671	20,996
Allstate Life Insurance Company, 6.93%, maturing July 2008	20,533	20,840
Allstate Life Insurance Company, 5.6%, maturing January 2013	19,600	—
Transamerica Life Insurance and Annuity Company, 8.3%, maturing October 2005	17,127	17,372
KeyBank National Association, LIBOR + 2.0%, maturing August 2003(1)	16,000	—
Northwestern Mutual Life Insurance Company, 7.0%, maturing February 2010	15,907	—
Allstate Life Insurance Company, 7.14%, maturing September 2007	15,677	15,922
IDS Life Insurance Company, 7.9%, maturing March 2008	13,274	13,466
SunTrust Bank, LIBOR + 1.5%, maturing July 2003(2)	12,000	—
Bank of America, LIBOR + 1.75%, maturing December 2003(4)	11,571	10,396
Allfirst Bank, LIBOR +1.75%, maturing April 2003(1)(3)	10,940	11,000
Teachers Insurance and Annuity Association of America, 8.35%, maturing October 2006	7,741	7,862
Allfirst Bank, LIBOR + 1.75%, maturing July 2003	6,425	6,500
Aegon USA Realty Advisors, Inc., 8.29%, maturing May 2007	5,666	5,864
Citibank Federal Savings Bank, 6.93%, maturing July 2008	4,889	4,962
Constellation Real Estate, Inc., Prime rate, maturing January 2003	3,000	—
Seller loan, 8.0%, maturing May 2007	1,466	1,527
KeyBank National Association, LIBOR + 1.75%, repaid June 2002	—	25,000
KeyBank National Association, LIBOR + 2.0%, repaid December 2002	—	25,000
Mercantile-Safe Deposit and Trust Company, Prime rate, repaid July 2002	—	15,750
Provident Bank of Maryland , LIBOR + 1.75%, repaid December 2002	—	6,980
Chevy Chase Bank, F.S.B., LIBOR + 1.6%, borrowed $22,000 in August 2002, repaid December 2002	—	—
	$705,056	$573,327

(1)          May be extended for a one-year period, subject to certain conditions.

(2)          May be extended for two six-month periods, subject to certain conditions.

(3)          Loan with a total commitment of $12,000.

(4)          Construction loan with a total commitment of $14,000.

The LIBOR interest rate in effect at December 31, 2002 on our LIBOR-based variable rate loans ranged from 1.38% to 1.42%.  The Prime interest rate in effect at December 31, 2002 on our Prime-based variable rate loans was 4.25%.

We have guaranteed the repayment of $224.8 million of the mortgage and other loans set forth above.

In the case of each of our mortgage and construction loans, we have pledged certain of our real estate assets as collateral.  As of December 31, 2002, substantially all of our real estate properties were collateralized on loan obligations.  Certain of our mortgage loans require that we comply with a number of restrictive financial covenants, including adjusted consolidated net worth, minimum property interest coverage, minimum property hedged interest coverage, minimum consolidated interest coverage, maximum consolidated unhedged floating rate debt and maximum consolidated total indebtedness.  As of December 31, 2002, we were in compliance with these financial covenants.

Our mortgage loans mature on the following schedule (excluding extension options):

2003	$104,718
2004	163,052
2005	25,913
2006	69,610
2007	59,736
Thereafter	282,027
Total	$705,056

We estimate the fair value of our mortgage and other loans was $741,587 at December 31, 2002 and $584,733 at December 31, 2001.

Weighted average borrowings under our secured revolving credit facility with Bankers Trust Company totaled $120,348 in 2002 and $69,143 in 2001.  The weighted average interest rate on this credit facility totaled 3.61% in 2002 and 5.93% in 2001.

Weighted average borrowings under our revolving credit facility with Prudential Securities, which expired in June 2001, totaled  $14,118 in 2001.  The weighted average interest rate on this credit facility totaled 6.84% in 2001.

The amount available under our secured revolving credit facility with Bankers Trust Company is generally computed based on 65% of the appraised value of properties pledged as collateral for this loan.  As of December 31, 2002, the maximum amount available under this line of credit totaled $150,000, of which $17,000 was unused.

We capitalized interest costs of $3,091 in 2002, $5,295 in 2001 and $3,889 in 2000.

We had mortgage loans payable that were retired early during 2002, 2001 and 2000 using proceeds from sales of properties and refinancings.  We recognized a loss on these early debt retirements, net of minority interests, of $217 in 2002, $141 in 2001 and $113 in 2000.

9.                                      Derivatives

The following table sets forth our derivative contracts and their respective fair values:

					Fair Value at December 31,
Nature of Derivative	Notional Amount in (millions)	One-Month LIBOR base	Effective Date	Expiration Date	2002	2001
Interest rate swap	$100.0	5.760%	1/2/2001	1/2/2003	$(12)	$(3,781)
Interest rate swap	50.0	2.308%	1/2/2003	1/3/2005	(482)	—
Interest rate cap	50.0	7.700%	5/25/2000	5/31/2002	—	—
Total					$(494)	$(3,781)

We have designated each of these derivatives as cash flow hedges.  All of these derivatives are hedging the risk of changes in interest rates on certain of our one-month LIBOR-based variable rate borrowings.  At December 31, 2002, our outstanding interest rate swaps were considered highly effective cash flow hedges under SFAS 133.

The table below sets forth our accounting application of changes in derivative fair values:

	For the Years Ended December 31,
	2002	2001
Increase (decrease) in fair value applied to AOCL and minority interests	$3,285	$(3,533)
Increase (decrease) in fair value recognized as gain (loss)(1)	$2	$(8)

(1)          Represents hedge ineffectiveness and is included in tenant recoveries and other revenue on our Consolidated Statements of Operations.

Over time, the unrealized loss held in AOCL and minority interests associated with our interest rate swaps will be reclassified to earnings as interest payments occur on our LIBOR-based borrowings.  Within the next twelve months, we expect to reclassify to earnings $477 of the balances held in AOCL and minority interests.

Upon adoption of FAS 133 on January 1, 2001, we reduced AOCL and minority interests in total by $246 as a cumulative effect adjustment to recognize the net fair value of our interest rate swap contracts on that date.  We also recognized an unrealized loss of $263 ($174 net of minority interests’ portion) on the book value associated with these derivatives at January 1, 2001; this loss was reported as a cumulative effect of an accounting change on our Consolidated Statements of Operations.

On January 3, 2003, we entered into an interest rate swap agreement with Deutsche Bank AG that fixes the one-month LIBOR base rate at 1.52% on a notional amount of $50.0 million.  This swap agreement became effective on January 7, 2003 and carries a one-year term.

10.                               Shareholders’ Equity

Preferred Shares

Constellation owned our one Series A Preferred Share outstanding at December 31, 2001.  On March 5, 2002, Constellation converted this share into 1.8748 common shares.  Constellation sold one of these common shares and we redeemed the fractional share.  As holder of the Series A Preferred Share, Constellation had the right to nominate two members for election to our Board of Trustees; with the conversion of its Series A Preferred Share into common shares, Constellation no longer has that right.  Constellation’s nominated members still served on our Board of Trustees as of December 31, 2002.

Set forth below is a summary of our other series of preferred shares of beneficial interest:

Series of Preferred Share of Beneficial Interest	# of Shares Issued	Month of Issuance	Annual Dividend Yield(1)	Annual Dividend Per Share	Earliest Redemption Date
Series B	1,250,000	July 1999	10.000%	$2.50000	7/15/04
Series D	544,000	January 2001	4.000%	1.00000	1/25/06
Series E	1,150,000	April 2001	10.250%	2.56250	7/15/06
Series F	1,425,000	September 2001	9.875%	2.46875	10/15/06

(1)          Yield computed based on $25 per share redemption price.

All of the classes of preferred shares set forth in the table above are nonvoting and redeemable for cash at $25.00 per share at our option on or after the earliest redemption date.  Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees).  The Series D Preferred Shares also are convertible by the holder on or after January 1, 2004 into common shares on the basis of 2.2 common shares for each Series D Preferred Share.  In the case of each series of preferred shares, there is a series of preferred units in the Operating Partnership owned by us that carries substantially the same terms.

Common Shares

On March 5, 2002, we participated in an offering of 10,961,000 common shares to the public at a price of $12.04 per share; Constellation sold 8,876,172 of these shares and we sold 2,084,828 of these shares.  With the completion of this transaction, Constellation, which had been our largest common shareholder, no longer owned any of our shares.  We contributed the net proceeds from the sale of the newly issued shares to our Operating Partnership in exchange for 2,084,828 common units.

Over the three years ended December 31, 2002, common units in our Operating Partnership were converted into common shares on the basis of one common share for each common unit in the amount of 617,510 in 2002, 90,519 in 2001 and 1,047,545 in 2000.

On December 16, 1999, we issued 471,875 common shares subject to forfeiture restrictions to certain officers; we issued an additional 12,500 common shares to an officer in 2000 that were subject to the same restrictions.  The forfeiture restrictions of specified percentages of these shares lapse annually throughout their respective terms provided that the officers remain employed by us.  The lapsing of these forfeiture restrictions was also dependent on the Company’s attainment of defined earnings or shareholder return targets, although all such targets were met.  These shares may not be sold, transferred or encumbered while the forfeiture restrictions are in place.  Forfeiture restrictions lapsed on these shares in the amount of 72,659 shares in 2002, 48,428 shares in 2001 and 15,625 shares in 2000.

In July 2001, we issued 23,000 common shares subject to forfeiture restrictions to an officer.  The forfeiture restrictions lapse annually from 2003 to 2005 as the officer remains employed by us.  These shares may not be sold, transferred or encumbered while the forfeiture restrictions are in place.

Over the three years ended December 31, 2002, we issued common shares in connection with the exercise of share options of 255,692 in 2002 and 125,246 in 2001 and 24,467 in 2000.

The table below sets forth the activity in the accumulated other comprehensive loss component of shareholders’ equity:

	For the Years Ended December 31,
	2002	2001
Beginning balance	$(2,500)	$—
Unrealized gain (loss) on interest rate swaps, net of minority interests	2,151	(2,337)
Cumulative effect adjustment on January 1, 2001 for unrealized loss on interest rate swap, net of minority interests	—	(163)
Ending balance	$(349)	$(2,500)

11.                               Share Options

In 1993, we adopted a share option plan for Trustees under which we have 75,000 common shares reserved for issuance.  These options expire ten years after the date of grant and are all exercisable.

In March 1998, we adopted a long-term incentive plan for our Trustees, our employees and employees of the Service Companies.  This plan provides for the award of share options, common shares subject to forfeiture restrictions and dividend equivalents.  We are authorized to issue awards under the plan amounting to no more than 13% of the total of (1) our common shares outstanding plus (2) the number of shares that would be outstanding upon redemption of all units of the Operating Partnership or other securities that are convertible into our common shares.  Trustee options under this plan become exercisable beginning on the first anniversary of their grant.  The vesting periods for employees’ options under this plan range from immediately to 5 years.  Options expire ten years after the date of grant.

The following table summarizes share option transactions under the plans described above:

	Shares	Range of Exercise Price per Share	Weighted Average Exercise Price per Share
Outstanding at December 31, 1999	1,427,975	$5.25 — $12.25	$8.46
Granted — 2000	977,425	$7.63 — $9.75	$8.23
Forfeited — 2000	(50,915)	$7.63 — $8.00	$7.95
Exercised — 2000	(24,467)	$5.25 — $8.00	$6.89
Outstanding at December 31, 2000	2,330,018	$5.25 — $12.25	$8.34
Granted — 2001	799,685	$9.54 — $10.58	$9.87
Forfeited — 2001	(104,874)	$7.63 — $10.00	$8.94
Exercised — 2001	(125,246)	$5.38 — $9.94	$8.00
Outstanding at December 31, 2001	2,899,583	$5.25 — $12.25	$8.79
Granted — 2002	856,303	$10.58 — $14.30	$12.18
Forfeited — 2002	(194,651)	$7.63 — $11.87	$8.99
Exercised — 2002	(255,692)	$5.25 — $10.58	$8.32
Outstanding at December 31, 2002	3,305,543	$5.25 — $14.30	$9.69
Available for future grant at December 31, 2002	464,763
Exercisable at December 31, 2000	1,039,502	$5.25 — $12.25	$8.46
Exercisable at December 31, 2001	1,465,030	$5.25 — $12.26	$8.64
Exercisable at December 31, 2002	1,768,919	(1)	$9.37

(1)          412,582 of these options had an exercise price ranging from $5.25 to $7.99, 1,052,019 had an exercise price ranging from $8.00 to $10.99 and 304,318 had an exercise price ranging from $11.00 to $14.30.

The weighted average remaining contractual life of the options at December 31, 2002 was approximately 8 years.

A summary of the weighted average grant-date fair value per option granted is as follows:

	For the Years Ended December 31,
	2002	2001	2000

Weighted average grant-date fair value	$1.13	$1.00	$1.03
Weighted average grant-date fair value-exercise price equals
market price on grant-date	$1.11	$1.02	$1.02
Weighted average grant-date fair value-exercise price exceeds
market price on grant-date	$1.01	$0.94	$0.99
Weighted average grant-date fair value-exercise price less than
market price on grant-date	$1.41	$1.09	$1.31

12.                               Related Party Transactions

This section includes references to our transactions with the Service Companies in 2000.  The Service Companies became consolidated subsidiaries effective January 1, 2001.  As a result, our transactions with the Service Companies in 2001 and 2002 were eliminated when we consolidated their accounts with our accounts.

The table below sets forth revenues earned and costs incurred in our transactions with related parties:

	For the Years Ended December 31,
	2002	2001	2000
Rental revenue earned from:
Constellation	$56	$103	$712
COMI and CRM	N/A	N/A	538
Additional entity related to a Trustee	—	—	52
	$56	$103	$1,302
Interest income earned from:
Unconsolidated real estate joint venture	$126	$—	$—
Service Companies	N/A	N/A	325
	$126	$—	$325

Other fee revenue earned from:
Unconsolidated real estate joint ventures	$158	$712	$502
MediTract	—	75	225
	$158	$787	$727

Costs incurred for services provided by:
COMI under management agreement	N/A	N/A	$4,420
CRM under property management agreement	N/A	N/A	$5,208
CDS for construction and development services	N/A	N/A	$1,544

During the reporting periods, we acquired properties from Constellation; these acquisitions are described in Note 4.

During 2002, we sold properties to first cousins of Clay W. Hamlin, III, our Chief Executive Officer; these sales are described in Note 4.

Baltimore Gas and Electric Company (“BGE”), an affiliate of Constellation, provided utility services to most of our properties in the Baltimore/Washington Corridor during each of the last three years.

In addition to our related party transactions described above, the Service Companies earned fee revenue in 2000 from transactions with the following parties related to us:

Constellation	$150
BGE	101
Unconsolidated real estate joint venture	19
$270

13.                               Operating Leases

We lease our properties to tenants under operating leases with various expiration dates extending to the year 2013.  Gross minimum future rentals on noncancelable leases at December 31, 2002 were as follows:

For the Years Ended December 31,
2003	$131,805
2004	123,564
2005	110,169
2006	93,098
2007	73,242
Thereafter	134,097
Total	$665,975

We consider a lease to be noncancelable when a tenant (1) may not terminate its lease obligation early or (2) may terminate its lease obligation early in exchange for a fee or penalty that we consider material enough such that termination would be highly unlikely.

14.                               Supplemental Information to Statements of Cash Flows

	For the Years Ended December 31,
	2002	2001	2000
Interest paid, net of capitalized interest	$38,963	$34,198	$28,029
Supplemental schedule of non-cash investing and financing activities:
Purchase of commercial real estate properties by acquiring joint venture partner interests:
Operating properties	$—	$34,607	$—
Investments in and advances to unconsolidated real estate joint ventures	—	(11,516)	—
Restricted cash	—	86	—
Deferred costs	—	197	—
Prepaid and other assets	—	182	—
Mortgage and other loans payable	—	(24,068)	—
Rents received in advance and security deposits	—	(176)	—
Cash from purchase	$—	$(688)	$—
Acquisition of Service Companies:
Investments in and advances to other unconsolidated entities	$—	$(4,529)	$—
Restricted cash	—	5	—
Accounts receivable, net	—	2,005	—
Deferred costs, net	—	1,537	—
Prepaid and other assets	—	1,033	—
Furniture, fixtures and equipment, net	—	1,603	—
Mortgage and other loans payable	—	(40)	—
Accounts payable and accrued expenses	—	(2,106)	—
Rents received in advance and security deposits	—	(20)	—
Other liabilities	—	(10)	—
Minority interest	—	(46)	—
Cash from acquisition of Service Companies	$—	$(568)	$—
Debt repaid in connection with sales of properties	$—	$7,000	$6,943
Debt assumed in connection with acquisitions	$36,040	$15,750	$10,679
Increase in minority interests resulting from issuance of preferred and common units in connection with property acquisitions	$—	$3,249	$—
Notes receivable assumed upon sales of real estate	$2,326	$—	$—
(Decrease) increase in accrued capital improvements	$(1,408)	$(2,632)	$2,810
Reclassification of other liabilities from projects under construction or development	$—	$9,600	$—
Increase (decrease) in fair value of derivatives applied to accumulated other comprehensive loss and minority interests	$3,285	$(3,778)	$—
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	$5,970	$818	$2,460
Dividends/distribution payable	$9,794	$8,965	$7,090
Decrease in minority interests and increase in shareholders’ equity in connection with the conversion of common units into common shares	$8,623	$919	$8,527
Changes in shareholders’ equity in connection with issuance of restricted common shares	$—	$234	$97

15.                               Information by Business Segment

We have six office property segments: Baltimore/Washington Corridor, Greater Philadelphia, Northern/Central New Jersey, Greater Harrisburg, Northern Virginia and Suburban Washington, D.C.

The table below reports segment financial information.  Our segment entitled “Other” includes assets and operations not specifically associated with the other defined segments.  We measure the performance of our segments based on total revenues less property operating expenses.  Accordingly, we do not report other expenses by segment in the table below.

	Baltimore/ Washington Corridor	Greater Philadelphia	Northern Central New Jersey	Greater Harrisburg	Northern Virginia	Suburban Washington, D.C.	Other	Total
Year Ended December 31, 2002:
Revenues	$97,585	$10,025	$18,991	$9,553	$13,713	$1,706	$391	$151,964
Property operating expenses	29,760	151	6,925	2,562	5,463	426	—	45,287
Earnings from operations	$67,825	$9,874	$12,066	$6,991	$8,250	$1,280	$391	$106,677
Commercial real estate property expenditures	$85,607	$563	$1,095	$956	$52,778	$27,187	$—	$168,186
Segment assets at December 31, 2002	$664,739	$103,686	$106,928	$70,431	$109,987	$27,413	$43,287	$1,126,471

Year Ended December 31, 2001:
Revenues	$82,696	$10,025	$19,464	$9,677	$947	$—	$2,737	$125,546
Property operating expenses	26,094	117	7,552	2,600	419	—	—	36,782
Earnings from operations	$56,602	$9,908	$11,912	$7,077	$528	$—	$2,737	$88,764
Commercial real estate property expenditures	$130,106	$517	$3,825	$1,173	$58,968	$—	$—	$194,589
Segment assets at December 31, 2001	$596,618	$105,091	$110,681	$71,106	$59,045	$—	$41,669	$984,210

Year Ended December 31, 2000:
Revenues	$66,548	$10,025	$20,311	$9,169	$—	$—	$2,940	$108,993
Property operating expenses	21,104	103	7,501	2,310	—	—	217	31,235
Earnings from operations	$45,444	$9,922	$12,810	$6,859	$—	$—	$2,723	$77,758
Commercial real estate property expenditures	$66,455	$421	$10,069	$1,577	$—	$—	$97	$78,619
Segment assets at December 31, 2000	$475,330	$106,349	$118,656	$71,210	$—	$—	$23,292	$794,837

The following table reconciles our earnings from operations for reportable segments to income before income taxes, discontinued operations, extraordinary item and cumulative effect of accounting change as reported in our Consolidated Statements of Operations:

	For the Years Ended December 31,
	2002	2001	2000
Income from operations for reportable segments	$106,677	$88,764	$77,758
Equity in income of unconsolidated real estate joint ventures	169	208	—
Losses from service operations	(875)	(782)	(310)
Add: Gain on sales of real estate	2,564	1,618	107
Less:
Interest	(39,067)	(32,289)	(29,786)
Depreciation and other amortization	(28,517)	(20,405)	(16,513)
General and administrative	(6,697)	(5,289)	(4,867)
Amortization of deferred financing costs	(2,189)	(1,818)	(1,382)
Minority interests	(7,451)	(8,487)	(8,016)
Discontinued operations	(2,611)	(2,522)	(2,778)
Income before income taxes, discontinued operations, extraordinary item and cumulative effect of accounting change	$22,003	$18,998	$14,213

We did not allocate gain on sales of real estate, interest expense, amortization of deferred financing costs and depreciation and other amortization to segments since they are not included in the measure of segment profit reviewed by management.  We also did not allocate equity in income of unconsolidated real estate joint ventures, losses from service operations, general and administrative expense and minority interests since these items represent general corporate expenses not attributable to segments.

16.                               Income Taxes

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

The differences between taxable income reported on our income tax return (estimated 2002 and actual 2001 and 2000) and net income as reported on our Consolidated Statements of Operations are set forth below (unaudited):

	For the Years Ended December 31,
	2002	2001	2000
	(Estimated)

Net income	$23,301	$19,922	$15,134
Adjustments:
Rental revenue recognition	51	(784)	(3,565)
Compensation expense recognition	(171)	208	32
Operating expense recognition	52	637	29
Gain on sales of properties	(726)	(1,618)	(624)
Interest income	(25)	308	(167)
Losses from service operations	875	782	310
Income tax benefit, net	(347)	(269)	—
Loss from cost method investments	(701)	(667)	(237)
Depreciation and amortization	(404)	770	1,735
Earnings from unconsolidated real estate joint ventures	(816)	(355)	272
Minority interests	251	102	425
Other	26	193	266
Taxable income	$21,366	$19,229	$13,610

For Federal income tax purposes, dividends to shareholders may be characterized as ordinary income, capital gains or return of capital.  The characterization of dividends declared on our common shares during each of the last three years was as follows (unaudited):

	For the Years Ended December 31,
	2002	2001	2000
Ordinary income	59.5%	83.9%	71.0%
Return of capital	31.2%	16.1%	29.0%
Long term capital gain	9.3%	—	—

The dividends declared on our preferred shares during each of the last three years were all characterized as ordinary income.  We distributed all of our REIT taxable income in 2000, 2001 and 2002 and, as a result, did not incur Federal income tax in those years on such income.

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

On January 1, 2001, we acquired all of the stock in COMI which we did not previously own.  We also elected to have COMI treated as a TRS effective January 1, 2001.  COMI is subject to Federal and state income taxes.  COMI had losses before income taxes under generally accepted accounting principles of $910 in 2002 and $1,106 in 2001; COMI earned an income tax benefit on these losses of $347 in 2002 and $409 in 2001.  COMI’s income tax benefit for 2002 and 2001 consisted of the following:

	For the Years Ended December 31,
	2002	2001
Current
Federal	$182	$202
State	39	37
	221	239
Deferred
Federal	104	140
State	22	30
	126	170
Total	$347	$409

A reconciliation of COMI’s Federal statutory rate of 35% to the effective tax rate for income tax reported on our Statements of Operations is set forth below:

	For the Years Ended December 31,
	2002	2001
Income taxes at U.S. statutory rate	35.0%	35.0%
State and local, net of U.S. Federal tax benefit	4.4%	4.4%
Other	(1.5)%	(2.4)%
Effective tax rate	37.9%	37.0%

Items contributing to temporary differences that lead to deferred taxes include depreciation and amortization, certain accrued compensation, compensation made in the form of contributions to a deferred nonqualified compensation plan and expenses associated with stock-based compensation.

We are subject to certain state and local income and franchise taxes.  The expense associated with these state and local taxes is included in general and administrative expense on our Consolidated Statements of Operations.  We did not separately state these amounts on our Consolidated Statements of Operations because they are insignificant.

17.                               Discontinued Operations

Income from discontinued operations includes revenues and expenses associated with our operating properties located in Oxon Hill, Maryland, which are classified as held for sale at December 31, 2002.  The table below sets forth the components of income from discontinued operations:

	For the Years Ended December 31,
	2002	2001	2000
Revenue	$3,969	$3,891	$3,851
Property operating expenses	(1,358)	(1,369)	(1,073)
Depreciation and amortization	(481)	(571)	(464)
Interest expense	(291)	(484)	(668)
Earnings from discontinued operations	1,839	1,467	1,646
Minority interests in discontinued operations	(566)	(497)	(612)
Income from discontinued operations	$1,273	$970	$1,034

18.                               Commitments and Contingencies

In the normal course of business, we are involved in legal actions arising from our ownership and administration of properties.  Management does not anticipate that any liabilities that may result will have a materially adverse effect on our financial position, operations or liquidity. We are subject to various Federal, state and local environmental regulations related to our property ownership and operation.  We have performed environmental assessments of our properties, the results of which have not revealed any environmental liability that we believe would have a materially adverse effect on our financial position, operations or liquidity.

At December 31, 2002, we were under contract to acquire from Constellation a 108-acre land parcel for $29,809.  We acquired the first phase of this project on January 24, 2003 for $20,993, of which $18,433 was financed by a seller-provided mortgage loan.  We expect to acquire the second phase by the middle of 2003.

At December 31, 2002, we had $6,700 in secured letters of credit with Bankers Trust Company for the purpose of further securing one of our mortgage loans with Teacher’s Insurance and Annuity Association of America.

Joint Ventures

In the event that the costs to complete construction of a building owned by one of our joint ventures exceed amounts funded by existing credit facilities and member investments previously made, we will be responsible for making additional investments in this joint venture of up to $4,000.

We may need to make our share of additional investments in our real estate joint ventures (generally based on our percentage ownership) in the event that additional funds are needed.  In the event that the other members of these joint ventures do not pay their share of investments when additional funds are needed, we may then need to make even larger investments in these joint ventures.

As of December 31, 2002, we served as guarantor for the repayment of mortgage loans totaling $8,757 for certain of our unconsolidated real estate joint ventures.

In four of our five unconsolidated real estate joint ventures owned as of December 31, 2002, we would be obligated to acquire the other members’ interest in each of the joint ventures (20% in the case of three and 50% in the case of one) in the event that all of the following were to occur:

(1)          an 18-month period passes from the date of completion of the shell of the final building to be constructed by the joint venture;

(2)          at the end of the 18-month period, the aggregate leasable square footage of the joint venture’s buildings is 90% leased and occupied by tenants who are not in default under their leases; and

(3)          six months pass from the end of the 18-month period and either the buildings have not been sold or we have not acquired the other members’ interest.

The amount we would need to pay for those membership interests is computed based on the amount that the owners of those interests would receive under the joint venture agreements in the event that the buildings were sold for a capitalized fair value (as defined in the agreements) on a defined date.  As of December 31, 2002, none of the four real estate joint ventures had completed the shell construction on their final building.  We estimate the aggregate amount we would need to pay for our partners’ membership interests in these joint ventures to be $2.1 million; however, since the determination of this amount is dependent on the operations of the properties and none of these properties are both completed and occupied, this estimate is preliminary and could be materially different from the actual obligation.

Operating Leases

We are obligated under five operating leases for office space.  Future minimum rental payments due under the terms of these leases as of December 31, 2002 were as follows:

2003	$701
2004	564
2005	548
2006	286
$2,099

Land Leases

We are obligated under leases for two parcels of land; we have a building located on one of these parcels and the other parcel is being developed.  These leases provide for monthly rent on one parcel through March 2098 and the other through September 2099.  Future minimum annual rental payments due under the terms of these leases as of December 31, 2002 were as follows:

2003	$353
2004	353
2005	353
2006	353
2007	353
Thereafter	32,064
$33,829

Vehicle Leases

We are obligated under various leases for vehicles.  Future minimum annual rental payments due under the terms of these leases as of December 31, 2002 were as follows:

2003	$308
2004	236
2005	151
2006	69
$764

19.                               Quarterly data (Unaudited)

	For the Year Ended December 31, 2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenues	$34,498	$36,934	$38,806	$41,645
Income before minority interests, income taxes, discontinued operations, and extraordinary item	$6,765	$7,665	$7,803	$7,221
Minority interests	(1,785)	(1,982)	(1,898)	(1,786)
Income tax benefit (expense), net	27	25	(9)	199
Income before discontinued operations and extraordinary item	5,007	5,708	5,896	5,634
Discontinued operations, net	316	285	268	404
Extraordinary item, net	(28)	(109)	(2)	(78)
Net income	5,295	5,884	6,162	5,960
Preferred share dividends	(2,533)	(2,534)	(2,533)	(2,534)
Net income available to common shareholders	$2,762	$3,350	$3,629	$3,426
Basic earnings per share:
Income before discontinued operations and extraordinary item	$0.12	$0.14	$0.15	$0.13
Net income available to common shareholders	$0.13	$0.15	$0.16	$0.15
Diluted earnings per share:
Income before discontinued operations and extraordinary item	$0.11	$0.13	$0.14	$0.13
Net income available to common shareholders	$0.13	$0.14	$0.15	$0.14
Weighted average common shares:
Basic	20,889	22,704	23,029	23,234
Diluted	22,851	24,872	25,149	25,329

	For the Year Ended December 31, 2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$29,855	$29,016	$32,643	$34,005
Income before minority interests, income taxes, discontinued operations, extraordinary item and cumulative effect of accounting change	$5,690	$7,232	$7,068	$7,495
Minority interests	(2,014)	(2,315)	(2,160)	(1,998)
Income tax benefit (expense), net	81	(29)	81	136
Income before discontinued operations, extraordinary item and cumulative effect of accounting change	3,757	4,888	4,989	5,633
Discontinued operations, net	213	259	233	265
Extraordinary item, net	(70)	(66)	—	(5)
Cumulative effect of accounting change, net	(174)	—	—	—
Net income	3,726	5,081	5,222	5,893
Preferred share dividends	(881)	(1,613)	(1,830)	(2,533)
Net income available to common shareholders	$2,845	$3,468	$3,392	$3,360
Basic earnings per share:
Income before discontinued operations, extraordinary item, and cumulative effect of accounting change	$0.14	$0.16	$0.16	$0.15
Net income available to common shareholders	$0.14	$0.17	$0.17	$0.17
Diluted earnings per share:
Income before discontinued operations, extraordinary item, and cumulative effect of accounting change	$0.14	$0.16	$0.15	$0.15
Net income available to common shareholders	$0.14	$0.17	$0.16	$0.16
Weighted average common shares:
Basic	19,982	20,077	20,141	20,186
Diluted	21,133	21,608	21,819	21,973

20.                               Pro Forma Financial Information (Unaudited)

We accounted for our 2001 and 2002 acquisitions using the purchase method of accounting.  We included the results of operations for the acquisitions in our Consolidated Statements of Operations from their respective purchase dates through December 31, 2002.

We prepared our pro forma condensed consolidated financial information presented below as if all of our 2001 and 2002 acquisitions and dispositions of operating properties had occurred on January 1, 2001.  The pro forma financial information is unaudited and is not necessarily indicative of the results that actually would have occurred if these acquisitions and dispositions had occurred on January 1, 2001, nor does it intend to indicate our results of operations for future periods.

	For the Years Ended December 31,
	2002	2001
	(Unaudited)	(Unaudited)
Pro forma total revenues	$159,004	$152,342
Pro forma net income available to common shareholders	$14,513	$13,325
Pro forma earnings per common share on net income available to common shareholders
Basic	$0.65	$0.66
Diluted	$0.61	$0.64

21.                               Subsequent Events

On January 23, 2003, we entered into a secured revolving credit agreement with Wachovia Bank, National Association, for a maximum principal amount of $25,000.  This credit facility carries an interest rate of LIBOR plus 1.65% to 2.15%, depending on the amount of debt we carry relative to our total assets; we expect, based on our financing strategy, that the interest rate on this loan will be LIBOR plus 1.9%.  The credit facility matures in two years, although individual borrowings under the loan mature one year from the borrowing date.  We expect to use borrowings under this facility to finance acquisitions or pay down our secured revolving credit facility with Bankers Trust Company.

On January 31, 2003, we contributed a developed land parcel into a real estate joint venture called NBP 220, LLC (“NBP 220”) and subsequently received a $4,000 distribution.  Upon completion of this transaction, we owned a 20% interest in NBP 220.

On March 4, 2003, we acquired an office building in Annapolis, Maryland totaling approximately 155,000 square feet for $18,000.

You should refer to Note 18 for information pertaining to a land parcel acquired from Constellation in January 2003.

Report of Independent Accountants

To the Board of Trustees and Shareholders of

   Corporate Office Properties Trust

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Corporate Office Properties Trust and its subsidiaries (the “Company”) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, Maryland
February 21, 2003 (except with respect to the acquisition of the property in Annapolis, Maryland described in Note 21, as to which the date is March 4, 2003)

Market for Registrant’s Common Equity and Related Shareholder Matters

Our common shares trade on the New York Stock Exchange (“NYSE”) under the symbol “OFC.”  The table below shows the range of the high and low sale prices for our common shares as reported on the NYSE, as well as the quarterly common share dividends per share declared.

	Price Range
	Low	High	Dividends Per Share
2002
First Quarter	$11.62	$13.20	$0.21
Second Quarter	12.95	14.69	0.21
Third Quarter	11.97	14.50	0.22
Fourth Quarter	11.60	14.16	0.22

	Price Range
	Low	High	Dividends Per Share
2001
First Quarter	$9.03	$9.98	$0.20
Second Quarter	9.36	10.60	0.20
Third Quarter	9.86	11.50	0.21
Fourth Quarter	10.75	12.71	0.21

The number of holders of record of our shares was 247 as of December 31, 2002.  This number does not include shareholders whose shares are held of record by a brokerage house or clearing agency, but does include any such brokerage house or clearing agency as one record holder.

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