Form 10-K, Exhibit 13
period 2002-12-31
CORPORATE OFFICE PROPERTIES TRUST
filed 2003-03-27
CIK 860546

EXHIBIT 13.2
Corporate Office Properties Trust
Schedule III — Real Estate Depreciation and Amortization
December 31, 2002
(Dollars in thousands)

				Initial Cost
Property	Location	Building Type	Encumbrances	Land	Building and Land Improvements	Costs Capitalized Subsequent to Acquisition	Gross Amounts Carried at Close of Period	Accumulated Depreciation	Year Built or Renovated	Date Acquired	Depreciation Life

751, 753 760, 785 Jolly Road	Blue Bell, PA	Office	$65,218	$23,371	$88,451	$99	$111,921	$(11,538)	1966/1996	10/14/1997	40 Years
15000 Conference Center Drive	Chantilly, VA	Office	33,741	9,458	49,808	711	59,977	(1,971)	1989	11/30/2001	40 Years
2730 Hercules Road	Annapolis Junction, MD	Office	23,616	8,737	31,612	1	40,350	(3,367)	1990	9/28/1998	40 Years
15049 Conference Center Drive	Chantilly, VA	Office	15,907	5,519	22,079	—	27,598	(313)	1997	8/14/2002	40 Years
11800 Tech Road	Silver Spring, MD	Office	19,600	5,437	21,747	3	27,187	(337)	1969/1989	8/1/2002	40 Years
2711 Technology Drive	Annapolis Junction, MD	Office	19,146	3,055	21,631	—	24,686	(450)	2002	11/13/2000	40 Years
695 Route 46	Fairfield, NJ	Office	10,554	3,734	14,936	3,325	21,995	(2,660)	1990	5/28/1998	40 Years
6731 Columbia Gateway Drive	Columbia, MD	Office	11,570	3,948	17,174	10	21,132	(214)	2002	3/29/2000	40 Years
431 Ridge Road	Dayton, NJ	Office	11,977	2,782	11,128	6,936	20,846	(2,480)	1958/1998	10/14/1997	40 Years
7200 Riverwood Drive	Columbia, MD	Office	10,013	4,089	16,356	70	20,515	(1,724)	1986	10/13/1998	40 Years
15059 Conference Center Drive	Chantilly, VA	Office	16,000	3,965	15,862	228	20,055	(238)	2000	8/14/2002	40 Years
9690 Deereco Road	Timonium, MD	Office	9,525	3,431	13,723	1,329	18,483	(1,392)	1988	12/21/1999	40 Years
6009 — 6011 Oxon Hill Road	Oxon Hill, MD	Office	10,824	3,435	13,738	1,154	18,327	(1,892)	1990	9/28/1998	40 Years
2701 Technology Drive	Annapolis Junction, MD	Office	14,581	3,031	15,119	5	18,155	(560)	2001	5/26/2000	40 Years
6950 Columbia Gateway Drive	Columbia, MD	Office	10,175	3,596	14,269	47	17,912	(1,496)	1998	10/21/1998	40 Years
2721 Technology Drive	Annapolis Junction, MD	Office	13,574	2,947	14,652	6	17,605	(804)	2000	10/21/1999	40 Years
7000 Columbia Gateway Drive	Columbia, MD	Office	12,000	3,239	12,957	—	16,196	(260)	1999	5/31/2002	40 Years
132 National Business Parkway	Annapolis Junction, MD	Office	11,834	2,917	12,427	21	15,365	(869)	2000	5/28/1999	40 Years
429 Ridge Road	Dayton, NJ	Office	12,624	2,932	11,729	356	15,017	(1,593)	1966/1996	10/14/1997	40 Years
1306 Concourse Drive	Linthicum, MD	Office	10,025	2,796	11,186	429	14,411	(998)	1990	11/18/1999	40 Years
1304 Concourse Drive	Linthicum, MD	Office	11,775	1,999	12,136	5	14,140	(182)	2002	11/18/1999	40 Years
6750 Alexander Bell Drive	Columbia, MD	Office	9,004	1,263	12,459	21	13,743	(808)	2000	12/31/1998	40 Years
6940 Columbia Gateway Drive	Columbia, MD	Office	9,343	3,545	9,914	164	13,623	(841)	1999	11/13/1998	40 Years
7067 Columbia Gateway Drive	Columbia, MD	Office	9,269	1,829	11,677	2	13,508	(302)	2001	8/30/2001	40 Years
375 W. Padonia Road	Timonium, MD	Office	6,549	2,604	10,415	148	13,167	(792)	1986	12/21/1999	40 Years
133 National Business Parkway	Annapolis Junction, MD	Office	9,937	2,517	10,068	492	13,077	(1,248)	1997	9/28/1998	40 Years
710 Route 46	Fairfield, NJ	Office	5,666	2,154	8,615	1,545	12,314	(1,363)	1985	5/28/1998	40 Years
135 National Business Parkway	Annapolis Junction, MD	Office	7,742	2,484	9,750	67	12,301	(1,017)	1998	12/30/1998	40 Years
141 National Business Parkway	Annapolis Junction, MD	Office	7,418	2,398	9,590	279	12,267	(1,112)	1990	9/28/1998	40 Years
870 — 880 Elkridge Landing Road	Linthicum, MD	Office	—	2,298	9,168	729	12,195	(360)	1981	8/3/2001	40 Years
1615 and 1629 Thames Street	Baltimore, MD	Office	6,711	2,080	8,322	1,142	11,544	(1,195)	1989	9/28/1998	40 Years
2605 Interstate Drive	Harrisburg, PA	Office	—	2,089	8,355	862	11,306	(1,237)	1990	10/14/1997	40 Years
134 National Business Parkway	Annapolis Junction, MD	Office	7,783	3,684	7,530	23	11,237	(703)	1999	11/13/1998	40 Years
920 Elkridge Landing Road	Linthicum, MD	Office	8,917	2,200	8,778	75	11,053	(328)	1982	7/2/2001	40 Years
1302 Concourse Drive	Linthicum, MD	Office	7,451	2,078	8,313	492	10,883	(849)	1996	11/18/1999	40 Years
900 Elkridge Landing Road	Linthicum, MD	Office	7,168	1,993	7,972	402	10,367	(1,066)	1982	4/30/1998	40 Years
131 National Business Parkway	Annapolis Junction, MD	Office	5,989	1,906	7,623	802	10,331	(1,067)	1990	9/28/1998	40 Years
2601 Market Place	Harrisburg, PA	Office	5,951	1,928	7,713	381	10,022	(1,072)	1989	10/14/1997	40 Years
68 Culver Road	Dayton, NJ	Office	8,314	861	8,794	4	9,659	(509)	2000	7/9/1999	40 Years
999 Corporate Boulevard	Linthicum, MD	Office	7,741	1,187	8,334	6	9,527	(535)	2000	8/1/1999	40 Years
6700 Alexander Bell Drive	Columbia, MD	Office	5,176	1,755	7,019	531	9,305	(303)	1988	5/14/2001	40 Years
7467 Ridge Road	Hanover, MD	Office	5,894	1,629	6,517	553	8,699	(847)	1990	4/28/1999	40 Years
1199 Winterson Road	Linthicum, MD	Office	5,750	1,599	6,395	411	8,405	(775)	1988	4/30/1998	40 Years
7240 Parkway Drive	Hanover, MD	Office	4,330	1,496	5,985	686	8,167	(483)	1985	4/18/2000	40 Years
6740 Alexander Bell Drive	Columbia, MD	Office	4,672	1,424	5,696	984	8,104	(939)	1992	12/31/1998	40 Years
14502 Greenview Drive	Laurel, MD	Office	4,900	1,482	5,899	516	7,897	(844)	1988	9/28/1998	40 Years
849 International Drive	Linthicum, MD	Office	4,877	1,356	5,426	916	7,698	(735)	1988	2/23/1999	40 Years
14504 Greenview Drive	Laurel, MD	Office	4,628	1,429	5,716	288	7,433	(737)	1985	9/28/1998	40 Years
1099 Winterson Road	Linthicum, MD	Office	4,759	1,323	5,293	781	7,397	(816)	1988	4/30/1998	40 Years
1190 Winterson Road	Linthicum, MD	Office	4,802	1,335	5,340	697	7,372	(739)	1987	4/30/1998	40 Years
9140 Route 108	Columbia, MD	Office	6,425	1,637	5,500	109	7,246	(309)	1974/1985	12/14/2000	40 Years
6716 Alexander Bell Drive	Columbia, MD	Office	4,075	1,242	4,969	992	7,203	(880)	1990	12/31/1998	40 Years
911 Elkridge Landing Road	Linthicum, MD	Office	4,371	1,215	4,861	820	6,896	(836)	1985	4/30/1998	40 Years
104 Interchange Plaza	Cranbury, NJ	Office	4,539	1,329	5,315	132	6,776	(570)	1990	10/30/1998	40 Years
6345 Flank Drive	Harrisburg, PA	Office	4,359	1,324	5,268	134	6,726	(479)	1989	12/3/1999	40 Years
101 Interchange Plaza	Cranbury, NJ	Office	3,980	1,160	4,666	673	6,499	(694)	1985	10/30/1998	40 Years
4301 Route 1	Monmouth Junction, NJ	Office	4,276	1,208	4,832	424	6,464	(715)	1986	6/24/1999	40 Years
1201 Winterson Road	Linthicum, MD	Office	4,634	1,288	5,154	21	6,463	(605)	1985	4/30/1998	40 Years
6340 Flank Drive	Harrisburg, PA	Office	4,196	1,274	5,071	50	6,395	(396)	1988	12/3/1999	40 Years
6711 Columbia Gateway Drive	Columbia, MD	Office	—	3,970	2,405	—	6,375	—	(1)	1/31/2002	40 Years
891 Elkridge Landing Road	Linthicum, MD	Office	4,416	1,233	4,926	142	6,301	(191)	1984	7/2/2001	40 Years

				Initial Cost
Property	Location	Building Type	Encumbrances	Land	Building and Land Improvements	Costs Capitalized Subsequent to Acquisition	Gross Amounts Carried at Close of Period	Accumulated Depreciation	Year Built or Renovated	Date Acquired	Depreciation Life
901 Elkridge Landing Road	Linthicum, MD	Office	4,103	1,148	4,574	381	6,103	(211)	1984	7/2/2001	40 Years
938 Elkridge Landing Road	Linthicum, MD	Office	4,950	1,195	4,775	48	6,018	(182)	1984	7/2/2001	40 Years
5035 Ritter Road	Harrisburg, PA	Office	3,676	1,116	4,442	16	5,574	(345)	1988	12/3/1999	40 Years
6400 Flank Drive	Harrisburg, PA	Office	3,600	1,093	4,350	25	5,468	(339)	1992	12/3/1999	40 Years
881 Elkridge Landing Road	Linthicum, MD	Office	3,720	1,034	4,137	290	5,461	(510)	1986	4/30/1998	40 Years
7065 Columbia Gateway Drive	Columbia, MD	Office	3,711	1,081	4,326	1	5,408	(144)	2000	8/30/2001	40 Years
939 Elkridge Landing Road	Linthicum, MD	Office	3,377	939	3,756	688	5,383	(584)	1983	4/30/1998	40 Years
6724 Alexander Bell Drive	Columbia, MD	Office	3,118	449	4,836	2	5,287	(74)	2002	5/14/2001	40 Years
900 International Drive	Linthicum, MD	Office	3,643	1,013	4,053	219	5,285	(491)	1986	4/30/1998	40 Years
921 Elkridge Landing Road	Linthicum, MD	Office	3,755	1,044	4,176	50	5,270	(491)	1983	4/30/1998	40 Years
7063 Columbia Gateway Drive	Columbia, MD	Office	3,483	1,036	4,144	1	5,181	(138)	2000	8/30/2001	40 Years
930 International Drive	Linthicum, MD	Office	3,526	981	3,922	264	5,167	(475)	1986	4/30/1998	40 Years
7321 Parkway Drive	Hanover, MD	Office	3,401	940	3,760	365	5,065	(463)	1984	4/16/1999	40 Years
940 Elkridge Landing Road	Linthicum, MD	Office	3,758	986	3,924	66	4,976	(150)	1984	7/2/2001	40 Years
7320 Parkway Drive	Hanover, MD	Office	—	991	3,966	—	4,957	(110)	1983	4/4/2002	40 Years
7318 Parkway Drive	Hanover, MD	Office	3,517	972	3,888	91	4,951	(376)	1984	4/16/1999	40 Years
6760 Alexander Bell Drive	Columbia, MD	Office	2,920	890	3,561	335	4,786	(390)	1991	12/31/1998	40 Years
6360 Flank Drive	Harrisburg, PA	Office	2,999	911	3,625	238	4,774	(356)	1988	12/3/1999	40 Years
1340 Ashton Road	Hanover, MD	Office	3,274	905	3,620	1	4,526	(332)	1989	4/28/1999	40 Years
9140 Guilford Road	Columbia, MD	Office	3,173	878	3,513	116	4,507	(92)	1983	4/4/2002	40 Years
6708 Alexander Bell Drive	Columbia, MD	Office	2,646	897	3,588	3	4,488	(142)	1988	5/14/2001	40 Years
7061 Columbia Gateway Drive	Columbia, MD	Office	2,783	827	3,310	1	4,138	(110)	2000	8/30/2001	40 Years
6385 Flank Drive	Harrisburg, PA	Office	2,502	811	3,242	46	4,099	(436)	1995	10/14/1997	40 Years
2720 Technology Drive	Annapolis Junction, MD	Office	3,000	3,757	306	—	4,063	—	(1)	(3)	40 Years
800 International Drive	Linthicum, MD	Office	2,786	775	3,099	117	3,991	(373)	1988	4/30/1998	40 Years
9160 Guilford Road	Columbia, MD	Office	2,788	772	3,088	27	3,887	(80)	1984	4/4/2002	40 Years
1334 Ashton Road	Hanover, MD	Office	2,664	736	2,946	101	3,783	(331)	1989	4/28/1999	40 Years
47 Commerce Drive	Cranbury, NJ	Office	2,584	756	3,025	1	3,782	(315)	1992/1998	10/30/1998	40 Years
Stonecroft Land	Chantilly, VA	Office	—	3,620	23	—	3,643	—	(2)	7/18/2002	N/A
437 Ridge Road	Dayton, NJ	Office	3,085	717	2,866	28	3,611	(381)	1962/1996	10/14/1997	40 Years
114 National Business Parkway	Annapolis Junction, MD	Retail	—	364	3,052	3	3,419	(61)	2002	6/30/2000	40 Years
6405 Flank Drive	Harrisburg, PA	Office	2,159	656	2,610	6	3,272	(202)	1991	12/3/1999	40 Years
5070 Ritter Road— Bldg A	Harrisburg, PA	Office	1,920	583	2,320	211	3,114	(258)	1989	12/3/1999	40 Years
6380 Flank Drive	Harrisburg, PA	Office	1,941	589	2,346	74	3,009	(201)	1991	12/3/1999	40 Years
1331 Ashton Road	Hanover, MD	Office	2,122	587	2,347	—	2,934	(215)	1989	4/28/1999	40 Years
5070 Ritter Road— Bldg B	Harrisburg, PA	Office	1,680	510	2,030	44	2,584	(176)	1989	12/3/1999	40 Years
7 Centre Drive	Cranbury, NJ	Office	1,606	470	1,881	122	2,473	(277)	1989	10/30/1998	40 Years
2 Centre Drive	Cranbury, NJ	Office	1,641	480	1,922	—	2,402	(200)	1989	10/30/1998	40 Years
95 Shannon Road	Harrisburg, PA	Office	1,459	472	1,891	3	2,366	(162)	1995	8/12/1999	40 Years
75 Shannon Road	Harrisburg, PA	Office	1,388	450	1,799	107	2,356	(181)	1995	8/12/1999	40 Years
8 Centre Drive	Cranbury, NJ	Office	1,327	388	1,554	256	2,198	(294)	1986	10/30/1998	40 Years
1350 Dorsey Road	Hanover, MD	Office	1,423	393	1,573	218	2,184	(194)	1989	4/28/1999	40 Years
1344 Ashton Road	Hanover, MD	Office	1,285	355	1,421	124	1,900	(146)	1989	4/28/1999	40 Years
9150 Guilford Road	Columbia, MD	Office	1,348	373	1,492	29	1,894	(39)	1984	4/4/2002	40 Years
6375 Flank Drive	Harrisburg, PA	Office	1,119	191	1,622	—	1,813	(81)	2000	11/4/1999	40 Years
1341 Ashton Road	Hanover, MD	Office	1,106	306	1,223	79	1,608	(154)	1989	4/28/1999	40 Years
9130 Guilford Road	Columbia, MD	Office	1,046	289	1,158	29	1,476	(31)	1984	4/4/2002	40 Years
85 Shannon Road	Harrisburg, PA	Office	855	277	1,109	3	1,389	(95)	1995	8/12/1999	40 Years
1343 Ashton Road	Hanover, MD	Office	700	193	774	1	968	(71)	1989	4/28/1999	40 Years
Commerce 2 Building	Harrisburg, PA	Office	—	—	768	—	768	—	(1)	(3)	N/A
Airport Square XXII	Linthicum, MD	Office	—	630	13	—	643	—	(2)	12/19/2001	N/A
4851 Stonecroft Boulevard	Chantilly, VA	Office	—	466	9	—	475	—	(2)	8/14/2002	N/A
6013&6007 Oxon Hill Road	Oxon Hill, MD	Office	—	357	—	—	357	—	(2)	7/30/2001	40 Years
Other Developments	Various	Office	—	—	111	—	111	—	(1)	(3)
1338 Ashton Road	Hanover, MD	Office	36	50	—	12	62	(1)	(2)	4/28/1999	40 Years
			$698,994	$219,923	$870,229	$37,073	$1,127,225	$(76,095)

(1) Under construction or development at December 31, 2002.
(2) Held for future development at December 31, 2002.
(3) Development in progress in anticipation of acquisition

The following table summarizes our changes in cost of properties (in thousands):

Balance at December 31, 2001	$967,558
Property acquisitions	145,154
Building and land improvements	23,032
Sales	(8,519)
Balance at December 31, 2002	$1,127,225

The following table summarizes our changes in accumulated depreciation (in thousands):

Balance at December 31, 2001	$51,552
Depreciation expense	25,049
Sales	(506)
Balance at December 31, 2002	$76,095