Form 10-K, Exhibit 13
period 2003-12-31
CORPORATE OFFICE PROPERTIES TRUST
filed 2004-03-11
CIK 860546

Exhibit 13.1

Selected Financial Data

The following table sets forth summary financial data as of and for each of the years ended December 31, 1999 through 2003.  The table illustrates the significant growth our Company experienced over the periods reported.  Most of this growth, particularly pertaining to revenues and earnings from real estate operations and total assets, was attributable to our addition of properties through acquisition and development activities.  We financed most of the acquisition and development activities by incurring debt and issuing preferred and common equity, as indicated by the growth in our interest expense, preferred share dividends and weighted average common shares outstanding.  The growth in our general and administrative expenses reflects the growth in management resources required to support the increased size of our portfolio.  Since this information is only a summary, you should refer to our Consolidated Financial Statements and notes thereto and the section of this report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Corporate Office Properties Trust and Subsidiaries

(Dollar and share information in thousands, except ratios and per share data)

	2003	2002	2001	2000	1999
Real Estate Operations:
Revenues
Rental revenue (1)	$153,048	$134,421	$107,166	$89,946	$66,747
Tenant recoveries and other revenue	21,375	15,914	14,497	15,196	10,733
Revenue from real estate operations	174,423	150,335	121,663	105,142	77,480
Expenses
Property operating	51,699	43,929	35,413	30,162	21,187
Interest	41,079	39,065	32,297	29,786	21,190
Amortization of deferred financing costs (1)	2,767	2,501	2,031	1,535	1,878
Depreciation and other amortization (1)	37,122	30,859	20,405	16,513	11,646
Expenses from real estate operations	132,667	116,354	90,146	77,996	55,901
Earnings from real estate operations before equity in (loss) income of unconsolidated real estate joint ventures	41,756	33,981	31,517	27,146	21,579
Equity in (loss) income of unconsolidated real estate joint ventures	(98)	169	208	—	—
Earnings from real estate operations	41,658	34,150	31,725	27,146	21,579
Income (losses) from service operations	807	(875)	(782)	(310)	198
General and administrative expenses	(7,893)	(6,697)	(5,289)	(4,867)	(3,204)
Income before gain on sales of real estate, minority interests, income taxes, discontinued operations and cumulative effect of accounting change	34,572	26,578	25,654	21,969	18,573
Gain on sales of real estate (2)	472	2,564	1,618	107	1,140
Income before minority interests, income taxes, discontinued operations and cumulative effect of accounting change	35,044	29,142	27,272	22,076	19,713
Minority interests	(6,714)	(7,356)	(8,415)	(7,976)	(5,747)
Income before income taxes, discontinued operations and cumulative effect of accounting change	28,330	21,786	18,857	14,100	13,966
Income tax benefit, net of minority interests	124	242	269	—	—
Income from discontinued operations, net of minority interests (3)	2,423	1,273	970	1,034	1,117
Cumulative effect of accounting change, net of minority interests (4)	—	—	(174)	—	—
Net income	30,877	23,301	19,922	15,134	15,083
Preferred share dividends	(12,003)	(10,134)	(6,857)	(3,802)	(2,854)
Repurchase of preferred units in excess of recorded book value (5)	(11,224)	—	—	—	—
Net income available to common shareholders	$7,650	$13,167	$13,065	$11,332	$12,229
Basic earnings per common share
Income before discontinued operations and cumulative effect of accounting change	$0.20	$0.53	$0.61	$0.55	$0.71
Net income available to common shareholders	$0.29	$0.59	$0.65	$0.60	$0.72
Diluted earnings per common share
Income before discontinued operations and cumulative effect of accounting change	$0.19	$0.51	$0.60	$0.54	$0.64
Net income available to common shareholders	$0.27	$0.56	$0.63	$0.59	$0.66
Weighted average common shares outstanding – basic	26,659	22,472	20,099	18,818	16,955
Weighted average common shares outstanding – diluted	28,021	24,547	21,623	19,213	22,574

	2003	2002	2001	2000	1999
Balance Sheet Data (as of period end):
Investment in real estate (1)	$1,189,258	$1,042,955	$923,700	$751,587	$696,489
Total assets (1)	$1,332,076	$1,138,721	$994,896	$794,837	$721,034
Mortgage and other loans payable	$738,698	$705,056	$573,327	$474,349	$399,627
Total liabilities (1)	$801,899	$749,338	$626,193	$495,549	$416,298
Minority interests	$79,796	$100,886	$104,782	$105,560	$112,635
Shareholders’ equity	$450,381	$288,497	$263,921	$193,728	$192,101
Other Financial Data (for the year ended):
Cash flows provided by (used in):
Operating activities	$67,783	$62,242	$50,875	$35,026	$32,296
Investing activities	$(172,949)	$(128,571)	$(155,741)	$(73,256)	$(125,836)
Financing activities	$108,656	$65,680	$106,525	$40,835	$93,567
Numerator for diluted EPS	$7,650	$13,711	$13,573	$11,332	$14,788
Basic funds from operations (6)	$59,665	$49,696	$40,206	$34,434	$26,525
Diluted funds from operations (6)	$61,268	$52,854	$43,001	$37,351	$30,498
Diluted funds from operations per share (6)	$1.56	$1.44	$1.28	$1.16	$1.04
Cash dividends declared per common share	$0.91	$0.86	$0.82	$0.78	$0.74
Ratio of earnings to combined fixed charges and preferred share dividends	1.11	1.25	1.26	1.30	1.42
Property Data (as of period end):
Number of properties owned (7)	119	110	98	83	79
Total rentable square feet owned (in thousands) (7)	10,033	8,942	7,801	6,473	6,076

(1)   Certain prior period amounts have been reclassified to conform with the current presentation.  These reclassifications did not affect consolidated net income or shareholders’ equity.  You should refer to the section in Note 3 to our Consolidated Financial Statements entitled “Acquisitions of Real Estate” for a description of our reclassification in connection with our accounting under Statement of Financial Accounting Standards No. 141, “Business Combinations.”  You should also refer to the section in Note 3 to our Consolidated Financial Statements entitled “Recent Accounting Pronouncements” for a description of our reclassification of losses on early retirement of debt in connection with our adoption of Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections” on January 1, 2003.

(2)   Reflects gain from sales of properties and unconsolidated real estate joint ventures not associated with discontinued operations.

(3)   Reflects income derived from one operating real estate property that we sold in 2003 (see Note 18 to our Consolidated Financial Statements).

(4)   Reflects loss recognized upon our adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (discussed in Note 10 to our Consolidated Financial Statements).

(5)   Reflects a decrease to net income available to common shareholders representing the excess of the repurchase price of the Series C Preferred Units in our Operating Partnership over the sum of the recorded book value of the units and the accrued and unpaid return to the unitholder.

(6)   For definitions of basic funds from operations, diluted funds from operations per share, diluted funds from operations and reconciliations of these measures to their comparable measures under generally accepted accounting principles, you should refer to the section entitled “Funds from Operations” within the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(7)   Amounts reported for December 31, 2003 include one property totaling 157,394 rentable square feet held through a joint venture.  Amounts reported for December 31, 2001 include two properties totaling 135,428 rentable square feet held through two joint ventures.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Corporate Office Properties Trust (“COPT”) and subsidiaries (collectively, the “Company”) is a real estate investment trust, or REIT, that focuses on the ownership, management, leasing, acquisition and development of suburban office properties located in select submarkets in the Mid-Atlantic region of the United States.  We conduct our real estate ownership activity through our operating partnership, Corporate Office Properties, L.P. (the “Operating Partnership”), for which we are the sole general partner.  The Operating Partnership owns real estate both directly and through subsidiary partnerships and limited liability companies.  The Operating Partnership also owns an entity through which we provide real estate-related services that include (1) property management, (2) construction and development management and (3) heating and air conditioning services and controls.  The number of operating properties in our portfolio totaled 119 as of December 31, 2003, 110 as of December 31, 2002 and 98 as of December 31, 2001.  Our growth in number of operating properties over that timeframe was achieved primarily through our acquisition and development of properties.

REITs were created by the United States Congress to provide large numbers of investors with the ability to invest in real estate and receive income from such investments that would be free from income tax on REIT taxable income at the entity level, provided that the entity distributes 100% of its REIT taxable income and meets a number of other strict requirements (it is noteworthy that REITs are required to distribute only 90% of REIT taxable income to maintain their tax status as a REIT, although any differential between the 90% and 100% would be taxable).   Most of our revenues come from rents and property operating expense reimbursements earned from tenants leasing space in our properties.  Most of our expenses take the form of (1) property operating costs, such as real estate taxes, utilities and repairs and maintenance, (2) financing costs, such as interest and loan costs and (3) depreciation and amortization of our operating properties and tenant lease costs.

The attributes we look for in selecting submarkets include, among others, (1) proximity to large markets, (2) strong demographics, (3) attractiveness to high quality tenants, including our existing tenants, (4) potential for growth and stability in economic down cycles and (5) future acquisition and development opportunities.  Once we select a submarket, our strategy generally involves establishing an initial presence by acquiring properties in that submarket and then increasing our ownership through future acquisitions and development until we own a significant portion of the rental space in that submarket of the same class as our properties.  Due to this strategy, we own most or all of the same class office space in a number of the submarkets in which we own properties.  As of December 31, 2003, most of our submarkets were located in (1) the Baltimore/Washington Corridor (defined as the Maryland counties of Howard and Anne Arundel), (2) Northern Virginia (defined as Fairfax County, Virginia), (3) Northern Central New Jersey, (4) Greater Philadelphia, Pennsylvania, (5) Greater Harrisburg, Pennsylvania and (6) Suburban Maryland (defined as the Maryland counties of Montgomery and Prince George’s).

Achieving optimal performance from our properties is crucial to our Company.  We evaluate the performance of our properties by focusing on changes in revenues and property operating expenses.  While we experienced significant growth in revenues from real estate operations and property operating expenses between 2001 and 2003, our growth in number of properties makes such revenue and expense growth misleading.  Therefore, we evaluate the changes in revenues and property operating expenses attributable to property additions and property sales separately from the changes attributable to properties that were owned and operational throughout any two periods being compared (these concepts are discussed further in the section entitled “Results of Operations”).  In addition to evaluating changes in the main components of revenues from these property groupings ((1) rental revenues and (2) tenant recoveries and other revenues), we consider the portion of any change in rental revenue from these properties that is attributable to (a) straight-line rental revenue adjustments and (b) amortization of origination value of leases on acquired properties; these revenue adjustments, which are discussed and defined in greater detail in Note 3 to the Consolidated Financial Statements, are important to us in evaluating changes in total rental revenue because such adjustments are not indicative of the cash revenue stream from those properties.

In order to maximize the revenue potential of our properties, we try to maintain high levels of occupancy; as a result, we consider occupancy rates to be an important measure of the productivity of our properties.  One way that we attempt to maximize occupancy rates is by renewing a high percentage of our existing tenants; accordingly, tenant renewal rates are important to us in monitoring our leasing activities and tenant relationships.  In managing the effect of our leasing activities on our financial position and future operating performance stability, we also monitor the timing of our lease maturities with the goal being that such timing not be highly concentrated in a given one-year or five-year period.

We focus on tenants that are large, financially sound entities with significant long-term space requirements.  A number of these tenants lease a significant portion or all of the space in individual properties, and in some cases these tenants lease all of the space in a number of our properties.  Through this strategy, our goal is to become a preferred landlord for such tenants.  A result of this strategy is that most of our revenues come from a highly concentrated number of tenants.  Since we rely on a relatively small number of tenants for such a large portion of our revenues, we closely monitor the concentration levels we have with our tenants, particularly our 20 largest tenants.  In addition, as we discuss below, a high concentration of our revenues is generated from tenants in the United States defense industry (comprised of the United States Government and defense contractors); we monitor this level of concentration from a business risk perspective.

Cash provided from operations is our primary source of cash for funding dividends and distributions, debt service on our loans and other working capital requirements.  A good place to start in evaluating our cash flow provided by operations is the line entitled “net cash provided by operating activities” on our Statements of Cash Flows.  We also believe that the amount that we incur on our operating properties for tenant and capital improvements and leasing costs are particularly useful in evaluating our cash flow from operations since these costs are required to operate our properties; we provide this information in the section entitled “Funds from Operations.”  Since we are a REIT and therefore distribute 100% of our REIT taxable income in order to avoid paying income taxes, our dividends and distributions paid are also useful in determining how much cash we have available for other uses; however, it is noteworthy that we have historically paid dividends in excess of our REIT taxable income (see Note 17 to our Consolidated Financial Statements for further discussion of income taxes).

We historically have financed our long-term capital needs, including property acquisition and development activities, through a combination of the following:

•      borrowings under our primary revolving credit facility (the “Revolving Credit Facility”);

•      borrowings from new loans;

•      issuances of common shares of beneficial interest (“common shares”), preferred shares of beneficial interest (“preferred shares”) and common units and/or preferred units in our Operating Partnership;

•      contributions from outside investors into real estate joint ventures;

•      proceeds from sales of real estate; and

•      any available residual cash flow from operations after application to the items described in the previous paragraph.

One aspect of how we manage our financing policy involves monitoring the relationship of certain measures of earnings to certain financing cost requirements; these relationships are known as coverage ratios.  The coverage ratios on which our financing policy focuses are debt service coverage ratio (defined as various measures of results of operations divided by the sum of (1) interest expense on continuing and discontinued operations and (2) scheduled principal amortization on mortgage loans for continuing and discontinued operations) and fixed charge coverage ratio (defined as various measures of results of operations divided by the sum of (a) interest expense on continuing and discontinued operations, (b) dividends on preferred shares and (c) distributions on preferred units in our Operating Partnership not owned by us).  These coverage ratios are important to us in evaluating whether our operations are sufficient to satisfy the cash flow requirements of our loans and equity holders, including minority interest holders.  Another aspect to our financing policy involves monitoring the relationship of our total variable-rate debt to our total assets; this is important to us in limiting the amount of our debt that is subject to future increases in interest rates.  We also closely monitor the timing of our debt maturities to ensure that the maximum maturities of debt in any year, both including and excluding our Revolving Credit Facility, do not exceed a defined percentage of total assets.

In this section, we discuss our financial condition and results of operations for 2003 and 2002.  This section includes discussions on, among other things:

•      our results of operations and why various components of our Consolidated Statements of Operations changed from 2002 to 2003 and from 2001 to 2002;

•      how we raised cash for acquisitions and other capital expenditures during 2003;

•      our cash flows;

•      how we expect to generate cash for short and long-term capital needs;

•      our off-balance sheet arrangements in place that are reasonably likely to affect our financial condition, results of operations and liquidity;

•      our commitments and contingencies;

•      our accounting policies that require our most difficult, subjective or complex judgments and materially affect our reported operating performance or financial condition; and

•      the computation of our Funds from Operations for 2003, 2002 and 2001.

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

This section contains “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of our business.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations, estimates and projections reflected in such forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.  Important factors that may affect these expectations, estimates and projections include, but are not limited to:

•      our ability to borrow on favorable terms;

•      general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•      adverse changes in the real estate markets, including, among other things, increased competition with other companies;

•      risks of real estate acquisition and development activities;

•      risks of investing through joint venture structures, including risks that our joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with our objectives;

•      governmental actions and initiatives; and

•      environmental requirements.

We undertake no obligation to update or supplement forward-looking statements.

Corporate Office Properties Trust

Operating Data Variance Analysis

(Dollars for this table are in thousands, except per share data)

	For the Years Ended December 31,				For the Years Ended December 31,
	2003	2002	Variance	% Change	2002	2001	Variance	% Change
Real Estate Operations:
Revenues
Rental revenue	$153,048	$134,421	$18,627	14%	$134,421	$107,166	$27,255	25%
Tenant recoveries and other revenue	21,375	15,914	5,461	34%	15,914	14,497	1,417	10%
Revenues from real estate operations	174,423	150,335	24,088	16%	150,335	121,663	28,672	24%
Expenses
Property operating	51,699	43,929	7,770	18%	43,929	35,413	8,516	24%
Interest and amortization of deferred financing costs	43,846	41,566	2,280	5%	41,566	34,328	7,238	21%
Depreciation and other amortization	37,122	30,859	6,263	20%	30,859	20,405	10,454	51%
Expenses from real estate operations	132,667	116,354	16,313	14%	116,354	90,146	26,208	29%
Earnings from real estate operations before equity in (loss) income of unconsolidated real estate joint ventures	41,756	33,981	7,775	23%	33,981	31,517	2,464	8%
Equity in (loss) income of unconsolidated real estate joint ventures	(98)	169	(267)	N/A	169	208	(39)	(19)%
Earnings from real estate operations	41,658	34,150	7,508	22%	34,150	31,725	2,425	8%
Income (losses) from service operations	807	(875)	1,682	N/A	(875)	(782)	(93)	12%
General and administrative expenses	(7,893)	(6,697)	(1,196)	18%	(6,697)	(5,289)	(1,408)	27%
Gain on sales of real estate	472	2,564	(2,092)	(82)%	2,564	1,618	946	58%
Income before minority interests, income taxes, discontinued operations and cumulative effect of accounting change	35,044	29,142	5,902	20%	29,142	27,272	1,870	7%
Minority interests	(6,714)	(7,356)	642	(9)%	(7,356)	(8,415)	1,059	(13)%
Income tax benefit, net	124	242	(118)	(49)%	242	269	(27)	(10)%
Income from discontinued operations, net	2,423	1,273	1,150	90%	1,273	970	303	31%
Cumulative effect of accounting change, net	—	—	—	N/A	—	(174)	174	(100)%
Net income	30,877	23,301	7,576	33%	23,301	19,922	3,379	17%
Preferred share dividends	(12,003)	(10,134)	(1,869)	18%	(10,134)	(6,857)	(3,277)	48%
Repurchase of preferred units in excess of recorded book value	(11,224)	—	(11,224)	N/A	—	—	—	N/A
Net income available to common shareholders	$7,650	$13,167	$(5,517)	(42)%	$13,167	$13,065	$102	1%
Basic earnings per common share
Income before discontinued operations and cumulative effect of accounting change	$0.20	$0.53	$(0.33)	(62)%	$0.53	$0.61	$(0.08)	(13)%
Net income available to common shareholders	$0.29	$0.59	$(0.30)	(51)%	$0.59	$0.65	$(0.06)	(9)%
Diluted earnings per common share
Income before discontinued operations and cumulative effect of of accounting change	$0.19	$0.51	$(0.32)	(63)%	$0.51	$0.60	$(0.09)	(15)%
Net income available to common shareholders	$0.27	$0.56	$(0.29)	(52)%	$0.56	$0.63	$(0.07)	(11)%

Results of Operations

While reviewing this section, you should refer to the “Operating Data Variance Analysis” table set forth on the preceding page, as it reflects the computation of many of the variances described in this section.  You should also refer to the section entitled “Liquidity and Capital Resources” for certain factors that could negatively affect various aspects of our operations.

Occupancy and leasing

Over the last two to three years, the United States economy suffered from an economic slowdown that we believe had an adverse affect on the office real estate leasing market.  Occupancy rates declined in most parts of the country, placing downward pressure on rental rates and increasing the competitive environment for attracting tenants.  We believe that the national trend was felt in each of our geographic regions, contributing towards decreased occupancy in our portfolio of properties from 96.1% on December 31, 2001, to 93.0% on December 31, 2002, to 91.2% on December 31, 2003.  We also experienced downward pressure on rental rates and increased competition for tenants in our properties, although we believe that our portfolio generally fared better than both the national office market and the office markets in the regions where our properties are located.  We believe that the primary reasons our occupancy rates did not fall further include the following:

•      Occupancy rates in the Baltimore/Washington Corridor and Northern Virginia office markets, our two largest, fared better than the national office average.  We believe that the expansion of the United States defense industry brought about by increased activity in that sector following the events of September 11, 2001 contributed towards these markets’ occupancy rates being stronger than the national average;

•      The submarkets in which our properties are located are particularly attractive to the United States defense industry, which helped us maintain higher occupancy than the regional averages in the Baltimore/Washington Corridor and Northern Virginia;

•      Only 24.5% of our annualized rental revenues (defined below) on leases in place at December 31, 2001 were from leases expiring in 2002 and 2003 and the weighted average remaining term for leases in place at that time was 4.6 years; and

•      We were able to renew 75.7% of the square footage under leases expiring in 2003 and 66.2% of the square footage under leases expiring in 2002.

Annualized rental revenue is a measure that we use to evaluate the source of our rental revenue as of a point in time.  It is computed by multiplying by 12 the sum of monthly contractual base rents and estimated monthly expense reimbursements under active leases in our portfolio of properties as of a point in time.  Portfolio annualized rental revenue is annualized rental revenue for our entire portfolio of properties as of a point in time, including both consolidated properties and properties owned through unconsolidated real estate joint ventures.  We consider annualized rental revenue to be a useful measure for analyzing revenue sources because, since it is point-in-time based, it does not contain increases and decreases in revenue associated with periods in which lease terms were not in effect; historical revenue under generally accepted accounting principles (“GAAP”) does contain such fluctuations.  We find the measure particularly useful for leasing, tenant, segment and industry analysis.

Since rental conditions in many of our regions continue to be affected by the economic downturn, we expect that the operating performance of our properties may be adversely affected as we attempt to lease vacant space and renew leases that are scheduled to expire.  However, our exposure over the next year is reduced somewhat by the fact that only 9.0% of our annualized rental revenues from leases in place as of December 31, 2003 were from leases scheduled to expire by the end of 2004, and we were beginning to see signs of improvement in leasing trends in many of our submarkets by the end of 2003.  Looking longer term, the weighted average lease term for leases in place as of December 31, 2003 was 4.9 years and 59.5% of our annualized rental revenues on leases in place as of December 31, 2003 were from leases scheduled to expire by the end of 2008, with no more than 15.0% scheduled to expire in any one calendar year between 2004 and 2008.

Most of the leases with our largest tenant, the United States Government, provide for consecutive one-year terms or provide for early termination rights; all of the leasing statistics set forth above assume that the United States Government will remain in the space that they lease through the end of the respective arrangements, without ending consecutive one-year leases prematurely or exercising early termination rights.  We reported the statistics in this manner since we manage our leasing activities using these same assumptions and believe these assumptions to be probable.  Please refer to the section entitled “Liquidity and Capital Resources” where we further discuss our leases with the United States Government and the underlying risks.

Geographic concentration of property operations

During 2002 and 2003, we acquired eight operating properties in Northern Virginia, seven in the Baltimore/Washington Corridor and one in Suburban Maryland.  We placed six properties into operations in the Baltimore/Washington Corridor (including one that was considered partially operational in 2002, as defined in Note 3 to our Consolidated Financial Statements).  We also added three additional properties in the Baltimore/Washington Corridor in 2003 when we acquired the interests of our joint venture partners in joint ventures that were previously not consolidated into our financial statements.  The table below sets forth the changes in the regional allocation of our portfolio annualized rental revenue resulting primarily as a result of these acquisition and development activities and changes in leasing activity:

	% of Portfolio Annualized Rental Revenue as of December 31,
Region	2003	2002	2001
Baltimore/Washington Corridor	53.6%	54.4%	55.8%
Northern Virginia	19.8%	11.3%	7.2%
Northern/Central New Jersey	9.5%	11.5%	13.5%
Greater Philadelphia	5.7%	6.5%	7.3%
Harrisburg, Pennsylvania	5.1%	6.2%	6.9%
Other	3.4%	4.0%	4.7%
Suburban Maryland	2.9%	6.1%	4.6%
	100.0%	100.0%	100.0%

We expect that we will continue to focus most of our acquisition and development activities in the Northern Virginia, Baltimore/Washington Corridor and Suburban Maryland regions in 2004.  In addition, we became contractually obligated in February 2004 to acquire 10 office properties in St. Mary’s County, Maryland; this acquisition represents our initial entry into that region, which is approximately 40 miles south of Washington, D.C.

Concentration of leases with certain tenants

The percentage of our portfolio annualized rental revenue from leases in place with the United States Government continued to increase in 2003.  We also experienced changes in our tenant base during 2003 due primarily to acquisitions and leasing activity.  The following schedule lists our 20 largest tenants based on percentage of portfolio annualized rental revenue:

	Percentage of Portfolio Annualized Rental Revenue for 20 Largest Tenants as of December 31,
Tenant	2003	2002

United States of America	14.8%	14.2%
Computer Sciences Corporation (1)	6.3%	2.9%
AT&T Corporation (1)	5.2%	6.0%
VeriSign, Inc.	5.1%	N/A
Unisys (2)	4.4%	5.0%
General Dynamics Government Corporation	3.3%	2.8%
Booz Allen Hamilton	2.6%	2.6%
Northrop Grumman Corporation	2.5%	2.2%
Ciena Corporation	2.2%	2.5%
The Boeing Company (1)	2.1%	1.4%
The Aerospace Corporation	1.9%	2.3%
Magellan Health Services, Inc.	1.8%	2.1%
Commonwealth of Pennsylvania (1)	1.5%	1.8%
Merck & Co., Inc. (2)	1.3%	1.5%
Johns Hopkins University (1)	1.3%	1.2%
Titan Corporation (1)	1.3%	N/A
Carefirst, Inc. and Subsidiaries (1)	1.2%	1.4%
USinternetworking, Inc.	1.1%	N/A
Comcast Corporation	1.0%	1.1%
Omniplex World Services	0.9%	N/A
Dyncorp Information Systems, LLC	N/A	3.5%
Ameritrade Holding Corporation	N/A	1.0%
Sun Microsystems, Inc.	N/A	1.0%
Lockheed Martin Corporation	N/A	0.9%
Subtotal of 20 largest tenants	61.8%	57.4%
All remaining tenants	38.2%	42.6%
Total	100.0%	100.0%

(1) Includes affiliated organizations and agencies.

(2) Unisys subleases space to Merck and Co., Inc; revenue from this subleased space is classified as Merck & Co., Inc. revenue.

Most of the leases with the United States Government provide for a series of one-year terms or provide for early termination rights.  The government may terminate its leases if, among other reasons, the United States Congress fails to provide funding.

Industry concentration of tenants

The percentage of our portfolio annualized rental revenue derived from the United States defense industry increased from 2001 to 2002 and again from 2002 to 2003.  One reason for this increase is the expansion of the industry in the Baltimore/Washington Corridor and Northern Virginia and, in particular, in our submarkets since the events of September 11, 2001.  Another reason for the increase is that certain of the properties we acquired in each of the last three years have leases with the United States Government and defense contractors.  The table below sets forth the percentage of our annualized rental revenue derived from that industry and, by doing so, demonstrates our increasing concentration:

	% of Annualized Rental Revenue as of December 31,
	2003	2002	2001
Total Portfolio	39.9%	37.6%	25.7%
Baltimore/Washington Corridor	57.4%	45.4%	32.3%
Northern Virginia	45.5%	81.8%	66.4%

We expect the percentage of our portfolio annualized rental revenue derived from the United States defense industry will continue to increase in 2004.

We classify the revenue from our leases into industry groupings based solely on our knowledge of the tenants’ operations in leased space. Occasionally, classifications require subjective and complex judgments. For example, we have a tenant that is considered by many to be in the computer industry; however, since the nature of that tenant’s operations in the space leased from us is focused on providing service to the United States Government’s defense department, we classify the revenue we earn from the lease as United States defense industry revenue. We do not use independent sources such as Standard Industrial Classification codes for classifying our revenue into industry groupings and if we did, the resulting groupings would be materially different.

Revenues from real estate operations and property operating expenses

We typically view our changes in revenues from real estate operations and property operating expenses as being comprised of three main components:

•      Changes attributable to the operations of properties owned and 100% operational throughout the two years being compared.  We define these as changes from “Same-Office Properties.”  For example, when comparing 2002 and 2003, Same-Office Properties would be properties owned and 100% operational from January 1, 2002 through December 31, 2003.  For further discussion of the concept of “operational,” you should refer to the section entitled “Critical Accounting Policies and Estimates.”

•      Changes attributable to operating properties acquired during the two years being compared and newly-constructed properties that were placed into service and not 100% operational throughout the two years being compared.  We define these as changes from “Property Additions.”

•      Changes attributable to properties sold during the two years being compared.  We define these as changes from “Sold Properties.”

The tables below sets forth the components of our changes in revenues from real estate operations and property operating expenses (dollars in thousands):

	Changes from 2002 to 2003
	Property Additions	Same-Office Properties		Sold Properties	Other	Total
	Dollar Change (1)	Dollar Change	Percentage Change	Dollar Change (2)	Dollar Change	Dollar Change
Revenues from real estate operations
Rental revenue	$22,614	$(873)	(1)%	$(3,114)	$—	$18,627
Tenant recoveries and other revenue	3,229	2,389	17%	(168)	11	5,461
Total	$25,843	$1,516	1%	$(3,282)	$11	$24,088

Property operating expenses	$6,811	$2,427	6%	$(1,312)	$(156)	$7,770

Straight-line rental revenue adjustments included in rental revenue	$1,141	$1,217	N/A	$(64)	$—	$2,294
Amortization of origination value of leases on acquired properties included in rental revenue	$(306)	$(219)	N/A	$—	$—	$(525)

Number of operating properties included in component category	25	93	N/A	2	N/A	120

(1) Includes 17 acquired properties and 8 newly-constructed properties.

(2) This includes sold operating properties that are not reported as discontinued operations.

	Changes from 2001 to 2002
	Property Additions	Same-Office Properties		Sold Properties	Other	Total
	Dollar Change (1)	Dollar Change	Percentage Change	Dollar Change (2)	Dollar Change	Dollar Change
Revenues from real estate operations
Rental revenue	$27,235	$1,268	1%	$(1,248)	$—	$27,255
Tenant recoveries and other revenue	4,746	(884)	(8)%	(86)	(2,359)	1,417
Total	$31,981	$384	0%	$(1,334)	$(2,359)	$28,672

Property operating expenses	$10,203	$(1,457)	(5)%	$(402)	$172	$8,516

Straight-line rental revenue adjustments included in rental revenue	$922	$(1,564)	N/A	$(147)	$—	$(789)
Amortization of origination value of leases on acquired properties included in rental revenue	$2,341	$1	N/A	$—	$—	$2,342

Number of operating properties included in component category	31	78	N/A	2	N/A	111

(1) Includes 23 acquired properties and 8 newly-constructed properties.

(2) This includes sold operating properties that are not reported as discontinued operations.

As the tables above indicate, our total increase in revenues from real estate operations and property operating expenses was attributable primarily to the Property Additions.  However, the total revenues from the Property Additions were adversely affected by property vacancies and the slow lease-up of newly-constructed buildings, conditions that we believe were attributable to the economic slowdown.  It is also noteworthy that our Property Additions incurred $398,000 in snow removal expenses in 2003, a year in which snowfall was greater than usual.

The decrease in rental revenue from the Same-Office Properties from 2002 to 2003 includes the following:

•      decrease of $2.3 million in net revenue from the early termination of leases.  To explain further, when tenants terminate their lease obligations prior to the end of the agreed lease terms, they typically pay fees to break these obligations.  We recognize such fees as revenue and write off against such revenue any (1) deferred rents receivable and (2) deferred revenue and deferred assets that are amortizable into rental revenue associated with the leases; the resulting net amount is the net revenue from the early termination of the leases (see the section entitled “Revenue Recognition” in Note 3 to our Consolidated Financial Statements); and

•      increase of $965,000 in connection with three properties that experienced significant changes in occupancy between the two periods.

The increase in rental revenue from the Same-Office Properties from 2001 to 2002 includes a $2.3 million increase in net revenue from the early termination of leases.  The $2.3 million increase includes $2.4 million in net revenue earned from one lease termination in December 2002.  The fact that our rental revenue from the Same-Office Properties would have decreased had it not been for the net revenue from early termination of leases was due mostly to decreased occupancy in these properties; the average month-end occupancy levels in these properties decreased from 96.6% in 2001 to 93.6% in 2002.  We attribute the decrease in occupancy to the economic slowdown in the United States, which we believe adversely affected business conditions and office occupancy rates in most of our regions.

Tenant recoveries and other revenue from the Same-Office Properties increased from 2002 to 2003 due primarily to the increase in property operating expenses described below.  The decrease in tenant recoveries and other revenue from the Same-Office Properties from 2001 to 2002 was due primarily to the decrease in occupancy and the decrease in property operating expenses described below.

The increase in the Same-Office Properties’ property operating expenses from 2002 to 2003 included the following:

•      increase of $1.6 million, or 260.2%, in snow removal due to higher snowfall in 2003;

•      increase of $345,000, or 4.6%, in real estate taxes due primarily to an increase in the assessed value of many of our properties;

•      increase of $305,000, or 6.0%, in cleaning expenses;

•      increase of $304,000, or 16.7%, in heating and air conditioning repairs and maintenance due primarily to additional repair projects undertaken in 2003; and

•      decrease of $858,000 in gas and electric utility expenses associated with three properties that were occupied by a single tenant; that tenant assumed responsibility for direct payment of such utility expenses in the latter portion of 2002.

The decrease in the Same-Office Properties’ property operating expenses from 2001 to 2002 included the following:

•      decrease of $601,000, or 74%, in expense associated with doubtful or uncollectible receivables, $518,000 of which was attributable to one tenant that declared bankruptcy in 2001;

•      decrease of $582,000, or 30%, in exterior repair and grounds maintenance due primarily to fewer special projects undertaken and the discontinuance of certain services in the spring and summer months due to drought conditions;

•      decrease of $477,000, or 7%, in utilities, most of which was attributable to certain tenants assuming responsibility for property utility payments;

•      decrease of $260,000, or 6%, in cleaning expenses;

•      increase of $270,000, or 38%, in property administrative costs due to increased general and administrative costs associated with employees engaged in property operating activities; and

•      increase of $261,000, or 5%, in real estate taxes due primarily to an increase in the assessed value of many of our properties.

We expect that the cost of utility services for our properties may increase within the next year as a result of energy de-regulation expected to take place in Maryland during mid-2004.  In addition, we expect that real estate taxes assessed by state and local municipalities on our properties may increase in the future in response to budgetary shortfalls in those municipalities.  Should these increases in expenses occur, we expect that we will be able to recover a significant portion of the expense increases through increased tenant recovery revenue in the short term and increased rental revenue in the long term.

The $2.4 million decrease from 2001 to 2002 in tenant recoveries and other revenue from other sources is attributable primarily to a $2.5 million decrease in fees earned for certain real estate consulting services provided in 2001 that we generally no longer provide.

Interest expense and amortization of deferred financing costs

Our interest expense and amortization of deferred financing costs increased 5.5% from 2002 to 2003 due primarily to a 15% increase in our average outstanding debt balance resulting from our 2002 and 2003 acquisition and development activities, offset by a decrease in our weighted average interest rates from 6.5% to 5.9%.  Our interest expense and amortization of deferred financing costs increased 21% from 2001 to 2002 due primarily to a 29% increase in our average outstanding debt balance resulting from our 2001 and 2002 acquisition and development activities, offset by a decrease in our weighted average interest rates from 7.6% to 6.5%.  Interest rates available from lenders on fixed and variable-rate loans decreased throughout these periods.  The decreasing interest rate environment contributed to the decrease in our weighted average interest rates by reducing the amount of interest expense we paid on variable-rate debt and enabling us to refinance certain variable and fixed-rate debt with lower interest rate fixed-rate debt.

As of December 31, 2003, 74.3% of our mortgage and other loans payable balance carried fixed interest rates and 92.5% of our fixed-rate loans were scheduled to mature after 2004; for a more comprehensive presentation of our fixed-rate loan maturities, please refer to the section entitled “Quantitative and Qualitative Disclosures About Market Risk.”  As of December 31, 2003, we also had one interest rate swap that expires after 2004 that fixes the one-month LIBOR base rate on a notional amount of $50.0 million, or 6.8% of our mortgage and other loans payable.  As of December 31, 2003, the percentage of variable-rate loans (computed with the variable loan dollar amount being reduced by the $50.0 million interest rate swap expiring after 2004) relative to total assets was 10.5%; this percentage was lower than it has been in prior periods due primarily to variable-rate debt pay downs and reduced variable-rate borrowing needs resulting from cash provided from preferred shares that we sold in the latter portion of 2003.

Depreciation and amortization

Of the $6.3 million increase in our depreciation and other amortization expense from 2002 to 2003, $6.2 million was attributable to the Property Additions.  Of the $10.5 million increase in our depreciation and other amortization expense from 2001 to 2002, $8.8 million was attributable to the Property Additions.

We adopted Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) for our acquisitions of real estate occurring after June 30, 2001 (see the section entitled “Critical Accounting Policies and

Estimates” and Note 3 to our Consolidated Financial Statements for further discussion).  One effect that SFAS 141 has on our results of operations is that an allocated portion of new acquisitions of properties are depreciated or amortized over significantly shorter periods of time than our acquisitions occurring prior to our adoption of SFAS 141; this effect results in higher depreciation and amortization expense in the initial years following these new acquisitions.

Income (loss) from service operations

After incurring losses of $875,000 in 2002 and $782,000 in 2001, our service operations generated income of $807,000 in 2003.  This improvement can be attributed primarily to $1.4 million in gross profit earned from construction management contracts in 2003, which was substantially more than gross profit earned from such contracts in 2002 of $37,000 and 2001 of $89,000.  While the construction services division had a significant increase in volume of services provided in 2003 relative to prior years, most notable is the change in profit margins associated with certain of these contracts.  Of the $1.4 million gross profit referred to above, $1.0 million of this profit was earned from three contracts, including $676,000 from one contract; it is also noteworthy that a significant portion of the gross profit, including the most profitable contract, was earned from one customer.  For the construction management division to continue to achieve gross profit at levels approaching its 2003 gross profit, it will need to continue to attract new contracts with similar profit margins; while the division intends to continue to pursue such contracts, we believe that there is inherent uncertainty over whether their pursuit will be successful.

Our heating and air conditioning services and controls division incurred losses of $591,000 in 2003 and $207,000 in 2002, after earning income of $82,000 in 2001.  The increased losses are due primarily to decreased revenue from service contracts and decreased margins on installation contracts; we believe that these decreases are attributable primarily to the economic slowdown in the Baltimore/Washington region that this service division serves.  We believe that due to the slowdown, owners of real estate deferred capital improvement and repair projects and, as a result, the region’s competition for contracts increased and margins decreased.  While we believe that the heating and air conditioning services and controls division is well staffed and well managed to recover from this downward trend, there is inherent uncertainty on whether it will be successful in doing so.

General and administrative expenses

General and administrative expenses increased $1.2 million, or 18% from 2002 to 2003, which includes an increase of $709,000 associated with common share awards to employees due primarily to more of these awards vesting in 2003.  General and administrative expenses increased $1.4 million, or 27% from 2001 to 2002, of which $1.0 million was attributable to additional employee bonus expense, including additional discretionary bonuses awarded to officers in 2002 that were associated with performance in 2001.

Gain on sales of real estate, excluding sales classified as discontinued operations

In 2003, we recognized a $376,000 gain on the sale of two land parcels.  In 2002, we recognized a $1.2 million gain on the disposition of investments in two real estate joint ventures and a $1.4 million gain on three land parcel sales.  Gain on sales of real estate for 2002 and 2003 also includes amortized gain from a building sale that occurred in 2002 (see Note 4 to the Consolidated Financial Statements for further description of this sale).  In 2001, we recognized a $1.6 million gain on the sale of an office property.

We generally do not acquire properties with the intent of selling them.  We generally sell properties when we believe that most of the earnings growth potential in such properties has been realized or determine that a property no longer fits within the Company’s strategic plans due to its type and/or location.  Since our real estate sales activity is driven by transactions unrelated to our core operations, our gain on sales of real estate is subject to material fluctuation from period to period.

Minority interests

Interests in our Operating Partnership are in the form of preferred and common units.  The line entitled “minority interests” on our Consolidated Statements of Operations includes primarily income before minority interests, income taxes, discontinued operations and cumulative effect of accounting change allocated to preferred and common units not owned by us; for the amount of this line attributable to preferred units versus common units, you should refer to our Consolidated Statements of Operations.  Income is allocated to minority interest preferred unitholders equal to the priority return from the Operating Partnership to which they are entitled.  Income is allocated to minority interest common unitholders based on the income earned by the Operating Partnership after allocation to preferred unitholders multiplied by the percentage of the common units in the Operating Partnership owned by those common unitholders.

As of December 31, 2003, we owned 100% of the outstanding preferred units and approximately 75% of the outstanding common units.  The percentage of the Operating Partnership owned by minority interests decreased each of the last three years due primarily to the following:

•      the Operating Partnership issued very few new common units and no new preferred units to third parties;

•      since we receive preferred units and common units in the Operating Partnership each time we issue preferred shares and common shares, additional units were issued to us as we issued new shares in each of the last three years;

•      certain minority interest holders of common units exchanged their common units for our common shares; and

•      we owned all of the preferred units in the Operating Partnership during the last three years except for the Series C Preferred Units, which were owned by third parties until the Operating Partnership repurchased the units in June 2003 (see discussion below).

Our income allocated to minority interest holders of preferred units decreased from 2002 to 2003 due to the repurchase of the Series C Preferred Units.  Our changes in income allocated to minority interest holders of common units included the following:

•      decrease attributable to our increasing ownership of common units and preferred units each year; and

•      increase due to yearly increases in the Operating Partnership’s income before minority interests, income taxes, discontinued operations and cumulative effect of accounting change.

Income from discontinued operations

Income from discontinued operations is composed entirely of one operating office property that we sold in March 2003.  Income from discontinued operations increased from 2002 to 2003 because 2003 includes a $3.0 million gain before minority interests from the sale of the property.  See Note 18 to the Consolidated Financial Statements for a summary of income from discontinued operations.

Adjustments to net income to arrive at net income available to common shareholders

We completed the sale of two series of preferred shares in 2003 and three series of preferred shares in 2001.  Preferred share dividends increased from 2002 to 2003 due to the dividend requirements of the two new series of preferred shares issued in 2003.  Preferred share dividends increased from 2001 to 2002 due to 2002 containing a full year of the dividend requirements of the three new series of preferred shares issued during 2001.  We expect preferred share dividends to increase in 2004 over 2003 due to 2004 containing a full year of the dividend requirements of the two new series of preferred shares issued in 2003.

During 2003, we recognized an $11.2 million decrease to net income available to common shareholders, representing the excess of the repurchase price of the Series C Preferred Units in the Operating Partnership over the sum of the recorded book value of the units and the accrued and unpaid return to the unitholder; prior to this repurchase, these units were convertible, subject to certain restrictions, into 2,420,672 common units in the Operating Partnership.  These units were repurchased by the Operating Partnership for $36.1 million (including $477,000 for accrued and unpaid distributions), or $14.90 per common share on an as-converted basis.  Since this decrease to net income available to common shareholders occurred as a direct result of a specific transaction, we expect it to be nonrecurring.

Our Series B Preferred Shares may be redeemed as early as July 15, 2004.  If these shares were redeemed, we would recognize a $1.8 million decrease to net income available to common shareholders pertaining to the original issuance costs we incurred on the shares.

Diluted earnings per common share

Diluted earnings per common share decreased from 2002 to 2003 due primarily to the decrease to net income available to common shareholders resulting from the repurchase of the Series C Preferred Units, offset by the net effect of the other items discussed above.  Diluted earnings per common share decreased from 2001 to 2002 due to the effect of the additional common shares and common share equivalents outstanding in 2002 exceeding our growth in net income available to common shareholders.

Liquidity and Capital Resources

In our discussion of liquidity and capital resources set forth below, we describe certain of the risks and uncertainties relating to our business; however, they are not the only ones that we face.

Cash and cash equivalents

Our cash and cash equivalents balance as of December 31, 2003 totaled $9.5 million, an increase of 58% from the balance as of December 31, 2002.  The balance of cash and cash equivalents that we carried as of the end of the eight calendar quarters during the two years ended December 31, 2003 ranged from $4.3 million to $13.3 million and averaged $7.5 million.  The cash and cash equivalents balances that we carry as of a point in time can vary significantly due in part to the inherent variability of the cash needs of our development activities.  We maintain sufficient cash and cash equivalents to meet our operating cash requirements and short term investing and financing cash requirements.  When we determine that the amount of cash and cash equivalents on hand is more than we need to meet such requirements, we may pay down our Revolving Credit Facility or forgo borrowing under construction loan credit facilities to fund development activities.

Operating activities

We generate most of our cash from the operations of our properties.  A review of our Statements of Operations indicates that over the last three years, 29% to 30% of our revenues from real estate operations were used for property operating expenses.  Most of the amount by which our revenues from real estate operations exceeded property operating expenses was cash flow; we applied most of this cash flow towards interest expense, scheduled principal amortization on mortgage loans, dividends to our shareholders, distributions to minority interest holders of preferred and common units in the Operating Partnership, capital improvements and leasing costs for our operating properties and general and administrative expenses.

Our cash flow from operations determined in accordance with GAAP increased $5.5 million or 8.9% from 2002 to 2003; this increase is attributable primarily to the additional cash flow from operations generated by our newly-acquired and newly-constructed properties.  The change in our cash flow from operations from 2002 to 2003 included a $9.4 million increase in accounts receivable due primarily to significant billings to tenants in December 2003 for leasehold improvements completed and paid for by us in space that they rent from us; we consider this increase to be associated primarily with the significance of the improvements for which we billed and the timing of such billings and not a change in trend for the amount of receivables we expect to carry in the future.  The change in our cash flow from operations from 2002 to 2003 also included a $6.1 million increase in accounts payable and accrued expenses due primarily to the following: (1) increased payables associated with construction services performed for third parties brought about by an increase in construction services activity and the timing of our payments; (2) increased interest expense payable due to a change in the timing of our monthly debt service payment process; and (3) increased accrual associated with common shares issued to employees that vest in January 2004 due primarily to more shares vesting for 2003 than for 2002.

We expect to continue to use cash flow provided by operations to meet our short-term capital needs, including all property operating expenses, general and administrative expenses, debt service, dividend and distributions and capital improvements and leasing costs.  We do not anticipate borrowing to meet these requirements.  Factors that could negatively affect our ability to generate cash flow from operations in the future include the following:

•      We earn revenue from renting our properties.  Our operating costs do not necessarily fluctuate in relation to changes in our rental revenue.  This means that our costs will not necessarily decline and may increase even if our revenues decline.

•      For new tenants or upon lease expiration for existing tenants, we generally must make improvements and pay other tenant-related costs for which we may not receive increased rents.  We also make building-related capital improvements for which tenants may not reimburse us.

•      When leases for our properties expire, our tenants may not renew or may renew on terms less favorable to us than the terms of their original leases.  If a tenant leaves, we can expect to experience a vacancy for some period of time as well as higher capital costs than if a tenant renews. As a result, our financial performance could be adversely affected if we experience a high volume of tenant departures at the end of their lease terms.

•      As discussed earlier, we are dependent on a highly concentrated number of tenants for a large percentage of our revenue.  Most of the leases of one of these tenants, the United States Government, provide for a series of one-year terms or provide for early termination rights.  Our cash flow from operations would be adversely affected if our larger tenants failed to make rental payments to us, or if the United States Government elects to terminate several of its leases and the space cannot be re-leased on satisfactory terms.

•      As discussed earlier, a high concentration of our revenues comes from tenants in the United States defense industry. A reduction in government spending for defense could affect the ability of our tenants in the defense industry to fulfill lease obligations or decrease the likelihood that these tenants will renew their leases. In the case of the United States Government, a reduction in government spending could result in the early termination of leases.

•      Our performance depends on the ability of our tenants to fulfill their lease obligations by paying their rental payments in a timely manner.  We believe that the recent economic slowdown in the United States has, and could continue to, adversely affect a number of our tenants.  In addition, as noted above, we rely on a relatively small number of tenants for a large percentage of our revenue from real estate operations.  If one of our major tenants, or a number of our smaller tenants, were to experience financial difficulties, including bankruptcy, insolvency or general downturn of business, there could be an adverse effect on our results of operations and financial condition.

•      We provide construction management services for third-party clients.  When providing these services, we usually pay for the costs of construction and subsequently bill our clients for the costs of construction plus a construction management fee.  When we provide construction management services, the costs of construction can amount to millions of dollars.  If any of our clients for construction management services fail to reimburse us for costs incurred under a significant construction management contract, it could have an adverse effect on our results of operations and financial condition.

•      Since all of our properties are located in the Mid-Atlantic region of the United States and are also typically concentrated in office parks in which we own most of the properties, we do not have a broad geographic distribution of our properties. As a result, a decline in the real estate market or general economic conditions in the Mid-Atlantic region, the Baltimore/Washington Corridor, Northern Virginia or the office parks in which our properties are located could have an adverse effect on our financial position, results of operations and cash flows.

•      As noted above in the section entitled “Results of Operations,” we believe that the recent economic slowdown in the United States has adversely affected occupancy rates in the Mid-Atlantic region and our properties and, in turn, led to downward pressure on rental rates. Lower occupancy rates and the resulting increased competition for tenants in our operating regions placed downward pressure on rental rates in most of these regions, a trend that we believe will affect us further as we attempt to lease vacant space and renew leases scheduled to expire on occupied space. If occupancy rates in our regions do not improve or further decline, we may have difficulty leasing both existing vacant space and space associated with future lease expirations at rental rates that are sufficient to meet our short term capital needs, which could adversely affect our financial position, results of operations and cash flows.

•      The commercial real estate market is highly competitive.  We compete for the purchase of commercial property with many entities, including other publicly traded commercial REITs.  Many of our competitors have substantially greater financial resources than we do.  If our competitors prevent us from buying properties that we target for acquisition, we may not be able to meet our property acquisition and development goals.  Moreover, numerous commercial properties compete for tenants with our properties.  Some of the properties competing with ours may have newer or more desirable locations or the competing properties’ owners may be willing to accept lower rates than are acceptable to us.  Competition for property acquisitions, or for tenants in properties that we own, could have an adverse effect on our financial performance.

•      If short-term interest rates were to increase, the interest payments on our variable-rate debt would increase, although this increase may be reduced to the extent that we had interest rate swap and cap agreements outstanding.  If longer-term interest rates were to increase, we may not be able to refinance our existing indebtedness on terms as favorable as the terms of our existing indebtedness and we would pay more for interest expense on new indebtedness that we incur for future operating property additions.

•      Our portfolio of properties is insured for losses under our property, casualty and umbrella insurance policies through September 2004.  These policies include coverage for acts of terrorism.  Although we believe that we adequately insure our properties, we are subject to the risk that our insurance may not cover all of the costs to restore properties damaged by a fire or other catastrophic event.  In addition, due largely to the terrorist attacks on September 11, 2001, the insurance industry has changed its risk assessment approach and cost structure.  Continuing changes in the insurance industry may increase the cost of insuring our properties and decrease the scope of insurance coverage, either of which could adversely affect our financial position and operating results.

•      As a REIT, we must distribute at least 90% of our annual REIT taxable income (excluding capital gains), which limits the amount of cash we have available for other business purposes, including amounts to fund our growth.  Also, it is possible that because of the differences between the time that we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement.  We may become subject to tax liabilities that adversely affect our operating cash flow.

Investing and financing activities during the year ended December 31, 2003

During 2003, we acquired seven office properties totaling 993,479 square feet for $165.1 million and two parcels of land for $31.8 million.  These acquisitions were financed using the following:

•              $83.8 million from borrowings under new mortgage loans;

•              $63.9 million in proceeds from the sale of common shares in an underwritten public offering;

•              $33.1 million in borrowings from our Revolving Credit Facility;

•              $9.9 million in funds escrowed from previous property sales; and

•              cash reserves for the balance.

During 2003, we acquired our joint venture partners’ interests in NBP 140, LLC and Gateway 67, LLC (90% and 20%, respectively) for $6.2 million and assumed $16.5 million in mortgage loans.  Prior to these acquisitions, we accounted for our investments in these joint ventures using the equity method of accounting (see Note 2 to the Consolidated Financial Statements).  Upon completion of these acquisitions, these two entities, which own a total of three office properties totaling 225,754 square feet and a parcel of land that is contiguous to two of these properties, became consolidated subsidiaries.

During 2003, an office property totaling 123,743 square feet that was partially operational and 63% pre-leased at December 31, 2002 became 100% operational.  Costs incurred on this project through December 31, 2003 totaled $22.0 million, of which $373,000 was incurred in 2003.  We have a construction loan facility in place totaling $14.0 million to finance the construction of this project; borrowings under this facility totaled $12.8 million at December 31, 2003.  We also used borrowings from our Revolving Credit Facility and cash reserves funded by a portion of our debt refinancing proceeds.

During 2003, we had construction activities underway on two office properties totaling 244,824 square feet that were 100% pre-leased.  Costs incurred on these properties through December 31, 2003 totaled $18.0 million, of which $13.9 million was incurred in 2003.  We have a construction loan facility in place totaling $20.0 million to finance the construction of one of these properties; borrowings under this facility totaled $3.3 million at December 31, 2003.  The remaining costs were funded using borrowings from our Revolving Credit Facility and cash reserves.

The table below sets forth the major components of our real estate property additions for 2003 and 2002 (in thousands):

	For the Years Ended December 31,
	2003	2002
Acquisitions (1)	$197,300	$116,087
Property additions upon acquisition of joint venture partner interests (1)(2)	25,546	29,067
Construction and development	10,681	15,555
Tenant improvements on operating properties (3)	8,588	4,213
Capital improvements on operating properties	4,415	3,264
	$246,530	$168,186

(1)   Includes intangible assets and deferred revenues recorded in connection with acquisitions.

(2)   We acquired the ownership interests of partners in two real estate joint ventures for $6,208 in 2003; prior to these acquisitions, we were accounting for our investments in these joint ventures using the equity method of accounting. We also acquired the ownership interests of partners in two real estate joint ventures for $11,809 in 2002; prior to these acquisitions, we were accounting for our investments in these joint ventures using the financing method of accounting (see Note 2 to the Consolidated Financial Statements).

(3)   Tenant improvement costs incurred on newly-constructed properties are classified in this table as construction and development.

During 2003, we sold an office property and two land parcels for a total of $21.3 million.  We also contributed a 157,394 square foot office property into a joint venture called Route 46 Partners, LLC in exchange for $20.0 million in cash and a 20% interest in the joint venture.  The net proceeds from these transactions after transaction costs totaled $40.2 million; these proceeds were used as follows:

•      $29.4 million to pay down our Revolving Credit Facility;

•      $7.5 million to fund a cash escrow that was subsequently applied towards an acquisition; and

•      $3.3 million to fund cash reserves.

Our investments in unconsolidated real estate joint ventures decreased $2.7 million during 2003; this decrease included primarily the following:

•      $4.4 million decrease due to the purchase of our joint venture partners’ interests in NBP 140, LLC and Gateway 67, LLC described above, after which those entities became consolidated subsidiaries of ours; and

•      $1.1 million increase due to the investment in Route 46 Partners, LLC brought about by our contribution of an office property into the joint venture described above.

For additional information regarding our investments in unconsolidated real estate joint ventures, you may refer to the section below entitled “Off-Balance Sheet Arrangements” and Note 5 to our Consolidated Financial Statements.

During 2003, we borrowed $191.2 million under mortgages and other loans, excluding our Revolving Credit Facility; the proceeds from these borrowings were used as follows:

•      $83.8 million to finance acquisitions;

•      $45.0 million to refinance existing debt;

•      $36.1 million for the repurchase of the Series C Preferred Units of our Operating Partnership described below;

•      $18.4 million to pay down our Revolving Credit Facility;

•      $1.2 million to finance construction activities; and

•      the balance to fund cash reserves.

On May 27, 2003, we sold 5,290,000 common shares in an underwritten public offering at a price of $15.03 per share for net proceeds of $79.4 million.  We contributed the net proceeds from the sale to our Operating Partnership in exchange for 5,290,000 common units.  The Operating Partnership, in turn, used $63.9 million of the proceeds to fund a property acquisition and the balance to pay down our Revolving Credit Facility.

On June 16, 2003, we redeemed all of the 1,016,662 Series C Preferred Units in our Operating Partnership for $36.1 million using proceeds from a newly acquired $40.0 million mortgage loan.  As a result of the repurchase, we recognized an $11.2 million reduction to net income available to common shareholders associated with the excess of the repurchase price over the sum of the recorded book value of the units and the accrued and unpaid return to the unitholder.

On August 11, 2003, we completed the sale of 2,200,000 Series G Preferred Shares at a price of $25.00 per share for net proceeds of $53.2 million.  These shares are nonvoting and redeemable for cash at $25.00 per share at our option on or after August 11, 2008.  Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees).  Dividends accrue from the date of issue at the annual rate of $2.00 per share, which is equal to 8% of the $25.00 per share redemption price.  We contributed the net proceeds from the sale to our Operating Partnership in exchange for 2,200,000 Series G Preferred Units.  The Series G Preferred Units carry terms that are substantially the same as the Series G Preferred Shares.  The Operating Partnership used most of the net proceeds to pay down our Revolving Credit Facility.

On December 18, 2003, we completed the sale of 2,000,000 Series H Preferred Shares at a price of $25.00 per share for net proceeds of $48.3 million.  These shares are nonvoting and redeemable for cash at $25.00 per share at our option on or after December 18, 2008.  Holders of these shares are entitled to cumulative dividends, payable quarterly (as and if declared by the Board of Trustees).  Dividends accrue from the date of issue at the annual rate of $1.875 per share, which is equal to 7.5% of the $25.00 per share redemption price.  We contributed the net proceeds from the sale to our Operating Partnership in exchange for 2,000,000 Series H Preferred Units.  The Series H Preferred Units carry terms that are substantially the same as the Series H Preferred Shares.  The Operating Partnership used most of the net proceeds to pay down our Revolving Credit Facility.

Analysis of cash flow associated with investing and financing activities

Our net cash flow used in investing activities increased $44.4 million from 2002 to 2003.  This increase was due primarily to the following:

•      $63.3 million increase in purchases of and additions to commercial real estate; this increase is due to the dollar amount of property acquisitions completed in 2003 exceeding that of 2002.  Our ability to locate and complete acquisitions is dependent on numerous variables and, as a result, is inherently subject to significant fluctuation from year to year; while we expect to continue to acquire properties in the future, we are unable to predict whether the increasing acquisition volume from 2002 to 2003 is a trend that will continue; and

•      $32.7 million increase in proceeds from sales of properties; this increase resulted from the dollar amount of transactions completed in 2003 exceeding that of 2002.  As discussed earlier, we generally do not acquire properties with the intent of selling them.  We generally sell properties when we believe that most of the earnings growth potential in such properties has been realized or determine that a property no longer fits within the Company’s strategic plans due to its type and/or location.  Since our real estate sales activity is driven by transactions unrelated to our core operations, our proceeds from sales of properties is subject to material fluctuation from period to period and, therefore, we do not believe that the change from 2002 to 2003 is necessarily indicative of a trend.

Our cash flow provided by financing activities increased $43.0 million from 2002 to 2003.  This increase included the following:

•      $157.7 million increase in proceeds from the sale of preferred and common shares; most of this increase is attributable to the dollar amount of public offerings completed during 2003 exceeding that of 2002.  We were able to complete these sales due to an attractive equity market for our shares in 2003.  While we expect to complete additional preferred and common share offerings in the future, our desire and ability to do so will be dependent on both (1) our need for funds from such offerings for our investing and financing activities and (2) the attractiveness of the equity markets at the time the funds are needed;

•      $60.5 million increase in repayments of mortgage and other loans payable; this increase is attributable primarily to (1) additional repayments made using the increased proceeds from both the sale of preferred and common shares and sales of properties in 2003, offset by (2) additional repayments that occurred in 2002 compared to 2003 due to additional loan refinancings completed in 2002 in response largely to the decreasing interest rate environment;

•      $35.4 million decrease in proceeds from mortgage and other loans payable; this decrease is due primarily to fewer loan refinancings taking place in 2003 than in 2002 and a reduced need for additional borrowings in 2003 due to the sales of preferred and common shares; and

•      $35.6 million in cash used to repurchase the Series C Preferred Units in the Operating Partnership; this occurred as a result of a specific transaction that will not reoccur on an ongoing basis.  We may use cash in the future to redeem outstanding series of preferred shares once they become redeemable; if this were to occur, we would expect to finance the cost of such a redemption using proceeds from the sale of common or preferred shares.

As discussed above, the increase in repayments of mortgages and other loans payable and decrease in proceeds from mortgages was influenced in part by the availability of proceeds from the sale of common and preferred shares; we were able to complete these sales due to an attractive equity market for our shares in 2003.  These changes do not necessarily indicate a continuing trend since equity markets for our shares may not always be as attractive.  In less attractive equity market conditions, it is likely that we will finance a larger portion of our investing and financing activities using debt.

Off-Balance Sheet arrangements

Some of our real estate investments are owned through joint ventures.  Reasons that we use joint ventures from time to time include the following: (1) they can provide a facility to access new markets and investment opportunities while enabling us to benefit from the expertise of our partners; (2) they are an alternative source for raising capital to put towards acquisition or development activities; and (3) they can reduce our exposure to risks associated with a property and its activities.  Each of our real estate joint ventures has a two-member management committee that is responsible for making major decisions (as defined in the joint venture agreement), and we control one of the management committee positions in each case.  All of our real estate joint venture investments owned during 2003 can be classified into one of the three categories described below:

•      Externally-managed construction joint ventures (the “Externally-Managed JVs”).  These joint ventures construct buildings to either be sold to third-parties or purchased by us.  Our partners in all of these joint ventures are controlled by a company that owns, manages, leases and develops properties in the Baltimore/Washington Corridor; that company also serves as the project manager for all of these joint ventures.  During 2003, we were invested in four of these joint ventures, three of which were remaining at December 31, 2003; all of these investments were accounted for using the equity method of accounting (see Note 2 to the Consolidated Financial Statements).  These joint ventures enable us to make use of the expertise of our partner and, in the case of certain projects, provide us with access to build-for-sale real estate opportunities not within our normal focus; the use of the joint venture structures provides further leverage to us both from a financing and risk perspective.  We generally guarantee the repayment of construction loans for these projects in amounts proportional to our ownership percentage.  In addition, we are obligated to acquire our partners’ membership interest in each of the joint ventures in the event that all of the following occur:

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

The amount we would need to pay for our partners’ membership interest is computed based on the amount that the partners would receive under the respective joint venture agreements in the event that the buildings were sold for a capitalized fair value (as defined in the agreements) on a defined date.  As of December 31, 2003, none of the three remaining Externally-Managed JVs had completed the shell construction on their final buildings.  We estimate the aggregate amount we would need to pay for our partners’ membership interests in these joint ventures to be $1.3 million; however, since the determination of this amount is dependent on the operations of the properties and none of these properties are both completed and occupied, this estimate is preliminary and could be materially different from the actual obligation.

•      Construction joint ventures managed by us (the “Internally-Managed JVs”).  During 2003, we were invested in two of these joint ventures, one of which was remaining at December 31, 2003; one of these ventures was accounted for using the financing method of accounting and one using the equity method of accounting (see Note 2 to the Consolidated Financial Statements).  Our partners in these projects typically own a majority of the joint ventures, and we serve as the project manager.  The primary purpose behind the use of joint venture structures for these projects is to enable us to leverage most of the equity requirements and reduce our risk in construction and development projects.  We serve as the sole guarantor for repayment of construction loans for these projects.  We also earn construction, property management and guaranty fees from these joint ventures.  The Internally-Managed JVs in which we invested during 2003 both contained provisions making us solely responsible for funding defined additional investments in the joint venture to the extent that costs to complete construction exceed amounts funded by member investments previously made and existing construction loans.  These projects also both contained provisions giving us the option to purchase our partners’ joint venture interests for pre-determined purchase prices over limited periods of time; however, if we do not elect to exercise this purchase option in a project, our partner can take control of the joint venture’s management committee by appointing an additional representative to the committee.  We acquired our partner’s interest in one of these joint ventures on December 31, 2003 for a purchase price of $5.4 million.  Our partners can typically gain control of the management committees of these joint ventures if the respective projects fail to attain certain defined performance criteria, such as construction completion and tenant occupancy target dates, although if this were to occur in a project, we would have the option to acquire the partners’ interests for pre-determined purchase prices.  Our partner in the one Internally-Managed JV remaining at December 31, 2003 can gain control of the joint venture’s management committee if construction of the building is not completed by January 2005, although if that were to occur, we would have the option of acquiring our partner’s interest for $4.9 million; we could also be required to purchase our partner’s interest in this joint venture for a minimum purchase price of $4.9 million in the event that the joint venture defaults on its obligations as landlord or does not meet certain construction completion timeframes.  The earliest date that we can exercise our option to acquire our partner’s joint venture interest in the one Internally-Managed JV remaining as of December 31, 2003 is September 1, 2004, on which date the purchase price would be $4.9 million.

•      Operating joint ventures to which we contribute an office property to partially dispose of our interest (the “Disposition JV”). During 2003, we contributed an office property into a Disposition JV in exchange for cash and a 20% interest in the joint venture.  This Disposition JV enabled us to dispose of most of our investment in a property that we believe realized most of its earnings growth potential.  We manage the joint venture’s property operations and any required construction projects and earn fees for these services.  Our joint venture partner has preference in receiving distributions of cash flows for a defined return; once our partner receives its defined return, we are entitled to receive distributions for a defined return and, once we receive that return, remaining distributions of cash flows are allocated based on percentages defined in the joint venture agreement.

The table below sets forth certain additional information regarding these categories of real estate joint ventures (in thousands):

Category of Real Estate Joint Venture	Investment Balances at 12/31/03	Net Cash Flow to Category in 2003	Income from Category in 2003	Fees Earned from Category in 2003 (1)	Balance of Debt Guaranteed by Us at 12/31/2003	Obligation to Unilaterally Fund Additional Project Costs (if necessary)(2)
Externally-Managed JVs	$4,207	$(1,349)	$(217)	$—	$3,360	$—
Internally-Managed JVs (3)	—	(4,230)	—	251	3,299	4,500
Disposition JV	1,055	(933)	123	100	—	320
	$5,262	$(6,512)	$(94)	$351	$6,659	$4,820

(1)   Fees earned by us for construction, asset management and property management services provided to joint ventures.

(2)   Amounts reported in this column represent additional investments we could be required to fund on a unilateral basis.  We are also required to unilaterally fund leasing commissions incurred, if any, above a market rate specified in the joint venture agreement for the Disposition JV.  We and our partners are also required to fund proportionally (based on our ownership percentage) additional amounts when needed by the Externally-Managed JVs and Disposition JV.  In addition, we are required to fund 50% of additional amounts needed by the Internally-Managed JVs.  Since the additional fundings described in this footnote are uncertain in dollar amount and we do not expect that they will be necessary, they are not included in the table.

(3)   The one remaining Internally-Managed JV as of December 31, 2003 was accounted for using the financing method of accounting.  As a result, we reported a zero investment balance in that JV (see section entitled “Financing Method” in Note 2 to our Consolidated Financial Statements).

The net cash flow to Externally-Managed JVs during the year includes $857,000 paid to acquire our partner’s interest in one joint venture during 2003.  The net cash flow to Internally-Managed JVs includes $5.4 million paid to acquire our partner’s interest in one joint venture.

You should refer to Notes 5 and 19 for additional information pertaining to our investments in unconsolidated real estate joint ventures.

We had no other material off-balance sheet arrangements during 2003.

Analysis of indebtedness

As we discussed earlier, two non-GAAP measures that we use in managing our financing policy are debt service coverage ratio and fixed charge coverage ratio; both of these measures are defined in the section entitled “Overview.”  We believe that debt service coverage ratio is a useful measure in evaluating the relationship of our earnings to the total cash flow requirements of our loans associated with operating properties.  We believe that fixed charge coverage ratio is a useful measure in evaluating the relationship of our earnings to the cash flow requirements of (1) interest expense on loans associated with our operating properties and (2) dividends to our preferred equity holders.  The table below reconciles the denominators for debt service coverage ratio and fixed charge coverage ratio to interest expense, the most directly comparable GAAP measure, for the year ended December 31, 2003 (in thousands):

Interest expense from continuing operations	$41,079
Interest expense from discontinued operations	100
Scheduled principal amortization on mortgage and other loans	9,221
Denominator for debt service coverage ratio	50,400
Less: scheduled principal amortization on mortgage and other loans	(9,221)
Preferred share dividends	12,003
Preferred unit distributions	1,049
Denominator for fixed charge coverage ratio	$54,231

One non-GAAP measure of earnings that is useful in evaluating our debt service coverage and fixed charge coverage is earnings before interest, income taxes, depreciation and amortization (“EBITDA”).  EBITDA is net income adjusted for the effects of interest expense, depreciation and amortization, income taxes, gain on sales of real estate (excluding sales of non-operating properties and development services provided on operating properties) and minority interests.  We believe that EBITDA is an important measure of performance for a REIT because it provides a further tool to evaluate our ability to incur and service debt and to fund dividends and other cash needs.  We believe that net income is the most directly comparable GAAP measure to EBITDA.  The table below sets forth our computation of EBITDA for the year ended December 31, 2003 (in thousands):

Net income	$30,877
Interest expense from continuing operations	41,079
Interest expense from discontinued operations	100
Amortization of deferred financing costs	2,767
Income tax benefit, gross	(169)
Depreciation of furniture, fixtures and equipment	460
Real estate-related depreciation and amortization	36,681
Gain on sale of depreciated real estate properties, excluding development portion	(2,897)
Minority interests	7,761
EBITDA	$116,659

The timing and nature (fixed-rate versus variable-rate) of the scheduled maturities on our debt are discussed in the section entitled “Quantitative and Qualitative Disclosures about Market Risk.”

We often use our Revolving Credit Facility initially to finance much of our investing and financing activities.  We then pay down our Revolving Credit Facility using proceeds from long-term borrowings collateralized by our properties as attractive financing conditions arise and equity issuances as attractive equity market conditions arise.  Our primary

Revolving Credit Facility throughout the periods reported herein was with Bankers Trust Company.  Amounts available under this Revolving Credit Facility are generally computed based on 65% of the appraised value of properties pledged as collateral.  As of March 5, 2004, the maximum amount available under our Revolving Credit Facility was $122.9 million, of which $95.1 million was unused.

We expect to obtain a new Revolving Credit Facility with Wachovia Bank, National Association in March 2004; we expect to use this facility as our primary revolving credit facility to replace the facility with Bankers Trust Company.  The facility is expected to have a maximum principal of $300.0 million, a three-year term (with an additional one-year extension available) and a variable interest rate based on the 30-day LIBOR rate plus 1.25% to 1.55% (as determined by our leverage levels at different points in time).  We also expect the facility to have a fee of 0.125% to 0.25% on the amount of the credit facility that is unused.

We have a secured revolving credit facility with Wachovia Bank, National Association for a maximum principal amount of $25.0 million.  As of March 5, 2004, $6.1 million was unused, although such amount is not available for borrowing until additional properties are pledged as collateral.  We expect to repay and eliminate this loan using proceeds from our Revolving Credit Facility in March 2004.

Certain of our mortgage loans require that we comply with a number of restrictive financial covenants, including leverage ratio, adjusted consolidated net worth, minimum property interest coverage, minimum property hedged interest coverage, minimum consolidated interest coverage, minimum fixed charge coverage, minimum debt service coverage, maximum consolidated unhedged floating rate debt and maximum consolidated total indebtedness.  As of December 31, 2003, we were in compliance with these financial covenants.

Contractual obligations

The following table summarizes our contractual obligations as of December 31, 2003 (in thousands):

	For the Years Ended December 31,
	2004	2005 to 2006	2007 to 2008	Thereafter	Total

Contractual obligations (1)
Mortgage loans payable (2)	$176,904	$162,466	$220,281	$179,047	$738,698
New construction and development contracts (3)	13,688	—	—	—	13,688
Third-party construction and development contracts (4)	21,310	—	—	—	21,310
Capital expenditures for operating properties (5)	5,204	—	—	—	5,204
Operating leases (6)	1,235	1,896	790	31,711	35,632
Capital lease obligations (6)	33	18	—	—	51
Other purchase obligations (6)	711	1,018	896	2,234	4,859
Total contractual cash obligations	$219,085	$165,398	$221,967	$212,992	$819,442

Other commitments (7)
Guarantees of joint venture loans (8)	$3,360	$3,299	$—	$—	$6,659

(1)   The contractual obligations set forth in this table generally exclude individual contracts that had a value of less than $20 thousand. Also excluded are contracts associated with the operations of our properties that may be terminated with notice of one month or less, which is the arrangement that applies to most of our property operations contracts.

(2)   Our loan maturities in 2004 include $107.5 million that we expect to refinance using proceeds from the new Revolving Credit Facility with Wachovia Bank, $25.8 million that we expect to refinance using proceeds from other financings or equity offerings and $27.2 million for which we expect to obtain extensions for a minimum of one year.  The remaining $16.4 million represents scheduled principal amortization payments that we expect to pay using cash flow from operations.

(3)   Represents contractual obligations pertaining to new construction and development activities.  We expect to finance these costs using primarily proceeds from our Revolving Credit Facility and construction loans.

(4)   Represents contractual obligations pertaining to projects for which we are acting as construction manager on behalf of unrelated parties who are our clients.  We expect to be reimbursed in full for these costs by our clients.

(5)   Represents contractual obligations pertaining to capital expenditures for our operating properties.  We expect to finance all of these costs using cash flow from operations.

(6)   We expect to pay these items using cash flow from operations.

(7)   Not included in this section are amounts contingently payable by us to acquire the membership interests of certain real estate joint venture partners.  See the section entitled “Off-Balance Sheet Arrangements” for further discussion of such amounts.

(8)   We do not expect to be required to fulfill our obligation as guarantor of joint venture loans.

Investing and financing activity subsequent to December 31, 2003

On March 5, 2004, we acquired for $22.4 million a 129,000 square foot office property located in Gaithersburg, Maryland, which is in Montgomery County.  This acquisition was financed using $16.8 million in mortgage loans assumed from the seller and the balance with proceeds from our Revolving Credit Facility.

Other future cash requirements for investing and financing activities

Subsequent to December 31, 2003, we entered into a contract to acquire 10 office properties totaling approximately 535,000 square feet for $65.2 million.  These buildings are located in St. Mary’s County, Maryland.  We expect that these acquisitions will be completed by April 2004 using borrowings under our Revolving Credit Facility.

As previously discussed, we had construction activities underway on two office properties totaling 244,824 square feet that were 100% pre-leased as of December 31, 2003.  We estimate remaining costs to be incurred will total approximately $22.8 million upon completion of these properties, most of which we expect to incur in 2004.  We have $16.7 million remaining to be borrowed under a $20.0 million construction loan facility for one of the properties; we expect to fund the remaining costs for these activities using primarily borrowings from our Revolving Credit Facility.

As of December 31, 2003, we had development activities underway on a new office property estimated to total 104,000 square feet.  We estimate that costs for this property will total approximately $18.0 million, which is expected to be incurred in 2004 and 2005.  We expect to fund approximately $12.0 million of these costs using borrowings from a new construction loan and $6.0 million using borrowings from our Revolving Credit Facility.

We estimate that we will incur additional tenant improvement, leasing and construction completion costs of $3.1 million during 2004 for three newly-constructed buildings that are 100% operational.  We expect to use remaining balances available under two construction loan facilities to finance these costs.

We intend to develop two of the new parcels of land acquired during 2003 and construct multiple office properties on the land.  We expect that the land will require approximately $2.0 million in development-related costs over the next two years prior to commencement of construction activities on the buildings; we expect to fund these costs using a combination of cash flow from operations and proceeds from our Revolving Credit Facility.  When construction of the buildings is ready to commence, we expect to obtain construction loans to finance the construction activities.  In addition, as construction of the buildings commences, we will need to pay down the portions of the existing loans on the property that are attributable to the land where the construction is taking place (the total loan balance at December 31, 2003 was $25.7 million, excluding discounts recorded on the loans); we expect to fund these loan pay downs primarily using proceeds from our Revolving Credit Facility.  While the timing of development and construction activities is dependent on the demand for office space in the real estate market, we expect to commence construction in 2004 on two office properties on this land parcel that will total approximately $48.4 million upon completion; we expect to fund approximately $33.9 million of these costs with borrowings from new construction loans and the balance using proceeds from our Revolving Credit Facility.

During 2004 and beyond, we expect to complete other acquisitions of properties and commence construction and development activities in addition to the ones previously described.  We expect to finance these activities as we have in the past, using mostly a combination of additional equity issuances of common and/or preferred shares, borrowings from new loans and borrowings under our Revolving Credit Facility.

Factors that could negatively affect our ability to finance our long-term financing and investing needs in the future include the following:

•      Our strategy is to operate with slightly higher debt levels than most other REITs.  However, these higher debt levels could make it difficult to obtain additional financing when required and could also make us more vulnerable to an economic downturn.  Most of our properties have been mortgaged to collateralize indebtedness.  In addition, we rely on borrowings to fund some or all of the costs of new property acquisitions, construction and development activities and other items.

•      We may not be able to refinance our existing indebtedness.

•      Much of our ability to raise capital through the issuance of preferred shares, common shares or securities that are convertible into our common shares is dependent on the value of our common and preferred shares.  As is the case with any publicly-traded securities, certain factors outside of our control could influence the value of our common and preferred shares. These conditions include, but are not limited to (1) market perception of REITs in general and office REITs in particular; (2) market perception of REITs relative to other investment opportunities; (3) the level of institutional investor interest in our company; (4) general economic and business conditions; (5) prevailing interest rates; and (6) market perception of our financial condition, performance, dividends and growth potential.

•      When we develop and construct properties, we assume the risk that actual costs will exceed our budgets, that we will experience construction or development delays and that projected leasing will not occur, any of which could adversely affect our financial performance and our ability to make distributions to our shareholders. In addition, we generally do not obtain construction financing commitments until the development stage of a project is complete and construction is about to commence.  We may find that we are unable to obtain financing needed to continue with the construction activities for such projects.

•      We invest in certain entities in which we are not the exclusive investor or principal decision maker.  Aside from our inability to unilaterally control the operations of these joint ventures, our investments entail the additional risks that (1) the other parties to these investments may not fulfill their financial obligations as investors, in which case we may need to fund such parties’ share of additional capital requirements and (2) the other parties to these investments may take actions that are inconsistent with our objectives.

•      Equity real estate investments such as our properties are relatively difficult to sell and convert to cash quickly, especially if market conditions are depressed.  Such illiquidity will tend to limit our ability to vary our portfolio of properties promptly in response to changes in economic or other conditions.  Moreover, under certain circumstances, the Internal Revenue Code imposes certain penalties on a REIT that sells property held for less than four years.  In addition, for certain of our properties that we acquired by issuing units in our Operating Partnership, we are restricted for a certain period of time from entering into transactions (such as the sale or refinancing of the acquired property) that will result in a taxable gain to the sellers without the sellers’ consent.  Due to all of these factors, we may be unable to sell a property at an advantageous time to fund our long-term capital needs.

•      We are subject to various federal, state and local environmental laws.  These laws can impose liability on property owners or operators for the costs of removal or remediation of hazardous substances released on a property, even if the property owner was not responsible for the release of the hazardous substances. Costs resulting from environmental liability could be substantial.  The presence of hazardous substances on our properties may also adversely affect occupancy and our ability to sell or borrow against those properties.  In addition to the costs of government claims under environmental laws, private plaintiffs may bring claims for personal injury or other reasons.  Additionally, various laws impose liability for the costs of removal or remediation of hazardous substances at the disposal or treatment facility.  Anyone who arranges for the disposal or treatment of hazardous substances at such a facility is potentially liable under such laws.  These laws often impose liability on an entity even if the facility was not owned or operated by the entity.

Critical Accounting Policies and Estimates

Our Consolidated Financial Statements are prepared in accordance with GAAP, which require us to make certain estimates and assumptions. A summary of our significant accounting policies is provided in Note 3 to our Consolidated Financial Statements.  The following section is a summary of certain aspects of those accounting policies involving estimates and assumptions that (1) require our most difficult, subjective or complex judgments in accounting for highly uncertain matters or matters that are susceptible to change and (2) materially affect our reported operating performance or financial condition.  It is possible that the use of different reasonable estimates or assumptions in making these judgments could result in materially different amounts being reported in our Consolidated Financial Statements.  While reviewing this section, you should refer to Note 3 to our Consolidated Financial Statements, including terms defined therein.

•      When we acquire real estate properties, we allocate the acquisition to numerous components.  Most of the terms in this bullet section are defined in the section of Note 3 to the Consolidated Financial Statements entitled “Acquisitions of Real Estate.”  Our process for determining the allocation to these components is very complex and requires many estimates and assumptions.  Included among these estimates and assumptions are the following: (1) determination of market rental rate; (2) estimates of leasing and tenant improvement costs associated with the remaining term of acquired leases for deemed cost avoidance; (3) leasing assumptions used in determining the as-if vacant value and tenant value, including the rental rates, period of time which it will take to lease vacant space and estimated tenant improvement costs and estimated leasing costs; (4) estimate of the property’s future value in determining the as-if vacant value; (5) estimate of value attributable to market concentration premiums and tenant relationship values; and (6) allocation of the as-if vacant value between land and building.  A change in any of the above key assumptions, most of which are extremely subjective, can materially change not only the presentation of acquired properties in our Consolidated Financial Statements but also reported results of operations.  The allocation to different components affects the following:

•      Amount of the acquisition costs allocated between different categories of assets and liabilities on our balance sheet, the amount of costs assigned to individual properties in multiple property acquisitions and the amount of costs assigned to individual tenants at the time of acquisition;

•      Where the amortization of the components appear over time in our statements of operations.  Allocations to the lease to market value component are amortized into rental revenue, whereas allocations to most of the other components (the one exception being the land component of the as-if vacant value) are amortized into depreciation and amortization expense.  As a REIT, this is important to us since much of the investment community evaluates our operating performance using non-GAAP measures such as funds from operations, the computation of which includes rental revenue but does not include depreciation and amortization expense;

•      Timing over which the items are recognized as revenue or expense in our statements of operations.  For example, for allocations to the as-if vacant value, the land portion is not depreciated and the building portion is depreciated over a longer period of time than the other components (generally 40 years).  Allocations to lease to market value, deemed cost avoidance, tenant value and tenant relationship value are amortized over significantly shorter timeframes, and if individual tenants’ leases are terminated early, any unamortized amounts remaining associated with those tenants are generally expensed upon termination.  These differences in timing can materially affect our reported results of operations.  In addition, we establish lives for tenant value and tenant relationship value based on our estimates of how long we expect the respective tenants to remain in the properties; establishing these lives requires estimates and assumptions that are very subjective.

•      When we construct or develop a property, we capitalize all costs associated with that property.  Such costs include not only direct construction costs but also interest, real estate taxes and other costs associated with owning the property.  We continue to capitalize these costs while construction and development activities are underway until a building becomes “operational.”  A building becomes operational the earlier of when leases commence on its space or one year from the completion of major construction activities on the building (the “construction completion date”).  Our determination of the date construction and development activities are underway and the construction completion date occasionally requires judgments and estimates, which affect how much in costs associated with these properties are capitalized or expensed.  Since depreciation expense begins to be recorded when a building is operational, these judgments and estimates also affect depreciation expense.

•      We recognize an impairment loss on a real estate asset if the asset’s undiscounted expected future cash flows are less than its depreciated cost.  We compute a real estate asset’s undiscounted expected future cash flows using certain estimates and assumptions.  As a result, these estimates and assumptions impact the amount of impairment loss that we recognize.

•      We use four different accounting methods to report our investments in entities: the consolidation method, the equity method, the cost method and the financing method (see Note 2 to our Consolidated Financial Statements).  We use the cost method when we own an interest in an entity and cannot exert significant influence over the entity’s operations.  When the cost method does not apply, we evaluate whether or not we can exert significant influence over the entity’s operations but cannot control the entity’s operations; when considering that, we need to determine whether a situation exists in which the entity is controlled by its owners (either us or our joint venture partners) without such owners owning most of the outstanding voting rights in the entity.  In performing this evaluation, we typically need to make subjective estimates and judgments regarding the entity’s future operating performance, financial condition, future valuation and other variables that may affect the partners’ share of cash flow from the entity over time; we also need to estimate the probability of different scenarios taking place over time and project the effect that each of those scenarios would have on variables affecting the partners’ cash flow.  The conclusion reached as a result of this process affects whether or not we use the consolidation method in accounting for our investment or either the equity or financing method of accounting.  Whether or not we consolidate an investment can materially affect our Consolidated Financial Statements.

Funds From Operations

Funds from operations (“FFO”) is defined as net income computed using GAAP, excluding gains (or losses) from sales of real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Gains from sales of newly-developed properties less accumulated depreciation, if any, required under GAAP are included in FFO on the basis that development services are the primary revenue generating activity; we believe that inclusion of these development gains is in accordance with the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO, although others may interpret the definition differently.  Additionally, the repurchase of the Series C Preferred Units in the Operating Partnership for an amount in excess of their recorded book value was a transaction not contemplated in the NAREIT definition of FFO; we believe that the exclusion of such an amount from FFO is appropriate.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time.  NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”  As a result, the concept of FFO was created by NAREIT for the REIT industry to “address this problem.”  We agree with the concept of FFO and believe that FFO is useful to investors as a supplemental measure of operating performance.  In addition, since most equity REITs provide FFO information to the investment community, we believe that FFO is useful to investors as a supplemental measure for comparing our results to those of other equity REITs, although the FFO we present may not be comparable to the FFO presented by other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO.  We believe that net income is the most directly comparable GAAP measure to FFO.

Basic funds from operations (“Basic FFO”) is FFO adjusted to (1) subtract preferred share dividends and (2) add back GAAP net income allocated to common units in the Operating Partnership not owned by us.  With these adjustments, Basic FFO represents FFO available to common shareholders and common unitholders.  Common units in the Operating Partnership are substantially similar to our common shares; common units in the Operating Partnership are also exchangeable into common shares, subject to certain conditions.  We believe that Basic FFO is useful to investors due to the close correlation of common units to common shares.  We believe that net income is the most directly comparable GAAP measure to Basic FFO.

Diluted funds from operations per share (“Diluted FFO per share”) is (1) Basic FFO adjusted to add back any convertible preferred share dividends and any other changes in Basic FFO that would result from the assumed conversion of securities that are convertible or exchangeable into common shares divided by (2) the sum of the (a) weighted average common shares outstanding during a period, (b) weighted average common units outstanding during a period and (c) weighted average number of potential additional common shares that would have been outstanding during a period if other securities that are convertible or exchangeable into common shares were converted or exchanged.  However, the computation of Diluted FFO per share does not assume conversion of securities that are convertible into common shares if the conversion of those securities would increase Diluted FFO per share in a given period.  We believe that Diluted FFO per share is useful to investors because it provides investors with a further context for evaluating our FFO results in the same manner that investors use earnings per share (“EPS”) in evaluating net income available to common shareholders.  In addition, since most equity REITs provide Diluted FFO per share information to the investment community, we believe Diluted FFO per share is a useful supplemental measure for comparing us to other equity REITs.  We believe that diluted EPS is the most directly comparable GAAP measure to Diluted FFO per share.

Diluted funds from operations (“Diluted FFO”) is Basic FFO adjusted to add back any convertible preferred share dividends and any other changes in Basic FFO that would result from the assumed conversion of securities that are convertible or exchangeable into common shares.  However, the computation of Diluted FFO does not assume conversion of securities that are convertible into common shares if the conversion of those securities would increase Diluted FFO per share in a given period.  We believe that Diluted FFO is useful to investors because it is the numerator used to compute Diluted FFO per share.  In addition, since most equity REITs provide Diluted FFO information to the investment community, we believe Diluted FFO is a useful supplemental measure for comparing us to other equity REITs.  We believe that the numerator for diluted earnings per share is the most directly comparable GAAP measure to Diluted FFO.

Our Basic FFO, Diluted FFO per share and Diluted FFO for the years ended December 31, 1999 through 2003 and reconciliations of (1) net income to FFO, (2) the numerator for diluted earnings per share to diluted FFO and (3) the denominator for diluted earnings per share to the denominator for diluted FFO per share are set forth in the following table:

	For the Years Ended December 31,
	(Dollars and shares in thousands, except per share data)
	2003	2002	2001	2000	1999

Net income	$30,877	$23,301	$19,922	$15,134	$15,083
Add: Real estate-related depreciation and amortization	36,681	30,832	20,558	16,887	11,987
Add: Depreciation and amortization on unconsolidated real estate entities	295	165	144	—	—
Less: Gain on sales of real estate properties, excluding development and redevelopment portion (1)	(2,897)	(268)	(416)	(107)	(1,140)
Add: Cumulative effect of accounting change	—	—	263	—	—
FFO	64,956	54,030	40,471	31,914	25,930
Add: Minority interests-common units in the Operating Partnership	6,712	5,800	6,592	6,322	3,449
Less: Preferred share dividends	(12,003)	(10,134)	(6,857)	(3,802)	(2,854)
Basic FFO	59,665	49,696	40,206	34,434	26,525
Add: Preferred unit distributions	1,049	2,287	2,287	2,240	2,620
Add: Convertible preferred share dividends	544	544	508	677	1,353
Add: Restricted common share dividends	—	283	—	—	—
Expense associated with dilutive options	10	44	—	—	—
Diluted FFO	$61,268	$52,854	$43,001	$37,351	$30,498

Weighted average common shares	26,659	22,472	20,099	18,818	16,955
Conversion of weighted average common units	8,932	9,282	9,437	9,652	4,883
Weighted average common shares/units - basic FFO	35,591	31,754	29,536	28,470	21,838
Assumed conversion of weighted average convertible preferred units	1,101	2,421	2,421	2,371	5,680
Assumed conversion of share options	1,405	936	406	164	9
Assumed conversion of weighted average convertible preferred shares	1,197	1,197	1,118	918	1,845
Assumed conversion of common unit warrants	—	—	—	231	—
Restricted common shares	—	326	—	—	—
Weighted average common shares/units - diluted FFO	39,294	36,634	33,481	32,154	29,372

Diluted FFO per share	$1.56	$1.44	$1.28	$1.16	$1.04

Other information:
Straight-line rent adjustments	$(4,840)	$(2,389)	$(3,175)	$(4,107)	$(2,766)
Recurring capital improvements	$(11,456)	$(6,640)	$(5,430)	$(2,843)	$(2,579)
Amortization of origination value of leases on acquired properties into rental revenue	$(1,817)	$(2,342)	$—	$—	$—

Numerator for diluted earnings per share	$7,650	$13,711	$13,573	$11,332	$14,788
Add: Minority interests-common units in the Operating Partnership	6,712	5,800	6,592	6,322	3,449
Add: Real estate-related depreciation and amortization	36,681	30,832	20,558	16,887	11,987
Add: Depreciation and amortization on unconsolidated real estate entities	295	165	144	—	—
Add: Preferred unit distributions	1,049	2,287	2,287	2,240	61
Add: Expense on dilutive options	10	44	—	—	—
Add: Repurchase of Series C Preferred Units in excess of recorded book value	11,224	—	—	—	—
Add: Restricted common share dividends	—	283	—	—	—
Add: Convertible preferred share dividends	544	—	—	677	1,353
Less: Gain on sales of real estate properties, excluding redevelopment portion (1)	(2,897)	(268)	(416)	(107)	(1,140)
Add: Cumulative effect of accounting change	—	—	263	—	—
Diluted FFO	$61,268	$52,854	$43,001	$37,351	$30,498

Denominator for diluted earnings per share	28,021	24,547	21,623	19,213	22,574
Weighted average common units	8,932	9,282	9,437	9,652	4,883
Conversion of weighted average convertible preferred shares	1,197	—	—	918	1,845
Conversion of weighted average convertible preferred units	1,101	2,421	2,421	2,371	70
Restricted common shares	—	326	—	—	—
Additional dilutive options	43	58	—	—	—
Denominator for Diluted FFO per share	39,294	36,634	33,481	32,154	29,372

(1) Gains from the sale of real estate that are attributable to sales of non-operating properties are included in FFO.  Gains from newly-developed or re-developed properties less accumulated depreciation, if any, required under GAAP are also included in FFO on the basis that development services are the primary revenue generating activity; we believe that inclusion of these development gains is in compliance with the NAREIT definition of FFO, although others may interpret the definition differently.

Recurring capital improvements are a measure of capitalized costs that in the words of NAREIT “produce a measure of operating performance that is recurring in nature.”  The measure of recurring capital improvements is defined as capital improvements, tenant improvements and leasing costs associated with our operating properties that are not (1) items contemplated prior to the acquisition of a property, (2) improvements associated with the expansion of a building or its improvements, (3) renovations to a building which change the underlying classification of the building (for example, from industrial to office or Class C office to Class B office) and (4) capital improvements that represent the addition of something new to the property rather than the replacement of something (for example, the addition of a new heating and air conditioning unit that is not replacing one that was previously there).  We believe that recurring capital improvements is an important measure of performance for a REIT because it provides a measure of the capital improvements that the Company can expect to incur on an ongoing basis, which is significant to how we manage our business since we fund these improvements using cash flow from operations.  As a result, it provides a further indication of the cash flow from operations that were available to fund other uses.  We believe that tenant improvements, capital improvements and leasing costs associated with operating properties are the most directly comparable GAAP measures; a reconciliation of recurring capital improvements to these GAAP measures is set forth below (in thousands):

	For the Years Ended December 31,
	2003	2002	2001	2000	1999
Total tenant improvements on operating properties	$8,588	$4,213	$5,032	$4,932	$3,126
Total capital improvements on operating properties	4,415	3,264	3,483	3,580	6,825
Total leasing costs incurred for operating properties	3,260	4,640	3,582	5,824	2,637
Less: Nonrecurring tenant improvements on operating properties	(2,024)	(773)	(2,366)	(3,903)	(1,789)
Less: Nonrecurring capital improvements on operating properties	(2,347)	(1,727)	(2,681)	(3,234)	(6,224)
Less: Nonrecurring leasing costs incurred for operating properties	(484)	(2,977)	(1,627)	(4,356)	(1,996)
Add: Recurring improvements on operating properties held through joint ventures	48	—	7	—	—
Recurring capital improvements	$11,456	$6,640	$5,430	$2,843	$2,579

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

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks, the most predominant of which is change in interest rates.  Increases in interest rates can result in increased interest expense under our Revolving Credit Facility and our other mortgage loans payable carrying variable interest rate terms.  Increases in interest rates can also result in increased interest expense when our loans payable carrying fixed interest rate terms mature and need to be refinanced.  Our debt strategy favors long-term, fixed-rate, secured debt over variable-rate debt to minimize the risk of short-term increases in interest rates.  As of December 31, 2003, 74.3% of our mortgage and other loans payable balance carried fixed interest rates and 92.5% of our fixed-rate loans were scheduled to mature after 2004.  As of December 31, 2003, we also had one interest rate swap that expires after 2004 that fixes the one-month LIBOR base rate on a notional amount of $50.0 million, or 6.8% of our mortgage and other loans payable.  As of December 31, 2003, the percentage of variable-rate loans (computed with the variable loan dollar amount being reduced by the $50.0 million interest rate swap expiring after 2004) relative to total assets was 10.5%; this percentage was lower than it has been in prior periods due primarily to variable-rate debt pay downs and reduced variable-rate borrowing needs resulting from cash provided from preferred shares that we sold in the later portion of 2003.

The following table sets forth our long-term debt obligations, principal cash flows by scheduled maturity and weighted average interest rates at December 31, 2003 (dollars in thousands):

	For the Years Ended December 31,
	2004 (1)	2005 (2)	2006	2007	2008	Thereafter	Total
Long term debt:
Fixed rate	$41,226	$32,128	$75,858	$69,590	$150,691	$179,047	$548,540
Average interest rate	6.52%	6.54%	6.46%	6.10%	6.84%	5.94%	6.24%
Variable rate	$135,678	$54,480	$—	$—	$—	$—	$190,158
Average interest rate	2.77%	2.94%	—	—	—	—	2.78%

(1) Includes maturities of $12.8 million in March, $25.8 million in August and $8.1 million in November that may each be extended for a one-year period, subject to certain conditions.

(2) Includes maturities totaling $54.5 million in January that may each be extended for two six-month periods, subject to certain conditions.

The fair market value of our mortgage and other loans payable was $771.4 million at December 31, 2003 and $741.6 million at December 31, 2002.

The following table sets forth information pertaining to our derivative contracts in place as of December 31, 2003 and their respective fair values:

Nature of Derivative	Notional Amount (in millions)	One-Month LIBOR base	Effective Date	Expiration Date	Fair value on December 31, 2003 (in thousands)
Interest rate swap	$50.0	2.308%	1/2/2003	1/2/2005	$(467)
Interest rate swap	50.0	1.520%	1/7/2003	1/2/2004	—
Total					$(467)

Based on our variable-rate debt balances, our interest expense would have increased by $1.4 million in 2003 and $1.5 million in 2002 if short-term interest rates were 1% higher.  Interest expense in 2003 was less sensitive to a change in interest rates than 2002 due to a lower average variable-rate debt balance in 2003.

Recent Accounting Pronouncements

For disclosure regarding recent accounting pronouncements and the anticipated impact they will have on our operations, you should refer to Note 3 to our Consolidated Financial Statements.

Corporate Office Properties Trust and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2003	2002
Assets
Investment in real estate:
Operating properties, net	$1,116,847	$983,597
Property held for sale, net	—	16,792
Projects under construction or development	67,149	34,567
Total commercial real estate properties, net	1,183,996	1,034,956
Investments in and advances to unconsolidated real estate joint ventures	5,262	7,999
Investment in real estate, net	1,189,258	1,042,955
Cash and cash equivalents	9,481	5,991
Restricted cash	11,030	9,739
Accounts receivable, net	13,047	3,509
Investments in and advances to other unconsolidated entities	1,621	1,621
Deferred rent receivable	17,903	13,698
Intangible assets on real estate acquisitions, net	55,692	28,424
Deferred charges, net	17,723	19,848
Prepaid and other assets	14,311	11,260
Furniture, fixtures and equipment, net	2,010	1,676
Total assets	$1,332,076	$1,138,721
Liabilities and shareholders’ equity
Liabilities:
Mortgage and other loans payable	$738,698	$705,056
Accounts payable and accrued expenses	23,126	11,670
Rents received in advance and security deposits	10,112	8,253
Dividends and distributions payable	12,098	9,794
Deferred revenue associated with acquired operating leases	9,630	12,250
Fair value of derivatives	467	494
Other liabilities	7,768	1,821
Total liabilities	801,899	749,338
Minority interests:
Preferred units in the Operating Partnership	—	24,367
Common units in the Operating Partnership	79,796	76,519
Total minority interests	79,796	100,886
Commitments and contingencies (Note 19)
Shareholders’ equity:
Preferred Shares of beneficial interest ($0.01 par value; 15,000,000 shares authorized)
1,725,000 designated as Series B Cumulative Redeemable Preferred Shares of beneficial interest (1,250,000 shares issued with an aggregate liquidation preference of $31,250 at December 31, 2003 and 2002)	13	13
544,000 designated as Series D Cumulative Convertible Redeemable Preferred Shares of beneficial interest (544,000 shares issued with an aggregate liquidation preference of $13,600 at December 31, 2003 and 2002)	5	5
1,265,000 designated as Series E Cumulative Redeemable Preferred Shares of beneficial interest (1,150,000 shares issued with an aggregate liquidation preference of $28,750 at December 31, 2003 and 2002)	11	11
1,425,000 designated as Series F Cumulative Redeemable Preferred Shares of beneficial interest (1,425,000 shares issued with an aggregate liquidation preference of $35,625 at December 31, 2003 and 2002)	14	14
2,200,000 designated as Series G Cumulative Redeemable Preferred Shares of beneficial interest (2,200,000 shares issued with an aggregate liquidation preference of $55,000 at December 31, 2003 and $0 at December 31, 2002)	22	—
2,000,000 designated as Series H Cumulative Redeemable Preferred Shares of beneficial interest (2,000,000 shares issued with an aggregate liquidation preference of $50,000 at December 31, 2003 and $0 at December 31, 2002)	20	—
Common Shares of beneficial interest ($0.01 par value; 45,000,000 shares authorized, shares issued of 29,563,867 at December 31, 2003 and 23,772,732 at December 31, 2002)	296	238
Additional paid-in capital	494,299	313,786
Cumulative distributions in excess of net income	(38,483)	(21,067)
Value of unearned restricted common share grants	(4,107)	(2,739)
Treasury shares, at cost (166,600 shares)	(1,415)	(1,415)
Accumulated other comprehensive loss	(294)	(349)
Total shareholders’ equity	450,381	288,497
Total liabilities and shareholders’ equity	$1,332,076	$1,138,721

See accompanying notes to consolidated financial statements.

Corporate Office Properties Trust and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	For the Years Ended December 31,
	2003	2002	2001
Real Estate Operations:
Revenues
Rental revenue	$153,048	$134,421	$107,166
Tenant recoveries and other revenue	21,375	15,914	14,497
Revenue from real estate operations	174,423	150,335	121,663
Expenses
Property operating	51,699	43,929	35,413
Interest	41,079	39,065	32,297
Amortization of deferred financing costs	2,767	2,501	2,031
Depreciation and other amortization	37,122	30,859	20,405
Expenses from real estate operations	132,667	116,354	90,146
Earnings from real estate operations before equity in (loss) income of unconsolidated real estate joint ventures	41,756	33,981	31,517
Equity in (loss) income of unconsolidated real estate joint ventures	(98)	169	208
Earnings from real estate operations	41,658	34,150	31,725
Service operations:
Construction contract revenues	28,865	826	1,126
Other service revenues	2,875	3,851	3,775
Construction contract expenses	(27,483)	(789)	(1,037)
Other expenses	(3,450)	(4,192)	(4,354)
Equity in loss of unconsolidated Service Companies	—	(571)	(292)
Income (losses) from service operations	807	(875)	(782)
General and administrative expenses	(7,893)	(6,697)	(5,289)
Income before gain on sales of real estate, minority interests, income taxes, discontinued operations and cumulative effect of accounting change	34,572	26,578	25,654
Gain on sales of real estate	472	2,564	1,618
Income before minority interests, income taxes, discontinued operations and cumulative effect of accounting change	35,044	29,142	27,272
Minority interests
Common units in the Operating Partnership	(5,665)	(5,128)	(6,044)
Preferred units in the Operating Partnership	(1,049)	(2,287)	(2,287)
Other consolidated entities	—	59	(84)
Income before income taxes, discontinued operations and cumulative effect of accounting change	28,330	21,786	18,857
Income tax benefit, net of minority interests	124	242	269
Income before discontinued operations and cumulative effect of accounting change	28,454	22,028	19,126
Income from discontinued operations, net of minority interests	2,423	1,273	970
Income before cumulative effect of accounting change	30,877	23,301	20,096
Cumulative effect of accounting change, net of minority interests	—	—	(174)
Net income	30,877	23,301	19,922
Preferred share dividends	(12,003)	(10,134)	(6,857)
Repurchase of preferred units in excess of recorded book value	(11,224)	—	—
Net income available to common shareholders	$7,650	$13,167	$13,065
Basic earnings per common share
Income before discontinued operations and cumulative effect of accounting change	$0.20	$0.53	$0.61
Discontinued operations	0.09	0.06	0.05
Cumulative effect of accounting change	—	—	(0.01)
Net income available to common shareholders	$0.29	$0.59	$0.65
Diluted earnings per common share
Income before discontinued operations and cumulative effect of accounting change	$0.19	$0.51	$0.60
Discontinued operations	0.08	0.05	0.04
Cumulative effect of accounting change	—	—	(0.01)
Net income available to common shareholders	$0.27	$0.56	$0.63

See accompanying notes to consolidated financial statements.

Corporate Office Properties Trust and Subsidiaries

Consolidated Statements of Shareholders’ Equity

(Dollars in thousands)

	Preferred Shares	Common Shares	Additional Paid-in Capital	Cumulative Distributions in Excess of Net Income	Value of Unearned Restricted Common Share Grants	Treasury Shares	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2000 (20,409,336 common shares outstanding)	$12	$206	$209,388	$(11,064)	$(3,399)	$(1,415)	$—	$193,728
Conversion of common units to common shares (90,519 shares)	—	1	918	—	—	—	—	919
Series D Cumulative Convertible Redeemable Preferred Shares issued privately (544,000 shares)	5	—	11,887	—	—	—	—	11,892
Series E Cumulative Redeemable Preferred Shares issued to the public (1,150,000 shares)	12	—	26,894	—	—	—	—	26,906
Series F Cumulative Redeemable Preferred Shares issued to the public (1,425,000 shares)	14	—	33,549	—	—	—	—	33,563
Decrease in fair value of derivatives	—	—	—	—	—	—	(2,500)	(2,500)
Restricted common share grants issued (23,000 shares)	—	—	234	—	(234)	—	—	—
Value of earned restricted share grants	—	—	103	—	358	—	—	461
Exercise of share options (125,246 shares)	—	1	997	—	—	—	—	998
Expense associated with share options	—	—	574	—	—	—	—	574
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	—	—	818	—	—	—	—	818
Net income	—	—	—	19,922	—	—	—	19,922
Dividends	—	—	—	(23,360)	—	—	—	(23,360)
Balance at December 31, 2001 (20,648,101 common shares outstanding)	43	208	285,362	(14,502)	(3,275)	(1,415)	(2,500)	263,921
Conversion of common units to common shares (617,510 shares)	—	6	8,617	—	—	—	—	8,623
Common shares issued to the public (2,084,828 shares)	—	21	23,391	—	—	—	—	23,412
Increase in fair value of derivatives	—	—	—	—	—	—	2,151	2,151
Value of earned restricted share grants	—	—	325	—	536	—	—	861
Exercise of share options (255,692 shares)	—	3	2,125	—	—	—	—	2,128
Net expense reversal associated with share options	—	—	(64)	—	—	—	—	(64)
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	—	—	(5,970)	—	—	—	—	(5,970)
Net income	—	—	—	23,301	—	—	—	23,301
Dividends	—	—	—	(29,866)	—	—	—	(29,866)
Balance at December 31, 2002 (23,606,132 common shares outstanding)	43	238	313,786	(21,067)	(2,739)	(1,415)	(349)	288,497
Conversion of common units to common shares (119,533 shares)	—	1	2,065	—	—	—	—	2,066
Common shares issued to the public (5,290,000 shares)	—	53	79,205	—	—	—	—	79,258
Series G Cumulative Redeemable Preferred Shares issued to the public (2,200,000 shares)	22	—	53,153	—	—	—	—	53,175
Series H Cumulative Redeemable Preferred Shares issued to the public (2,000,000 shares)	20	—	48,312	—	—	—	—	48,332
Series C Preferred Unit Redemption	—	—	—	(11,224)	—	—	—	(11,224)
Increase in fair value of derivatives	—	—	—	—	—	—	55	55
Restricted common share grants issued (119,324 shares)	—	1	1,750	—	(1,751)	—	—	—
Value of earned restricted share grants	—	—	185	—	383	—	—	568
Exercise of share options (262,278 shares)	—	3	2,465	—	—	—	—	2,468
Expense associated with share options	—	—	75	—	—	—	—	75
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	—	—	(6,697)	—	—	—	—	(6,697)
Net income	—	—	—	30,877	—	—	—	30,877
Dividends	—	—	—	(37,069)	—	—	—	(37,069)
Balance at December 31, 2003 (29,397,267 common shares outstanding)	$85	$296	$494,299	$(38,483)	$(4,107)	$(1,415)	$(294)	$450,381

See accompanying notes to consolidated financial statements.

Corporate Office Properties Trust and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the Years Ended December 31,
	2003	2002	2001
Cash flows from operating activities
Net income	$30,877	$23,301	$19,922
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interests	7,761	8,028	8,963
Depreciation and other amortization	37,141	31,340	20,976
Amortization of deferred financing costs	2,799	2,501	2,031
Amortization of value of acquired operating leases to rental revenue	(1,817)	(2,342)	—
Equity in loss of unconsolidated entities	98	402	84
Gain on sales of real estate, including amounts in discontinued operations	(3,467)	(2,564)	(1,618)
Cumulative effect of accounting change	—	—	263
Changes in operating assets and liabilities:
Increase in deferred rent receivable	(4,670)	(2,327)	(3,125)
Increase in accounts receivable, restricted cash and prepaid and other assets	(11,144)	(1,904)	(1,758)
Increase in accounts payable, accrued expenses, rents received in advance, security deposits and other liabilities	9,278	4,721	2,660
Other	927	1,086	2,477
Net cash provided by operating activities	67,783	62,242	50,875
Cash flows from investing activities
Purchases of and additions to commercial real estate properties	(196,888)	(133,553)	(134,015)
Proceeds from sales of properties	40,204	7,509	3,818
Investments in and advances to unconsolidated real estate joint ventures	(7,062)	2,089	(18,739)
(Increase) decrease in advances to certain real estate joint ventures	(2,520)	2,583	(2,583)
Proceeds from sales of unconsolidated real estate joint ventures	—	2,283	—
Cash from acquisition of real estate joint venture	—	—	688
Cash from acquisition of Service Companies	—	—	568
Investments in and advances to other unconsolidated entities	—	—	(808)
Leasing costs paid	(2,861)	(5,974)	(3,540)
Other	(3,822)	(3,508)	(1,130)
Net cash used in investing activities	(172,949)	(128,571)	(155,741)
Cash flows from financing activities
Proceeds from mortgage and other loans payable	270,956	306,317	430,120
Repayments of mortgage and other loans payable	(271,146)	(210,628)	(364,000)
Deferred financing costs paid	(1,681)	(2,397)	(4,071)
Increase (decrease) in other liabilities associated with financing activities	4,000	(11,336)	2,623
Repurchase of preferred units	(35,591)	—	—
Net proceeds from issuance of preferred shares	101,507	—	72,361
Net proceeds from issuance of common shares	81,726	25,541	998
Dividends paid	(34,719)	(28,997)	(21,626)
Distributions paid	(9,210)	(10,265)	(9,880)
Other	2,814	(2,555)	—
Net cash provided by financing activities	108,656	65,680	106,525

Net increase (decrease) in cash and cash equivalents	3,490	(649)	1,659

Cash and cash equivalents
Beginning of year	5,991	6,640	4,981
End of year	$9,481	$5,991	$6,640

See accompanying notes to consolidated financial statements.

Corporate Office Properties Trust and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)

1.             Organization

Corporate Office Properties Trust (“COPT”) and subsidiaries (collectively, the “Company”) is a fully-integrated and self-managed real estate investment trust (“REIT”).  We focus principally on the ownership, management, leasing, acquisition and development of suburban office properties located in select submarkets in the Mid-Atlantic region of the United States.  COPT is qualified as a REIT as defined in the Internal Revenue Code of 1986 and is the successor to a corporation organized in 1988.  As of December 31, 2003, our portfolio included 119 office properties, including one property owned through a joint venture.

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

	December 31,
	2003	2002
Common Units	75%	71%
Series B Preferred Units	100%	100%
Series C Preferred Units	N/A	0%
Series D Preferred Units	100%	100%
Series E Preferred Units	100%	100%
Series F Preferred Units	100%	100%
Series G Preferred Units	100%	N/A
Series H Preferred Units	100%	N/A

The Operating Partnership also owns 100% of Corporate Office Management, Inc. (“COMI”) (together with its subsidiaries defined as the “Service Companies”).  COMI’s consolidated subsidiaries are set forth below:

Entity Name	Type of Service Business
Corporate Realty Management, LLC (“CRM”)	Real Estate Management
Corporate Development Services, LLC (“CDS”)	Construction and Development
Corporate Cooling and Controls, LLC (“CC&C”)	Heating and Air Conditioning Unit
Installation, Repair, Service and Controls

COMI owns 100% of these entities, although COMI only owned 80% of CCC prior to May 2002.  Most of the services that CRM and CDS provide are for us.

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

•                  the Service Companies; and

•                  Corporate Office Properties Holdings, Inc. (of which we own 100%).

See the section in Note 3 entitled “Recent Accounting Pronouncements” for a description of Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB 51” (“FIN 46”).  FIN 46 affects our determination of when to use the consolidation method of accounting.

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

See the section in Note 3 entitled “Recent Accounting Pronouncements” for a description of FIN 46.  FIN 46 affects our determination of when to use the equity method of accounting.

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

Financing Method

We use the financing method of accounting for certain real estate joint ventures. We use this method when we contribute a parcel of land into a real estate joint venture and have an option to acquire our partner’s joint venture interest for a pre-determined purchase price.  Details of the financing method of accounting are described below:

•                  the costs associated with a land parcel at the time of its contribution into a joint venture are reported as commercial real estate properties on our Consolidated Balance Sheets;

•                  the cash received from a joint venture in connection with our land contribution is reported as other liabilities on our Consolidated Balance Sheets.  The liability is accreted towards the pre-determined purchase price over the life of our option to acquire our partner’s interest in the joint venture.  We also report interest expense in connection with the accretion of the liability;

•                  as construction of a building on the land parcel is completed and operations of the building commence, we report 100% of the revenues and expenses associated with the property on our Consolidated Statements of Operations; and

•                  construction costs and debt activity for the real estate project relating to periods after the land contribution are not reported by us.

At the time we exercise the option to acquire our partner’s joint venture interest, we begin consolidating the accounts of the entity with our accounts.  See the section in Note 3 entitled “Recent Accounting Pronouncements” for a description of FIN 46.  FIN 46 affects our determination of when to use the financing method of accounting.

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

Acquisitions of Real Estate

For acquisitions of real estate prior to July 1, 2001, we allocated the costs of such acquisitions between land and building and improvements.  We allocated the components of these acquisitions using relative fair values using our estimates and assumptions.

On July 1, 2001, we adopted Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”).  SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001.  We believe that interpretations of SFAS 141 by the real estate industry indicate that upon the acquisition of operating real estate, value should be assigned not only to land and building improvements but also to a number of additional components.  The components to which property acquisitions are assigned are set forth below.

•                  Real estate based on a valuation of the acquired property performed with the assumption that the property is vacant upon acquisition (the “as if vacant value”).  We then allocate the real estate value derived using this approach between land and building and improvements using our estimates and assumptions;

•                  In-place operating leases to the extent that the present value of future rents under the contractual lease terms are above or below the present value of market rents at the time of acquisition (the “lease to market value”).  For example, if we acquire a property and the leases in place for that property carry rents below the market rent for such leases at the time of acquisition, we classify the amount equal to the difference between (1) the present value of the future rental revenue under the lease using market rent assumptions and (2) the present value of future rental revenue under the terms of the lease as deferred revenue.  Conversely, if the leases in place for that property carry rents above the market rent, we classify the difference as an intangible asset.  Deferred revenue or deferred assets recorded in connection with in-place operating leases of acquired properties are amortized into rental revenue over the lives of the leases.

•                  Existing tenants in a property (the “tenant value”).  This amount represents the value associated with acquiring a built-in revenue stream on a leased building.  It is computed as the difference between the present value of the property’s (1) revenues less operating expenses as if the property was vacant upon acquisition and (2) revenues less operating expenses as if the property was acquired with leases in place at market rents.

•                  Deemed cost avoidance of acquiring in-place operating leases (“deemed cost avoidance”).  For example, when a new lease is entered into, the lessor typically incurs a number of origination costs in connection with the leases; such costs include tenant improvements and leasing costs.  When a property is acquired with in-place leases, the origination costs for such leases were already incurred by the prior owner.  Therefore, to recognize the value of these costs in recording a property acquisition, we assign value to the tenant improvements and leasing costs associated with the remaining term of in-place operating leases.

•                  Market concentration premium equal to the additional amount that we pay for a property over the fair value of assets in connection with our strategy of increasing our presence in regional submarkets (the “market concentration premium”).

•                  Tenant relationship value equal to the additional amount that we pay for a property in connection with the presence of a particular tenant in that property (the “tenant relationship value”).

We changed our presentation of the effects of SFAS 141 on the results of operations from the presentation that we used in our 2002 Annual Report on Form 10-K by reclassifying the depreciation of tenant improvements and amortization of leasing costs associated with in-place operating leases of acquired properties from rental revenue to depreciation and amortization expense.  We also changed our Consolidated Balance Sheet as of December 31, 2002 to separately present intangible assets and deferred revenues associated with real estate acquisitions.  We believe that these revised presentations more closely reflect the economic substance of an acquisition transaction.  The change in classification on the Statements of Operations increased 2002 rental revenues by $2,342, with an offsetting increase to depreciation and amortization expense.  The change in classification on our Consolidated Balance Sheets decreased acquisition costs classified as commercial real estate properties by $16,174 and increased the lines entitled “intangible assets on real estate acquisitions, net” by $28,424 and “deferred revenue associated with acquired operating leases” by $12,250.  The reclassifications described above changed certain financial statement line items in the Consolidated Financial Statements, as well as certain presentations of operating results and measures of performance that include rental revenue but exclude depreciation and amortization expense, that appear in our previous reports pertaining to 2002.  However, such changes do not affect net income, EPS or net cash flows.

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

We depreciate our assets evenly over their estimated useful lives as follows:

•	Buildings and building improvements	10-40 years
•	Land improvements	10-20 years
•	Tenant improvements on operating properties	Related lease terms
•	Equipment and personal property	3-10 years

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

Accounts Receivable

Our accounts receivable are reported net of an allowance for bad debts of $548 at December 31, 2003 and $767 at December 31, 2002.

Revenue Recognition

We recognize rental revenue evenly over the terms of tenant leases.  When our leases provide for contractual rent increases, which is most often the case, we average the non-cancelable rental revenues over the lease terms to evenly recognize such revenues; we refer to the adjustments resulting from this process as straight-line rental revenue adjustments.  We consider rental revenue under a lease to be non-cancelable when a tenant (1) may not terminate its lease obligation early or (2) may terminate its lease obligation early in exchange for a fee or penalty that we consider material enough such that termination would be highly unlikely.  We report these straight-line rental revenue adjustments recognized in advance of payments received as deferred rent receivable on our Consolidated Balance Sheets.  We report prepaid tenant rents as rents received in advance on our Consolidated Balance Sheets.

When tenants terminate their lease obligations prior to the end of their agreed lease terms, they typically pay fees to break these obligations.  We recognize such fees as revenue and write off against such revenue any (1) deferred rents receivable and (2) deferred revenue and intangible assets that are amortizable into rental revenue associated with the leases; the resulting net amount is the net revenue from the early termination of the leases.  When a tenant’s lease in a property is terminated early but the tenant continues to lease space under a new or modified lease in the property, the net revenue from the early termination of the lease is recognized evenly over the remaining life of the new or modified lease in place on that property.

We recognize tenant recovery revenue in the same periods in which we incur the related expenses.  Tenant recovery revenue includes payments from tenants as reimbursement for property taxes, insurance and other property operating expenses.

We recognize fees for services provided by us once services are rendered, fees are determinable and collectibility assured.  We generally recognize revenue under construction contracts using the percentage of completion method when the contracts call for services to be provided over a period of time exceeding six months and the revenue and costs for such contracts can be estimated with reasonable accuracy; when these criteria do not apply to a contract, we recognize revenue on that contract once the services under the contract are complete.  Under the percentage of completion method, we recognize a percentage of the total estimated revenue on a contract based on the cost of services provided on the contract as of a point in time relative to the total estimated costs on the contract.

Major Tenants

The following table summarizes the respective percentages of our rental revenue earned from our individual tenants that accounted for at least 5% of our rental revenue and our five largest tenants (in aggregate):

	For the Years Ended December 31,
	2003	2002	2001
United States Government	11%	10%	11%
Computer Sciences Corporation	6%	N/A	N/A
AT&T Local Services (1)	6%	6%	7%
Unisys	N/A	6%	7%

Five largest tenants	32%	28%	31%

(1)  Includes affiliated organizations and agencies.

Geographical Concentration

All of our operations are geographically concentrated in the Mid-Atlantic region of the United States.  Our properties in the Baltimore/Washington Corridor accounted for 55% of our total revenue from real estate operations in 2003, 56% in 2002 and 56% in 2001.

Intangible Assets and Deferred Revenue on Real Estate Acquisitions

We capitalize intangible assets and deferred revenue on real estate acquisitions as described in the section above entitled “Acquisitions of Real Estate.”  We amortize the intangible assets and deferred revenue as follows:

•	Lease to market value	Related lease terms
•	Tenant value	Estimated period of time that tenant will lease space in property
•	Deemed cost avoidance	Related lease terms
•	Market concentration premium	40 years
•	Tenant relationship value	Estimated period of time that tenant will lease space in property

We recognize the amortization of lease to market value assets and deferred revenues as adjustments to rental revenue reported in our Consolidated Statements of Operations; we refer to this amortization as amortization of origination value of leases on acquired properties.  We recognize the amortization of other intangible assets on real estate acquisitions as additional depreciation and amortization expense on our Consolidated Statements of Operations.

Deferred Charges

We capitalize costs that we incur to obtain new tenant leases or extend existing tenant leases.  We amortize these costs evenly over the lease terms.  When tenant leases are terminated early, we expense any unamortized deferred leasing costs associated with those leases.

We also capitalize costs for long-term financing arrangements and amortize these costs over the related loan terms on a straight-line basis, which approximates the amortization that would occur under the effective interest method of amortization.  We expense any unamortized loan costs when loans are retired early.

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

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities.”  We adopted this standard beginning January 1, 2001.  SFAS 133 establishes accounting and reporting standards for derivative financial instruments and for hedging activities.  It requires that an entity recognize all derivatives as assets or liabilities in the balance sheet at fair value with the offset to:

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

Minority Interests

As discussed previously, we consolidate the accounts of our Operating Partnership and its subsidiaries into our financial statements.  However, we do not own 100% of the Operating Partnership.  Our Operating Partnership also did not own 11% of one of its subsidiary partnerships until September 11, 2002, when it acquired that remaining interest for $124 from Clay W. Hamlin, III, our Chief Executive Officer.  In addition, COMI did not own 20% of one of its subsidiaries, CC&C, until May 31, 2002, when it acquired that remaining interest.  The amounts reported for minority interests on our Consolidated Balance Sheets represent the portion of these consolidated entities’ equity that we do not own.  The amounts reported for minority interests on our Consolidated Statements of Operations represent the portion of these consolidated entities’ net income not allocated to us.

Common units of the Operating Partnership (“common units”) are substantially similar economically to our common shares of beneficial interest (“common shares”).  Common units not owned by us are also exchangeable into our common shares, subject to certain conditions.

The only preferred units in the Operating Partnership not owned by us during the reporting periods were 1,016,662 Series C Preferred Units.  These units were convertible, subject to certain conditions, into common units on the basis of 2.381 common units for each Series C Preferred Unit.  These units were repurchased by the Operating Partnership on June 16, 2003 for $36,068 (including $477 for accrued and unpaid distributions), or $14.90 per common share on an as-converted basis.  As a result of the repurchase, we recognized an $11,224 reduction to net income available to common shareholders associated with the excess of the repurchase price over the sum of the recorded book value of the units and the accrued and unpaid return to the unitholder.

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

•                  In 1999, we reduced the exercise price of 360,500 share options from $9.25 to $8.00.  We recognize compensation expense on the share price appreciation and future vesting associated with the re-priced share options.  As of December 31, 2003, 4,400 of these shares options were outstanding.  In July 2002, we paid $694 to employees to redeem 105,300 of the re-priced share options.  The expense we recognized in 2002 relating to the cash redemption was substantially offset by the reversal of previously recorded compensation expense on the share options resulting from share price appreciation.

•                  We recognize compensation expense on share options granted to employees of CRM and CCC prior to January 1, 2001 equal to the difference between the exercise price of such share options and the market price of our common shares on January 1, 2001, to the extent such amount relates to service periods remaining after January 1, 2001.

We grant common shares subject to forfeiture restrictions to certain employees (see Note 11).  We recognize compensation expense for such grants over the service periods to which the grants relate.  We compute compensation expense for common share grants based on the value of such grants, as determined by the value of our common shares on the applicable measurement date, as defined below:

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

Expenses from stock-based compensation are included in our Consolidated Statements of Operations as follows:

	For the Years Ended December 31,
	2003	2002	2001
Increase in general and administrative expenses	$1,020	$411	$977
Decrease in income from service operations	374	136	435

The following table summarizes our operating results as if we elected to account for our stock-based compensation under the fair value provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation:”

	For the Years Ended December 31,
	2003	2002	2001
Net income available to common shareholders, as reported	$7,650	$13,167	$13,065
Add: Stock-based compensation expense, net of related tax effects and minority interests, included in the determination of net income available to common shareholders	917	341	820
Less: Stock-based compensation expense determined under the fair value based method, net of related tax effects and minority interests	(835)	(847)	(818)
Net income available to common shareholders, pro forma	$7,732	$12,661	$13,067
Basic earnings per share on net income available to common shareholders, as reported	$0.29	$0.59	$0.65
Basic earnings per share on net income available to common shareholders, pro forma	$0.29	$0.56	$0.65
Diluted earnings per share on net income available to common shareholders, as reported	$0.27	$0.56	$0.63
Diluted earnings per share on net income available to common shareholders, pro forma	$0.28	$0.54	$0.63

The stock-based compensation expense under the fair value method, as reported in the above table, was computed using the Black-Scholes option-pricing model; the weighted average assumptions we used in that model are set forth below:

	For the Years Ended December 31,
	2003	2002	2001

Risk-free interest rate	3.05%	4.09%	4.81%
Expected life-years	5.87	3.68	3.60
Expected volatility	23.97%	24.46%	25.85%
Expected dividend yield	7.80%	7.90%	8.06%

Earnings Per Share (“EPS”)

We present both basic and diluted EPS.  We compute basic EPS by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the year.  Our computation of diluted EPS is similar except that:

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

Our computation of diluted EPS does not assume conversion of securities into our common shares if conversion of those securities would increase our diluted EPS in a given year.  A summary of the numerator and denominator for purposes of basic and diluted EPS calculations is set forth below (dollars and shares in thousands, except per share data):

	For the Years Ended December 31,
	2003	2002	2001
Numerator:
Numerator for basic EPS on net income available to common shareholders	$7,650	$13,167	$13,065
Add: Cumulative effect of accounting change, net	—	—	174
Less: Income from discontinued operations, net	(2,423)	(1,273)	(970)
Numerator for basic EPS before discontinued operations and cumulative effect of accounting change	5,227	11,894	12,269
Add: Convertible preferred shares	—	544	508
Numerator for diluted EPS before discontinued operations and cumulative effect of accounting change	5,227	12,438	12,777
Add: Income from discontinued operations, net	2,423	1,273	970
Numerator for diluted EPS before cumulative effect of accounting change	7,650	13,711	13,747
Less: Cumulative effect of accounting change, net	—	—	(174)
Numerator for diluted EPS on net income available to common shareholders	$7,650	$13,711	$13,573

Denominator (all weighted averages):
Denominator for basic EPS (common shares)	26,659	22,472	20,099
Assumed conversion of share options	1,362	878	406
Assumed conversion of convertible preferred shares	—	1,197	1,118
Denominator for diluted EPS	28,021	24,547	21,623

Basic EPS:
Income before discontinued operations and cumulative effect of accounting change	$0.20	$0.53	$0.61
Income from discontinued operations	0.09	0.06	0.05
Cumulative effect of accounting change	—	—	(0.01)
Net income available to common shareholders	$0.29	$0.59	$0.65
Diluted EPS:
Income before discontinued operations and cumulative effect of accounting change	$0.19	$0.51	$0.60
Income from discontinued operations	0.08	0.05	0.04
Cumulative effect of accounting change	—	—	(0.01)
Net income available to common shareholders	$0.27	$0.56	$0.63

Our diluted EPS computations do not include the effects of the following securities since the conversions of such securities would increase diluted EPS for the respective periods:

	Weighted average shares in denominator For the Years Ended December 31,
	2003	2002	2001
Conversion of weighted average common units	8,932	9,282	9,437
Conversion of weighted average convertible preferred shares	1,197	—	—
Conversion of weighted average convertible preferred units	1,101	2,421	2,421
Restricted common shares	166	326	—
Conversion of share options	47	62	84

Fair Value of Financial Instruments

Our financial instruments include primarily notes receivable, mortgage and other loans payable and interest rate derivatives.  The fair values of notes receivable were not materially different from their carrying or contract values at December 31, 2003 and 2002.  You should refer to Notes 9 and 10 for fair value of mortgage and other loans payable and derivative information.

Reclassification

We reclassified certain amounts from the prior periods to conform to the current period presentation of our Consolidated Financial Statements.  These reclassifications did not affect consolidated net income or shareholders’ equity.  You should refer to the section in Note 3 entitled “Acquisitions of Real Estate” for a description of our reclassification in connection with our accounting under SFAS 141.  You should also refer to the next section entitled “Recent Accounting Pronouncements” for a description of our reclassification of losses on early retirement of debt in connection with our adoption of Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections” (“SFAS 145”) on January 1, 2003.

Recent Accounting Pronouncements

On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”).  SFAS 144 provides new guidance on recognition of impairment losses on long-lived assets to be held and used and broadens the definition of what constitutes a discontinued operation and how the results of discontinued operations are to be measured.  The primary impact of our adoption of this standard is that revenues and expenses associated with an operating property that was sold in 2003 are classified as discontinued operations on our Consolidated Statements of Operations for all periods reported.

On January 1, 2003, we adopted SFAS 145.  SFAS 145 generally eliminates the requirement that gains and losses from the retirement of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect.  SFAS 145 also eliminates previously existing inconsistencies between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects similar to those of sale-leaseback transactions.  Certain aspects of the standard were effective for certain types of transactions occurring after May 15, 2002, although we had no such types of transactions.  Upon adoption, we reclassified all prior period losses on early retirement of debt from the line on the Consolidated Statements of Operations entitled “extraordinary item” to the line entitled “amortization of deferred financing costs.”  These reclassifications did not result in changes to net income available to common shareholders or basic and diluted EPS on net income available to common shareholders.  Losses from early retirement of debt reclassified totaled $312 for 2002 and $213 for 2001.

On January 1, 2003, we adopted FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) on a prospective basis for guarantees issued or modified after December 31, 2002.  FIN 45 clarifies the requirements of Statements of Financial Accounting Standards No. 5, “Accounting for Contingencies,” relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees.  It requires that a guarantor recognize a liability for the fair value of the obligation it assumes under that guarantee.  Since our adoption of FIN 45’s provisions was prospective, we were not affected for our guarantees previously in place.  However, since we expect to continue to enter into guarantee arrangements covered within the scope of FIN 45 as we have in the past, we expect to be affected in the future primarily by having to record liabilities associated with such arrangements.

In January 2003, the FASB issued FIN 46.  In December 2003, FASB issued FIN No. 46R which replaced FIN 46 and clarified ARB 51.  FIN 46 provides guidance in identifying situations in which an entity is controlled by its owners without such owners owning most of the outstanding voting rights in the entity; it defines the entity in such situations as a variable interest entity (“VIE”).  Situations identified by FIN 46 include when the equity owners do not have the characteristics of controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  FIN 46 then provides guidance in determining when an owner of a VIE should use the consolidation method in accounting for its investment in the VIE.  It also provides for additional disclosure requirements for certain owners of VIEs.  We adopted FIN 46 immediately for all VIEs created subsequent to January 31, 2003.  We expect to adopt FIN 46 effective March 31, 2004 for VIEs created prior to February 1, 2003, although we were required to adopt certain disclosure requirements for purposes of these Consolidated Financial Statements.  While we are currently reviewing the provisions of FIN 46 and assessing the impact upon adoption for VIEs created prior to February 1, 2003, we currently believe that we will be required to use the consolidation method of accounting for our investments in the following unconsolidated real estate joint ventures: Gateway 70 LLC and MOR Forbes 2 LLC.  We also believe that we may be required to begin using the consolidation method of accounting for our investment in MOR Montpelier 3 LLC.  See Note 5 for disclosures pertaining to our unconsolidated real estate joint ventures.  In addition, we believe that we may be required to use the consolidation method of accounting for our investment in NBP 220, LLC, a real estate joint venture that we are currently accounting for using the financing method of accounting (see Notes 2 and 4).  The following table sets forth condensed combined balance sheets as of December 31, 2003 for NBP 220 and the unconsolidated real estate joint ventures that we believe we will consolidate or may consolidate effective March 31, 2004:

Commercial real estate property	$22,030
Other assets	1,206
Total assets	$23,236

Liabilities	$13,109
Owners’ equity	10,127
Total liabilities and owners’ equity	$23,236

Most of the entities that we will consolidate or may consolidate effective March 31, 2004 own properties under development or construction; as a result, these entities did not earn significant revenue or incur significant expenses during the year ended December 31, 2003.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”).  The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of SFAS 150 as a liability (or an asset in some circumstances).  Many of those instruments were previously classified as equity.  SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003, except in the case of evaluating investments in certain finite life entities, in which case the effective date for classification and measurement provisions of SFAS 150 have been deferred indefinitely pending further FASB action.  Our adoption of SFAS 150 on July 1, 2003 did not affect our Consolidated Financial Statements.  With regard to the effect of the adoption of SFAS 150 at a future date for investments in certain finite life entities, we will not know the effect upon adoption until pending amendments are finalized by the FASB.

4.             Commercial Real Estate Properties

Operating properties consisted of the following:

	December 31,
	2003	2002
Land	$216,703	$186,813
Buildings and improvements	1,003,214	872,962
	1,219,917	1,059,775
Less: accumulated depreciation	(103,070)	(76,178)
	$1,116,847	$983,597

As of December 31, 2002, we were negotiating the sale of our office property and adjacent undeveloped land parcel located in Oxon Hill, Maryland.  As a result, these properties were classified as held for sale.  The components associated with these properties as of December 31, 2002 included the following:

December 31, 2002
Land - operational	$3,434
Land - development	357
Buildings and improvements	14,892
18,683
Less: accumulated depreciation	(1,891)
$16,792

We sold these properties on March 31, 2003.

Projects we had under construction or development consisted of the following:

	December 31,
	2003	2002
Land	$53,356	$24,641
Construction in progress	13,793	9,926
	$67,149	$34,567

2003 Acquisitions

We acquired the following office properties in 2003:

Project Name	Location	Date of Acquisition	Number of Buildings	Total Rentable Square Feet	Initial Cost

2500 Riva Road	Annapolis, MD	4/4/2003	1	155,000	$18,038
13200 Woodland Park Drive	Herndon, VA	6/2/2003	1	404,665	71,449
Dulles Tech	Herndon, VA	7/25/2003	2	166,821	27,035
Ridgeview	Chantilly, VA	7/25/2003	3	266,993	48,537

During 2003, we acquired a 108-acre land parcel from an affiliate of Constellation Real Estate, Inc. (“Constellation”).  The land parcel is located adjacent to an office park that we own in Annapolis Junction, Maryland.  We completed the acquisition in two phases for a total cost of $30,094, of which $25,668 was financed by seller-provided mortgage loans bearing interest at 3%.  Since we considered the interest rate on these loans to be below the market rate for similar loans, we discounted the recorded amounts for the acquisition and mortgage loans by $2,075. Under an agreement that was terminated on March 5, 2002, Constellation nominated two members for election to our Board of Trustees; these members still served on our Board of Trustees as of December 31, 2003.  The terms of the land parcel acquisition were determined as a result of arms-length negotiations.  In management’s opinion, the resulting terms reflected fair value for the property based on management’s knowledge and experience in the real estate market.

On November 14, 2003, we acquired from Constellation another parcel of land adjacent to the office park discussed above in Annapolis Junction, Maryland for $1,658.

In December 2003, we acquired three office properties and a land parcel through the purchase of our joint venture partners’ interests in two of our real estate joint ventures.  These acquisitions are discussed in Note 5.

2003 Construction/Development

During 2003, a 123,743 square foot building that was partially operational at December 31, 2002 became 100% operational.  The building is located in Columbia, Maryland.

As of December 31, 2003, we had construction underway on two new buildings, one of which is located in Annapolis Junction, Maryland and the other in Chantilly, Virginia (excluding construction activities of a real estate joint venture accounted for using the equity method of accounting).  We also had development underway on one new building located in Annapolis Junction, Maryland.

2003 Dispositions

On January 31, 2003, we contributed a developed land parcel into a real estate joint venture called NBP 220, LLC (“NBP 220”) and subsequently received a $4,000 distribution.  Upon completion of this transaction, we owned a 20% interest in NBP 220.  We have the option to acquire our joint venture partner’s interest between September 1, 2004 and February 28, 2005 or prior to that date if certain events defined in the agreement occur.  The minimum purchase price would be $4,911.  We account for our interest in this joint venture using the financing method of accounting, which is discussed in Note 2 above.  Our commitments and contingencies pertaining to NBP 220 are included in Note 19.  Our maximum exposure to loss in NBP 220 was $31,734 at December 31, 2003; this amount was derived from the sum of the investment balance, loan guarantees (based on maximum loan balance) and maximum additional unilateral capital contributions required from us (excludes additional amounts that we and our partner are obligated to fund as and when needed proportional to our ownership percentage).

On March 14, 2003, we contributed a 157,394 square foot office building located in Fairfield, New Jersey into a real estate joint venture called Route 46 Partners, LLC in exchange for $19,960 in cash and a 20% interest in the joint venture.  Our joint venture partner has preference in receiving distributions of cash flows for a defined return; once our partner receives its defined return, we are entitled to receive distributions for a defined return and, once we receive that return, remaining distributions of cash flows are allocated based on percentages defined in the joint venture agreement.  We did not recognize a gain on this sale due to our continuing investment in the property through the joint venture.  See Notes 5 and 19 for further disclosures related to this joint venture.

On March 31, 2003, we sold an office property totaling 181,768 square feet and two adjacent land parcels located in Oxon Hill, Maryland, for a total sale price of $21,288.  We recognized a total gain of $3,371 on this sale.

2002 Acquisitions

We acquired the following properties during 2002:

Project Name	Location	Date of Acquisition	Number of Buildings	Total Rentable Square Feet	Initial Cost

7320 Parkway Drive	Hanover, MD	4/4/2002	1	57,176	$4,933
Rivers 95	Columbia, MD	4/4/2002	4	109,696	11,635
7000 Columbia Gateway Drive	Columbia, MD	5/31/2002	1	145,806	15,851
11800 Tech Road	Silver Spring, MD	8/1/2002	1	236,441	27,272
Greens I and II	Chantilly, VA	8/14/2002	2	290,245	47,664

We also acquired the following during 2002:

•                  a parcel of land located in Annapolis Junction, Maryland that is contiguous to certain of our existing operating properties for $3,757 on January 31, 2002 from an affiliate of Constellation, who at the time owned 43% of our common shares and had the right to designate nominees for two of the eight positions on our Board of Trustees (see Note 11);

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

As of December 31, 2002, we also were nearing completion on the construction of one new building totaling 123,743 square feet; this building was completed in 2003.

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

5.                                      Investments in and Advances to Unconsolidated Real Estate Joint Ventures

Our investments in and advances to unconsolidated real estate joint ventures accounted for using the equity method of accounting included the following (excluding NBP 220, a real estate joint venture accounted for using the financing method of accounting):

	Balance at December 31,		Date	Ownership % at	Nature of	Total Assets at	Maximum Exposure
	2003	2002	Acquired	12/31/03	Activity	12/31/03	to Loss (1)
Gateway 70 LLC	$3,017	$2,472	4/5/01	80%	Developing land parcel (2)	$3,474	$3,017
Route 46 Partners, LLC	1,055	—	3/14/03	20%	Operating building (3)	23,501	1,375
MOR Forbes 2 LLC	735	712	12/24/02	80%	Constructing building (4)	4,698	5,247
MOR Montpelier 3 LLC	455	455	2/21/02	50%	Developing land parcel (5)	902	455
Gateway 67, LLC	—	4,130	9/28/00	100%	Owns newly-constructed buildings (2)	—	—
NBP 140, LLC	—	230	12/27/01	100%	Constructed building (6)	—	—
	$5,262	$7,999				$32,575	$10,094

(1)          Derived from the sum of our investment balance, loan guarantees (based on maximum loan balance) and maximum additional unilateral capital contributions required from us.  Not reported above are additional amounts that we and our partners are required to fund when needed by these joint ventures; these funding requirements are proportional to our ownership percentage.

(2)          This joint venture’s property is located in Columbia, Maryland.

(3)          This joint venture’s property is located in Fairfield, New Jersey.

(4)          This joint venture’s property is located in Lanham, Maryland.

(5)          This joint venture’s property is located in Laurel, Maryland.

(6)          This joint venture’s property is located in Annapolis Junction, Maryland.

A two-member management committee is responsible for making major decisions (as defined in the joint venture agreement) for each of these joint ventures, and we control one of the management committee positions in each case.  We have additional commitments pertaining to our real estate joint ventures that are disclosed in Note 19.

During 2003, we acquired our joint venture partners’ interests in NBP 140, LLC and Gateway 67, LLC (90% and 20%, respectively) for $6.2 million.  Prior to these acquisitions, we accounted for our investments in these joint ventures using the equity method of accounting.  Upon completion of these acquisitions, these two entities, which own a total of three office properties totaling 225,754 square feet and a parcel of land that is contiguous to two of these properties, became consolidated subsidiaries.

During 2002, we also owned investment interests in the following joint ventures: MOR Montpelier LLC and MOR Forbes LLC.  In 2002, the properties owned by these entities were sold and the joint ventures dissolved.  We recognized $1,155 in gains on the disposition of these investments.  These gains are reflected in gain on sales of real estate on our Consolidated Statements of Operations.

The following table sets forth condensed combined balance sheets for our unconsolidated real estate joint ventures:

	December 31,
	2003	2002
Commercial real estate property	$30,594	$25,463
Other assets	1,981	493
Total assets	$32,575	$25,956

Liabilities	$18,687	$12,636
Owners’ equity	13,888	13,320
Total liabilities and owners’ equity	$32,575	$25,956

The following table sets forth condensed combined statements of operations for our unconsolidated real estate joint ventures:

	For the Years Ended December 31,
	2003	2002	2001
Revenues	$3,227	$658	$710
Property operating expenses	(1,335)	(217)	(139)
Interest expense	(925)	(202)	(188)
Depreciation and amortization expense	(635)	(189)	(170)
Net income	$332	$50	$213

While we are currently reviewing the provisions of FIN 46 and assessing the impact upon adoption, we believe that we will be required to use the consolidation method of accounting for our investments in Gateway 70 LLC and MOR Forbes 2 LLC.  We also concluded that we may be required to use the consolidation method of accounting for our investment in MOR Montpelier 3 LLC.  See Note 3 for disclosures pertaining to the potential effect of adopting FIN 46 for these joint ventures.

6.             Investments in and Advances to Other Unconsolidated Entities

Our investments in and advances to other unconsolidated entities included the following:

	Balance at December 31,		Date	Ownership % at	Investment Accounting
	2003	2002	Acquired	12/31/03	Method
TractManager, Inc. (1)	$1,621	$1,621	Various 2000	5%	Cost

(1)          TractManager, Inc. has developed an Internet-based contract imaging and management system for sale to real estate owners and healthcare providers.

In December 2002, Paragon Smart Technologies, LLC (“Paragon”), an entity in which we held a 22% ownership interest, was dissolved under approval of its board of directors.  Since we did not recover our investment, we expensed $534, representing the balance of our investment in Paragon, in 2002; this expense is reflected in the line entitled “equity in loss of unconsolidated service companies” on our Consolidated Statements of Operations.

7.             Intangible Assets on Real Estate Acquisitions

Intangible assets on real estate acquisitions consisted of the following:

	December 31,
	2003	2002
Tenant value	$46,613	$23,876
Lease to market value	7,819	1,119
Lease cost portion of deemed cost avoidance	5,294	2,939
Market concentration premium	1,333	1,333
Subtotal	61,059	29,267
Accumulated amortization	(5,367)	(843)
Deferred charges, net	$55,692	$28,424

8.             Deferred Charges

Deferred charges consisted of the following:

	December 31,
	2003	2002
Deferred leasing costs	$20,712	$19,267
Deferred financing costs	13,263	11,458
Goodwill	1,880	1,880
Deferred other	155	155
	36,010	32,760
Accumulated amortization (1)	(18,287)	(12,912)
Deferred charges, net	$17,723	$19,848

(1)   Included accumulated amortization associated with goodwill of $151 at December 31, 2003 and 2002.

9.                                      Mortgage and Other Loans Payable

Mortgage and other loans payable consisted of the following:

	December 31,
	2003	2002
Teachers Insurance and Annuity Association of America, 6.89%, maturing November 2008	$77,248	$78,999
Teachers Insurance and Annuity Association of America, 7.72%, maturing October 2006	56,121	57,168
Transamerica Occidental Life Insurance Company, 5.36%, maturing December 2010	52,000	—
KeyBank National Association, LIBOR + 1.75%, maturing November 2004	35,924	36,000
Metropolitan Life Insurance Company, 6.91%, maturing June 2007	33,242	33,741
Teachers Insurance and Annuity Association of America, 7.0%, maturing March 2009	33,177	33,727
Allstate Life Insurance Company, 5.6%, maturing January 2013	28,892	29,400
State Farm Life Insurance Company, 6.51%, maturing August 2012	27,133	27,601
Mutual of New York Life Insurance Company, 7.79%, maturing August 2004 (1)	26,097	26,530
Transamerica Life Insurance and Annuity Company, 7.18%, maturing August 2009	25,593	25,995
State Farm Life Insurance Company, 7.9%, maturing April 2008	25,014	25,408
Allstate Life Insurance Company, 6.93%, maturing July 2008	20,175	20,533
Transamerica Occidental Life Insurance Company, 7.3%, maturing May 2008	20,352	20,671
Manufacturers and Traders Trust Company, LIBOR + 1.85%, maturing January 2005 (2)(3)	20,198	—
Allstate Life Insurance Company, 5.6%, maturing January 2013	19,261	19,600
Wachovia Bank, National Association, LIBOR + 1.9%, maturing January 2005 (4)	18,900	—
Jolly Knolls, LLC, 3%, maturing December 2007 (5)	17,363	—
Transamerica Life Insurance and Annuity Company, 8.3%, maturing October 2005	16,885	17,127
KeyBank National Association, LIBOR + 2.0%, maturing August 2004	16,000	16,000
Northwestern Mutual Life Insurance Company, 7.0%, maturing February 2010	15,519	15,907
Allstate Life Insurance Company, 7.14%, maturing September 2007	15,436	15,677
Manufacturers and Traders Trust Company, LIBOR + 1.75%, maturing January 2005 (2)	14,720	6,425
IDS Life Insurance Company, 7.9%, maturing March 2008	13,084	13,274
Bank of America, LIBOR + 1.75%, maturing June 2004 (6)(7)	12,776	11,571
Bankers Trust Company, Revolving Credit Facility, LIBOR + 1.75%, maturing March 2004 (1)	12,775	128,000
Citizens Bank, LIBOR + 1.85%, maturing January 2005 (2)(3)	11,881	—
SunTrust Bank, LIBOR + 1.5%, maturing July 2004	11,800	12,000
Manufacturers and Traders Trust Company, LIBOR +1.75%, maturing April 2004	10,792	10,940
Manufacturers and Traders Trust Company, LIBOR + 1.85%, maturing April 2004 (8)	8,353	—
Branch Banking and Trust, LIBOR + 1.75%, maturing November 2004 (1)(9)	8,117	—
Provident Bank, LIBOR + 1.85%, maturing January 2005 (2)(3)	7,921	—
Teachers Insurance and Annuity Association of America, 8.35%, maturing October 2006	7,610	7,741
Jolly Knolls, LLC, 3%, maturing December 2007 (10)	6,700	—
Aegon USA Realty Advisors, Inc., 8.29%, maturing May 2007	5,469	5,666
Citibank Federal Savings Bank, 6.93%, maturing July 2008	4,804	4,889
Seller loan, 5.95%, maturing May 2007	1,366	1,466
Constellation Real Estate, Inc., Prime rate, repaid January 2003	—	3,000
KeyBank National Assoc, LIBOR + 2.0%, borrowed $45,000 July 2003, repaid November 2003	—	—
	$738,698	$705,056

(1)          May be extended for a one-year period, subject to certain conditions.

(2)          May be extended for two six-month periods, subject to certain conditions.

(3)          Total additional borrowings of up to $10,500 under these three loans may be available to fund tenant improvements and leasing commissions at a later date.

(4)          Individual borrowings under this line of credit have one-year maturities.

(5)          Note with a face value of $18,433, discounted using a rate of 6%.  The lender is an affiliate of Constellation Real Estate, Inc.

(6)          May be extended for one six-month period, subject to certain conditions.

(7)          Construction loan with a commitment of $14,000.

(8)          Construction loan with a commitment of $10,060.

(9)          Construction loan with a commitment of $14,100.

(10)    Note with a face value of $7,235, discounted using a rate of 5.92%.  The lender is an affiliate of Constellation Real Estate, Inc.

The LIBOR interest rate in effect on our LIBOR-based variable-rate loans ranged from 1.12% to 1.17% at December 31, 2003 and from 1.38% to 1.42% on December 31, 2002.  The Prime interest rate in effect at December 31, 2002 on our Prime-based variable-rate loan was 4.25%.

We have guaranteed the repayment of $209.1 million of the mortgage and other loans set forth above as of December 31, 2003.

In the case of each of our mortgage and construction loans, we have pledged certain of our real estate assets as collateral.  As of December 31, 2003, substantially all of our real estate properties were collateralized on loan obligations.  Certain of our mortgage loans require that we comply with a number of restrictive financial covenants, including adjusted consolidated net worth, minimum property interest coverage, minimum property hedged interest coverage, minimum consolidated interest coverage, maximum consolidated unhedged floating rate debt and maximum consolidated total indebtedness.  As of December 31, 2003, we were in compliance with these financial covenants.

Our mortgage loans mature on the following schedule (excluding extension options):

2004	$176,904
2005	86,608
2006	75,858
2007	69,590	(1)
2008	150,691
Thereafter	179,047
Total	$738,698

(1)          Amount reflects discounts recorded on notes maturing in 2007.

We estimate the fair value of our mortgage and other loans was $771,367 at December 31, 2003 and $741,587 at December 31, 2002.

Weighted average borrowings under our secured revolving credit facility with Bankers Trust Company totaled $88,636 in 2003 and $120,348 in 2002.  The weighted average interest rate on this credit facility totaled 3.06% in 2003 and 3.61% in 2002.

The amount available under our secured revolving credit facility with Bankers Trust Company is generally computed based on 65% of the appraised value of properties pledged as collateral for this loan.  As of December 31, 2003, the maximum amount available under this line of credit totaled $122,850, of which $110,075 was unused.

In 2003, we entered into a secured revolving credit facility with Wachovia Bank, National Association for a maximum principal amount of $25,000.  As of December 31, 2003, $6,100 was unused, although such amount was not available for borrowing until additional properties were pledged as collateral.

We capitalized interest costs of $2,846 in 2003, $3,091 in 2002, and $5,295 in 2001.

10.                               Derivatives

The following table sets forth our derivative contracts and their respective fair values:

Nature of Derivative	Notional Amount in (millions)	One-Month LIBOR base	Effective Date	Expiration Date	Fair Value at December 31,
					2003	2002
Interest rate swap	$50.0	2.308%	1/2/2003	1/3/2005	$(467)	$(482)
Interest rate swap	50.0	1.520%	1/7/2003	1/2/2004	—	—
Interest rate swap	100.0	5.760%	1/2/2001	1/2/2003	—	(12)
Total					$(467)	$(494)

We have designated each of these derivatives as cash flow hedges.  All of these derivatives are hedging the risk of changes in interest rates on certain of our one-month LIBOR-based variable-rate borrowings.  At December 31, 2003, our outstanding interest rate swaps were considered highly effective cash flow hedges under SFAS 133.

The table below sets forth our accounting application of changes in derivative fair values:

	For the Years Ended December 31,
	2003	2002	2001
Increase (decrease) in fair value applied to AOCL and minority interests	$105	$3,285	$(3,533)
Decrease (increase) in fair value recognized as (loss) gain (1)	$(77)	$2	$(8)

(1)          Represents hedge ineffectiveness and is included in interest expense on our Consolidated Statements of Operations.

Over time, the unrealized loss held in AOCL and minority interests associated with our interest rate swaps will be reclassified to earnings as interest payments occur on our LIBOR-based borrowings.  Within the next twelve months, we expect to reclassify to earnings $388 of the balances held in AOCL and minority interests.

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

11.                               Shareholders’ Equity

Preferred Shares

On August 11, 2003, we completed the sale of 2,200,000 Series G Preferred Shares of beneficial interest (the “Series G Preferred Shares”) at a price of $25.00 per share for net proceeds of $53,175.  We contributed the net proceeds to our Operating Partnership in exchange for 2,200,000 Series G Preferred Units.  The Series G Preferred Units carry terms that are substantially the same as the Series G Preferred Shares.

On December 18, 2003, we completed the sale of 2,000,000 Series H Preferred Shares of beneficial interest (the “Series H Preferred Shares”) at a price of $25.00 per share for net proceeds of $48,332.  We contributed the net proceeds to our Operating Partnership in exchange for 2,000,000 Series H Preferred Units.  The Series H Preferred Units carry terms that are substantially the same as the Series H Preferred Shares.

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

Set forth below is a summary of our preferred shares of beneficial interest:

Series of Preferred Share of Beneficial Interest	# of Shares Issued	Month of Issuance	Annual Dividend Yield (1)	Annual Dividend Per Share	Earliest Redemption Date
Series B	1,250,000	July 1999	10.000%	$2.50000	7/15/04
Series D	544,000	January 2001	4.000%	1.00000	1/25/06
Series E	1,150,000	April 2001	10.250%	2.56250	7/15/06
Series F	1,425,000	September 2001	9.875%	2.46875	10/15/06
Series G	2,200,000	August 2003	8.000%	2.00000	8/11/08
Series H	2,000,000	December 2003	7.500%	1.87500	12/18/08

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

The Series D Preferred Shares were also convertible by the holder on or after January 1, 2004 into common shares on the basis of 2.2 common shares for each Series D Preferred Share.  On February 11, 2004, the holder of the Series D Preferred Shares converted the shares into 1,196,800 common shares.

Common Shares

On May 27, 2003, we sold 5,290,000 common shares in an underwritten public offering at a net price of $15.03 per share.  We contributed the net proceeds from the sale to our Operating Partnership in exchange for 5,290,000 common units.

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

Over the three years ended December 31, 2003, common units in our Operating Partnership were converted into common shares on the basis of one common share for each common unit in the amount of 119,533 in 2003, 617,510 in 2002 and 90,519 in 2001.

We issued common shares to certain employees totaling 119,324 in 2003 and 23,000 in 2001.  All of these share issuances are subject to forfeiture restrictions that lapse annually as the employees remain employed by us.  Forfeiture restrictions lapsed on common shares issued to employees in the amount of 49,073 in 2003, 72,659 in 2002 and 48,428 in 2001.

Over the three years ended December 31, 2003, we issued common shares in connection with the exercise of share options of 262,278 in 2003, 255,692 in 2002 and 125,246 in 2001.

The table below sets forth the activity in the accumulated other comprehensive loss component of shareholders’ equity:

	For the Years Ended December 31,
	2003	2002	2001
Beginning balance	$(349)	$(2,500)	$—
Unrealized gain on interest rate swaps, net of minority interests	55	2,151	(2,337)
Cumulative effect adjustment on January 1, 2001 for unrealized loss on interest rate swap, net of minority interests	—	—	(163)
Ending balance	$(294)	$(349)	$(2,500)

12.                               Share Options

In 1993, we adopted a share option plan for our Trustees under which we have 75,000 common shares reserved for issuance.  These options expire ten years after the date of grant and are all exercisable.

In March 1998, we adopted a long-term incentive plan for our Trustees and employees.  This plan provides for the award of share options, common shares subject to forfeiture restrictions and dividend equivalents.  We are authorized to issue awards under the plan amounting to no more than 13% of the total of (1) our common shares outstanding plus (2) the number of shares that would be outstanding upon redemption of all units of the Operating Partnership or other securities that are convertible into our common shares.  Trustee options under this plan become exercisable beginning on the first anniversary of their grant.  The vesting periods for employees’ options under this plan range from immediately to five years.  Options expire ten years after the date of grant.

The following table summarizes share option transactions under the plans described above:

	Shares	Range of Exercise Price per Share	Weighted Average Exercise Price per Share
Outstanding at December 31, 2000	2,330,018	$5.25 - $12.25	$8.34
Granted – 2001	799,685	$9.54 - $10.58	$9.87
Forfeited – 2001	(104,874)	$7.63 - $10.00	$8.94
Exercised – 2001	(125,246)	$5.38 - $9.94	$8.00
Outstanding at December 31, 2001	2,899,583	$5.25 - $12.25	$8.79
Granted – 2002	856,303	$10.58 - $14.30	$12.18
Forfeited – 2002	(194,651)	$7.63 - $11.87	$8.99
Exercised – 2002	(255,692)	$5.25 - $10.58	$8.32
Outstanding at December 31, 2002	3,305,543	$5.25 - $14.30	$9.69
Granted – 2003	174,740	$13.47 - $18.08	$15.53
Forfeited – 2003	(15,979)	$7.63 - $13.69	$11.52
Exercised – 2003	(262,278)	$7.63 - $14.30	$9.39
Outstanding at December 31, 2003	3,202,026	$5.25 - $14.30	$10.03
Available for future grant at December 31, 2003	645,260
Exercisable at December 31, 2001	1,465,030	$5.25 - $12.26	$8.64
Exercisable at December 31, 2002	1,768,919	$5.25 - $14.30	$9.37
Exercisable at December 31, 2003	1,986,464	(1)	$9.64

(1)     432,183 of these options had an exercise price ranging from $5.25 to $7.99, 1,089,165 had an exercise price ranging from $8.00 to $10.99 and 465,116 had an exercise price ranging from $11.00 to $18.08.

The weighted average remaining contractual life of the options at December 31, 2003 was approximately 7 years.

A summary of the weighted average grant-date fair value per option granted is as follows:

	For the Years Ended December 31,
	2003	2002	2001

Weighted average grant-date fair value	$1.34	$1.13	$1.00
Weighted average grant-date fair value-exercise price equals market price on grant-date	$1.30	$1.11	$1.02
Weighted average grant-date fair value-exercise price exceeds market price on grant-date	$1.16	$1.01	$0.94
Weighted average grant-date fair value-exercise price less than market price on grant-date	$1.62	$1.41	$1.09

13.                               Related Party Transactions

The table below sets forth revenues earned and costs incurred in our transactions with related parties:

	For the Years Ended December 31,
	2003	2002	2001

Rental revenue earned from Constellation	$—	$56	$103

Interest income earned from unconsolidated real estate joint venture/affiliate	$—	$126	$—

Fee revenue earned from:
Unconsolidated real estate joint ventures	$351	$158	$712
TractManager, Inc.	—	—	75
	$351	$158	$787

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

14.                               Operating Leases

We lease our properties to tenants under operating leases with various expiration dates extending to the year 2018.  Gross minimum future rentals on noncancelable leases at December 31, 2003 were as follows:

For the Years Ended December 31,
2004	$154,214
2005	142,296
2006	124,759
2007	104,337
2008	82,838
Thereafter	219,005
Total	$827,449

We consider a lease to be noncancelable when a tenant (1) may not terminate its lease obligation early or (2) may terminate its lease obligation early in exchange for a fee or penalty that we consider material enough such that termination would be highly unlikely.

15.                               Supplemental Information to Statements of Cash Flows

	For the Years Ended December 31,
	2003	2002	2001
Interest paid, net of capitalized interest	$39,737	$38,963	$34,198
Supplemental schedule of non-cash investing and financing activities:
Purchase of commercial real estate properties by acquiring joint venture partner interests:
Operating properties	$25,400	$—	$34,607
Investments in and advances to unconsolidated real estate joint ventures	(10,634)	—	(11,516)
Restricted cash	—	—	86
Accounts receivable, net	152	—	—
Deferred rent receivable	134	—	—
Deferred costs	1,902	—	197
Prepaid and other assets	68	—	182
Mortgage and other loans payable	(16,470)	—	(24,068)
Accounts payable and accrued expenses	(370)	—	—
Rents received in advance and security deposits	(120)	—	(176)
Other liabilities	(62)	—	—
Cash from purchase	$—	$—	$(688)
Acquisition of Service Companies:
Investments in and advances to other unconsolidated entities	$—	$—	$(4,529)
Restricted cash	—	—	5
Accounts receivable, net	—	—	2,005
Deferred costs, net	—	—	1,537
Prepaid and other assets	—	—	1,033
Furniture, fixtures and equipment, net	—	—	1,603
Mortgage and other loans payable	—	—	(40)
Accounts payable and accrued expenses	—	—	(2,106)
Rents received in advance and security deposits	—	—	(20)
Other liabilities	—	—	(10)
Minority interest	—	—	(46)
Cash from acquisition of Service Companies	$—	$—	$(568)
Debt assumed in connection with acquisitions	$16,917	$36,040	$15,750
Debt repaid in connection with sales of properties	$—	$—	$7,000
Notes receivable assumed upon sales of real estate	$—	$2,326	$—
Increase in minority interests resulting from issuance of preferred and common units in connection with property acquisitions	$—	$—	$3,249
Investment in real estate joint venture obtained with disposition property	$2,300	$—	$—
Increase (decrease) in accrued capital improvements	$4,670	$(1,408)	$(2,632)
Increase in other accruals associated with investment activities	$351	$—	$—
Amortization of discount on mortgage loan to commercial real estate properties	$445	$—	$—
Accretion of other liability to commercial real estate properties	$503	$—	$—
Reclassification of other liabilities from projects under construction or development	$—	$—	$9,600
(Decrease) increase in fair value of derivatives applied to AOCL and minority interests	$(104)	$3,285	$(3,778)
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	$6,697	$5,970	$818
Dividends/distribution payable	$12,098	$9,794	$8,965
Decrease in minority interests and increase in shareholders’ equity in connection with the conversion of common units into common shares	$2,066	$8,623	$919

16.                               Information by Business Segment

We have six primary office property segments: Baltimore/Washington Corridor, Northern Virginia, Greater Philadelphia, Northern/Central New Jersey, Greater Harrisburg and Suburban Maryland.

The table below reports segment financial information.  Our segment entitled “Other” includes assets and operations not specifically associated with the other defined segments.  We measure the performance of our segments based on total revenues less property operating expenses, a measure we define as net operating income (“NOI”).  We believe that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations that is unaffected by depreciation, amortization, financing and general and administrative expenses; this measure is particularly useful in our opinion in evaluating the performance of geographic segments, same-office property groupings and individual properties.

	Baltimore/ Washington Corridor	Northern Virginia	Greater Philadelphia	Northern/ Central New Jersey	Greater Harrisburg	Suburban Maryland	Other	Total
Year Ended December 31, 2003:
Revenues	$95,796	$30,398	$10,025	$15,643	$9,897	$6,722	$6,852	$175,333
Property operating expenses	29,289	9,186	134	5,579	2,707	2,674	2,489	52,058
NOI	$66,507	$21,212	$9,891	$10,064	$7,190	$4,048	$4,363	$123,275
Commercial real estate property expenditures	$85,175	$125,188	$663	$675	$502	$1,015	$1,519	$214,737
Segment assets at December 31, 2003	$683,030	$263,524	$102,219	$84,435	$69,376	$42,228	$87,264	$1,332,076

Year Ended December 31, 2002:
Revenues	$86,830	$14,250	$10,025	$18,991	$9,553	$7,994	$6,661	$154,304
Property operating expenses	24,723	5,463	151	6,925	2,562	3,193	2,270	45,287
NOI	$62,107	$8,787	$9,874	$12,066	$6,991	$4,801	$4,391	$109,017
Commercial real estate property expenditures	$80,863	$46,977	$563	$1,095	$956	$24,669	$932	$156,055
Segment assets at December 31, 2002	$598,561	$115,243	$103,686	$106,928	$70,431	$59,738	$84,134	$1,138,721

Year Ended December 31, 2001:
Revenues	$69,743	$947	$10,025	$19,464	$9,677	$6,506	$9,192	$125,554
Property operating expenses	21,148	419	117	7,552	2,600	2,599	2,347	36,782
NOI	$48,595	$528	$9,908	$11,912	$7,077	$3,907	$6,845	$88,772
Commercial real estate property expenditures	$117,516	$56,609	$517	$3,825	$1,173	$688	$686	$181,014
Segment assets at December 31, 2001	$528,497	$64,298	$105,091	$110,681	$71,106	$32,273	$82,950	$994,896

The following table reconciles our NOI for reportable segments to income before income taxes and discontinued operations as reported on our Consolidated Statements of Operations:

	For the Years Ended December 31,
	2003	2002	2001
NOI for reportable segments	$123,275	$109,017	$88,772
Equity in (loss) income of unconsolidated real estate joint ventures	(98)	169	208
Income (loss) from service operations	807	(875)	(782)
Add: Gain on sales of real estate	472	2,564	1,618
Less:
Interest	(41,079)	(39,065)	(32,297)
Depreciation and other amortization	(37,122)	(30,859)	(20,405)
General and administrative	(7,893)	(6,697)	(5,289)
Amortization of deferred financing costs	(2,767)	(2,501)	(2,031)
Minority interests	(6,714)	(7,356)	(8,415)
NOI from discontinued operations	(551)	(2,611)	(2,522)
Income before income taxes, discontinued operations and cumulative effect of accounting change	$28,330	$21,786	$18,857

We did not allocate gain on sales of real estate, interest expense, amortization of deferred financing costs and depreciation and other amortization to segments since they are not included in the measure of segment profit reviewed by management.  We also did not allocate equity in (loss) income of unconsolidated real estate joint ventures, income (loss) from service operations, general and administrative expense and minority interests because these items represent general corporate items not attributable to segments.

17.                               Income Taxes

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

The differences between taxable income reported on our income tax return (estimated 2003 and actual 2002 and 2001) and net income as reported on our Consolidated Statements of Operations are set forth below (unaudited):

	For the Years Ended December 31,
	2003	2002	2001
	(Estimated)
Net income	$30,877	$23,301	$19,922
Adjustments:
Rental revenue recognition	(6,980)	(62)	(784)
Compensation expense recognition	(966)	(171)	208
Operating expense recognition	(214)	51	637
Gain on sales of properties	(1,531)	(731)	(1,618)
Interest income	—	25	308
Losses from service operations	457	867	782
Income tax benefit, gross	(169)	(347)	(409)
Income (loss) from cost method investments	116	(701)	(667)
Depreciation and amortization	2,538	(252)	842
Earnings from unconsolidated real estate joint ventures	449	(960)	(355)
Minority interests, gross	1,883	389	80
Other	116	26	283
Taxable income	$26,576	$21,435	$19,229

For Federal income tax purposes, dividends to shareholders may be characterized as ordinary income, capital gains or return of capital.  The characterization of dividends declared on our common shares during each of the last three years was as follows (unaudited):

	For the Years Ended December 31,
	2003	2002	2001
Ordinary income	68.6%	59.5%	83.9%
Return of capital	27.6%	31.2%	16.1%
Long term capital gain	3.8%	9.3%	—

The dividends declared on our preferred shares during each of the last three years were all characterized as ordinary income.  We distributed all of our REIT taxable income in 2001, 2002 and 2003 and, as a result, did not incur Federal income tax in those years on such income.

COMI is subject to Federal and state income taxes.  COMI had losses before income taxes under GAAP of $458 in 2003, $910 in 2002 and $1,106 in 2001.  COMI recognized an income tax benefit on these losses of $169 in 2003, $347 in 2002 and $409 in 2001.  COMI’s income tax benefit for 2003, 2002 and 2001 consisted of the following:

	For the Years Ended December 31,
	2003	2002	2001
Current
Federal	$—	$182	$202
State	—	39	37
	—	221	239
Deferred
Federal	139	104	140
State	30	22	30
	169	126	170
Total	$169	$347	$409

A reconciliation of COMI’s Federal statutory rate of 35% to the effective tax rate for income tax reported on our Statements of Operations is set forth below:

	For the Years Ended December 31,
	2003	2002	2001
Income taxes at U.S. statutory rate	35.0%	35.0%	35.0%
State and local, net of U.S. Federal tax benefit	4.2%	4.4%	4.4%
Other	(2.6)%	(1.5)%	(2.4)%
Effective tax rate	36.6%	37.9%	37.0%

Items contributing to temporary differences that lead to deferred taxes include depreciation and amortization, certain accrued compensation, compensation made in the form of contributions to a deferred nonqualified compensation plan, expenses associated with stock-based compensation and net operating losses that are not deductible until future periods.

We are subject to certain state and local income and franchise taxes.  The expense associated with these state and local taxes is included in general and administrative expense on our Consolidated Statements of Operations.  We did not separately state these amounts on our Consolidated Statements of Operations because they are insignificant.

18.                               Discontinued Operations

Income from discontinued operations includes revenues and expenses associated with an operating property located in Oxon Hill, Maryland which was classified as held for sale at December 31, 2002 and was subsequently sold in March 2003.  The table below sets forth the components of income from discontinued operations:

	For the Years Ended December 31,
	2003	2002	2001
Revenue from real estate operations	$910	$3,969	$3,891
Expenses from real estate operations
Property operating expenses	359	1,358	1,369
Depreciation and amortization	19	481	571
Interest expense	100	291	484
Expenses from real estate operations	478	2,130	2,424
Earnings from real estate operations before gain on sale of real estate and minority interests	432	1,839	1,467
Gain on sale of real estate	2,995	—	—
Income from discontinued operations before minority interests	3,427	1,839	1,467
Minority interests in discontinued operations	(1,004)	(566)	(497)
Income from discontinued operations	$2,423	$1,273	$970

19.                               Commitments and Contingencies

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

Joint Ventures

In the event that the costs to complete construction of a building owned by NBP 220, LLC exceed amounts funded by existing credit facilities and member investments previously made, we will be responsible for making additional investments in this joint venture of up to $4,500.  We do not expect that such contributions will be necessary.

We may be required to make additional unilateral capital contributions to Route 46 Partners, LLC of up to $320 to fund our partners’ preferred return; we do not expect that such contributions will be necessary.  We may also be required to fund leasing commissions associated with leasing space in this joint venture’s building to the extent such commissions exceed a defined amount; we do not expect that any such funding, if required, will be material to us.

We may need to make our share of additional investments in our real estate joint ventures (generally based on our percentage ownership) in the event that additional funds are needed.  In the event that the other members of these joint ventures do not pay their share of investments when additional funds are needed, we may then need to make even larger investments in these joint ventures.

As of December 31, 2003, we served as guarantor for the repayment of mortgage loans totaling $6,659 for certain of our real estate joint ventures in the event that the joint ventures default on the payment of such loans.  The maturity dates of these loans range from May 2004 to September 2005.

In three of our four unconsolidated real estate joint ventures owned as of December 31, 2003, we would be obligated to acquire the other members’ interest in each of the joint ventures (20% in the case of two and 50% in the case of one) if defined events were to occur.  The amount we would need to pay for those membership interests is computed based on the amount that the owners of those interests would receive under the joint venture agreements in the event that office properties owned by the respective joint ventures were sold for a capitalized fair value (as defined in the agreements) on a defined date.  We estimate the aggregate amount we would need to pay for our partners’ membership interests in these joint ventures to be $1.3 million; however, since the determination of this amount is dependent on the operations of the office properties and none of the properties are both completed and occupied, this estimate is preliminary and could be materially different from the actual obligation.

We would be required to acquire the other member’s interest in NBP 220, LLC in the event that the joint venture defaults on its obligations as landlord or does not meet established construction completion timeframes.  The minimum amount we would need to acquire this membership interest is $4,911 at December 31, 2003.

Office Leases

We are obligated under five operating leases for office space.  Future minimum rental payments due under the terms of these leases as of December 31, 2003 were as follows:

2004	$601
2005	585
2006	324
2007	39
2008	29
$1,578

Land Leases

We are obligated under leases for two parcels of land; we have a building located on one of these parcels and the other parcel is being developed.  These leases provide for monthly rent on one parcel through March 2098 and the other through September 2099.  Future minimum annual rental payments due under the terms of these leases as of December 31, 2003 were as follows:

2004	$353
2005	353
2006	353
2007	353
2008	353
Thereafter	31,711
$33,476

We have the option to acquire these two parcels of land over a three-year period beginning in January 2004 for an aggregate maximum purchase price of $4,000; we expect to exercise this purchase option in 2004.

Other Operating Leases

We are obligated under various leases for vehicles and office equipment.  Future minimum annual rental payments due under the terms of these leases as of December 31, 2003 were as follows:

2004	$281
2005	180
2006	101
2007	16
$578

20.                               Quarterly data (Unaudited)

	For the Year Ended December 31, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues from real estate operations	$41,518	$40,878	$45,448	$46,579
Income before minority interests, income taxes and discontinued operations	7,318	8,057	10,625	9,044
Minority interests	(1,787)	(1,815)	(1,833)	(1,279)
Income tax benefit (expense), net	21	19	(221)	305
Income before discontinued operations	5,552	6,261	8,571	8,070
Discontinued operations, net	2,435	(23)	11	—
Net income	7,987	6,238	8,582	8,070
Preferred share dividends	(2,533)	(2,534)	(3,157)	(3,779)
Repurchase of preferred units in excess of recorded book value	—	(11,224)	—	—
Net income available to common shareholders	$5,454	$(7,520)	$5,425	$4,291
Basic earnings per share:
Income before discontinued operations	$0.13	$(0.29)	$0.19	$0.15
Net income available to common shareholders	$0.23	$(0.30)	$0.19	$0.15
Diluted earnings per share:
Income before discontinued operations	$0.12	$(0.29)	$0.18	$0.14
Net income available to common shareholders	$0.22	$(0.30)	$0.18	$0.14
Weighted average common shares:
Basic	23,323	25,443	28,832	28,951
Diluted	25,492	25,443	31,509	31,806

	For the Year Ended December 31, 2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenues from real estate operations	$33,715	$37,184	$38,065	$41,371
Income before minority interests, income taxes and discontinued operations	6,723	7,509	7,800	7,110
Minority interests	(1,771)	(1,935)	(1,897)	(1,753)
Income tax benefit (expense), net	27	25	(9)	199
Income before discontinued operations	4,979	5,599	5,894	5,556
Discontinued operations, net	316	285	268	404
Net income	5,295	5,884	6,162	5,960
Preferred share dividends	(2,533)	(2,534)	(2,533)	(2,534)
Net income available to common shareholders	$2,762	$3,350	$3,629	$3,426
Basic earnings per share:
Income before discontinued operations	$0.12	$0.13	$0.15	$0.13
Net income available to common shareholders	$0.13	$0.15	$0.16	$0.15
Diluted earnings per share:
Income before discontinued operations	$0.11	$0.13	$0.14	$0.13
Net income available to common shareholders	$0.13	$0.14	$0.15	$0.14
Weighted average common shares:
Basic	20,889	22,704	23,029	23,234
Diluted	21,654	24,872	25,149	25,329

21.                               Pro Forma Financial Information (Unaudited)

We accounted for our 2002 and 2003 acquisitions using the purchase method of accounting.  We included the results of operations for the acquisitions in our Consolidated Statements of Operations from their respective purchase dates through December 31, 2003.

We prepared our pro forma condensed consolidated financial information presented below as if all of our 2002 and 2003 acquisitions and dispositions of operating properties had occurred on January 1, 2002.  The pro forma financial information is unaudited and is not necessarily indicative of the results that actually would have occurred if these acquisitions and dispositions had occurred on January 1, 2002, nor does it intend to indicate our results of operations for future periods.

	For the Years Ended December 31,
	2003	2002
	(Unaudited)	(Unaudited)
Pro forma total revenues	$214,423	$171,071
Pro forma net income available to common shareholders	$7,097	$15,815
Pro forma earnings per common share on net income available to common shareholders
Basic	$0.25	$0.57
Diluted	$0.24	$0.55

22.                               Subsequent Events

In February 2004, we entered into a contract to acquire 10 office properties totaling approximately 535,000 square feet for $65,150.  These buildings are located in St. Mary’s County, Maryland.

In February 2004, we entered into a contract for a new revolving credit facility with Wachovia Bank, National Association; we expect to use this facility as our primary revolving credit facility to replace our facility with Bankers Trust Company.  The new facility is expected to have a maximum principal of $300,000, a three-year term (with an additional one-year extension available) and a variable interest rate based on the 30-day LIBOR rate plus 1.25% to 1.55% (as determined by our leverage levels at different points in time).  We also expect the facility to have a fee of 0.125% to 0.25% on the amount of the credit facility that is unused.

On March 5, 2004, we acquired for $22,400 a 129,000 square foot office property located in Gaithersburg, Maryland, which is in Montgomery County.

Report of Independent Auditors

To the Board of Trustees and Shareholders of
Corporate Office Properties Trust

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Corporate Office Properties Trust and its subsidiaries (the “Company”) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” in 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, Maryland
March 5, 2004

Market for Registrant’s Common Equity and Related Shareholder Matters

Our common shares trade on the New York Stock Exchange (“NYSE”) under the symbol “OFC.”  The table below shows the range of the high and low sale prices for our common shares as reported on the NYSE, as well as the quarterly common share dividends per share declared.

	Price Range		Dividends Per Share
2003	Low	High
First Quarter	$13.50	$15.07	$0.220
Second Quarter	14.75	16.96	$0.220
Third Quarter	16.79	19.35	$0.235
Fourth Quarter	18.51	22.40	$0.235

	Price Range		Dividends Per Share
2002	Low	High
First Quarter	$11.62	$13.20	$0.210
Second Quarter	12.95	14.69	$0.210
Third Quarter	11.97	14.50	$0.220
Fourth Quarter	11.60	14.16	$0.220

The number of holders of record of our shares was 236 as of December 31, 2003.  This number does not include shareholders whose shares are held of record by a brokerage house or clearing agency, but does include any such brokerage house or clearing agency as one record holder.

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