Form 10-K, Exhibit 13
period 2003-12-31
CORPORATE OFFICE PROPERTIES TRUST
filed 2004-03-11
CIK 860546

Exhibit 13.2

Corporate Office Properties Trust

Schedule III - Real Estate Depreciation and Amortization

December 31, 2003

(Dollars in thousands)

					Initial Cost
Property	Location	Building Type	Encumbrances		Land	Building and Land Improvements

751, 753 760, 785 Jolly Road	Blue Bell, PA	Office	$8,145		$23,870	$88,707
13200 Woodland Park Drive	Herndon, VA	Office	40,000		10,428	49,476
15000 Conference Center Drive	Chantilly, VA	Office	33,242		5,193	47,639
2730 Hercules Road	Annapolis Junction, MD	Office	22,847		8,737	31,612
Lots 21-25 & 30-32, National Business Parkway	Annapolis Junction, MD	Office	24,063	(1)	28,578	1,414
2711 Technology Drive	Annapolis Junction, MD	Office	18,834		3,055	22,096
11800 Tech Road	Silver Spring, MD	Office	19,261		4,574	19,871
15049 Conference Center Drive	Chantilly, VA	Office	15,519		4,415	20,513
6731 Columbia Gateway Drive	Columbia, MD	Office	12,776		3,948	17,508
431 Ridge Road	Dayton, NJ	Office	11,952		2,782	11,128
7200 Riverwood Drive	Columbia, MD	Office	1,250		4,089	16,356
14900 Conference Center Drive	Chantilly, VA	Office	15,516		3,844	16,301
2721 Technology Drive	Annapolis Junction, MD	Office	13,353		4,605	14,633
9690 Deereco Road	Timonium, MD	Office	1,190		3,431	13,724
2701 Technology Drive	Annapolis Junction, MD	Office	14,343		3,031	15,263
6950 Columbia Gateway Drive	Columbia, MD	Office	9,843		3,596	14,269
15059 Conference Center Drive	Chantilly, VA	Office	16,000		3,154	13,878
132 National Business Parkway	Annapolis Junction, MD	Office	11,661		2,917	12,435
7000 Columbia Gateway Drive	Columbia, MD	Office	11,800		3,131	12,179
429 Ridge Road	Dayton, NJ	Office	12,597		2,932	11,729
2500 Riva Rd	Annapolis, MD	Office	10,500		2,791	12,145
13454 Sunrise Valley Drive	Herndon, VA	Office	12,483		2,772	11,700
1306 Concourse Drive	Linthicum, MD	Office	9,980		2,796	11,186
6940 Columbia Gateway Drive	Columbia, MD	Office	9,211		3,545	9,916
1304 Concourse Drive	Linthicum, MD	Office	11,572		1,999	12,142
6750 Alexander Bell Drive	Columbia, MD	Office	8,865		1,263	12,459
375 W. Padonia Road	Timonium, MD	Office	818		2,604	10,415
7067 Columbia Gateway Drive	Columbia, MD	Office	9,108		1,736	11,451
133 National Business Parkway	Annapolis Junction, MD	Office	9,613		2,517	10,068
140 National Business Parkway	Annapolis Junction, MD	Office	8,117		3,407	9,261
1615 and 1629 Thames Street	Baltimore, MD	Office	838		2,080	8,322
710 Route 46	Fairfield, NJ	Office	5,469		2,154	8,615
135 National Business Parkway	Annapolis Junction, MD	Office	7,489		2,484	9,750
141 National Business Parkway	Annapolis Junction, MD	Office	7,177		2,398	9,590
870 - 880 Elkridge Landing Road	Linthicum, MD	Office	—		2,003	9,405
920 Elkridge Landing Road	Linthicum, MD	Office	8,763		2,101	9,734
2605 Interstate Drive	Harrisburg, PA	Office	5,100		2,089	8,355
134 National Business Parkway	Annapolis Junction, MD	Office	7,674		3,684	7,530
1302 Concourse Drive	Linthicum, MD	Office	7,417		2,078	8,313
900 Elkridge Landing Road	Linthicum, MD	Office	7,036		1,993	7,972
131 National Business Parkway	Annapolis Junction, MD	Office	5,794		1,906	7,623
14850 Conference Center Drive	Chantilly, VA	Office	8,828		1,603	8,504
2601 Market Place	Harrisburg, PA	Office	5,855		1,928	7,713
6700 Alexander Bell Drive	Columbia, MD	Office	5,051		1,755	7,019
68 Culver Road	Dayton, NJ	Office	8,296		861	8,794
999 Corporate Boulevard	Linthicum, MD	Office	7,610		1,187	8,326
1199 Winterson Road	Linthicum, MD	Office	5,645		1,599	6,395
7467 Ridge Road	Hanover, MD	Office	5,791		1,629	6,517
14840 Conference Center Drive	Chantilly, VA	Office	8,966		1,311	7,300
9140 Route 108	Columbia, MD	Office	14,720		1,637	5,500
1190 Winterson Road	Linthicum, MD	Office	4,714		1,335	5,340
7240 Parkway Drive	Hanover, MD	Office	5,267		1,496	5,985

Property	Costs Capitalized Subsequent to Acquisition	Gross Amounts Carried at Close of Period	Accumulated Depreciation	Year Built or Renovated	Date Acquired	Depreciation Life

751, 753 760, 785 Jolly Road	$6	$112,583	$(13,719)	1966/1996	10/14/1997	40 Years
13200 Woodland Park Drive	7	59,911	(1,002)	2002	6/2/2003	40 Years
15000 Conference Center Drive	911	53,743	(3,740)	1989	11/30/2001	40 Years
2730 Hercules Road	1	40,350	(4,153)	1990	9/28/1998	40 Years
Lots 21-25 & 30-32, National Business Parkway	—	29,992	—	(2)	11/14/2003	N/A
2711 Technology Drive	3	25,154	(1,175)	2002	11/13/2000	40 Years
11800 Tech Road	534	24,979	(1,117)	1969/1989	8/1/2002	40 Years
15049 Conference Center Drive	14	24,942	(1,131)	1997	8/14/2002	40 Years
6731 Columbia Gateway Drive	26	21,482	(737)	2002	3/29/2000	40 Years
431 Ridge Road	6,938	20,848	(3,067)	1958/1998	10/14/1997	40 Years
7200 Riverwood Drive	239	20,684	(2,151)	1986	10/13/1998	40 Years
14900 Conference Center Drive	2	20,147	(249)	1999	7/25/2003	40 Years
2721 Technology Drive	6	19,244	(1,212)	2000	10/21/1999	40 Years
9690 Deereco Road	1,506	18,661	(1,943)	1988	12/21/1999	40 Years
2701 Technology Drive	7	18,301	(1,058)	2001	5/26/2000	40 Years
6950 Columbia Gateway Drive	47	17,912	(1,856)	1998	10/21/1998	40 Years
15059 Conference Center Drive	453	17,485	(862)	2000	8/14/2002	40 Years
132 National Business Parkway	1,126	16,478	(1,311)	2000	5/28/1997	40 Years
7000 Columbia Gateway Drive	27	15,337	(585)	1999	5/31/2002	40 Years
429 Ridge Road	358	15,019	(1,901)	1966/1996	10/14/1997	40 Years
2500 Riva Rd	1	14,937	(304)	2000	3/4/2003	40 Years
13454 Sunrise Valley Drive	53	14,525	(140)	1998	7/25/2003	40 Years
1306 Concourse Drive	489	14,471	(1,352)	1990	11/18/1999	40 Years
6940 Columbia Gateway Drive	730	14,191	(1,167)	1999	11/13/1998	40 Years
1304 Concourse Drive	2	14,143	(592)	2002	11/18/1999	40 Years
6750 Alexander Bell Drive	39	13,761	(1,235)	2000	12/31/1998	40 Years
375 W. Padonia Road	337	13,356	(1,063)	1986	12/21/1999	40 Years
7067 Columbia Gateway Drive	7	13,194	(589)	2001	8/30/2001	40 Years
133 National Business Parkway	510	13,095	(1,588)	1997	9/28/1998	40 Years
140 National Business Parkway	—	12,668	—	2003	12/31/2003	40 Years
1615 and 1629 Thames Street	2,227	12,629	(1,577)	1989	9/28/1998	40 Years
710 Route 46	1,698	12,467	(1,859)	1985	5/28/1998	40 Years
135 National Business Parkway	79	12,313	(1,273)	1998	12/30/1998	40 Years
141 National Business Parkway	313	12,301	(1,390)	1990	9/28/1998	40 Years
870 - 880 Elkridge Landing Road	737	12,145	(1,499)	1981	8/3/2001	40 Years
920 Elkridge Landing Road	95	11,930	(1,095)	1982	7/2/2001	40 Years
2605 Interstate Drive	865	11,309	(1,533)	1990	10/14/1997	40 Years
134 National Business Parkway	29	11,243	(915)	1999	11/13/1998	40 Years
1302 Concourse Drive	692	11,083	(1,098)	1996	11/18/1999	40 Years
900 Elkridge Landing Road	530	10,495	(1,318)	1982	4/30/1998	40 Years
131 National Business Parkway	937	10,466	(1,408)	1990	9/28/1998	40 Years
14850 Conference Center Drive	2	10,109	(173)	2000	7/25/2003	40 Years
2601 Market Place	408	10,049	(1,324)	1989	10/14/1997	40 Years
6700 Alexander Bell Drive	1,114	9,888	(547)	1988	5/14/2001	40 Years
68 Culver Road	4	9,659	(729)	2000	7/9/1999	40 Years
999 Corporate Boulevard	16	9,529	(744)	2000	8/1/1999	40 Years
1199 Winterson Road	1,008	9,002	(1,021)	1988	4/30/1998	40 Years
7467 Ridge Road	608	8,754	(1,069)	1990	4/28/1999	40 Years
14840 Conference Center Drive	2	8,613	(166)	2000	7/25/2003	40 Years
9140 Route 108	1,278	8,415	(474)	1974/1985	12/14/2000	40 Years
1190 Winterson Road	1,730	8,405	(985)	1987	4/30/1998	40 Years
7240 Parkway Drive	750	8,231	(730)	1985	4/18/2000	40 Years

				Initial Cost
Property	Location	Building Type	Encumbrances	Land	Building and Land Improvements
6740 Alexander Bell Drive	Columbia, MD	Office	4,599	1,424	5,696
14502 Greenview Drive	Laurel, MD	Office	4,741	1,482	5,899
849 International Drive	Linthicum, MD	Office	4,788	1,356	5,426
14504 Greenview Drive	Laurel, MD	Office	4,477	1,429	5,716
1099 Winterson Road	Linthicum, MD	Office	4,672	1,323	5,293
6716 Alexander Bell Drive	Columbia, MD	Office	4,013	1,242	4,969
6345 Flank Drive	Harrisburg, PA	Office	4,288	1,324	5,268
6711 Columbia Gateway Drive	Columbia, MD	Office	—	3,970	2,991
911 Elkridge Landing Road	Linthicum, MD	Office	4,290	1,215	4,861
13450 Sunrise Valley Drive	Herndon, VA	Office	6,207	1,400	5,398
104 Interchange Plaza	Cranbury, NJ	Office	4,469	1,329	5,315
101 Interchange Plaza	Cranbury, NJ	Office	3,919	1,160	4,666
4301 Route 1	Monmouth Junction, NJ	Office	534	1,208	4,832
1201 Winterson Road	Linthicum, MD	Office	4,549	1,288	5,154
6340 Flank Drive	Harrisburg, PA	Office	4,128	1,274	5,071
8671 Robert Fulton Drive	Columbia, MD	Office	3,958	1,728	4,304
938 Elkridge Landing Road	Linthicum, MD	Office	4,864	1,204	4,723
901 Elkridge Landing Road	Linthicum, MD	Office	3,899	1,151	4,327
891 Elkridge Landing Road	Linthicum, MD	Office	4,297	1,160	4,536
921 Elkridge Landing Road	Linthicum, MD	Office	3,686	1,044	4,176
5035 Ritter Road	Harrisburg, PA	Office	3,616	1,116	4,442
881 Elkridge Landing Road	Linthicum, MD	Office	3,652	1,034	4,137
6724 Alexander Bell Drive	Columbia, MD	Office	3,159	449	5,039
6400 Flank Drive	Harrisburg, PA	Office	3,541	1,093	4,350
939 Elkridge Landing Road	Linthicum, MD	Office	3,315	939	3,756
7065 Columbia Gateway Drive	Columbia, MD	Office	3,652	919	4,203
8661 Robert Fulton Drive	Columbia, MD	Office	3,476	1,519	3,785
900 International Drive	Linthicum, MD	Office	3,577	1,013	4,053
6760 Alexander Bell Drive	Columbia, MD	Office	2,875	890	3,561
940 Elkridge Landing Road	Linthicum, MD	Office	3,693	1,100	3,925
930 International Drive	Linthicum, MD	Office	3,462	981	3,922
7063 Columbia Gateway Drive	Columbia, MD	Office	3,395	902	4,126
7321 Parkway Drive	Hanover, MD	Office	3,341	940	3,760
1340 Ashton Road	Hanover, MD	Office	3,217	905	3,620
7318 Parkway Drive	Hanover, MD	Office	3,455	972	3,888
7320 Parkway Drive	Hanover, MD	Office	3,300	905	3,618
6360 Flank Drive	Harrisburg, PA	Office	2,951	911	3,625
Washington Tech Park II	Chantilly, VA	Office	—	3,500	1,234
Lot 20, National Business Parkway	Annapolis Junction, MD	Office	—	3,757	957
6708 Alexander Bell Drive	Columbia, MD	Office	2,582	897	3,588
9140 Guilford Road	Columbia, MD	Office	3,098	794	3,272
4851 Stonecroft Boulevard	Chantilly, VA	Office	—	466	3,641
6385 Flank Drive	Harrisburg, PA	Office	2,462	811	3,242
800 International Drive	Linthicum, MD	Office	2,735	775	3,099
7061 Columbia Gateway Drive	Columbia, MD	Office	2,765	729	3,293
1334 Ashton Road	Hanover, MD	Office	2,618	736	2,946
47 Commerce Drive	Cranbury, NJ	Office	2,545	756	3,025
Parcel 3-A, Westfields International Corporate Center	Chantilly, VA	Office	—	3,609	47
437 Ridge Road	Dayton, NJ	Office	3,079	717	2,866
9160 Guilford Road	Columbia, MD	Office	2,748	665	2,843
114 National Business Parkway	Annapolis Junction, MD	Retail	—	364	3,058
6405 Flank Drive	Harrisburg, PA	Office	2,124	656	2,610
5070 Ritter Road- Bldg A	Harrisburg, PA	Office	1,888	583	2,320
6380 Flank Drive	Harrisburg, PA	Office	1,909	589	2,346
1331 Ashton Road	Hanover, MD	Office	2,085	587	2,347
5070 Ritter Road- Bldg B	Harrisburg, PA	Office	1,652	510	2,030
7 Centre Drive	Cranbury, NJ	Office	1,581	470	1,881

Property	Costs Capitalized Subsequent to Acquisition	Gross Amounts Carried at Close of Period	Accumulated Depreciation	Year Built or Renovated	Date Acquired	Depreciation Life
6740 Alexander Bell Drive	1,104	8,224	(1,247)	1992	12/31/1998	40 Years
14502 Greenview Drive	756	8,137	(1,086)	1988	9/28/1998	40 Years
849 International Drive	1,028	7,810	(992)	1988	2/23/1999	40 Years
14504 Greenview Drive	515	7,660	(926)	1985	9/28/1998	40 Years
1099 Winterson Road	778	7,394	(1,013)	1988	4/30/1998	40 Years
6716 Alexander Bell Drive	1,140	7,351	(1,124)	1990	12/31/1998	40 Years
6345 Flank Drive	397	6,989	(643)	1989	12/3/1999	40 Years
6711 Columbia Gateway Drive	—	6,961	—	(2)	9/28/2000	N/A
911 Elkridge Landing Road	820	6,896	(1,041)	1985	4/30/1998	40 Years
13450 Sunrise Valley Drive	4	6,802	(31)	1998	7/25/2003	40 Years
104 Interchange Plaza	143	6,787	(729)	1990	10/30/1998	40 Years
101 Interchange Plaza	895	6,721	(919)	1985	10/30/1998	40 Years
4301 Route 1	615	6,655	(862)	1986	6/24/1999	40 Years
1201 Winterson Road	21	6,463	(735)	1985	4/30/1998	40 Years
6340 Flank Drive	50	6,395	(524)	1988	12/3/1999	40 Years
8671 Robert Fulton Drive	—	6,032	—	2003	12/30/2003	40 Years
938 Elkridge Landing Road	44	5,971	(314)	1984	7/2/2001	40 Years
901 Elkridge Landing Road	423	5,901	(366)	1984	7/2/2001	40 Years
891 Elkridge Landing Road	148	5,844	(347)	1984	7/2/2001	40 Years
921 Elkridge Landing Road	421	5,641	(660)	1983	4/30/1998	40 Years
5035 Ritter Road	61	5,619	(466)	1988	12/3/1999	40 Years
881 Elkridge Landing Road	420	5,591	(630)	1986	4/30/1998	40 Years
6724 Alexander Bell Drive	7	5,495	(227)	2002	5/14/2001	40 Years
6400 Flank Drive	25	5,468	(449)	1992	12/3/1999	40 Years
939 Elkridge Landing Road	746	5,441	(762)	1983	4/30/1998	40 Years
7065 Columbia Gateway Drive	189	5,311	(683)	2000	8/30/2001	40 Years
8661 Robert Fulton Drive	—	5,304	—	2003	12/30/2003	40 Years
900 International Drive	219	5,285	(600)	1986	4/30/1998	40 Years
6760 Alexander Bell Drive	833	5,284	(560)	1991	12/31/1998	40 Years
940 Elkridge Landing Road	170	5,195	(268)	1984	7/2/2001	40 Years
930 International Drive	264	5,167	(586)	1986	4/30/1998	40 Years
7063 Columbia Gateway Drive	128	5,156	(684)	2000	8/30/2001	40 Years
7321 Parkway Drive	365	5,065	(591)	1984	4/16/1999	40 Years
1340 Ashton Road	468	4,993	(458)	1989	4/28/1999	40 Years
7318 Parkway Drive	91	4,951	(478)	1984	4/16/1999	40 Years
7320 Parkway Drive	310	4,833	(258)	1983	4/4/2002	40 Years
6360 Flank Drive	275	4,811	(489)	1988	12/3/1999	40 Years
Washington Tech Park II	—	4,734	—	(2)	11/30/2001	N/A
Lot 20, National Business Parkway	—	4,714	—	(2)	1/31/2002	N/A
6708 Alexander Bell Drive	61	4,546	(234)	1988	5/14/2001	40 Years
9140 Guilford Road	96	4,162	(219)	1983	4/4/2002	40 Years
4851 Stonecroft Boulevard	—	4,107	—	(2)	8/14/2002	N/A
6385 Flank Drive	47	4,100	(526)	1995	10/14/1997	40 Years
800 International Drive	208	4,082	(453)	1988	4/30/1998	40 Years
7061 Columbia Gateway Drive	10	4,032	(341)	2000	8/30/2001	40 Years
1334 Ashton Road	101	3,783	(434)	1989	4/28/1999	40 Years
47 Commerce Drive	1	3,782	(391)	1992/1998	10/30/1998	40 Years
Parcel 3-A, Westfields International Corporate Center	—	3,656	—	(3)	7/31/2002	N/A
437 Ridge Road	29	3,612	(456)	1962/1996	10/14/1997	40 Years
9160 Guilford Road	27	3,535	(226)	1984	4/4/2002	40 Years
114 National Business Parkway	3	3,425	(138)	2002	6/30/2000	40 Years
6405 Flank Drive	6	3,272	(268)	1991	12/3/1999	40 Years
5070 Ritter Road- Bldg A	211	3,114	(330)	1989	12/3/1999	40 Years
6380 Flank Drive	162	3,097	(285)	1991	12/3/1999	40 Years
1331 Ashton Road	25	2,959	(275)	1989	4/28/1999	40 Years
5070 Ritter Road- Bldg B	44	2,584	(236)	1989	12/3/1999	40 Years
7 Centre Drive	143	2,494	(350)	1989	10/30/1998	40 Years

				Initial Cost
Property	Location	Building Type	Encumbrances	Land	Building and Land Improvements
2 Centre Drive	Cranbury, NJ	Office	1,616	480	1,922
95 Shannon Road	Harrisburg, PA	Office	1,436	472	1,891
75 Shannon Road	Harrisburg, PA	Office	1,366	450	1,799
8 Centre Drive	Cranbury, NJ	Office	1,306	388	1,554
1350 Dorsey Road	Hanover, MD	Office	1,398	393	1,573
1344 Ashton Road	Hanover, MD	Office	1,263	355	1,421
6375 Flank Drive	Harrisburg, PA	Office	1,123	191	1,659
9150 Guilford Road	Columbia, MD	Office	1,329	319	1,358
1341 Ashton Road	Hanover, MD	Office	1,087	306	1,223
Gateway 67 Land Parcel	Columbia, MD	Office	919	1,004	412
85 Shannon Road	Harrisburg, PA	Office	842	277	1,109
9130 Guilford Road	Columbia, MD	Office	1,038	230	978
1343 Ashton Road	Hanover, MD	Office	688	193	774
191 National Business Parkway	Annapolis Junction, MD	Office	—	—	820
Commerce 2 Building	Harrisburg, PA	Office	—	—	768
Airport Square XXII	Linthicum, MD	Office	—	630	8
304 National Business Parkway	Annapolis Junction, MD	Office	—	—	529
318 National Business Parkway	Annapolis Junction, MD	Office	—	—	416
Other Developments	Various	Office	—	—	155
1338 Ashton Road	Hanover, MD	Office	36	50	—
			737,332	$270,059	$971,521

Property	Costs Capitalized Subsequent to Acquisition	Gross Amounts Carried at Close of Period	Accumulated Depreciation	Year Built or Renovated	Date Acquired	Depreciation Life
2 Centre Drive	2	2,404	(248)	1989	10/30/1998	40 Years
95 Shannon Road	3	2,366	(209)	1995	8/12/1999	40 Years
75 Shannon Road	107	2,356	(238)	1995	8/12/1999	40 Years
8 Centre Drive	257	2,199	(357)	1986	10/30/1998	40 Years
1350 Dorsey Road	218	2,184	(267)	1989	4/28/1999	40 Years
1344 Ashton Road	198	1,974	(205)	1989	4/28/1999	40 Years
6375 Flank Drive	—	1,850	(121)	2000	11/4/1999	40 Years
9150 Guilford Road	29	1,706	(104)	1984	4/4/2002	40 Years
1341 Ashton Road	79	1,608	(200)	1989	4/28/1999	40 Years
Gateway 67 Land Parcel	—	1,416	—	(3)	12/30/2003	N/A
85 Shannon Road	3	1,389	(123)	1995	8/12/1999	40 Years
9130 Guilford Road	29	1,237	(69)	1984	4/4/2002	40 Years
1343 Ashton Road	1	968	(91)	1989	4/28/1999	40 Years
191 National Business Parkway	—	820	—	(2)	Various	N/A
Commerce 2 Building	—	768	—	(2)	(4)	N/A
Airport Square XXII	—	638	—	(3)	12/19/2001	N/A
304 National Business Parkway	—	529	—	(2)	(5)	N/A
318 National Business Parkway	—	416	—	(2)	(5)	N/A
Other Developments	—	155	—	(2)	Various	N/A
1338 Ashton Road	12	62	(2)	(3)	4/28/1999	40 Years
	$45,486	$1,287,066	$(103,070)

(1) Amount reflects discounts of $1,605 recorded on the mortgage loans encumbering this property.

(2) Under construction or development at December 31, 2003.

(3) Held for future development at December 31, 2003.

(4) Development in progress in anticipation of acquisition.

(5) Construction taking place on Lots 21-25 and 30-32, National Business Parkway, which is separately reported herein.

The following table summarizes our changes in cost of properties (in thousands):

Original balance at December 31, 2002	$1,127,225
Adjustments (1)	(14,200)
Adjusted balance at December 31, 2002	1,113,025
Property acquisitions	191,053
Building and land improvements	23,684
Sales	(40,696)
Balance at December 31, 2003	$1,287,066

The following table summarizes our changes in accumulated depreciation (in thousands):

Original balance at December 31, 2002	$76,095
Adjustments (1)	1,974
Adjusted balance at December 31, 2002	78,069
Depreciation expense	29,730
Sales	(4,729)
Balance at December 31, 2003	$103,070

(1) Amounts related to 2002 acquisitions were reclassified in 2003 in connection with our accounting under Statement of Financial Accounting Standards No. 141, “Business Combinations.”  For a description of this reclassification, you should refer Note 3 to our Consolidated Financial Statements.

Report of Independent Auditors on

Financial Statement Schedules

To the Board of Directors and Shareholders of
Corporate Office Properties Trust:

Our audits of the consolidated financial statements referred to in our report dated March 5, 2004 appearing in the 2003 Annual Report to Shareholders of Corporate Office Properties Trust (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the financial statement schedule listed in Item 15(a)(2) of this Form 10-K.  In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, Maryland
March 5, 2004