Form 10-K, Exhibit 13
period 2004-12-31
CORPORATE OFFICE PROPERTIES TRUST
filed 2005-03-16
CIK 860546

Exhibit 13.1

Selected Financial Data

The following table sets forth summary financial data as of and for each of the years ended December 31, 2000 through 2004.  The table illustrates the significant growth our Company experienced over the periods reported.  Most of this growth, particularly pertaining to revenues, operating income and total assets, was attributable to our addition of properties through acquisition and development activities.  We financed most of the acquisition and development activities by incurring debt and issuing preferred and common equity, as indicated by the growth in our interest expense, preferred share dividends and weighted average common shares outstanding.  The growth in our general and administrative expenses reflects, in large part, the growth in management resources required to support the increased size of our portfolio.  Since this information is only a summary, you should refer to our Consolidated Financial Statements and notes thereto and the section of this report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Corporate Office Properties Trust and Subsidiaries

(Dollar and share information in thousands, except ratios and per share data)

	2004	2003	2002	2001	2000
Revenues
Revenues from real estate operations	$214,573	$174,423	$150,335	$121,663	$105,142
Construction contract and other service operations revenues (1)	28,903	31,740	4,677	4,901	—
Total revenues	243,476	206,163	155,012	126,564	105,142
Expenses
Property operating	63,053	51,699	43,929	35,413	30,162
Depreciation and other amortization associated with real estate operations	51,904	37,122	30,859	20,405	16,513
Construction contract and other service operations expenses (1)	26,996	30,933	4,981	5,391	—
General and administrative expenses	10,938	7,893	6,697	5,289	4,867
Total operating expenses	152,891	127,647	86,466	66,498	51,542
Operating income	90,585	78,516	68,546	60,066	53,600
Interest expense	(44,263)	(41,079)	(39,065)	(32,297)	(29,786)
Amortization of deferred financing costs	(2,431)	(2,767)	(2,501)	(2,031)	(1,535)
Income from continuing operations before (loss) gain on sales of real estate, equity in loss of unconsolidated entities, income taxes and minority interests	43,891	34,670	26,980	25,738	22,279
(Loss) gain on sales of real estate, excluding discontinued operations (2)	(150)	472	2,564	1,618	107
Equity in loss of unconsolidated entities	(88)	(98)	(402)	(84)	(310)
Income tax (expense) benefit (1)	(795)	169	347	409	—
Income from continuing operations before minority interests	42,858	35,213	29,489	27,681	22,076
Minority interests in income from continuing operations (1)	(5,826)	(6,759)	(7,461)	(8,555)	(7,976)
Income from continuing operations	37,032	28,454	22,028	19,126	14,100
Income from discontinued operations, net of minority interests (3)	—	2,423	1,273	970	1,034
Cumulative effect of accounting change, net of minority interests (4)	—	—	—	(174)	—
Net income	37,032	30,877	23,301	19,922	15,134
Preferred share dividends	(16,329)	(12,003)	(10,134)	(6,857)	(3,802)
Repurchase of preferred units in excess of recorded book value (5)	—	(11,224)	—	—	—
Issuance costs associated with redeemed preferred shares (6)	(1,813)	—	—	—	—
Net income available to common shareholders	$18,890	$7,650	$13,167	$13,065	$11,332
Basic earnings per common share
Income before discontinued operations and cumulative effect of accounting change	$0.57	$0.20	$0.53	$0.61	$0.55
Net income available to common shareholders	$0.57	$0.29	$0.59	$0.65	$0.60
Diluted earnings per common share
Income before discontinued operations and cumulative effect of accounting change	$0.54	$0.19	$0.51	$0.60	$0.54
Net income available to common shareholders	$0.54	$0.27	$0.56	$0.63	$0.59
Weighted average common shares outstanding – basic	33,173	26,659	22,472	20,099	18,818
Weighted average common shares outstanding – diluted	34,982	28,021	24,547	21,623	19,213

	2004	2003	2002	2001	2000
Balance Sheet Data (as of period end):
Investment in real estate	$1,544,501	$1,189,258	$1,042,955	$923,700	$751,587
Total assets	$1,732,026	$1,332,076	$1,138,721	$994,896	$794,837
Mortgage and other loans payable	$1,022,688	$738,698	$705,056	$573,327	$474,349
Total liabilities	$1,111,224	$801,899	$749,338	$626,193	$495,549
Minority interests	$98,878	$79,796	$100,886	$104,782	$105,560
Shareholders’ equity	$521,924	$450,381	$288,497	$263,921	$193,728
Other Financial Data (for the year ended):
Cash flows provided by (used in):
Operating activities	$84,494	$67,783	$62,242	$50,875	$35,026
Investing activities	$(263,792)	$(172,949)	$(128,571)	$(155,741)	$(73,256)
Financing activities	$183,638	$108,656	$65,680	$106,525	$40,835
Numerator for diluted EPS	$18,911	$7,650	$13,711	$13,573	$11,332
Diluted funds from operations (7)	$76,248	$61,268	$52,854	$43,001	$37,351
Diluted funds from operations per share (7)	$1.74	$1.56	$1.44	$1.28	$1.16
Cash dividends declared per common share	$0.98	$0.91	$0.86	$0.82	$0.78
Property Data (as of period end):
Number of properties owned (8)	145	119	110	98	83
Total rentable square feet owned (in thousands) (8)	11,978	10,033	8,942	7,801	6,473

(1)          Certain prior period amounts have been reclassified to conform with the current presentation.  These reclassifications did not affect consolidated net income or shareholders’ equity.

(2)          Reflects (loss) gain from sales of properties and unconsolidated real estate joint ventures not associated with discontinued operations.

(3)          Reflects income derived from one operating real estate property that we sold in 2003 (see Note 18 to our Consolidated Financial Statements).

(4)          Reflects loss recognized upon our adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

(5)          Reflects a decrease to net income available to common shareholders representing the excess of the repurchase price of the Series C Preferred Units in our Operating Partnership over the sum of the recorded book value of the units and the accrued and unpaid return to the unitholder.

(6)          Reflects a decrease to net income available to common shareholders pertaining to the original issuance costs of the Series B Preferred Shares of beneficial interest that was recognized upon redemption of the shares.

(7)          For definitions of diluted funds from operations per share and diluted funds from operations and reconciliations of these measures to their comparable measures under generally accepted accounting principles, you should refer to the section entitled “Funds from Operations” within the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(8)          Amounts reported for December 31, 2004 include two properties totaling 213,261 rentable square feet held through two joint ventures.  Amounts reported for December 31, 2003 include one property totaling 157,394 rentable square feet held through a joint venture.  Amounts reported for December 31, 2001 include two properties totaling 135,428 rentable square feet held through two joint ventures.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Corporate Office Properties Trust (“COPT”) and subsidiaries (collectively, the “Company”) is a real estate investment trust, or REIT, that focuses on the ownership, management, leasing, acquisition and development of suburban office properties.  We typically focus our operations geographically in select submarkets that are attractive to our tenant base and in which we believe we can establish a critical mass of square footage.  At December 31, 2004, all of our properties were located in the Mid-Atlantic region of the United States, although in accordance with our strategy of focusing on submarkets that are attractive to our tenants, we may seek to expand our operations outside of that region.  We conduct our real estate ownership activity through our operating partnership, Corporate Office Properties, L.P. (the “Operating Partnership”), for which we are the sole general partner.  The Operating Partnership owns real estate both directly and through subsidiary partnerships and limited liability companies.  The Operating Partnership also owns an entity through which we provide real estate-related services that include (1) property management, (2) construction and development management and (3) heating and air conditioning services and controls.  The number of operating properties in our portfolio totaled 145 as of December 31, 2004, 119 as of December 31, 2003 and 110 as of December 31, 2002.  Our growth in number of operating properties over that timeframe was achieved primarily through our acquisition and development of properties.

REITs were created by the United States Congress in order to provide large numbers of investors with the ability to make investments into entities that own large scale commercial real estate.  One of the unique aspects of a REIT is that the entity typically does not pay corporate income tax, provided that the entity distributes 100% of its REIT taxable income to its shareholders and meets a number of other strict requirements of the Internal Revenue Code of 1986, as amended (it is noteworthy that REITs are required to distribute only 90% of REIT taxable income to maintain their tax status as a REIT, although any differential between the 90% and 100% would be taxable).  Most of our revenues come from rents and property operating expense reimbursements earned from tenants leasing space in our properties.  Most of our expenses take the form of (1) property operating costs, such as real estate taxes, utilities and repairs and maintenance, (2) financing costs, such as interest and loan costs and (3) depreciation and amortization associated with our operating properties.  We also have revenues and expenses associated with our service operations, although since the operating margins from these operations are small relative to the revenue and since the gross revenue and costs often bear little relationship to the level of activity, we use the net of such revenues and expenses to evaluate their performance.

The attributes we look for in selecting submarkets include, among others, (1) proximity to large demand drivers, (2) strong demographics, (3) attractiveness to high quality tenants, including our existing tenants, (4) potential for growth and stability in economic down cycles and (5) future acquisition and development opportunities.  Once we select a submarket, our strategy generally involves establishing an initial presence by acquiring properties in that submarket and then increasing our ownership through future acquisitions and development until we own a significant portion of the rental space in that submarket of the same class as our properties.  Due to this strategy, we own much of the same-class office space in a number of the submarkets in which we own properties.  As of December 31, 2004, our primary submarkets were located in (1) the Baltimore/Washington Corridor (defined as the Maryland counties of Howard and Anne Arundel), (2) Northern Virginia (defined as Fairfax County, Virginia), (3) Northern Central New Jersey, (4) St. Mary’s & King George Counties (located in Maryland and Virginia, respectively), (5) Greater Philadelphia, Pennsylvania, (6) Greater Harrisburg, Pennsylvania and (7) Suburban Maryland (defined as the Maryland counties of Montgomery and Prince George’s).

Achieving optimal performance from our properties is crucial to our Company.  We evaluate the performance of our properties by focusing on changes in revenues from real estate operations and property operating expenses.  However, since we experienced significant growth in revenues from real estate operations and property operating expenses between 2002 and 2004, our growth in number of properties makes such revenue and expense growth misleading.  Therefore, we evaluate the changes in revenues from real estate operations and property operating expenses attributable to property additions and property sales separately from the changes attributable to properties that were owned and operational throughout any two periods being compared (these concepts are discussed further in the section entitled “Results of Operations”).  In addition to evaluating changes in the main components of revenues from these property groupings ((1) rental revenues and (2) tenant recoveries and other revenues), we consider the portion of any change in rental revenue from these properties that is attributable to (a) straight-line rental revenue adjustments and (b) amortization of origination value of leases on acquired properties; these revenue adjustments, which are discussed and defined in greater detail in Note 3 to the Consolidated Financial Statements, are important to us in evaluating changes in total rental revenue because such adjustments are not indicative of the cash revenue stream from those properties.

In order to maximize the revenue potential of our properties, we try to maintain high levels of occupancy; as a result, we consider occupancy rates to be an important measure of the productivity of our properties.  One way that we attempt to maximize occupancy rates is by renewing a high percentage of our existing tenants; accordingly, tenant renewal rates are important to us in monitoring our leasing activities and tenant relationships.  In managing the effect of our leasing activities on our financial position and future operating performance stability, we also monitor the timing of our lease maturities with the intent that the timing of such maturities not be highly concentrated in a given one-year or five-year period.

We focus on tenants that are large, financially sound entities with significant long-term space requirements.  A number of our tenants lease a significant portion or all of the space in individual properties, and in some cases these tenants lease space in a number of our properties.  We also pursue select acquisition opportunities involving properties in which certain of our existing tenants either lease or wish to lease space.  Through this strategy, our goal is to become a preferred landlord for such tenants.  As a result of this strategy, a significant portion of our revenues come from a highly concentrated number of tenants.  Since we rely on a relatively small number of tenants for such a large portion of our revenues, we closely monitor the concentration levels we have with our tenants, particularly our 20 largest tenants.  In addition, as we discuss below, a high concentration of our revenues is generated from tenants in the United States intelligence and defense industry (comprised of the United States Government and intelligence and defense contractors); we monitor this level of concentration from a business risk perspective.

Cash provided from operations is our primary source of cash for funding dividends and distributions, debt service on our loans and other working capital requirements.  A good place to start in evaluating our cash flow provided by operations is the line entitled “net cash provided by operating activities” on our Statements of Cash Flows.  We also believe that the amount that we incur on our operating properties for tenant and capital improvements and leasing costs are particularly useful in evaluating our cash flow from operations since these costs are required to operate our properties; we provide this information in the section entitled “Investing and financing activities during the year ended December 31, 2004.”  Since we are a REIT and therefore distribute 100% of our REIT taxable income in order to avoid paying income taxes, our dividends and distributions paid are also useful in determining how much cash we have available for other uses; however, it is noteworthy that we have historically paid dividends in excess of our REIT taxable income (see Note 17 to our Consolidated Financial Statements for further discussion of income taxes).

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

One aspect of how we manage our financing policy involves monitoring the relationship of certain measures of earnings to certain financing cost requirements; these relationships are known as coverage ratios.  One coverage ratio on which our financing policy focuses is fixed charge coverage ratio (defined as various measures of results of operations divided by the sum of (a) interest expense on continuing and discontinued operations, (b) dividends on preferred shares and (c) distributions on preferred units in our Operating Partnership not owned by us).  Coverage ratios such as fixed charge coverage ratio are important to us in evaluating whether our operations are sufficient to satisfy the cash flow requirements of our loans and equity holders, including minority interest holders.  Another aspect to our financing policy involves monitoring the relationship of our total variable-rate debt to our total assets; this is important to us in limiting the amount of our debt that is subject to future increases in interest rates.  We also closely monitor the timing of our debt maturities to ensure that the maximum maturities of debt in any year, both including and excluding our Revolving Credit Facility, do not exceed a defined percentage of total assets.

During 2004, we:

•                  experienced increased revenues, operating expenses and operating income due primarily to the addition of properties through acquisition and construction activities;

•                  experienced increased revenue from Same-Office Properties of $6.0 million, or 4%, and increased operating expenses from those properties of $3.8 million, or 8%;

•                  finished the year with occupancy for our portfolio of properties at 94.0%;

•                  renewed 71.4% of the square footage under leases expiring during the year;

•                  acquired 22 office properties and seven land parcels for $284.3 million; 50.3% of these acquisition costs represented properties located in Northern Virginia and 17 of these office properties represented our initial entry into the St. Mary’s and King George Counties region;

•                  placed into service three newly-constructed buildings totaling 300,691 square feet that were 90.3% leased at December 31, 2004;

•                  sold 5,033,600 common shares in registered underwritten public offerings for net proceeds of approximately $115.4 million;

•                  redeemed our Series B Preferred Shares of beneficial interest (the “Series B Preferred Shares”) for a redemption price of $31.3 million; and

•                  obtained a new $300.0 million Revolving Credit Facility which replaced our previous facility.

In this section, we discuss our results of operations for 2004 and 2003 and our financial condition at December 31, 2004.  This section includes discussions on, among other things:

•                  our results of operations and why various components of our Consolidated Statements of Operations changed from 2003 to 2004 and from 2002 to 2003;

•                  how we raised cash for acquisitions and other capital expenditures during 2004;

•                  our cash flows during 2004;

•                  how we expect to generate cash for short and long-term capital needs;

•                  our off-balance sheet arrangements in place that are reasonably likely to affect our financial condition, results of operations and liquidity;

•                  our commitments and contingencies;

•                  our accounting policies that require our most difficult, subjective or complex judgments and materially affect our reported operating performance or financial condition; and

•                  the computation of our Funds from Operations for 2000 through 2004.

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

•                  risks of real estate acquisition and development activities, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

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

Corporate Office Properties Trust and Subsidiaries

Operating Data Variance Analysis

(Dollars for this table are in thousands, except per share data)

	For the Years Ended December 31,				For the Years Ended December 31,
	2004	2003	Variance	% Change	2003	2002	Variance	% Change
Revenues
Rental revenue	$192,353	$153,048	$39,305	26%	$153,048	$134,421	$18,627	14%
Tenant recoveries and other real estate operations revenue	22,220	21,375	845	4%	21,375	15,914	5,461	34%
Construction contract revenues	25,018	28,865	(3,847)	(13)%	28,865	826	28,039	3395%
Other service operations revenues	3,885	2,875	1,010	35%	2,875	3,851	(976)	(25)%
Total revenues	243,476	206,163	37,313	18%	206,163	155,012	51,151	33%
Expenses
Property operating	63,053	51,699	11,354	22%	51,699	43,929	7,770	18%
Depreciation and other amortization associated with real estate operations	51,904	37,122	14,782	40%	37,122	30,859	6,263	20%
Construction contract expenses	23,733	27,483	(3,750)	(14)%	27,483	789	26,694	3383%
Other service operations expenses	3,263	3,450	(187)	(5)%	3,450	4,192	(742)	(18)%
General and administrative expense	10,938	7,893	3,045	39%	7,893	6,697	1,196	18%
Total operating expenses	152,891	127,647	25,244	20%	127,647	86,466	41,181	48%
Operating income	90,585	78,516	12,069	15%	78,516	68,546	9,970	15%
Interest expense	(44,263)	(41,079)	(3,184)	8%	(41,079)	(39,065)	(2,014)	5%
Amortization of deferred financing costs	(2,431)	(2,767)	336	(12)%	(2,767)	(2,501)	(266)	11%
(Loss) gain on sales of real estate, excluding discontinued operations	(150)	472	(622)	N/A	472	2,564	(2,092)	(82)%
Equity in loss of unconsolidated entities	(88)	(98)	10	(10)%	(98)	(402)	304	(76)%
Income tax (expense) benefit	(795)	169	(964)	N/A	169	347	(178)	(51)%
Income from continuing operations before minority interests	42,858	35,213	7,645	22%	35,213	29,489	5,724	19%
Minority interests in income from continuing operations	(5,826)	(6,759)	933	(14)%	(6,759)	(7,461)	702	(9)%
Income from discontinued operations, net	—	2,423	(2,423)	(100)%	2,423	1,273	1,150	90%
Net income	37,032	30,877	6,155	20%	30,877	23,301	7,576	33%
Preferred share dividends	(16,329)	(12,003)	(4,326)	36%	(12,003)	(10,134)	(1,869)	18%
Repurchase of preferred units in excess of recorded book value	—	(11,224)	11,224	(100)%	(11,224)	—	(11,224)	N/A
Issuance costs associated with redeemed preferred shares	(1,813)	—	(1,813)	N/A	—	—	—	N/A
Net income available to common shareholders	$18,890	$7,650	$11,240	147%	$7,650	$13,167	$(5,517)	(42)%
Basic earnings per common share
Income before discontinued operations	$0.57	$0.20	$0.37	185%	$0.20	$0.53	$(0.33)	(62)%
Net income available to common shareholders	$0.57	$0.29	$0.28	97%	$0.29	$0.59	$(0.30)	(51)%
Diluted earnings per common share
Income before discontinued operations	$0.54	$0.19	$0.35	184%	$0.19	$0.51	$(0.32)	(63)%
Net income available to common shareholders	$0.54	$0.27	$0.27	100%	$0.27	$0.56	$(0.29)	(52)%

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

Occupancy and leasing

Over the last three years, the United States economy suffered from an economic slowdown that we believe had an adverse effect on the office real estate leasing market.  Occupancy rates declined in most parts of the country, placing downward pressure on rental rates and increasing the competitive environment for attracting tenants.  We believe that the national trend was felt in each of our geographic regions, contributing towards decreased occupancy in our portfolio of properties from 96.1% on December 31, 2001, to 93.0% on December 31, 2002 to 91.2% on December 31, 2003.  We also experienced downward pressure on rental rates and increased competition for tenants in our properties.  In calendar year 2004, leasing activity in many of our regions increased and occupancy improved throughout the year.  We expect the increased leasing activity trend in these regions to continue into 2005, which we expect will improve occupancy levels in those regions and in our properties.  The table below sets forth certain occupancy and leasing information:

	December 31,
	2004	2003	2002
Occupancy for portfolio of properties	94.0%	91.2%	93.0%
Average contractual annual rental rate per square foot(1)	$20.32	$20.06	$18.87

(1)          Includes estimated expense reimbursements.

We were able to renew 71.4% of the square footage under leases expiring in 2004 and 75.7% of the square footage under leases expiring in 2003.  The December 31, 2004 occupancy and leasing information reflected in the table above includes the effects of properties acquired during 2004; these properties were 92.4% occupied as of December 31, 2004.  We believe that our leasing activities in many of the submarkets in which our properties are located have benefited from the expansion of the United States intelligence and defense industry since such submarkets are particularly attractive to that industry.

As we discussed above, we observed increased leasing activity in many of our submarkets in 2004.  However, since rental conditions in many of our regions continue to be affected by the economic downturn, we expect that the operating performance of our properties may be adversely affected as we attempt to lease vacant space and renew leases that are scheduled to expire.  Our exposure over the next year is reduced somewhat by the fact that only 9.8% of our annualized rental revenues from leases in place as of December 31, 2004 were from leases scheduled to expire by the end of 2005.  Looking longer term, the weighted average lease term for leases in place as of December 31, 2004 was 4.9 years and 61.2% of our annualized rental revenues on leases in place as of December 31, 2004 were from leases scheduled to expire by the end of 2009, with no more than 17% scheduled to expire in any one calendar year between 2005 and 2009.

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

Most of the leases with our largest tenant, the United States Government, provide for consecutive one-year terms or provide for early termination rights; all of the leasing statistics set forth above assume that the United States Government will remain in the space that they lease through the end of the respective arrangements, without ending consecutive one-year leases prematurely or exercising early termination rights.  We report the statistics in this manner since we manage our leasing activities using these same assumptions and believe these assumptions to be probable.  Please refer to the section entitled “Liquidity and Capital Resources” where we further discuss our leases with the United States Government and the underlying risks.

Geographic concentration of property operations

During 2003 and 2004, our operating property acquisitions included nine buildings in Northern Virginia, 17 in St. Mary’s and King George Counties (located in Maryland and Virginia, respectively), one each in the Baltimore/Washington Corridor and Suburban Maryland regions and one in Northern Baltimore County.  We also placed into operations two buildings in the Baltimore/Washington Corridor and one building each in the Northern Virginia and Suburban Maryland regions.  The table below sets forth the changes in the regional allocation of our portfolio annualized rental revenue occurring primarily as a result of these acquisition and development activities and changes in leasing activity:

	% of Portfolio Annualized Rental Revenue as of December 31,
Region	2004	2003	2002
Baltimore/Washington Corridor	48.7%	53.6%	54.4%
Northern Virginia	22.9%	19.8%	11.3%
Northern/Central New Jersey	7.7%	9.5%	11.5%
St. Mary’s and King George Counties	4.6%	N/A	N/A
Greater Philadelphia	4.5%	5.7%	6.5%
Harrisburg, Pennsylvania	3.8%	5.1%	6.2%
Suburban Maryland	3.8%	2.9%	6.1%
Other	4.0%	3.4%	4.0%
	100.0%	100.0%	100.0%

We expect that we will continue to focus much of our 2005 acquisition and development activities in the Northern Virginia and Baltimore/Washington Corridor regions.  We also expect in 2005 that we will have an increased focus on acquisition and development opportunities outside of our existing regions, typically to meet the anticipated needs of our existing and future tenants.

Concentration of leases with certain tenants

We experienced changes in our tenant base during 2004 due to acquisitions and leasing activity.  The following schedule lists our 20 largest tenants based on percentage of portfolio annualized rental revenue:

	Percentage of Portfolio Annualized Rental Revenue for 20 Largest Tenants as of December 31,
Tenant	2004	2003

United States of America	13.1%	14.8%
Booz Allen Hamilton, Inc.	5.4%	2.6%
Computer Sciences Corporation (1)	5.2%	6.3%
AT&T Corporation (1)	4.2%	5.2%
Titan Corporation (1)	3.9%	1.3%
General Dynamics Corporation	3.7%	3.3%
Northrop Grumman Corporation	3.6%	2.5%
Unisys (2)	3.4%	4.4%
Wachovia Bank	2.3%	N/A
The Aerospace Corporation	2.2%	1.9%
The Boeing Company (1)	1.8%	2.1%
Ciena Corporation	1.4%	2.2%
VeriSign, Inc.	1.4%	5.1%
Commonwealth of Pennsylvania (1)	1.3%	1.5%
PricewaterhouseCoopers LLP	1.3%	N/A
Magellan Health Services, Inc.	1.1%	1.8%
Johns Hopkins University (1)	1.1%	1.3%
Merck & Co., Inc. (2)	1.0%	1.3%
Carefirst, Inc. and Subsidiaries (1)	1.0%	1.2%
BAE Systems	1.0%	N/A
USinternetworking, Inc.	N/A	1.1%
Comcast Corporation	N/A	1.0%
Omniplex World Services	N/A	0.9%
Subtotal of 20 largest tenants	59.4%	61.8%
All remaining tenants	40.6%	38.2%
Total	100.0%	100.0%

(1)          Includes affiliated organizations and agencies.

(2)          Unisys subleases space to Merck and Co., Inc.; revenue from this subleased space is classified as Merck & Co., Inc. revenue.

As noted above, most of the leases with the United States Government provide for a series of one-year terms or provide for early termination rights.  The government may terminate its leases if, among other reasons, the United States Congress fails to provide funding.

Industry concentration of tenants

The percentage of our portfolio annualized rental revenue derived from the United States intelligence and defense industry increased each of the last three years.  One reason for this increase is the expansion of the industry in the Baltimore/Washington Corridor and Northern Virginia and, in particular, in our submarkets since the events of September 11, 2001.  Another reason for the increase is that certain of the properties we acquired in each of the last three years have leases with the United States Government and intelligence and defense contractors.  The table below sets forth the percentage of our annualized rental revenue derived from that industry and, by doing so, demonstrates our increasing concentration:

	% of Annualized
	Rental Revenue from United States Intelligence and Defense Industry of
	December 31,
	2004	2003	2002
Total Portfolio	46.8%	39.9%	37.6%
Baltimore/Washington Corridor	63.4%	57.4%	45.4%
Northern Virginia	50.3%	45.5%	81.8%
St. Mary’s and King George Counties	90.6%	N/A	N/A

We classify the revenue from our leases into industry groupings based solely on our knowledge of the tenants’ operations in leased space. Occasionally, classifications require subjective and complex judgments.  For example, we have a tenant that is considered by many to be in the computer industry; however, since the nature of that tenant’s operations in the space leased from us is focused on providing service to the United States Government’s defense department, we classify the revenue we earn from the lease as United States intelligence and defense industry revenue. We do not use independent sources such as Standard Industrial Classification codes for classifying our revenue into industry groupings and if we did, the resulting groupings would be materially different.

Revenues from real estate operations and property operating expenses

We typically view our changes in revenues from real estate operations and property operating expenses as being comprised of three main components:

•                  Changes attributable to the operations of properties owned and 100% operational throughout the two years being compared.  We define these as changes from “Same-Office Properties.”  For example, when comparing 2003 and 2004, Same-Office Properties would be properties owned and 100% operational from January 1, 2003 through December 31, 2004.  For further discussion of the concept of “operational,” you should refer to the section of Note 3 of the Consolidated Financial Statements entitled “Commercial Real Estate Properties.”

•                  Changes attributable to operating properties acquired during the two years being compared and newly-constructed properties that were placed into service and not 100% operational throughout the two years being compared.  We define these as changes from “Property Additions.”

•                  Changes attributable to properties sold during the two years being compared that are not reported as discontinued operations.  We define these as changes from “Sold Properties.”

The tables below sets forth the components of our changes in revenues from real estate operations and property operating expenses (dollars in thousands):

	Changes from 2003 to 2004
	Property Additions	Same-Office Properties		Sold Properties	Other	Total
	Dollar	Dollar	Percentage	Dollar	Dollar	Dollar
	Change (1)	Change	Change	Change (2)	Change (3)	Change
Revenues from real estate operations
Rental revenue	$34,400	$5,994	4%	$(623)	$(466)	$39,305
Tenant recoveries and other real estate operations revenue	1,402	26	0%	(89)	(494)	845
Total	$35,802	$6,020	4%	$(712)	$(960)	$40,150

Property operating expenses	$8,867	$3,806	8%	$(320)	$(999)	$11,354

Straight-line rental revenue adjustments included in rental revenue	$5,633	$(1,882)	N/A	$(12)	$(1)	$3,738
Amortization of origination value of leases on acquired properties included in rental revenue	$(1,131)	$245	N/A	$—	$—	$(886)

Number of operating properties included in component category	35	109	N/A	1	N/A	145

(1)          Includes 29 acquired properties and six newly-constructed properties.

(2)          Includes sold operating properties that are not reported as discontinued operations.

(3)          Includes, among other things, the effects of amounts eliminated in consolidation. Certain amounts eliminated in consolidation are attributable to the Property Additions and Same-Office Properties.

	Changes from 2002 to 2003
	Property Additions	Same-Office Properties		Sold Properties	Other	Total
	Dollar	Dollar	Percentage	Dollar	Dollar	Dollar
	Change (1)	Change	Change	Change (2)	Change	Change
Revenues from real estate operations
Rental revenue	$22,614	$(873)	(1)%	$(3,114)	$—	$18,627
Tenant recoveries and other real estate operations revenue	3,229	2,389	17%	(168)	11	5,461
Total	$25,843	$1,516	1%	$(3,282)	$11	$24,088

Property operating expenses	$6,811	$2,427	6%	$(1,312)	$(156)	$7,770

Straight-line rental revenue adjustments included in rental revenue	$1,141	$1,217	N/A	$(64)	$—	$2,294
Amortization of origination value of leases on acquired properties included in rental revenue	$(306)	$(219)	N/A	$—	$—	$(525)

Number of operating properties included in component category	25	93	N/A	2	N/A	120

(1)          Includes 17 acquired properties and eight newly-constructed properties.

(2)          Includes sold operating properties that are not reported as discontinued operations.

As the tables above indicate, our total increase in revenues from real estate operations and property operating expenses was attributable primarily to the Property Additions.  However, the total revenues from the Property Additions were offset somewhat by property vacancies and the slow lease-up of newly-constructed buildings, conditions that we believe were attributable to the economic slowdown.  The increase in rental revenue of the Property Additions from 2003 to 2004 includes $5.3 million that was attributable to net revenue from the early termination of leases; most of this increase was attributable to one lease termination transaction.  To explain further the concept of net revenue from the early termination of leases, when tenants terminate their lease obligations prior to the end of the agreed lease terms, they typically pay fees to break these obligations.  We recognize such fees as revenue and write off against such revenue any (1) deferred rents receivable and (2) deferred revenue and deferred assets that are amortizable into rental revenue associated with the leases; the resulting net amount is the net revenue from the early termination of the leases (see the section entitled “Revenue Recognition” in Note 3 to our Consolidated Financial Statements).

Rental revenue reported herein included net revenue from the early termination of leases of $9.9 million for 2004, $4.7 million for 2003 and $6.2 million for 2002.  While early lease terminations are not unusual and can be unpredictable, we believe that the revenue we recognized from such terminations in 2004 was higher than we can expect to recognize in future years.

The increase in rental revenue from the Same-Office Properties from 2003 to 2004 was attributable primarily to an increase in occupancy and rental rates between the two periods, including $2.8 million relating to one property.

The decrease in rental revenue from the Same-Office Properties from 2002 to 2003 included the following:

•                  decrease of $2.3 million in net revenue from the early termination of leases; and

•                  increase of $965,000 in connection with three properties that experienced significant changes in occupancy between the two periods.

Tenant recoveries and other revenue from the Same-Office Properties increased from 2002 to 2003 due primarily to the increase in property operating expenses described below.

The increase in the Same-Office Properties’ property operating expenses from 2003 to 2004 included the following:

•                  increase of $1.7 million, or 42.1%, in property labor costs due primarily to an increase in billable rates of repair and maintenance employees as well as higher than normal hours during the earlier portion of 2004 for projects undertaken at certain properties; $609,000 of this increase was attributable to a building that was staffed with employees throughout 2004 but not staffed for most of 2003.  Since the increase in billable rates of repairs and maintenance employees contributed to additional profit in our service operations prior to eliminations recorded in consolidation, a significant portion of the increase in our property labor costs was eliminated in consolidation;

•                  increase of $819,000, or 12.8%, in cleaning expenses due primarily to cleaning costs required in the current period at properties that had increased occupancy over the prior period;

•                  increase of $661,000, or 54.8%, in general administrative costs allocable to property operations due primarily to an increase in asset management and legal staffing over the prior period;

•                  increase of $574,000, or 5.9%, in real estate taxes due primarily to an increase in the assessed value of many of our properties.  This increasing trend was present across all of our regions.  While we continue to monitor the reasonableness of the increase in the assessed value of our properties in determining whether appeals are necessary, we expect that this increasing trend will continue.  We also expect that the rates used by state and local municipalities to assess real estate taxes on our properties may increase in the future in response to budgetary shortfalls in those municipalities;

•                  increase of $410,000, or 17.7%, in heating and air conditioning repairs and maintenance, most of which was attributable to a project undertaken at one of our buildings; a tenant in this building was reimbursing us for these costs through its tenant recovery billings;

•                  decrease of $1.2 million, or 49.2%, in snow removal due to higher snowfall in the prior period; and

•                  decrease of $424,000, or 85.4%, in expense associated with doubtful or uncollectible receivables. Most of this decrease was attributable to a large expense associated with two tenants in the prior period coupled with much lower expense in the current period.

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

Construction contract and other service revenues and expenses

	Changes from 2003 to 2004			Changes from 2002 to 2003
	Construction	Other service		Construction	Other service
	contract dollar	operations dollar	Total dollar	contract dollar	operations dollar	Total dollar
	change	change	change	change	change	change
Service operations
Revenues	$(3,847)	$1,010	$(2,837)	$28,039	$(976)	$27,063
Expenses	(3,750)	(187)	(3,937)	26,694	(742)	25,952
Income from service operations	$(97)	$1,197	$1,100	$1,345	$(234)	$1,111

The increase in income from other service operations from 2003 to 2004 can be attributed primarily to a $662,000 increase in income from the heating and air conditioning services and controls division.  The improvement in income from the heating and air conditioning services and controls division was attributable primarily to increased time and materials billing activity from its service contract and controls product lines.  Much of this activity was attributable to several large contracts; once these contracts are complete, additional contracts will need to be obtained to continue to maintain the activity level.  As a result, there is a high level of uncertainty over whether the improvement in income from the division is a trend that will continue.

The increase in income from construction contracts from 2002 to 2003 reflects the significant increase in volume of services and the change in profit margins associated with certain of these contracts.  The division’s $1.4 million gross profit included $1.0 million earned from three contracts, including $676,000 from one contract; it is also noteworthy that a significant portion of the gross profit, including the most profitable contract, was earned from one customer.

Depreciation and amortization

Of the $14.8 million increase in our depreciation and other amortization expense from 2003 to 2004, $13.4 million was attributable to the Property Additions, which included $3.2 million recorded in connection with one lease termination transaction.  Of the $6.3 million increase in our depreciation and other amortization expense from 2002 to 2003, $6.2 million was attributable to the Property Additions.

General and administrative expenses

General and administrative expenses increased $3.0 million, or 39%, from 2003 to 2004.  This increase included the following:

•                  an increase of $1.7 million in compensation expense due primarily to additional employee positions, increased expenses associated with share based compensation and increased salaries for existing employees;

•                  an increase of $641,000 in consulting expense which included, among other things, our Sarbanes-Oxley Section 404 preparation and increased external audit fees relating thereto;

•                  an increase of $175,000 for marketing and investor relations activity due to an increase in such activity; and

•                  an increase of $121,000 in trustees’ and officers’ insurance costs due to additional coverage and higher rates.

General and administrative expenses increased $1.2 million, or 18%, from 2002 to 2003, which included an increase of $709,000 associated with common share awards to employees due primarily to more of these awards vesting in 2003.

Interest expense and amortization of deferred financing costs

Our interest expense and amortization of deferred financing costs increased 6.5% from 2003 to 2004 due primarily to an 18% increase in our average outstanding debt balance resulting from our 2003 and 2004 acquisition and development activities, offset by the effects of (1) an increase in the amount of interest capitalized to construction and development projects due to increased construction and pre-construction activity and (2) a decrease in our weighted average interest rates from 5.9% to 5.7%.  Our interest expense and amortization of deferred financing costs increased 5.5% from 2002 to 2003 due primarily to a 15% increase in our average outstanding debt balance resulting from our 2002 and 2003 acquisition and development activities, offset by a decrease in our weighted average interest rates from 6.5% to 5.9%.  Interest rates available from lenders on fixed and variable-rate loans decreased from 2002 through early

2004.  The decreasing interest rate environment contributed to the decrease in our weighted average interest rates by reducing the amount of interest expense we paid on variable-rate debt and enabling us to refinance certain variable and fixed-rate debt with lower interest rate fixed-rate debt.

As of December 31, 2004, 72.2% of our mortgage and other loans payable balance carried fixed interest rates and 94.9% of our fixed-rate loans were scheduled to mature after 2005; for a more comprehensive presentation of our fixed-rate loan maturities, please refer to the section entitled “Quantitative and Qualitative Disclosures About Market Risk.”

(Loss) gain on sales of real estate, excluding sales classified as discontinued operations

In 2004, we recognized a $245,000 decrease to a gain recognized on a prior-year disposition of an investment in a real estate joint venture as a result in a change in the settlement negotiated between our joint venture partner and us.  In 2003, we recognized a $376,000 gain on the sale of two land parcels.  In 2002, we recognized a $1.2 million gain on the disposition of investments in two real estate joint ventures and a $1.4 million gain on three land parcel sales.  Gain on sales of real estate for all three years presented also includes amortized gain from a building sale that occurred in 2002.

We generally do not acquire properties with the intent of selling them.  We generally attempt to sell a property when we believe that most of the earnings growth potential in that property has been realized or determine that the property no longer fits within our strategic plans due to its type and/or location.  Since our real estate sales activity is driven by transactions unrelated to our core operations, our gain on sales of real estate is subject to material fluctuation from period to period.

Minority interests

Interests in our Operating Partnership are in the form of preferred and common units.  The line entitled “minority interests in income from continuing operations” on our Consolidated Statements of Operations includes primarily income before minority interests and discontinued operations allocated to preferred and common units not owned by us; for the amount of this line attributable to preferred units versus common units, you should refer to our Consolidated Statements of Operations.  Income is allocated to minority interest preferred unitholders equal to the priority return from the Operating Partnership to which they are entitled.  Income is allocated to minority interest common unitholders based on the income earned by the Operating Partnership after allocation to preferred unitholders multiplied by the percentage of the common units in the Operating Partnership owned by those common unitholders.

As of December 31, 2004, we owned 95% of the outstanding preferred units and approximately 80% of the outstanding common units.  Changes in the percentage of the Operating Partnership owned by minority interests during the last three years included the following:

•                  the issuance of additional units to us as we issued new preferred shares and common shares during 2002 through 2004 due to the fact that we receive preferred units and common units in the Operating Partnership each time we issue preferred shares and common shares;

•                  the exchange of common units for our common shares by certain minority interest holders of common units;

•                  our repurchase of the Series C Preferred Units from third parties in June 2003 (as discussed in the section below entitled “Adjustments to net income to arrive at net income available to common shareholders”);

•                  the conversion of the Series D Preferred Shares of beneficial interest (the “Series D Preferred Shares”)(as discussed in Note 11 to the Consolidated Financial Statements);

•                  our redemption of the Series B Preferred Shares in July 2004 (as discussed in Note 11 to the Consolidated Financial Statements); and

•                  our issuance of the Series I Preferred Units to a third party in September 2004 (as discussed in Note 3 to the Consolidated Financial Statements).

Our income allocated to minority interest holders of preferred units decreased due to our repurchase of the Series C Preferred Units, offset slightly by the issuance of the Series I Preferred Units.  Our changes in income allocated to minority interest holders of common units included the following:

•                  decrease attributable to our increasing ownership of common units and preferred units; and

•                  increase due to an increase in the Operating Partnership’s income from continuing operations before minority interests.

Income from discontinued operations

Income from discontinued operations is composed entirely of one operating office property that we sold in March 2003.  Income from discontinued operations increased from 2002 to 2003 because 2003 included a $3.0 million gain before minority interests from the sale of the property.  See Note 18 to the Consolidated Financial Statements for a summary of income from discontinued operations.

Adjustments to net income to arrive at net income available to common shareholders

We completed the sale of two series of preferred shares in 2003.  On February 11, 2004, the holder of our Series D Preferred Shares exercised its right to cause us to convert the shares into 1,196,800 common shares.  Preferred share dividends increased due to the dividend requirements of the two new series of preferred shares issued in 2003.  This increase was offset somewhat by the decrease caused by the redemption of the Series B Preferred Shares and conversion of the Series D Preferred Shares in 2004.

During 2004, we recognized a $1.8 million decrease to net income available to common shareholders pertaining to the original issuance costs incurred on the Series B Preferred Shares.  We redeemed these shares in July 2004 for a redemption price of $31.3 million.

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

Diluted earnings per common share

Diluted earnings per common share on net income available to common shareholders increased from 2003 to 2004 due primarily to the $11.2 million decrease to net income available to common shareholders in 2003 representing the excess of the repurchase price of the Series C Preferred Units over the sum of the recorded book value of the units and the accrued and unpaid return to the unitholder.  This increase was offset somewhat by the issuance costs associated with the redeemed Series B Preferred Shares and the increased common shares outstanding due to common share issuances in 2003 and 2004.  Diluted earnings per common share decreased from 2002 to 2003 due primarily to the decrease to net income available to common shareholders resulting from the repurchase of the Series C Preferred Units, offset by the net effect of the other items discussed above.

Liquidity and Capital Resources

In our discussion of liquidity and capital resources set forth below, we describe certain of the risks and uncertainties relating to our business; however, they may not be the only ones that we face.

Cash and cash equivalents

Our cash and cash equivalents balance as of December 31, 2004 totaled $13.8 million, an increase of 46% from the balance as of December 31, 2003.  The balance of cash and cash equivalents that we carried as of the end of the eight calendar quarters during the two years ended December 31, 2004 ranged from $6.3 million to $13.8 million and averaged $10.0 million.  The cash and cash equivalents balances that we carry as of a point in time can vary significantly due in part to the inherent variability of the cash needs of our acquisition and development activities.  We maintain sufficient cash and cash equivalents to meet our operating cash requirements and short term investing and financing cash requirements.  When we determine that the amount of cash and cash equivalents on hand is more than we need to meet such requirements, we may pay down our Revolving Credit Facility or forgo borrowing under construction loan credit facilities to fund development activities.

Operating activities

We generate most of our cash from the operations of our properties.  A review of our Statements of Operations indicates that over the last three years, 29% to 30% of our revenues from real estate operations (defined as the sum of (1) rental revenue and (2) tenant recoveries and other real estate operations revenue) were used for property operating expenses.  Most of the amount by which our revenues from real estate operations exceeded property operating expenses was cash flow; we applied most of this cash flow towards interest expense, scheduled principal amortization on mortgage loans, dividends to our shareholders, distributions to minority interest holders of preferred and common units in the Operating Partnership, capital improvements and leasing costs for our operating properties and general and administrative expenses.

Our cash flow from operations determined in accordance with GAAP increased $16.7 million, or 25%, from 2003 to 2004; this increase is attributable primarily to the additional cash flow from operations generated by our newly-acquired and newly-constructed properties.  We expect to continue to use cash flow provided by operations to meet our short-term capital needs, including all property operating expenses, general and administrative expenses, interest expense, scheduled principal amortization of mortgage loans, dividend and distributions and capital improvements and leasing costs.  We do not anticipate borrowing to meet these requirements.  Factors that could negatively affect our ability to generate cash flow from operations in the future include the following:

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

•                  When leases for our properties expire, our tenants may not renew or may renew on terms less favorable to us than the terms of their original leases.  If a tenant leaves, we can expect to experience a vacancy for some period of time as well as higher tenant improvement and leasing costs than if a tenant renews. As a result, our financial performance could be adversely affected if we experience a high volume of tenant departures at the end of their lease terms.

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

•                  Since all of our properties are currently located in the Mid-Atlantic region of the United States and are also typically concentrated in office parks in which we own most of the properties, we do not have a broad geographic distribution of our properties.  While we may in the future pursue selective acquisitions outside of the Mid-Atlantic region, we expect to continue to have a geographic concentration in that region.  As a result, a decline in the real estate market or general economic conditions in the Mid-Atlantic region, the Baltimore/Washington Corridor, Northern Virginia or the office parks in which our properties are located could have an adverse effect on our financial position, results of operations and cash flows.

•                  As noted above in the section entitled “Results of Operations,” we believe that the economic slowdown in the United States over the last three years adversely affected occupancy rates in the Mid-Atlantic region and our properties and, in turn, led to downward pressure on rental rates. Lower occupancy rates and the resulting increased competition for tenants in our operating regions placed downward pressure on rental rates in most of these regions, a trend that we believe may affect us further as we attempt to lease vacant space and renew leases scheduled to expire on occupied space. As a result, we may have difficulty leasing both existing vacant space and space associated with future lease expirations at rental rates that are sufficient to meet our short term capital needs, which could negatively affect our financial position, results of operations and cash flows.

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

•                  Our portfolio of properties is insured for losses under our property, casualty and umbrella insurance policies through September 2005.  These policies include coverage for acts of terrorism.  Although we believe that we adequately insure our properties, we are subject to the risk that our insurance may not cover all of the costs to restore properties damaged by a fire or other catastrophic event.  In addition, due largely to the terrorist attacks on September 11, 2001, the insurance industry changed its risk assessment approach and cost structure.  Continuing changes in the insurance industry may increase the cost of insuring our properties and decrease the scope of insurance coverage, either of which could adversely affect our financial position and operating results.

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

Investing and financing activities during the year ended December 31, 2004

During 2004, we acquired 22 office properties totaling 1.6 million square feet and seven parcels of land for $284.3 million.  These acquisitions were financed using the following:

•                  $160.3 million from borrowings of new and assumed mortgage loans;

•                  $104.3 million in borrowings from our Revolving Credit Facility;

•                  $8.8 million from preferred units in the Operating Partnership issued;

•                  $4.0 million from common share sale proceeds; and

•                  cash reserves for the balance.

During 2004, we placed into service three newly-constructed buildings totaling 300,691 square feet.  These buildings were 90.3% leased at December 31, 2004.  Costs incurred on these properties through December 31, 2004 totaled $54.9 million, $32.3 million of which was incurred in 2004.  We financed the 2004 costs using $8.9 million in borrowings under construction loan facilities and most of the balance using borrowings under our Revolving Credit Facility.

At December 31, 2004, we had construction activities underway on seven office properties totaling 907,119 square feet that were 36.5% pre-leased.  Costs incurred on these properties through December 31, 2004 totaled $67.8 million, of which $48.5 million were incurred in 2004.  We have construction loan facilities in place totaling $63.0 million to finance the construction of three of these properties; borrowings under these facilities totaled $23.3 million at December 31, 2004.  The remaining costs were funded using borrowings from our Revolving Credit Facility and cash reserves.

The table below sets forth the major components of our 2004 additions to investment in real estate, excluding additions related to the consolidation of real estate joint ventures in connection with our adoption of FIN 46(R), which is described below (in thousands):

Acquisitions (1)	$260,023
Construction and development	93,401
Tenant improvements on operating properties (2)	14,067
Capital improvements on operating properties	10,349
$377,840

(1)          Excludes intangible assets and deferred revenues recorded in connection with acquisitions.

(2)          Tenant improvement costs incurred on newly-constructed properties are classified in this table as construction and development.

Our investment in unconsolidated real estate joint ventures decreased $4.1 million due to our consolidation as of March 31, 2004 of Gateway 70 LLC, MOR Forbes 2 LLC and MOR Montpelier 3 LLC in conjunction with our adoption of Financial Accounting Standards Board’s Interpretation No. 46(R), “Consolidation of Variable Interest

Entities” (“FIN 46(R)”) for those joint venture investments.  For additional information regarding our investments in unconsolidated real estate joint ventures, refer to the section below entitled “Off-Balance Sheet Arrangements” and Note 5 to our Consolidated Financial Statements.

On March 10, 2004, we obtained a new Revolving Credit Facility with a number of lenders led by Wachovia Bank, National Association.  We used proceeds from our initial borrowing under this facility to (1) repay the $27.8 million balance that was outstanding under our since-terminated Revolving Credit Facility with Bankers Trust Company and (2) refinance $95.2 million in other mortgage loans.

During 2004, we borrowed $307.7 million under mortgages and other loans, excluding our Revolving Credit Facility; the proceeds from these borrowings were used as follows:

•                  $160.3 million to finance acquisitions;

•                  $64.0 million to pay down our Revolving Credit Facility;

•                  $43.5 million to refinance existing debt;

•                  $28.9 million to finance construction activities; and

•                  the balance to fund cash reserves.

On April 23, 2004, we sold 2,750,000 common shares in a registered underwritten public offering at a net price of $21.243 per share.  We contributed the net proceeds totaling $58.2 million to our Operating Partnership in exchange for 2,750,000 common units.  We initially used the proceeds to pay down our Revolving Credit Facility.  We re-borrowed most of the amount by which the Revolving Credit Facility was paid down to (1) prepay a $26.0 million mortgage in June 2004 and (2) redeem for $31.3 million our Series B Preferred Shares in July 2004.

On September 28, 2004, we sold 2,283,600 common shares in a registered underwritten public offering at a net price of $25.10 per share.  We contributed the net proceeds totaling $57.2 million to our Operating Partnership in exchange for 2,283,600 common units.  The proceeds were used to pay down our Revolving Credit Facility.

Analysis of cash flow associated with investing and financing activities

Our net cash flow used in investing activities increased $90.8 million from 2003 to 2004.  This increase was due primarily to the following:

•                  $55.1 million increase in purchases of and additions to commercial real estate; this increase is due primarily to an increase in property acquisitions.  Our ability to locate and complete acquisitions is dependent on numerous variables and, as a result, is inherently subject to significant fluctuation from period to period.  While we expect to continue to acquire properties in the future, we are unable to predict whether the increasing acquisition volume is a trend that will continue; and

•                  $40.2 million decrease in proceeds from sales of properties.  We generally do not acquire properties with the intent of selling them.  We generally attempt to sell a property when we believe that most of the earnings growth potential in that property has been realized, or determine that the property no longer fits within our strategic plans due to its type and/or location.  Since our real estate sales activity is driven by transactions unrelated to our core operations, our proceeds from sales of properties are subject to material fluctuation from period to period and, therefore, we do not believe that the change described above is necessarily indicative of a trend.

Our cash flow provided by financing activities increased $75.0 million from 2003 to 2004.  This increase included the following:

•                  $302.9 million increase in proceeds from mortgage and other loans payable; this increase is due primarily to the following:

•                  borrowings under our new Revolving Credit Facility that were used to fund our loan refinancings and repayment of the since terminated Revolving Credit Facility with Bankers Trust Company and property acquisitions; and

•                  borrowing under a $115.0 million loan with Teachers Insurance and Annuity Association of America (“TIAA”) that was used primarily to pay down the Revolving Credit Facility and refinance other existing debt.

•                  $150.5 million increase in repayments of mortgage and other loans payable; this increase is attributable primarily to the additional repayments of existing loans using borrowings under our new Revolving Credit Facility and the new loan with TIAA described above;

•                  $60.5 million decrease in common and preferred shares issuances completed;

•                  $35.6 million in cash used to repurchase the Series C Preferred Units in the Operating Partnership in 2003; this occurred as a result of a specific transaction that will not recur on an ongoing basis;

•                  $31.3 million in cash used to redeem the Series B Preferred Shares in 2004.  We may use cash in the future to redeem outstanding series of preferred shares once they become redeemable.  None of our preferred shares are redeemable before July 2006; and

•                  $12.1 million increase in dividends and distributions paid due to (1) the increase of common and preferred shares outstanding following share issuances in the last nine months of 2003 and the first nine months of 2004, net of the decrease in preferred shares outstanding relating to the redemption of the Series B Preferred Shares and the conversion of the Series D Preferred Shares and (2) an increased dividend rate on common shares and common units.

Off-Balance Sheet arrangements

Some of our real estate investments are owned through joint ventures.  We use joint ventures from time to time for reasons that include the following: (1) they can provide a facility to access new markets and investment opportunities while enabling us to benefit from the expertise of our partners, (2) they are an alternative source for raising capital to put towards acquisition or development activities and (3) they can reduce our exposure to risks associated with a property and its activities.  Each of our real estate joint ventures has a two-member management committee that is responsible for making major decisions (as defined in the joint venture agreement), and we control one of the management committee positions in each case.  All of our real estate joint venture investments owned during 2004 can be classified into one of the three categories described below:

•                  Externally-managed construction joint ventures (the “Externally-Managed JVs”).  These joint ventures construct buildings to either be sold to third parties or purchased by us.  Our partners in all of these joint ventures are controlled by a company that owns, manages, leases and develops properties in the Baltimore/Washington Corridor; that company also serves as the project manager for all of these joint ventures.  During 2004, we were invested in three of these joint ventures; we accounted for these investments using the equity method of accounting until March 31, 2004, at which point we began to use the consolidation method of accounting in connection with our adoption of FIN 46(R)(see Note 2 to the Consolidated Financial Statements).  These joint ventures enable us to make use of the expertise of our partner; the use of the joint venture structures provides further leverage to us both from a financing and risk perspective.  We generally guarantee the repayment of construction loans for these projects in amounts proportional to our ownership percentage.  In addition, we are obligated to acquire our partners’ membership interest in each of the joint ventures if defined events were to occur.  The amount we would be required to pay for those membership interests is computed based on the amount that the owners of those interests would receive under the joint venture agreements in the event that office properties owned by the respective joint ventures were sold for a capitalized fair value (as defined in the agreements) on a defined date.  We estimate the aggregate amount we would need to pay for our partners’ membership interests in these joint ventures to be $2.1 million; however, since the determination of this amount is dependent on the operations of the office properties and none of these properties are both completed and occupied, this estimate is preliminary and could be materially different from the actual obligation.

•                  Construction joint ventures managed by us (the “Internally-Managed JV”).  During 2004, we had one investment in an Internally-Managed JV until we acquired for $4.9 million the interest of our joint venture partner on September 10, 2004.  We accounted for this investment using the financing method of accounting until March 31, 2004, at which point we began to use the consolidation method of accounting in connection with our adoption of FIN 46(R) (see Note 2 to the Consolidated Financial Statements).  Our partner in the project owned a majority of the joint venture and we served as the project manager.  The primary purpose behind the use of the joint venture was to enable us to leverage most of the equity requirements and reduce the construction and development risk to us.  We served as the sole guarantor for repayment of the construction loan for the project.  We also earned construction, property management and guaranty fees from the joint venture.  The Internally-Managed JV in which we invested during 2004 had provisions making us solely responsible for funding defined additional investments in the joint venture to the extent that costs to complete construction exceed amounts funded by member investments previously made and the existing construction loan, although no such additional investments were ultimately required.

•                  Operating joint ventures to which we contribute an office property to partially dispose of our interest (the “Disposition JV”). During 2004, we owned one investment in a Disposition JV to which we previously contributed an office property in exchange for cash and a 20% interest in the joint venture.  This Disposition JV enabled us to dispose of most of our investment in a property that we believe realized most of its earnings growth potential.  We manage the joint venture’s property operations and any required construction projects and earn fees for these services.  Our joint venture partner has preference in receiving distributions of cash flows for a defined return; once our partner receives its defined return, we are entitled to receive distributions for a defined return and, once we receive that return, remaining distributions of cash flows are allocated based on percentages defined in the joint venture agreement.

The table below sets forth certain additional information regarding these categories of real estate joint ventures for the period of time that such joint ventures were not consolidated (in thousands):

				Fees	Balance of	Obligation to
		Net cash		Earned	Debt	Unilaterally
	Investment	outflow	Loss from	from	Guaranteed	Fund Additional
	Balances	to Category	Category	Category	by Us at	Project Costs
Category of Real Estate Joint Venture	at 12/31/04	in 2004	in 2004	in 2004 (1)	12/31/2004 (2)	(if necessary)(3)
Externally-Managed JVs	$—	$(515)	$(88)	$—	$—	$—
Disposition JV	1,201	(146)	—	183	—	420
Internally-Managed JVs	—	—	—	36	—	—
	$1,201	$(661)	$(88)	$219	$—	$420

(1)          Fees earned by us for construction, asset management and property management services provided to joint ventures.

(2)          Excludes debt guaranteed by us for an externally-managed JV that is accounted for using the consolidation method of accounting.

(3)          Amounts reported in this column represent additional investments we could be required to fund on a unilateral basis.  We are also required to unilaterally fund leasing commissions incurred, if any, above a market rate specified in the joint venture agreement for the Disposition JV.  We and our partners are also required to fund proportionally (based on our ownership percentage) additional amounts when needed by the Externally-Managed JVs and Disposition JV.  Since the additional fundings described in this footnote are uncertain in dollar amount and we do not expect that they will be necessary, they are not included in the table.

You should refer to Notes 5 and 19 for additional information pertaining to our investments in unconsolidated real estate joint ventures.

On April 26, 2004, we sold for $9.6 million a land parcel in Columbia, Maryland and a land parcel in Linthicum, Maryland.  We issued to the buyer a $5.6 million mortgage loan bearing interest at 5.5% and a maturity date of July 2005; the balance of the acquisition was in the form of cash from the buyer.  Upon completion of the sale, we entered into an agreement with the buyer to lease the land parcels for an aggregate monthly payment of $10,000 from July 1, 2004 until April 30, 2005, at which time the rent reduces to $1,000 per month until 2079.  The buyer in this transaction had an option to contribute the two land parcels into our Operating Partnership between January 1, 2005 and February 28, 2005 in exchange for extinguishment of the $5.6 million mortgage loan with us and $4.0 million in common units in our Operating Partnership; the buyer in the transaction exercised its option in February 2005 and, as a result, the debt from us will be extinguished and it will receive 154,440 units in the Operating Partnership in March 2005.  We accounted for this transaction using the financing method of accounting; as a result, the transaction was not recorded as a sale and the $4.0 million in net proceeds received from the buyer is included in other liabilities on our consolidated balance sheet as of December 31, 2004.

We had no other material off-balance sheet arrangements during 2004.

Analysis of indebtedness

The timing and nature (fixed-rate versus variable-rate) of the scheduled maturities on our debt are discussed in the section entitled “Quantitative and Qualitative Disclosures about Market Risk.”

We often use our Revolving Credit Facility initially to finance much of our investing and financing activities.  We then pay down our Revolving Credit Facility using proceeds from long-term borrowings collateralized by our properties as attractive financing conditions arise and equity issuances as attractive equity market conditions arise.  Our Revolving Credit Facility from the beginning of the periods reported herein until March 10, 2004 was with Bankers Trust Company.  However, on March 10, 2004, we obtained a new Revolving Credit Facility with a group of lenders headed by Wachovia Bank, National Association.  The maximum principal under the new Revolving Credit Facility with Wachovia Bank, National Association is $300.0 million, with amounts available generally being computed based on 60% of the unencumbered asset pool value.  Based on assets encumbered, the full $300.0 million was available as of March 15, 2005, $63.4 million of which was unused.

Certain of our mortgage loans require that we comply with a number of restrictive financial covenants, including leverage ratio, adjusted consolidated net worth, minimum property interest coverage, minimum property hedged interest coverage, minimum consolidated interest coverage, minimum fixed charge coverage, minimum debt service coverage, maximum consolidated unhedged floating rate debt and maximum consolidated total indebtedness.  As of December 31, 2004, we were in compliance with these financial covenants.

Contractual obligations

The following table summarizes our contractual obligations as of December 31, 2004 (in thousands):

	For the Years Ended December 31,
	2005	2006 to 2007	2008 to 2009	Thereafter	Total

Contractual obligations (1)(2)
Mortgage loans payable (3)	$60,026	$428,139	$215,772	$317,182	$1,021,119
Acquisitions of properties (4)	9,816	2,000	—	4,000	15,816
New construction and development contracts and obligations (5)(6)	54,711	—	—	—	54,711
Third-party construction and development contracts (6)(7)	56,723	—	—	—	56,723
Capital expenditures for operating properties (6)(8)	10,523	—	—	—	10,523
Operating leases (9)	1,006	897	191	837	2,931
Capital lease obligations (9)	18	—	—	—	18
Other purchase obligations (9)	687	1,045	835	1,822	4,389
Total contractual cash obligations	$193,510	$432,081	$216,798	$323,841	$1,166,230

(1)          The contractual obligations set forth in this table generally exclude individual contracts that had a value of less than $20 thousand.  Also excluded are contracts associated with the operations of our properties that may be terminated with notice of one month or less, which is the arrangement that applies to most of our property operations contracts.

(2)          Not included in this section are amounts contingently payable by us to acquire the membership interests of certain real estate joint venture partners.  See the section entitled “Off Balance Sheet Arrangements” for further discussion of such amounts.

(3)          Represents principal maturities only and therefore excludes net premiums and discounts of $1.6 million.  Our loan maturities in 2005 include $41.5 million that we expect to refinance; the balance of the 2005 maturities represent scheduled principal amortization payments that we expect to pay using cash flow from operations.

(4)          Represents contractual obligations at December 31, 2004 to purchase a land parcel in Linthicum, Maryland and a leasehold interest in a property located in Washington County, Maryland. We expect to acquire these properties in 2005 using borrowings under the Revolving Credit Facility.  A $4.0 million final payment of the acquisition cost of the leasehold interest included in the “Thereafter” column could be reduced by a range of $750,000 to the full $4.0 million; the amount of such decrease will be determined based on defined levels of job creation resulting from the future development of the property taking place.

(5)          Represents contractual obligations pertaining to new construction and development activities.  We expect to finance these costs primarily using proceeds from our Revolving Credit Facility and construction loans.

(6)          Because of the long-term nature of certain construction and development contracts, some of these costs will be incurred beyond 2005.

(7)          Represents contractual obligations pertaining to projects for which we are acting as construction manager on behalf of unrelated parties who are our clients.  We expect to be reimbursed in full for these costs by our clients.

(8)          Represents contractual obligations pertaining to capital expenditures for our operating properties.  We expect to finance all of these costs using cash flow from operations.

(9)          We expect to pay these items using cash flow from operations.

Investing and financing activity subsequent to December 31, 2004

On January 27, 2005, we purchased a 19-acre land parcel located in Chantilly, Virginia adjacent to a property that we already own.  The purchase price of $7.1 million was financed using borrowings from our Revolving Credit Facility.

Other future cash requirements for investing and financing activities

As previously discussed, as of December 31, 2004, we had construction activities underway on seven office properties totaling 907,119 square feet that were 36.5% pre-leased.  We estimate remaining costs to be incurred will total approximately $89.8 million upon completion of these properties, most of which we expect to incur in 2005.  We have $39.7 million remaining to be borrowed under a $63.0 million construction loan facility for three of the properties; we expect to fund most of the remaining costs for these activities using proceeds from new construction loan facilities.

As of December 31, 2004, we had pre-construction activities underway on four office properties estimated to total 536,607 square feet.  We estimate that costs for these properties will total approximately $99.2 million.  As of December 31, 2004, costs incurred on these properties totaled $18.9 million and the balance is expected to be incurred in 2005 and 2006.  We expect to fund most of these costs using borrowings from new construction loan facilities.

During 2005 and beyond, we expect to complete other acquisitions of properties and commence construction and development activities in addition to the ones previously described.  We expect to finance these activities as we have in the past, using mostly a combination of borrowings from new loans, borrowings under our Revolving Credit Facility and additional equity issuances of common and/or preferred shares.

Factors that could negatively affect our ability to finance our long-term financing and investing needs in the future include the following:

•                  Our strategy is to operate with slightly higher debt levels than many other REITs.  However, these higher debt levels could make it difficult to obtain additional financing when required and could also make us more vulnerable to an economic downturn.  Most of our properties have been mortgaged to collateralize indebtedness.  In addition, we rely on borrowings to fund some or all of the costs of new property acquisitions, construction and development activities and other items.

•                  We may not be able to refinance our existing indebtedness.

•                  Much of our ability to raise capital through the issuance of preferred shares, common shares or securities that are convertible into our common shares is dependent on the value of our common and preferred shares.  As is the case with any publicly-traded securities, certain factors outside of our control could influence the value of our common and preferred shares. These conditions include, but are not limited to (1) market perception of REITs in general and office REITs in particular, (2) market perception of REITs relative to other investment opportunities, (3) the level of institutional investor interest in our company, (4) general economic and business conditions, (5) prevailing interest rates and (6) market perception of our financial condition, performance, dividends and growth potential.

•                  We may from time to time pursue selective acquisitions outside of the Mid-Atlantic region, expanding into regions where we do not currently have properties.  These acquisitions may entail risks in addition to those we have faced in past acquisitions, such as the risk that we do not correctly anticipate conditions or trends in a new region, and are therefore not able to operate the acquired property profitably.  If this occurred, it could adversely affect our financial performance and our ability to make distributions to our shareholders.

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

•                  Real estate investments can be difficult to sell and convert to cash quickly, especially if market conditions are depressed.  Such illiquidity will tend to limit our ability to vary our portfolio of properties promptly in response to changes in economic or other conditions.  Moreover, under certain circumstances, the Internal Revenue Code imposes certain penalties on a REIT that sells property held for less than four years.  In addition, for certain of our properties that we acquired by issuing units in our Operating Partnership, we are restricted by agreements with the sellers of the properties for a certain period of time from entering into transactions (such as the sale or refinancing of the acquired property) that will result in a taxable gain to the sellers without the sellers’ consent.  Due to all of these factors, we may be unable to sell a property at an advantageous time to fund our long-term capital needs.

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

Management change subsequent to December 31, 2004

On February 24, 2005, the following events took place:

•                  Clay W. Hamlin, III, our Chief Executive Officer, retired effective April 1, 2005.  Mr. Hamlin will remain on the Board of Trustees, of which he was appointed Vice Chairman effective April 1, 2005.  He will also enter into a three-year consulting agreement with us effective April 1, 2005 to assist with acquisitions and strategic initiatives; and

•                  Randall M. Griffin, our current President and Chief Operating Officer, was appointed to the position of President and Chief Executive Officer effective April 1, 2005.  Mr. Griffin was also elected as a Class I Trustee of our Board of Trustees effective February 24, 2005.  The terms of our Class I Trustees will expire upon the election of their successors at our next annual shareholder meeting, to be held on May 19, 2005 (the “2005 Annual Meeting”).  Mr. Griffin was nominated to stand for re-election at that time.

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

•                  When we acquire real estate properties, we allocate the acquisition to numerous components.  Most of the terms in this bullet section are defined in the section of Note 3 to the Consolidated Financial Statements entitled “Acquisitions of Real Estate.”  Our process for determining the allocation to these components is very complex and requires many estimates and assumptions.  Included among these estimates and assumptions are the following: (1) determination of market rental rate, (2) estimates of leasing and tenant improvement costs associated with the remaining term of acquired leases for deemed cost avoidance, (3) leasing assumptions used in determining the as-if vacant value and tenant value, including the rental rates, period of time that it will take to lease vacant space and estimated tenant improvement and leasing costs, (4) estimate of the property’s future value in determining the as-if vacant value, (5) estimate of value attributable to market concentration premiums and tenant relationship values and (6) allocation of the as-if vacant value between land and building.  A change in any of the above key assumptions, most of which are extremely subjective, can materially change not only the presentation of acquired properties in our Consolidated Financial Statements but also reported results of operations.  The allocation to different components affects the following:

•                  Amount of the acquisition costs allocated among different categories of assets and liabilities on our balance sheet, the amount of costs assigned to individual properties in multiple property acquisitions and the amount of costs assigned to individual tenants at the time of acquisition;

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

•                  When events or circumstances indicate that a property may be impaired, we perform an undiscounted cash flow analysis.  We consider an asset to be impaired when its undiscounted expected future cash flows are less than its depreciated cost.  If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value.  We compute a real estate asset’s undiscounted expected future cash flows and fair value using certain estimates and assumptions.  As a result, these estimates and assumptions impact whether an impairment is deemed to have occurred and the amount of impairment loss that we recognize.

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

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time.  NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”  As a result, the concept of FFO was created by NAREIT for the REIT industry to “address this problem.”  We agree with the concept of FFO and believe that FFO is useful to management and investors as a supplemental measure of operating performance because, by excluding gains and losses related to sales of previously depreciated operating real estate properties and excluding real estate-related depreciation and amortization, FFO can help one compare our operating performance between periods.  In addition, since most equity REITs provide FFO information to the investment community, we believe that FFO is useful to investors as a supplemental measure for comparing our results to those of other equity REITs.  We believe that net income is the most directly comparable GAAP measure to FFO.

Since FFO excludes certain items includable in net income, reliance on the measure has limitations; management compensates for these limitations by using the measure simply as a supplemental measure that is weighed in the balance with other GAAP and non GAAP measures.  FFO is not necessarily an indication of our cash flow available to fund cash needs.  Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing activities when evaluating our liquidity or ability to make cash distributions or pay debt service.  The FFO we present may not be comparable to the FFO presented by other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO.

Basic funds from operations (“Basic FFO”) is FFO adjusted to (1) subtract preferred share dividends and (2) add back GAAP net income allocated to common units in the Operating Partnership not owned by us.  With these adjustments, Basic FFO represents FFO available to common shareholders and common unitholders.  Common units in the Operating Partnership are substantially similar to our common shares; common units in the Operating Partnership are also exchangeable into common shares, subject to certain conditions.  We believe that Basic FFO is useful to investors due to the close correlation of common units to common shares.  We believe that net income is the most directly comparable GAAP measure to Basic FFO.  Basic FFO has essentially the same limitations as FFO; management compensates for these limitations in essentially the same manner as described above for FFO.

Diluted funds from operations per share (“Diluted FFO per share”) is (1) Basic FFO adjusted to add back any convertible preferred share dividends and any other changes in Basic FFO that would result from the assumed conversion of securities that are convertible or exchangeable into common shares divided by (2) the sum of the (a) weighted average common shares outstanding during a period, (b) weighted average common units outstanding during a period and (c) weighted average number of potential additional common shares that would have been outstanding during a period if other securities that are convertible or exchangeable into common shares were converted or exchanged.  However, the computation of Diluted FFO per share does not assume conversion of securities that are convertible into common shares if the conversion of those securities would increase Diluted FFO per share in a given period.  We believe that Diluted FFO per share is useful to investors because it provides investors with a further context for evaluating our FFO results in the same manner that investors use earnings per share (“EPS”) in evaluating net income available to common shareholders.  In addition, since most equity REITs provide Diluted FFO per share information to the investment community, we believe Diluted FFO per share is a useful supplemental measure for comparing us to other equity REITs.  We believe that diluted EPS is the most directly comparable GAAP measure to Diluted FFO per share.  Diluted FFO per share has most of the same limitations as Diluted FFO (described below); management compensates for these limitations in essentially the same manner as described below for Diluted FFO.

Diluted funds from operations (“Diluted FFO”) is Basic FFO adjusted to add back any convertible preferred share dividends and any other changes in Basic FFO that would result from the assumed conversion of securities that are convertible or exchangeable into common shares.  However, the computation of Diluted FFO does not assume conversion of securities that are convertible into common shares if the conversion of those securities would increase Diluted FFO per share in a given period.  We believe that Diluted FFO is useful to investors because it is the numerator used to compute Diluted FFO per share.  In addition, since most equity REITs provide Diluted FFO information to the investment community, we believe Diluted FFO is a useful supplemental measure for comparing us to other equity REITs.  We believe that the numerator for diluted EPS is the most directly comparable GAAP measure to Diluted FFO.  Since Diluted FFO excludes certain items includable in the numerator to diluted EPS, reliance on the measure has limitations; management compensates for these limitations by using the measure simply as a supplemental measure that is weighed in the balance with other GAAP and non-GAAP measures.  Diluted FFO is not necessarily an indication of our cash flow available to fund cash needs.  Additionally, it should not be used as an alternative to net income when evaluating our financial performance or to cash flow from operating, investing and financing activities when evaluating our liquidity or ability to make cash distributions or pay debt service.  The Diluted FFO that we present may not be comparable to the Diluted FFO presented by other REITs.

Our Basic FFO, Diluted FFO per share and Diluted FFO for 2000 through 2004 and reconciliations of (1) net income to FFO, (2) the numerator for diluted EPS to diluted FFO and (3) the denominator for diluted EPS to the denominator for diluted FFO per share are set forth in the following table (dollars and shares in thousands, except per share data):

	For the Years Ended December 31,
	(Dollars and shares in thousands, except per share data)
	2004	2003	2002	2001	2000

Net income	$37,032	$30,877	$23,301	$19,922	$15,134
Add: Real estate-related depreciation and amortization	51,371	36,681	30,832	20,558	16,887
Add: Depreciation and amortization on unconsolidated real estate entities	106	295	165	144	—
Less: Depreciation and amortization allocable to minority interests in other consolidated entities	(86)	—	—	—	—
Less: Gain on sales of real estate, excluding development and redevelopment portion (1)	(95)	(2,897)	(268)	(416)	(107)
Less: Issuance costs associated with redeemed preferred shares	(1,813)	—	—	—	—
Add: Cumulative effect of accounting change	—	—	—	263	—
FFO	86,515	64,956	54,030	40,471	31,914
Add: Minority interests-common units in the Operating Partnership	5,659	6,712	5,800	6,592	6,322
Less: Preferred share dividends	(16,329)	(12,003)	(10,134)	(6,857)	(3,802)
Basic FFO	75,845	59,665	49,696	40,206	34,434
Add: Preferred unit distributions	—	1,049	2,287	2,287	2,240
Add: Convertible preferred share dividends	21	544	544	508	677
Add: Restricted common share dividends	382	—	283	—	—
Expense associated with dilutive options	—	10	44	—	—
Diluted FFO	$76,248	$61,268	$52,854	$43,001	$37,351
Weighted average common shares	33,173	26,659	22,472	20,099	18,818
Conversion of weighted average common units	8,726	8,932	9,282	9,437	9,652
Weighted average common shares/units - basic FFO	41,899	35,591	31,754	29,536	28,470
Assumed conversion of weighted average convertible preferred units	—	1,101	2,421	2,421	2,371
Assumed conversion of share options	1,675	1,405	936	406	164
Assumed conversion of weighted average convertible preferred shares	134	1,197	1,197	1,118	918
Assumed conversion of common unit warrants	—	—	—	—	231
Restricted common shares	221	—	326	—	—
Weighted average common shares/units - diluted FFO	43,929	39,294	36,634	33,481	32,154
Diluted FFO per share	$1.74	$1.56	$1.44	$1.28	$1.16
Numerator for diluted EPS	$18,911	$7,650	$13,711	$13,573	$11,332
Add: Minority interests-common units in the Operating Partnership	5,659	6,712	5,800	6,592	6,322
Add: Real estate-related depreciation and amortization	51,371	36,681	30,832	20,558	16,887
Add: Depreciation and amortization on unconsolidated real estate entities	106	295	165	144	—
Less: Depreciation and amortization allocable to minority interests in other consolidated entities	(86)	—	—	—	—
Less: Gain on sales of real estate, excluding development and redevelopment portion (1)	(95)	(2,897)	(268)	(416)	(107)
Add: Convertible preferred share dividends	—	544	—	—	677
Add: Preferred unit distributions	—	1,049	2,287	2,287	2,240
Add: Expense associated with dilutive options	—	10	44	—	—
Add: Restricted common share dividends	382	—	283	—	—
Add: Repurchase of Series C Preferred Units in excess of recorded book value	—	11,224	—	—	—
Add: Cumulative effect of accounting change	—	—	—	263	—
Diluted FFO	$76,248	$61,268	$52,854	$43,001	$37,351
Denominator for diluted EPS	34,982	28,021	24,547	21,623	19,213
Weighted average common units	8,726	8,932	9,282	9,437	9,652
Assumed conversion of weighted average convertible preferred shares	—	1,197	—	—	918
Assumed conversion of weighted average convertible preferred units	—	1,101	2,421	2,421	2,371
Restricted common shares	221	—	326	—	—
Additional dilutive options	—	43	58	—	—
Denominator for Diluted FFO per share	43,929	39,294	36,634	33,481	32,154

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

Inflation

Our operations were not significantly affected by inflation during the periods presented in this report due primarily to the relatively low inflation rates in our markets.  Most of our tenants are obligated to pay their share of a building’s operating expenses to the extent such expenses exceed amounts established in their leases, based on historical expense levels.  In addition, some of our tenants are obligated to pay their full share of a building’s operating expenses.  These arrangements somewhat reduce our exposure to increases in such costs resulting from inflation.

Our costs associated with constructing buildings and completing renovation and tenant improvement work increased due to higher cost of materials.  We expect to recover a portion of these costs through higher tenant rents and reimbursements for tenant improvements.  The additional costs that we do not recover increase depreciation expense as projects are completed and placed into service.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks, the most predominant of which is change in interest rates.  Increases in interest rates can result in increased interest expense under our Revolving Credit Facility and our other mortgage loans payable carrying variable interest rate terms.  Increases in interest rates can also result in increased interest expense when our loans payable carrying fixed interest rate terms mature and need to be refinanced.  Our debt strategy favors long-term, fixed-rate, secured debt over variable-rate debt to minimize the risk of short-term increases in interest rates.  As of December 31, 2004, 72.2% of our mortgage and other loans payable balance carried fixed interest rates and 94.9% of our fixed-rate loans were scheduled to mature after 2005.  As of December 31, 2004, the percentage of variable-rate loans relative to total assets was 16.4%.

The following table sets forth our long-term debt obligations, principal cash flows by scheduled maturity and weighted average interest rates at December 31, 2004 (dollars in thousands):

	For the Years Ended December 31,
	2005	2006	2007 (1)	2008	2009	Thereafter	Total
Long term debt:
Fixed rate (2)	$37,418	$78,904	$87,803	$155,003	$60,769	$317,182	$737,079
Average interest rate	6.26%	6.58%	6.63%	6.76%	6.16%	5.71%	6.14%
Variable rate	$22,608	$—	$261,432	$—	$—	$—	$284,040
Average interest rate	4.13%	—	3.67%	—	—	—	4.00%

(1) Includes maturities totaling $261.4 million that may be extended for a one-year period, subject to certain conditions.

(2) Represents principal maturities only and therefore excludes net premiums and discounts of $1.6 million.

The fair market value of our mortgage and other loans payable was $1.04 billion at December 31, 2004 and $771.4 million at December 31, 2003.

The following table sets forth information pertaining to our derivative contract in place as of December 31, 2004 and its fair value:

Nature of Derivative	Notional Amount (in millions)	One-Month LIBOR base	Effective Date	Expiration Date	Fair value on December 31, 2004 (in thousands)
Interest rate swap	$50.0	2.308%	1/2/03	1/3/05	$—

Based on our variable-rate debt balances, our interest expense would have increased by $2.0 million in 2004 and $1.4 million in 2003 if short-term interest rates were 1% higher.  Interest expense in 2004 was more sensitive to a change in interest rates than 2003 due to a higher average variable-rate debt balance in 2004.

Recent Accounting Pronouncements

For disclosure regarding recent accounting pronouncements and the anticipated impact they will have on our operations, you should refer to Note 3 to our Consolidated Financial Statements.

Corporate Office Properties Trust and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands)

	December 31, 2004	December 31, 2003
Assets
Investment in real estate:
Operating properties, net	$1,407,148	$1,116,847
Projects under construction or development	136,152	67,149
Total commercial real estate properties, net	1,543,300	1,183,996
Investments in and advances to unconsolidated real estate joint ventures	1,201	5,262
Investment in real estate, net	1,544,501	1,189,258
Cash and cash equivalents	13,821	9,481
Restricted cash	12,617	11,030
Accounts receivable, net	16,771	13,047
Investments in and advances to other unconsolidated entities	1,621	1,621
Deferred rent receivable	26,282	17,903
Intangible assets on real estate acquisitions, net	67,560	55,692
Deferred charges, net	27,642	17,723
Prepaid and other assets	18,646	14,311
Furniture, fixtures and equipment, net	2,565	2,010
Total assets	$1,732,026	$1,332,076
Liabilities and shareholders’ equity
Liabilities:
Mortgage and other loans payable	$1,022,688	$738,698
Accounts payable and accrued expenses	46,307	23,126
Rents received in advance and security deposits	12,781	10,112
Dividends and distributions payable	14,713	12,098
Deferred revenue associated with acquired operating leases	7,247	9,630
Fair value of derivatives	—	467
Other liabilities	7,488	7,768
Total liabilities	1,111,224	801,899
Minority interests:
Common units in the Operating Partnership	88,355	79,796
Preferred units in the Operating Partnership	8,800	—
Other consolidated real estate joint ventures	1,723	—
Total minority interests	98,878	79,796
Commitments and contingencies (Note 19)
Shareholders’ equity:
Preferred Shares of beneficial interest ($0.01 par value; 15,000,000 shares authorized) (Note 11)	67	85
Common Shares of beneficial interest ($0.01 par value; 75,000,000 shares authorized, shares issued of 36,842,108 at December 31, 2004 and 29,397,267 at December 31, 2003)	368	294
Additional paid-in capital	578,228	492,886
Cumulative distributions in excess of net income	(51,358)	(38,483)
Value of unearned restricted common share grants	(5,381)	(4,107)
Accumulated other comprehensive loss	—	(294)
Total shareholders’ equity	521,924	450,381
Total liabilities and shareholders’ equity	$1,732,026	$1,332,076

See accompanying notes to consolidated financial statements.

Corporate Office Properties Trust and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	For the years ended December 31,
	2004	2003	2002
Revenues
Rental revenue	$192,353	$153,048	$134,421
Tenant recoveries and other real estate operations revenue	22,220	21,375	15,914
Construction contract revenues	25,018	28,865	826
Other service operations revenues	3,885	2,875	3,851
Total revenues	243,476	206,163	155,012
Expenses
Property operating	63,053	51,699	43,929
Depreciation and other amortization associated with real estate operations	51,904	37,122	30,859
Construction contract expenses	23,733	27,483	789
Other service operations expenses	3,263	3,450	4,192
General and administrative expenses	10,938	7,893	6,697
Total operating expenses	152,891	127,647	86,466
Operating income	90,585	78,516	68,546
Interest expense	(44,263)	(41,079)	(39,065)
Amortization of deferred financing costs	(2,431)	(2,767)	(2,501)
Income from continuing operations before (loss) gain on sales of real estate, equity in loss of unconsolidated entities, income taxes and minority interests	43,891	34,670	26,980
(Loss) gain on sales of real estate, excluding discontinued operations	(150)	472	2,564
Equity in loss of unconsolidated entities	(88)	(98)	(402)
Income tax (expense) benefit	(795)	169	347
Income from continuing operations before minority interests	42,858	35,213	29,489
Minority interests in income from continuing operations
Common units in the Operating Partnership	(5,659)	(5,710)	(5,233)
Preferred units in the Operating Partnership	(179)	(1,049)	(2,287)
Other consolidated entities	12	—	59
Income from continuing operations	37,032	28,454	22,028
Income from discontinued operations, net of minority interests	—	2,423	1,273
Net income	37,032	30,877	23,301
Preferred share dividends	(16,329)	(12,003)	(10,134)
Repurchase of preferred units in excess of recorded book value	—	(11,224)	—
Issuance costs associated with redeemed preferred shares	(1,813)	—	—
Net income available to common shareholders	$18,890	$7,650	$13,167
Basic earnings per common share
Income before discontinued operations	$0.57	$0.20	$0.53
Discontinued operations	—	0.09	0.06
Net income available to common shareholders	$0.57	$0.29	$0.59
Diluted earnings per common share
Income before discontinued operations	$0.54	$0.19	$0.51
Discontinued operations	—	0.08	0.05
Net income available to common shareholders	$0.54	$0.27	$0.56

See accompanying notes to consolidated financial statements.

Corporate Office Properties Trust and Subsidiaries

Consolidated Statements of Shareholders’ Equity

(Dollars in thousands)

	Preferred Shares	Common Shares	Additional Paid-in Capital	Cumulative Distributions in Excess of Net Income	Value of Unearned Restricted Common Share Grants	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2001 (20,648,101 common shares outstanding)	43	206	283,949	(14,502)	(3,275)	(2,500)	263,921
Conversion of common units to common shares (617,510 shares)	—	6	8,617	—	—	—	8,623
Common shares issued to the public (2,084,828 shares)	—	21	23,391	—	—	—	23,412
Increase in fair value of derivatives	—	—	—	—	—	2,151	2,151
Value of earned restricted share grants	—	—	325	—	536	—	861
Exercise of share options (255,692 shares)	—	3	2,125	—	—	—	2,128
Net expense reversal associated with share options	—	—	(64)	—	—	—	(64)
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	—	—	(5,970)	—	—	—	(5,970)
Net income	—	—	—	23,301	—	—	23,301
Dividends	—	—	—	(29,866)	—	—	(29,866)
Balance at December 31, 2002 (23,606,132 common shares outstanding)	43	236	312,373	(21,067)	(2,739)	(349)	288,497
Conversion of common units to common shares (119,533 shares)	—	1	2,065	—	—	—	2,066
Common shares issued to the public (5,290,000 shares)	—	53	79,205	—	—	—	79,258
Series G Cumulative Redeemable Preferred Shares issued to the public (2,200,000 shares)	22	—	53,153	—	—	—	53,175
Series H Cumulative Redeemable Preferred Shares issued to the public (2,000,000 shares)	20	—	48,312	—	—	—	48,332
Series C Preferred Unit redemption	—	—	—	(11,224)	—	—	(11,224)
Increase in fair value of derivatives	—	—	—	—	—	55	55
Restricted common share grants issued (119,324 shares)	—	1	1,750	—	(1,751)	—	—
Value of earned restricted share grants	—	—	185	—	383	—	568
Exercise of share options (262,278 shares)	—	3	2,465	—	—	—	2,468
Expense associated with share options	—	—	75	—	—	—	75
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	—	—	(6,697)	—	—	—	(6,697)
Net income	—	—	—	30,877	—	—	30,877
Dividends	—	—	—	(37,069)	—	—	(37,069)
Balance at December 31, 2003 (29,397,267 common shares outstanding)	$85	$294	$492,886	$(38,483)	$(4,107)	$(294)	$450,381
Conversion of common units to common shares (326,108 shares)	—	3	8,038	—	—	—	8,041
Common shares issued to the public (5,033,600 shares)	—	50	115,184	—	—	—	115,234
Common shares issued to employees (4,000 shares)	—	—	91	—	—	—	91
Series B preferred share redemption	(13)	—	(31,238)	—	—	—	(31,251)
Series D preferred share conversion	(5)	12	(7)	—	—	—	—
Increase in fair value of derivatives	—	—	—	—	—	294	294
Restricted common share grants issued (99,935 shares)	—	1	2,270	—	(2,271)	—	—
Value of earned restricted share grants	—	—	388	—	997	—	1,385
Exercise of share options (784,398 shares)	—	8	7,502	—	—	—	7,510
Expense associated with share options	—	—	519	—	—	—	519
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	—	—	(19,360)	—	—	—	(19,360)
Permanent tax benefit on share-based compensation	—	—	1,955	—	—	—	1,955
Net income	—	—	—	37,032	—	—	37,032
Dividends	—	—	—	(49,907)	—	—	(49,907)
Balance at December 31, 2004 (36,842,108 common shares outstanding)	$67	$368	$578,228	$(51,358)	$(5,381)	$—	$521,924

See accompanying notes to consolidated financial statements.

Corporate Office Properties Trust and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

(unaudited)

	For the years ended December 31,
	2004	2003	2002
Cash flows from operating activities
Net income	$37,032	$30,877	$23,301
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interests	5,826	7,761	8,028
Depreciation and other amortization	51,904	37,141	31,340
Amortization of deferred financing costs	2,431	2,799	2,501
Amortization of value of acquired operating leases to rental revenue	(931)	(1,817)	(2,342)
Equity in loss of unconsolidated entities	88	98	402
Loss (gain) on sales of real estate, including amounts in discontinued operations	150	(3,467)	(2,564)
Changes in operating assets and liabilities:
Increase in deferred rent receivable	(8,372)	(4,670)	(2,327)
Increase in accounts receivable, restricted cash and prepaid and other assets	(11,438)	(11,144)	(1,904)
Increase in accounts payable, accrued expenses, rents received in advance and security deposits	5,850	9,278	4,721
Other	1,954	927	1,086
Net cash provided by operating activities	84,494	67,783	62,242
Cash flows from investing activities
Purchases of and additions to commercial real estate properties	(251,982)	(196,888)	(133,553)
Proceeds from sales of properties	—	40,204	7,509
Investments in and advances to unconsolidated real estate joint ventures	(146)	(7,062)	2,089
Leasing costs paid	(11,024)	(2,861)	(5,974)
(Increase) decrease in advances to certain real estate joint ventures	(515)	(2,520)	2,583
Proceeds from sales of unconsolidated real estate joint ventures	—	—	2,283
Other	(125)	(3,822)	(3,508)
Net cash used in investing activities	(263,792)	(172,949)	(128,571)
Cash flows from financing activities
Proceeds from mortgage and other loans payable	573,879	270,956	306,317
Repayments of mortgage and other loans payable	(421,621)	(271,146)	(210,628)
Deferred financing costs paid	(3,436)	(1,681)	(2,397)
Increase (decrease) in other liabilities associated with financing activities	4,000	4,000	(11,336)
Acquisition of partner interest in consolidated joint venture	(4,928)	—	—
Net proceeds from issuance of common shares	122,744	81,726	25,541
Net proceeds from issuance of preferred shares	—	101,507	—
Repurchase of preferred units	—	(35,591)	—
Redemption of preferred shares	(31,251)	—	—
Dividends paid	(47,551)	(34,719)	(28,997)
Distributions paid	(8,435)	(9,210)	(10,265)
Other	237	2,814	(2,555)
Net cash provided by financing activities	183,638	108,656	65,680
Net increase (decreaase) in cash and cash equivalents	4,340	3,490	(649)
Cash and cash equivalents
Beginning of year	9,481	5,991	6,640
End of period	$13,821	$9,481	$5,991

See accompanying notes to consolidated financial statements.

Corporate Office Properties Trust and Subsidiaries

Notes to Consolidated Financial Statements
(Dollars in thousands, except per share data)

1.             Organization

Corporate Office Properties Trust (“COPT”) and subsidiaries (collectively, the “Company”) is a fully-integrated and self-managed real estate investment trust (“REIT”).  We focus on the ownership, management, leasing, acquisition and development of suburban office properties.  We typically focus our operations geographically in select submarkets that are attractive to our tenant base and in which we believe we can establish a critical mass of square footage.  At December 31, 2004, all of our properties were located in the Mid-Atlantic region of the United States, although in accordance with our strategy of focusing on submarkets that are attractive to our tenants, we may seek to expand our operations outside of this region.  COPT is qualified as a REIT as defined in the Internal Revenue Code of 1986 and is the successor to a corporation organized in 1988.  As of December 31, 2004, our portfolio included 145 office properties, including two properties owned through joint ventures.

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

	December 31,
	2004	2003
Common Units	80%	75%
Series B Preferred Units	N/A	100%
Series D Preferred Units	N/A	100%
Series E Preferred Units	100%	100%
Series F Preferred Units	100%	100%
Series G Preferred Units	100%	100%
Series H Preferred Units	100%	100%
Series I Preferred Units	0%	N/A

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

COMI owns 100% of these entities.  Most of the services that CRM and CDS provide are for us.

2.             Basis of Presentation

We use four different accounting methods to report our investments in entities: the consolidation method, the equity method, the cost method and the financing method.

Consolidation Method

We generally use the consolidation method when we own most of the outstanding voting interests in an entity and can control its operations.  Under the consolidation method of accounting, the accounts of the entity being consolidated are combined with our accounts.  We eliminate balances and transactions between companies when we consolidate these accounts.  For all of the periods presented, our Consolidated Financial Statements include the accounts of:

•                  COPT;

•                  the Operating Partnership and its subsidiary partnerships and LLCs;

•                  the Service Companies; and

•                  Corporate Office Properties Holdings, Inc. (of which we own 100%).

Our approach to determining when the use of the consolidation method is appropriate recently changed with the Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”).  FIN 46(R) provides guidance in identifying situations in which an entity is controlled by its owners without such owners owning most of the outstanding voting rights in the entity; it defines the entity in such situations as a variable interest entity (“VIE”).  FIN 46(R) then provides guidance in determining when an owner of a VIE should use the consolidation method in accounting for its investment in the VIE.  We adopted FIN 46(R) immediately for all VIEs created subsequent to January 31, 2003 and effective March 31, 2004 for VIEs created prior to February 1, 2003.  In connection with our adoption of FIN 46(R), we began to use the consolidation method of accounting effective March 31, 2004 for our investments in the following joint ventures:  MOR Forbes 2 LLC, Gateway 70 LLC and MOR Montpelier 3 LLC, which were previously accounted for using the equity method of accounting, and NBP 220, LLC, which was previously accounted for using the financing method of accounting (see below for a discussion of the equity and financing methods).  The effect of consolidating these joint ventures on our Consolidated Balance Sheet upon our adoption of FIN 46(R) on March 31, 2004 is set forth below.

Operating properties	$2,176
Projects under construction or development	17,959
Investments in and advances to unconsolidated real estate joint ventures	(3,957)
Restricted cash	10
Accounts receivable, net	145
Deferred rent receivable	7
Deferred charges, net	1,026
Prepaid and other assets	(3,263)
Mortgage and other loans payable	(10,171)
Accounts payable and accrued expenses	(2,737)
Rents received in advance and security deposits	(347)
Other liabilities	4,650
Minority interests-other consolidated real estate entities	(5,498)
$—

Equity Method

We generally use the equity method of accounting when we own an interest in an entity and can exert significant influence over the entity’s operations but cannot control the entity’s operations.  Under the equity method, we report:

•                  our ownership interest in the entity’s capital as an investment on our Consolidated Balance Sheets; and

•                  our percentage share of the earnings or losses from the entity in our Consolidated Statements of Operations.

As discussed above, FIN 46(R) affects our determination of when to use the equity method of accounting.

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

At the time we exercise the option to acquire our partner’s joint venture interest, we begin consolidating the accounts of the entity with our accounts.  As discussed above, FIN 46(R) affects our determination of when to use the financing method of accounting.

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

Acquisitions of Real Estate

We allocate the costs of real estate acquisitions to the following components:

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

•                  Existing tenants in a property (the “lease-up value”).  This amount represents the value associated with acquiring a built-in revenue stream on a leased building.  It is computed as the difference between the present value of the property’s (1) revenues less operating expenses as if the property was vacant upon acquisition and (2) revenues less operating expenses as if the property was acquired with leases in place at market rents.

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

Commercial Real Estate Properties

We report commercial real estate properties at our depreciated cost.  The amounts reported for our commercial real estate properties include our costs of:

•                  acquisitions;

•                  development and construction;

•                  building and land improvements; and

•                  tenant improvements paid by us.

We capitalize interest expense, real estate taxes, direct internal labor (including allocable overhead costs) and other costs associated with real estate undergoing construction and development activities to the cost of such activities.  We continue to capitalize these costs while construction and development activities are underway until a building becomes “operational,” which is the earlier of when leases commence on space or one year from the cessation of major construction activities.  When leases commence on portions of a newly-constructed building’s space in the period prior to one year from the construction completion date, we consider that building to be “partially operational.”  When a building is partially operational, we allocate the costs associated with the building between the portion that is operational and the portion under construction.  We start depreciating newly-constructed properties when they become operational.

We depreciate our assets evenly over their estimated useful lives as follows:

•	Buildings and building improvements	10-40 years
•	Land improvements	10-20 years
•	Tenant improvements on operating properties	Related lease terms
•	Equipment and personal property	3-10 years

When events or circumstances indicate that a property may be impaired, we perform an undiscounted cash flow analysis.  We consider an asset to be impaired when its undiscounted expected future cash flows are less than its depreciated cost.  When we determine that an asset is impaired, we utilize methods similar to those used by independent appraisers in estimating the fair value of the asset; this process requires us to make certain estimates and assumptions.  We then recognize an impairment loss based on the excess of the carrying amount of the asset over its fair value.  We have not recognized impairment losses on our real estate assets to date.

 When we determine that a real estate asset is held for sale, we discontinue the recording of depreciation expense of the asset and estimate the sales price, net of selling costs; if we then determine that the estimated sales price, net of selling costs, is less than the net book value of the asset, we recognize an impairment loss equal to the difference and reduce the carrying amount of the asset.

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

Accounts Receivable

Our accounts receivable are reported net of an allowance for bad debts of $490 at December 31, 2004 and $548 at December 31, 2003.

Revenue Recognition

We recognize rental revenue evenly over the terms of tenant leases.  When our leases provide for contractual rent increases, which is most often the case, we average the non-cancelable rental revenues over the lease terms to evenly recognize such revenues; we refer to the adjustments resulting from this process as straight-line rental revenue adjustments.  We consider rental revenue under a lease to be non-cancelable when a tenant (1) may not terminate its lease obligation early or (2) may terminate its lease obligation early in exchange for a fee or penalty that we consider material enough such that termination would not be probable.  We report these straight-line rental revenue adjustments recognized in advance of payments received as deferred rent receivable on our Consolidated Balance Sheets.  We report prepaid tenant rents as rents received in advance on our Consolidated Balance Sheets.

When tenants terminate their lease obligations prior to the end of their agreed lease terms, they typically pay fees to cancel these obligations.  We recognize such fees as revenue and write off against such revenue any (1) deferred rents receivable and (2) deferred revenue and intangible assets that are amortizable into rental revenue associated with the leases; the resulting net amount is the net revenue from the early termination of the leases.  When a tenant’s lease in a property is terminated early but the tenant continues to lease space under a new or modified lease in the property, the net revenue from the early termination of the lease is recognized evenly over the remaining life of the new or modified lease in place on that property.

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

Major Tenants

The following table summarizes the respective percentages of our rental revenue earned from our individual tenants that accounted for at least 5% of our rental revenue and our five largest tenants (in aggregate):

	For the years ended December 31,
	2004	2003	2002
United States Government	11%	10%	10%
AT&T Local Services (1)	6%	6%	6%
Computer Sciences Corporation	6%	6%	N/A
Booz Allen Hamilton, Inc.	5%	N/A	N/A
Unisys	N/A	5%	6%
Five largest tenants	33%	31%	28%

(1)  Includes affiliated organizations and agencies.

Geographical Concentration

All of our operations are geographically concentrated in the Mid-Atlantic region of the United States.  Our properties in the Baltimore/Washington Corridor accounted for 49% of our total revenue from real estate operations in 2004, 55% in 2003 and 56% in 2002.

Intangible Assets and Deferred Revenue on Real Estate Acquisitions

We capitalize intangible assets and deferred revenue on real estate acquisitions as described in the section above entitled “Acquisitions of Real Estate.”  We amortize the intangible assets and deferred revenue as follows:

•	Lease to market value	Related lease terms
•	Lease-up value	Estimated period of time that tenant will lease space in property
•	Deemed cost avoidance	Related lease terms
•	Market concentration premium	40 years
•	Tenant relationship value	Estimated period of time that tenant will lease space in property

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

Deferred Charges

We defer costs that we incur to obtain new tenant leases or extend existing tenant leases.  We amortize these costs evenly over the lease terms.  When tenant leases are terminated early, we expense any unamortized deferred leasing costs associated with those leases.

We also defer costs for long-term financing arrangements and amortize these costs over the related loan terms on a straight-line basis, which approximates the amortization that would occur under the effective interest method of amortization.  We expense any unamortized loan costs when loans are retired early.

When the costs of acquisitions exceed the fair value of tangible and identifiable intangible assets and liabilities, we record goodwill in connection such acquisitions.  We test goodwill annually for impairment and in interim periods if certain events occur indicating that the carrying value of goodwill may be impaired.  We recognize an impairment loss when the discounted expected future cash flows associated with the related reporting unit are less than its unamortized cost.

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

We recognize all derivatives as assets or liabilities in the balance sheet at fair value with the offset to:

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

Minority Interests

As discussed previously, we consolidate the accounts of our Operating Partnership and its subsidiaries into our financial statements.  However, we do not own 100% of the Operating Partnership.  We also do not own 100% of three consolidated real estate joint ventures.  The amounts reported for minority interests on our Consolidated Balance Sheets represent the portion of these consolidated entities’ equity that we do not own.  The amounts reported for minority interests on our Consolidated Statements of Operations represent the portion of these consolidated entities’ net income not allocated to us.

Common units of the Operating Partnership (“common units”) are substantially similar economically to our common shares of beneficial interest (“common shares”).  Common units not owned by us are also exchangeable into our common shares, subject to certain conditions.

For a portion of 2003, the Operating Partnership had 1,016,662 Series C Preferred Units outstanding that we did not own.  These units were convertible, subject to certain conditions, into common units on the basis of 2.381 common units for each Series C Preferred Unit.  These units were repurchased by the Operating Partnership on June 16, 2003 for $36,068 (including $477 for accrued and unpaid distributions), or $14.90 per common share on an as-converted basis.  As a result of the repurchase, we recognized an $11,224 reduction to net income available to common shareholders associated with the excess of the repurchase price over the sum of the recorded book value of the units and the accrued and unpaid return to the unitholder.

On September 23, 2004, we issued 352,000 Series I Preferred Units in the Operating Partnership to an unrelated party in connection with our acquisition of two properties in Northern Virginia.  These units have a liquidation preference of $25.00 per unit, plus any accrued and unpaid distributions of return thereon (as described below), and may be redeemed for cash by the Operating Partnership at our option any time after September 22, 2019.  The owner of these units is entitled to a priority annual cumulative return equal to 7.5% of their liquidation preference through September 22, 2019; the annual cumulative preferred return increases for each subsequent five-year period, subject to certain maximum limits.  These units are convertible into common units on the basis of 0.5 common units for each Series I Preferred Unit; the resulting common units would then be exchangeable for common shares in accordance with the terms of the Operating Partnership’s agreement of limited partnership.

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

Our computation of diluted EPS does not assume conversion of securities into our common shares if conversion of those securities would increase our diluted EPS in a given year.  A summary of the numerator and denominator for purposes of basic and diluted EPS calculations is set forth below (dollars and shares in thousands, except per share data):

	For the years ended December 31,
	2004	2003	2002
Numerator:
Numerator for basic EPS on net income available to common shareholders	$18,890	$7,650	$13,167
Subtract: Income from discontinued operations, net	—	(2,423)	(1,273)
Numerator for basic EPS before discontinued operations	18,890	5,227	11,894
Add: Series D Preferred Share dividends	21	—	544
Numerator for diluted EPS before discontinued operations	18,911	5,227	12,438
Add: Income from discontinued operations, net	—	2,423	1,273
Numerator for diluted EPS on net income available to common shareholders	$18,911	$7,650	$13,711
Denominator (all weighted averages):
Denominator for basic EPS (common shares)	33,173	26,659	22,472
Assumed conversion of share options	1,675	1,362	878
Assumed conversion of Series D Preferred Shares	134	—	1,197
Denominator for diluted EPS	34,982	28,021	24,547

Basic EPS:
Income before discontinued operations	$0.57	$0.20	$0.53
Income from discontinued operations	—	0.09	0.06
Net income available to common shareholders	$0.57	$0.29	$0.59
Diluted EPS:
Income before discontinued operations	$0.54	$0.19	$0.51
Income from discontinued operations	—	0.08	0.05
Net income available to common shareholders	$0.54	$0.27	$0.56

Our diluted EPS computations do not include the effects of the following securities since the conversions of such securities would increase diluted EPS for the respective periods:

	Weighted average shares in denominator For the years ended December 31,
	2004	2003	2002
Conversion of weighted average common units	8,726	8,932	9,282
Restricted common shares	221	166	326
Conversion of share options	5	47	62
Conversion of weighted average preferred units	48	1,101	2,421
Conversion of weighted average preferred shares	—	1,197	—

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

•                  In 1999, we reduced the exercise price of 360,500 share options from $9.25 to $8.00.  We recognize compensation expense on the share price appreciation and future vesting associated with the re-priced share options.  As of December 31, 2004, 4,250 of these shares options were outstanding.  In July 2002, we paid $694 to employees to redeem 105,300 of the re-priced share options.  The expense we recognized in 2002 relating to the cash redemption was substantially offset by the reversal of previously recorded compensation expense on the share options resulting from share price appreciation.

•                  We recognize compensation expense on share options granted to employees of CRM and CC&C prior to January 1, 2001 equal to the difference between the exercise price of such share options and the market price of our common shares on January 1, 2001, to the extent such amount relates to service periods remaining after January 1, 2001.

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

Expenses from stock-based compensation are included in our Consolidated Statements of Operations as follows:

	For the years ended December 31,
	2004	2003	2002
Increase in general and administrative expenses	$1,579	$1,020	$411
Increase in losses from service operations	552	374	136

The following table summarizes our operating results as if we elected to account for our stock-based compensation under the fair value provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”:

	For the years ended December 31,
	2004	2003	2002
Net income, as reported	$37,032	$30,877	$23,301
Add: Stock-based compensation expense, net of related tax effects and minority interests, included in the determination of net income	1,824	917	341
Less: Stock-based compensation expense determined under the fair value based method, net of related tax effects and minority interests	(1,500)	(835)	(847)
Net income, pro forma	$37,356	$30,959	$22,795
Basic EPS on net income available to common shareholders, as reported	$0.57	$0.29	$0.59
Basic EPS on net income available to common shareholders, pro forma	$0.58	$0.29	$0.56
Diluted EPS on net income available to common shareholders, as reported	$0.54	$0.27	$0.56
Diluted EPS on net income available to common shareholders, pro forma	$0.55	$0.28	$0.54

The stock-based compensation expense under the fair value method, as reported in the above table, was computed using the Black-Scholes option-pricing model; the weighted average assumptions we used in that model are set forth below:

	For the years ended December 31,
	2004	2003	2002

Risk-free interest rate	3.15%	3.05%	4.09%
Expected life-years	4.21	5.87	3.68
Expected volatility	22.89%	23.97%	24.46%
Expected dividend yield	7.60%	7.80%	7.90%

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment (“SFAS 123(R)”).  The statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, focusing primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  The statement will require us to measure the cost of employee services received in exchange for an award of equity instruments based generally on the fair value of the award on the grant date; such cost will be recognized over the period during which an employee is required to provide service in exchange for the award (generally the vesting period).  No compensation cost is recognized for equity instruments for which employees do not render the requisite service.  SFAS 123(R) will be effective for us in June 2005 and will apply to all awards granted after July 1, 2005 and to awards modified, repurchased or cancelled after that date.  The statement will also require that we recognize compensation cost on or after July 1, 2005 for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the fair value of those awards on the date of grant.  We are reviewing the provisions of SFAS 123(R) and assessing the impact it will have on us upon adoption.

Fair Value of Financial Instruments

Our financial instruments include primarily notes receivable, mortgage and other loans payable and interest rate derivatives.  The fair values of notes receivable were not materially different from their carrying or contract values at December 31, 2004 and 2003.  You should refer to Notes 9 and 10 for fair value of mortgage and other loans payable and derivative information.

Reclassification

We reclassified certain amounts from the prior periods to conform to the current period presentation of our Consolidated Financial Statements.  These reclassifications did not affect previously reported consolidated net income or shareholders’ equity.

Recent Accounting Pronouncement

See the section in Note 2 entitled “Consolidation Method” for disclosure pertaining to FIN 46(R).

See the section above entitled “Stock-Based Compensation” for disclosure pertaining to SFAS 123(R).

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” (“SFAS 153”).  The Accounting Principles Board’s Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB 29”) is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  However, the guidance in APB 29 included certain exceptions to that principle.  SFAS 153 amends APB 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  Under SFAS 153, a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  SFAS 153 will be effective for us for nonmonetary asset exchanges occurring after December 31, 2005.  We are reviewing the provisions of SFAS 153 and assessing the impact it will have on us upon adoption.

4.             Commercial Real Estate Properties

Operating properties consisted of the following:

	December 31,
	2004	2003
Land	$268,327	$216,703
Buildings and improvements	1,280,537	1,003,214
	1,548,864	1,219,917
Less: accumulated depreciation	(141,716)	(103,070)
	$1,407,148	$1,116,847

Projects we had under construction or development consisted of the following:

	December 31,
	2004	2003
Land	$74,190	$53,356
Construction in progress	61,962	13,793
	$136,152	$67,149

2004 Acquisitions

We acquired the following office properties in 2004:

Project Name	Location	Date of Acquisition	Number of Buildings	Total Rentable Square Feet	Initial Cost
400 Professional Drive	Gaithersburg, MD	3/5/2004	1	129,030	$23,196
Wildewood and		3/24/2004,
Exploration/Expedition		5/5/2004 &
Office Parks	St. Mary’s County, MD	11/9/2004	11	560,106	66,274
10150 York Road	Hunt Valley, MD	4/15/2004	1	176,689	15,393
Pinnacle Towers	Tysons Corner, VA	9/23/2004	2	440,102	106,452
Corporate Pointe III	Chantilly, VA	9/29/2004	1	114,126	22,903
		12/21/04 &
Dahlgren Properties	Dahlgren, VA	12/28/2004	6	204,605	27,230
				1,624,658	$261,448

The table below sets forth the allocation of the acquisition costs of these properties:

	400 Professional Drive	Wildewood and Exploration/ Expedition	10150 York Road	Pinnacle Towers	Corporate Pointe III	Dahlgren Properties	Total
Land	$3,673	$11,599	$2,700	$18,566	$3,511	$4,888	$44,937
Building and improvements	17,400	49,644	11,730	76,820	15,503	20,401	191,498
Intangible assets on real estate acquisitions	2,154	5,159	1,357	11,066	3,889	2,115	25,740
Total assets	23,227	66,402	15,787	106,452	22,903	27,404	262,175
Deferred revenue associated with acquired operating leases	(31)	(128)	(394)	—	—	(174)	(727)
Total acquisition cost	$23,196	$66,274	$15,393	$106,452	$22,903	$27,230	$261,448

We also acquired the following during 2004:

•                  a parcel of land located in St. Mary’s County, Maryland for $1,905 on March 24, 2004 in connection with our acquisition of the Wildewood and Exploration/Expedition Office Parks;

•                  two adjacent parcels of land located in Chantilly, Virginia for $4,011 on April 14, 2004.  An operating building of ours is located on one of these parcels and a project we have under construction is located on the other parcel;

•                  a 5.3 acre panel of land located in Herndon, Virginia that is adjacent to one of our office properties for $9,614 on April 29, 2004;

•                  a property located in Blue Bell, Pennsylvania that is adjacent to an office park we own for $401 on July 15, 2004;

•                  a 14.0 acre parcel of land located in Columbia, Maryland for $6,386 on September 20, 2004; and

•                  an 18.8 acre parcel of land located in South Brunswick, New Jersey that is adjacent to an office park we own for $512 on September 29, 2004 from a seller in which certain of our Trustees and officers own partnership interests.  The terms of the land acquisition were determined as a result of arms-length negotiations and were approved by the Audit and Investment Committees of our Board of Trustees. In management's opinion, the resulting terms reflected fair value for the property based on management's knowledge and experience in the real estate market.

2004 Construction/Development

During 2004, we fully placed into service a new building located in Annapolis Junction, Maryland, a new building located in Lanham, Maryland and a new building located in Chantilly, Virginia.

As of December 31, 2004, we had construction underway on five new buildings in the Baltimore/Washington Corridor, one in Chantilly, Virginia and one in St. Mary’s County, Maryland.  We also had development underway in three new buildings in Annapolis Junction, Maryland and one in Columbia, Maryland.

2004 Dispositions

On April 26, 2004, we sold a land parcel in Columbia, Maryland and a land parcel in Linthicum, Maryland for $9,600.  We issued to the buyer a $5,600 mortgage loan bearing interest at 5.5% and a maturity date of July 2005; the balance of the acquisition was in the form of cash from the buyer.  Upon completion of the sale, we entered into an agreement with the buyer to lease the land parcels for an aggregate monthly payment of $10 beginning July 1, 2004 until April 30, 2005, at which time the rent reduces to $1 per month until 2079.  The buyer in this transaction had an option to contribute the two land parcels into our Operating Partnership between January 1, 2005 and February 28, 2005 in exchange for extinguishment of the $5,600 mortgage loan with us and $4,000 in common units in our Operating Partnership; the buyer in the transaction exercised its option in February 2005 and, as a result, the debt from us will be extinguished and it will receive 154,440 units in the Operating Partnership in March 2005.  We accounted for this transaction using the financing method of accounting; as a result, the transaction was not recorded as a sale and the $4,000 in net proceeds received from the buyer is included in other liabilities on our Consolidated Balance Sheet as of December 31, 2004.

2003 Acquisitions

We acquired the following office properties in 2003:

Project Name	Location	Date of Acquisition	Number of Buildings	Total Rentable Square Feet	Initial Cost

2500 Riva Road	Annapolis, MD	4/4/2003	1	155,000	$18,038
13200 Woodland Park Drive	Herndon, VA	6/2/2003	1	404,665	71,449
Dulles Tech	Herndon, VA	7/25/2003	2	166,821	27,036
Ridgeview	Chantilly, VA	7/25/2003	3	266,993	48,538
				993,479	$165,061

The table below sets forth the allocation of the acquisition costs of these properties:

	2500 Riva Road	13200 Woodland Park Drive	Dulles Tech	Ridgeview	Total
Land	$2,791	$10,428	$4,310	$6,622	$24,151
Building and improvements	12,145	49,475	17,777	31,427	110,824
Intangible assets on real estate acquisitions	3,102	11,546	4,949	10,489	30,086
Total acquisition cost	$18,038	$71,449	$27,036	$48,538	$165,061

During 2003, we acquired a 108-acre land parcel from an affiliate of Constellation Real Estate, Inc. (“Constellation”).  The land parcel is located adjacent to an office park that we own in Annapolis Junction, Maryland.  We completed the acquisition in two phases for a total cost of $30,094, of which $25,668 was financed by seller-provided mortgage loans bearing interest at 3%.  Since we considered the interest rate on these loans to be below the market rate for similar loans, we discounted the recorded amounts for the acquisition and mortgage loans by $2,075. Under an agreement that was terminated on March 5, 2002, Constellation nominated two members for election to our Board of Trustees; these members still served on our Board of Trustees as of December 31, 2003.  The terms of the land parcel acquisition were determined as a result of arm’s-length negotiations.  In our opinion, the resulting terms reflected fair value for the property based on management’s knowledge and experience in the real estate market.

On November 14, 2003, we acquired from Constellation another parcel of land adjacent to the office park discussed above in Annapolis Junction, Maryland for $1,658.

In December 2003, we acquired three office properties and a land parcel through the purchase of our joint venture partners’ interests in two of our real estate joint ventures.  These acquisitions are discussed in Note 5.

2003 Construction/Development

During 2003, a 123,743 square foot building that was partially operational at the beginning of the year became fully operational.  This building is located in Columbia, Maryland.

2003 Dispositions

On January 31, 2003, we contributed a developed land parcel into a real estate joint venture called NBP 220, LLC (“NBP 220”) and subsequently received a $4,000 distribution.  Upon completion of this transaction, we owned a 20% interest in NBP 220.  Since we had the option to acquire our joint venture partner’s interest, we accounted for the transaction under the financing method of accounting (see Note 2).  On September 10, 2004, we acquired the membership interest of our joint venture partner in NBP 220 for $4,928.

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

5.                                      Investments in and Advances to Unconsolidated Real Estate Joint Ventures

Our investments in and advances to unconsolidated real estate joint ventures accounted for using the equity method of accounting included the following:

	Balance at December 31,		Date		Nature of	Total Assets at	Maximum Exposure
	2004	2003	Acquired	Ownership	Activity	12/31/04	to Loss (1)
Route 46 Partners, LLC	$1,201	$1,055	3/14/03	20%	Operating building (2)	$23,003	$1,621
Gateway 70 LLC	—	3,017	4/5/01	See Below	Developing land parcel (3)	N/A	N/A
MOR Forbes 2 LLC	—	735	12/24/02	See Below	Operating building (4)	N/A	N/A
MOR Montpelier 3 LLC	—	455	2/21/02	See Below	Developing land parcel (5)	N/A	N/A
	$1,201	$5,262				$23,003	$1,621

(1)          Derived from the sum of our investment balance, loan guarantees (based on maximum loan balance) and maximum additional unilateral capital contributions and loans required from us.  Not reported above are additional amounts that we and our partners are required to fund when needed by these joint ventures; these funding requirements are proportional to our ownership percentage.

(2)          This joint venture’s property is located in Fairfield, New Jersey.

(3)          This joint venture’s property is located in Columbia, Maryland.

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

As discussed in Note 2, we adopted FIN 46(R) effective March 31, 2004 for VIEs created prior to February 1, 2003.  Upon this adoption, we began using the consolidation method of accounting for the following joint ventures that had previously been accounted for using either the equity or financing methods of accounting:

	Date Acquired	Ownership % at 12/31/04	Nature of Activity	Total Assets at 12/31/04	Collateralized Assets at 12/31/04
NBP 220, LLC	1/31/03	100%	Operating building (1)	$34,826	$33,101
MOR Forbes 2 LLC	12/24/02	50%	Operating building (2)	4,637	4,154
Gateway 70 LLC	4/5/01	80%	Developing land parcel (3)	4,510	—
MOR Montpelier 3 LLC	2/21/02	50%	Developing land parcel (4)	947	—
				$44,920	$37,255

(1)          This joint venture’s property is located in Annapolis Junction, Maryland.  Our ownership was 20% until we acquired the remaining interest on September 10, 2004.  The building was placed into service in September 2004.

(2)          This joint venture’s property is located in Lanham, Maryland.  The recently constructed building became 100% operational in August 2004.

(3)          This joint venture’s property is located in Columbia, Maryland.

(4)          This joint venture’s property is located in Laurel, Maryland.

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

Our commitments and contingencies pertaining to our real estate joint ventures are disclosed in Note 19.  The following table sets forth a condensed balance sheet for our one unconsolidated real estate joint venture:

	December 31,
	2004	2003
Commercial real estate property	$21,567	$30,594
Other assets	1,436	1,981
Total assets	$23,003	$32,575

Liabilities	$14,727	$18,687
Owners’ equity	8,276	13,888
Total liabilities and owners’ equity	$23,003	$32,575

The following table sets forth a condensed combined statement of operations for our one unconsolidated real estate joint venture for the year ended December 31, 2004:

Revenues	$3,054
Property operating expenses	(1,461)
Interest expense	(847)
Depreciation and amortization expense	(514)
Net income	$232

6.             Investments in and Advances to Other Unconsolidated Entities

Our investments in and advances to other unconsolidated entities included the following:

	Balance at December 31,		Date	Ownership % at	Investment Accounting
	2004	2003	Acquired	12/31/04	Method
TractManager, Inc. (1)	$1,621	$1,621	Various 2000	5%	Cost

(1)          TractManager, Inc. developed an Internet-based contract imaging and management system which it sells to real estate owners and healthcare providers.

7.             Intangible Assets on Real Estate Acquisitions

Intangible assets on real estate acquisitions consisted of the following:

	December 31,
	2004	2003
Lease-up value	$65,638	$46,613
Lease to market value	9,595	7,819
Lease cost portion of deemed cost avoidance	8,700	5,294
Market concentration premium	1,333	1,333
Subtotal	85,266	61,059
Accumulated amortization	(17,706)	(5,367)
Intangible assets on real estate acquisitions, net	$67,560	$55,692

8.             Deferred Charges

Deferred charges consisted of the following:

	December 31,
	2004	2003
Deferred leasing costs	$33,302	$20,712
Deferred financing costs	16,996	13,263
Goodwill	1,853	1,880
Deferred other	155	155
	52,306	36,010
Accumulated amortization	(24,664)	(18,287)
Deferred charges, net	$27,642	$17,723

9.             Mortgage and Other Loans Payable

Mortgage and other loans payable consisted of the following:

	Maximum				Scheduled
	Amount	Carrying Value at			Maturity
	Available at	December 31,			Dates at
	December 31, 2004	2004	2003	Stated Interest Rates	December 31, 2004
Credit Facilities
Wachovia Bank, N.A. Revolving Credit Facility	$300,000	$203,600	$—	LIBOR + 1.25% to 1.55% (1)	March 2007 (2)
Wachovia Bank, N.A. Line of Credit	N/A	—	18,900	LIBOR + 1.90%	N/A
Bankers Trust Revolving Credit Facility	N/A	—	12,775	LIBOR + 1.75%	N/A
	$300,000	203,600	31,675
Mortgage Loans
Fixed rate mortgage loans (3)	N/A	737,380	547,174	0.00% — 9.48% (4)	2005 - 2025 (5)
Variable rate construction loan facilities	$77,832	35,316	29,247	LIBOR + 1.55% to 2.20%	2005 - 2007 (2)
Other variable rate mortgage loans	N/A	45,124	129,236	LIBOR + 1.20% to 2.00%	2005 - 2007 (2)
Total variable rate mortgage loans		817,820	705,657

Note payable
Unsecured seller note	N/A	1,268	1,366	5.95%	May 2007

Total mortgages and other loans payable		$1,022,688	$738,698

(1)        The LIBOR interest rate in effect on our LIBOR-based variable rate loans ranges from 2.36% to 2.42% at December 31, 2004 and from 1.12% to 1.17% at December 31, 2003.

(2)        At December 31, 2004, a total of $261.4 million in loans scheduled to mature in 2007 that are included in these lines may be extended for a one-year period, subject to certain conditions.

(3)        Several of the fixed rate mortgages carry interest rates that were above or below market rates upon assumption and therefore are recorded at their fair value based on applicable effective interest rates.  The carrying values of these loans reflect a net premium totaling $1,569.

(4)        The weighted average interest rate on these loans is 6.15% at December 31, 2004 and 6.25% at December 31, 2003.

(5)        A loan with a balance of $11.0 million at December 31, 2004 that matures in 2025 is subject to a call date of October 2010.

We have guaranteed the repayment of $334.6 million of the mortgage and other loans set forth above as of December 31, 2004.

In the case of each of our mortgage and construction loans, we have pledged certain of our real estate assets as collateral.  As of December 31, 2004, substantially all of our real estate properties were collateralized on loan obligations.  Certain of our mortgage loans require that we comply with a number of restrictive financial covenants, including adjusted consolidated net worth, minimum property interest coverage, minimum property hedged interest coverage, minimum consolidated interest coverage, maximum consolidated unhedged floating rate debt and maximum consolidated total indebtedness.  As of December 31, 2004, we were in compliance with these financial covenants.

Our mortgage loans mature on the following schedule (excluding extension options):

2005	$60,026
2006	78,904
2007	349,235
2008	155,003
2009	60,769
Thereafter	317,182
Total	$1,021,119	(1)

(1)   Represents principal maturities only and therefore excludes net premiums of $1,569.

We estimate that the fair value of our mortgage and other loans was $1,037,100 at December 31, 2004 and $771,367 at December 31, 2003.

Weighted average borrowings under our secured revolving credit facility with Wachovia Bank, National Association totaled $142,043 in 2004.  The weighted average interest rate on this credit facility totaled 3.13% in 2004.

Weighted average borrowings under our secured revolving credit facility with Bankers Trust Company totaled $3,607 in 2004 and $88,636 in 2003.  The weighted average interest rate on this credit facility totaled 3.01% in 2004 and 3.06% in 2003.

The amount available under our secured revolving credit facility with Wachovia Bank, National Association is generally computed based on 60% of the appraised value of properties pledged as collateral for this loan.  As of December 31, 2004, the maximum amount available under this line of credit totaled $300,000, of which $96,400 was unused.

We capitalized interest costs of $5,112 in 2004, $2,846 in 2003, and $3,091 in 2002.

10.          Derivatives

The following table sets forth our derivative contracts and their respective fair values:

					Fair value at December 31,
Nature of Derivative	Notional Amount in (millions)	One-Month LIBOR base	Effective Date	Expiration Date	2004	2003
Interest rate swap	$50.0	2.308%	1/2/2003	1/3/2005	$—	$(467)
Interest rate swap	50.0	1.520%	1/7/2003	1/2/2004	—	—
Total					$—	$(467)

We have designated each of these derivatives as cash flow hedges.  All of these derivatives are hedging the risk of changes in interest rates on certain of our one-month LIBOR-based variable rate borrowings.  At December 31, 2004, our outstanding interest rate swaps were considered highly effective cash flow hedges under SFAS 133.

The table below sets forth our accounting application of changes in derivative fair values:

	For the years ended December 31,
	2004	2003	2002
Increase (decrease) in fair value applied to AOCL (1) and minority interests	$390	$104	$3,285
Increase (decrease) in fair value recognized as gain (2)	77	(77)	2

(1)          AOCL is defined in Note 3.

(2)          Represents hedge ineffectiveness and is included in interest expense on our Consolidated Statements of Operations.

11.                               Shareholders’ Equity

Preferred Shares

Preferred shares of beneficial interest (“preferred shares”) consisted of the following:

	December 31,
	2004	2003
1,725,000 designated as Series B Cumulative Redeemable Preferred Shares of beneficial interest (no shares issued and outstanding at December 31, 2004 and 1,250,000 shares issued and outstanding with an aggregate liquidation preference of $31,250 at December 31, 2003)	$—	$13
544,000 designated as Series D Cumulative Convertible Redeemable Preferred Shares of beneficial interest (no shares issued and outstanding at December 31, 2004 and 544,000 shares issued and outstanding with an aggregate liquidation preference of $13,600 at December 31, 2003)	—	5
1,265,000 designated as Series E Cumulative Redeemable Preferred Shares of beneficial interest (1,150,000 shares issued with an aggregate liquidation preference of $28,750 at December 31, 2004 and 2003)	11	11
1,425,000 designated as Series F Cumulative Redeemable Preferred Shares of beneficial interest (1,425,000 shares issued with an aggregate liquidation preference of $35,625 at December 31, 2004 and 2003)	14	14
2,200,000 designated as Series G Cumulative Redeemable Preferred Shares of beneficial interest (2,200,000 shares issued with an aggregate liquidation preference of $55,000 at December 31, 2004 and 2003)	22	22
2,000,000 designated as Series H Cumulative Redeemable Preferred Shares of beneficial interest (2,000,000 shares issued with an aggregate liquidation preference of $50,000 at December 31, 2004 and 2003)	20	20
Total preferred shares	$67	$85

Set forth below is a summary of additional information pertaining to our preferred shares of beneficial interest:

Series of Preferred Share of Beneficial Interest	# of Shares Issued	Month of Issuance	Annual Dividend Yield (1)	Annual Dividend Per Share	Earliest Redemption Date
Series B (2)	1,250,000	July 1999	10.000%	$2.50000	N/A
Series D (3)	544,000	January 2001	4.000%	1.00000	N/A
Series E	1,150,000	April 2001	10.250%	2.56250	7/15/06
Series F	1,425,000	September 2001	9.875%	2.46875	10/15/06
Series G	2,200,000	August 2003	8.000%	2.00000	8/11/08
Series H	2,000,000	December 2003	7.500%	1.87500	12/18/08

(1)   Yield computed based on $25 per share redemption price.

(2)   This series was redeemed in July 2004.

(3)   This series was converted in February 2004.

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

On February 11, 2004, the holder of the Series D Preferred Shares exercised its right to cause us to convert the shares into common shares on the basis of 2.2 common shares for each Series D Preferred Share, resulting in the issuance of 1,196,800 common shares.

On July 15, 2004, we redeemed the Series B Preferred Shares for a redemption price of $31,250.  At the completion of this transaction, we recognized a $1,813 decrease to net income available to common shareholders pertaining to the original issuance costs we incurred on the shares.

Common Shares

On May 27, 2003, we sold 5,290,000 common shares in an underwritten public offering at a net price of $15.03 per share.  We contributed the net proceeds from the sale to our Operating Partnership in exchange for 5,290,000 common units.

On April 23, 2004, we sold 2,750,000 common shares in an underwritten public offering at a net price of $21.243 per share.  We contributed the net proceeds totaling approximately $58,200 to our Operating Partnership in exchange for 2,750,000 common units.

On September 28, 2004, we sold 2,283,600 common shares in an underwritten public offering at a net price of $25.10 per share.  We contributed the net proceeds totaling approximately $57,200 to our Operating Partnership in exchange for 2,283,600 common units.

Over the three years ended December 31, 2004, common units in our Operating Partnership were converted into common shares on the basis of one common share for each common unit in the amount of 326,108 in 2004, 119,533 in 2003 and 617,510 in 2002.

We issued common shares to certain employees totaling 99,935 in 2004 and 119,324 in 2003.  All of these share issuances are subject to forfeiture restrictions that lapse annually throughout their respective terms as the employees remain employed by us.  Forfeiture restrictions lapsed on common shares issued to employees in the amount of 113,478 in 2004, 49,073 in 2003 and 72,659 in 2002.

Over the three years ended December 31, 2004, we issued common shares in connection with the exercise of share options totaling 784,398 in 2004, 262,278 in 2003 and 255,692 in 2002.

The table below sets forth activity in the AOCL component of shareholders’ equity:

	For the years ended December 31,
	2004	2003	2002
Beginning balance	$(294)	$(349)	$(2,500)
Unrealized gain on interest rate swaps, net of minority interests	294	55	2,151
Ending balance	$—	$(294)	$(349)

The table below sets forth our comprehensive income

	For the years ended December 31,
	2004	2003	2002
Net income	$37,032	$30,877	$23,301
Unrealized gain on interest rate swaps, net of minority interests	294	55	2,151
Total comprehensive income	$37,326	$30,932	$25,452

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

The following table summarizes share option transactions under the plans described above:

	Shares	Range of Exercise Price per Share	Weighted Average Exercise Price per Share
Outstanding at December 31, 2001	2,899,583	$5.25 - $12.25	$8.79
Granted – 2002	856,303	$10.58 - $14.30	$12.18
Forfeited – 2002	(194,651)	$7.63 - $11.87	$8.99
Exercised – 2002	(255,692)	$5.25 - $10.58	$8.32
Outstanding at December 31, 2002	3,305,543	$5.25 - $14.30	$9.69
Granted – 2003	174,740	$13.47 - $18.08	$15.53
Forfeited – 2003	(15,979)	$7.63 - $13.69	$11.52
Exercised – 2003	(262,278)	$7.63 - $14.30	$9.39
Outstanding at December 31, 2003	3,202,026	$5.25 - $14.30	$10.03
Granted – 2004	290,450	$15.93 - $28.69	$22.30
Forfeited – 2004	(20,994)	$8.63 - $25.05	$17.81
Exercised – 2004	(784,398)	$5.63 - $17.25	$9.57
Outstanding at December 31, 2004	2,687,084	$5.38 - $28.69	$11.43
Available for future grant at December 31, 2004	1,067,861
Exercisable at December 31, 2002	1,768,919	$5.25 - $14.30	$9.37
Exercisable at December 31, 2003	1,986,464	(1)	$9.64
Exercisable at December 31, 2004	1,617,080	(2)	$10.26

(1)        432,183 of these options had an exercise price ranging from $5.25 to $7.99, 1,089,165 had an exercise price ranging from $8.00 to $10.99 and 465,116 had an exercise price ranging from $11.00 to $14.30.

(2)        312,650 of these options had an exercise price ranging from $5.38 to $7.99, 704,238 had an exercise price ranging from $8.00 to $10.99 and 600,192 had an exercise price ranging from $11.00 to $18.08.

The weighted average remaining contractual life of the options at December 31, 2004 was approximately 6 years.

A summary of the weighted average grant-date fair value per option granted is as follows:

	For the Years Ended December 31,
	2004	2003	2002

Weighted average grant-date fair value	$2.18	$1.34	$1.13
Weighted average grant-date fair value-exercise price equals market price on grant-date	$2.15	$1.30	$1.11
Weighted average grant-date fair value-exercise price exceeds market price on grant-date	$1.65	$1.16	$1.01
Weighted average grant-date fair value-exercise price less than market price on grant-date	$2.24	$1.62	$1.41

13.          Related Party Transactions

The table below sets forth revenues earned and costs incurred in our transactions with related parties:

	For the Years Ended December 31,
	2004	2003	2002

Rental revenue earned from Constellation	$—	$—	$56

Interest income earned from unconsolidated real estate joint venture	$—	$—	$126

Other fee revenue earned from unconsolidated real estate joint ventures	$219	$351	$158

During the reporting periods, we acquired properties from Constellation. We also acquired a land parcel from a seller in which certain of our Trustees and officers own partnership interests. Both of these transactions are described in Note 4.

Baltimore Gas and Electric Company (“BGE”), an affiliate of Constellation, provided utility services to most of our properties in the Baltimore/Washington Corridor during each of the last three years.

14.          Operating Leases

We lease our properties to tenants under operating leases with various expiration dates extending to the year 2018.  Gross minimum future rentals on noncancelable leases at December 31, 2004 were as follows:

For the Years Ended December 31,
2005	$201,441
2006	180,096
2007	156,117
2008	131,887
2009	106,330
Thereafter	322,448
Total	$1,098,319

We consider a lease to be noncancelable when a tenant (1) may not terminate its lease obligation early or (2) may terminate its lease obligation early in exchange for a fee or penalty that we consider material enough such that termination would be highly unlikely.

15.          Supplemental Information to Statements of Cash Flows

	For the Years Ended December 31,
	2004	2003	2002
Interest paid, net of capitalized interest	$43,717	$39,898	$38,866
Supplemental schedule of non-cash investing and financing activities:
Consolidation of real estate joint ventures in connection with adoption of FIN 46R:
Operating properties	$2,176	$—	$—
Projects under construction or development	17,959	—	—
Investments in and advances to unconsolidated real estate joint ventures	(3,957)	—	—
Restricted cash	10	—	—
Accounts receivable, net	145	—	—
Deferred rent receivable	7	—	—
Deferred charges, net	1,026	—	—
Prepaid and other assets	(3,263)	—	—
Mortgage and other loans payable	(10,171)	—	—
Accounts payable and accrued expenses	(2,737)	—	—
Rents received in advance and security deposits	(347)	—	—
Other liabilities	4,650	—	—
Minority interests-other consolidated real estate entities	(5,498)	—	—
Net adjustment	$—	$—	$—
Purchase/adjustment of commercial real estate properties by acquiring joint venture partner interests:
Operating properties	$(83)	$25,400	$—
Investments in and advances to unconsolidated real estate joint ventures	83	(10,634)	—
Accounts receivable, net	—	152	—
Deferred rent receivable	—	134	—
Deferred costs	—	1,902	—
Prepaid and other assets	—	68	—
Mortgage and other loans payable	—	(16,470)	—
Accounts payable and accrued expenses	—	(370)	—
Rents received in advance and security deposits	—	(120)	—
Other liabilities	—	(62)	—
Cash from purchase	$—	$—	$—
Debt assumed in connection with acquisitions	$120,817	$16,917	$36,040
Notes receivable assumed upon sales of real estate	$—	$—	$2,326
Investment in real estate joint venture obtained with disposition property	$—	$2,300	$—
Increase (decrease) in accrued capital improvements and leasing costs	$17,234	$4,670	$(1,408)
Increase in other accruals associated with investment activities	$—	$351	$—
Amortization of discounts and premiums on mortgage loan to commercial real estate properties	$925	$445	$—
Accretion of other liability to commercial real estate properties	$147	$503	$—
Increase (decrease) in fair value of derivatives applied to AOCL and minority interests	$390	$(104)	$3,285
Issuance of preferred units in the Operating Partnership in connection with acquisition of real estate	$8,800	$—	$—
Adjustments to minority interests resulting from changes in ownership of Operating Partnership by COPT	$19,360	$6,697	$5,970
Dividends/distribution payable	$14,713	$12,098	$9,794
Decrease in minority interests and increase in shareholders’ equity in connection with the conversion of common units into common shares	$8,041	$2,066	$8,623
Conversion of preferred shares adjusted to common shares and paid in capital	$12	$—	$—
Issuance of restricted shares	$2,271	$—	$—

16.          Information by Business Segment

We have seven primary office property segments: Baltimore/Washington Corridor, Northern Virginia, Greater Philadelphia, St. Mary’s and King George Counties, Northern/Central New Jersey, Suburban Maryland and Greater Harrisburg.

The table below reports segment financial information.  The reportable segments include, when applicable, properties classified as discontinued operations because these properties are included in the measure of profit reviewed by management.  Our segment entitled “Other” includes assets and operations not specifically associated with the other defined segments, including elimination entries required in consolidation.  We measure the performance of our segments based on total revenues less property operating expenses, a measure we define as net operating income (“NOI”).  We believe that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations that is unaffected by depreciation, amortization, financing and general and administrative expenses; this measure is particularly useful in our opinion in evaluating the performance of geographic segments, same-office property groupings and individual properties.

	Baltimore/ Washington Corridor	Northern Virginia	Greater Philadelphia	St. Mary’s & King George Counties	Northern/ Central New Jersey	Suburban Maryland	Greater Harrisburg	Other	Total
Year ended December 31, 2004
Revenues	$105,945	$48,701	$10,025	$5,483	$18,793	$8,924	$8,855	$7,847	$214,573
Property operating expenses	33,246	14,323	165	1,327	5,362	3,378	2,874	2,378	63,053
NOI	$72,699	$34,378	$9,860	$4,156	$13,431	$5,546	$5,981	$5,469	$151,520
Commercial real estate property expenditures	$110,313	$148,400	$1,176	$90,214	$2,063	$27,460	$509	$17,815	$397,950
Segment assets at December 31, 2004	$773,602	$421,434	$101,042	$96,413	$85,110	$70,152	$68,126	$116,147	$1,732,026

Year ended December 31, 2003
Revenues	$95,796	$30,398	$10,025	$—	$15,643	$6,722	$9,897	$6,852	$175,333
Property operating expenses	29,289	9,186	134	—	5,579	2,674	2,707	2,489	52,058
NOI	$66,507	$21,212	$9,891	$—	$10,064	$4,048	$7,190	$4,363	$123,275
Commercial real estate property expenditures	$85,175	$125,188	$663	$—	$675	$1,015	$502	$1,519	$214,737
Segment assets at December 31, 2003	$683,030	$263,524	$102,219	$—	$84,435	$42,228	$69,376	$87,264	$1,332,076

Year ended December 31, 2002
Revenues	$86,830	$14,250	$10,025	$—	$18,991	$7,994	$9,553	$6,661	$154,304
Property operating expenses	24,723	5,463	151	—	6,925	3,193	2,562	2,270	45,287
NOI	$62,107	$8,787	$9,874	$—	$12,066	$4,801	$6,991	$4,391	$109,017
Commercial real estate property expenditures	$80,863	$46,977	$563	$—	$1,095	$24,669	$956	$932	$156,055
Segment assets at December 31, 2002	$598,561	$115,243	$103,686	$—	$106,928	$59,738	$70,431	$84,134	$1,138,721

The following table reconciles our segment revenues and property operating expenses to total revenues and operating expenses as reported on our Consolidated Statements of Operations:

	For the years ended December 31,
	2004	2003	2002
Segment revenues	$214,573	$175,333	$154,304
Construction contract revenues	25,018	28,865	826
Other service operations revenues	3,885	2,875	3,851
Less: revenues from discontinued real estate operations	—	(910)	(3,969)
Total revenues	$243,476	$206,163	$155,012

Segment property operating expenses	$63,053	$52,058	$45,287
Less: property expenses from discontinued real estate operations	—	(359)	(1,358)
Total property operating expenses	$63,053	$51,699	$43,929

The following table reconciles our NOI for reportable segments to income from continuing operations as reported on our Consolidated Statements of Operations:

	For the years ended December 31,
	2004	2003	2002
NOI for reportable segments	$151,520	$123,275	$109,017
Construction contract revenues	25,018	28,865	826
Other service operations revenues	3,885	2,875	3,851
(Loss) gain on sales of real estate, excluding discontinued operations	(150)	472	2,564
Equity in loss of unconsolidated entities	(88)	(98)	(402)
Income tax (expense) benefit	(795)	169	347
Less:
Depreciation and other amortization associated with real estate operations	(51,904)	(37,122)	(30,859)
Construction contract expenses	(23,733)	(27,483)	(789)
Other service operations expenses	(3,263)	(3,450)	(4,192)
General and administrative expenses	(10,938)	(7,893)	(6,697)
Interest expense	(44,263)	(41,079)	(39,065)
Amortization of deferred financing costs	(2,431)	(2,767)	(2,501)
Minority interests	(5,826)	(6,759)	(7,461)
NOI from discontinued operations	—	(551)	(2,611)
Income from continuing operations	$37,032	$28,454	$22,028

We did not allocate (loss) gain on sales of real estate, interest expense, amortization of deferred financing costs and depreciation and other amortization to segments since they are not included in the measure of segment profit reviewed by management.  We also did not allocate construction contract revenues, other service operations revenues, construction contract expenses, other service operations expenses, equity in loss of unconsolidated real estate joint ventures, general and administrative expense, income taxes and minority interests because these items represent general corporate items not attributable to segments.

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

The differences between taxable income reported on our income tax return (estimated 2004 and actual 2003 and 2002) and net income as reported on our Consolidated Statements of Operations are set forth below (unaudited):

	For the Years Ended December 31,
	2004	2003	2002
	(Estimated)

Net income	$37,032	$30,877	$23,301
Adjustments:
Rental revenue recognition	(5,936)	(4,297)	(62)
Compensation expense recognition	(10,268)	(1,194)	(171)
Operating expense recognition	(57)	(214)	51
Gain on sales of properties	150	(1,531)	(731)
Interest income	—	—	25
Losses from service operations	(1,971)	458	867
Income tax expense (benefit)	795	(169)	(347)
Income (loss) from cost method investments	—	116	(701)
Depreciation and amortization	11,818	1,232	(252)
Earnings from unconsolidated real estate joint ventures	65	(87)	(960)
Minority interests, gross	6,149	1,787	389
Other	(67)	103	26
Taxable income	$37,710	$27,081	$21,435

For Federal income tax purposes, dividends to shareholders may be characterized as ordinary income, capital gains or return of capital.  The characterization of dividends declared on our common shares during each of the last three years was as follows:

	For the Years Ended December 31,
	2004	2003	2002
Ordinary income	67.4%	68.6%	59.5%
Return of capital	32.6%	27.6%	31.2%
Long term capital gain	0.0%	3.8%	9.3%

The dividends declared on our preferred shares during each of the last three years were all characterized as ordinary income.  We distributed all of our REIT taxable income in 2002, 2003 and 2004 and, as a result, did not incur Federal income tax in those years on such income.

COMI is subject to Federal and state income taxes.  COMI had income (losses) before income taxes under GAAP of $1,971 in 2004, ($458) in 2003 and ($910) in 2002.  COMI recognized an income tax (expense) benefit on these losses of  ($795) in 2004, $169 in 2003 and $347 in 2002.  COMI’s provision for income tax consisted of the following:

	For the years ended December 31,
	2004	2003	2002
Current
Federal	$—	$—	$182
State	—	—	39
	—	—	221
Deferred
Federal	(654)	139	104
State	(141)	30	22
	(795)	169	126
Total	$(795)	$169	$347

A reconciliation of COMI’s Federal statutory rate of 35% to the effective tax rate for income tax reported on our Statements of Operations is set forth below:

	For the years ended December 31,
	2004	2003	2002
Income taxes at U.S. statutory rate	35.0%	35.0%	35.0%
State and local, net of U.S. Federal tax benefit	4.6%	4.2%	4.4%
Other	0.7%	(2.6)%	(1.5)%
Effective tax rate	40.3%	36.6%	37.9%

Items contributing to temporary differences that lead to deferred taxes include net operating losses that are not deductible until future periods, depreciation and amortization, certain accrued compensation and compensation paid in the form of contributions to a deferred nonqualified compensation plan.

We are subject to certain state and local income and franchise taxes.  The expense associated with these state and local taxes is included in general and administrative expense on our Consolidated Statements of Operations.  We did not separately state these amounts on our Consolidated Statements of Operations because they are insignificant.

18.                               Discontinued Operations

Income from discontinued operations includes revenues and expenses associated with an operating property located in Oxon Hill, Maryland which was sold in March 2003.  The table below sets forth the components of income from discontinued operations:

	For the years ended December 31,
	2003	2002
Revenue from real estate operations	$910	$3,969
Expenses from real estate operations:
Property operating expenses	359	1,358
Depreciation and amortization	19	481
Interest expense	100	291
Expenses from real estate operations	478	2,130
Earnings from real estate operations before gain on sale of real estate and minority interests	432	1,839
Gain on sale of real estate	2,995	—
Income from discontinued operations before minority interests	3,427	1,839
Minority interests in discontinued operations	(1,004)	(566)
Income from discontinued operations, net of minority interests	$2,423	$1,273

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

Acquisitions

As of December 31, 2004, we were under contract to acquire a land parcel in Linthicum, Maryland for $841.

As of December 31, 2004, we were also under contract to acquire a leasehold interest in a property in Washington County, Maryland for $9,000, subject to potential future reductions ranging from $750 to $4,000; the amount of such decrease will be determined based on defined levels of job creation resulting from the future development of the property taking place.  Upon completion of this acquisition, we will be obligated to incur $7,500 in development and construction costs for the land parcel over approximately five years.

Joint Ventures

We may be required to make additional unilateral capital contributions to Route 46 Partners, LLC of up to $320 to fund our partners’ preferred return.  We may also be required to fund leasing commissions associated with leasing space in this joint venture’s building to the extent such commissions exceed a defined amount; we do not expect that any such funding, if required, will be material to us.  In addition, we agreed to unilaterally loan the joint venture an additional $100 in the event that funds are needed by the entity.

We may need to make our share of additional investments in our real estate joint ventures (generally based on our percentage ownership) in the event that additional funds are needed.  In the event that the other members of these joint ventures do not pay their share of investments when additional funds are needed, we may then need to make even larger investments in these joint ventures.

In the three consolidated real estate joint ventures that we owned as of December 31, 2004, we would be obligated to acquire the other members’ interest in each of the joint ventures (20% in the case of one and 50% each in the case of two) if defined events were to occur.  The amount we would need to pay for those membership interests is computed based on the amount that the owners of those interests would receive under the joint venture agreements in the event that office properties owned by the respective joint ventures were sold for a capitalized fair value (as defined in the agreements) on a defined date.  We estimate the aggregate amount we would need to pay for our partners’ membership interests in these joint ventures to be $2,067; however, since the determination of this amount is dependent on the operations of the office properties and none of the properties are both completed and occupied, this estimate is preliminary and could be materially different from the actual obligation.

Office Leases

We are obligated under five operating leases for office space.  Future minimum rental payments due under the terms of these leases as of December 31, 2004 follow:

2005	$616
2006	355
2007	71
2008	62
2009	11
$1,115

Land Leases

We are obligated under leases for two parcels of land, both of which are being held for future development (see the section above entitled “2004 Dispositions”).  These leases provide for monthly rent through April 2079.  Future minimum annual rental payments due under the terms of these leases as of December 31, 2004 follow:

2005	$48
2006	12
2007	12
2008	12
2009	12
Thereafter	832
$928

Other Operating Leases

We are obligated under various leases for vehicles and office equipment.  Future minimum annual rental payments due under the terms of these leases as of December 31, 2004 follow:

2005	$342
2006	275
2007	173
2008	85
2009	9
Thereafter	5
$889

20.          Quarterly data (Unaudited)

	For the Year Ended December 31, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$56,623	$59,962	$60,563	$66,328
Operating income	$22,029	$21,112	$22,888	$24,556
Income from continuing operations	$8,993	$8,843	$9,750	$9,446
Net income	$8,993	$8,843	$9,750	$9,446
Preferred share dividends	(4,456)	(4,435)	(3,784)	(3,654)
Issuance costs associated with redeemed preferred shares	—	—	(1,813)	—
Net income available to common shareholders	$4,537	$4,408	$4,153	$5,792
Basic earnings per share:
Income before discontinued operations	$0.15	$0.13	$0.12	$0.16
Net income available to common shareholders	$0.15	$0.13	$0.12	$0.16
Diluted earnings per share:
Income before discontinued operations	$0.14	$0.13	$0.12	$0.15
Net income available to common shareholders	$0.14	$0.13	$0.12	$0.15

	For the Year Ended December 31, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$45,987	$43,069	$65,251	$51,856
Operating income	$17,791	$18,701	$21,716	$20,308
Income from continuing operations	$5,552	$6,261	$8,571	$8,070
Net income	$7,987	$6,238	$8,582	$8,070
Preferred share dividends	(2,533)	(2,534)	(3,157)	(3,779)
Repurchase of preferred units in excess of recorded book value	—	(11,224)	—	—
Net income (loss) available to common shareholders	$5,454	$(7,520)	$5,425	$4,291
Basic earnings per share:
Income (loss) before discontinued operations	$0.13	$(0.29)	$0.19	$0.15
Net (loss) income available to common shareholders	$0.23	$(0.30)	$0.19	$0.15
Diluted earnings per share:
Income (loss) before discontinued operations	$0.12	$(0.29)	$0.18	$0.14
Net income (loss) available to common shareholders	$0.22	$(0.30)	$0.18	$0.14

21.          Pro Forma Financial Information (Unaudited)

We accounted for our 2003 and 2004 acquisitions using the purchase method of accounting.  We included the results of operations for the acquisitions in our Consolidated Statements of Operations from their respective purchase dates through December 31, 2004.

We prepared our pro forma condensed consolidated financial information presented below as if all of our 2003 and 2004 acquisitions and dispositions of operating properties had occurred at the beginning of the respective periods.  The pro forma financial information is unaudited and is not necessarily indicative of the results that actually would have occurred if these acquisitions and dispositions had occurred at the beginning of the respective periods, nor does it purport to indicate our results of operations for future periods.

	For the years ended December 31,
	2004	2003
	(unaudited)	(unaudited)
Pro forma total revenues	$260,852	$245,604
Pro forma net income	$38,366	$32,244
Pro forma net income available to common shareholders	$20,224	$9,017
Pro forma earnings per common share on net income available to common shareholders
Basic	$0.61	$0.31
Diluted	$0.58	$0.30

22.          Subsequent Events

On January 27, 2005, we purchased a 19-acre land parcel located in Chantilly, Virginia for a purchase price of $7,100.

Management’s Report On Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, and for performing an assessment of the effectiveness of internal control over financial reporting as of December 31, 2004. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and trustees; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management performed an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 based upon criteria in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our assessment, management determined that our internal control over financial reporting was effective as of December 31, 2004 based on the criteria in Internal Control-Integrated Framework issued by the COSO.

Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

Dated: March 16, 2005

/s/ Clay W. Hamlin, III	/s/ Randall M. Griffin	/s/ Roger A. Waesche, Jr.
Clay W. Hamlin, III	Randall M. Griffin	Roger A. Waesche, Jr.
Chief Executive Officer	President and	Executive Vice President and Chief
	Chief Operating Officer	Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of Corporate Office Properties Trust

We have completed an integrated audit of Corporate Office Properties Trust’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Corporate Office Properties Trust and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for the consolidation of variable interest entities as of March 1, 2004.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria.  Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the COSO.  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.  We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, Maryland
March 16, 2005

Market for Registrant’s Common Equity and Related Shareholder Matters

Our common shares trade on the New York Stock Exchange (“NYSE”) under the symbol “OFC.”  The table below shows the range of the high and low sale prices for our common shares as reported on the NYSE, as well as the quarterly common share dividends per share declared.

	Price Range		Dividends
2003	Low	High	Per Share
First Quarter	$13.50	$15.07	$0.220
Second Quarter	14.75	16.96	$0.220
Third Quarter	16.79	19.35	$0.235
Fourth Quarter	18.51	22.40	$0.235

	Price Range		Dividends
2004	Low	High	Per Share
First Quarter	$20.28	$25.05	$0.235
Second Quarter	19.00	25.10	$0.235
Third Quarter	24.09	26.91	$0.255
Fourth Quarter	25.70	29.37	$0.255

The number of holders of record of our shares was 382 as of December 31, 2004.  This number does not include shareholders whose shares are held of record by a brokerage house or clearing agency, but does include any such brokerage house or clearing agency as one record holder.

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